1290 Avenue of the Americas

New York, NY 10104

Richard Goldberger

Lead Director & Associate General Counsel

212-314-2206 (Tel.)

Richard.Goldberger@axa.us.com

June 6, 2019

VIA EDGAR

Mr. Sonny Oh

United States Securities and Exchange Commission

Office of Insurance Products

Division of Investment Management

Mail Stop 8629

Washington, DC 20549-8629

Re: Separate Account No. 70 of AXA Equitable Life Insurance Company (“AXA Equitable”)

Correspondence Filing with respect to the Registration Statement on Form N-4

Retirement Cornerstone 19

File Nos. 333-229766 and 811-22651

Correspondence Filing with respect to the Registration Statement on Form N-4

Retirement Cornerstone 19 Series E

File Nos. 333-229769 and 811-22651

Dear Mr. Oh:

This letter is provided in response to comments provided by telephone on Pre-Effective Amendment No. 2 to each of the above submissions filed by AXA Equitable on May 24, 2019.

We first set forth each specific staff comment and then provide our response. All responses apply to Retirement Cornerstone 19 and Retirement Cornerstone 19 Series E unless not applicable to the latter.

1.	Front Cover Page

Comment 1: The phone numbers in the e-delivery disclosure should be associated specifically with the company.

Response: This disclosure has been amended as requested.

2.	Definition of key terms (page 5)

Comment 2: We recommend that you revise the definitions of GMDB Maximum Roll-up period, GMDB Roll-up period end date, GMIB Maximum Roll-up period and GMIB Roll-up period end date to better reflect the way they are used in the Spousal Continuation section.

Response: As discussed, we respectfully advise that we will review these definitions at a later time.

Comment 3: The prospectus refers to the term “contract maturity date” which is not defined.

Response: The existing definition of “Maturity date” is relabeled as “Contract maturity date” and conforming changes have been made throughout the prospectus.

Comment 4: The definition of RMD needs to be broader.

Response: We have revised the definition.

3.	Key features

Comment 5: Please add a general note that all examples in the Prospectus assume the contract owner is age eligible to fund the referenced guaranteed benefits.

Response: We have added this disclosure.

4.	Contract features and benefits

Comment 6: Please clarify in each place it appears that allocations to the Protected Benefit account variable investment options and amounts in a Special DC program will fund the investor’s GMIB and GMDB starting at age 50.

Response: We have clarified this disclosure. Please note that the age 50 restriction only applies to the “Greater of” GMDB, which can only be elected with the GMIB. The ROP, HAV and RMD WealthGuard GMDBs can be funded at issue if they are elected without the GMIB.

Comment 7: Please confirm that the list of factors used to determine the GMIB annuity purchase factors is complete.

Response: Confirmed.

5.	Guaranteed minimum income benefit (page 40)

Comment 8: Please state explicitly that the GMIB will be automatically added to your contract unless you specifically indicate that you don’t want it.

Response: We have added this disclosure.

Comment 9: Please explain how a decision to drop the GMIB is implemented if a contract owner has made contributions that remain subject to withdrawal charges.

Response: We have added this disclosure.

Comment 10: Under “GMIB benefit base” please clarify the disclosure regarding the impact of withdrawals on the GMIB benefit base after the end of the GMIB Roll-up period.

Response: We have reconciled this disclosure with similar disclosure elsewhere in the prospectus.

Comment 11: Disclose the impact of withdrawals up to the Annual withdrawal amount on the Annual Roll-up amount.

Response: This disclosure has been added.

Comment 12: Please clarify the relationship between the Annual Roll-up rate and Deferral Roll-up rate, specifically as to when and whether the Deferral Roll-up rate will be higher than the Annual Roll-up rate.

Response: Per our discussions, we have revised the disclosure to indicate that these rates may be the same, and that the formulas for calculating the minimum renewal Annual Roll-up rate and Deferral Roll-up rate are the same.

Comment 13: In the “Annual withdrawal amount” section, please revise the references to special dollar cost averaging and Lifetime GMIB payments.

Response: We have made these changes.

Comment 14: Confirm that the no-lapse guarantee is not terminated if poor investment performance or applicable charges contribute to the Protected Benefit account falling to zero.

Response: We have added this disclosure.

Comment 15: Simplify the disclosure in the no-lapse guarantee termination section by clarifying that the first prong is an Excess withdrawal.

Response: We have made this change.

Comment 16: In the “GMIB exercise rules” section, please specify the eligibility rules for contract owners outside the stated ages.

Response: We have revised this section to reflect that the rules for earliest eligibility to exercise the GMIB are the same regardless of the age at which the Protected Benefit account is first funded.

Comment 17: In the “Exercise of GMIB” section, please revise references to “deferral contract”.

Response: We have made these changes.

6.	“Greater of” death benefit

Comment 18: Please reconcile contradictory statements regarding funding of the Highest Anniversary Value and Return of Principal GMDBs with and without the GMIB.

Response: We have revised this disclosure.

7.	Transferring your money among investment options

Comment 19: Please reconcile the general statement regarding the restriction on funding the Protected Benefit account prior to age 50 with the rules regarding the standalone Highest Anniversary Value and Return of Principal GMDBs.

Response: The disclosure has been revised as requested.

8.	Accessing your money

Comment 20: In the “RMDs for contracts with GMIB” section, please expand the disclosure to specify what happens to the GMIB benefit base during the GMIB Roll-up period and the impact of Excess withdrawals.

Response: We have added this disclosure.

9.	Appendices

Comment 21: In Appendix V, please verify that the state variation for Washington DC regarding the free look period is still applicable.

Response: The Washington DC free look variation no longer applies and has been deleted.

10.	Initial and Deferral Annual Roll-up Rate Supplements

Comment 22: Please locate the disclosure regarding the impact of future rate sheet supplements closer to the top of the supplement.

Response: We have made this change.

Comment 23: With respect to the cross reference to the Prospectus appendix containing historical rate information, please state the explicit appendix number for each contract series.

Response: We have made this change.

Please contact the undersigned at (212) 314-2206 if you have any questions or comments.

Very truly yours,

/s/ Richard Goldberger
Richard Goldberger

AXA Equitable Life Insurance Company

RATE SHEET SUPPLEMENT DATED JUNE 17, 2019 TO THE CURRENT PROSPECTUSES FOR:

RETIREMENT CORNERSTONE(R) SERIES 19    RETIREMENT CORNERSTONE(R) SERIES 19
                                       SERIES E

--------------------------------------------------------------------------------

This Rate Sheet Supplement (this "Supplement") updates certain information in the prospectuses and statements of additional information dated June 17, 2019 you received and in any supplements to the prospectuses (collectively, the
"Prospectus"). You should read this Supplement in conjunction with the
Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the
Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

Under the Guaranteed minimum income benefit, we will apply an INITIAL ANNUAL
ROLL-UP RATE during the first seven years of your contract, beginning on the date your contract is issued. For more information, see "Annual Roll-up rate"
in the "Contract features and benefits" section of the Prospectus. The following rate is effective as of JUNE 17, 2019 (the "Rate effective date"):

INITIAL ANNUAL ROLL-UP RATE:   % -- SEE THE "IMPORTANT NOTE FOR OWNERS AGE 49 OR YOUNGER" BELOW.

The Rate effective date of a subsequent Rate Sheet Supplement will be at least
10 days after it is filed. The Rate in this Supplement can be superseded.

If you sign your application on or after the above Rate effective date and we receive your initial contribution during the Rate lock-in period:

..   If a subsequent Rate Sheet Supplement with a lower initial Annual Roll-up rate becomes effective, your initial Annual Roll-up rate will not decrease.

..   If a subsequent Rate Sheet Supplement with a higher initial Annual Roll-up rate becomes effective before we receive your initial contribution, your initial Annual Roll-up rate will increase to match the higher rate.

If your initial contribution is received after the Rate lock-in period ends, the initial Annual Roll-up rate applicable to your contract will be the rate that is in effect on the date your contract is issued.

See "Rate lock-in period" in the "Contract features and benefits" section of the Prospectus. The Rate lock-in period may vary in some states. See "Appendix
V: State contract availability and/or variations of certain features and benefits" in the Prospectus. Once established, the initial Annual Roll-up rate applicable to your contract will not change during the first seven contract years. See "Renewal rates" in the "Contract features and benefits" section of the Prospectus for the Annual Roll-up rate that applies once the initial Annual
Roll-up rate expires.

IMPORTANT NOTE FOR OWNERS AGE 49 OR YOUNGER: Funding of the Guaranteed minimum income benefit and any guaranteed minimum death benefit you elect if you also have the Guaranteed minimum income benefit is only permitted starting at age
50. If you are between the ages of 43 and 49 at the time your contract is issued, the initial Annual Roll-up rate specified in this Supplement will only apply after you attain age 50 for the amount of time then remaining in your first seven contract years. If you are age 42 or younger at the time your contract is issued, the initial Annual Roll-up rate will never apply to your contract.

For information about the initial Annual Roll-up rate applicable to you, please contact the customer service group toll-free at 1-800-789-7771. You can also visit www.axa.us.com to view the current rate. Historical initial Annual
Roll-up rates may be found in Appendix IX to the Prospectus (Series 19) and in
Appendix X to the Prospectus (Series 19E), as well as on the U.S. Securities and Exchange Commission's website (www.sec.gov) by searching for File No.
333-229766 (Series 19) or 333-229769 (Series 19E).

Retirement Cornerstone(R) Series is issued by and is a registered service mark of AXA Equitable Life Insurance Company (AXA Equitable).
Co-distributed by affiliates AXA Advisors, LLC and AXA Distributors, LLC. 1290
                  Avenue of the Americas, New York, NY 10104.

   Copyright 2019 AXA Equitable Life Insurance Company. All rights reserved.

       AXA Equitable Life Insurance Company 1290 Avenue of the Americas
                       New York, NY 10104 (212) 554-1234

    IM-03-19 (5.19)                                        Cat. # 159939 (5.19)
    RC 19/RC 19 Series E NB                                             #691133

AXA Equitable Life Insurance Company

RATE SHEET SUPPLEMENT DATED JUNE 17, 2019 TO THE CURRENT PROSPECTUSES FOR:

RETIREMENT CORNERSTONE(R) SERIES 19    RETIREMENT CORNERSTONE(R) SERIES 19
                                       SERIES E

--------------------------------------------------------------------------------

This Rate Sheet Supplement (this "Supplement") updates certain information in the prospectuses and statements of additional information dated June 17, 2019 you received and in any supplements to the prospectuses (collectively, the
"Prospectus"). You should read this Supplement in conjunction with the
Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the
Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

Under the Guaranteed minimum income benefit, we will apply an INITIAL DEFERRAL
ROLL-UP RATE during the first seven years of your contract, beginning on the date your contract is issued. For more information, see "Deferral Roll-up rate"
in the "Contract features and benefits" section of the Prospectus. The following rate is effective as of JUNE 17, 2019 (the "Rate effective date"):

INITIAL DEFERRAL ROLL-UP RATE:   % -- SEE THE "IMPORTANT NOTE FOR OWNERS AGE 49
OR YOUNGER" BELOW.

The Rate effective date of a subsequent Rate Sheet Supplement will be at least
10 days after it is filed. The Rate in this Supplement can be superseded.

If you sign your application on or after the above Rate effective date and we receive your initial contribution during the Rate lock-in period:

..   If a subsequent Rate Sheet Supplement with a lower initial Deferral Roll-up rate becomes effective, your initial Deferral Roll-up rate will not decrease.

..   If a subsequent Rate Sheet Supplement with a higher initial Deferral
    Roll-up rate becomes effective before we receive your initial contribution, your initial Deferral Roll-up rate will increase to match the higher rate.

If your initial contribution is received after the Rate lock-in period ends, the initial Deferral Roll-up rate applicable to your contract will be the rate that is in effect on the date your contract is issued.

See "Rate lock-in period" in the "Contract features and benefits" section of the Prospectus. The Rate lock-in period may vary in some states. See "Appendix
V: State contract availability and/or variations of certain features and benefits" in the Prospectus. Once established, the initial Deferral Roll-up rate applicable to your contract will not change during the first seven contract years. See "Renewal rates" in the "Contract features and benefits"
section of the Prospectus for the Deferral Roll-up rate that applies once the initial Deferral Roll-up rate expires.

IMPORTANT NOTE FOR OWNERS AGE 49 OR YOUNGER: Funding of the Guaranteed minimum income benefit and any guaranteed minimum death benefit you elect if you also have the Guaranteed minimum income benefit is only permitted starting at age
50. If you are between the ages of 43 and 49 at the time your contract is issued, the initial Deferral Roll-up rate specified in this Supplement will only apply after you attain age 50 for the amount of time then remaining in your first seven contract years. If you are age 42 or younger at the time your contract is issued, the initial Deferral Roll-up rate will never apply to your contract.

For information about the initial Deferral Roll-up rate applicable to you, please contact the customer service group toll-free at 1-800-789-7771. You can also visit www.axa.us.com to view the current rate. Historical initial Deferral
Roll-up rates may be found in Appendix IX to the Prospectus (Series 19) and in
Appendix X to the Prospectus (Series 19E), as well as on the U.S. Securities and Exchange Commission's website (www.sec.gov) by searching for File No.
333-229766 (Series 19) or 333-229769 (Series 19E).

Retirement Cornerstone(R) Series is issued by and is a registered service mark of AXA Equitable Life Insurance Company (AXA Equitable).
Co-distributed by affiliates AXA Advisors, LLC and AXA Distributors, LLC. 1290
                  Avenue of the Americas, New York, NY 10104.

   Copyright 2019 AXA Equitable Life Insurance Company. All rights reserved.

       AXA Equitable Life Insurance Company 1290 Avenue of the Americas
                       New York, NY 10104 (212) 554-1234

    IM-09-19 (5.19)                                        Cat. # 159970 (5.19)
    RC 19/RC 19 Series E NB                                             #720718

Retirement Cornerstone(R) Series 19

A combination variable and fixed deferred annuity contract

PROSPECTUS DATED JUNE 17, 2019

PLEASE READ AND KEEP THIS PROSPECTUS FOR FUTURE REFERENCE. IT CONTAINS
IMPORTANT INFORMATION THAT YOU SHOULD KNOW BEFORE PURCHASING OR TAKING ANY
OTHER ACTION UNDER YOUR CONTRACT. THIS PROSPECTUS SUPERCEDES ALL PRIOR
PROSPECTUSES AND SUPPLEMENTS. YOU SHOULD READ THE PROSPECTUSES FOR EACH TRUST,
WHICH CONTAIN IMPORTANT INFORMATION ABOUT THE PORTFOLIOS.

--------------------------------------------------------------------------------

WHAT IS THE RETIREMENT CORNERSTONE(R) SERIES 19?

The Retirement Cornerstone(R) Series 19 ("Retirement Cornerstone(R) 19") are
deferred annuity contracts issued by AXA Equitable Life Insurance Company. This
Prospectus only describes Retirement Cornerstone(R) Series B ("Series B"), and
Retirement Cornerstone(R) Series CP(R) ("Series CP(R)"). The contracts provide for the accumulation of retirement savings and for income. The contracts offer income and death benefit protection as well. They also offer a number of payout options. You invest to accumulate value on a tax-deferred basis in one or more of our "investment options": (i) variable investment options, (ii) the guaranteed interest option, or (iii) the account for special dollar cost averaging or the account for special money market dollar cost averaging
(together, the "Special DCA programs")./()/

For Series CP(R) contracts, we allocate credits and, under certain circumstances, the Earnings bonus to your Total account value. Under the Series
CP(R) contracts, a portion of the withdrawal charge and contract fee are used to recover the cost of providing the Credit. The charge associated with the
Credit may, over time, exceed the sum of the Credit and related earnings.
Expenses for a contract with a Credit may be higher than expenses for a contract without a Credit.

This Prospectus is a disclosure document and describes all of the contract's material features, benefits, rights and obligations, as well as other information. The description of the contract's material provisions in this
Prospectus is current as of the date of this Prospectus. If certain material provisions under the contract are changed after the date of this Prospectus in accordance with the contract, those changes will be described in a supplement to this Prospectus. You should carefully read this Prospectus in conjunction with any applicable supplements. WHEN DELIVERED IN CONNECTION WITH THE SALE OF
A NEW RETIREMENT CORNERSTONE(R) 19 CONTRACT, THIS PROSPECTUS MUST BE
ACCOMPANIED BY THE APPLICABLE RATE SHEET SUPPLEMENTS THAT SPECIFIES THE CURRENT
INITIAL ANNUAL ROLL-UP AND DEFERRAL ROLL-UP RATE PERCENTAGES.

The contract may not currently be available in all states. In addition, certain features and benefits described in this Prospectus may vary in your state and may not be available at the time you purchase the contract. For a state-by-state description of all material variations of this contract, see
Appendix V later in this Prospectus. All features and benefits may not be available in all contracts or from all selling broker-dealers. You may contact us to purchase any version of the contract if a version is not offered by the selling broker-dealer. We have the right to restrict availability of any optional feature or benefit. Not all optional features and benefits may be available in combination with other optional features and benefits. WE RESERVE
THE RIGHT TO DISCONTINUE ACCEPTANCE OF ANY APPLICATION OR CONTRIBUTION FROM YOU
AT ANY TIME, INCLUDING AFTER YOU PURCHASE THE CONTRACT. IF YOU HAVE ONE OR MORE
GUARANTEED BENEFITS AND WE EXERCISE OUR RIGHT TO DISCONTINUE THE ACCEPTANCE OF,
AND/OR PLACE ADDITIONAL LIMITATIONS ON, CONTRIBUTIONS TO THE CONTRACT AND/OR
CONTRIBUTIONS AND/OR TRANSFERS INTO THE PROTECTED BENEFIT ACCOUNT VARIABLE
INVESTMENT OPTIONS, YOU MAY NO LONGER BE ABLE TO FUND YOUR GUARANTEED
BENEFIT(S). THIS MEANS THAT IF YOU HAVE NOT YET ALLOCATED AMOUNTS TO THE
PROTECTED BENEFIT ACCOUNT VARIABLE INVESTMENT OPTIONS, YOU MAY NOT BE ABLE TO
FUND YOUR GUARANTEED BENEFIT(S). THIS ALSO MEANS THAT IF YOU HAVE ALREADY
FUNDED YOUR GUARANTEED BENEFITS BY ALLOCATING AMOUNTS TO THE PROTECTED BENEFIT
ACCOUNT VARIABLE INVESTMENT OPTIONS, YOU MAY NO LONGER BE ABLE TO INCREASE YOUR
PROTECTED BENEFIT ACCOUNT VALUE AND THE BENEFIT BASES ASSOCIATED WITH YOUR
GUARANTEED BENEFITS THROUGH CONTRIBUTIONS AND TRANSFERS.
-------------
(+)The account for special dollar cost averaging is only available with Series
   B contracts. The account for special money market dollar cost averaging is only available with Series CP(R) contracts.

In order to fund certain benefits, you must select specified investment options. The specified investment options are made available under a portion of the contract that we refer to as the Protected Benefit account. Only amounts you allocate to the Protected Benefit account variable investment options and amounts in a Special DCA program designated for future transfers to the
Protected Benefit account variable investment options will fund your Guaranteed benefits. See "What are your investment options under the contract?" and
"Allocating your contributions" in "Contract features and benefits" later in this Prospectus for more information on applicable allocation requirements.

TYPES OF CONTRACTS.  We offer the contracts for use as:
..   A nonqualified annuity ("NQ") for after-tax contributions only.
..   An individual retirement annuity ("IRA"), either traditional IRA or Roth
    IRA.
..   Traditional and Roth Inherited IRA beneficiary continuation contract
    ("Inherited IRA") (direct transfer and specified direct rollover contributions only).
..   An annuity that is an investment vehicle for a qualified plan ("QP")
    (whether defined contribution or defined benefit; transfer contributions only).
..   An employer-funded traditional IRA for a simplified employee pension plan
    ("SEP") sponsored by the contract owner's employer.

Not all types of contracts are available with each Series of the Retirement
Cornerstone(R) 19 contracts. See "Rules regarding contributions to your contract" in "Appendix VIII" for more information.

The optional Guaranteed benefits under the contract include: (i) the Guaranteed minimum income benefit ("GMIB"); (ii) the Return of Principal death benefit;
(iii) the Highest Anniversary Value death

THE SECURITIES AND EXCHANGE COMMISSION ("SEC") HAS NOT APPROVED OR DISAPPROVED
THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE CONTRACTS ARE NOT
INSURED BY THE FDIC OR ANY OTHER AGENCY. THEY ARE NOT DEPOSITS OR OTHER
OBLIGATIONS OF ANY BANK AND ARE NOT BANK GUARANTEED. THEY ARE SUBJECT TO
INVESTMENT RISKS AND POSSIBLE LOSS OF PRINCIPAL.

                                                                        (RC 19)
                                                                        #601695

benefit; (iv) the RMD Wealth Guard death benefit; and (v) the "Greater of"
death benefit (collectively, the "Guaranteed benefits").

The registration statement relating to this offering has been filed with the
SEC. The statement of additional information ("SAI") dated June 17, 2019, is part of the registration statement. The SAI is available free of charge. You may request one by writing to our processing office at P.O. Box 1547, Secaucus,
NJ 07096-1547 or calling 1-800-789-7771. The SAI is incorporated by this reference into this Prospectus. This Prospectus and the SAI can also be obtained from the SEC's website at www.sec.gov. The table of contents for the
SAI appears at the back of this Prospectus.

Our variable investment options are subaccounts offered through Separate
Account No. 70. Each variable investment option, in turn, invests in a corresponding securities portfolio ("Portfolio") of one of the trusts (the
"Trusts"). Below is a complete list of the variable investment options:

VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
 AXA PREMIER VIP TRUST
.. Charter/SM/ Moderate
.. Charter/SM/ Moderate Growth
.. Charter /SM/ Small Cap Value
.. EQ/Moderate Allocation

 EQ ADVISORS TRUST
.. 1290 VT DoubleLine Dynamic Allocation
.. 1290 VT DoubleLine Opportunistic Bond
.. 1290 VT Equity Income
.. 1290 VT GAMCO Mergers & Acquisitions
.. 1290 VT GAMCO Small Company Value
.. 1290 VT High Yield Bond
.. 1290 VT Low Volatility Global Equity
.. 1290 VT Micro Cap
.. 1290 VT Moderate Growth Allocation/(1)/
.. 1290 VT Natural Resources
.. 1290 VT Real Estate
.. 1290 VT Small Cap Value
.. 1290 VT SmartBeta Equity
.. All Asset Growth - Alt 20
.. EQ/AB Dynamic Aggressive Growth/(1)/
.. EQ/AB Dynamic Growth/(1)/
.. EQ/AB Dynamic Moderate Growth/(1)/
.. EQ/AB Small Cap Growth
.. EQ/Aggressive Growth Strategy/(1)/
.. EQ/American Century Mid Cap Value
.. EQ/American Century Moderate Growth Allocation/(1)/
.. EQ/AXA Investment Managers Moderate Allocation/(1)/
.. EQ/Balanced Strategy/(1)/
.. EQ/BlackRock Basic Value Equity
.. EQ/ClearBridge Large Cap Growth
.. EQ/ClearBridge Select Equity Managed Volatility
.. EQ/Common Stock Index
.. EQ/Conservative Growth Strategy/(1)/
.. EQ/Conservative Strategy/(1)/
.. EQ/Core Bond Index
.. EQ/Emerging Markets Equity PLUS
.. EQ/Equity 500 Index
.. EQ/Fidelity Institutional AM(R) Large Cap
.. EQ/First Trust Moderate Growth Allocation/(1)/
.. EQ/Franklin Rising Dividends
.. EQ/Franklin Strategic Income
.. EQ/Goldman Sachs Growth Allocation/(1)/
.. EQ/Goldman Sachs Mid Cap Value
.. EQ/Goldman Sachs Moderate Growth Allocation/(1)/
.. EQ/Growth Strategy/(1)/
.. EQ/Intermediate Government Bond
.. EQ/International Core Managed Volatility
.. EQ/International Equity Index
.. EQ/Invesco Comstock
.. EQ/Invesco Global Real Estate
.. EQ/Invesco International Growth
.. EQ/Invesco Moderate Allocation/(1)/
.. EQ/Invesco Moderate Growth Allocation/(1)/
.. EQ/Ivy Energy
.. EQ/Ivy Mid Cap Growth
.. EQ/Ivy Science and Technology
.. EQ/Janus Enterprise
.. EQ/JPMorgan Growth Allocation/(1)/
.. EQ/JPMorgan Value Opportunities
.. EQ/Large Cap Growth Index
.. EQ/Large Cap Value Index
.. EQ/Large Cap Value Managed Volatility
.. EQ/Lazard Emerging Markets Equity
.. EQ/Legg Mason Growth Allocation/(1)/
.. EQ/Legg Mason Moderate Allocation/(1)/
.. EQ/Loomis Sayles Growth
.. EQ/MFS International Growth
.. EQ/MFS International Value
.. EQ/MFS Technology
.. EQ/MFS Utilities
.. EQ/Mid Cap Index
.. EQ/Mid Cap Value Managed Volatility
.. EQ/Moderate Growth Strategy/(1)/
.. EQ/Money Market
.. EQ/Oppenheimer Global
.. EQ/PIMCO Global Real Return
.. EQ/PIMCO Real Return
.. EQ/PIMCO Total Return
.. EQ/PIMCO Ultra Short Bond
.. EQ/Small Company Index
.. EQ/T. Rowe Price Growth Stock
.. EQ/T. Rowe Price Health Sciences
.. Multimanager Aggressive Equity
.. Multimanager Mid Cap Growth
.. Multimanager Mid Cap Value
.. Multimanager Technology

 AIM VARIABLE FUNDS (INVESCO VARIABLE INSURANCE FUNDS) -- SERIES II
.. Invesco V.I. Diversified
  Dividend
.. Invesco V.I. Equity and Income
.. Invesco V.I. High Yield
.. Invesco V.I. Mid Cap Core Equity
.. Invesco V.I. Small Cap Equity

 AMERICAN FUNDS INSURANCE SERIES(R)
.. American Funds Insurance Series(R) Bond Fund
.. American Funds Insurance Series(R) Global Small Capitalization Fund
.. American Funds Insurance Series(R) New World Fund(R)

 BLACKROCK VARIABLE SERIES FUNDS, INC. -- CLASS III
.. BlackRock Global Allocation V.I. Fund
.. BlackRock Large Cap Focus Growth V.I. Fund

 EATON VANCE VARIABLE TRUST
.. Eaton Vance VT Floating-Rate Income

 FIDELITY(R) VARIABLE INSURANCE PRODUCTS FUND -- SERVICE CLASS 2
.. Fidelity(R) VIP Mid Cap
.. Fidelity(R) VIP Strategic Income

 FIRST TRUST VARIABLE INSURANCE TRUST
.. First Trust/Dow Jones Dividend & Income Allocation
.. First Trust Multi Income Allocation
VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------

 FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST -- CLASS 2
.. Franklin Allocation VIP
.. Franklin Income VIP
.. Templeton Developing Markets VIP
.. Templeton Global Bond VIP

 HARTFORD HLS FUNDS -- CLASS IC SHARES
.. Hartford Growth Opportunities HLS

 IVY VARIABLE INSURANCE PORTFOLIOS
.. Ivy VIP High Income

 LEGG MASON -- SHARE CLASS II
.. ClearBridge Variable Aggressive Growth
.. ClearBridge Variable Appreciation
.. ClearBridge Variable Dividend Strategy
.. ClearBridge Variable Mid Cap
.. QS Legg Mason Dynamic Multi-Strategy VIT

 LORD ABBETT SERIES FUND, INC. -- CLASS VC
.. Lord Abbett Bond Debenture

 MFS(R) VARIABLE INSURANCE TRUSTS -- SERVICE CLASS
.. MFS(R) Investors Trust Series
.. MFS(R) Massachusetts Investors Growth Stock

 NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST -- S CLASS SHARES
.. Neuberger Berman International Equity
.. Neuberger Berman U.S. Equity Index PutWrite Strategy

 PIMCO VARIABLE INSURANCE TRUST -- ADVISOR CLASS
.. PIMCO CommodityRealReturn(R) Strategy
.. PIMCO Income

 PROFUNDS VP
.. ProFund VP Biotechnology

 PUTNAM VARIABLE TRUST
.. Putnam VT Diversified Income
--------------------------------------------------------------------------------
(1)This variable investment option is also available as a Protected Benefit account variable investment option should you decide to fund your Guaranteed benefits. For more information, please see "What are your investment options under the contract?" under "Contract features and benefits" later in this
   Prospectus.
Your investment results in a variable investment option will depend on the investment performance of the related Portfolio. At any time, we have the right to limit or terminate your contributions, allocations and transfers to any of the variable investment options. IF YOU HAVE ONE OR MORE GUARANTEED BENEFITS
AND WE EXERCISE OUR RIGHT TO DISCONTINUE THE ACCEPTANCE OF, AND/OR PLACE
ADDITIONAL LIMITATIONS ON, CONTRIBUTIONS TO THE CONTRACT AND/OR CONTRIBUTIONS
AND/OR TRANSFERS INTO THE PROTECTED BENEFIT ACCOUNT VARIABLE INVESTMENT
OPTIONS, YOU MAY NO LONGER BE ABLE TO FUND YOUR GUARANTEED BENEFIT(S). THIS
MEANS THAT IF YOU HAVE NOT YET ALLOCATED AMOUNTS TO THE PROTECTED BENEFIT
ACCOUNT VARIABLE INVESTMENT OPTIONS, YOU MAY NOT BE ABLE TO FUND YOUR
GUARANTEED BENEFIT(S). THIS ALSO MEANS THAT IF YOU HAVE ALREADY FUNDED YOUR
GUARANTEED BENEFITS BY ALLOCATING AMOUNTS TO THE PROTECTED BENEFIT ACCOUNT
VARIABLE INVESTMENT OPTIONS, YOU MAY NO LONGER BE ABLE TO INCREASE YOUR
PROTECTED BENEFIT ACCOUNT VALUE AND THE BENEFIT BASES ASSOCIATED WITH YOUR
GUARANTEED BENEFITS THROUGH CONTRIBUTIONS AND TRANSFERS. Also, we limit the number of variable investment options that you may select.

ELECTRONIC DELIVERY OF SHAREHOLDER REPORTS (PURSUANT TO RULE 30E-3). Beginning
on January 1, 2021, as permitted by regulations adopted by the SEC, paper copies of the shareholder reports for portfolio companies available under your contract will no longer be sent by mail, unless you specifically request paper copies of the reports from the Company or from your financial intermediary.
Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.

If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications electronically from the
Company by calling 1-800-789-7771 or by calling your financial intermediary.

You may elect to receive all future reports in paper free of charge. You can inform the Company that you wish to continue receiving paper copies of your shareholder reports by calling 1-877-522-5035 or by sending an email request to
EquitableFunds@dfinsolutions.com. Your election to receive reports in paper will apply to all portfolio companies available under your contract.

Contents of this Prospectus

--------------------------------------------------------------------------------

             Definitions of key terms                            5
             Who is AXA Equitable?                               9
             How to reach us                                    10
             Retirement Cornerstone(R) Series at a glance --
               key features                                     12

             ------------------------------------------------------
             FEE TABLE                                          16
             ------------------------------------------------------

             Examples                                           18
             Condensed financial information                    19

             ------------------------------------------------------
             1. CONTRACT FEATURES AND BENEFITS                  20
             ------------------------------------------------------
             How you can purchase and contribute to your
               contract                                         20
             Owner and annuitant requirements                   20
             How you can make your contributions                21
             What are your investment options under the
               contract?                                        22
             Portfolios of the Trusts                           24
             Allocating your contributions                      36
             Dollar cost averaging                              37
             Credits and Earnings bonus (FOR SERIES CP(R)
               CONTRACTS)                                       40
             Annuity purchase factors                           41
             Guaranteed minimum income benefit                  41
             Death benefit                                      53
             Guaranteed minimum death benefits                  53
             Series CP(R) and your Guaranteed benefit bases     61
             How withdrawals affect your Guaranteed benefits    62
             Dropping or changing your Guaranteed benefits      63
             Guaranteed benefit offers                          63
             Inherited IRA beneficiary continuation contract    63
             Your right to cancel within a certain number of
               days                                             65

             ------------------------------------------------------
             2. DETERMINING YOUR CONTRACT'S VALUE               66
             ------------------------------------------------------
             Your account value and cash value                  66
             Your contract's value in the variable investment
               options                                          66
             Your contract's value in the guaranteed interest
               option                                           66
             Your contract's value in the account for special
               dollar cost averaging                            66
             Effect of your account values falling to zero      66

-------------
"We," "our," "us" and the "Company" refer to AXA Equitable.
When we address the reader of this Prospectus with words such as "you" and
"your," we mean the person who has the right or responsibility that the
Prospectus is discussing at that point. This is usually the contract owner.

When we use the word "contract" it also includes certificates that are issued under group contracts in some states.

                                      3

                          CONTENTS OF THIS PROSPECTUS

      --------------------------------------------------------------------
      3. TRANSFERRING YOUR MONEY AMONG INVESTMENT
        OPTIONS                                                        68
      --------------------------------------------------------------------
      Transferring your account value                                  68
      Disruptive transfer activity                                     69
      Rebalancing among your Investment account variable
        investment options and guaranteed interest option              70
      Systematic transfer program                                      71

      --------------------------------------------------------------------
      4. ACCESSING YOUR MONEY                                          73
      --------------------------------------------------------------------
      Withdrawing your account value                                   73
      How withdrawals are taken from your Total account value          78
      Withdrawals treated as surrenders                                79
      Surrendering your contract to receive its cash value             79
      When to expect payments                                          79
      Signature guarantee                                              79
      Your annuity payout options                                      80

      --------------------------------------------------------------------
      5. CHARGES AND EXPENSES                                          82
      --------------------------------------------------------------------
      Charges that AXA Equitable deducts                               82
      Charges that the Trusts deduct                                   86
      Group or sponsored arrangements                                  86
      Other distribution arrangements                                  87

      --------------------------------------------------------------------
      6. PAYMENT OF DEATH BENEFIT                                      88
      --------------------------------------------------------------------
      Your beneficiary and payment of benefit                          88
      Non-spousal joint owner contract continuation                    89
      Spousal continuation                                             89
      Beneficiary continuation option                                  93

      --------------------------------------------------------------------
      7. TAX INFORMATION                                               95
      --------------------------------------------------------------------
      Overview                                                         95
      Contracts that fund a retirement arrangement                     95
      Transfers among investment options                               95
      Taxation of nonqualified annuities                               95
      Individual retirement arrangements (IRAs)                        98
      Traditional individual retirement annuities (traditional IRAs)   98
      Roth individual retirement annuities (Roth IRAs)                103
      Tax withholding and information reporting                       106
      Special rules for contracts funding qualified plans             107
      Impact of taxes to AXA Equitable                                107

      --------------------------------------------------------------------
      8. MORE INFORMATION                                             108
      --------------------------------------------------------------------
      About Separate Account No. 70                                   108
      About the Trusts                                                108
      About the general account                                       108
      About other methods of payment                                  109
      Dates and prices at which contract events occur                 109
      About your voting rights                                        110
      Cybersecurity                                                   110
      Misstatement of age                                             111
      Statutory compliance                                            111
            About legal proceedings                            111
            Financial statements                               111
            Transfers of ownership, collateral assignments,
              loans and borrowing                              111
            About Custodial IRAs                               112
            How divorce may affect your contract and
              Guaranteed benefits                              112
            Distribution of the contracts                      113

            -------------------------------------------------------
            APPENDICES
            -------------------------------------------------------
          I  --  Dropping or changing your Guaranteed benefits        I-1
         II  --  Purchase considerations for QP contracts            II-1
        III  --  Guaranteed benefit base examples                   III-1
         IV  --  Hypothetical illustrations                          IV-1
          V  --  State contract availability and/or variations of
                   certain features and benefits                      V-1
         VI  --  Examples of Automatic payment plans                 VI-1
        VII  --  Examples of how withdrawals affect your
                   Guaranteed benefit bases                         VII-1
       VIII  --  Rules regarding contributions to your contract    VIII-1
         IX  --  Historical Initial Deferral Roll-up rates and
                   Annual Roll-up rates                              IX-1
          X  --  GMIB Annuity purchase factors                        X-1
         XI  --  Condensed financial information                     XI-1

       ------------------------------------------------------------------
       STATEMENT OF ADDITIONAL INFORMATION

       ------------------------------------------------------------------

                                      4

                          CONTENTS OF THIS PROSPECTUS

Definitions of key terms

--------------------------------------------------------------------------------

ANNUAL ROLL-UP AMOUNT -- The "Annual Roll-up amount" is the amount credited to your GMIB benefit base and GMDB Roll-up benefit base (for contracts with the
"Greater of" Guaranteed minimum death benefit) during the GMIB Roll-up period and GMDB Roll-up period, as applicable, if you have ever taken a withdrawal from your Protected Benefit account.

ANNUAL ROLL-UP RATE -- The "Annual Roll-up rate" is the rate used to calculate the Annual withdrawal amount and the Annual Roll-up amount.

ANNUAL WITHDRAWAL AMOUNT -- The "Annual withdrawal amount" is the amount that can be withdrawn from your Protected Benefit account value without reducing your GMIB benefit base during the GMIB Roll-up period. Also, withdrawals up to your Annual withdrawal amount will not reduce your GMDB Roll-up benefit base
(used in the calculation of the "Greater of" death benefit) during the GMDB
Roll-up period. It is equal to the Annual Roll-up rate in effect on the first day of the contract year, multiplied by the GMIB benefit base as of the most recent contract date anniversary.

ANNUITANT -- The "annuitant" is the person who is the measuring life for determining the contract maturity date. The annuitant is not necessarily the contract's owner. Where the owner of the contract is non-natural, the annuitant is the measuring life for determining benefits under the contract.

AUTOMATIC INVESTMENT PROGRAM ("AIP") -- The "Automatic investment program"
allows you to make on-going contributions to your contract through electronic fund transfers from your financial institution.

BUSINESS DAY -- Our "business day" is generally any day the New York Stock
Exchange ("NYSE") is open for regular trading and generally ends at 4:00 p.m.
Eastern Time (or as of an earlier close of regular trading). If the SEC determines the existence of emergency conditions on any day, and consequently, the NYSE does not open, then that day is not a business day.

CASH VALUE -- At any time before annuity payments begin, your contract's "cash value" is equal to the Total account value, less: (i) the total amount or a pro rata portion of the annual administrative charge, as well as any Guaranteed benefit charges; and (ii) any applicable withdrawal charges.

CONTRACT DATE -- The "contract date" is the effective date of the contract.
This usually is the business day we receive the properly completed and signed application, along with any other required documents, and your initial contribution. Your contract date will be shown in your contract.

CONTRACT DATE ANNIVERSARY -- The end of each 12-month period is your "contract date anniversary." For example, if your contract date is May 1st, your contract date anniversary is April 30th.

CONTRACT MATURITY DATE -- The contract's "maturity date" is generally the contract date anniversary that follows the annuitant's 95th birthday. For single-owned contracts, the contract maturity date is based on the owner's age if the GMIB is elected and on the annuitant's age if the GMIB is not elected.
For jointly-owned contracts with the GMIB, the contract maturity date will be based on the older owner's age.

CONTRACT YEAR -- The "contract year" is the 12-month period beginning on your contract date and each 12-month period after that date.

CREDIT -- For Series CP(R) contracts, a 3% credit is applied to eligible contributions.

CUSTOMIZED PAYMENT PLAN -- For contracts with GMIB, our "Customized payment plan" allows you to request amounts up to your Annual withdrawal amount as scheduled payments to you through one of five customized options.

DEFERRAL ROLL-UP AMOUNT -- The "Deferral Roll-up amount" is the amount credited to your GMIB benefit base and the GMDB Roll-up benefit base (used in the calculation of the "Greater of" death benefit) during the GMIB Roll-up period and GMDB Roll-up period, as applicable, if you have never taken a withdrawal from your Protected Benefit account.

DEFERRAL ROLL-UP RATE -- The "Deferral Roll-up rate" is the rate used to calculate the Deferral Roll-up amount.

EARNINGS BONUS -- For Series CP(R) contracts, an amount equal to 5% of your annual investment gains will be added to your Total account value on each contract date anniversary.

EXCESS WITHDRAWAL -- For contracts with the GMIB, an "Excess withdrawal" is the portion of a withdrawal from your Protected Benefit account in excess of your
Annual withdrawal amount and all subsequent withdrawals from your Protected
Benefit account in that same contract year. An Excess withdrawal will always reduce your benefit bases on a pro rata basis. Excess withdrawals will also terminate the no-lapse guarantee, except for an Excess withdrawal in the contract year in which you first fund the Protected Benefit account that does not exceed the free withdrawal amount (described in "Charges and expenses").
Special rules apply to contract owners who are required to take RMD withdrawals and are enrolled in the Automatic RMD service. See "RMDs for contracts with
GMIB" in "Accessing your money".

EXCESS RMD WITHDRAWAL -- For contracts with the RMD Wealth Guard death benefit, an "Excess RMD withdrawal" is:

..   the full amount of any withdrawal from your Protected Benefit Account taken before the calendar year in which you turn age 701/2;

..   the full amount of any withdrawal from your Protected Benefit Account taken during your first contract year, even if you turn age 701/2 during that year; or

..   the portion of a withdrawal from your Protected Benefit account that exceeds the greater of your RMD Wealth Guard withdrawal amount and Annual withdrawal amount for the calendar year.

Excess RMD withdrawals will reduce your RMD Wealth Guard death benefit base on a pro rata basis.

FREE LOOK -- If for any reason you are not satisfied with your contract, you may exercise your cancellation right under the contract to receive a refund, but only if you return your contract within the prescribed period. This is your
"Free look" right under the contract. Your refund will generally reflect any gain or loss in your investment options, although in some states different rules may apply.

                                      5

                           DEFINITIONS OF KEY TERMS

GENERAL DOLLAR COST AVERAGING -- Our "General dollar cost averaging program" is a program that allows for the systematic transfers of amounts in the EQ/Money
Market variable investment option to the Investment account variable investment options.

GMDB MAXIMUM ROLL-UP PERIOD -- (APPLICABLE TO THE "SPOUSAL CONTINUATION" AND
"HOW DIVORCE MAY AFFECT YOUR GUARANTEED BENEFITS" SECTIONS ONLY) the maximum amount of time for which your GMDB Roll-up benefit base is eligible to roll up.
The GMDB Maximum Roll-up period commences on the date you first fund the
Protected Benefit account and ends on the 20th contract date anniversary that occurs after the date you first fund the Protected Benefit Account. If you first fund the Protected Benefit account (a) on either the contract issue date or a subsequent contract date anniversary and (b) prior to your 61st birthday, the GMDB Maximum Roll-up period will be a full 20 years.

GMDB ROLL-UP BENEFIT BASE -- The "GMDB Roll-up benefit base" is used only in connection with the "Greater of" death benefit. Your GMDB Roll-up benefit base is created and increased by allocations and transfers to your Protected Benefit account. The GMDB Roll-up benefit base is not an account value or cash value.

GMDB ROLL-UP PERIOD -- the period during which the GMDB Roll-up benefit base increases (or "rolls up") annually by an amount determined by the Deferral
Roll-up rate or Annual Roll-up rate, as applicable. The GMDB Roll-up period commences on the date you first fund the Protected Benefit account and ends on the date that is the earlier of (a) the 20th contract date anniversary that occurs after the date you first fund the Protected Benefit Account and (b) the contract date anniversary following the owner's (or older joint owner's, if applicable) 80th birthday. If you first fund the Protected Benefit account (a)
on either the contract issue date or a subsequent contract date anniversary and
(b) prior to your 61st birthday, the GMDB Roll-up period will be a full 20 years.

GMDB ROLL-UP PERIOD END DATE -- (APPLICABLE TO THE "SPOUSAL CONTINUATION" AND
"HOW DIVORCE MAY AFFECT YOUR GUARANTEED BENEFITS" SECTIONS ONLY) the date that is the earlier of (a) the date on which the GMDB Maximum Roll-up period ends and (b) the contract date anniversary following the owner's (or older joint owner's, if applicable) 80th birthday.

GMIB BENEFIT BASE -- The GMIB benefit base is an amount used to determine your
Annual withdrawal amount and your Lifetime GMIB payments. Your GMIB benefit base is created and increased by allocations and transfers to your Protected
Benefit account. The GMIB benefit base is not an account value or cash value.
The GMIB benefit base is also used to calculate the charge for the GMIB.

GMIB MAXIMUM ROLL-UP PERIOD -- (APPLICABLE TO THE "SPOUSAL CONTINUATION" AND
"HOW DIVORCE MAY AFFECT YOUR GUARANTEED BENEFITS" SECTIONS ONLY) the maximum amount of time for which your GMIB benefit base is eligible to roll up. The
GMIB Maximum Roll-up period commences on the date you first fund the Protected
Benefit account and ends on the 20th contract date anniversary that occurs after the date you first fund the Protected Benefit Account. If you first fund the Protected Benefit account (a) on either the contract issue date or a subsequent contract date anniversary and (b) prior to your 76th birthday, the
GMIB Maximum Roll-up period will be a full 20 years.

GMIB ROLL-UP PERIOD -- the period during which the GMIB benefit base increases
(or "rolls up") annually by an amount determined by the Deferral Roll-up rate or Annual Roll-up rate, as applicable. The GMIB Roll-up period commences on the date you first fund the Protected Benefit account and ends on the date that is the earlier of (a) the 20th contract date anniversary that occurs after the date you first fund the Protected Benefit account and (b) the contract maturity date. If you first fund the Protected Benefit account (a) on either the contract issue date or a subsequent contract date anniversary and (b) prior to your 76th birthday, the GMIB Roll-up period will be a full 20 years.

GMIB ROLL-UP PERIOD END DATE -- (APPLICABLE TO THE "SPOUSAL CONTINUATION" AND
"HOW DIVORCE MAY AFFECT YOUR GUARANTEED BENEFITS" SECTIONS ONLY) the date that is the earlier of (a) the date on which the GMIB Maximum Roll-up period ends and (b) the contract maturity date.

"GREATER OF" DEATH BENEFIT -- The "Greater of" death benefit is an optional
Guaranteed minimum death benefit in connection with your Protected Benefit account value only. The death benefit is calculated using the greater of two benefit bases -- the greater of the GMDB Roll-up benefit base and the Highest
Anniversary Value benefit base. There is an additional charge for the "Greater of" death benefit under the contract.

GUARANTEED MINIMUM INCOME BENEFIT ("GMIB") -- The GMIB is a benefit that guarantees, subject to certain restrictions, annual lifetime payments or
"Lifetime GMIB payments". The GMIB also allows you to take certain withdrawals prior to the beginning of your Lifetime GMIB payments that do not reduce your
GMIB benefit base (your "Annual withdrawal amount"). There is an additional charge for the GMIB under the contract.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT -- The "Highest Anniversary Value death benefit" is an optional Guaranteed minimum death benefit in connection with your Protected Benefit account value only. The death benefit is calculated using the highest value of your Protected Benefit account on your contract date anniversary. There is an additional charge for the Highest Anniversary Value death benefit under the contract.

INITIAL ROLL-UP RATES -- At contract issue, an initial Annual Roll-up rate and initial Deferral Roll-up rate will apply during your first seven contract years. These rates are specified in the respective Rate Sheet Supplements.
Because funding of the GMIB is only permitted starting at age 50, if you are between the ages of 43 and 49 at the time your contract is issued, the Initial
Roll-up rates will only apply after you attain age 50 for the amount of time then remaining in your first seven contract years. If you are age 42 or younger at the time your contract is issued, the Initial Roll-up rates will never apply to your contract. Instead, the Renewal rates will apply for the duration of your contract.

INVESTMENT ACCOUNT VALUE -- The "Investment account value" is the total value in: (i) the Investment account variable investment options, (ii) the Guaranteed interest option, and (iii) amounts in a Special DCA program that are designated for future transfers to the Investment account variable investment options.

INVESTMENT SIMPLIFIER -- Our "Investment simplifier" allows for systematic transfers of amounts in the Guaranteed interest option to the Investment account variable investment options. There are two options under the program --
the Fixed dollar option and the Interest sweep option.

IRA -- An individual retirement arrangement, including both an individual retirement account and an individual retirement annuity contract, whether traditional IRA or Roth IRA.

IRS -- Internal Revenue Service.

                                      6

                           DEFINITIONS OF KEY TERMS

LIFETIME GMIB PAYMENTS -- For contracts with the GMIB, "Lifetime GMIB payments"
are generally annual lifetime payments which are calculated by applying your
GMIB benefit base, less any applicable withdrawal charge remaining, to the guaranteed GMIB annuity purchase factors specified in Appendix X. Lifetime GMIB payments will begin at the earliest of: (i) the next contract year following the date your Protected Benefit account value falls to zero (provided the no-lapse guarantee is in effect); (ii) the contract date anniversary following your 95th birthday; or (iii) your election to exercise the GMIB.

LIFETIME RMD PAYMENT -- If you enroll in our Automatic RMD service, the payment we make to you each year to help you meet your lifetime required minimum distributions under federal income tax rules. We make Lifetime RMD payments on an annual basis.

MAXIMUM PAYMENT PLAN -- For contracts with GMIB, our "Maximum payment plan"
allows you to request your Annual withdrawal amount as scheduled payments.

NQ CONTRACT -- Nonqualified annuity contract.

OWNER -- The "owner" is the person who is the named owner in the contract and, if an individual, is the measuring life for determining contract benefits.

PROTECTED BENEFIT ACCOUNT VALUE -- The "Protected Benefit account value" is the total value in: (i) the Protected Benefit account variable investment options, and (ii) amounts in a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options.

QP CONTRACT -- An annuity contract that is an investment vehicle for a qualified plan.

QPDB CONTRACT -- An annuity contract that is an investment vehicle for a qualified defined benefit plan.

QPDC CONTRACT -- An annuity contract that is an investment vehicle for a qualified defined contribution plan.

RATE EFFECTIVE DATE -- as specified in the applicable Rate Sheet Supplement, the date on which an initial Annual Roll-up rate or Deferral roll-up rate becomes effective.

RATE SHEET SUPPLEMENT -- A supplement to the Prospectus that specifies, respectively, the Annual Roll-up rate and Deferral Roll-up rate associated with the Guaranteed minimum income benefit and "Greater of" death benefit that will apply for the first seven years of your contract based on the date of your contract application. The Annual Roll-up rate and Deferral Roll-up rate are specified in separate Rate Sheet Supplements. We periodically file Rate Sheet
Supplements with the SEC that disclose the Annual Roll-up rate and Deferral
Roll-up rate that will apply beginning on a specified future date and remain in effect until we file subsequent Rate Sheet Supplements. The Rate effective date of a subsequent Rate Sheet Supplement will be at least 10 days after it is filed. You may contact us at 1-800-789-7771 for a copy of the Rate Sheet
Supplements applicable to your contract. The Annual Roll-up rates and Deferral
Roll-up rates disclosed in our Rate Sheet Supplements may be found in
Appendix IX to this Prospectus, as well as on the SEC's website (www.sec.gov)
by searching with File Number 333-229766.

RENEWAL RATES -- The Deferral Roll-up rate and Annual Roll-up rate that will apply to your contract once the initial Roll-up rates have expired.

RMD -- Required minimum distributions, or RMDs, are distributions that must be made from traditional IRAs and other qualified retirement programs according to rules contained in the Internal Revenue Code and Treasury Regulations. You must start taking annual distributions from your traditional IRAs for the year in which you turn age 701/2.

RMD WEALTH GUARD DEATH BENEFIT -- The RMD Wealth Guard death benefit is an optional Guaranteed minimum death benefit in connection with the Protected
Benefit account value only. The RMD Wealth Guard death benefit base is created and increased by allocations and any transfers to the Protected Benefit account. The RMD Wealth Guard death benefit also enables you to take withdrawals from your Protected Benefit account, other than Excess RMD withdrawals, without reducing your RMD Wealth Guard death benefit base. The RMD
Wealth Guard death benefit base is not an account value or cash value. There is an additional charge for the RMD Wealth Guard death benefit under the contract.

RMD WITHDRAWAL -- a withdrawal that is intended to satisfy the lifetime required minimum distributions from certain tax-favored plans and arrangements such as traditional IRAs under federal income tax rules.

RETURN OF PRINCIPAL DEATH BENEFIT -- The "Return of Principal" death benefit is a death benefit in connection with your Protected Benefit account value only.
The benefit is calculated using the amounts of contributions and transfers to the Protected Benefit account, adjusted for withdrawals. There is no additional charge for this death benefit.

SAI -- Statement of Additional Information.

SEP IRA -- A traditional IRA used as a funding vehicle for a simplified employee pension plan established by the IRA owner's employer.

SPECIAL DCA PROGRAMS -- We use the term "Special DCA Programs" to collectively refer to our special dollar cost averaging program and special money market dollar cost averaging program.

..   SPECIAL DOLLAR COST AVERAGING -- Our "Special dollar cost averaging program" allows for systematic transfers of amounts in the account for special dollar cost averaging into the Protected Benefit account variable investment options, the Investment account variable investment options and the Guaranteed interest option. The account for special dollar cost averaging is part of our general account.

..   SPECIAL MONEY MARKET DOLLAR COST AVERAGING -- Our "Special money market dollar cost averaging program" allows for systematic transfers of amounts in the account for special money market dollar cost averaging into the
    Protected Benefit account variable investment options, the Investment account variable investment options and the Guaranteed interest option.

SYSTEMATIC TRANSFER PROGRAM -- Our "Systematic transfer program" is a program that allows you to have amounts in the Investment account variable investment options and the Guaranteed interest option automatically transferred to your
Protected Benefit account variable investment options.

TOTAL ACCOUNT VALUE -- Your "Total account value" is the total of (i) your
Protected Benefit account value and (ii) your Investment account value.

                                      7

                           DEFINITIONS OF KEY TERMS

We sometimes use different words than in the contract or supplemental materials. This is illustrated below. Although we use different words, they have the same meaning in this Prospectus as in the contract or supplemental materials. Your financial professional can provide further explanation about your contract or supplemental materials.

-----------------------------------------------------------------------------
 PROSPECTUS                            CONTRACT OR SUPPLEMENTAL MATERIALS
-----------------------------------------------------------------------------
Total account value                    Annuity Account Value

Unit                                   Accumulation Unit

GMDB Roll-up benefit base              Annual Rollup benefit base

Guaranteed minimum death benefit       Guaranteed death benefit

Protected Benefit account variable     Protected Benefit account
investment options and contributions
to a Special DCA program designated
for future transfers to the Protected
Benefit account variable investment
options

Initial Roll-up rates                  Lock-in rates offered under the GMIB
                                       Multi-Year Lock feature

Investment account variable            Investment account
investment options, the guaranteed
interest option and contributions to
a Special DCA program designated for
future transfers to the Investment
account variable investment options

Credit (for Series CP(R) contracts)    Match
-----------------------------------------------------------------------------

                                      8

                           DEFINITIONS OF KEY TERMS

Who is AXA Equitable?

--------------------------------------------------------------------------------

We are AXA Equitable Life Insurance Company ("AXA Equitable") a New York stock life insurance corporation. We have been doing business since 1859. AXA
Equitable Life Insurance Company is an indirect wholly owned subsidiary of AXA
Equitable Holdings, Inc. No company other than AXA Equitable has any legal responsibility to pay amounts that AXA Equitable owes under the contracts. AXA
Equitable is solely responsible for paying all amounts owed to you under your contract.

AXA Equitable Holdings, Inc. and its consolidated subsidiaries managed approximately $618.6 billion in assets as of December 31, 2018. For more than
150 years AXA Equitable has been among the largest insurance companies in the
United States. We are licensed to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico, and the U.S. Virgin
Islands. Our home office is located at 1290 Avenue of the Americas, New York,
NY 10104.

                                      9

                             WHO IS AXA EQUITABLE?

HOW TO REACH US

Please communicate with us at the mailing addresses listed below for the purposes described. You can also use our Online Account Access system to access information about your account and to complete certain requests through the
Internet. Certain methods of contacting us, such as by telephone or electronically, may be unavailable, delayed or discontinued. For example, our facsimile service may not be available at all times and/or we may be unavailable due to emergency closing. In addition, the level and type of service available may be restricted based on criteria established by us. In order to avoid delays in processing, please send your correspondence and check to the appropriate location, as follows:
--------------------------------------------------------------------------------
 FOR CORRESPONDENCE WITH CHECKS:

FOR CONTRIBUTIONS SENT BY REGULAR MAIL:

  Retirement Service Solutions
  P.O. Box 1577
  Secaucus, NJ 07096-1577

FOR CONTRIBUTIONS SENT BY EXPRESS DELIVERY:

  Retirement Service Solutions
  500 Plaza Drive, 6th Floor
  Secaucus, NJ 07094
--------------------------------------------------------------------------------
 FOR CORRESPONDENCE WITHOUT CHECKS:

FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR
REQUIRED NOTICES) SENT BY REGULAR MAIL:

  Retirement Service Solutions
  P.O. Box 1547
  Secaucus, NJ 07096-1547

FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR
REQUIRED NOTICES) SENT BY EXPRESS DELIVERY:

  Retirement Service Solutions
  500 Plaza Drive, 6th Floor
  Secaucus, NJ 07094

Your correspondence will be picked up at the mailing address noted above and delivered to our processing office. Your correspondence, however, is not considered received by us until it is received at our processing office. Where this Prospectus refers to the day when we receive a contribution, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last thing necessary for us to process that item) arrives in complete and proper form at our processing office or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives (1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day. Our processing office is: 500 Plaza Drive, 6th Floor, Secaucus, New Jersey 07094.
--------------------------------------------------------------------------------
 REPORTS WE PROVIDE:

..   written confirmation of financial transactions and certain non-financial transactions;

..   statement of your contract values at the close of each calendar year, and any calendar quarter in which there was a financial transaction; and

..   annual statement of your contract values as of the close of the contract year.
--------------------------------------------------------------------------------
 ONLINE ACCOUNT ACCESS SYSTEM:

Online Account Access is designed to provide information about your contract through the Internet. You can obtain information on:

..   your current Total account value, Protected Benefit account value, and
    Investment account value;

..   your current allocation percentages;

..   the number of units you have in the variable investment options;

..   the daily unit values for the variable investment options; and

..   performance information regarding the variable investment options.

You can also:

..   change your allocation percentages and/or transfer among the investment options subject to certain restrictions;

..   elect to receive certain contract statements electronically;

..   enroll in, modify or cancel a rebalancing program of your Investment account value;

..   request a quote of your Annual withdrawal amount;

..   change your address;

..   change your Online Account Access password; and

..   access Frequently Asked Questions and Service Forms.

Online Account Access is normally available seven days a week, 24 hours a day.
You may access Online Account Access by visiting our website at www.axa.com. Of course, for reasons beyond our control, this service may sometimes be unavailable.

We have established procedures to reasonably confirm that the instructions communicated by the Internet are genuine. For example, we will require certain personal identification information before we will act on Internet instructions and we will provide written confirmation of your transfers. If we do not employ reasonable procedures to confirm the genuineness of Internet instructions, we may be liable for any losses arising out of any act or omission that constitutes negligence, lack of good faith, or willful misconduct. In light of our procedures, we will not be liable for following Internet instructions we reasonably believe to be genuine.

We reserve the right to limit access to this service if we determine that you engaged in a disruptive transfer activity, such as "market timing." See
"Disruptive transfer activity" in "Transferring your money among investment options" later in this Prospectus for more information.
--------------------------------------------------------------------------------
 CUSTOMER SERVICE REPRESENTATIVE:

You may also use our toll-free number (1-800-789-7771) to speak with one of our customer service representatives. Our customer service representatives are available on the following business days:

..   Monday through Thursday from 8:30 a.m. until 7:00 p.m., Eastern time.

..   Friday from 8:30 a.m. until 5:30 p.m., Eastern time.

                                      10

                             WHO IS AXA EQUITABLE?

WE REQUIRE THAT THE FOLLOWING TYPES OF COMMUNICATIONS BE ON SPECIFIC FORMS WE
PROVIDE FOR THAT PURPOSE:

(1)authorization for telephone transfers by your financial professional;

(2)conversion of a traditional IRA to a Roth IRA contract;

(3)election of the automatic investment program;

(4)tax withholding elections (see withdrawal request form);

(5)election of the Beneficiary continuation option;

(6)IRA contribution recharacterizations;

(7)Section 1035 exchanges;

(8)direct transfers and specified direct rollovers;

(9)exercise of the GMIB or election of an annuity payout option;

(10)requests to reset your GMIB benefit base and your GMDB Roll-up benefit base
    (used to calculate the "Greater of" death benefit) by electing one of the following: one-time reset option, automatic annual reset program or automatic customized reset program;

(11)death claims;

(12)change in ownership (NQ only, if available under your contract);

(13)purchase by, or change of ownership to, a non-natural owner;

(14)requests for enrollment in either our Maximum payment plan or Customized payment plan under the Guaranteed minimum income benefit;

(15)requests to drop or change your Guaranteed benefits;

(16)requests to collaterally assign your NQ contract;

(17)requests to transfer, re-allocate, rebalance, make subsequent contributions and change your future allocations (except that certain transactions may be permitted through the Online Account Access system);

(18)requests to enroll in or cancel the Systematic transfer program;

(19)transfers into and among investment options; and

(20)withdrawal requests.

WE ALSO HAVE SPECIFIC FORMS THAT WE RECOMMEND YOU USE FOR THE FOLLOWING TYPES
OF REQUESTS:

(1)beneficiary changes;

(2)contract surrender;

(3)general dollar cost averaging;

(4)special dollar cost averaging (if available);

(5)special money market dollar cost averaging (if available); and

(6)Investment simplifier.

TO CANCEL OR CHANGE ANY OF THE FOLLOWING, WE REQUIRE WRITTEN NOTIFICATION
GENERALLY AT LEAST SEVEN CALENDAR DAYS BEFORE THE NEXT SCHEDULED TRANSACTION:

(1)automatic investment program;

(2)general dollar cost averaging (including the fixed dollar and interest sweep options);

(3)special dollar cost averaging (if available);

(4)special money market dollar cost averaging (if available);

(5)substantially equal withdrawals;

(6)systematic withdrawals;

(7)the date annuity payments are to begin; and

(8)RMD payments from inherited IRAs.

TO CANCEL OR CHANGE ANY OF THE FOLLOWING, WE REQUIRE WRITTEN NOTIFICATION AT
LEAST 30 CALENDAR DAYS PRIOR TO YOUR CONTRACT DATE ANNIVERSARY:

(1)automatic annual reset program; and

(2)automatic customized reset program.

                              -------------------

You must sign and date all these requests. Any written request that is not on one of our forms must include your name and your contract number along with adequate details about the notice you wish to give or the action you wish us to take. Some requests may be completed online; you can use our Online Account
Access system to contact us and to complete such requests through the Internet.
In the future, we may require that certain requests be completed online. We reserve the right to add, remove or change our administrative forms, procedures and programs at any time.

SIGNATURES:

The proper person to sign forms, notices and requests is normally the owner. If there are joint owners, both must sign.

EDELIVERY:

You can register to receive statements and other documents electronically. You can do so by visiting our website at www.axa.com

                                      11

                             WHO IS AXA EQUITABLE?

Retirement Cornerstone(R) Series at a glance -- key features

--------------------------------------------------------------------------------

TWO CONTRACT SERIES  This Prospectus describes two series of the Retirement
                     Cornerstone(R) 19 contract -- Series B and Series CP(R)
                     (together "the Retirement Cornerstone(R) Series"). Each
                     series provides for the accumulation of retirement savings and income, offers income and death benefit protection, and offers various payout options. Also, each series offers the
                     Guaranteed minimum income benefit and Guaranteed minimum
                     death benefits.

                     Each series provides a different schedule of expenses and
                     withdrawal charge periods. For details, please see the
                     summary of the contract features below, the "Fee table" and
                     "Charges and expenses" later in this Prospectus.
                     Additionally, certain optional features may not be
                     exercised until after waiting periods that extend beyond
                     the applicable withdrawal charge period. So while you may
                     prefer the flexibility of a shorter withdrawal charge
                     period, you should consider this important fact if electing an optional feature. See "GMIB Exercise rules" in "Contract features and benefits" for complete details.

                     Each series is subject to different contribution rules,
                     which are described in "Contribution amounts" later in this section and in "Rules regarding contributions to your
                     contract" in "Appendix VIII" later in this Prospectus.

                     The chart below shows the availability of certain key
                     features and differences in certain charges under each
                     series of the contract.

                                                  SERIES B  SERIES CP(R)
      -------------------------------------------------------------------
      Total separate account annual expenses      1.30%       1.65%
      -------------------------------------------------------------------
      Maximum withdrawal charge percentages       7%          8%
      -------------------------------------------------------------------
      Withdrawal charge periods                   7 years     9 years
      -------------------------------------------------------------------
      Special dollar cost averaging               Yes         No
      -------------------------------------------------------------------
      Special money market dollar cost averaging  No          Yes
      -------------------------------------------------------------------
      Credits                                     No          Yes

                            Throughout the Prospectus, any differences among the
                            contract series are identified.

                            You should work with your financial professional to decide which series of the contract may be appropriate for you
                            based on a thorough analysis of your particular insurance
                            needs, financial objectives, investment goals, time
                            horizons and risk tolerance. Not all series may be
                            available through your financial professional.
----------------------------------------------------------------------------------------
PROFESSIONAL INVESTMENT     The Retirement Cornerstone(R) Series' variable investment
MANAGEMENT                  options invest in different Portfolios managed by
                            professional investment advisers.
----------------------------------------------------------------------------------------
GUARANTEED INTEREST OPTION  .   Principal and interest guarantees.
                            .   Interest rates set periodically.
----------------------------------------------------------------------------------------
TAX ADVANTAGES              .   No tax on earnings inside the contract until you make
                                withdrawals from your contract or receive annuity
                                payments.
                            ------------------------------------------------------------
                            .   No tax on transfers among investment options inside the
                                contract.
                            ------------------------------------------------------------
                            If you are purchasing or contributing to an annuity
                            contract which is an Individual Retirement Annuity (IRA),
                            or to fund an employer retirement plan (QP or Qualified
                            Plan), you should be aware that such annuities do not
                            provide tax deferral benefits beyond those already provided by the Internal Revenue Code for these types of
                            arrangements. Before purchasing or contributing to one of
                            the contracts, you should consider whether its features and benefits beyond tax deferral meet your needs and goals. You may also want to consider the relative features, benefits
                            and costs of these annuities compared with any other
                            investment that you may use in connection with your
                            retirement plan or arrangement. Depending on your personal situation, the contract's Guaranteed benefits (other than
                            the RMD Wealth Guard death benefit) may have limited
                            usefulness because of required minimum distributions
                            ("RMDs").
----------------------------------------------------------------------------------------
GUARANTEED MINIMUM          THE GMIB IS ADDED TO YOUR CONTRACT BY DEFAULT, UNLESS YOU
INCOME BENEFIT ("GMIB")     DECLINE TO ELECT IT. You may only fund the GMIB starting at age 50. For jointly owned contracts, both owners must be
                            age 50 before the GMIB can be funded. The Initial Roll-up
                            rates associated with the GMIB are specified in the Rate
                            Sheet Supplement accompanying this Prospectus. IF YOU
                            PURCHASE THIS CONTRACT AT AGE 42 OR YOUNGER, THE INITIAL
                            ROLL-UP RATES WILL NEVER APPLY TO YOUR CONTRACT.
                            The GMIB guarantees, subject to certain restrictions,
                            annual lifetime payments ("Lifetime GMIB payments"), which will begin at the earliest of: (i) the next contract year
                            following the date your Protected Benefit account value
                            falls to zero, provided the no-lapse guarantee is in
                            effect; (ii) the contract date anniversary following your
                            95th birthday; and (iii) your election to exercise the
                            GMIB. Lifetime GMIB payments can be on a single or joint
                            life basis.
                            Your ability to exercise the GMIB is subject to a waiting
                            period which begins on the date you first fund your
                            Protected Benefit account. The waiting period is 10 years.
                            If you reset your GMIB benefit base, a new waiting period
                            to exercise the GMIB may apply from the date of the reset.
                            See "GMIB Exercise rules" in "Contract features and
                            benefits" for complete details.
----------------------------------------------------------------------------------------

                                      12

         RETIREMENT CORNERSTONE(R) SERIES AT A GLANCE -- KEY FEATURES

-------------------------------------------------------------------------------------------
GUARANTEED MINIMUM             YOUR LIFETIME GMIB PAYMENTS ARE CALCULATED BY APPLYING A
INCOME BENEFIT ("GMIB")        PERCENTAGE TO YOUR GMIB BENEFIT BASE. YOUR GMIB BENEFIT
(CONTINUED)                    BASE IS TIED TO AMOUNTS YOU ALLOCATE TO YOUR PROTECTED
                               BENEFIT ACCOUNT. THE INVESTMENT OPTIONS AVAILABLE TO FUND
                               YOUR PROTECTED BENEFIT ACCOUNT ARE LIMITED. SEE "GMIB
                               BENEFIT BASE" IN "CONTRACT FEATURES AND BENEFITS" LATER IN
                               THIS PROSPECTUS.
                               AN EXCESS WITHDRAWAL THAT REDUCES YOUR PROTECTED BENEFIT
                               ACCOUNT VALUE TO ZERO WILL CAUSE YOUR GMIB TO TERMINATE.
                               EVEN IF AN EXCESS WITHDRAWAL DOES NOT CAUSE YOUR GMIB TO
                               TERMINATE, IT CAN GREATLY REDUCE YOUR GMIB BENEFIT BASE AND
                               THE VALUE OF YOUR BENEFIT. Beginning in the contract year
                               in which you fund your Protected Benefit account, and prior to the beginning of your Lifetime GMIB payments, you can
                               take your Annual withdrawal amount without reducing your
                               GMIB benefit base.
                               See "Guaranteed minimum income benefit" and "Annual
                               withdrawal amount" under "Guaranteed minimum income
                               benefit" in "Contract features and benefits" later in this
                               Prospectus. ANY AMOUNTS YOU WISH TO BE CREDITED TOWARD YOUR
                               GMIB MUST BE ALLOCATED TO THE PROTECTED BENEFIT ACCOUNT.
                               The Guaranteed benefits under the contract are supported by
                               AXA Equitable's general account and are subject to AXA
                               Equitable's claims paying ability. Contract owners should
                               look to the financial strength of AXA Equitable for its
                               claims paying ability.
-------------------------------------------------------------------------------------------
GUARANTEED MINIMUM DEATH       .   Return of Principal death benefit
BENEFITS ("GMDBS")             .   Highest Anniversary Value death benefit
                               .   RMD Wealth Guard death benefit
                               .   "Greater of" death benefit
                               ANY AMOUNTS YOU WISH TO BE CREDITED TOWARD YOUR GMDB MUST
                               BE ALLOCATED TO THE PROTECTED BENEFIT ACCOUNT AND, IF YOU
                               ALSO HAVE THE GMIB, YOU CANNOT FUND THE PROTECTED BENEFIT
                               ACCOUNT UNTIL AT LEAST AGE 50.
                               The Return of Principal death benefit, Highest Anniversary
                               Value death benefit, and the "Greater of" death benefit are available in combination with the GMIB. The Return of
                               Principal death benefit, the RMD Wealth Guard death
                               benefit, and the Highest Anniversary Value death benefit
                               are available without the GMIB. However, the "Greater of"
                               death benefit can only be selected in combination with the
                               GMIB. If you do not select either the Highest Anniversary
                               Value death benefit, the "Greater of" death benefit, or the
                               RMD Wealth Guard death benefit, the Return of Principal
                               death benefit will automatically be issued with all
                               eligible contracts. Eligible contracts are those that meet the owner and annuitant issue age requirements described
                               under "Rules regarding contributions to your contract" in
                               "Appendix VIII".
                               The Return of Principal death benefit, like all of the
                               guaranteed minimum death benefits, only applies to amounts you allocate to the Protected Benefit account variable
                               investment options and not to the contract as a whole.
                               The RMD Wealth Guard death benefit cannot be elected in
                               combination with the GMIB.
                               An Excess RMD withdrawal will reduce your RMD Wealth Guard death benefit base on a pro rata basis. A pro rata
                               reduction to your RMD Wealth Guard death benefit base could be greater than the dollar amount of the withdrawal and
                               could significantly reduce or eliminate the value of your
                               RMD Wealth Guard death benefit.
                               The Guaranteed benefits under the contract are supported by
                               AXA Equitable's general account and are subject to AXA
                               Equitable's claims paying ability. Contract owners should
                               look to the financial strength of AXA Equitable for its
                               claims paying ability.
-------------------------------------------------------------------------------------------
INVESTMENT ACCOUNT DEATH       The death benefit in connection with your Investment
BENEFIT                        account is equal to the return of your account value as of the day we receive satisfactory proof of the owner's (or
                               older joint owner's, if applicable) death, any required
                               instructions for method of payment, and any required
                               information and forms necessary to effect payment.
-------------------------------------------------------------------------------------------
DROPPING OR CHANGING YOUR      You have the option to drop or change your Guaranteed
GUARANTEED BENEFITS            benefits subject to our rules. IN SOME CASES, YOU MAY HAVE
                               TO WAIT A SPECIFIED TIME PERIOD IN ORDER TO DROP YOUR
                               BENEFITS. Please see "Dropping or changing your Guaranteed benefits" in "Contract features and benefits," as well as
                               Appendix I, for more information.
-------------------------------------------------------------------------------------------
CREDIT AND EARNINGS BONUS      You allocate your contributions among the available
(SERIES CP(R) CONTRACTS ONLY)  investment options. We allocate a Credit to the corresponding investment options at the same time. The
                               Credit will apply to subsequent contribution amounts only
                               to the extent that those amounts exceed total withdrawals
                               from the contract. The amount of Credit is 3% of each
                               contribution. The Credit is subject to recovery by us in
                               certain limited circumstances.
                               An amount equal to 5% of your annual investment gains will be added to your Total account value on each contract date anniversary. This amount is the Earnings bonus. We do not
                               recover amounts associated with the Earnings bonus on
                               investment gains. Please see "Credits and Earnings bonus"
                               in "Contract features and benefits" for more information.
-------------------------------------------------------------------------------------------

                                      13

         RETIREMENT CORNERSTONE(R) SERIES AT A GLANCE -- KEY FEATURES

----------------------------------------------------------------------------------
CONTRIBUTION AMOUNTS  The chart below shows the minimum initial and, in parenthesis, subsequent contribution amounts under the
                      contracts. Please see "How you can purchase and contribute to your contract" in "Contract features and benefits",
                      "Simplified Employee Pension Plans (SEP Plans)" in "Tax
                      information" and "Rules regarding contributions to your
                      contract" in "Appendix VIII" for more information,
                      including important limitations on contributions.

                                                                          SERIES B           SERIES CP(R)
----------------------------------------------------------------------------------------------------------------
NQ                                                                        $5,000($500)/(1)/  $10,000($500)/(1)/
----------------------------------------------------------------------------------------------------------------
Traditional or Roth IRA                                                   $5,000($50)/(1)/   $10,000($50)/(1)/
----------------------------------------------------------------------------------------------------------------
Inherited IRA Beneficiary continuation contract (traditional IRA or Roth  $5,000($1,000)     n/a
IRA) ("Inherited IRA")
----------------------------------------------------------------------------------------------------------------
QP                                                                        $5,000($500)       $10,000($500)
----------------------------------------------------------------------------------------------------------------
SEP IRA                                                                   $5,000($500)/(1)/  $10,000($500)/(1)/
----------------------------------------------------------------------------------------------------------------
                      /(1)/$100 monthly and $300 quarterly under our automatic
                           investment program.
                      .   Maximum contribution limitations apply to all
                          contracts. For more information, please see "How you
                          can purchase and contribute to your contract" in
                          "Contract features and benefits" later in this
                          Prospectus.
                      ------------------------------------------------------------
                      Upon advance notice to you, we may exercise certain rights we have under the contract regarding contributions,
                      including our rights to: (i) change minimum and maximum
                      contribution requirements and limitations, and (ii)
                      discontinue acceptance of contributions. Further, we may at any time exercise our rights to limit or terminate your
                      contributions and transfers to any of the variable
                      investment options (including the Protected Benefit account variable investment options) and to limit the number of
                      variable investment options which you may select.
----------------------------------------------------------------------------------
ACCOUNT TYPES         You may allocate your contributions to the Investment
                      account, or, if you are eligible to have one or more
                      Guaranteed benefits and you wish to fund them, you may
                      allocate your contributions to the Protected Benefit
                      account. The Investment account offers over 100 investment options and is designed to meet the asset allocation and
                      accumulation needs of a many types of investors. The
                      Protected Benefit account offers a limited selection of
                      core investment options that work in conjunction with the
                      optional Guaranteed benefits. You should be aware that we
                      select investment options for the Protected Benefit account that generally offer lower volatility in order to reduce
                      our downside exposure in providing the Guaranteed benefits.
                      In rising market conditions, this strategy may also result in periods of underperformance.
                      INVESTMENT ACCOUNT
                      .   Investment account variable investment options
                      .   Guaranteed interest option
                      .   Amounts in a Special DCA program designated for future
                          transfers to Investment account variable investment
                          options or the guaranteed interest option
                      PROTECTED BENEFIT ACCOUNT
                      .   Protected Benefit account variable investment options
                      .   Amounts in a Special DCA program designated for future
                          transfers to Protected Benefit account variable
                          investment options
----------------------------------------------------------------------------------
ACCESS TO YOUR MONEY  .   Partial withdrawals
                      .   Several options for withdrawals on a periodic basis
                      .   Contract surrender
                      .   Various options for required minimum distributions
                      .   Maximum payment plan (only under contracts with GMIB)
                      .   Customized payment plan (only under contracts with GMIB)
                      Any income you receive may be subject to tax; it may also
                      be subject to an additional 10% income tax penalty unless
                      you are age 59 1/2 or another exception applies. Also,
                      certain withdrawals will diminish the value of any
                      Guaranteed benefits you have funded. Withdrawal charges may also apply.
----------------------------------------------------------------------------------
PAYOUT OPTIONS        .   Fixed annuity payout options
                      .   Other payout options through other contracts
----------------------------------------------------------------------------------

                                      14

         RETIREMENT CORNERSTONE(R) SERIES AT A GLANCE -- KEY FEATURES

---------------------------------------------------------------------------------------
ADDITIONAL FEATURES        .   Dollar cost averaging programs
                           .   Automatic investment program
                           .   Optional rebalancing (for amounts in the Investment
                               account variable investment options and guaranteed
                               interest option)
                           .   Systematic transfer program (four options for transfers
                               from the Investment account to the Protected Benefit
                               account)
                           .   Transfers among investment options at no charge
                               (subject to limitations)
                           .   Waiver of withdrawal charge for certain withdrawals,
                               disability, terminal illness, or confinement to a
                               nursing home
                           .   Option to drop or change your Guaranteed benefits after
                               issue, subject to our rules. Please see "Dropping or
                               changing your Guaranteed benefits" in "Contract
                               features and benefits," as well as Appendix I, for more
                               information.
                           .   Spousal continuation
                           .   Beneficiary continuation option
                           .   Annual resets of your GMIB benefit base and GMDB
                               Roll-up benefit base (used to calculate your "Greater
                               of" death benefit)
---------------------------------------------------------------------------------------
FEES AND CHARGES           Please see "Fee table" later in this section for complete
                           details.
---------------------------------------------------------------------------------------
OWNER AND ANNUITANT ISSUE  Please see "Rules regarding contributions to your contract"
AGES                       in "Appendix VIII" for owner and annuitant issue ages
                           applicable to your contract.
---------------------------------------------------------------------------------------
CONTRACT TERMINATION       YOUR CONTRACT MAY TERMINATE WITHOUT VALUE IF YOUR TOTAL
                           ACCOUNT VALUE FALLS TO ZERO AS A RESULT OF EXCESS
                           WITHDRAWALS, OR THE PAYMENT OF ANY APPLICABLE CHARGES WHEN
                           DUE, OR A COMBINATION OF THE TWO. Please see "Effect of
                           your account values falling to zero" in "Determining your
                           contract's value" later in this Prospectus for more
                           information.
---------------------------------------------------------------------------------------
YOUR RIGHT TO CANCEL       To exercise your cancellation right under the contract, you must notify us with a signed letter of instruction electing this right, to our processing office within 10 days after
                           you receive your contract. If state law requires, this
                           "free look" period may be longer. See "Your right to cancel within a certain number of days" in "Contract features and benefits" later in this Prospectus for more information.
---------------------------------------------------------------------------------------
GUARANTEED BENEFIT OFFERS  From time to time, we may offer you some form of payment or incentive in return for terminating or modifying certain
                           guaranteed benefits. See "Guaranteed benefit offers" in
                           "Contract features and benefits" for more information.
---------------------------------------------------------------------------------------

THE TABLE ABOVE SUMMARIZES ONLY CERTAIN CURRENT KEY FEATURES AND BENEFITS OF
THE CONTRACT. THE TABLE ALSO SUMMARIZES CERTAIN CURRENT LIMITATIONS,
RESTRICTIONS AND EXCEPTIONS TO THOSE FEATURES AND BENEFITS THAT WE HAVE THE
RIGHT TO IMPOSE UNDER THE CONTRACT AND THAT ARE SUBJECT TO CHANGE IN THE
FUTURE. IN SOME CASES, OTHER LIMITATIONS, RESTRICTIONS AND EXCEPTIONS MAY
APPLY. THE CONTRACT MAY NOT CURRENTLY BE AVAILABLE IN ALL STATES. CERTAIN
FEATURES AND BENEFITS DESCRIBED IN THIS PROSPECTUS MAY VARY IN YOUR STATE; ALL
FEATURES AND BENEFITS MAY NOT BE AVAILABLE IN ALL CONTRACTS, IN ALL STATES OR
FROM ALL SELLING BROKER-DEALERS. YOU MAY CONTACT US TO PURCHASE ANY VERSION OF
THE CONTRACT IF A VERSION IS NOT OFFERED BY THE SELLING BROKER-DEALER. FOR A
STATE-BY-STATE DESCRIPTION OF ALL MATERIAL VARIATIONS OF THIS CONTRACT, SEE
APPENDIX V LATER IN THIS PROSPECTUS.

For more detailed information, we urge you to read the contents of this
Prospectus, as well as your contract. This Prospectus is a disclosure document and describes all of the contract's material features, benefits, rights and obligations, as well as other information. The Prospectus should be read carefully before investing. Please feel free to speak with your financial professional, or call us, if you have any questions.

OTHER CONTRACTS

We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, and have fees and charges, that are different from those in the contracts offered by this Prospectus. Not every contract we issue, including some described in this Prospectus, is offered through every selling broker-dealer. Some selling broker-dealers may not offer and/or limit the offering of certain features or options, as well as limit the availability of the contracts, based on issue age or other criteria established by the selling broker-dealer. Upon request, your financial professional can show you information regarding other AXA Equitable annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of the AXA Equitable annuity contracts.

You should work with your financial professional to decide whether one or more optional benefits are appropriate for you based on a thorough analysis of your particular insurance needs, financial objectives, investment goals, time horizons and risk tolerance.

                                      15

         RETIREMENT CORNERSTONE(R) SERIES AT A GLANCE -- KEY FEATURES

Fee table

--------------------------------------------------------------------------------

The following tables describe the fees and expenses that you will pay when buying, owning and surrendering the contract. Each of the charges and expenses is more fully described in "Charges and expenses" later in this Prospectus.

The first table describes fees and expenses that you will pay at the time that you surrender the contract or if you make certain withdrawals, transfers or request special services. Charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state, may also apply./(1)/

--------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE AT THE TIME YOU
 REQUEST CERTAIN TRANSACTIONS
--------------------------------------------------------------
Maximum withdrawal charge as a percentage of contributions
withdrawn (deducted if you surrender your contract or make
certain withdrawals or apply your cash value to certain
payout options):/(2)/

SERIES B SERIES CP(R)
-------- ---------
7.00%    8.00%/(9)/

Charge for each additional transfer in excess of 12
transfers per contract year:/(3)/

Maximum Charge: $35
Current Charge: $0

SPECIAL SERVICE CHARGES:/(4)/

..   Express mail charge                                      Current and Maximum Charge:       $35
..   Wire transfer charge                                     Current and Maximum Charge:       $90
..   Duplicate contract charge                                Current and Maximum Charge:       $35/(6)/
..   Check preparation charge/(5)/                            Maximum Charge:                   $85
..   Charge for third party transfer or exchange/(5)/         Current Charge:                   $0
                                                             Maximum Charge:                   $125
                                                             Current Charge:                   $65/(6)/
--------------------------------------------------------------------------------------------------------

The following tables describe the fees and expenses that
you will pay periodically during the time that you own the
contract, not including the underlying trust portfolio fees
and expenses.
--------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE ON EACH CONTRACT DATE
 ANNIVERSARY
--------------------------------------------------------------------------
Maximum annual administrative charge/(7)/

   If your account value on a contract date anniversary is     $30
   less than $50,000/(8)/

   If your account value on a contract date anniversary is     $0
   $50,000 or more
-------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR VARIABLE INVESTMENT OPTIONS EXPRESSED
 AS AN ANNUAL PERCENTAGE OF DAILY NET ASSETS
-------------------------------------------------------------------------
SEPARATE ACCOUNT ANNUAL EXPENSES:/(9)/                       SERIES B SERIES CP(R)
                                                             -------- ---------
Operations                                                   0.80%    1.05%
Administration                                               0.30%    0.35%
Distribution                                                 0.20%    0.25%
                                                             -----    -----
Total separate account annual expenses ("Contract fee")      1.30%    1.65%
--------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE EACH YEAR IF YOU FUND
 ANY OF THE FOLLOWING OPTIONAL BENEFITS
--------------------------------------------------------------------
GUARANTEED MINIMUM DEATH BENEFIT CHARGE (Calculated as a
percentage of the applicable benefit base./(10) /Deducted
annually/(11) /on each contract date anniversary for which
the benefit is in effect.)

   Return of Principal death benefit                           No Additional Charge

   Highest Anniversary Value death benefit                     0.35% (current and maximum)
----------------------------------------------------------------------------------------------
RMD Wealth Guard death benefit

   Maximum Charge:                                             1.20% (for issue ages 20-64)
                                                               2.00% (for issue ages 65-68)

   Current Charge/(12)/:                                       0.60% (for issue ages 20-64)
                                                               1.00% (for issue ages 65-68)
-----------------------------------------------------------------------------------------------
"Greater of" death benefit

   Maximum Charge:                                             2.50%

   Current Charge/(13)/:                                       1.25%
----------------------------------------------------------------------------------------------

                                      16

                                   FEE TABLE

GUARANTEED MINIMUM INCOME BENEFIT CHARGE (Calculated as a
percentage of the GMIB benefit base/(10)/. Deducted
annually/(11)/ on each contract date anniversary for which
the benefit is in effect.)

   Maximum Charge:                                              2.50%
   Current Charge/(13)/:                                        1.25%
-----------------------------------------------------------------------------
You also bear your proportionate share of all fees and expenses paid by a
Portfolio that corresponds to any variable investment option you are using.
This table shows the lowest and highest total operating expenses charged by any of the Portfolios that you will pay periodically during the time that you own the contract. These fees and expenses are reflected in the Portfolio's net asset value each day. Therefore, they reduce the investment return of the
Portfolio and the related variable investment option. Actual fees and expenses are likely to fluctuate from year to year. More detail concerning each
Portfolio's fees and expenses is contained in the prospectus for the Portfolio.

-----------------------------------------------------------------------------------------------------------
 PORTFOLIO OPERATING EXPENSES EXPRESSED AS AN ANNUAL PERCENTAGE OF DAILY NET ASSETS
-----------------------------------------------------------------------------------------------------------
Total Annual Portfolio Operating Expenses (expenses that are deducted from Portfolio assets  Lowest Highest
including management fees, 12b-1 fees, service fees, and/or other expenses)/(*)/             0.58%  2.60%
-----------------------------------------------------------------------------------------------------------

Notes:

(*)"Total Annual Portfolio Operating Expenses" are based, in part, on estimated amounts of such expenses. Pursuant to a contract, AXA Equitable Funds
   Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of certain affiliated
   Portfolios through April 30, 2020 ("Expense Limitation Arrangement") (unless the Trust's Board of Trustees consents to an earlier revision or termination of this agreement). The Expense Limitation Arrangement may be terminated by
   AXA Equitable Funds Management Group, LLC at any time after April 30, 2020.
   The range of expenses in the table above does not include the effect of any
   Expense Limitation Arrangement. The Expense Limitation Arrangement does not apply to unaffiliated Portfolios. The range of expense in the table below includes the effect of the Expense Limitation Arrangements.

-------------------------------------------------------------------------------------------------------------------
 PORTFOLIO OPERATING EXPENSES EXPRESSED AS AN ANNUAL PERCENTAGE OF DAILY NET ASSETS
-------------------------------------------------------------------------------------------------------------------
Total Annual Portfolio Operating Expenses after the effect of Expense Limitation Arrangements/(14)/  Lowest Highest
                                                                                                     0.58%  2.02%
-------------------------------------------------------------------------------------------------------------------

   For complete information regarding the Expense Limitation Arrangements see the prospectuses for the underlying Portfolios.

(1)The current tax charge that might be imposed varies by jurisdiction and currently ranges from 0% to 3.5%.

(2)Deducted upon a withdrawal of amounts in excess of the free withdrawal amount, if applicable:

   The withdrawal charge percentage we use is determined by the contract year in which you make the withdrawal, surrender your contract to receive its cash value, or, if offered, surrender your contract to apply your cash value to a non-life contingent annuity payment option. For each contribution, we consider the contract year in which we receive that contribution to be
   "contract year 1").

                      Contract Year  Series B Series CP(R)
                      -------------  -------- ------------
                          1.........  7.00%      8.00%
                          2.........  7.00%      8.00%
                          3.........  6.00%      7.00%
                          4.........  6.00%      6.00%
                          5.........  5.00%      5.00%
                          6.........  3.00%      4.00%
                          7.........  1.00%      3.00%
                          8.........  0.00%      2.00%
                          9.........  0.00%      1.00%
                          10+.......  0.00%      0.00%

(3)Currently, we do not charge for transfers among investment options under the contract. However, we reserve the right to charge for transfers in excess of
   12 transfers per contract year. We will charge no more than $35 for each transfer at the time each transfer is processed. See "Transfer charge" under
   "Charges that AXA Equitable deducts" in "Charges and expenses" later in this
   Prospectus.

(4)These charges may increase over time to cover our administrative costs. We may discontinue these services at any time.

(5)The sum of these charges will never exceed 2% of the amount disbursed or transferred.

(6)This charge is currently waived. This waiver may be discontinued at any time, with or without notice.

(7)If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the administrative charge for that year.

(8)During the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your Total account value. Thereafter, the charge, if applicable, is $30 for each contract year.

(9)In connection with the separate account annual expenses, these charges compensate us for certain risks we assume and expenses we incur under the contract. We expect to make a profit from these charges. For Series CP(R)
   contracts, both the contract fee and the withdrawal charge compensate us for the expense associated with the Credit.

(10)The benefit base is not an account value or cash value. Your initial benefit base is equal to your initial contribution or transfer to the
    Protected Benefit account variable investment options and amounts in a
    Special DCA program designated for transfers to the Protected Benefit account variable investment options. For Series CP(R) contracts, your

                                      17

                                   FEE TABLE

   initial benefit base does not include the Credit. Subsequent adjustments to the applicable benefit base and the investment performance of the Protected
   Benefit account may result in a "benefit base" that is significantly different from your total contributions or future transfers to, or account value in, the Protected Benefit account. See "Guaranteed minimum death benefits" and "Guaranteed minimum income benefit" in "Contract features and benefits" later in this Prospectus.

(11)If the contract is surrendered or annuitized, or a death benefit is paid, or the benefit is dropped (if applicable), on any date other than the contract date anniversary, we will deduct a pro rata portion of the charge for that year.

(12)We reserve the right to increase or decrease this charge any time after your second contract date anniversary. See "RMD Wealth Guard death benefit charge" in "Charges and expenses" later in this Prospectus.

(13)We reserve the right to increase or decrease this charge any time after your second contract date anniversary. See "Guaranteed minimum income benefit charge" and "Greater of death benefit" in "Charges and expenses"
    later in this Prospectus.

(14)"Total Annual Portfolio Operating Expenses" are based, in part, on estimated amounts of such expenses.

EXAMPLES

These examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, separate account annual expenses, and underlying trust fees and expenses (including the underlying portfolio fees and expenses). These examples do not reflect charges for any special service you may request.

GENERAL NOTE ABOUT EXAMPLES IN THIS PROSPECTUS: All examples assume that the contract owner is age eligible to fund the referenced Guaranteed benefits.

The first example below shows the expenses that a hypothetical contract owner
(who has elected the "Greater of" death benefit with the Guaranteed minimum income benefit) would pay in the situations illustrated. These examples use an estimated average annual administrative charge based on anticipated sales and contract sizes, which results in an estimated annual administrative charge calculated as a percentage of contract value, as follows: Series B: 0.006% and
Series CP(R): 0.011%. The example assumes the maximum charges that would apply based on a 5% return for the "Greater of" death benefit and Guaranteed minimum income benefit, both of which are calculated as a percentage of each Guaranteed benefit's benefit base. The example also assumes there has not been a withdrawal from the Protected Benefit account.

In this example, we assume the highest Deferral Roll-up rate of 8% that can be applied to the GMIB and GMDB Roll-up benefit bases annually. We do this because this will result in the highest minimum GMIB benefit base and "Greater of"
death benefit base. Since the charges for the GMIB and "Greater of" death benefit are calculated as a percentage of their applicable benefit bases, the examples show the maximum charges under these assumptions. We reserve the right to declare a Deferral Roll-up rate in excess of 8%. A higher Deferral Roll-up rate could result in a higher GMIB benefit base and "Greater of" death benefit base. However, since we cannot predict how high your Deferral Roll-up rate might be, we have based the example on a Deferral Roll-up rate of 8%, which is the highest rate available under the Deferral Ten-Year Treasuries Formula Rate.
See "Deferral Roll-up rate" under "Guaranteed minimum income benefit" in
"Contract features and benefits."

Amounts allocated to the Special DCA programs (as available) are not covered by these examples. The annual administrative charge and any applicable withdrawal charge do apply to amounts allocated to the Special DCA programs.

The example assumes that you invest $10,000 in the Protected Benefit account variable investment options for the time periods indicated, and that your investment has a 5% return each year. The example for Series CP(R) contracts assumes that a 3% Credit was applied to your contribution. Other than the annual administrative charge and the charges for the Guaranteed benefits (which are described immediately above), the example also assumes separate account annual expenses and that amounts are allocated to the Protected Benefit account variable investment options that invest in Portfolios with (a) the maximum fees and expenses, and (b) the minimum fees and expenses (before expense limitations). Each example should not be considered a representation of past or future expenses for each option. Actual expenses may be greater or less than those shown. Similarly, the annual rate of return assumed in each example is not an estimate or guarantee of future investment performance. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

                                             SERIES B
----------------------------------------------------------------------------------------------------------------------
                                    IF YOU SURRENDER YOUR CONTRACT AT THE IF YOU DO NOT SURRENDER YOUR CONTRACT AT THE
                                    END OF THE APPLICABLE TIME PERIOD     END OF THE APPLICABLE TIME PERIOD
----------------------------------------------------------------------------------------------------------------------
                                    1 YEAR   3 YEARS   5 YEARS  10 YEARS  1 YEAR     3 YEARS    5 YEARS    10 YEARS
----------------------------------------------------------------------------------------------------------------------
(a)assuming maximum fees and
   expenses of any of the
   Protected Benefit account
   investment options               $1,365   $2,957    $4,970   $10,374    $665      $2,357     $4,470     $10,374
----------------------------------------------------------------------------------------------------------------------
(b)assuming minimum fees and
   expenses of any of the
   Protected Benefit account
   investment options               $1,210   $2,510    $4,275   $ 9,313    $510      $1,910     $3,775     $ 9,313
----------------------------------------------------------------------------------------------------------------------
                                           SERIES CP(R)
----------------------------------------------------------------------------------------------------------------------
                                    IF YOU SURRENDER YOUR CONTRACT AT THE IF YOU DO NOT SURRENDER YOUR CONTRACT AT THE
                                    END OF THE APPLICABLE TIME PERIOD     END OF THE APPLICABLE TIME PERIOD
----------------------------------------------------------------------------------------------------------------------
                                    1 YEAR   3 YEARS   5 YEARS  10 YEARS  1 YEAR     3 YEARS    5 YEARS    10 YEARS
----------------------------------------------------------------------------------------------------------------------
(a)assuming maximum fees and
   expenses of any of the
   Protected Benefit account
   investment options               $1,516   $3,201    $5,195   $10,734    $716      $2,501     $4,695     $10,734
----------------------------------------------------------------------------------------------------------------------
(b)assuming minimum fees and
   expenses of any of the
   Protected Benefit account
   investment options               $1,356   $2,744    $4,489   $ 9,677    $556      $2,044     $3,989     $ 9,677
----------------------------------------------------------------------------------------------------------------------

                                      18

                                   FEE TABLE

The next example shows the expenses that a hypothetical contract owner who has opted out of all optional benefits that have fees associated with them would pay in the situations illustrated. These examples use an estimated average annual administrative charge based on anticipated sales and contract sizes, which results in an estimated annual administrative charge calculated as a percentage of contract value, as follows: Series B: 0.006% and Series CP(R):
0.011%.

The example assumes amounts are allocated to the most expensive and least expensive Portfolio. Amounts allocated to the guaranteed interest option and the Special DCA programs (as available) are not covered by these examples. The annual administrative charge and any applicable withdrawal charge do apply to amounts allocated to the guaranteed interest option and the Special DCA programs.

The example assumes that you invest $10,000 in the Investment account variable investment options for the time periods indicated, and that your investment has a 5% return each year. The example for Series CP(R) contracts assumes that a 3%
Credit was applied to your contribution. Other than the annual administrative charge (which is described immediately above), the example also assumes maximum contract charges and total annual expenses of the Portfolios (before expense limitations) invested in by the Investment account variable investment options set forth in the previous charts. Each example should not be considered a representation of past or future expenses for each option. Actual expenses may be greater or less than those shown. Similarly, the annual rate of return assumed in each example is not an estimate or guarantee of future investment performance. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

                                             SERIES B
---------------------------------------------------------------------------------------------------------
                                                                           IF YOU DO NOT SURRENDER YOUR
                                    IF YOU SURRENDER YOUR CONTRACT AT THE   CONTRACT AT THE END OF THE
                                    END OF THE APPLICABLE TIME PERIOD         APPLICABLE TIME PERIOD
---------------------------------------------------------------------------------------------------------
                                    1 YEAR   3 YEARS   5 YEARS  10 YEARS  1 YEAR 3 YEARS 5 YEARS 10 YEARS
---------------------------------------------------------------------------------------------------------
(a)assuming maximum fees and
   expenses of any of the
   Portfolios                       $1,110   $1,841    $2,588    $4,271    $410  $1,241  $2,088   $4,271
---------------------------------------------------------------------------------------------------------
(b)assuming minimum fees and
   expenses of any of the
   Portfolios                       $  898   $1,212    $1,552    $2,272    $198  $  612  $1,052   $2,272
---------------------------------------------------------------------------------------------------------
                                           SERIES CP(R)
---------------------------------------------------------------------------------------------------------
                                                                           IF YOU DO NOT SURRENDER YOUR
                                    IF YOU SURRENDER YOUR CONTRACT AT THE   CONTRACT AT THE END OF THE
                                    END OF THE APPLICABLE TIME PERIOD         APPLICABLE TIME PERIOD
---------------------------------------------------------------------------------------------------------
                                    1 YEAR   3 YEARS   5 YEARS  10 YEARS  1 YEAR 3 YEARS 5 YEARS 10 YEARS
---------------------------------------------------------------------------------------------------------
(a)assuming maximum fees and
   expenses of any of the
   Portfolios                       $1,261   $2,090    $2,828    $4,718    $461  $1,390  $2,328   $4,718
---------------------------------------------------------------------------------------------------------
(b)assuming minimum fees and
   expenses of any of the
   Portfolios                       $1,042   $1,446    $1,778    $2,733    $242  $  746  $1,278   $2,733
---------------------------------------------------------------------------------------------------------

For information on how your contract works under certain hypothetical circumstances, please see Appendix IV at the end of this Prospectus.

CONDENSED FINANCIAL INFORMATION

Please see Appendix XI at the end of this Prospectus for the unit values and the number of units outstanding as of the end of the periods shown for each of the variable investment options available as of December 31, 2018.

                                      19

                                   FEE TABLE

1. Contract features and benefits

--------------------------------------------------------------------------------

HOW YOU CAN PURCHASE AND CONTRIBUTE TO YOUR CONTRACT

You may purchase a contract by making payments to us that we call
"contributions." We can refuse to accept an application from you or any contribution from you at any time, including after you purchase the contract.
We require a minimum contribution amount for each type of contract purchased.
Maximum contribution limitations also apply. The tables in Appendix VIII later in this Prospectus, summarize our current rules regarding contributions to your contract, which are subject to change. Both the owner and annuitant named in the contract must meet the issue age requirements shown in the table, and contributions are based on the age of the older of the original owner and annuitant.

--------------------------------------------------------------------------------
WE RESERVE THE RIGHT TO CHANGE OUR CURRENT LIMITATIONS ON YOUR CONTRIBUTIONS
AND TO DISCONTINUE ACCEPTANCE OF CONTRIBUTIONS.
--------------------------------------------------------------------------------

We currently do not accept any contribution to your contract if: (i) the sum of all contributions under all Accumulator(R) Series and Retirement Cornerstone(R)
Series contracts with the same owner or annuitant would then total more than
$1,500,000, or (ii) the aggregate contributions under all AXA Equitable annuity accumulation contracts with the same owner or annuitant would then total more than $2,500,000. We may waive these and other contribution limitations based on certain criteria that we determine, including Guaranteed benefits, issue age, aggregate contributions, variable investment option allocations and selling broker-dealer compensation. These and other contribution limitations may not be applicable in your state. For a state-by-state description of all material variations of the contracts, see Appendix V later in this Prospectus.

You may not contribute or transfer more than $1,500,000 to your Protected
Benefit account variable investment options and a Special DCA program with amounts designated for the Protected Benefit account variable investment options.

Once a withdrawal is taken from your Protected Benefit account, you cannot make additional contributions to your Protected Benefit account, either directly or through a new Special DCA program. You may, however, be able to continue to make transfers from your Investment account to the Protected Benefit account variable investment options until such time you make a subsequent contribution to your Investment account. Scheduled transfers from an existing Special DCA program will continue through to the program's conclusion.

We may accept less than the minimum initial contribution under a contract if an aggregate amount of Retirement Cornerstone(R) Series contracts, respectively, purchased at the same time by an individual (including spouse) meet the minimum.

--------------------------------------------------------------------------------
THE "OWNER" IS THE PERSON WHO IS THE NAMED OWNER IN THE CONTRACT AND, IF AN
INDIVIDUAL, IS THE MEASURING LIFE FOR DETERMINING CONTRACT BENEFITS. THE
"ANNUITANT" IS THE PERSON WHO IS THE MEASURING LIFE FOR DETERMINING THE
CONTRACT MATURITY DATE. THE ANNUITANT IS NOT NECESSARILY THE CONTRACT OWNER.
WHERE THE OWNER OF A CONTRACT IS NON-NATURAL, THE ANNUITANT IS THE MEASURING
LIFE FOR DETERMINING CONTRACT BENEFITS.
--------------------------------------------------------------------------------

Upon advance notice to you, we may exercise certain rights we have under the contract regarding contributions, including our rights to:

..   Change our contribution requirements and limitations and our transfer rules, including to:

   -- increase or decrease our minimum contribution requirements and increase or decrease our maximum contribution limitations;

   -- discontinue the acceptance of subsequent contributions to the contract;

   -- discontinue the acceptance of subsequent contributions and/or transfers into one or more of the variable investment options and/or guaranteed interest option; and

   -- discontinue the acceptance of subsequent contributions and/or transfers into the Protected Benefit account variable investment options.

..   Default certain contributions and transfers designated for a Protected
    Benefit account variable investment option(s) to the corresponding
    Investment account variable investment option(s), which invests in the same underlying Portfolio(s). See "Rebalancing among your Protected Benefit account variable investment options" under "Allocating your contributions"
    later in this section.

..   Further limit the number of variable investment options you may invest in at any one time.

..   Limit or terminate new contributions or transfers to an investment option.

WE RESERVE THE RIGHT IN OUR SOLE DISCRETION TO DISCONTINUE THE ACCEPTANCE OF,
AND/OR PLACE LIMITATIONS ON CONTRIBUTIONS AND TRANSFERS INTO THE CONTRACT
AND/OR CERTAIN INVESTMENT OPTIONS. IF YOU HAVE ONE OR MORE GUARANTEED BENEFITS
AND WE EXERCISE OUR RIGHT TO DISCONTINUE THE ACCEPTANCE OF, AND/OR PLACE
ADDITIONAL LIMITATIONS ON, CONTRIBUTIONS TO THE CONTRACT AND/OR CONTRIBUTIONS
AND/OR TRANSFERS INTO THE PROTECTED BENEFIT ACCOUNT VARIABLE INVESTMENT
OPTIONS, YOU MAY NO LONGER BE ABLE TO FUND YOUR GUARANTEED BENEFIT(S). THIS
MEANS THAT IF YOU HAVE NOT YET ALLOCATED AMOUNTS TO THE PROTECTED BENEFIT
ACCOUNT VARIABLE INVESTMENT OPTIONS, YOU MAY NOT BE ABLE TO FUND YOUR
GUARANTEED BENEFIT(S). THIS ALSO MEANS THAT IF YOU HAVE ALREADY FUNDED YOUR
GUARANTEED BENEFITS BY ALLOCATING AMOUNTS TO THE PROTECTED BENEFIT ACCOUNT
VARIABLE INVESTMENT OPTIONS, YOU MAY NO LONGER BE ABLE TO INCREASE YOUR
PROTECTED BENEFIT ACCOUNT VALUE AND THE BENEFIT BASES ASSOCIATED WITH YOUR
GUARANTEED BENEFITS THROUGH CONTRIBUTIONS AND TRANSFERS.

OWNER AND ANNUITANT REQUIREMENTS

Under NQ contracts, the annuitant can be different from the owner. Only natural persons can be joint owners. This means that an entity such as a corporation cannot be a joint owner. We also reserve the right to prohibit availability of this contract to other non-natural owners.

                                      20

                        CONTRACT FEATURES AND BENEFITS

For NQ contracts (with a single owner, joint owners, or a non-natural owner) we permit the naming of joint annuitants only when the contract is purchased through an exchange that is intended not to be taxable under Section 1035 of the Internal Revenue Code and only where the joint annuitants are spouses.

Owners which are not individuals are required to document their status to avoid
30% FATCA withholding from U.S.-source income.

Under all IRA contracts, the owner and annuitant must be the same person. In some cases, an IRA contract may be held in a custodial individual retirement account for the benefit of the individual annuitant. See "Inherited IRA
Beneficiary continuation contract" later in this section for Inherited IRA owner and annuitant requirements.

For the Spousal continuation feature to apply, the spouses must either be joint owners, or, for single owner contracts, the surviving spouse must be the sole primary beneficiary. The determination of spousal status is made under applicable state law. However, in the event of a conflict between federal and state law, we follow federal rules. Certain same-sex civil union and domestic partners may not be eligible for tax benefits under federal law and in some circumstances will be required to take post-death distributions that dilute or eliminate the value of the contractual benefit.

In general, we will not permit a contract to be owned by a minor unless it is pursuant to the Uniform Gift to Minors Act or the Uniform Transfers to Minors
Act in your state.

Under QP contracts, the owner must be the qualified plan trust and the annuitant must be a plan participant/employee. The term "QP contracts" used in this Prospectus refers to QPDB and/or QPDC contracts. See Appendix II at the end of this Prospectus for more information regarding QP contracts.

Certain benefits under your contract, as described in this Prospectus, are based on the age of the owner. If the owner of the contract is not a natural person, these benefits will be based on the age of the annuitant. Under QP contracts, all benefits are based on the age of the annuitant. In this
Prospectus, when we use the terms OWNER and JOINT OWNER, we intend these to be references to ANNUITANT and JOINT ANNUITANT, respectively, if the contract has a non-natural owner. Unless otherwise stated, if the contract is jointly owned or is issued to a non-natural owner, benefits are based on the age of the older joint owner or older joint annuitant, as applicable.

PURCHASE CONSIDERATIONS FOR A CHARITABLE REMAINDER TRUST

(THIS SECTION ONLY APPLIES TO SERIES B.)

If you are purchasing the contract to fund a charitable remainder trust and allocate any account value to the Protected Benefit account, you should strongly consider "split-funding": that is, the trust holds investments in addition to this Retirement Cornerstone(R) 19 contract. Charitable remainder trusts are required to make specific distributions. The charitable remainder trust annual distribution requirement may be equal to a percentage of the donated amount or a percentage of the current value of the donated amount. The required distribution may have an adverse impact on the value of your
Guaranteed benefits.

Series CP(R) contracts are not available for purchase by charitable remainder trusts.

HOW YOU CAN MAKE YOUR CONTRIBUTIONS

Except as noted below, contributions must be by check drawn on a U.S. bank, in
U.S. dollars, and made payable to AXA Equitable. We may also apply contributions made pursuant to an intended Section 1035 tax-free exchange or a direct transfer. For an IRA contract (traditional or Roth) your initial contribution must be a direct transfer contribution from another IRA contract
(traditional or Roth, as the case may be) or a rollover from an IRA or other eligible retirement plan. We do not accept starter checks or travelers' checks.
All checks are subject to our ability to collect the funds. We reserve the right to reject a payment if it is received in an unacceptable form or not in accordance with our administrative procedures.

If your contract is sold by a financial professional of AXA Advisors, AXA
Advisors will direct us to hold your initial contribution, whether received via check or wire, in a non-interest bearing "Special Bank Account for the
Exclusive Benefit of Customers" while AXA Advisors ensures your application is complete and that suitability standards are met. AXA Advisors will either complete this process or instruct us to return your contribution to you within the applicable Financial Industry Regulatory Authority ("FINRA") time requirements. Upon timely and successful completion of this review, AXA
Advisors will instruct us to transfer your contribution into our non-interest bearing suspense account and transmit your application to us, so that we can consider your application for processing.

--------------------------------------------------------------------------------
THE "CONTRACT DATE" IS THE EFFECTIVE DATE OF A CONTRACT. THIS USUALLY IS THE
BUSINESS DAY WE RECEIVE THE PROPERLY COMPLETED AND SIGNED APPLICATION, ALONG
WITH ANY OTHER REQUIRED DOCUMENTS, AND YOUR INITIAL CONTRIBUTION. YOUR CONTRACT
DATE WILL BE SHOWN IN YOUR CONTRACT. THE 12 MONTH PERIOD BEGINNING ON YOUR
CONTRACT DATE AND EACH 12 MONTH PERIOD AFTER THAT DATE IS A "CONTRACT YEAR."
THE END OF EACH 12 MONTH PERIOD IS YOUR "CONTRACT DATE ANNIVERSARY." FOR
EXAMPLE, IF YOUR CONTRACT DATE IS MAY 1, YOUR CONTRACT DATE ANNIVERSARY IS
APRIL 30.
--------------------------------------------------------------------------------

If your application is in good order when we receive it for application processing purposes, your contribution will be applied within two business days. If any information we require to issue your contract is missing or unclear, we will hold your contribution while we try to obtain this information. If we are unable to obtain all of the information we require within five business days after we receive an incomplete application or form, we will inform the financial professional submitting the application on your behalf. We will then return the contribution to you, unless you or your financial professional acting on your behalf, specifically direct us to keep your contribution until we receive the required information. The contribution will be applied as of the date we receive the missing information.

If your financial professional is with a selling broker-dealer other than AXA
Advisors, your initial contribution must generally be accompanied by a completed application and any other form we need to process the payments. If any information is missing or unclear, we will hold the contribution, whether received via check or wire, in a non-interest bearing suspense account while we try to obtain this information. If we are unable to obtain all of the information we require within five business days after we receive an incomplete application or form, we will inform the financial professional submitting the application on your behalf. We will then return the contribution to you unless you or your financial professional on your behalf, specifically direct us to keep your contribution until we receive the required information. The contribution will be applied as of the date we receive the missing information.

                                      21

                        CONTRACT FEATURES AND BENEFITS

--------------------------------------------------------------------------------
OUR "BUSINESS DAY" IS GENERALLY ANY DAY THE NEW YORK STOCK EXCHANGE IS OPEN FOR
REGULAR TRADING AND GENERALLY ENDS AT 4:00 P.M. EASTERN TIME (OR AS OF AN
EARLIER CLOSE OF REGULAR TRADING). A BUSINESS DAY DOES NOT INCLUDE A DAY ON
WHICH WE ARE NOT OPEN DUE TO EMERGENCY CONDITIONS DETERMINED BY THE SEC. WE MAY
ALSO CLOSE EARLY DUE TO SUCH EMERGENCY CONDITIONS. FOR MORE INFORMATION ABOUT
OUR BUSINESS DAY AND OUR PRICING OF TRANSACTIONS, PLEASE SEE "DATES AND PRICES
AT WHICH CONTRACT EVENTS OCCUR" IN "MORE INFORMATION" LATER IN THIS PROSPECTUS.
--------------------------------------------------------------------------------

WHAT ARE YOUR INVESTMENT OPTIONS UNDER THE CONTRACT?

Your investment options are the following:

..   Protected Benefit account variable investment options (used to fund
    Guaranteed benefits)

..   Investment account variable investment options

..   Guaranteed interest option

..   the account for special money market dollar cost averaging (Series CP(R)
    contracts only)

..   the account for special dollar cost averaging (Series B contracts only)

All eligible contracts will be issued with the Return of Principal death benefit unless you make an alternate election of the Highest Anniversary Value death benefit, the RMD Wealth Guard death benefit or the "Greater of" death benefit. The RMD Wealth Guard death benefit is not available if you elected the
GMIB. Your Guaranteed benefits do not need to be funded at issue. Also, any applicable charges will not be assessed until you fund your Protected Benefit account. The Protected Benefit account variable investment options are used to fund these benefits.

Only amounts you allocate to the Protected Benefit account variable investment options and amounts in a Special DCA program designated for future transfers to the Protected Benefit account variable investment options will fund your
Guaranteed benefits. These amounts will be included in the respective benefit bases of your Guaranteed benefits and will become part of your Protected
Benefit account value. All amounts allocated to the Protected Benefit account variable investment options and amounts in a Special DCA program designated for
Protected Benefit account variable investment options are subject to the terms and conditions of the Guaranteed benefits under your contract.

If you allocate to investment options available to fund your Guaranteed benefits, you may later decide to change your allocation instructions in order to increase, decrease or stop the funding of your Guaranteed benefits. Also, if you have a Guaranteed benefit, there is no requirement that you must fund it either at issue or on any future date.

IF YOU HAVE A GUARANTEED BENEFIT AND ALLOCATE ANY AMOUNT TO THE PROTECTED
BENEFIT ACCOUNT VARIABLE INVESTMENT OPTIONS OR A SPECIAL DCA PROGRAM WITH
AMOUNTS DESIGNATED FOR FUTURE TRANSFERS TO THE PROTECTED BENEFIT ACCOUNT
VARIABLE INVESTMENT OPTIONS, YOU ARE FUNDING THE GUARANTEED BENEFITS UNDER YOUR
CONTRACT. NO OTHER ACTION IS REQUIRED OF YOU. IF YOU DO NOT WISH TO FUND A
GUARANTEED BENEFIT, YOU SHOULD NOT ALLOCATE CONTRIBUTIONS OR MAKE TRANSFERS TO
YOUR PROTECTED BENEFIT ACCOUNT. SEE "ALLOCATING YOUR CONTRIBUTIONS" LATER IN
THIS SECTION.

Once you allocate amounts to the Protected Benefit account variable investment options, such amounts may be transferred among the Protected Benefit account variable investment options, but may not be transferred to the Investment account variable investment options or the guaranteed interest option. In addition, we may at any time exercise our right to limit or terminate transfers into any of the variable investment options. For more information, see
"Transferring your money among investment options" later in this Prospectus.

The table below shows the current Protected Benefit account variable investment options and Investment account variable investment options available to you. It is important to note that the Protected Benefit account variable investment options are also available as Investment account variable investment options.
The Protected Benefit account variable investment options invest in the same
Portfolios as the corresponding Investment account variable investment options.

PROTECTED BENEFIT ACCOUNT VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
.. 1290 VT Moderate Growth Allocation
.. EQ/AB Dynamic Aggressive Growth
.. EQ/AB Dynamic Growth
.. EQ/AB Dynamic Moderate Growth
.. EQ/Aggressive Growth Strategy
.. EQ/American Century Moderate Growth Allocation
.. EQ/AXA Investment Managers Moderate Allocation
.. EQ/Balanced Strategy
.. EQ/Conservative Growth Strategy
.. EQ/Conservative Strategy
.. EQ/First Trust Moderate Growth Allocation
.. EQ/Goldman Sachs Growth Allocation
.. EQ/Goldman Sachs Moderate Growth Allocation
.. EQ/Growth Strategy
.. EQ/Invesco Moderate Allocation
.. EQ/Invesco Moderate Growth Allocation
.. EQ/JPMorgan Growth Allocation
.. EQ/Legg Mason Growth Allocation
.. EQ/Legg Mason Moderate Allocation
.. EQ/Moderate Growth Strategy
--------------------------------------------------------------------------------

                                      22

                        CONTRACT FEATURES AND BENEFITS

INVESTMENT ACCOUNT VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
.. 1290 VT DoubleLine Dynamic Allocation
.. 1290 VT DoubleLine Opportunistic Bond
.. 1290 VT Equity Income
.. 1290 VT GAMCO Mergers & Acquisitions
.. 1290 VT GAMCO Small Company Value
.. 1290 VT High Yield Bond
.. 1290 VT Low Volatility Global Equity
.. 1290 VT Micro Cap
.. 1290 VT Moderate Growth Allocation
.. 1290 VT Natural Resources
.. 1290 VT Real Estate
.. 1290 VT Small Cap Value
.. 1290 VT SmartBeta Equity
.. All Asset Growth - Alt 20
.. American Funds Insurance Series(R) Bond Fund
.. American Funds Insurance Series(R) Global Small Capitalization Fund
.. American Funds Insurance Series(R) New World Fund(R)
.. BlackRock Global Allocation V.I. Fund
.. BlackRock Large Cap Focus Growth V.I. Fund
.. Charter/SM/ Moderate
.. Charter/SM/ Moderate Growth
.. Charter/SM/ Small Cap Value
.. ClearBridge Variable Aggressive Growth
.. ClearBridge Variable Appreciation
.. ClearBridge Variable Dividend Strategy
.. ClearBridge Variable Mid Cap
.. Eaton Vance VT Floating-Rate Income
.. EQ/AB Dynamic Aggressive Growth
.. EQ/AB Dynamic Growth
.. EQ/AB Dynamic Moderate Growth
.. EQ/AB Small Cap Growth
.. EQ/Aggressive Growth Strategy
.. EQ/American Century Mid Cap Value
.. EQ/American Century Moderate Growth Allocation
.. EQ/AXA Investment Managers Moderate Allocation
.. EQ/Balanced Strategy
.. EQ/BlackRock Basic Value Equity
.. EQ/ClearBridge Large Cap Growth
.. EQ/ClearBridge Select Equity Managed Volatility
.. EQ/Common Stock Index
.. EQ/Conservative Growth Strategy
.. EQ/Conservative Strategy
.. EQ/Core Bond Index
.. EQ/Emerging Markets Equity PLUS
.. EQ/Equity 500 Index
.. EQ/Fidelity Institutional AM(R) Large Cap
.. EQ/First Trust Moderate Growth Allocation
.. EQ/Franklin Rising Dividends
.. EQ/Franklin Strategic Income
.. EQ/Goldman Sachs Growth Allocation
.. EQ/Goldman Sachs Mid Cap Value
.. EQ/Goldman Sachs Moderate Growth Allocation
.. EQ/Growth Strategy
.. EQ/Intermediate Government Bond
.. EQ/International Core Managed Volatility
.. EQ/International Equity Index
.. EQ/Invesco Comstock
.. EQ/Invesco Global Real Estate
.. EQ/Invesco International Growth
.. EQ/Invesco Moderate Allocation
.. EQ/Invesco Moderate Growth Allocation
.. EQ/Ivy Energy
.. EQ/Ivy Mid Cap Growth
.. EQ/Ivy Science and Technology
.. EQ/Janus Enterprise
.. EQ/JPMorgan Growth Allocation
.. EQ/JPMorgan Value Opportunities
.. EQ/Large Cap Growth Index
.. EQ/Large Cap Value Index
.. EQ/Large Cap Value Managed Volatility
.. EQ/Lazard Emerging Markets Equity
.. EQ/Legg Mason Growth Allocation
.. EQ/Legg Mason Moderate Allocation
.. EQ/Loomis Sayles Growth
.. EQ/MFS International Growth
.. EQ/MFS International Value
.. EQ/MFS Technology
.. EQ/MFS Utilities
.. EQ/Mid Cap Index
.. EQ/Mid Cap Value Managed Volatility
.. EQ/Moderate Allocation
.. EQ/Moderate Growth Strategy
.. EQ/Money Market
.. EQ/Oppenheimer Global
.. EQ/PIMCO Global Real Return
.. EQ/PIMCO Real Return
.. EQ/PIMCO Total Return
.. EQ/PIMCO Ultra Short Bond
.. EQ/Small Company Index
.. EQ/T. Rowe Price Growth Stock
.. EQ/T. Rowe Price Health Sciences
.. Fidelity(R) VIP Mid Cap
.. Fidelity(R) VIP Strategic Income
.. First Trust/Dow Jones Dividend & Income Allocation
.. First Trust Multi Income Allocation
.. Franklin Allocation VP
.. Franklin Income VP
.. Hartford Growth Opportunities HLS
.. Invesco V.I. Diversified Dividend
.. Invesco V.I. Equity and Income
.. Invesco V.I. High Yield
.. Invesco V.I. Mid Cap Core Equity
.. Invesco V.I. Small Cap Equity
.. Ivy VIP High Income
.. Lord Abbett Bond Debenture
.. MFS(R) Investors Trust Series
.. MFS(R) Massachusetts Investors Growth Stock
.. Multimanager Aggressive Equity
.. Multimanager Mid Cap Growth
.. Multimanager Mid Cap Value
.. Multimanager Technology
.. Neuberger Berman International Equity
.. Neuberger Berman U.S. Equity Index PutWrite Strategy
.. PIMCO CommodityRealReturn(R) Strategy
.. PIMCO Income
.. ProFund VP Biotechnology
.. Putnam VT Diversified Income
.. QS Legg Mason Dynamic Multi-Strategy VIT
.. Templeton Developing Markets VIP
.. Templeton Global Bond VIP
--------------------------------------------------------------------------------

If you decide to participate in a Special DCA program, any amounts allocated to the program that are designated for future transfers to the Protected Benefit account variable investment options will be included in the Protected Benefit account value. Any amounts allocated to a Special DCA program that are designated for future transfers to the Investment account variable investment options and the guaranteed interest option will be included in your Investment account value. As discussed later in this section, the Special DCA programs allow you to gradually allocate amounts to available investment options through periodic transfers. You can allocate to either or both Investment account and
Protected Benefit account variable investment options as part of your Special
DCA program. See "Allocating your contributions" later in this section.

VARIABLE INVESTMENT OPTIONS

Your investment results in any one of the variable investment options will depend on the investment performance of the underlying Portfolios. You can lose your principal when investing in the variable investment options. In periods of poor market performance, the net return, after charges and expenses, may result in negative yields, including for the EQ/Money Market variable investment option. Listed below are the currently available Portfolios, their investment objectives their investment manager(s) and/or sub-adviser(s). We may, at any time, exercise our rights to limit or terminate your contributions, allocations and transfers to any of the variable investment options (including the
Protected Benefit account variable investment options) and to limit the number of variable investment options which you may select.

                                      23

                        CONTRACT FEATURES AND BENEFITS

PORTFOLIOS OF THE TRUSTS

We offer both affiliated and unaffiliated Trusts, which in turn offer one or more Portfolios. AXA Equitable Funds Management Group, LLC ("AXA FMG"), a
wholly owned subsidiary of AXA Equitable, serves as the investment adviser of the Portfolios of AXA Premier VIP Trust and EQ Advisors Trust. For some affiliated Portfolios, AXA FMG has entered into sub-advisory agreements with one or more other investment advisers (the "sub-advisers") to carry out investment decisions for the Portfolios. As such, among other responsibilities,
AXA FMG oversees the activities of the sub-advisers with respect to the affiliated Trusts and is responsible for retaining or discontinuing the services of those sub-advisers. The chart below indicates the sub-adviser(s)
for each Portfolio, if any. The chart below also shows the currently available
Portfolios and their investment objectives.

You should be aware that AXA Advisors, LLC and AXA Distributors, LLC (together, the "Distributors") directly or indirectly receive 12b-1 fees from affiliated
Portfolios for providing certain distribution and/or shareholder support services. These fees will not exceed 0.25% of the Portfolios' average daily net assets. The affiliated Portfolios' sub-advisers and/or their affiliates may also contribute to the cost of expenses for sales meetings or seminar sponsorships that may relate to the contracts and/or the sub-advisers'
respective Portfolios. In addition, AXA FMG receives management fees and administrative fees in connection with the services it provides to the affiliated Portfolios. As such, it is generally more profitable for us to offer affiliated Portfolios than to offer unaffiliated Portfolios.

AXA Equitable or the Distributors may directly or indirectly receive 12b-1 fees and additional payments from certain unaffiliated Portfolios, their advisers, sub-advisers, distributors or affiliates, for providing certain administrative, marketing, distribution and/or shareholder support services. These fees and payments range from 0% to 0.60% of the unaffiliated Portfolios' average daily net assets. The Distributors may also receive payments from the advisers or sub-advisers of the unaffiliated Portfolios or their affiliates for certain distribution services, including expenses for sales meetings or seminar sponsorships that may relate to the contracts and/or the advisers' respective
Portfolios.

As a contract owner, you may bear the costs of some or all of these fees and payments through your indirect investment in the Portfolios. (See the
Portfolios' prospectuses for more information.) These fees and payments, as well as the Portfolios' investment management fees and administrative expenses, will reduce the underlying Portfolios' investment returns. AXA Equitable may profit from these fees and payments. AXA Equitable considers the availability of these fees and payment arrangements during the selection process for the underlying Portfolios. These fees and payment arrangements may create an incentive for us to select Portfolios (and classes of shares of Portfolios)
that pay us higher amounts.

Some affiliated Portfolios invest in other affiliated Portfolios (the "EQ Fund of Fund Portfolios"). The EQ Fund of Fund Portfolios offer contract owners a convenient opportunity to invest in other Portfolios that are managed and have been selected for inclusion in the EQ Fund of Fund Portfolios by AXA FMG. AXA
Advisors, LLC, an affiliated broker-dealer of AXA Equitable, may promote the benefits of such Portfolios to contract owners and/or suggest that contract owners consider whether allocating some or all of their Total account value to such Portfolios is consistent with their desired investment objectives. In doing so, AXA Equitable, and/or its affiliates, may be subject to conflicts of interest insofar as AXA Equitable may derive greater revenues from the EQ Fund of Fund Portfolios than certain other Portfolios available to you under your contract. Please see "Allocating your contributions" later in this section for more information about your role in managing your allocations.

As described in more detail in the Portfolio prospectuses, the EQ Managed
Volatility Portfolios may utilize a proprietary volatility management strategy developed by AXA FMG (the "EQ volatility management strategy") and, in addition, certain EQ Fund of Fund Portfolios may invest in affiliated
Portfolios that utilize this strategy. The EQ volatility management strategy uses futures and options, such as exchange-traded futures and options contracts on securities indices, to reduce the Portfolio's equity exposure during periods when certain market indicators indicate that market volatility is above specific thresholds set for the Portfolio. When market volatility is increasing above the specific thresholds set for a Portfolio utilizing the EQ volatility management strategy, the adviser of the Portfolio may reduce equity exposure.
Although this strategy is intended to reduce the overall risk of investing in the Portfolio, it may not effectively protect the Portfolio from market declines and may increase its losses. Further, during such times, the
Portfolio's exposure to equity securities may be less than that of a traditional equity portfolio. This may limit the Portfolio's participation in market gains and result in periods of underperformance, including those periods when the specified benchmark index is appreciating, but market volatility is high. It may also impact the value of certain guaranteed benefits, as discussed below.

The EQ Managed Volatility Portfolios that include the EQ volatility management strategy as part of their investment objective and/or principal investment strategy, and the EQ Fund of Fund Portfolios that invest in Portfolios that use the EQ volatility management strategy, are identified below in the chart by a
"(check mark)" under the column entitled "Volatility Management."

You should be aware that having the GMIB and/or certain other guaranteed benefits limits your ability to invest in some of the variable investment options that would otherwise be available to you under the contract. See
"Allocating your contributions" under "Contract features and benefits" for more information about the investment restrictions under your contract.

Portfolios that utilize the EQ volatility management strategy (or, in the case of certain EQ Fund of Fund Portfolios, invest in other Portfolios that use the
EQ volatility management strategy) and investment option restrictions in connection with any guaranteed benefit that include these Portfolios are designed to reduce the overall volatility of your Total account value and provide you with risk-adjusted returns over time. The reduction in volatility helps us manage the risks associated with providing guaranteed benefits during times of high volatility in the equity market. During rising markets, the EQ volatility management strategy, however, could result in your Total account value rising less than would have been the case had you been invested in a
Portfolio that does not utilize the EQ volatility management strategy (or, in the case of the EQ Fund of Fund Portfolios, invest exclusively in other
Portfolios that do not use the EQ volatility management strategy). THIS MAY
EFFECTIVELY SUPPRESS THE VALUE OF GUARANTEED BENEFIT(S) THAT ARE ELIGIBLE FOR
PERIODIC BENEFIT BASE RESETS BECAUSE YOUR BENEFIT BASE IS AVAILABLE FOR RESETS
ONLY WHEN YOUR PROTECTED BENEFIT ACCOUNT VALUE IS HIGHER. Conversely, investing in investment options that feature a managed-volatility strategy may be helpful in a declining market

                                      24

                        CONTRACT FEATURES AND BENEFITS

when high market volatility triggers a reduction in the investment option's equity exposure because during these periods of high volatility, the risk of losses from investing in equity securities may increase. In these instances, your Total account value may decline less than would have been the case had you not been invested in investment options that feature a volatility management strategy.

Please see the underlying Portfolio prospectuses for more information in general, as well as more information about the EQ volatility management strategy. Please further note that certain other affiliated Portfolios, as well as unaffiliated Portfolios, may utilize volatility management techniques that differ from the EQ volatility management strategy. Affiliated Portfolios that utilize these volatility management techniques are identified below in the chart by a "(delta)" under the column entitled "Volatility Management." Any such unaffiliated Portfolio is not identified under "Volatility Management"
below in the chart. Such techniques could also impact your Total account value and guaranteed benefit(s), if any, in the same manner described above. Please see the Portfolio prospectuses for more information about the Portfolios'
objective and strategies.

ASSET TRANSFER PROGRAM. Portfolio allocations in certain AXA variable annuity contracts with guaranteed benefits are subject to our Asset Transfer Program
(ATP) feature. The ATP helps us manage our financial exposure in connection with providing certain guaranteed benefits, by using predetermined mathematical formulas to move account value between the EQ/Ultra Conservative Strategy
Portfolio (an investment option utilized solely by the ATP) and the other
Portfolios offered under those contracts. You should be aware that operation of the predetermined mathematical formulas underpinning the ATP has the potential to adversely impact the Portfolios, including their performance, risk profile and expenses. This means that Portfolio investments in contracts with no ATP feature, such as yours, could still be adversely impacted. Particularly during times of high market volatility, if the ATP triggers substantial asset flows into and out of a Portfolio, it could have the following effects on all contract owners invested in that Portfolio:

(a)By requiring a Portfolio sub-adviser to buy and sell large amounts of securities at inopportune times, a Portfolio's investment performance and the ability of the sub-adviser to fully implement the Portfolio's investment strategy could be negatively affected; and

(b)By generating higher turnover in its securities or other assets than it would have experienced without being impacted by the ATP, a Portfolio could incur higher operating expense ratios and transaction costs than comparable funds. In addition, even Portfolios structured as funds-of-funds that are not available for investment by contract owners who are subject to the ATP could also be impacted by the ATP if those Portfolios invest in underlying funds that are themselves subject to significant asset turnover caused by the ATP. Because the ATP formulas generate unique results for each contract, not all contract owners who are subject to the ATP will be affected by operation of the ATP in the same way. On any particular day on which the ATP is activated, some contract owners may have a portion of their account value transferred to the EQ/Ultra Conservative Strategy Portfolio investment option and others may not. If the ATP causes significant transfers of account value out of one or more Portfolios, any resulting negative effect on the performance of those Portfolios will be experienced to a greater extent by a contract owner (with or without the ATP) invested in those
   Portfolios whose account value was not subject to the transfers.

---------------------------------------------------------------------------------------------------------------
                                                                             INVESTMENT ADVISER
 AXA PREMIER VIP                                                             (AND SUB-ADVISER(S), VOLATILITY
 TRUST PORTFOLIO NAME     SHARE CLASS  OBJECTIVE                             AS APPLICABLE)       MANAGEMENT
---------------------------------------------------------------------------------------------------------------
CHARTER/SM/ MODERATE       Class B     Seeks long-term capital appreciation  .   AXA Equitable
                                       and current income, with a greater        Funds
                                       emphasis on current income.               Management
                                                                                 Group, LLC
---------------------------------------------------------------------------------------------------------------
CHARTER/SM/ MODERATE       Class B     Seeks long-term capital appreciation  .   AXA Equitable
  GROWTH                               and current income, with a greater        Funds
                                       emphasis on current income.               Management
                                                                                 Group, LLC
---------------------------------------------------------------------------------------------------------------
CHARTER/SM/ SMALL CAP      Class B     Seeks to achieve long-term growth of  .   AXA Equitable
  VALUE                                capital.                                  Funds
                                                                                 Management
                                                                                 Group, LLC
---------------------------------------------------------------------------------------------------------------
EQ/MODERATE                Class A     Seeks to achieve long-term capital    .   AXA Equitable    (check mark)
  ALLOCATION/*(1) /                    appreciation and current income.          Funds
                                                                                 Management
                                                                                 Group, LLC
---------------------------------------------------------------------------------------------------------------
                                                                               INVESTMENT ADVISER

 EQ ADVISORS                                                                   (AND SUB-ADVISER(S), AS VOLATILITY
 TRUST PORTFOLIO NAME     SHARE CLASS  OBJECTIVE                               APPLICABLE)             MANAGEMENT
------------------------------------------------------------------------------------------------------------------
1290 VT DOUBLELINE         Class IB    Seeks to achieve total return from       .   AXA Equitable
  DYNAMIC ALLOCATION                   long-term capital appreciation and           Funds
                                       income.                                      Management
                                                                                    Group, LLC
                                                                                .   DoubleLine
                                                                                    Capital LP
------------------------------------------------------------------------------------------------------------------
1290 VT DOUBLELINE         Class IB    Seeks to maximize current income         .   AXA Equitable
  DYNAMIC OPPORTUNISTIC                and total return.                            Funds
  BOND                                                                              Management
                                                                                    Group, LLC
                                                                                .   DoubleLine
                                                                                    Capital LP
------------------------------------------------------------------------------------------------------------------
1290 VT EQUITY INCOME      Class IA    Seeks a combination of growth and        .   AXA Equitable
                                       income to achieve an above-average           Funds
                                       and consistent total return.                 Management
                                                                                    Group, LLC
                                                                                .   Barrow, Hanley,
                                                                                    Mewhinney &
                                                                                    Strauss LCC
------------------------------------------------------------------------------------------------------------------
1290 VT GAMCO MERGERS &    Class IA    Seeks to achieve capital appreciation.   .   AXA Equitable
  ACQUISITIONS                                                                      Funds
                                                                                    Management
                                                                                    Group, LLC
                                                                                .   GAMCO Asset
                                                                                    Management, Inc.
------------------------------------------------------------------------------------------------------------------

                                      25

                        CONTRACT FEATURES AND BENEFITS

----------------------------------------------------------------------------------------------------------------------
                                                                                 INVESTMENT ADVISER

 EQ ADVISORS                                                                     (AND SUB-ADVISER(S), AS VOLATILITY
 TRUST PORTFOLIO NAME     SHARE CLASS  OBJECTIVE                                 APPLICABLE)             MANAGEMENT
----------------------------------------------------------------------------------------------------------------------
1290 VT GAMCO SMALL        Class IA    Seeks to maximize capital                  .   AXA Equitable
  COMPANY VALUE                        appreciation.                                  Funds Management
                                                                                      Group, LLC
                                                                                  .   GAMCO Asset
                                                                                      Management, Inc.
----------------------------------------------------------------------------------------------------------------------
1290 VT HIGH YIELD BOND    Class IB    Seeks to maximize current income.          .   AXA Equitable
                                                                                      Funds Management
                                                                                      Group, LLC
                                                                                  .   AXA Investment
                                                                                      Managers, Inc.
                                                                                  .   Post Advisory
                                                                                      Group, LLP
----------------------------------------------------------------------------------------------------------------------
1290 VT LOW VOLATILITY     Class IB    Seeks long-term capital appreciation       .   AXA Equitable
  GLOBAL EQUITY                        with lower absolute volatility than the        Funds Management
                                       broad equity markets.                          Group, LLC
----------------------------------------------------------------------------------------------------------------------
1290 VT MICRO CAP          Class IB    Seeks to achieve long-term growth of       .   AXA Equitable
                                       capital.                                       Funds Management
                                                                                      Group, LLC
                                                                                  .   BlackRock
                                                                                      Investment
                                                                                      Management, LLC
                                                                                  .   Lord, Abbett &
                                                                                      Co. LLC
----------------------------------------------------------------------------------------------------------------------
1290 VT MODERATE GROWTH    Class IB    Seeks the highest total return over        .   AXA Equitable        (delta)
  ALLOCATION/(+) /                     time consistent with its asset mix             Funds Management
                                       while managing portfolio volatility.           Group, LLC
----------------------------------------------------------------------------------------------------------------------
1290 VT NATURAL RESOURCES  Class IB    Seeks to achieve long-term growth of       .   AllianceBernstein
                                       capital.                                       L.P.
                                                                                  .   AXA Equitable
                                                                                      Funds Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
1290 VT REAL ESTATE        Class IB    Seeks to provide long-term capital         .   AllianceBernstein
                                       appreciation and current income.               L.P.
                                                                                  .   AXA Equitable
                                                                                      Funds Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
1290 VT SMALL CAP VALUE    Class IB    Seeks to achieve long-term growth of       .   AXA Equitable
                                       capital.                                       Funds Management
                                                                                      Group, LLC
                                                                                  .   BlackRock
                                                                                      Investment
                                                                                      Management, LLC
                                                                                  .   Horizon Asset
                                                                                      Management LLC
----------------------------------------------------------------------------------------------------------------------
1290 VT SMARTBETA EQUITY   Class IB    Seeks to achieve long-term capital         .   AXA Equitable
                                       appreciation.                                  Funds Management
                                                                                      Group, LLC
                                                                                  .   AXA Rosenberg
                                                                                      Investment
                                                                                      Management, LLC
----------------------------------------------------------------------------------------------------------------------
ALL ASSET GROWTH - ALT 20  Class IA    Seeks long-term capital appreciation       .   AXA Equitable
                                       and current income.                            Funds Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/AB DYNAMIC AGGRESSIVE   Class IB    Seeks to achieve total return from long-   .   AllianceBernstein    (delta)
  GROWTH/(+)*(2) /                     term growth of capital and income, with        L.P.
                                       a greater emphasis on growth of capital.   .   AXA Equitable
                                                                                      Funds Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/AB DYNAMIC              Class IB    Seeks to achieve total return from         .   AllianceBernstein    (delta)
  GROWTH/(+)*(3) /                     long-term growth of capital and                L.P.
                                       income, with a greater emphasis on         .   AXA Equitable
                                       growth of capital.                             Funds Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/AB DYNAMIC MODERATE     Class IB    Seeks to achieve total return from         .   AllianceBernstein    (delta)
  GROWTH/(+)*(4) /                     long-term growth of capital and                L.P.
                                       income.                                    .   AXA Equitable
                                                                                      Funds Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/AB SMALL CAP            Class IA    Seeks to achieve long-term growth of       .   AllianceBernstein
  GROWTH/*(5) /                        capital.                                       L.P.
                                                                                  .   AXA Equitable
                                                                                      Funds Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/AGGRESSIVE GROWTH       Class IB    Seeks long-term capital appreciation       .   AXA Equitable      (check mark)
  STRATEGY/(+)*(6) /                   and current income, with a greater             Funds Management
                                       emphasis on capital appreciation.              Group, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/AMERICAN CENTURY MID    Class IB    Seeks to achieve long-term capital         .   American Century
  CAP VALUE                            growth. Income is a secondary                  Investment
                                       objective.                                     Management, Inc.
                                                                                  .   AXA Equitable
                                                                                      Funds Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------

                                      26

                        CONTRACT FEATURES AND BENEFITS

---------------------------------------------------------------------------------------------------------------------
                                                                                 INVESTMENT ADVISER
 EQ ADVISORS                                                                     (AND SUB-ADVISER(S),   VOLATILITY
 TRUST PORTFOLIO NAME     SHARE CLASS  OBJECTIVE                                 AS APPLICABLE)         MANAGEMENT
---------------------------------------------------------------------------------------------------------------------
EQ/AMERICAN CENTURY        Class IB    Seeks long-term capital appreciation      .   American Century     (delta)
  MODERATE GROWTH                      while managing portfolio volatility.          Investment
  ALLOCATION/(+) /                                                                   Management, Inc.
                                                                                 .   AXA Equitable
                                                                                     Funds Management
                                                                                     Group, LLC
---------------------------------------------------------------------------------------------------------------------
EQ/AXA INVESTMENT          Class IB    Seeks long-term total return while        .   AXA Equitable        (delta)
  MANAGERS MODERATE                    managing portfolio volatility                 Funds Management
  ALLOCATION/(+) /                                                                   Group, LLC
                                                                                 .   AXA Investment
                                                                                     Managers, Inc.
---------------------------------------------------------------------------------------------------------------------
EQ/BALANCED                Class IB    Seeks long-term capital appreciation      .   AXA Equitable      (check mark)
  STRATEGY/(+)*(7) /                   and current income.                           Funds Management
                                                                                     Group, LLC
---------------------------------------------------------------------------------------------------------------------
EQ/BLACKROCK BASIC VALUE   Class IA    Seeks to achieve capital appreciation     .   AXA Equitable
  EQUITY                               and secondarily, income.                      Funds Management
                                                                                     Group, LLC
                                                                                 .   BlackRock
                                                                                     Investment
                                                                                     Management, LLC
---------------------------------------------------------------------------------------------------------------------
EQ/CLEARBRIDGE LARGE CAP   Class IB    Seeks to achieve long-term capital        .   AXA Equitable
  GROWTH/*(8) /                        growth.                                       Funds Management
                                                                                     Group, LLC
                                                                                 .   ClearBridge
                                                                                     Investments, LLC
---------------------------------------------------------------------------------------------------------------------
EQ/CLEARBRIDGE SELECT      Class IB    Seeks to achieve capital appreciation,    .   AXA Equitable      (check mark)
  EQUITY MANAGED                       which may occasionally be short-              Funds Management
  VOLATILITY                           term, with an emphasis on risk                Group, LLC
                                       adjusted returns and managing             .   BlackRock
                                       volatility in the Portfolio.                  Investment
                                                                                     Management, LLC
                                                                                 .   ClearBridge
                                                                                     Investments, LLC
---------------------------------------------------------------------------------------------------------------------
EQ/COMMON STOCK INDEX      Class IA    Seeks to achieve a total return before    .   AllianceBernstein
                                       expenses that approximates the total          L.P.
                                       return performance of the Russell         .   AXA Equitable
                                       3000(R) Index, including reinvestment         Funds Management
                                       of dividends, at a risk level consistent      Group, LLC
                                       with that of the Russell 3000(R) Index.
---------------------------------------------------------------------------------------------------------------------
EQ/CONSERVATIVE GROWTH     Class IB    Seeks current income and growth of        .   AXA Equitable      (check mark)
  STRATEGY/(+)*(9) /                   capital, with a greater emphasis on           Funds Management
                                       current income.                               Group, LLC
---------------------------------------------------------------------------------------------------------------------
EQ/CONSERVATIVE            Class IB    Seeks a high level of current income.     .   AXA Equitable      (check mark)
  STRATEGY/(+)*(10) /                                                                Funds Management
                                                                                     Group, LLC
---------------------------------------------------------------------------------------------------------------------
EQ/CORE BOND INDEX         Class IB    Seeks to achieve a total return before    .   AXA Equitable
                                       expenses that approximates the total          Funds Management
                                       return performance of the Bloomberg           Group, LLC
                                       Barclays U.S. Intermediate                .   SSgA Funds
                                       Government/Credit Bond Index,                 Management, Inc.
                                       including reinvestment of dividends,
                                       at a risk level consistent with that of
                                       the Bloomberg Barclays U.S.
                                       Intermediate Government/Credit
                                       Bond Index.
---------------------------------------------------------------------------------------------------------------------
EQ/EMERGING MARKETS        Class IB    Seeks to achieve long-term growth of      .   AllianceBernstein
  EQUITY PLUS                          capital.                                      L.P.
                                                                                 .   AXA Equitable
                                                                                     Funds Management
                                                                                     Group, LLC
                                                                                 .   EARNEST Partners,
                                                                                     LLC
---------------------------------------------------------------------------------------------------------------------
EQ/EQUITY 500 INDEX        Class IA    Seeks to achieve a total return before    .   AllianceBernstein
                                       expenses that approximates the total          L.P.
                                       return performance of the Standard &      .   AXA Equitable
                                       Poor's 500 Composite Stock Index,             Funds Management
                                       including reinvestment of dividends,          Group, LLC
                                       at a risk level consistent with that of
                                       the Standard & Poor's 500 Composite
                                       Stock Index.
---------------------------------------------------------------------------------------------------------------------

                                      27

                        CONTRACT FEATURES AND BENEFITS

----------------------------------------------------------------------------------------------------------------------
                                                                                    INVESTMENT ADVISER
 EQ ADVISORS                                                                        (AND SUB-ADVISER(S), VOLATILITY
 TRUST PORTFOLIO NAME          SHARE CLASS  OBJECTIVE                               AS APPLICABLE)       MANAGEMENT
----------------------------------------------------------------------------------------------------------------------
EQ/FIDELITY                     Class IB    Seeks to achieve long-term capital      .   AXA Equitable
  INSTITUTIONAL AM(R)                       appreciation.                               Funds
  LARGE CAP                                                                             Management
                                                                                        Group, LLC
                                                                                    .   FIAM LLC
----------------------------------------------------------------------------------------------------------------------
EQ/FIRST TRUST MODERATE GROWTH  Class IB    Seeks long-term total return while      .   AXA Equitable      (delta)
   ALLOCATION/(+) /                         managing portfolio volatility.              Funds
                                                                                        Management
                                                                                        Group, LLC
                                                                                    .   First Trust
                                                                                        Advisors L.P.
----------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN RISING              Class IB    Seeks to achieve long-term capital      .   AXA Equitable
  DIVIDENDS                                 appreciation. Preservation of capital,      Funds
                                            while not a goal, is also an important      Management
                                            consideration.                              Group, LLC
                                                                                    .   Franklin
                                                                                        Advisers, Inc.
----------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN STRATEGIC           Class IB    Seeks a high level of current income.   .   AXA Equitable
  INCOME                                    A secondary goal is long-term capital       Funds
                                            appreciation.                               Management
                                                                                        Group, LLC
                                                                                    .   Franklin Mutual
                                                                                        Advisers, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/GOLDMAN SACHS GROWTH         Class IB    Seeks to achieve long-term capital      .   AXA Equitable      (delta)
  ALLOCATION/(+) /                          appreciation under normal market            Funds
                                            conditions, while focusing on the           Management
                                            preservation of capital in distressed       Group, LLC
                                            market environments.                    .   Goldman Sachs
                                                                                        Asset
                                                                                        Management, L.P.
----------------------------------------------------------------------------------------------------------------------
EQ/GOLDMAN SACHS MID CAP        Class IB    Seeks to achieve long term capital      .   AXA Equitable
  VALUE                                     appreciation.                               Funds
                                                                                        Management
                                                                                        Group, LLC
                                                                                    .   Goldman Sachs
                                                                                        Asset
                                                                                        Management, L.P.
----------------------------------------------------------------------------------------------------------------------
EQ/GOLDMAN SACHS                Class IB    Seeks to achieve long term capital      .   AXA Equitable      (delta)
  MODERATE GROWTH                           appreciation under normal market            Funds
  ALLOCATION/(+) /                          conditions, while focusing on the           Management
                                            preservation of capital in distressed       Group, LLC
                                            market environments.                    .   Goldman Sachs
                                                                                        Asset
                                                                                        Management, L.P.
----------------------------------------------------------------------------------------------------------------------
EQ/GROWTH                       Class IB    Seeks long-term capital appreciation    .   AXA Equitable    (check mark)
  STRATEGY/(+)*(11) /                       and current income, with a greater          Funds
                                            emphasis on capital appreciation.           Management
                                                                                        Group, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/INTERMEDIATE                 Class IB    Seeks to achieve a total return before  .   AXA Equitable
  GOVERNMENT BOND                           expenses that approximates the total        Funds
                                            return performance of the Bloomberg         Management
                                            Barclays U.S. Intermediate                  Group, LLC
                                            Government Bond Index, including        .   SSgA Funds
                                            reinvestment of dividends, at a risk        Management, Inc.
                                            level consistent with that of the
                                            Bloomberg Barclays U.S. Intermediate
                                            Government Bond Index.
----------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL CORE           Class IA    Seeks to achieve long-term growth of    .   AXA Equitable    (check mark)
  MANAGED                                   capital with an emphasis on risk-           Funds
  VOLATILITY/*(12) /                        adjusted returns and managing               Management
                                            volatility in the Portfolio.                Group, LLC
                                                                                    .   BlackRock
                                                                                        Investment
                                                                                        Management, LLC
                                                                                    .   EARNEST
                                                                                        Partners, LLC
                                                                                    .   Federated
                                                                                        Global
                                                                                        Investment
                                                                                        Management Corp.
                                                                                    .   Massachusetts
                                                                                        Financial
                                                                                        Services
                                                                                        Company d/b/a
                                                                                        MFS Investment
                                                                                        Management
----------------------------------------------------------------------------------------------------------------------

                                      28

                        CONTRACT FEATURES AND BENEFITS

-------------------------------------------------------------------------------------------------------------------
                                                                                 INVESTMENT ADVISER
 EQ ADVISORS                                                                     (AND SUB-ADVISER(S),   VOLATILITY
 TRUST PORTFOLIO NAME      SHARE CLASS  OBJECTIVE                                AS APPLICABLE)         MANAGEMENT
-------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL EQUITY     Class IA    Seeks to achieve a total return (before  .   AllianceBernstein
  INDEX                                 expenses) that approximates the total        L.P.
                                        return performance of a composite        .   AXA Equitable
                                        index comprised of 40% DJ Euro               Funds Management
                                        STOXX 50 Index, 25% FTSE 100                 Group, LLC
                                        Index, 25% TOPIX Index, and 10%
                                        S&P/ASX 200 Index, including
                                        reinvestment of dividends, at a risk
                                        level consistent with that of the
                                        composite index.
-------------------------------------------------------------------------------------------------------------------
EQ/INVESCO COMSTOCK         Class IA    Seeks to achieve capital growth and      .   AXA Equitable
                                        income.                                      Funds Management
                                                                                     Group, LLC
                                                                                 .   Invesco Advisers,
                                                                                     Inc.
-------------------------------------------------------------------------------------------------------------------
EQ/INVESCO GLOBAL REAL      Class IB    Seeks to achieve total return through    .   AXA Equitable
  ESTATE                                growth of capital and current income.        Funds Management
                                                                                     Group, LLC
                                                                                 .   Invesco Advisers,
                                                                                     Inc.
-------------------------------------------------------------------------------------------------------------------
EQ/INVESCO INTERNATIONAL    Class IB    Seeks to achieve long-term growth of     .   AXA Equitable
  GROWTH                                income.                                      Funds Management
                                                                                     Group, LLC
                                                                                 .   Invesco Advisers,
                                                                                     Inc.
-------------------------------------------------------------------------------------------------------------------
EQ/INVESCO MODERATE         Class IB    Seeks long-term capital appreciation     .   AXA Equitable       (delta)
  ALLOCATION/(+) /                      while managing portfolio volatility.         Funds Management
                                                                                     Group, LLC
                                                                                 .   Invesco Advisers,
                                                                                     Inc.
-------------------------------------------------------------------------------------------------------------------
EQ/INVESCO MODERATE GROWTH  Class IB    Seeks long-term capital appreciation     .   AXA Equitable
   ALLOCATION/(+) /                     while managing portfolio volatility.         Funds Management
                                                                                     Group, LLC
                                                                                 .   Invesco Advisers,
                                                                                     Inc.
-------------------------------------------------------------------------------------------------------------------
EQ/IVY ENERGY               Class IB    Seeks to provide capital growth and      .   AXA Equitable
                                        appreciation.                                Funds Management
                                                                                     Group, LLC
                                                                                 .   Ivy Investment
                                                                                     Management Company
-------------------------------------------------------------------------------------------------------------------
EQ/IVY MID CAP GROWTH       Class IB    Seeks to provide growth of capital.      .   AXA Equitable
                                                                                     Funds Management
                                                                                     Group, LLC
                                                                                 .   Ivy Investment
                                                                                     Management Company
-------------------------------------------------------------------------------------------------------------------
EQ/IVY SCIENCE AND          Class IB    Seeks to provide growth of capital.      .   AXA Equitable
  TECHNOLOGY                                                                         Funds Management
                                                                                     Group, LLC
                                                                                 .   Ivy Investment
                                                                                     Management Company
-------------------------------------------------------------------------------------------------------------------
EQ/JANUS                    Class IA    Seeks to achieve capital growth.         .   AXA Equitable
   ENTERPRISE/*(13) /                                                                Funds Management
                                                                                     Group, LLC
                                                                                 .   Janus Capital
                                                                                     Management LLC
-------------------------------------------------------------------------------------------------------------------
EQ/JPMORGAN GROWTH          Class IB    Seeks to achieve long-term capital       .   AXA Equitable       (delta)
  ALLOCATION/(+) /                      appreciation with an emphasis on             Funds Management
                                        risk-adjusted returns and managing           Group, LLC
                                        volatility in the Portfolio.             .   J.P. Morgan
                                                                                     Investment
                                                                                     Management, Inc.
-------------------------------------------------------------------------------------------------------------------
EQ/JPMORGAN VALUE           Class IB    Seeks to achieve long-term capital       .   AXA Equitable
  OPPORTUNITIES                         appreciation.                                Funds Management
                                                                                     Group, LLC
                                                                                 .   J.P. Morgan
                                                                                     Investment
                                                                                     Management, Inc.
-------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP GROWTH INDEX   Class IA    Seeks to achieve a total return before   .   AllianceBernstein
                                        expenses that approximates the total         L.P.
                                        return performance of the Russell        .   AXA Equitable
                                        1000(R) Growth Index, including              Funds Management
                                        reinvestment of dividends at a risk          Group, LLC
                                        level consistent with the Russell
                                        1000(R) Growth Index.
-------------------------------------------------------------------------------------------------------------------

                                      29

                        CONTRACT FEATURES AND BENEFITS

-------------------------------------------------------------------------------------------------------------------
                                                                               INVESTMENT ADVISER
 EQ ADVISORS                                                                   (AND SUB-ADVISER(S),   VOLATILITY
 TRUST PORTFOLIO NAME     SHARE CLASS  OBJECTIVE                               AS APPLICABLE)         MANAGEMENT
-------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE INDEX   Class IA    Seeks to achieve a total return before  .   AllianceBernstein
                                       expenses that approximates the total        L.P.
                                       return performance of the Russell       .   AXA Equitable
                                       1000(R) Value Index, including              Funds Management
                                       reinvestment of dividends, at a risk        Group, LLC
                                       level consistent with that of the
                                       Russell 1000(R) Value Index.
-------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE         Class IA    Seeks to achieve long-term growth of    .   AllianceBernstein  (check mark)
  MANAGED                              capital with an emphasis on risk-           L.P.
  VOLATILITY/*(14) /                   adjusted returns and managing           .   AXA Equitable
                                       volatility in the Portfolio.                Funds Management
                                                                                   Group, LLC
                                                                               .   BlackRock
                                                                                   Investment
                                                                                   Management, LLC
                                                                               .   Massachusetts
                                                                                   Financial
                                                                                   Services Company
                                                                                   d/b/a MFS
                                                                                   Investment
                                                                                   Management
-------------------------------------------------------------------------------------------------------------------
EQ/LAZARD EMERGING         Class IB    Seeks to achieve long-term capital      .   AXA Equitable
  MARKETS EQUITY                       appreciation.                               Funds Management
                                                                                   Group, LLC
                                                                               .   Lazard Asset
                                                                                   Management LLC
-------------------------------------------------------------------------------------------------------------------
EQ/LEGG MASON GROWTH       Class IB    Seeks long-term capital appreciation    .   AXA Equitable        (delta)
  ALLOCATION/(+) /                     while managing portfolio volatility.        Funds Management
                                                                                   Group, LLC
                                                                               .   QS Investors, LLC
                                                                                   (a wholly-owned
                                                                                   subsidiary of
                                                                                   Legg Mason Inc.)
-------------------------------------------------------------------------------------------------------------------
EQ/LEGG MASON MODERATE     Class IB    Seeks long-term capital appreciation    .   AXA Equitable        (delta)
  ALLOCATION/(+) /                     while managing Portfolio volatility.        Funds Management
                                                                                   Group, LLC
                                                                               .   QS Investors, LLC
                                                                                   (a wholly-owned
                                                                                   subsidiary of
                                                                                   Legg Mason Inc.)
-------------------------------------------------------------------------------------------------------------------
EQ/LOOMIS SAYLES           Class IA    Seeks to achieve capital appreciation.  .   AXA Equitable
  GROWTH/*(15) /                                                                   Funds Management
                                                                                   Group, LLC
                                                                               .   Loomis, Sayles &
                                                                                   Company, L.P.
-------------------------------------------------------------------------------------------------------------------
EQ/MFS INTERNATIONAL       Class IA    Seeks to achieve capital appreciation.  .   AXA Equitable
  GROWTH                                                                           Funds Management
                                                                                   Group, LLC
                                                                               .   Massachusetts
                                                                                   Financial
                                                                                   Services Company
                                                                                   d/b/a MFS
                                                                                   Investment
                                                                                   Management
-------------------------------------------------------------------------------------------------------------------
EQ/MFS INTERNATIONAL       Class IB    Seeks to achieve capital appreciation.  .   AXA Equitable
  VALUE                                                                            Funds Management
                                                                                   Group, LLC
                                                                               .   Massachusetts
                                                                                   Financial
                                                                                   Services Company
                                                                                   d/b/a MFS
                                                                                   Investment
                                                                                   Management
-------------------------------------------------------------------------------------------------------------------
EQ/MFS TECHNOLOGY          Class IB    Seeks to achieve capital appreciation.  .   AXA Equitable
                                                                                   Funds Management
                                                                                   Group, LLC
                                                                               .   Massachusetts
                                                                                   Financial
                                                                                   Services Company
                                                                                   d/b/a MFS
                                                                                   Investment
                                                                                   Management
-------------------------------------------------------------------------------------------------------------------
EQ/MFS UTILITIES           Class IB    Seeks to achieve total return.          .   AXA Equitable
                                                                                   Funds Management
                                                                                   Group, LLC
                                                                               .   Massachusetts
                                                                                   Financial
                                                                                   Services Company
                                                                                   d/b/a MFS
                                                                                   Investment
                                                                                   Management
-------------------------------------------------------------------------------------------------------------------
EQ/MID CAP INDEX           Class IA    Seeks to achieve a total return before  .   AllianceBernstein
                                       expenses that approximates the total        L.P.
                                       return performance of the Standard &    .   AXA Equitable
                                       Poor's MidCap 400(R) Index, including       Funds Management
                                       reinvestment of dividends, at a risk        Group, LLC
                                       level consistent with that of the
                                       Standard & Poor's MidCap 400(R)
                                       Index.
-------------------------------------------------------------------------------------------------------------------

                                      30

                        CONTRACT FEATURES AND BENEFITS

---------------------------------------------------------------------------------------------------------------------
                                                                                INVESTMENT ADVISER

 EQ ADVISORS                                                                    (AND SUB-ADVISER(S), AS VOLATILITY
 TRUST PORTFOLIO NAME     SHARE CLASS  OBJECTIVE                                APPLICABLE)             MANAGEMENT
---------------------------------------------------------------------------------------------------------------------
EQ/MID CAP VALUE MANAGED   Class IA    Seeks to achieve long-term capital        .   AXA Equitable      (check mark)
  VOLATILITY/*(16) /                   appreciation with an emphasis on risk         Funds Management
                                       adjusted returns and managing                 Group, LLC
                                       volatility in the Portfolio.              .   BlackRock
                                                                                     Investment
                                                                                     Management, LLC
                                                                                 .   Diamond Hill
                                                                                     Capital
                                                                                     Management, Inc.
                                                                                 .   Wellington
                                                                                     Management
                                                                                     Company, LLP
---------------------------------------------------------------------------------------------------------------------
EQ/MODERATE GROWTH         Class IB    Seeks long-term capital appreciation      .   AXA Equitable      (check mark)
  STRATEGY/(+)*(17) /                  and current income, with a greater            Funds Management
                                       emphasis on current income.                   Group, LLC
---------------------------------------------------------------------------------------------------------------------
EQ/MONEY MARKET/(++) /     Class IA    Seeks to obtain a high level of current   .   AXA Equitable
                                       income, preserve its assets and               Funds Management
                                       maintain liquidity.                           Group, LLC
                                                                                 .   The Dreyfus
                                                                                     Corporation
---------------------------------------------------------------------------------------------------------------------
EQ/OPPENHEIMER GLOBAL      Class IA    Seeks to achieve capital appreciation.    .   AXA Equitable
                                                                                     Funds Management
                                                                                     Group, LLC
                                                                                 .   Invesco Advisers,
                                                                                     Inc.
---------------------------------------------------------------------------------------------------------------------
EQ/PIMCO GLOBAL REAL       Class IB    Seeks to achieve maximum real             .   AXA Equitable
  RETURN                               return, consistent with preservation of       Funds Management
                                       capital and prudent investment                Group, LLC
                                       management.                               .   Pacific
                                                                                     Investment
                                                                                     Management
                                                                                     Company LLC
---------------------------------------------------------------------------------------------------------------------
EQ/PIMCO REAL RETURN       Class IB    Seeks to achieve maximum real             .   AXA Equitable
                                       return, consistent with                       Funds Management
                                       preservation of capital and prudent           Group, LLC
                                       investment management.                    .   Pacific
                                                                                     Investment
                                                                                     Management
                                                                                     Company LLC
---------------------------------------------------------------------------------------------------------------------
EQ/PIMCO TOTAL RETURN      Class IB    Seeks to achieve maximum total            .   AXA Equitable
                                       return, consistent with preservation of       Funds Management
                                       capital and prudent investment                Group, LLC
                                       management.                               .   Pacific
                                                                                     Investment
                                                                                     Management
                                                                                     Company LLC
---------------------------------------------------------------------------------------------------------------------
EQ/PIMCO ULTRA SHORT BOND  Class IA    Seeks to generate a return in excess      .   AXA Equitable
                                       of traditional money market products          Funds Management
                                       while maintaining an emphasis on              Group, LLC
                                       preservation of capital and liquidity.    .   Pacific
                                                                                     Investment
                                                                                     Management
                                                                                     Company LLC
---------------------------------------------------------------------------------------------------------------------
EQ/SMALL COMPANY INDEX     Class IA    Seeks to replicate as closely as          .   AllianceBernstein
                                       possible (before expenses) the total          L.P.
                                       return of the Russell 2000(R) Index.      .   AXA Equitable
                                                                                     Funds Management
                                                                                     Group, LLC
---------------------------------------------------------------------------------------------------------------------
EQ/T. ROWE PRICE GROWTH    Class IA    Seeks to achieve long-term capital        .   AXA Equitable
  STOCK                                appreciation and secondarily, income.         Funds Management
                                                                                     Group, LLC
                                                                                 .   T. Rowe Price
                                                                                     Associates, Inc.
---------------------------------------------------------------------------------------------------------------------
EQ/T. ROWE PRICE HEALTH    Class IB    Seeks to achieve long-term capital        .   AXA Equitable
  SCIENCES                             appreciation.                                 Funds Management
                                                                                     Group, LLC
                                                                                 .   T. Rowe Price
                                                                                     Associates, Inc.
---------------------------------------------------------------------------------------------------------------------
MULTIMANAGER AGGRESSIVE    Class IB    Seeks to achieve long-term growth of      .   AllianceBernstein
  EQUITY                               capital.                                      L.P.
                                                                                 .   AXA Equitable
                                                                                     Funds Management
                                                                                     Group, LLC
                                                                                 .   ClearBridge
                                                                                     Investments, LLC
                                                                                 .   Scotia
                                                                                     Institutional
                                                                                     Management US,
                                                                                     Ltd.
                                                                                 .   T. Rowe Price
                                                                                     Associates, Inc.
                                                                                 .   Westfield Capital
                                                                                     Management
                                                                                     Company, L.P.
---------------------------------------------------------------------------------------------------------------------

                                      31

                        CONTRACT FEATURES AND BENEFITS

----------------------------------------------------------------------------------------------------------------
                                                                             INVESTMENT ADVISER

 EQ ADVISORS                                                                 (AND SUB-ADVISER(S), AS VOLATILITY
 TRUST PORTFOLIO NAME     SHARE CLASS  OBJECTIVE                             APPLICABLE)             MANAGEMENT
----------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP       Class IB    Seeks to achieve long-term growth of  .   AllianceBernstein
  GROWTH                               capital.                                  L.P.
                                                                             .   AXA Equitable
                                                                                 Funds Management
                                                                                 Group, LLC
                                                                             .   BlackRock
                                                                                 Investment
                                                                                 Management, LLC
                                                                             .   Franklin
                                                                                 Advisers, Inc.
                                                                             .   Wellington
                                                                                 Management
                                                                                 Company, LLP
----------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP       Class IB    Seeks to achieve long-term growth of  .   American Century
  VALUE                                capital.                                  Investment
                                                                                 Management, Inc.
                                                                             .   AXA Equitable
                                                                                 Funds Management
                                                                                 Group, LLC
                                                                             .   BlackRock
                                                                                 Investment
                                                                                 Management, LLC
                                                                             .   Diamond Hill
                                                                                 Capital
                                                                                 Management, Inc.
----------------------------------------------------------------------------------------------------------------
MULTIMANAGER TECHNOLOGY    Class IB    Seeks to achieve long-term growth of  .   AllianceBernstein
                                       capital.                                  L.P.
                                                                             .   Allianz Global
                                                                                 Investors U.S. LLC
                                                                             .   AXA Equitable
                                                                                 Funds Management
                                                                                 Group, LLC
                                                                             .   Wellington
                                                                                 Management
                                                                                 Company, LLP
----------------------------------------------------------------------------------------------------------------
 AIM VARIABLE
 INSURANCE
 FUNDS (INVESCO
 VARIABLE                                                              INVESTMENT
 INSURANCE FUNDS) -                                                    ADVISER (AND
 SERIES II                                                             SUB-ADVISER(S), AS
 PORTFOLIO NAME      OBJECTIVE                                         APPLICABLE)
---------------------------------------------------------------------------------------------
INVESCO V.I.         The fund's investment objective is to provide     .   Invesco Advisers,
  DIVERSIFIED        reasonable current income and long-term               Inc.
  DIVIDEND FUND      growth of income and capital.
---------------------------------------------------------------------------------------------
INVESCO V.I. EQUITY  The fund's investment objectives are both         .   Invesco Advisers,
  AND INCOME FUND    capital appreciation and current income.              Inc.
---------------------------------------------------------------------------------------------
INVESCO V.I. HIGH    The fund's investment objective is total return,  .   Invesco Advisers,
  YIELD FUND         comprised of current income and capital               Inc.
                     appreciation.                                     .   Sub-Adviser:
                                                                           Invesco Canada
                                                                           Ltd.
---------------------------------------------------------------------------------------------
INVESCO V.I. MID     The fund's investment objective is long-term      .   Invesco Advisers,
  CAP CORE EQUITY    growth of capital.                                    Inc.
  FUND
---------------------------------------------------------------------------------------------
INVESCO V.I. SMALL   The fund's investment objective is long-term      .   Invesco Advisers,
  CAP EQUITY FUND    growth of capital.                                    Inc.
---------------------------------------------------------------------------------------------
 AMERICAN FUNDS
 INSURANCE SERIES(R)
 - CLASS 4
 SHARES PORTFOLIO                                                       INVESTMENT ADVISER (AND
 NAME                 OBJECTIVE                                         SUB-ADVISER(S), AS APPLICABLE)
------------------------------------------------------------------------------------------------------
BOND FUND             The fund's investment objective is to provide as  .   Capital Research and
                      high a level of current income as is consistent       Management Company
                      with the preservation of capital.
------------------------------------------------------------------------------------------------------
GLOBAL SMALL          The fund's investment objective is to provide     .   Capital Research and
  CAPITALIZATION      long-term growth of capital.                          Management Company
  FUND
------------------------------------------------------------------------------------------------------
NEW WORLD FUND(R)     The fund's investment objective is long-term      .   Capital Research and
                      capital appreciation.                                 Management Company
------------------------------------------------------------------------------------------------------
 BLACKROCK VARIABLE
 SERIES FUNDS, INC.                                          INVESTMENT
 -                                                           ADVISER (AND
 CLASS III PORTFOLIO                                         SUB-ADVISER(S), AS
 NAME                 OBJECTIVE                              APPLICABLE)
-----------------------------------------------------------------------------------
BLACKROCK GLOBAL      To seek high total investment return.  .   Adviser:
  ALLOCATION V.I.                                                BlackRock
  FUND                                                           Advisors, LLC
-----------------------------------------------------------------------------------
BLACKROCK LARGE CAP   Seeks long-term capital growth.        .   Adviser:
  FOCUS GROWTH V.I.                                              BlackRock
  FUND                                                           Advisors, LLC
-----------------------------------------------------------------------------------

                                      32

                        CONTRACT FEATURES AND BENEFITS

---------------------------------------------------------------------------------------
 EATON VANCE                                                     INVESTMENT
 VARIABLE                                                        ADVISER (AND
 TRUST PORTFOLIO                                                 SUB-ADVISER(S), AS
 NAME                OBJECTIVE                                   APPLICABLE)
---------------------------------------------------------------------------------------
EATON VANCE VT       To provide a high level of current income.  .   Eaton Vance
  FLOATING-RATE                                                      Management
  INCOME FUND
-------------------------------------------------------------------------------------------
 FIDELITY(R)
 VARIABLE
 INSURANCE PRODUCTS                                                  INVESTMENT
 (VIP) - SERVICE                                                     ADVISER (AND
 CLASS 2 PORTFOLIO                                                   SUB-ADVISER(S), AS
 NAME                OBJECTIVE                                       APPLICABLE)
-------------------------------------------------------------------------------------------
FIDELITY(R) VIP MID  Seeks long-term growth of capital.              .   Fidelity
  CAP PORTFOLIO                                                          Management &
                                                                         Research Company
                                                                         (FMR)
-------------------------------------------------------------------------------------------
FIDELITY(R) VIP      Seeks a high level of current income. The fund  .   Fidelity
  STRATEGIC INCOME   may also seek capital appreciation.                 Management &
  PORTFOLIO                                                              Research Company
                                                                         (FMR)
-----------------------------------------------------------------------------------------
 FIRST TRUST                                                       INVESTMENT
 VARIABLE INSURANCE                                                ADVISER (AND
 TRUST PORTFOLIO                                                   SUB-ADVISER(S), AS
 NAME                OBJECTIVE                                     APPLICABLE)
-----------------------------------------------------------------------------------------
FIRST TRUST/DOW      Seeks to provide total return by allocating   .   First Trust
  JONES DIVIDEND &   among dividend-paying stocks and investment       Advisors, L.P.
  INCOME ALLOCATION  grade bonds.
  PORTFOLIO
-----------------------------------------------------------------------------------------
FIRST TRUST MULTI    Seeks to maximize current income, with a      .   First Trust
  INCOME ALLOCATION  secondary objective of capital appreciation.      Advisors, L.P.
  PORTFOLIO
-------------------------------------------------------------------------------------------------------
 FRANKLIN TEMPLETON
 VARIABLE INSURANCE
 PRODUCTS TRUST -
 CLASS 2 PORTFOLIO                                                       INVESTMENT ADVISER (AND
 NAME                OBJECTIVE                                           SUB-ADVISER(S), AS APPLICABLE)
-------------------------------------------------------------------------------------------------------
FRANKLIN ALLOCATION  Seeks capital appreciation, with income as a        .   Franklin Advisers, Inc.
  VIP FUND/*(18)/    secondary goal.
-------------------------------------------------------------------------------------------------------
FRANKLIN INCOME VIP  Seeks to maximize income while maintain             .   Franklin Advisers, Inc.
  FUND               prospects for capital appreciation.
-------------------------------------------------------------------------------------------------------
TEMPLETON            Seeks long-term capital appreciation.               .   Templeton Asset
  DEVELOPING                                                                 Management Ltd.
  MARKETS VIP FUND
-------------------------------------------------------------------------------------------------------
TEMPLETON GLOBAL     Seeks high current income, consistent with          .   Franklin Advisers, Inc.
  BOND VIP FUND      preservation of capital. Capital appreciation is a
                     secondary consideration.
-------------------------------------------------------------------------------------------------------
 HARTFORT HLS FUNDS                                        INVESTMENT
 - CLASS IC                                                ADVISER (AND
 SHARES PORTFOLIO                                          SUB-ADVISER(S), AS
 NAME                OBJECTIVE                             APPLICABLE)
---------------------------------------------------------------------------------
HARTFORD GROWTH      The Fund seeks capital appreciation.  .   Hartford Funds
  OPPORTUNITIES HLS                                            Management
  FUND                                                         Company, LLC
                                                           .   Sub-Adviser:
                                                               Wellington
                                                               Management
                                                               Company LLP
-------------------------------------------------------------------------------------------------------
                                                                                 INVESTMENT
 IVY VARIABLE                                                                    ADVISER (AND
 INSURANCE PORTFOLIOS PORTFOLIO                                                  SUB-ADVISER(S), AS
 NAME                            OBJECTIVE                                       APPLICABLE)
-------------------------------------------------------------------------------------------------------
IVY VIP HIGH INCOME              To seek to provide total return through a       .   Ivy Investment
                                 combination of high current income and capital      Management
                                 appreciation.                                       Company (IICO)
-------------------------------------------------------------------------------------------------------
 LEGG MASON
 PARTNERS VARIABLE
 EQUITY TRUST                                               INVESTMENT
 - SHARE                                                    ADVISER (AND
 CLASS II PORTFOLIO                                         SUB-ADVISER(S), AS
 NAME                OBJECTIVE                              APPLICABLE)
----------------------------------------------------------------------------------
CLEARBRIDGE          Seeks capital appreciation.            .   Legg Mason
  VARIABLE                                                      Partners Fund
  AGGRESSIVE GROWTH                                             Advisor, LLC
  PORTFOLIO                                                     (Investment
                                                                Manager)
                                                            .   Sub-Adviser:
                                                                ClearBridge
                                                                Investments, LLC
----------------------------------------------------------------------------------
CLEARBRIDGE          Seeks long-term capital appreciation.  .   Legg Mason
  VARIABLE                                                      Partners Fund
  APPRECIATION                                                  Advisor, LLC
  PORTFOLIO                                                     (Investment
                                                                Manager)
                                                            .   Sub-Adviser:
                                                                ClearBridge
                                                                Investments, LLC
----------------------------------------------------------------------------------

                                      33

                        CONTRACT FEATURES AND BENEFITS

----------------------------------------------------------------------------------------------
 LEGG MASON
 PARTNERS VARIABLE
 EQUITY TRUST                                                           INVESTMENT
 - SHARE                                                                ADVISER (AND
 CLASS II PORTFOLIO                                                     SUB-ADVISER(S), AS
 NAME                OBJECTIVE                                          APPLICABLE)
----------------------------------------------------------------------------------------------
CLEARBRIDGE          Seeks dividend income, growth of dividend          .   Legg Mason
  VARIABLE DIVIDEND  income and long-term capital appreciation.             Partners Fund
  STRATEGY PORTFOLIO                                                        Advisor, LLC
                                                                            (Investment
                                                                            Manager)
                                                                        .   Sub-Adviser:
                                                                            ClearBridge
                                                                            Investments, LLC
----------------------------------------------------------------------------------------------
CLEARBRIDGE          Seeks long-term growth of capital.                 .   Legg Mason
  VARIABLE MID CAP                                                          Partners Fund
  PORTFOLIO                                                                 Advisor, LLC
                                                                            (Investment
                                                                            Manager)
                                                                        .   Sub-Adviser:
                                                                            ClearBridge
                                                                            Investments, LLC
----------------------------------------------------------------------------------------------
QS LEGG MASON        The fund seeks the highest total return (that is,  .   Legg Mason
  DYNAMIC MULTI-     a combination of income and long-term capital          Partners Fund
  STRATEGY VIT       appreciation) over time consistent with its asset      Advisor, LLC
  PORTFOLIO          mix. The fund will seek to reduce volatility as a      (Investment
                     secondary objective.                                   Manager)
                                                                        .   Sub-Adviser: QS
                                                                            Investors, LLC
                                                                            and Western Asset
                                                                            Management Company
----------------------------------------------------------------------------------------------
 LORD ABBETT SERIES                                                     INVESTMENT
 FUND, INC.                                                             ADVISER (AND
 - CLASS VC PORTFOLIO                                                   SUB-ADVISER(S), AS
 NAME                  OBJECTIVE                                        APPLICABLE)
----------------------------------------------------------------------------------------------
LORD ABBETT BOND       The fund's investment objective is to seek high  .   Lord, Abbett &
  DEBENTURE            current income and the opportunity for capital       Co. LLC
  PORTFOLIO (VC)       appreciation to produce a high total return.
----------------------------------------------------------------------------------------------
 MFS(R) VARIABLE
 INSURANCE TRUSTS                                                INVESTMENT
 - SERVICE                                                       ADVISER (AND
 CLASS PORTFOLIO                                                 SUB-ADVISER(S), AS
 NAME                OBJECTIVE                                   APPLICABLE)
---------------------------------------------------------------------------------------
MFS(R) INVESTORS     The fund's investment objective is to seek  .   Massachusetts
  TRUST SERIES       capital appreciation.                           Financial
                                                                     Services Company
---------------------------------------------------------------------------------------
MFS(R)               The fund's investment objective is to seek  .   Massachusetts
  MASSACHUSETTS      capital appreciation.                           Financial
  INVESTORS GROWTH                                                   Services Company
  STOCK PORTFOLIO
------------------------------------------------------------------------------------------------
 NEUBERGER BERMAN
 ADVISERS
 MANAGEMENT TRUST -                                                       INVESTMENT
 S                                                                        ADVISER (AND
 CLASS SHARES PORTFOLIO                                                   SUB-ADVISER(S), AS
 NAME                    OBJECTIVE                                        APPLICABLE)
------------------------------------------------------------------------------------------------
NEUBERGER BERMAN         The fund seeks long-term growth of capital by    .   Neuberger Berman
  INTERNATIONAL          investing primarily in common stocks of foreign      Investment
  EQUITY PORTFOLIO       companies.                                           Advisers LLC
------------------------------------------------------------------------------------------------
NEUBERGER BERMAN         The fund seeks long-term growth of capital and   .   Neuberger Berman
  U.S. EQUITY INDEX      income generation.                                   Investment
  PUTWRITE STRATEGY                                                           Advisers LLC
  PORTFOLIO
------------------------------------------------------------------------------------------------
 PIMCO VARIABLE
 INSURANCE TRUST                                                          INVESTMENT
 - ADVISOR                                                                ADVISER (AND
 CLASS PORTFOLIO                                                          SUB-ADVISER(S), AS
 NAME                    OBJECTIVE                                        APPLICABLE)
------------------------------------------------------------------------------------------------
PIMCO                    Seeks maximum real return consistent with        .   Pacific
  COMMODITYREALRETURN(R) prudent investment management.                       Investment
  STRATEGY PORTFOLIO                                                          Management
                                                                              Company LLC
------------------------------------------------------------------------------------------------
PIMCO INCOME             The Portfolio's primary investment objective is  .   Pacific
  PORTFOLIO              to maximize current income. Long-term capital        Investment
                         appreciation is a secondary objective.               Management
                                                                              Company LLC
------------------------------------------------------------------------------------------------
                                                                     INVESTMENT
                                                                     ADVISER (AND
 PROFUNDS                                                            SUB-ADVISER(S), AS
 VP PORTFOLIO NAME   OBJECTIVE                                       APPLICABLE)
-------------------------------------------------------------------------------------------
PROFUND VP           Seeks investment results, before fees and       .   ProFund Advisors
  BIOTECHNOLOGY      expenses, that correspond to the performance        LLC
                     of the Dow Jones U.S. Biotechnology/SM/ Index.
-----------------------------------------------------------------------------------------
 PUTNAM VARIABLE
 TRUST - IB SHARE                                                  INVESTMENT
 CLASS                                                             ADVISER (AND
 PORTFOLIO PORTFOLIO                                               SUB-ADVISER(S), AS
 NAME                 OBJECTIVE                                    APPLICABLE)
-----------------------------------------------------------------------------------------
PUTNAM VT             Seeks as high a level of current income as   .   Putnam Investment
  DIVERSIFIED         Putnam Investment Management, LLC believes       Management, LLC
  INCOME FUND         is consistent with preservation of capital.  .   Sub-Adviser:
                                                                       Putnam
                                                                       Investments
                                                                       Limited
-----------------------------------------------------------------------------------------

                                      34

                        CONTRACT FEATURES AND BENEFITS

(+) This variable investment option is also available as a Protected Benefit account variable investment option should you decide to fund your
    Guaranteed benefits. For more information, please see "What are your investment options under the contract?" earlier in this section.
(++)The Portfolio operates as a "government money market fund." The Portfolio will invest at least 99.5% of its total assets in U.S. government securities, cash, and/or repurchase agreements that are fully collateralized by U.S. government securities or cash.
*   This information reflects the variable investment option's name. The chart below reflects the variable investment option's former name which may continue to be used in certain documents for a period of time after the date of this prospectus. The number in the "FN" column corresponds with the number contained in the table above.

--------------------------------------------------
FN    VARIABLE INVESTMENT OPTION NAME
--------------------------------------------------
(1)   AXA Moderate Allocation
--------------------------------------------------
(2)   AXA/AB Dynamic Aggressive Growth
--------------------------------------------------
(3)   AXA/AB Dynamic Growth
--------------------------------------------------
(4)   AXA/AB Dynamic Moderate Growth
--------------------------------------------------
(5)   AXA/AB Small Cap Growth
--------------------------------------------------
(6)   AXA Aggressive Strategy
--------------------------------------------------
(7)   AXA Balanced Strategy
--------------------------------------------------
(8)   AXA/ClearBridge Large Cap Growth
--------------------------------------------------
(9)   AXA Conservative Growth Strategy
--------------------------------------------------
(10)  AXA Conservative Strategy
--------------------------------------------------
(11)  AXA Growth Strategy
--------------------------------------------------
(12)  AXA International Core Managed Volatility
--------------------------------------------------
(13)  AXA/Janus Enterprise
--------------------------------------------------
(14)  AXA Large Cap Value Managed Volatility
--------------------------------------------------
(15)  AXA/Loomis Sayles Growth
--------------------------------------------------
(16)  AXA Mid Cap Value Managed Volatility
--------------------------------------------------
(17)  AXA Moderate Growth Strategy
--------------------------------------------------
(18)  Franklin Founding Funds Allocation VIP Fund
--------------------------------------------------

YOU SHOULD CONSIDER THE INVESTMENT OBJECTIVES, RISKS, AND CHARGES AND EXPENSES
OF THE PORTFOLIOS CAREFULLY BEFORE INVESTING. THE PROSPECTUSES FOR THE TRUSTS
CONTAIN THIS AND OTHER IMPORTANT INFORMATION ABOUT THE PORTFOLIOS. THE
PROSPECTUSES SHOULD BE READ CAREFULLY BEFORE INVESTING. IN ORDER TO OBTAIN
COPIES OF TRUST PROSPECTUSES THAT DO NOT ACCOMPANY THIS PROSPECTUS, YOU MAY
CALL ONE OF OUR CUSTOMER SERVICE REPRESENTATIVES AT 1-800-789-7771.

                                      35

                        CONTRACT FEATURES AND BENEFITS

GUARANTEED INTEREST OPTION

The guaranteed interest option is part of our general account and pays interest at guaranteed rates. We discuss our general account under "More information"
later in this Prospectus. Any amounts allocated to the guaranteed interest option will not be included in your Protected Benefit account value.

We credit interest daily to amounts in the guaranteed interest option. There are three levels of interest in effect at the same time in the guaranteed interest option:

(1)the minimum interest rate guaranteed over the life of the contract,

(2)the yearly guaranteed interest rate for the calendar year, and

(3)the current interest rate.

We set current interest rates periodically, based on our discretion and according to our procedures that we have in effect at the time. We reserve the right to change these procedures. All interest rates are effective annual rates, but before the deduction of annual administrative charges and any withdrawal charges (if applicable).

Your lifetime minimum rate is 1.00%. The data page for your contract shows the lifetime minimum rate. The minimum yearly rate will never be less than the lifetime minimum rate. The minimum yearly rate for 2019 is 1.00%. Current interest rates will never be less than the yearly guaranteed interest rate.

We assign an interest rate to each amount allocated to the guaranteed interest option. This rate is guaranteed for a specified period. Therefore, different interest rates may apply to different amounts in the guaranteed interest option.

Generally, contributions and transfers into and out of the guaranteed interest option are limited. See "Transferring your money among the investment options"
later in this Prospectus for restrictions on transfers from the guaranteed interest option.

ACCOUNT FOR SPECIAL DOLLAR COST AVERAGING. (Series B contracts only) The account for special dollar cost averaging is part of our general account. We pay interest at guaranteed rates in this account for specified time periods. We will credit interest to the amounts that you have in the account for special dollar cost averaging every day. We set the interest rates periodically, based on our discretion and according to the procedures that we have. We reserve the right to change these procedures.

We guarantee to pay our current interest rate that is in effect on the date that your contribution is allocated to this account. Your guaranteed interest rate for the time period you select will be shown in your contract for an initial contribution. The rate will never be less than the lifetime minimum rate for the guaranteed interest option. See "Dollar cost averaging" later in this section for rules and restrictions that apply to the account for special dollar cost averaging.

ALLOCATING YOUR CONTRIBUTIONS

You may allocate your contributions to the Investment account variable investment options, the guaranteed interest option or an available Special DCA program. If you are eligible to have one or more Guaranteed benefits and you wish to fund them, you may allocate contributions to the Protected Benefit account variable investment options or a Special DCA program. Also, we limit the number of variable investment options which you may select. In addition, we may at any time exercise our right to limit or terminate transfers into any of the variable investment options.

Only amounts you allocate to the Protected Benefit account variable investment options and amounts in a Special DCA program designated for future transfers to the Protected Benefit account variable investment options will fund your
Guaranteed benefits. These amounts will be used to calculate your Guaranteed benefit bases and will become part of your Protected Benefit account value. If you have the GMIB, we only accept contributions to the Protected Benefit account, whether allocated directly or through a Special DCA program, if you are age 50 or older.

For example:

You purchase a Series B contract with an initial contribution of $100,000 and elected the GMIB and the Highest Anniversary Value death benefit. You allocate
$60,000 to the Protected Benefit account variable investment options and
$40,000 to the Investment account variable investment options. The $60,000 will be included in your Protected Benefit account value and will be used to calculate your GMIB and Highest Anniversary Value benefit bases. $40,000 will be included in your Investment account value.

Allocations must be whole percentages and you may change your allocations at any time. No more than 25% of any contribution to the contract may be allocated to the guaranteed interest option. The total of your allocations into all available investment options must equal 100%. We reserve the right to discontinue, and/or place additional limitations on, contributions and transfers to any of the variable investment options, including the Protected
Benefit account variable investment options. We also reserve the right to discontinue acceptance of contributions into the contract. Please see "How you can purchase and contribute to your contract" and the table in Appendix VIII for additional information regarding certain limitations on contributions that may apply to your contract.

It is important to note that the contract is between you and AXA Equitable. The contract is not an investment advisory account, and AXA Equitable is not providing any investment advice or managing the allocations under your contract. In the absence of a specific written arrangement to the contrary, you, as the owner of the contract, have the sole authority to make investment allocations and other decisions under the contract. If your financial professional is with AXA Advisors, he or she is acting as a broker-dealer registered representative, and is not authorized to act as an investment advisor or to manage the allocations under your contract. If your financial professional is a registered representative with a broker-dealer other than AXA
Advisors, you should speak with him or her regarding any different arrangements that may apply.

We may offer an optional rebalancing program for amounts allocated to your
Investment account variable investment options and the guaranteed interest option. For more information, see "Rebalancing among your Investment account variable investment options and guaranteed interest option" in "Transferring your money among investment options" later in this Prospectus.

We do not offer an optional rebalancing program for amounts allocated to your
Protected Benefit account variable investment options. You can

                                      36

                        CONTRACT FEATURES AND BENEFITS

rebalance your Protected Benefit account value by submitting a one-time request to rebalance. See "Rebalancing among your Protected Benefit account variable investment options" in "Transferring your money among investment options" later in this Prospectus.

ALLOCATION INSTRUCTION CHANGES. You may change your instructions for allocations of future contributions.

TRANSFERS. Once you allocate amounts to the Protected Benefit account variable investment options, such amounts may be transferred among the Protected Benefit account variable investment options, but may not be transferred to the
Investment account variable investment options or the guaranteed interest option. In addition, we may at any time exercise our right to limit or terminate transfers into any of the variable investment options. See
"Transferring your account value" in "Transferring your money among investment options."

DOLLAR COST AVERAGING

We offer a variety of dollar cost averaging programs. Not all of the programs described here are available with each Series of the Retirement Cornerstone(R)
19 contract. You may only participate in one program at a time. Each program allows you to gradually allocate amounts to available investment options by periodically transferring approximately the same dollar amount to the investment options you select. Regular allocations to the variable investment options will cause you to purchase more units if the unit value is low and fewer units if the unit value is high. Therefore, you may get a lower average cost per unit over the long term.

All amounts in a dollar cost averaging program will be transferred at the completion of the time period you select. Currently, our Special DCA programs time periods do not extend beyond 12 months. These plans of investing do not guarantee that you will earn a profit or be protected against losses.

--------------------------------------------------------------------------------
UNITS MEASURE YOUR VALUE IN EACH VARIABLE INVESTMENT OPTION.
--------------------------------------------------------------------------------

We offer the following dollar cost averaging programs in the Retirement
Cornerstone(R) 19 contracts:

..   Special dollar cost averaging;

..   Special money market dollar cost averaging;

..   General dollar cost averaging;

..   Investment simplifier.

The only dollar cost averaging programs that are available to fund your
Guaranteed benefits are special dollar cost averaging and special money market dollar cost averaging (together, the "Special DCA programs"). Depending on the
Series of the Retirement Cornerstone(R) 19 contract you own, you will have one of the Special DCA programs available to you, but not both. The Special DCA programs allow you to gradually fund your Protected Benefit account value through systematic transfers to the Protected Benefit account variable investment options. Amounts allocated to a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options are included in the benefit bases for your Guaranteed benefits. Also, you may make systematic transfers to the Investment account variable investment options and the guaranteed interest option. Amounts in the account for special money market dollar cost averaging are immediately invested in the EQ/Money Market variable investment option. Only new contributions may be allocated to a Special DCA program. For information on how a Special DCA program may affect certain Guaranteed benefits, see "Guaranteed minimum income benefit" and "Guaranteed minimum death benefits" later in this section.

General dollar cost averaging and Investment simplifier, on the other hand, can only be used for systematic transfers to your Investment account variable investment options. Our Investment simplifier program is available for scheduled transfers from the guaranteed interest option to the Investment account variable investment options. Our General dollar cost averaging program is available for scheduled transfers from the EQ/Money Market variable investment option to the Investment account variable investment options. Below, we provide detail regarding each of the programs.

Generally, you may not elect both a dollar cost averaging program and a rebalancing option. The only exception is if you elect our Investment simplifier program with Option I under our rebalancing programs, which does not rebalance amounts in the guaranteed interest option. For more information on our rebalancing programs, see "Rebalancing among your Investment account variable investment options and guaranteed interest option" in "Transferring your money among investment options."

We do not deduct a transfer charge for any transfer made in connection with our dollar cost averaging programs. We may, at any time, exercise our right to terminate transfers to any of the variable investment options and to limit the number of variable investment options which you may elect. Not all dollar cost averaging programs are available in all states. For a state-by-state description of all material variations of this contract, including information on the availability of our dollar cost averaging programs in your state, see
Appendix V later in this Prospectus.

OUR SPECIAL DCA PROGRAMS. We currently offer the "Special dollar cost averaging program" under the Series B contracts and the "Special money market dollar cost averaging program" under the Series CP(R) contracts.

SPECIAL DOLLAR COST AVERAGING

Under the special dollar cost averaging program, you may dollar cost average from the account for special dollar cost averaging, which is part of the general account. We credit daily interest, which will never be less than 1% or the guaranteed lifetime minimum rate for the guaranteed interest option, whichever is greater, to amounts allocated to this account. Currently, the guaranteed lifetime minimum rate is 1.00%. We guarantee to pay the current interest rate that is in effect on the date that your contribution is allocated to this account. That interest rate will apply to that contribution as long as it remains in the account for special dollar cost averaging. The guaranteed interest rate for the time period that you select will be shown in your contract for your initial contribution. We set the interest rates periodically, based on our discretion and according to procedures that we have. We reserve the right to change these procedures.

We will transfer amounts from the account for special dollar cost averaging into the investment options you designate over an available time period that you select. However, if you have the GMIB,

                                      37

                        CONTRACT FEATURES AND BENEFITS

we will only transfer amounts to the Protected Benefit account if you are age
50 or older. If the special dollar cost averaging program is selected at the time of the application to purchase the contract, a 60 day rate lock will apply from the date of application. Any contribution(s) received during this 60 day period will be credited with the interest rate offered on the date of application for the duration of the special dollar cost averaging time period.
Any contribution(s) received after the 60 day rate lock period has ended will be credited with the then current interest rate for the duration of the time period selected. Once the time period you selected has ended, you may select another time period for future contributions. At that time, you may also select a different allocation for transfers to the investment options, or, if you wish, we will continue to use the allocation that you previously made.

SPECIAL MONEY MARKET DOLLAR COST AVERAGING

Under the special money market dollar cost averaging program, you may dollar cost average from the account for special money market dollar cost averaging, which is part of the EQ/Money Market variable investment option. We will transfer amounts from the account for special money market dollar cost averaging into the Protected Benefit account variable investment options, the
Investment account variable investment options and the guaranteed interest option over an available time period that you select. One of the primary benefits of the special money market dollar cost averaging program is that amounts in the program designated for the Protected Benefit account variable investment options count toward your Guaranteed benefits on the business day you establish the program. However, if you have the GMIB, we will only transfer amounts to the Protected Benefit account if you are age 50 or older.

                              -------------------

Under both Special DCA programs, the following applies:

..   Initial contributions to a Special DCA program must be at least $2,000;
    subsequent contributions to an existing Special DCA program must be at least $250;

..   Subsequent contributions to an existing program do not extend the time period of the program;

..   Contributions into a Special DCA program must be new contributions; you may not make transfers from amounts allocated to other investment options to initiate a Special DCA program;

..   We offer time periods of 3, 6 or 12 months. We may also offer other time periods. You may only have one time period in effect at any time and once you select a time period, you may not change it;

..   You can enroll in a Special DCA program on your contract application or at any time after your contract has been issued. A program will become effective on the date we receive your first contribution directing us to allocate funds to the account for special dollar cost averaging or special money market dollar cost averaging as applicable. The date we receive your initial contribution will also be the date of the first transfer to the other variable investment options in accordance with your allocation instructions for the program. Each subsequent transfer date for the time period selected will be one month from the date of the previous transfer.
    If a transfer date falls on a non-business day, the transfer will be made on the next business day. We will transfer all amounts by the end of the chosen time period for your program.

   For example, assume you enroll in a 3-month Special DCA program. On the date we receive your initial contribution (say, $60,000) to the program, your program becomes effective and the first transfer of $20,000 is made immediately in accordance with your program's allocation instructions. The second transfer of $20,000 will be made one month after your first contribution and the third and final transfer of $20,000 will be made two months after your first contribution;

..   The only transfers that will be made from your program are your regularly scheduled transfers to the variable investment options. If you request to transfer any other amounts from your program, we will transfer all of the value that you have remaining in the account to the investment options according to the allocation percentages for the Special DCA program that we have on file for you, and your program will terminate;

..   Contributions to a Special DCA program may be designated for the Protected
    Benefit account variable investment options, the Investment account variable investment options and/or the guaranteed interest option, subject to the following:

   -- If you want to take advantage of one of our Special DCA programs, 100% of your contribution must be allocated to either the account for special dollar cost averaging or the account for special money market dollar cost averaging. In other words, your contribution cannot be split between the
      Special DCA program and any other investment options available under the contract.

   -- Up to 25% of your Special DCA program may be designated for the guaranteed interest option, even if such a transfer would result in more than 25% of your Total account value being allocated to the guaranteed interest option. See "Transferring your account value" in "Transferring your money among investment options" later in this Prospectus;

..   Your instructions for the program must match your allocation instructions on file on the day the program is established. If you change your allocation instructions on file while the Special DCA program is in effect, the ratio of amounts allocated to the Protected Benefit account to amounts allocated to the Investment account will not change. However, amounts will be allocated within each account according to your new instructions;

..   Your Guaranteed benefit base(s) will be increased to reflect any contribution to the Special DCA program that you have instructed us to transfer to the Protected Benefit account variable investment options.
    However, if you have the GMIB, we will only transfer amounts to the
    Protected Benefit account if you are age 50 or older. The Annual Roll-up rate (or Deferral Roll-up rate, if applicable, which may be the same as the
    Annual Roll-up rate) in effect on your contract will apply immediately to any contribution that is designated to be transferred to the Protected
    Benefit account variable investment options. For Series CP(R) contracts, the Annual Roll-up rate (or Deferral Roll-up rate, if applicable, which may be the same as the Annual Roll-up rate) in effect will not be applied to credits associated with contributions allocated to the Special DCA program that are designated to be transferred to the Protected Benefit account variable investment options;

..   IF WE EXERCISE OUR RIGHT TO DISCONTINUE THE ACCEPTANCE OF, AND/OR PLACE
    ADDITIONAL LIMITATIONS ON, CONTRIBUTIONS AND TRANSFERS INTO THE PROTECTED
    BENEFIT ACCOUNT VARIABLE

                                      38

                        CONTRACT FEATURES AND BENEFITS

   INVESTMENT OPTIONS, AND YOUR SPECIAL DCA PROGRAM HAS TRANSFERS SCHEDULED TO
   THE PROTECTED BENEFIT ACCOUNT VARIABLE INVESTMENT OPTIONS, THE PROGRAM WILL
   CONTINUE FOR ITS DURATION. HOWEVER, SUBSEQUENT CONTRIBUTIONS TO ANY
   PROTECTED BENEFIT ACCOUNT VARIABLE INVESTMENT OPTIONS UNDER A SPECIAL DCA
   PROGRAM WILL NOT BE PERMITTED;

..   Except for withdrawals made under our Automatic RMD withdrawal service or our other automated withdrawal programs (systematic withdrawals and substantially equal withdrawals), or for the assessment of contract charges, any unscheduled partial withdrawal from your Special DCA program will terminate your Special DCA program. Any amounts remaining in the account after the program terminates will be transferred to the destination investment options according to your Special DCA program allocation instructions. Any withdrawal which results in a reduction in the Special
    DCA program amount previously included in your Guaranteed benefit bases will reduce the Guaranteed benefit bases as described later in this
    Prospectus. See "How withdrawals affect your Guaranteed benefits" later in this section;

..   Generally, you may not elect both a dollar cost averaging program and a rebalancing option. The only exception is if you elect our Investment simplifier program with Option I under our rebalancing programs, which does not rebalance amounts in the guaranteed interest option. See "Rebalancing among your Investment account variable investment options and guaranteed interest option" in "Transferring your money among investment options"
    later in this Prospectus to learn more about rebalancing;

..   All of the dollar cost averaging programs available under your Retirement
    Cornerstone(R) 19 contracts can be selected if you enrolled in our
    Systematic transfer program. However, no amounts will be transferred out of a Special DCA program as part of the Systematic transfer program;

..   A Special DCA program may not be in effect at the same time as a general dollar cost averaging program;

..   The only dollar cost averaging program available to fund your Guaranteed benefits is a Special DCA program;

..   You may cancel your participation at any time. If you terminate your
    Special DCA program, we will allocate any remaining amounts in your Special
    DCA program pursuant to your program allocations on file;

..   If you are dollar cost averaging into the Protected Benefit account variable investment options when you decide to drop all Guaranteed benefits
    ("post-funding drop"), we will default future transfers designated for the
    Protected Benefit account variable investment options to the corresponding
    Investment account variable investment options that invest in the same underlying Portfolios. Also, you can cancel your Special DCA program and accelerate all transfers to the corresponding Investment account variable investment options. See "Dropping or changing your Guaranteed benefits"
    later in this section and Appendix I for more information; and

..   We may offer these programs in the future with transfers on a different basis. Your financial professional can provide information in the time periods and interest rates currently available in your state, or you may contact our processing office.

GENERAL DOLLAR COST AVERAGING PROGRAM

If your value in the EQ/Money Market variable investment option is at least
$5,000, you may choose, at any time, to have a specified dollar amount or percentage of your value transferred from that option to any of the Investment account variable investment options. For a state-by-state description of all material variations of this contract, including information on the availability of our general dollar cost averaging program, see Appendix V later in this
Prospectus.

You can select to have transfers made on a monthly, quarterly or annual basis.
The transfer date will be the same calendar day of the month as the contract date, but not later than the 28th day of the month. You can also specify the number of transfers or instruct us to continue making the transfers until all amounts in the EQ/Money Market variable investment option have been transferred out. The minimum amount that we will transfer each time is $250. The instructions for the program may differ from your allocation instructions on file.

If, on any transfer date, your value in the EQ/Money Market variable investment option is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred. The general dollar cost averaging program will then end. You may change the transfer amount once each contract year or cancel this program at any time.

You may not participate in our optional rebalancing programs if you elect the general dollar cost averaging program.

INVESTMENT SIMPLIFIER

FIXED-DOLLAR OPTION. Under this option, you may elect to have a fixed-dollar amount transferred out of the guaranteed interest option and into the
Investment account variable investment options of your choice. Transfers may be made on a monthly, quarterly or annual basis. You can specify the number of transfers or instruct us to continue to make transfers until all available amounts in the guaranteed interest option have been transferred out.

In order to elect the fixed-dollar option, you must have a minimum of $5,000 in the guaranteed interest option on the date we receive your election form at our processing office. The transfer date will be the same calendar day of the month as the contract date but not later than the 28th day of the month. The minimum transfer amount is $50. Also, this option is subject to the guaranteed interest option transfer limitations described under "Transferring your account value"
in "Transferring your money among investment options" later in this Prospectus.
While the program is running, any transfer that exceeds those limitations will cause the program to end for that contract year. You will be notified if this occurs. You must send in a request form to resume the program in the next or subsequent contract years.

If, on any transfer date, your value in the guaranteed interest option is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred, provided the transfer complies with the same guaranteed interest option transfer limitations referenced above. If the transfer does not comply with the transfer limitations, the transfer will not be made and the program will end. You may change the transfer amount once each contract year or cancel this program at any time.

                                      39

                        CONTRACT FEATURES AND BENEFITS

INTEREST SWEEP OPTION. Under this option, you may elect to have monthly transfers from amounts in the guaranteed interest option into the Investment account variable investment options of your choice. The transfer date will be the last business day of the month. The amount we will transfer will be the interest credited to amounts you have in the guaranteed interest option from the last business day of the prior month to the last business day of the current month. You must have at least $7,500 in the guaranteed interest option on the date we receive your election. If the amount in the guaranteed interest option falls below $7,500 at the beginning of the month, no transfer will be made that month. We will automatically cancel the interest sweep program if the amount in the guaranteed interest option is less than $7,500 on the last day of the month for two months in a row. For the interest sweep option, the first monthly transfer will occur on the last business day of the month following the month that we receive your election form at our processing office. Transfers under the Interest sweep option are subject to the guaranteed interest option transfer limitations described under "Transferring your account value" in
"Transferring your money among investment options" later in this Prospectus.

CREDITS AND EARNINGS BONUS (FOR SERIES CP(R) CONTRACTS)

Under certain circumstances credits and the Earnings bonus will be allocated to your Total account value. We do not include these amounts in calculating any of your Guaranteed benefit bases under the contract, except to the extent that any credits and the Earnings bonus are part of the Protected Benefit account value, which is used to calculate the Highest Anniversary Value benefit base or a benefit base reset in connection with the GMIB benefit base or the GMDB Roll-up benefit base (used to calculate the "Greater of" death benefit). Credits and
Earnings bonus are included in the assessment of any charge that is based on your Total account value. Credits and Earnings bonus are also not considered to be part of your investment in the contract for tax purposes. For more information on how credits and the Earnings bonus affect your benefit bases, see "Series CP(R), and your Guaranteed benefit bases" later in this section.

We use a portion of the operations charge and withdrawal charge to help recover our cost of providing the credit and Earnings bonus. We expect to make a profit from these charges. See "Charges and expenses" later in this Prospectus. The charge associated with the credit may, over time, exceed the sum of the credit and any related earnings. While we cannot state with any certainty when this will happen, we believe that it is likely that if you hold your Series CP(R)
contract for more than 10 years, you may be better off in a contract without a credit, and with a lower operations charge. Your actual results will depend on the investment returns on your contract. Therefore, if you plan to hold the contract for an extended period of time, you may wish to consider purchasing a contract that does not include a credit. You should consider this possibility before purchasing the contract.

For a state-by-state description of all material variations of the contracts, including information on the recovery of credits, see Appendix V later in this
Prospectus.

CREDITS ON CONTRIBUTIONS. A credit will be allocated to your Total account value at the same time that we allocate your contribution. Credits are allocated to the same investment options based on the same percentages used to allocate your contributions. The amount of the credit will be 3% of each contribution. This credit percentage will be credited to your initial contribution and each eligible subsequent contribution. THE CREDIT WILL APPLY
TO SUBSEQUENT CONTRIBUTIONS ONLY TO THE EXTENT THAT THE SUM OF THAT
CONTRIBUTION AND PRIOR CONTRIBUTIONS TO WHICH NO CREDIT WAS APPLIED EXCEEDS THE
TOTAL WITHDRAWALS MADE FROM THE CONTRACT SINCE THE ISSUE DATE. THE CREDIT WILL
NOT BE APPLIED IN CONNECTION WITH A PARTIAL CONVERSION OF A TRADITIONAL IRA
CONTRACT TO A ROTH IRA CONTRACT.

For example, assume you make an initial contribution of $100,000 to your contract with the entire amount allocated to the Investment account. Your
Investment account is credited with $3,000 (3% x $100,000). After that, you decide to withdraw $7,000 from your contract. Later, you make a subsequent contribution of $3,000 to the Investment account. You receive no credit on your
$3,000 contribution since it does not exceed your total withdrawals ($7,000).
Further assume that you make another subsequent contribution of $10,000 to the
Investment account. At that time, your Investment account will be credited with
$180 [3% x (10,000 + 3,000 - 7,000)].

CREDIT RECOVERY. We do not recover amounts associated with the Earnings bonus.
We will recover all or a portion of the credits on contributions in the following situations:

..   If you exercise your right to cancel the contract, we will recover the entire credit made to your contract (see "Your right to cancel within a certain number of days" later in this Prospectus). Also, you will not be reimbursed for any charges deducted before cancellation, except in states where we are required to return the amount of your contributions. In states where we return your Total account value or cash value, the amount we return to you upon cancellation will reflect any investment gain or loss in the variable investment options (less the daily charges we deduct)
    associated with your contributions and the full amount of the credit. See
    "Charges and expenses" later in this Prospectus for more information.

..   If you start receiving annuity payments within three years of making any contribution, we will recover the credit that applies to any contribution made within the prior three years.

..   If the owner (or older joint owner, if applicable) dies during the one-year period following our receipt of a contribution to which a credit was applied, we will recover the amount of such credit.

For example:

You make an initial contribution of $100,000 to your contract and your Total account value is credited with $3,000 (3% x $100,000). If you (i) exercise your right to cancel the contract, (ii) start receiving annuity payments within three years of making the contribution, or (iii) die during the one-year period following the receipt of the contribution, we will recapture the entire credit and reduce your Total account value by $3,000.

When we recover any portion of a credit, we take the dollar amount of the credit from your investment options on a pro rata basis and the guaranteed interest option. We do not include credits in the calculation of any withdrawal charge.

EARNINGS BONUS. An amount equal to 5% of your annual investment gains, called an Earnings bonus, will be added to your Total account value on each contract date anniversary that your Total account value is greater

                                      40

                        CONTRACT FEATURES AND BENEFITS

than your account value peak. At contract issue, your account value peak equals your initial contribution plus any eligible credit on your contribution. Your account value peak is increased by subsequent contributions, including any corresponding credits on those contributions. Your account value peak is NOT decreased by withdrawals. On each contract date anniversary, we will determine if you have investment gains by comparing your Total account value to your account value peak. If your account value peak is greater than your Total account value, you have no investment gains available for the Earnings bonus.
If your Total account value is greater than your account value peak, your gains will equal your Total account value minus your current account value peak and we will increase your Total account value by an amount equal to 5% of your gains. The increase to your Total account value will occur after any applicable optional benefit base ratchet or reset. Your new account value peak will then equal your increased Total account value.

The Earnings bonus will be allocated to your Investment account value and your
Protected Benefit account value in proportion to your investment in those accounts as of that contract date anniversary. Furthermore, the Earnings bonus will be allocated within each account according to your allocation instructions on file. If you do not have allocation instructions on file, the Earnings bonus will be allocated among your investment options in proportion to your investments on that date.

For example, assume you make an initial contribution of $100,000 to your contract. Your Total account value increases by a $3,000 credit on contributions (3% x $100,000). Your account value peak is $103,000. Later, you make a subsequent contribution of $100,000. Your Total account value increases by an additional $3,000 credit on contributions (3% x $100,000). Your subsequent contribution increases your account value peak to $206,000 ($103,000
+ $103,000). Assume you make no further contributions and on your next contract date anniversary your Total account value is $240,000. Your Total account value
($240,000) is greater than your account value peak ($206,000) and your gain is
$34,000 ($240,000 - $206,000). Your Earnings bonus on your investment gain is
$1,700 (5% x $34,000). Your new Total account value is increased to $241,700, which is also your new account value peak.

ANNUITY PURCHASE FACTORS

Annuity purchase factors are the factors applied to determine your periodic payments under the GMIB and base contract annuity payout options. The GMIB and the applicable GMIB annuity purchase factors are discussed under "Guaranteed minimum income benefit ("GMIB")" below. GMIB annuity purchase factors are based on the owner's (and any younger joint owner's) age, frequency of payment, are the same regardless of gender, and are generally more conservative than the base contract annuity purchase factors. Base contract annuity payout options are discussed under "Your annuity payout options" in "Accessing your money"
later in this Prospectus. Base contract annuity purchase factors are based on interest rates, mortality tables, frequency of payments, the form of annuity benefit, and the owner's (and any joint owner's) age and sex in certain instances. We may provide more favorable current annuity purchase factors for the annuity payout options than those specified in your contract.

GUARANTEED MINIMUM INCOME BENEFIT

This section describes the Guaranteed minimum income benefit, or "GMIB". The
GMIB is automatically added to your contract at issue, unless you specifically indicate on your application that you do not wish to elect it.

The GMIB guarantees, subject to certain restrictions, annual lifetime payments
("Lifetime GMIB payments") that are calculated by applying your GMIB benefit base, less any applicable withdrawal charge remaining, to the guaranteed GMIB annuity purchase factors specified in Appendix X. You choose whether you want the option to be paid on a single or joint life basis at the time the GMIB is exercised.

IMPORTANT NOTE FOR OWNERS AGE 49 OR YOUNGER: Funding of the GMIB is only permitted starting at age 50. If you are between the ages of 43 and 49 at the time your contract is issued, the Initial Roll-up rates (described below) will only apply after you attain age 50 for the amount of time then remaining in your first seven contract years. IF YOU ARE AGE 42 OR YOUNGER AT THE TIME YOUR
CONTRACT IS ISSUED, THE INITIAL ROLL-UP RATES WILL NEVER APPLY TO YOUR
CONTRACT. Instead, the Renewal rates (described below) will apply for the duration of your contract.

Lifetime GMIB payments will begin at the earliest of:

(i)the next contract year following the date your Protected Benefit account value falls to zero (provided the no-lapse guarantee is in effect);

(ii)the contract date anniversary following your 95th birthday; or

(iii)your election to exercise the GMIB.

We reserve the right to change the annuity option or make other forms of payout options available at any time. For a description of payout options, see "Your annuity payout options" in "Accessing your money" later in this Prospectus.

When you exercise the GMIB, the annual lifetime income that you will receive will be the greater of (i) your GMIB which is calculated by applying your GMIB benefit base, less any applicable withdrawal charge remaining (if exercised prior to age 95), to GMIB guaranteed annuity purchase factors specified in
Appendix X, or (ii) the income provided by applying your Protected Benefit account value to our then current annuity purchase factors or base contract guaranteed annuity purchase factors. The GMIB benefit base is applied only to the guaranteed annuity purchase factors under the GMIB in your contract and not to any other guaranteed or current annuity purchase rates. Your Total account value is never applied to the guaranteed GMIB annuity purchase factors. The amount of income you actually receive will be determined when we receive your request to exercise the benefit.

If there is no Investment account value remaining when you elect to exercise the GMIB, your contract (including its death benefit and any account or cash values) will terminate and you will receive a new contract for the annuity payout option. For a discussion of when your payments will begin and end, see
"Exercise of Guaranteed minimum income benefit" below.

BEFORE YOU ELECT THE GMIB, WHICH IS AUTOMATICALLY ADDED TO YOUR CONTRACT AT
ISSUE UNLESS YOU SPECIFICALLY INDICATE ON YOUR APPLICATION THAT YOU DO NOT WISH
TO ELECT IT, YOU SHOULD CONSIDER THE FACT THAT IT PROVIDES A FORM OF INSURANCE
AND IS BASED ON CONSERVATIVE ACTUARIAL FACTORS. THEREFORE, EVEN IF YOUR
PROTECTED BENEFIT ACCOUNT VALUE IS LESS THAN YOUR BENEFIT BASE, YOU MAY
GENERATE MORE INCOME BY APPLYING YOUR PROTECTED BENEFIT ACCOUNT VALUE TO OUR
CURRENT ANNUITY PURCHASE FACTORS. We will make this comparison for you upon request.

                                      41

                        CONTRACT FEATURES AND BENEFITS

Surrendering your contract will terminate your GMIB. Please see "Surrendering your contract to receive its cash value" in "Accessing your money" later in this Prospectus.

The GMIB also allows you to take certain withdrawals (your "Annual withdrawal amount") prior to the beginning of your Lifetime GMIB payments without reducing your GMIB benefit base. Your Annual withdrawal amount for the next contract year is calculated each contract date anniversary by applying a percentage
("the Annual Roll-up rate") to your GMIB benefit base on that date. Lifetime
GMIB payments and your Annual withdrawal amount are described later in this section. With respect to your GMIB, it is important to note the following:

..   Once a withdrawal is taken from your Protected Benefit account, you cannot make additional contributions to your Protected Benefit account, either directly or through a Special DCA program. You can, however, continue to make transfers from your Investment account to the Protected Benefit account variable investment options until such time you make a subsequent contribution to your Investment account at which point transfers into the
    Protected Benefit account will no longer be available. Scheduled transfers from an existing Special DCA program will continue, even after such subsequent contribution is made to the Investment account.

..   Withdrawals in excess of your Annual withdrawal amount (an "Excess withdrawal") can greatly reduce the value of your GMIB. An Excess withdrawal that reduces your Protected Benefit account value to zero will cause your GMIB to terminate.

In order to fund your Guaranteed minimum income benefit, you must make contributions or transfers to the Protected Benefit account. THE GMIB CAN ONLY
BE FUNDED STARTING AT AGE 50.

The GMIB can be elected by owners age 20 - 80 (ages 20 - 70 for Series CP(R))
and with all contract types except Inherited IRA. If the contract is jointly owned, the GMIB can only be elected and funded if both owners are ages 50 through 80 (ages 50 - 70 for Series CP). The GMIB, which is automatically added to your contract at issue unless you specifically indicate on your application that you do not wish to elect it, cannot be added to your contract at a later date.

You can drop your GMIB at any time prior to funding your Protected Benefit account. If you fund your Protected Benefit account at issue, which is only permitted if you are at least age 50, you can drop your GMIB provided that all contributions to the contract are no longer subject to withdrawal charges. If you fund your Protected Benefit account after issue, you cannot drop the GMIB until the later of (i) the contract date anniversary following the date the
Protected Benefit account is funded, and (ii) the expiration of all withdrawal charges. Once the Protected Benefit account has been funded, we will not accept requests to drop the GMIB until there are no contributions to your contract that remain subject to withdrawal charges.

It is important to note that if you decide to drop your GMIB, either before or after funding your Protected Benefit account, your Guaranteed minimum death benefit may be affected. Please see "Dropping or changing your Guaranteed benefits" later in this section and Appendix I for more information.

When you purchase a contract with the GMIB, you can combine it with one of our
Guaranteed minimum death benefits: (i) the Return of Principal death benefit,
(ii) the Highest Anniversary Value death benefit, or (iii) the "Greater of"
death benefit. The GMIB cannot be combined with the "Greater of" death benefit if you are age 66 or older at the time your contract is issued. The GMIB cannot be combined with the RMD Wealth Guard death benefit.

There is an additional charge for the GMIB which is described under "Guaranteed minimum income benefit charge" in "Charges and expenses" later in this
Prospectus.

If you elected the GMIB and change ownership of the contract, this benefit will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information,"
later in this Prospectus.

--------------------------------------------------------------------------------
THE GUARANTEED MINIMUM INCOME BENEFIT SHOULD BE REGARDED AS A SAFETY NET ONLY.
--------------------------------------------------------------------------------

GMIB BENEFIT BASE

Your GMIB has a benefit base that determines your Annual withdrawal amount and your Lifetime GMIB payments. We apply a Roll-up rate to your GMIB benefit base.
At contract issue, an initial Annual Roll-up and Deferral Roll-up rate will apply during your first seven contract years. See "Annual Roll-up rate",
"Deferral Roll-up rate", "Initial Roll-up rates" and "Renewal rates" later in this section for more information. Please note that the initial Annual Roll-up rate and initial Deferral Roll-up rate may be the same.

--------------------------------------------------------------------------------
THE INITIAL ANNUAL ROLL-UP RATE AND DEFERRAL ROLL-UP RATE THAT APPLY DURING
YOUR FIRST SEVEN CONTRACT YEARS ARE SPECIFIED IN THE RATE SHEET SUPPLEMENTS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Your GMIB benefit base is not an account value or cash value. The GMIB benefit base is used to calculate your Lifetime GMIB payments, your Annual withdrawal amount and the charge for the benefit. Your GMIB benefit base is equal to:

..   Your initial contribution and any subsequent contributions to the Protected
    Benefit account variable investment options, either directly or through a
    Special DCA program; plus

..   Any amounts in a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options; plus

..   Any transfers to the Protected Benefit account variable investment options;
    less

..   A deduction on a pro rata basis that reflects any "Excess withdrawal"
    amounts (plus any applicable withdrawal charges), including any RMD payments not taken through our Automatic RMD service that result in Excess withdrawals; plus

..   During the GMIB Roll-up period, the "Deferral Roll-up amount" (if applicable) OR, beginning in the year in which you take your first withdrawal, any "Annual Roll-up amount", reduced by the dollar amount of any withdrawals up to the Annual withdrawal amount. (Withdrawal charges do not apply to amounts withdrawn up to the Annual withdrawal amount.).

After the GMIB Roll-up period end date, the dollar amount of any withdrawals up to the Annual withdrawal amount will not reduce your GMIB benefit base. A withdrawal from your Protected Benefit account that exceeds the Annual withdrawal amount, including RMD withdrawals, is an Excess withdrawal. (Special rules apply to RMDs, however, if you enroll in our Automatic RMD service. See
"RMDs for contracts with GMIB" in "Accessing your money".) An Excess withdrawal will reduce your GMIB benefit base on a pro rata basis. (Withdrawal charges do not apply to amounts withdrawn up to the Annual withdrawal amount.)

                                      42

                        CONTRACT FEATURES AND BENEFITS

--------------------------------------------------------------------------------
EITHER THE DEFERRAL ROLL-UP AMOUNT OR THE ANNUAL ROLL-UP AMOUNT IS CREDITED TO
THE GMIB BENEFIT BASE ON EACH CONTRACT DATE ANNIVERSARY DURING THE GMIB ROLL-UP
PERIOD. THESE AMOUNTS ARE CALCULATED BY TAKING INTO ACCOUNT YOUR GMIB BENEFIT
BASE FROM THE PRECEDING CONTRACT DATE ANNIVERSARY, THE APPLICABLE ROLL-UP RATE
UNDER YOUR CONTRACT, CONTRIBUTIONS AND TRANSFERS TO THE PROTECTED BENEFIT
ACCOUNT DURING THE CONTRACT YEAR AND, FOR THE ANNUAL ROLL-UP AMOUNT, ANY
WITHDRAWALS UP TO THE ANNUAL WITHDRAWAL AMOUNT DURING THE CONTRACT YEAR.
WITHDRAWALS FROM YOUR PROTECTED BENEFIT ACCOUNT UP TO THE ANNUAL WITHDRAWAL
AMOUNT REDUCE YOUR ANNUAL ROLL-UP AMOUNT ON A DOLLAR-FOR-DOLLAR BASIS. A
WITHDRAWAL FROM YOUR PROTECTED BENEFIT ACCOUNT IN EXCESS OF THE ANNUAL
WITHDRAWAL AMOUNT IS AN EXCESS WITHDRAWAL. AN EXCESS WITHDRAWAL WILL REDUCE
YOUR GMIB BENEFIT BASE ON A PRO RATA BASIS. SPECIAL RULES APPLY IF YOU ARE
REQUIRED TO TAKE RMD WITHDRAWALS AND ENROLL IN OUR AUTOMATIC RMD SERVICE. THE
CALCULATION OF BOTH THE DEFERRAL ROLL-UP AMOUNT AND THE ANNUAL ROLL-UP AMOUNT
ARE DISCUSSED LATER IN THIS SECTION.
--------------------------------------------------------------------------------

Beginning in the contract year in which you fund your Protected Benefit account until the end of the GMIB Roll-up period, if your Lifetime GMIB payments have not begun, withdrawals up to your Annual withdrawal amount will not reduce your
GMIB benefit base. However, those same withdrawals will reduce on a dollar-for-dollar basis the Annual Roll-up amount that would otherwise be applied to the GMIB benefit base at the end of the contract year. Remember that the Roll-up amount applicable under your contract does not become part of your
GMIB benefit base until the end of the contract year. THE PORTION OF ANY
WITHDRAWAL IN EXCESS OF YOUR ANNUAL WITHDRAWAL AMOUNT WILL REDUCE YOUR GMIB
BENEFIT BASE ON A PRO RATA BASIS. See "Annual withdrawal amount" later in this section. If you are required to take RMD distributions and elect our Automatic
RMD service, any Lifetime RMD payment we make to you up to the greater of your
Lifetime RMD payment or Annual withdrawal amount each year will count towards your Annual withdrawal amount but (a) during the GMIB Roll-up period, will not offset the Annual Roll-up amount by more than the Annual withdrawal amount and
(b) after the GMIB Roll-up period ends, will not reduce your GMIB benefit base.
If you do not enroll in our Automatic RMD service and you take withdrawals in order to satisfy your RMD obligations, the amount by which your total withdrawals exceed your Annual withdrawal amount will be treated as an Excess withdrawal that reduces your GMIB benefit base on a pro rata basis. See "RMDs for contracts with GMIB" in the "Accessing your money" section of this
Prospectus.

After the GMIB Roll-up period end date, any withdrawals you take up to the
Annual withdrawal amount each year will not reduce your benefit base. Any withdrawals you take in excess of the Annual withdrawal amount will reduce your benefit base on a pro rata basis. Special rules apply if you are required to take RMD withdrawals and enroll in our Automatic RMD service. Unless you decline or elect a different annual reset option, you will be enrolled in the automatic annual reset program and your GMIB benefit base will automatically
"reset" to equal the Protected Benefit account value, if higher, on every contract date anniversary from your contract date, up to the contract maturity date. See "Annual reset options" later in this section.

Only amounts you allocate to the Protected Benefit account variable investment options and amounts in a Special DCA program designated for the Protected
Benefit account variable investment options will fund your GMIB. These amounts will be included in your GMIB benefit base and will become part of your
Protected Benefit account value. See "Allocating your contributions" earlier in this section for more information.

For example:

You purchase a Retirement Cornerstone(R) -- Series B contract at age 55 with an initial contribution of $100,000 and allocate $60,000 to the Protected Benefit account variable investment options and $40,000 to the Investment account variable investment options. Your initial GMIB benefit base will be $60,000.

You can fund your GMIB benefit by allocating money to the Protected Benefit account variable investment options (either directly or through a special DCA program) immediately or at some later date. Allocations to the Protected
Benefit account variable investment options also fund your Guaranteed minimum death benefit.

ANNUAL ROLL-UP RATE

The Annual Roll-up rate is used to calculate your Annual withdrawal amount. It is also used to calculate amounts credited to your GMIB benefit base for the contract year in which the first withdrawal is made from your Protected Benefit account and all subsequent contract years. The Deferral Roll-up rate is used to calculate amounts credited to your GMIB benefit base in the contract years prior to the first withdrawal from your Protected Benefit account. The Deferral
Roll-up rate is described below. PLEASE NOTE: THE ANNUAL ROLL-UP RATE AND THE
DEFERRAL ROLL-UP RATE MAY BE THE SAME.

The initial Annual Roll-up rate is the Annual Roll-up rate that applies during the first seven years of your contract. The initial Annual Roll-up rate is specified in the Rate Sheet Supplement and will not be less than 5%.
Thereafter, the renewal Annual Roll-up rate applies. The renewal Annual Roll-up rate is variable and is tied to the Ten-Year Treasuries Formula Rate described below, but the minimum rate will be the greater of 5% and the Ten-Year
Treasuries Formula Rate (which is the same 5% and Formula used for the minimum renewal Deferral Roll-up rate), but never greater than 8%. The renewal Annual
Roll-up rate will be set at our discretion, subject to the above stated
minimum. We reserve the right, however, to declare a renewal Annual Roll-up rate that is greater than 8%.

..   TEN-YEAR TREASURIES FORMULA RATE. For each calendar quarter, this rate is the average of the rates for the ten-year U.S. Treasury notes on each day for which such rates are reported during the 20 calendar days ending on the
    15th day of the last month of the preceding calendar quarter, plus 2.00%, rounded to the nearest 0.10%. U.S. Treasury rates will be determined from the Federal Reserve Board Constant Maturity Series or such comparable rates as may be published by the Federal Reserve Board or generally available reporting services if the Federal Reserve Board Constant Maturity Series is
    discontinued.

The "Ten-Year Treasuries Formula Rate" used with the renewal Annual Roll-up rate is identical to the "Deferral Ten-Year Treasuries Formula Rate" used with the renewal Deferral Roll-up rate.

DEFERRAL ROLL-UP RATE

The Deferral Roll-up rate is only used to calculate amounts credited to your
GMIB benefit base through the end of the contract year that precedes the contract year in which the first withdrawal is made from your Protected Benefit account. The Deferral Roll-up rate is never used to calculate your Annual withdrawal amount under the GMIB. PLEASE NOTE: THE DEFERRAL ROLL-UP RATE AND
THE ANNUAL ROLL-UP RATE MAY BE THE SAME.

Beginning with the first contract year in which you fund your Protected Benefit account, the Roll-up amount credited to your GMIB benefit base at the end of the contract year (the "Deferral Roll-up amount") will be

                                      43

                        CONTRACT FEATURES AND BENEFITS

calculated using the Deferral Roll-up rate. Once you take a withdrawal from your Protected Benefit account, the Deferral Roll-up amount will not be credited at the end of the contract year in which the withdrawal was taken and the Deferral Roll-up rate will no longer apply to your contract. Instead, the
Annual Roll-up amount will be credited.

The Deferral Roll-up rate, if higher than the Annual Roll-up rate, may provide an incentive to defer taking your first withdrawal from your Protected Benefit account. If the Deferral Roll-up rate and the Annual Roll-up rate are the same, this incentive for deferring withdrawals is not applicable.

The initial Deferral Roll-up rate is the Deferral Roll-up rate that applies during the first seven years of your contract. The initial Deferral Roll-up rate is specified in the Rate Sheet Supplement and will not be less than 5%.
Thereafter, the renewal Deferral Roll-up rate applies. The renewal Deferral
Roll-up rate is variable and is tied to the Deferral Ten-Year Treasuries
Formula Rate described below. The minimum renewal Deferral Roll-up rate will be the greater of 5% and the Ten-Year Treasuries Formula Rate (which is the same calculation used for the minimum renewal Annual Roll-up rate), but never greater than 8%. The renewal Deferral Roll-up rate will be set at our discretion, subject to the above stated minimum. We reserve the right, however, to declare a renewal Deferral Roll-up rate that is greater than 8%.

..   DEFERRAL TEN-YEAR TREASURIES FORMULA RATE. For each calendar quarter, this rate is the average of the rates for the ten-year U.S. Treasury notes on each day for which such rates are reported during the 20 calendar days ending on the 15th day of the last month of the preceding calendar quarter, plus 2.00%, rounded to the nearest 0.10%. U.S. Treasury rates will be determined from the Federal Reserve Board Constant Maturity Series or such comparable rates as may be published by the Federal Reserve Board or generally available reporting services if the Federal Reserve Board
    Constant Maturity Series is discontinued.

As described above, both the renewal Annual Roll-up rate and renewal Deferral
Roll-up rate will never be less than 5% or greater than 8% and both use the exact same Ten-Year Treasuries Formula Rate. Therefore, absent the Company using its discretion to set higher rates than the required minimum rates, the renewal Annual Roll-up rate and renewal Deferral Roll-up rate will be the same.
YOU SHOULD NOT RELY ON THE COMPANY USING ITS DISCRETION TO SET A RENEWAL
DEFERRAL ROLL-UP RATE OR A RENEWAL ANNUAL ROLL-UP RATE HIGHER THAN THE MINIMUM
GUARANTEED RATE.

It is important to note that on each contract date anniversary, we will apply either the Annual Roll-up rate or the Deferral Roll-up rate to your GMIB benefit base based on whether you have ever taken a withdrawal from the
Protected Benefit account. In statements we provide you, we will show you the
Roll-up amounts under both rate scenarios. Once you take a withdrawal from your
Protected Benefit account, the Deferral Roll-up rate will no longer be shown on your statements.

INITIAL ROLL-UP RATES. At contract issue, an initial Annual Roll-up rate and
Deferral Roll-up rate will apply during your first seven contract years and are specified in the respective Rate Sheet Supplements. The initial Deferral
Roll-up rate and initial Annual Roll-up rate may be the same. The initial
Roll-up rate is the Roll-up rate in effect at the time your contract is issued
(subject to the Rate lock-in period rules described below). After your first seven contract years, the renewal Roll-up rates will never be less than 5% or, if greater, the Ten-Year Treasuries Formula Rate, and never greater than 8%.

--------------------------------------------------------------------------------
THE INITIAL ANNUAL ROLL-UP RATE AND DEFERRAL ROLL-UP RATE THAT APPLY DURING
YOUR FIRST SEVEN CONTRACT YEARS ARE SPECIFIED IN THE RESPECTIVE RATE SHEET
SUPPLEMENTS.
--------------------------------------------------------------------------------

Once a contract is issued with the Initial Roll-up rates then in effect, those rates will be applicable for the first seven contract years. Any transfers or contributions to the Protected Benefit account variable investment options, either directly or through a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options during the first seven contract years will get the initial Roll-up rates as described above. The Initial Roll-up rates are no longer applicable starting in the eighth year of your contract, regardless of when you fund the Protected Benefit account. See "Renewal rates" below for the Roll-up rates that apply once the
Initial Roll-up rates expire.

As noted earlier in this section, funding of the GMIB is only permitted starting at age 50. If you purchase your contract at a younger age, the Initial
Roll-up rates may not apply to you (i) for the full seven years in which they are in effect or (ii) at all, as illustrated in the following chart:

-------------------------------------------------
                   CONTRACT YEARS FOR WHICH THE
AGE AT TIME OF     INITIAL ROLL-UP
CONTRACT PURCHASE  RATES WILL APPLY*
-------------------------------------------------
 50 or older       Full first 7 contract years
-------------------------------------------------
 49                Portion of 1st contract year
                   plus contract years 2-7
-------------------------------------------------
 48                Portion of 2nd contract year
                   plus contract years 3-7
-------------------------------------------------
 47                Portion of 3rd contract year
                   plus contract years 4-7
-------------------------------------------------
 46                Portion of 4th contract year
                   plus contract years 5-7
-------------------------------------------------
 45                Portion of 5th contract year
                   plus contract years 6-7
-------------------------------------------------
 44                Portion of 6th contract year
                   plus contract year 7
-------------------------------------------------
 43                Portion of 7th contract year
-------------------------------------------------
 42 or younger     Never
-------------------------------------------------
*  For contract owners age 49 or younger at time of contract purchase, your birthday will determine the size of the portion of the contract year during which the Initial Roll-up rates apply. For example, if you signed your contract at age 46 on March 1 and your birthdate is April 1, the Initial
   Roll-up rates will apply for eleven months of your fourth contract year, starting on April 1 of that year.

RATE LOCK-IN PERIOD. If your initial contribution is received at our processing office within the Rate lock-in period (generally 75 days from the date you sign your application), your Initial Roll-up rates will not decrease, even if a new
Rate Sheet Supplement with a lower rate becomes effective before your policy is issued. However, if your initial contribution is received during the Rate lock-in period but after the rate effective date of a subsequent Rate Sheet
Supplement, you will get the benefit of any rate increase. Specifically, during the Rate lock-in period:

..   If a subsequent Rate Sheet Supplement becomes effective with a lower initial Annual Roll-up rate and lower initial Deferral Roll-up rate before we receive your initial contribution, your contract will be issued with the initial Annual Roll-up rate and initial Deferral Roll-up rate that were in effect on the application signed date.

..   If a subsequent Rate Sheet Supplement becomes effective with a higher initial Annual Roll-up rate and higher initial Deferral Roll-up rate before we receive your initial contribution, your contract will be issued with the initial Annual Roll-up rate and initial Deferral Roll-up rate in effect when your contract is issued.

                                      44

                        CONTRACT FEATURES AND BENEFITS

..   If a subsequent Rate Sheet Supplement with a lower initial Annual Roll-up rate and a higher initial Deferral Roll-up rate becomes effective before we receive your initial contribution, your contract will be issued with the initial Annual Roll-up rate in effect on the date you signed your application and the initial Deferral Roll-up rate in effect on the contract issue date. Similarly, if a subsequent Rate Sheet Supplement becomes effective with a lower initial Deferral Roll-up rate and a higher initial
    Annual Roll-up rate before we receive your initial contribution, your contract will be issued with the initial Deferral Roll-up rate in effect on the date you signed your application and the initial Annual Roll-up rate in effect on the contract issue date.

In short, if your initial contribution is received during the Rate lock-in period but after a change to the initial Annual Roll-up rate or initial
Deferral Roll-up rate from the application date becomes effective, you will receive the benefit of any rate increase and protection from rate decreases.

If we do not receive your initial contribution within the Rate lock-in period, then your Initial Roll-up rates will be the rates in effect on the date we issue your contract. However, our procedures may result in the return of your application if we do not receive your initial contribution within 75 days of the date you sign your application. For a state-by-state description of all material variations of this contract, including whether a different Rate lock-in period applies in your state, see Appendix V later in this Prospectus.

EXAMPLES:

..   You sign your application for a Retirement Cornerstone(R) 19 contract on
    September 15th. On that date the initial Annual Roll-up rate and Deferral
    Roll-up rates are 5.50% and 5.50%, respectively. Your initial contribution is received by way of a roll-over contribution on October 5th and the contract is issued the same day. On that date the initial Annual Roll-up rate and Deferral Roll-up rates are 5.25% and 5.25%, respectively. In this example, your contract will be issued with the rates that were "locked in"
    at the time you signed your application, not the lower rates that were in effect on the date your contract was issued.

..   You sign your application for a Retirement Cornerstone(R) 19 contract on
    October 15th. On that date the initial Annual Roll-up rate and Deferral
    Roll-up rates are 5.00% and 5.00%, respectively. Your initial contribution is received by way of a rollover contribution on November 5th and the contract is issued the same day. On that date the Annual Roll-up rate and
    Deferral Roll-up rates are 5.00% and 5.25%, respectively. In this example, your contract will be issued with the initial Annual Roll-up rate (5.00%)
    that was "locked-in" at the time you signed your application and the initial Deferral Roll-up rate (5.25%) that was in effect at the time your contract was issued, not the lower initial Deferral Roll-up rate that was in effect on the date your application was signed.

RENEWAL RATES. As discussed in "Annual Roll-up rate" and "Deferral Roll-up rate" above, after the first seven contract years, a new Annual Roll-up rate will apply to your contract. A new Deferral Roll-up rate will also apply provided you have never taken a withdrawal from your Protected Benefit account.
These "Renewal rates" may be equal, and will never be less than 5%, or, if greater, the underlying Treasuries Formula Rate (which is identical for both
Renewal Rates), and never higher than 8%. YOU SHOULD NOT RELY ON THE COMPANY
USING ITS DISCRETION TO SET A HIGHER RENEWAL DEFERRAL ROLL-UP RATE OR A HIGHER
RENEWAL ANNUAL ROLL-UP RATE.

These Renewal rates may be more than or less than, or equal to, your initial
Annual Roll-up rate and Deferral Roll-up rate. We also reserve the right to set new initial rates that are higher than Renewal rates.

Any transfers or contributions to the Protected Benefit account variable investment options, either directly or through a Special DCA program and any contribution amounts in a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options, after the first day of any contract year will get the Annual Roll-up rate and
Deferral Roll-up rate in effect as of the most recent contract date anniversary.

NOTIFICATION OF ANNUAL ROLL-UP RATE AND RENEWAL RATES. If you elected the GMIB, the Rate Sheet Supplements will indicate the Annual Roll-up rate and Deferral
Roll-up rate in effect for the first seven years of your contract. These rates may not be the same rates that were illustrated prior to your purchase of the contract. If you choose to fund the GMIB after the Initial Roll-up rates have expired, you can contact a Customer Service Representative or visit www.axa.com to find out the current Annual Roll-up rate and if applicable, the Deferral
Roll-up rate for your contract. In addition, your annual statement of contract values will show your current Renewal rates, as well as the previous year's
Annual Roll-up rate or Deferral Roll-up rate (whichever applies) for your contract. This information can also be found online through your Online Account
Access.

--------------------------------------------------------------------------------
THE ANNUAL ROLL-UP RATE IS USED TO CALCULATE YOUR ANNUAL WITHDRAWAL AMOUNT AND
THE CREDIT TO YOUR GMIB BENEFIT BASE IF YOU HAVE TAKEN A WITHDRAWAL FROM YOUR
PROTECTED BENEFIT ACCOUNT. THE DEFERRAL ROLL-UP RATE IS USED TO CALCULATE THE
CREDIT TO YOUR GMIB BENEFIT BASE UNTIL THE FIRST WITHDRAWAL IS MADE.
--------------------------------------------------------------------------------

GMIB BENEFIT BASE "ROLL-UP"

Your GMIB benefit base starts increasing, or rolling up, on the date you first fund your Protected Benefit account and stops rolling up on the date that is the earlier of (a) the 20th contract date anniversary that occurs after the date you first fund the Protected Benefit account and (b) the contract maturity date.

--------------------------------------------------------------------------------
GMIB ROLL-UP PERIOD -- THE PERIOD DURING WHICH THE GMIB BENEFIT BASE INCREASES
(OR "ROLLS UP") ANNUALLY BY AN AMOUNT DETERMINED BY THE DEFERRAL ROLL-UP RATE
OR ANNUAL ROLL-UP RATE, AS APPLICABLE. THE GMIB ROLL-UP PERIOD COMMENCES ON THE
DATE YOU FIRST FUND THE PROTECTED BENEFIT ACCOUNT AND ENDS ON DATE THAT IS THE
EARLIER OF (A) THE 20TH CONTRACT DATE ANNIVERSARY THAT OCCURS AFTER THE DATE
YOU FIRST FUND THE PROTECTED BENEFIT ACCOUNT AND (B) THE CONTRACT MATURITY
DATE. IF YOU FIRST FUND THE PROTECTED BENEFIT ACCOUNT (A) ON EITHER THE
CONTRACT ISSUE DATE OR A SUBSEQUENT CONTRACT DATE ANNIVERSARY AND (B) PRIOR TO
YOUR 76TH BIRTHDAY, THE GMIB ROLL-UP PERIOD WILL BE A FULL 20 YEARS.

--------------------------------------------------------------------------------
The GMIB Roll-up period can be a full 20 years. However, because the GMIB
Roll-up period always ends on a contract date anniversary, your GMIB Roll-up period may be less than 20 years if you first fund the Protected Benefit account on a date other than your contract date anniversary. TO ENSURE YOUR
GMIB BENEFIT BASE ROLLS UP FOR 20 COMPLETE YEARS, YOU SHOULD FIRST FUND YOUR
GMIB BENEFIT BASE (A) ON EITHER THE CONTRACT ISSUE DATE OR A SUBSEQUENT
CONTRACT DATE ANNIVERSARY AND (B) PRIOR TO YOUR 76TH BIRTHDAY.

See "Annual Roll-up amount and annual GMIB benefit base adjustment" and
"Deferral Roll-up amount and annual GMIB benefit base adjustment" later in this section for information on how your benefit base rolls up during the GMIB
Roll-up period.

                                      45

                        CONTRACT FEATURES AND BENEFITS

During the GMIB Roll-up period, additional contributions or transfers to the
Protected Benefit account are added to your GMIB benefit base on the date they are made and included in the applicable roll-up calculation. However, these amounts are not assigned a separate GMIB Roll-up period and will stop rolling up on the end date of the GMIB Roll-up period that was determined when you first funded the Protected Benefit account.

After the GMIB Roll-up period ends, your GMIB benefit base will no longer roll up but can still increase by the amount of any additional contributions to the
Protected Benefit account, if permitted, and through operation of the reset feature. See "GMIB benefit base reset" later in this section for more information.

For single-owned contracts, the contract maturity date (the point at which
Lifetime GMIB payments must begin) triggers the last possible end date of the
GMIB Roll-up period. For jointly-owned contracts, the contract maturity date is based on the older owner's age.

For contracts with non-natural owners, the end date of the GMIB Roll-up period will be based on the annuitant's (or older joint annuitant's) age.

The amount of the deduction for an "Excess withdrawal" and the deduction for the Annual withdrawal amount are described under "How withdrawals affect your
Guaranteed benefits" later in this section. The amount of any withdrawal charge is described under "Withdrawal charge" in "Charges and expenses" later in this
Prospectus.

For Series CP(R) contracts only, any credit amounts attributable to your contributions or Earnings bonus are not included in your GMIB benefit base.
This includes credit or Earnings bonus amounts transferred from your Investment account. Credit and Earnings bonus amounts allocated to your Investment account are always considered transferred first. Amounts transferred in excess of credit or Earnings bonus amounts, which may include earnings on these amounts, will increase your GMIB benefit base. All transfers, however, will increase your Protected Benefit account value by the total amount of the transfer.

For example, you make an initial contribution of $100,000 and allocate the entire $100,000 to the Investment account variable investment options. Your
Investment account is credited with $3,000 (3% x $100,000). Assume you later transfer $4,000 to the Protected Benefit account variable investment options, which represents the credit amount plus earnings, some of which are attributable to the credit amount. Your GMIB benefit base would equal $1,000
($4,000 - $3,000). However, your Protected Benefit account value would still increase by the transfer, which in this example is $4,000. For more information, see "Series CP(R) contracts and your Guaranteed benefit bases"
below.

As discussed earlier in this section, your GMIB benefit base is not an account value or cash value. As a result, the GMIB benefit base cannot be split or divided in any proportion in connection with a divorce. See "How divorce may affect your contract and Guaranteed benefits" in "More information."

Please see Appendix III later in this Prospectus for an example of how the GMIB benefit base is calculated.

Beginning with the contract year in which you fund your Protected Benefit account until the end of the GMIB Roll-up period, if your Lifetime GMIB payments have not begun, withdrawals up to your Annual withdrawal amount will not reduce your GMIB benefit base. The portion of a withdrawal in excess of your Annual withdrawal amount will reduce your GMIB benefit base on a pro rata basis. See "Annual withdrawal amount" later in this section. If you are required to take RMD distributions and elect our Automatic RMD service, any
Lifetime RMD payment we make to you up to the greater of your Lifetime RMD payment or Annual withdrawal amount each year will count towards your Annual withdrawal amount but (a) during the GMIB Roll-up period, will not offset the
Annual Roll-up amount by more than the Annual withdrawal amount and (b) after the GMIB Roll-up period ends, will not reduce your GMIB benefit base. If you do not enroll in our Automatic RMD service and you take withdrawals in order to satisfy your RMD obligations, the amount by which your total withdrawals exceed your Annual withdrawal amount will be treated as an Excess withdrawal that reduces your GMIB benefit base on a pro rata basis. See "RMDs for contracts with GMIB" in the "Accessing your money" section of this Prospectus.

GMIB BENEFIT BASE RESET

Unless you decline or elect a different annual reset option, you will be enrolled in the automatic annual reset program and your GMIB benefit base will automatically "reset" to equal the Protected Benefit account value, if higher, on every contract date anniversary from the date you first fund your Protected
Benefit account, up to the contract maturity date. You must notify us in writing that you want to opt out of any automatic reset program. You can send us a written request to opt back in to an automatic reset program at a later date. We reserve the right to change or discontinue our reset programs at any time.

For Series CP(R) contracts, on your contract date anniversary any credit or
Earnings bonus amounts that are part of your Protected Benefit account value are included in the calculation of your GMIB benefit base reset. If you are eligible for an Earnings bonus on your contract date anniversary, the amount of the Earnings bonus will be credited to your Total account value after any reset is calculated. If a reset occurs, your Guaranteed benefit base(s) will not be increased by amounts associated with the Earnings bonus on that contract date anniversary.

If a reset is not applicable on your contract date anniversary, the GMIB benefit base will not be eligible to be reset again until the next contract date anniversary. For jointly-owned contracts, eligibility to reset the GMIB benefit base is based on the age of the older owner. For non-naturally owned contracts, eligibility is based on the age of the annuitant or older joint annuitant.

ANNUAL RESET OPTIONS. We will send you a notice in each year that the GMIB benefit base is eligible to be reset. If you are not enrolled in either the automatic annual reset program or the automatic customized reset program you will have 30 days from your contract date anniversary to request a reset. At any time, you may choose one of the three available reset methods: one-time reset option, automatic annual reset program or automatic customized reset program. IF, AT THE TIME OF APPLICATION, YOU DO NOT DECLINE THE AUTOMATIC
ANNUAL RESET PROGRAM OR ELECT A DIFFERENT ANNUAL RESET OPTION, YOU WILL BE
ENROLLED IN THE AUTOMATIC ANNUAL RESET PROGRAM.

--------------------------------------------------------------------------------
ONE-TIME RESET OPTION -- RESETS YOUR GMIB BENEFIT BASE ON A SINGLE CONTRACT
DATE ANNIVERSARY.
AUTOMATIC ANNUAL RESET PROGRAM -- AUTOMATICALLY RESETS YOUR GMIB BENEFIT BASE
ON EACH CONTRACT DATE ANNIVERSARY YOU ARE ELIGIBLE FOR A RESET.
AUTOMATIC CUSTOMIZED RESET PROGRAM -- AUTOMATICALLY RESETS YOUR GMIB BENEFIT
BASE ON EACH CONTRACT DATE ANNIVERSARY, IF ELIGIBLE, FOR THE PERIOD YOU
DESIGNATE.
--------------------------------------------------------------------------------

                                      46

                        CONTRACT FEATURES AND BENEFITS

One-time reset requests will be processed as follows:

(i)if your request is received within 30 days following your contract date anniversary, your GMIB benefit base will be reset, if eligible, as of that contract date anniversary. If your GMIB benefit base was not eligible for a reset on that contract date anniversary, your one-time reset request will be terminated;

(ii)if your request is received outside the 30 day period following your contract date anniversary, your GMIB benefit base will be reset, if eligible, on the next contract date anniversary. If your GMIB benefit base is not eligible for a reset, your one-time reset request will be terminated.

Once your one-time reset request is terminated, you must submit a new request in order to reset your benefit base.

If you wish to cancel your elected reset program, your request must be received by our processing office at least one business day prior to your contract date anniversary to terminate your reset program for such contract date anniversary.
Cancellation requests received after this window will be applied the following year. A reset cannot be cancelled after it has occurred. For more information, see ''How to reach us'' earlier in this Prospectus.

EFFECT OF GMIB BENEFIT BASE RESETS. IT IS IMPORTANT TO NOTE THAT ONCE YOU HAVE
RESET YOUR GMIB BENEFIT BASE, A NEW WAITING PERIOD TO EXERCISE THE GMIB WILL
APPLY FROM THE DATE OF THE RESET. YOUR NEW EXERCISE DATE WILL BE THE TENTH
CONTRACT DATE ANNIVERSARY FOLLOWING THE RESET OR, IF LATER, THE EARLIEST DATE
YOU WOULD HAVE BEEN PERMITTED TO EXERCISE WITHOUT REGARD TO THE RESET, BUT IN
NO EVENT WILL IT BE LATER THAN THE CONTRACT DATE ANNIVERSARY FOLLOWING AGE 95.
See ''GMIB Exercise rules'' and ''How withdrawals affect your Guaranteed benefits'' below for more information. Please note that in most cases, resetting your GMIB benefit base will lengthen the exercise waiting period.
Also, even when there is no additional charge when you reset your Roll-up benefit base, the total dollar amount charged on future contract date anniversaries may increase as a result of the reset since the charges may be applied to a higher benefit base than would have been otherwise applied. See
''Charges and expenses'' later in this Prospectus.

Owners of traditional IRA or QP contracts should consider the effect of the waiting period on the requirement to take lifetime required minimum distributions before resetting the GMIB benefit base. If a QP contract is converted to an IRA, in a direct rollover, the waiting period for the reset under the IRA contract will include any time that the QP contract was a funding vehicle under the plan. If a traditional IRA contract owner or a plan participant must begin taking lifetime required minimum distributions during the 10-year waiting period, the individual may want to consider taking the annual lifetime required minimum distribution calculated for the contract from another permissible contract or funding vehicle. See ''How withdrawals affect your Guaranteed benefits'' later in this section and ''Lifetime required minimum distribution withdrawals'' in ''Accessing your money.'' Also, see
''Required minimum distributions'' under ''Individual retirement arrangements
(IRAs)'' in ''Tax information'' and Appendix II -- ''Purchase considerations for QP Contracts'' later in this Prospectus.

ANNUAL ROLL-UP AMOUNT AND ANNUAL GMIB BENEFIT BASE ADJUSTMENT

The Annual Roll-up amount is an amount credited to your GMIB benefit base on each contract date anniversary if there has ever been a withdrawal from your
Protected Benefit account. The Annual Roll-up amount adjustment to your GMIB benefit base is a primary way to increase the value of your GMIB benefit base.
This amount is calculated by taking into account your GMIB benefit base from the preceding contract date anniversary, the Annual Roll-up rate under your contract (which may be the same rate as the applicable Deferral Roll-up rate), contributions and transfers to the Protected Benefit account during the contract year and any withdrawals up to the Annual withdrawal amount during the contract year.

Your initial Annual Roll-up amount for the contract year in which you first funded the Protected Benefit account is calculated as follows:

..   The amount of your initial contribution to the Protected Benefit account, multiplied by:

..   The Annual Roll-up rate that was in effect on date of your initial contribution to the Protected Benefit account; less

..   Any withdrawals up to the Annual withdrawal amount resulting in a dollar-for-dollar reduction of the Annual Roll-up amount; plus

..   A pro-rated Roll-up amount for any additional contribution to the Protected
    Benefit account variable investment options during the contract year; plus

..   A pro-rated Roll-up amount for any transfer from the Investment account and/or Guaranteed interest option to the Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Roll-up amount for any contribution amounts made during the contract year to a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options during the contract year.

Your Annual Roll-up amount at the end of each subsequent contract year is calculated as follows:

..   Your GMIB benefit base on the preceding contract date anniversary, multiplied by

..   The Annual Roll-up rate that was in effect on the first day of the contract year; less

..   Any withdrawals up to the Annual withdrawal amount resulting in a dollar-for-dollar reduction of the Annual Roll-up amount; plus

..   A pro-rated Roll-up amount for any contribution to the Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Roll-up amount for any transfer from the Investment account and/or Guaranteed interest option to the Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Roll-up amount for any contribution amounts made during the contract year to a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options during the contract year.

A pro-rated Roll-up amount is based on the number of days remaining in the contract year after the contribution or transfer.

                                      47

                        CONTRACT FEATURES AND BENEFITS

WITHDRAWALS IN EXCESS OF YOUR ANNUAL WITHDRAWAL AMOUNT ARE EXCESS WITHDRAWALS.
Excess withdrawals will not reduce your Annual Roll-up amount or Annual withdrawal amount to less than zero. However, EXCESS WITHDRAWALS REDUCE YOUR
GMIB BENEFIT BASE ON A PRO RATA BASIS, WHICH CAN HAVE A SIGNIFICANT NEGATIVE
IMPACT ON THE BENEFIT BASE AMOUNT AND YOUR FUTURE LIFETIME GMIB PAYMENTS. See
"How withdrawals affect your guaranteed benefit base" later in this section for more information. Special rules apply if you are required to take RMD withdrawals and enroll in our Automatic RMD service. See "Lifetime required minimum distribution withdrawals" in "Accessing your money" later in this
Prospectus.

DEFERRAL ROLL-UP AMOUNT AND ANNUAL GMIB BENEFIT BASE ADJUSTMENT

The Deferral Roll-up amount is an amount credited to your GMIB benefit base on each contract date anniversary provided you have never taken a withdrawal from your Protected Benefit account. The amount is calculated by taking into account your GMIB benefit base from the preceding contract date anniversary, the applicable Deferral Roll-up rate under your contract (which may be the same rate as the applicable Annual Roll-up rate) and contributions and transfers to the Protected Benefit account during the contract year. The Deferral Roll-up amount adjustment to your GMIB benefit base is a primary way to increase the value of your GMIB benefit base.

Your Deferral Roll-up amount for the contract year in which you first funded the Protected Benefit account is calculated as follows:

..   The amount of your initial contribution to the Protected Benefit account, multiplied by:

..   The Deferral Roll-up rate that was in effect on date of your initial contribution to the Protected Benefit account; plus

..   A pro-rated Deferral Roll-up amount for any additional contribution to the
    Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Deferral Roll-up amount for any transfer from the Investment account and/or Guaranteed interest option to the Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Deferral Roll-up amount for any contributions made during the contract year to a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options during the contract year.

Your Deferral Roll-up amount at the end of each subsequent contract year is calculated as follows:

..   your GMIB benefit base on the preceding contract date anniversary, multiplied by

..   the Deferral Roll-up rate that was in effect on the first day of the contract year; plus

..   a pro-rated Deferral Roll-up amount for any contribution to the Protected
    Benefit account variable investment options during the contract year; plus

..   a pro-rated Deferral Roll-up amount for any transfer from the Investment account and/or Guaranteed interest option to the Protected Benefit account variable investment options during the contract year; plus

..   a pro-rated Deferral Roll-up amount for any contribution amounts made during the contract year to a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options during the contract year.

A pro-rated Deferral Roll-up amount is based on the number of days remaining in the contract year after the contribution or transfer.

                              -------------------

THE GMIB BENEFIT BASE STOPS ROLLING UP ON THE LAST DATE OF THE GMIB ROLL-UP
PERIOD. Thereafter, your GMIB benefit base is frozen, which means:

..   The benefit base no longer rolls up.

..   Any withdrawals you take up to the Annual withdrawal amount each year will not reduce your benefit base.

..   Any withdrawals you take in excess of the Annual withdrawal amount are
    Excess withdrawals that will reduce your benefit base on a pro rata basis.
    Special rules apply to contract owners who are required to take RMD withdrawals and are enrolled in the Automatic RMD service. See "RMDs for contracts with GMIB" in "Accessing your money".

..   Contributions and transfers to the Protected Benefit account are permitted and will increase your benefit base on a dollar-for-dollar basis.

..   The benefit base remains eligible for increases through operation of the reset feature.

ANNUAL WITHDRAWAL AMOUNT

(APPLICABLE PRIOR TO THE BEGINNING OF LIFETIME GMIB PAYMENTS)

Your Annual withdrawal amount for the contract year in which you first fund the
Protected Benefit account (the "initial Annual withdrawal amount") is calculated on the date you first fund the Protected Benefit account, and is equal to:

..   the Annual Roll-up rate in effect on that date, MULTIPLIED BY

..   the GMIB benefit base on that date (which is the amount you allocated to the Protected Benefit account).

If you first funded the Protected Benefit account on a date other than your contract date anniversary, your initial Annual withdrawal amount is pro-rated based on the number of days remaining before your next contract date anniversary. If you subsequently make additional contributions or transfers to the Protected Benefit account prior to the next contract date anniversary, your initial Annual withdrawal amount will increase on the date of such contribution or transfer by a pro-rated amount based on the number of days remaining before your next contract date anniversary. Your initial Annual withdrawal amount will be reduced by the amount of any withdrawals you make before your next contract date anniversary on a dollar-for-dollar basis.

For example, assume that you first fund your Protected Benefit account on first day of the contract year by making a contribution of $10,000 to your Protected
Benefit account variable investment options. On that date, your GMIB benefit base will be $10,000. Your initial Annual withdrawal amount is equal to $500, calculated as follows:

..   5% (the current Annual Roll-up rate) MULTIPLIED BY

..   $10,000 (your GMIB benefit base)

                                      48

                        CONTRACT FEATURES AND BENEFITS

Further assume that on the 146th day of that contract year you make an additional contribution to the Protected Benefit account of $5,000. Your initial Annual withdrawal amount increases by $151 (the pro-rated Roll-up amount for the contribution), calculated as:

..   $5,000 (the additional contribution) MULTIPLIED BY

..   5% (the current Annual Roll-up rate) MULTIPLIED BY

..   219/365 (fraction representing the number of days remaining in a 365-day contract year for which the contribution receives credit toward the Annual withdrawal amount)

Your Annual withdrawal amount for each subsequent contract year is calculated on each contract date anniversary beginning with the contract year that follows the contract year in which the Protected Benefit account is first funded, and is equal to:

..   the Annual Roll-up rate in effect at the time, multiplied by

..   the GMIB benefit base as of the most recent contract date anniversary.

If you make additional contributions or transfers to the Protected Benefit account prior to the next contract date anniversary, including amounts transferred from a special DCA program, your Annual withdrawal amount will increase on the date of such contribution or transfer by a pro-rated amount based on the number of days remaining before your next contract date anniversary.

Beginning with the contract year in which you fund your Protected Benefit account, if your Lifetime GMIB payments have not begun, you may withdraw up to your Annual withdrawal amount without reducing your GMIB benefit base and adversely affecting your Lifetime GMIB payments. IT IS IMPORTANT TO NOTE THAT
WITHDRAWALS IN EXCESS OF YOUR ANNUAL WITHDRAWAL AMOUNT WILL HAVE A HARMFUL
EFFECT ON BOTH YOUR GMIB BENEFIT BASE AND LIFETIME GMIB PAYMENTS. AN EXCESS
WITHDRAWAL THAT REDUCES YOUR PROTECTED BENEFIT ACCOUNT TO ZERO WILL CAUSE YOUR
GMIB TO TERMINATE.

Beginning with the contract year in which your Protected Benefit account was first funded, the portion of a withdrawal from your Protected Benefit account in excess of your Annual withdrawal amount, and all subsequent withdrawals from your Protected Benefit account in that contract year, will always reduce your
GMIB benefit base on a pro rata basis. (See "RMDs for contracts with GMIB" in
"Accessing your money" for special rules that apply if you enroll in our
Automatic RMD service.) This is referred to as an "Excess withdrawal". The reduction of your GMIB benefit base on a pro rata basis means that we calculate the percentage of your current Protected Benefit account value that is being withdrawn and we reduce your current GMIB benefit base by the same percentage.
A pro rata withdrawal will have a significant adverse effect on your benefit base in cases where the Protected Benefit account value is less than the benefit base. For an example of how a pro rata reduction works, see "How withdrawals affect your Guaranteed benefits" later in this section and, for examples of how withdrawals affect your Annual withdrawal amount, see Appendix
VII later in this Prospectus.

Your Annual withdrawal amount is always calculated using the Annual Roll-up rate in effect for your contract at the beginning of the contract year. The
Deferral Roll-up rate, described above, is never used for the purposes of calculating the Annual withdrawal amount. Your Annual withdrawal amounts are not cumulative. If you withdraw less than your Annual withdrawal amount in any contract year, you may not add the remainder to your Annual withdrawal amount in any subsequent year.

Taking all or a portion of your Annual withdrawal amount reduces your free withdrawal amount on a dollar-for-dollar basis. See "Free withdrawal amount" in
"Charges and expenses" later in this Prospectus.

Your Annual withdrawal amount may be more than or less than your Lifetime GMIB payments. Please refer to the beginning of this "Guaranteed minimum income benefit" section and "Lifetime GMIB payments" below for more information about
Lifetime GMIB payments.

EXAMPLE OF HOW YOUR ANNUAL WITHDRAWAL AMOUNT; ANNUAL ROLL-UP AMOUNT; DEFERRAL
ROLL-UP AMOUNT AND ANNUAL GMIB BENEFIT BASE ADJUSTMENT; AND THE EFFECT OF AN
EXCESS WITHDRAWAL IS CALCULATED.

ANNUAL WITHDRAWAL AMOUNT. Assume you make a contribution of $200,000 and allocate $100,000 to your Protected Benefit account variable investment options and $100,000 to your Investment account variable investment options at issue.
At the beginning of contract year three, assume you transfer $5,000 to your
Protected Benefit account variable investment options. Also assume that your
Annual Roll-up rate is 5% and your Deferral rate is 6% in each contract year.
Accordingly, your GMIB benefit base on your third contract date anniversary is
$124,402.

The GMIB benefit base of $124,402 is calculated as follows:

You start with $100,000 allocated to the Protected Benefit account variable investment options. This amount is your initial GMIB benefit base.

   -- The first Deferral Roll-up amount increases your GMIB benefit base to
      $106,000. ($100,000 + $6,000)

      $100,000 (GMIB BENEFIT BASE) X 6% (DEFERRAL ROLL-UP RATE) = $6,000
      (DEFERRAL ROLL-UP AMOUNT)

   -- The second Deferral Roll-up amount increases your GMIB benefit base to
      $112,360. ($106,000 + $6,360)

      $106,000 (GMIB BENEFIT BASE) X 6% (DEFERRAL ROLL-UP RATE) = $6,360
      (DEFERRAL ROLL-UP AMOUNT)

   -- Your $5,000 transfer from the Investment account at the beginning of contract year three increases your GMIB benefit base to $117,360.
      ($112,360 + $5,000)

   -- The third Deferral Roll-up amount increases your GMIB benefit base to
      $124,402. ($117,360 + $7,042)

      $117,360 (GMIB BENEFIT BASE) X 6% (DEFERRAL ROLL-UP RATE) = $7,042
      (DEFERRAL ROLL-UP AMOUNT)

Your Annual withdrawal amount as of the beginning of contract year four is equal to $6,220, calculated as follows:

..   $124,402 (GMIB benefit base as of your most recent contract date anniversary) MULTIPLIED BY:

..   5% (your current Annual Roll-up rate) EQUALS:

..   $6,220

Please note that your Annual Roll-up rate is used to calculate your Annual withdrawal amount. The Deferral Roll-up rate is never used to calculate your
Annual withdrawal amount.

ANNUAL ROLL-UP AMOUNT AND ANNUAL BENEFIT BASE ADJUSTMENT. Further assume that during contract year four (on the 146th day of the contract year), you make a contribution of $10,000

                                      49

                        CONTRACT FEATURES AND BENEFITS

to your Protected Benefit account variable investment options, making your current GMIB benefit base after the contribution $134,402. Also assume that you withdraw your full Annual withdrawal amount of $6,220 during contract year four.

On your fourth contract date anniversary, your Annual Roll-up amount is equal to $300, calculated as follows:

..   5% (YOUR CURRENT ANNUAL ROLL-UP RATE) MULTIPLIED BY

..   $124,402 (YOUR GMIB BENEFIT BASE AS OF YOUR MOST RECENT CONTRACT DATE
    ANNIVERSARY) MINUS

..   $6,220 (the Annual withdrawal amount, which was withdrawn) PLUS

..   $300 (THE DAILY PRO-RATED ROLL-UP AMOUNT FOR THE CONTRIBUTION: $10,000 X 5%
    X 219/365* = $300)

..   EQUALS $300

                              -------------------

*  THIS FRACTION REPRESENTS THE NUMBER OF DAYS IN A 365-DAY CONTRACT YEAR THAT
   THE CONTRIBUTION WOULD HAVE RECEIVED CREDIT TOWARD THE ROLL-UP AMOUNT.

Please note that the withdrawal in contract year four terminated the Deferral
Roll-up rate. Therefore on the fourth contract date anniversary, the Annual
Roll-up rate was used to calculate the Annual Roll-up amount.

Your adjusted GMIB benefit base is $134,702 ($134,402 + $300).

EFFECT OF AN EXCESS WITHDRAWAL. In contract year four, assume instead that you make a withdrawal of $9,220 (including any applicable withdrawal charges). This would result in an Excess withdrawal of $3,000 because your Annual withdrawal amount is only $6,220 ($9,220 - $6,220 = $3,000). Further, assume that your
Protected Benefit account value at the time of this withdrawal is $100,000. As described earlier in this section, Excess withdrawals reduce your GMIB benefit base on a pro-rata basis. Accordingly, your GMIB benefit base is reduced by
$4,032 at the time of the withdrawal, calculated as follows:

..   $134,402 (YOUR CURRENT GMIB BENEFIT BASE: $124,402 + $10,000) MULTIPLIED BY

..   3% (THE PERCENTAGE OF YOUR CURRENT PROTECTED BENEFIT ACCOUNT VALUE THAT WAS
    WITHDRAWN IN EXCESS OF YOUR ANNUAL WITHDRAWAL AMOUNT) EQUALS

..   $4,032

On your fourth contract date anniversary, your adjusted GMIB benefit base is
$130,670, calculated as follows:

..   $130,370 (YOUR GMIB BENEFIT BASE ADJUSTED TO REFLECT THE EXCESS WITHDRAWAL:
    $134,402 - $4,032) PLUS

..   $300 (YOUR ANNUAL ROLL-UP AMOUNT) EQUALS

..   $130,670

Please note that the Excess withdrawal in contract year four terminated the
GMIB no-lapse guarantee. Please see the following section for more information about the no-lapse guarantee.

See Appendix VII later in this Prospectus for more examples of how withdrawals affect your Guaranteed benefit bases and Annual withdrawal amount.

GMIB "NO-LAPSE GUARANTEE"

In general, if your Protected Benefit account value falls to zero (except as discussed below), the GMIB will be exercised automatically, based on the owner's (or older joint owner's, if applicable) current age and GMIB benefit base as follows:

..   You will be issued a life only supplementary contract based on a single life. Upon exercise, your Guaranteed minimum death benefit will be terminated.

..   You will have 30 days from when we notify you to change the payout option and/or the payment frequency.

Poor investment performance of the Protected Benefit account variable investment options or payment of applicable charges may contribute to your
Protected Benefit account value falling to zero but will not cause the no-lapse guarantee to terminate.

The no-lapse guarantee will terminate under the following circumstances:

..   If you take an Excess withdrawal in any contract year following the contract year in which you first fund your Protected Benefit account.

..   Upon the contract maturity date.

The no-lapse guarantee will not be voided by (a) any withdrawals from your
Protected Benefit account in the contract year in which you first fund your
Protected Benefit account or (b) by RMDs that exceed your Annual withdrawal amount if taken through our Automatic RMD service.

If you were enrolled in the Maximum Payment Plan or Customized Payment Plan,
the frequency of your Lifetime GMIB payments will be the same based on the payment frequency you elected. Your Lifetime GMIB payment amount may be less than your Annual withdrawal amount in the prior contract year.

If you were not enrolled in the Maximum Payment Plan or Customized Payment
Plan, you will begin receiving your Lifetime GMIB payments annually one calendar year after the date that the Protected Benefit account value fell to zero. Your Lifetime GMIB payment amount may be less than your Annual withdrawal amount in the prior contract year.

EXERCISE OF GMIB

On each contract date anniversary that you are eligible to exercise the GMIB, we will send you an eligibility notice illustrating how much income could be provided as of the contract date anniversary. You must notify us within 30 days following the contract date anniversary if you want to exercise the GMIB. You must return your contract to us, along with all required information within 30 days following your contract date anniversary, in order to exercise this benefit. Upon exercise of the GMIB, the owner (or older joint owner, if applicable) will become the annuitant, and the contract will be annuitized on the basis of the annuitant's life. You will begin receiving annual payments one year after the annuity payout contract is issued. If you choose monthly or quarterly payments, you will receive your payment one month or one quarter after the annuity payout contract is issued. UNDER MONTHLY OR QUARTERLY
PAYMENTS, THE AGGREGATE PAYMENTS YOU RECEIVE IN A CONTRACT YEAR WILL BE LESS
THAN WHAT YOU WOULD HAVE RECEIVED IF YOU HAD ELECTED AN ANNUAL PAYMENT, AS
MONTHLY AND QUARTERLY PAYMENTS REFLECT THE TIME VALUE OF MONEY WITH REGARD TO
BOTH INTEREST AND MORTALITY. You may choose to take a withdrawal prior to exercising

                                      50

                        CONTRACT FEATURES AND BENEFITS

the GMIB, which will reduce your payments. You may not partially exercise this benefit. See ''Withdrawing your account value'' in ''Accessing your money''
later in this Prospectus. Payments end with the last payment before the annuitant's (or joint annuitant's, if applicable) death.

Please see "Exercise of the GMIB in the event of a GMIB fee increase" under
"Charges and expenses" later in this Prospectus for more information on exercising your GMIB upon notice of a change to the GMIB fee.

GMIB EXERCISE RULES. The latest date you may exercise the GMIB is the 30th day following the contract date anniversary following the annuitant's 95th birthday. If the GMIB is exercised on any contract date anniversary prior to age 95, the GMIB benefit base is reduced by any remaining withdrawal charge. If the GMIB is exercised as a result of triggering of the no-lapse guarantee, any applicable withdrawal charges are waived.

The earliest date on which you are eligible to exercise the GMIB is calculated as follows:

..   IF THE DATE YOU FIRST FUNDED THE PROTECTED BENEFIT ACCOUNT WAS ON YOUR
    CONTRACT DATE, -- you are eligible to exercise the GMIB within 30 days following your 10th contract date anniversary.

..   IF THE DATE YOU FIRST FUNDED THE PROTECTED BENEFIT ACCOUNT WAS ON A
    CONTRACT DATE ANNIVERSARY -- you are eligible to exercise the GMIB within
    30 days following the 10th contract date anniversary after you first funded your Protected Benefit account.

..   IF THE DATE YOU FIRST FUNDED THE PROTECTED BENEFIT ACCOUNT WAS NOT ON YOUR
    CONTRACT DATE OR A CONTRACT DATE ANNIVERSARY -- you are eligible to exercise the GMIB within 30 days following the 10th contract date anniversary that occurs after the contract date anniversary immediately preceding the date you first funded the Protected Benefit account.

If you exercise the GMIB and then take a withdrawal from the Protected Benefit account within the 30 days between the applicable contract date anniversary and the date on which the GMIB exercise takes effect, your GMIB benefit base will be reduced on a dollar-for-dollar basis by the amount of the withdrawal (or on a pro-rata basis if the withdrawal was an Excess withdrawal).

The GMIB guarantees annual lifetime payments ("Lifetime GMIB payments"), which will begin at the earliest of:

(i)the next contract year following the date your Protected Benefit account value falls to zero (provided the no-lapse guarantee is in effect);

(ii)the contract date anniversary following your 95th birthday; or

(iii)your election to exercise the GMIB.

Your Lifetime GMIB payments will be calculated as described below in this section. Whether your Lifetime GMIB payments are triggered by age 95, the no-lapse guarantee, or your election to exercise the GMIB, we use the same calculation to determine the amount of the payments. Please note that withdrawal charges, if any, may apply if you elect to exercise the GMIB.

For single owner contracts, the payout can be either based on a single life
(the owner's life) or joint lives. For IRA contracts, the joint life must be the spouse of the owner. For jointly-owned contracts, payments can be based on a single life (the life of the older owner) or joint lives. For non-natural owners, payments are based on the annuitant or joint annuitant's life. In the cases of (a) a joint-owned contract that is continued as a single-owned contract by the younger spouse after the death of the older spouse and (b) a single-owned contract that is continued by the spousal beneficiary followed by the death of the owner, we will always apply joint life annuity purchase rates when calculating GMIB periodic payments, even if the single life payout option had been elected.

LIFETIME GMIB PAYMENTS. Your Lifetime GMIB payments are calculated by applying your GMIB benefit base (less any applicable withdrawal charge remaining) to the guaranteed GMIB annuity purchase factors specified in Appendix X.

EXERCISING THE GMIB WHEN YOUR PROTECTED BENEFIT ACCOUNT VALUE FALLS TO ZERO. If
your Protected Benefit account value is zero as described under "GMIB "no-lapse guarantee"" above, we will use your GMIB benefit base as of the day your
Protected Benefit account value was reduced to zero. On the day your Protected
Benefit account value is reduced to zero, we calculate your GMIB benefit base using the same formula as described under "GMIB benefit base" earlier in this section. If your Protected Benefit account was reduced to zero on a date other than your contract anniversary, we will include a pro rata portion of the applicable Roll-up amount in your GMIB base. Withdrawal charges, if any, will not apply under these circumstances.

EXAMPLE -- CALCULATING THE GMIB BENEFIT BASE WHEN YOUR PROTECTED BENEFIT
ACCOUNT VALUE FALLS TO ZERO:

Assume your Protected Benefit account value goes to zero after six months of the 10th contract year and that the Annual Roll-up rate is 5%. Assume further that at the beginning of the 10th contract year, your GMIB benefit base was
$100,000 and that you made no contributions or transfers to the Protected
Benefit account or any withdrawals during that contract year.

The GMIB benefit base on the day your Protected Benefit account value was reduced to zero would be $102,500, calculated as follows:

..   $100,000 (the GMIB benefit base at the start of the 10th contract year) PLUS

..   $5,000 (the Annual Roll-up amount of $100,000 multiplied by the Annual
    Roll-up rate of 5%) MINUS

..   $2,500 (the Annual Roll-up amount reduced to reflect that the GMIB benefit base no longer rolls up after the Protected Benefit account value falls to zero) equals

..   $102,500

If your Protected Benefit account value is reduced to zero on your contract date anniversary as the result of the deduction of charges under the contract, we will add any remaining Annual Roll-up amount, or if applicable, your
Deferral Roll-up amount, to your GMIB benefit base.

If the GMIB is exercised under any of the three events as described above, and you have no Investment account value, the following applies:

(i)We will issue a supplementary contract with the same owner and beneficiary.

                                      51

                        CONTRACT FEATURES AND BENEFITS

(ii)Your current contract, including the Guaranteed minimum death benefit will be terminated.

If the GMIB is exercised under any of the three events as described above, and you have Investment account value, the following applies:

(i)We will issue a supplementary contract for the Protected Benefit account with the same owner and beneficiary. The Investment account under your current contract will continue to be in force.

(ii)Your Lifetime GMIB payment will not reduce your Investment account value.

(iii)Your Guaranteed minimum death benefit will be terminated.

(iv)For IRA contracts, your RMD payments will be based solely on your
    Investment account value and may only be withdrawn from your Investment account.

EXERCISING THE GMIB WHEN YOUR PROTECTED BENEFIT ACCOUNT VALUE IS GREATER THAN
ZERO. If you elect to exercise the GMIB and your Protected Benefit account value has not fallen to zero before the contract maturity date, the following applies:

(i)We will issue a supplementary contract with the same owner and beneficiary.

(ii)The lifetime annual payment amount you receive will be the greater of the
    Lifetime GMIB payment amount or the income derived from applying your
    Protected Benefit account value to our current or guaranteed annuitization factors. This lifetime annual payment amount may be lower than your Annual withdrawal amount depending on your age, current annuitization factors, and your Protected Benefit account and GMIB benefit base values at the time you exercise the GMIB.

EXAMPLE: Assume that the current annuitization factors are greater than the guaranteed annuitization factors. A male contract owner who is age 95 and has a
$100,000 GMIB benefit base and $50,000 in Protected Benefit account value and no Investment account value would receive the greater of the following:

(i)Current annuitization factor (which is subject to change) of 0.176628 applied to his $50,000 Protected Benefit account value, which equals an annual payment of $8,832, or

(ii)The GMIB annuity purchase factor (in this example, it would be 6.925%)
    applied to his $100,000 GMIB benefit base, which equals an annual Lifetime
    GMIB payment of $6,925.

In this example, the contract owner's annual payment would be $8,832.

EXERCISING THE GMIB THROUGH THE NO-LAPSE GUARANTEE WHEN YOUR PROTECTED BENEFIT
ACCOUNT VALUE FALLS TO ZERO. If your Protected Benefit account value falls to zero and the no-lapse guarantee is in effect, the GMIB is exercised automatically and you will receive Lifetime GMIB payments. This annual Lifetime
GMIB payment amount may be lower than your Annual withdrawal amount, depending on your age at the time the GMIB is exercised and whether you elect to be paid on a single or joint life basis.

See Appendix X for the GMIB annuity purchase factors that apply to your contract.

PLEASE NOTE:

..   EXERCISING THE GMIB PROVIDES YOU WITH A GUARANTEED ANNUAL LIFETIME PAYMENT
    THAT IS NOT INTENDED TO REPLACE THE ANNUAL INCOME YOU CAN RECEIVE BY
    WITHDRAWING THE ANNUAL WITHDRAWAL AMOUNT PRIOR TO EXERCISING THE GMIB. THE
    ANNUAL LIFETIME GMIB PAYMENT AMOUNT YOU RECEIVE IS BASED ON CONSERVATIVE
    ACTUARIAL FACTORS AND MAY BE LOWER THAN YOUR ANNUAL WITHDRAWAL AMOUNT.

..   AT MOST GMIB EXERCISE AGES, THE ANNUAL LIFETIME GMIB PAYMENT AMOUNT WILL BE
    LESS THAN YOUR ANNUAL WITHDRAWAL AMOUNT. ACCORDINGLY, YOU SHOULD NOT
    DEPLETE YOUR PROTECTED BENEFIT ACCOUNT VALUE THROUGH WITHDRAWALS IN
    RELIANCE ON RECEIVING A SIMILAR AMOUNT OF ANNUAL INCOME THROUGH LIFETIME
    GMIB PAYMENTS.

   For example, assume that a male contract owner who is age 80 and has a
   $100,000 GMIB benefit base, and his Protected Benefit account value falls to zero through systematic withdrawals of the Annual withdrawal amount (e.g.,
   $5,000 as of the most recent contract date anniversary) and poor investment performance. Further assume that the no-lapse guarantee is in effect and the
   GMIB is automatically exercised.

   The contract owner's annual Lifetime GMIB payment would be $4,315, which is calculated by applying the GMIB annuity purchase factor for his age of 80
   (in this example, it would be 4.315%) to his $100,000 GMIB benefit base. In this case, the annual Lifetime GMIB payment is $685 less than the most recent Annual withdrawal amount.

Any remaining Investment account value will be annuitized under a separate contract based on one of the annuity payout options discussed under "Your annuity payout options" in "Accessing your money" later in this Prospectus.

Upon issuing your supplementary contract, your Guaranteed minimum death benefit and your death benefit in connection with your Investment account value will be terminated.

If you elected the GMIB and your Protected Benefit account value falls to zero due to an Excess withdrawal, we will terminate your GMIB and you will receive no payment or supplementary life annuity contract, even if your GMIB benefit base is greater than zero.

Please see the Hypothetical illustrations in Appendix IV for an example of how
Lifetime GMIB payments are calculated when: (i) a hypothetical Protected
Benefit account value falls to zero, and (ii) the annuitant reaches age 95.

Please note:

(i)if the GMIB benefit base is reset after age 85, the only time you may exercise the GMIB is within 30 days following the contract date anniversary following the owner's attainment of age 95;

(ii)for Retirement Cornerstone(R) 19 QP contracts, the Plan participant can exercise the GMIB only if he or she elects to take a distribution from the
    Plan and, in connection with this distribution, the Plan's trustee changes the ownership of the contract to the participant. This effects a rollover of the Retirement Cornerstone(R) 19 QP contract into a Retirement
    Cornerstone(R) 19 traditional IRA. This process must be completed within the 30-day time frame following the contract date anniversary in order

                                      52

                        CONTRACT FEATURES AND BENEFITS

   for the Plan participant to be eligible to exercise. However, if the GMIB is automatically exercised as a result of the no-lapse guarantee, a rollover into an IRA will not be effected and payments will be made directly to the trustee;

(iii)since no partial exercise is permitted, owners of defined benefit QP contracts who plan to change ownership of the contract to the participant must first compare the participant's lump sum benefit amount and annuity benefit amount to the GMIB benefit base and account value, and make a withdrawal from the contract if necessary. See ''How withdrawals affect your Guaranteed benefits'' later in this section;

(iv)if you reset the GMIB benefit base (as described earlier in this section), your new exercise date will be the tenth contract date anniversary following the reset or, if later, the earliest date you would have been permitted to exercise without regard to the reset, but in no event will it be later than the contract date anniversary following age 95. Please note that in most cases, resetting your GMIB benefit base will lengthen the waiting period;

(v)a spouse beneficiary or younger spouse joint owner under Spousal continuation may continue the GMIB if the contract is not past the last date on which the original owner could have exercised the benefit and the spouse beneficiary or younger spouse joint owner is eligible to continue the benefit and to exercise the benefit under the applicable exercise rules
   (described in "Spousal continuation" in the "Payment of death benefit"
   section). Spousal beneficiaries between ages 85 and 95 on the date of the owner's death will have a one-time opportunity to exercise the GMIB subject to the following additional rules. The one-time election will be available only if the original owner died before the contract date anniversary following age 95. In addition, the election to exercise the GMIB must be made no later than one year following the date of the owner's death. If the
   GMIB is exercised, the Guaranteed minimum death benefit will be terminated.
   For example, if an owner is age 70 at issue, and he dies at age 79, and the spouse beneficiary is 86 on the date of his death, she may exercise the GMIB no later than one year following the date of the owner's death, even though she was 77 at the time the contract was issued, because eligibility is measured using her age at the time of the owner's death, not her age on the issue date.

(vi)if the contract is jointly owned and not an IRA contract, you can elect to have the GMIB paid either: (a) as a joint life benefit or (b) as a single life benefit paid on the basis of the older owner's age (if applicable); and

(vii)if the contract is an IRA contract, you can elect to have the Guaranteed minimum income benefit paid either: (a) as a joint life benefit, but only if the joint annuitant is your spouse or (b) as a single life benefit paid on the basis of the older annuitant's age; and

(viii)if the contract is owned by a trust or other non-natural person, eligibility to elect or exercise the GMIB is based on the annuitant's (or older joint annuitant's, if applicable) age, rather than the owner's.

See ''Effect of the owner's death'' under ''Payment of death benefit'' later in this Prospectus for more information.

Please see ''How withdrawals affect your Guaranteed benefits'' later in this section and ''Effect of your account values falling to zero'' in ''Determining your contract's value'' later in this Prospectus for more information on these guaranteed benefits.

From time to time, we may offer you some form of payment or incentive in return for terminating or modifying certain guaranteed benefits. See "Guaranteed benefit offers" later in this section for more information.

DEATH BENEFIT

For the purposes of determining the death benefit under your Retirement
Cornerstone(R) 19 contract, we treat your Investment account and any Guaranteed minimum death benefit funded by your Protected Benefit account differently.

The death benefit in connection with your Investment account is equal to your
Investment account value as of the date we receive satisfactory proof of death, any required instructions for the method of payment, and any required information and forms necessary to effect payment. The death benefit payable in connection with your Protected Benefit account will be based on the greater of
(i) your Protected Benefit account value, and (ii) the benefit base of your
Guaranteed minimum death benefit.

The total death benefit under your Retirement Cornerstone(R) 19 contract will depend on your values in either one or both sides of the contract. If you selected a Guaranteed minimum death benefit but never funded your Protected
Benefit account, your death benefit will be based on your Investment account value only. Likewise, if you funded your Guaranteed minimum death benefit through allocations to the Protected Benefit account and had no Investment account value, your death benefit would be based strictly on the Guaranteed minimum death benefit you selected. Also, it is possible that upon your death, you have value in both your Investment account and a Guaranteed minimum death benefit that has been funded through allocations to the Protected Benefit account. In that case, your beneficiaries would receive the Investment account value plus the value of your Guaranteed minimum death benefit.

GUARANTEED MINIMUM DEATH BENEFITS

At issue, you may elect one of our optional Guaranteed minimum death benefit options (GMDBs) in connection with your Protected Benefit account as follows:

         --------------------------------------------------------------
           GUARANTEED MINIMUM        SERIES B          SERIES CP(R)
             DEATH BENEFIT           CONTRACTS          CONTRACTS
         --------------------------------------------------------------
         Return of Principal      Issue Ages 0-80    Issue Ages 0-70
         death benefit*
         -------------------------------------------
         Highest Anniversary      Issue Ages 0-75
         Value death benefit*
         --------------------------------------------------------------
         RMD Wealth Guard death   Issue Ages 20-68   Issue Ages 20-68
         benefit
         --------------------------------------------------------------
         The "Greater of"        Issue Ages 20-65** Issue Ages 20-65**
         death benefit*
         --------------------------------------------------------------
*  As long as you have the GMIB, you can only fund these benefits beginning at age 50.
** Joint owners cannot fund this death benefit after age 65.

IMPORTANT NOTE FOR OWNERS AGE 49 OR YOUNGER: If you do not specifically indicate on your application that you do not wish to have the GMIB or do not subsequently drop the GMIB after your contract is issued, then you cannot fund the Protected Benefit account until you are at least age 50, which means you also cannot fund any Guaranteed minimum death benefit until at least age 50. If you are between the ages of 43 and 49 at the time your contract is issued, the initial Annual Roll-up rate

                                      53

                        CONTRACT FEATURES AND BENEFITS

specified in the Rate Sheet Supplements will only apply after you attain age 50 for the amount of time then remaining in your first seven contract years. If you are age 42 or younger at the time your contract is issued, the initial
Annual Roll-up rate will never apply to your contract. Instead, the Renewal rates (described later in this section) will apply for the duration of your contract.

The "Greater of" death benefit can only be elected in combination with the
GMIB. The RMD Wealth Guard death benefit cannot be elected in combination with the GMIB. You can elect the Return of Principal death benefit and the Highest
Anniversary Value death benefit with or without the GMIB. The Highest
Anniversary Value death benefit, the RMD Wealth Guard death benefit and the
"Greater of" death benefit are available at an additional charge. There is no charge for the Return of Principal death benefit. The Return of Principal death benefit will be issued with all eligible contracts if you do not elect either the Highest Anniversary Value, the RMD Wealth Guard death benefit or the
"Greater of" death benefit at the time you apply for your Retirement
Cornerstone(R) 19 contract. If you elect a GMDB, the period during which you can make subsequent contributions may be significantly shorter than if you did not elect a GMDB. Please refer to Appendix VIII later in this prospectus.

Once a withdrawal is taken from the Protected Benefit account, additional contributions may not be made to the Protected Benefit account. Please refer to
"Accessing your money" later in this Prospectus. Transfers to and from the
Protected Benefit account may be restricted. Please refer to "Transferring your money among investment options" later in this Prospectus.

Any GMDB you elect will automatically terminate upon annuitization, which will occur no later than the contract maturity date.

When you have a GMDB, you can allocate your contributions to any of the following:

..   Protected Benefit account variable investment options

..   Investment account variable investment options

..   Guaranteed interest option

..   The account for special dollar cost averaging (Series B contracts only)

..   The account for special money market dollar cost averaging (Series CP(R)
    contracts only)

FUNDING YOUR GMDB. Only amounts you allocate to the Protected Benefit account variable investment options and amounts in a Special DCA program designated for the Protected Benefit account variable investment options will fund your GMDB.
These amounts will be included in your GMDB benefit base and will become part of your Protected Benefit account value.

For Series CP(R) contracts, any credit or Earnings bonus amounts attributable to your Protected Benefit account are not included in your GMDB benefit base.
If you decide to transfer amounts from your Investment account to your
Protected Benefit account variable investment options, only amounts representing contributions and earnings will increase your GMDB benefit base.
Credit or Earnings bonus amounts to your Investment account are always considered transferred first, though any amount of that transfer that represents a credit or Earnings bonus will be excluded from your GMDB benefit base. All transfers, however, will increase your Protected Benefit account value by the amount of the transfer.

Your death benefit in connection with your Protected Benefit account is equal to one of the following -- whichever provides a higher amount:

..   Your Protected Benefit account value as of the date we receive satisfactory proof of the owner's (or older joint owner's, if applicable) death, any required instructions for the method of payment, and any required information and forms necessary to effect payment; or

..   Your applicable GMDB benefit base (discussed below) on the date of the owner's (or older joint owner's, if applicable) death, adjusted for subsequent withdrawals (and any withdrawal charges).

RETURN OF PRINCIPAL DEATH BENEFIT

The Return of Principal death benefit, like all of the guaranteed minimum death benefits, only applies to amounts you allocate to the Protected Benefit account variable investment options and not to the contract as a whole. Your Return of
Principal Guaranteed minimum death benefit is equal to your Return of Principal death benefit base. This benefit base is not an account value or cash value. It is equal to:

..   Your initial contribution and any subsequent contributions to the Protected
    Benefit account variable investment options, either directly or through a
    Special DCA program; plus

..   Any amounts contributed to a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options; plus

..   Any amounts transferred to the Protected Benefit account variable investment options; less

..   A deduction that reflects any withdrawals you make from the Protected
    Benefit account variable investment options or from amounts in a Special
    DCA program designated for the Protected Benefit account variable investment options (including any withdrawal charges). The amount of this deduction is described under "How withdrawals affect your Guaranteed benefits" later in this section. The amount of any withdrawal charge is described under "Withdrawal charge" in "Charges and expenses" later in this
    Prospectus.

Please see Appendix III later in this Prospectus for an example of how the
Return of Principal benefit base is calculated.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

Your Highest Anniversary Value Guaranteed minimum death benefit is equal to your Highest Anniversary Value benefit base. This benefit base is not an account value or cash value. The calculation of your Highest Anniversary Value benefit base will depend on whether you have taken a withdrawal from your
Protected Benefit account.

If you have not taken a withdrawal from your Protected Benefit account, your
Highest Anniversary Value benefit base is equal to one of the following --
whichever provides a higher amount:

..   Your initial contribution and any subsequent contributions to the Protected
    Benefit account variable investment options, either directly or through a
    Special DCA program; plus

..   Any amounts contributed to a Special DCA that are designated for future transfers to the Protected Benefit account variable investment options; plus

                                      54

                        CONTRACT FEATURES AND BENEFITS

..   Any amounts transferred to the Protected Benefit account variable investment options.

                                     -OR-

..   Your highest Protected Benefit account value on any contract date anniversary up to the contract date anniversary following the owner's (or older joint owner's, if applicable) 85th birthday (plus any transfers to the Protected Benefit account variable investment options and contributions either directly or through a Special DCA program designated for the
    Protected Benefit account variable investment options, made since the most recent "reset" of the Highest Anniversary Value benefit base that established your Protected Benefit account value as your new Highest
    Anniversary Value benefit base).

If you take a withdrawal from your Protected Benefit account and you elected the GMIB, your Highest Anniversary Value benefit base will be reduced on a dollar-for-dollar basis by withdrawals up to the Annual withdrawal amount, and on a pro rata basis by Excess withdrawals (including any applicable withdrawal charges). (Special rules apply if you enroll in our Automatic RMD service.) If you take a withdrawal from your Protected Benefit account and you did not elect the GMIB, your Highest Anniversary Value benefit base will be reduced on a pro rata basis (including any applicable withdrawal charges). Reduction on a pro rata basis means that we calculate the percentage of your Protected Benefit account value that is being withdrawn and we reduce your Highest Anniversary
Value benefit base by the same percentage. See "How withdrawals affect your
Guaranteed benefits" later in this section. The amount of any withdrawal charge is described under "Withdrawal charge" in "Charges and expenses" later in this
Prospectus.

At any time after a withdrawal, your Highest Anniversary Value benefit base is equal to one of the following -- whichever provides a higher amount:

..   Your Highest Anniversary Value benefit base immediately following the most recent withdrawal (plus any transfers to the Protected Benefit account variable investment options made since the most recent "reset" of the
    Highest Anniversary Value benefit base that established your Protected
    Benefit account value as your new Highest Anniversary Value benefit base).

                                     -OR-

..   Your highest Protected Benefit account value on any contract date anniversary after the withdrawal up to the contract date anniversary following the owner's (or older joint owner's, if applicable) 85th birthday
    (plus any transfers to the Protected Benefit account variable investment options and contributions to a Special DCA program designated for the
    Protected Benefit account variable investment options, made since the most recent "reset" of the Highest Anniversary Value benefit base that established your Protected Benefit account value as your new Highest
    Anniversary Value benefit base).

For Series CP(R) contracts, on your contract date anniversary any credit or
Earnings bonus amounts that are part of your Protected Benefit account value are included in the calculation of the "reset" to your Highest Anniversary
Value benefit base. Please note, however, that credit amounts are not part of the Highest Anniversary Value benefit base until a reset occurs. If you are eligible for an Earnings bonus on your contract date anniversary, the amount of the Earnings bonus will be credited to your Total account value after any reset is calculated. If a reset occurs, your Guaranteed benefit base(s) will not be increased by amounts associated with the Earnings bonus on that contract date anniversary.

Please see Appendix III later in this Prospectus for an example of how the
Highest Anniversary Value benefit base is calculated.

RMD WEALTH GUARD DEATH BENEFIT

(FOR TRADITIONAL IRA, SEP AND QPDC CONTRACTS ONLY)

The RMD Wealth Guard death benefit is an optional guaranteed minimum death benefit. Your initial RMD Wealth Guard death benefit base is valued based on your initial contributions and any transfers to the Protected Benefit account.
Thereafter RMD Wealth Guard death benefit base is increased by any allocations and transfers to the Protected Benefit account, which is described below.
Withdrawals from the Protected Benefit account, other than Excess RMD withdrawals, will not reduce your RMD Wealth Guard death benefit base. This death benefit also provides a refund feature in the event the Protected Benefit account falls to zero before the owner reaches age 95. There is an additional charge for this death benefit under the contract. The RMD Wealth Guard death benefit is not available if you elected the GMIB.

--------------------------------------------------------------------------------
AN RMD WITHDRAWAL IS A WITHDRAWAL THAT IS INTENDED TO SATISFY THE LIFETIME
REQUIRED MINIMUM DISTRIBUTIONS FROM CERTAIN TAX-FAVORED PLANS AND ARRANGEMENTS
SUCH AS TRADITIONAL IRAS UNDER FEDERAL INCOME TAX RULES. SEE "REQUIRED MINIMUM
DISTRIBUTIONS" IN THE "TAX INFORMATION" SECTION OF THE PROSPECTUS FOR MORE
INFORMATION.
--------------------------------------------------------------------------------

The RMD Wealth Guard death benefit base is not an account value or cash value.
It is equal to:

..   Your initial contribution and any subsequent contributions to the Protected
    Benefit account variable investment options, either directly or through a
    Special DCA program; PLUS

..   Any amounts contributed to a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options; PLUS

..   Any amounts transferred to the Protected Benefit account variable investment options; LESS

..   A deduction that reflects any Excess RMD withdrawals from the Protected
    Benefit account, or from amounts in a Special DCA program designated for the Protected Benefit account variable investment options (including any withdrawal charges). The amount of this deduction is described below.

The RMD Wealth Guard death benefit base will be recalculated on each transaction date upon the occurrence of each contribution, transfer or deduction.

--------------------------------------------------------------------------------
FOR CONTRACTS WITH THE RMD WEALTH GUARD DEATH BENEFIT, AN "EXCESS RMD
WITHDRAWAL" IS:

..   THE FULL AMOUNT OF ANY WITHDRAWAL FROM YOUR PROTECTED BENEFIT ACCOUNT TAKEN
    BEFORE THE CALENDAR YEAR IN WHICH YOU TURN AGE 701/2;

..   THE FULL AMOUNT OF ANY WITHDRAWAL FROM YOUR PROTECTED BENEFIT ACCOUNT TAKEN
    DURING YOUR FIRST CONTRACT YEAR, EVEN IF YOU TURN AGE 701/2 DURING THAT
    YEAR; OR

..   THE PORTION OF A WITHDRAWAL FROM YOUR PROTECTED BENEFIT ACCOUNT THAT
    EXCEEDS YOUR RMD WEALTH GUARD WITHDRAWAL AMOUNT FOR THE CALENDAR YEAR.
--------------------------------------------------------------------------------

Excess RMD withdrawals will reduce your RMD Wealth Guard death benefit base on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of your Protected Benefit account

                                      55

                        CONTRACT FEATURES AND BENEFITS

value that is being withdrawn and we reduce your RMD Wealth Guard death benefit base by the same percentage.

RESETS. On each contract date anniversary up to the earlier of (i) the contract date anniversary following your first RMD withdrawal from the Protected Benefit account, and (ii) the contract date anniversary following your 85th birthday, if the Protected Benefit account value is greater than the current RMD Wealth
Guard death benefit base, the RMD Wealth Guard death benefit base will automatically reset to equal the Protected Benefit account value. Withdrawals from the Protected Benefit account up to your RMD Wealth Guard withdrawal amount will not reduce your RMD Wealth Guard death benefit base.

For Series CP(R) contracts, any credit or Earnings bonus amounts added to your
Protected Benefit account, including credit or Earnings bonus amounts transferred from your Investment account, will be included in your Protected
Benefit account value when determining your RMD Wealth Guard death benefit base reset.

CALCULATING YOUR RMD WEALTH GUARD WITHDRAWAL AMOUNT. Your RMD Wealth Guard
withdrawal amount will be calculated based on the account value in your
Protected Benefit account variable investment options as of December 31st in the calendar year you turn age 701/2 and calculated each calendar year thereafter as of December 31st. This calculation includes the actuarial present value of your RMD Wealth Guard death benefit. This is because certain provisions of the Treasury Regulations require that the actuarial present value of additional annuity contract benefits, such as guaranteed benefits like the
RMD Wealth Guard death benefits, be added to the account value for purposes of calculating account-based annual required minimum distributions from individual retirement annuity contracts. See "Required minimum distributions" in the "Tax information" section of the Prospectus for more information.

Your RMD Wealth Guard withdrawal amount will be determined using the RMD rules and life expectancy and distribution tables in effect on December 31, 2014. In the event that tax reform measures change those RMD requirements, unless we agree otherwise, we will not allow your RMD Wealth Guard withdrawal amount to be greater than the RMD Wealth Guard withdrawal amount calculated using the IRS
RMD rules that were in effect on December 31, 2014. As a result of us reserving this right, in the event that future IRS rule changes require you to take RMD withdrawals that are greater than the RMD amount calculated using the IRS RMD rules that were in effect on December 31, 2014 and we do not agree to this change, you would have to satisfy your RMD requirements from other retirement sources or, if you do not have other retirement sources, you would have to take an additional RMD withdrawal amount from this contract, which would be treated an Excess RMD withdrawal. That Excess RMD withdrawal would reduce your RMD
Wealth Guard death benefit base on a pro rata basis. Please refer to the section "How withdrawals effect your Guaranteed benefits" later in this
Prospectus.

Please note that your RMD Wealth Guard withdrawal amount will be zero:

..   in each year prior to the calendar year in which you turn age 701/2; and

..   during your first contract year, even if you turn age 701/2 during that year.

WITHDRAWALS PRIOR TO AGE 701/2 OR DURING YOUR FIRST CONTRACT YEAR. Withdrawals
from your Protected Benefit account prior to the calendar year in which you turn age 701/2 are treated as Excess RMD withdrawals and reduce your RMD Wealth
Guard death benefit base on a pro rata basis (including any applicable withdrawal charges). Withdrawals from your Protected Benefit account prior to your first contract date anniversary will also reduce your RMD Wealth Guard death benefit base on a pro rata basis (including any applicable withdrawal charges) even if you turn age 701/2 during that calendar year. Reduction on a pro rata basis means that we calculate the percentage of your Protected Benefit account value that is being withdrawn and we reduce your RMD Wealth Guard death benefit base by the same percentage. THIS PRO RATA REDUCTION TO THE RMD WEALTH
GUARD DEATH BENEFIT BASE COULD BE GREATER THAN THE DOLLAR AMOUNT OF THE
WITHDRAWAL AND COULD SIGNIFICANTLY REDUCE OR ELIMINATE THE VALUE OF THE RMD
WEALTH GUARD DEATH BENEFIT. For an example of how a pro rata reduction works, see Appendix VII later in this Prospectus.

Withdrawals from the Protected Benefit account:

..   prior to the calendar year in which you turn age 701/2; or

..   during your first contract year, even if you turn age 701/2 during the calendar year in which your first contract date anniversary falls will not stop your RMD Wealth Guard death benefit base from resetting.

As discussed in "Resets" above, the last reset of the RMD Wealth Guard death benefit base will be the earlier of the contract date anniversary following your first RMD withdrawal from the Protected Benefit account or the contract date anniversary following your 85th birthday.

WITHDRAWALS AT OR AFTER AGE 701/2. After your first contract date anniversary, withdrawals made from your Protected Benefit account beginning with the calendar year in which you turn age 701/2 will be treated as RMD Wealth Guard withdrawals and will count towards your RMD Wealth Guard withdrawal amount.
Withdrawals from the Protected Benefit account up to your RMD Wealth Guard withdrawal amount will not reduce your RMD Wealth Guard death benefit base. The portion of a withdrawal from your Protected Benefit account that exceeds your
RMD Wealth Guard withdrawal amount for the calendar year will be treated as an
Excess RMD withdrawal. An Excess RMD withdrawal will reduce your RMD Wealth
Guard death benefit base on a pro rata basis. A PRO RATA REDUCTION TO YOUR RMD
WEALTH GUARD DEATH BENEFIT BASE COULD BE GREATER THAN THE DOLLAR AMOUNT OF THE
WITHDRAWAL AND COULD SIGNIFICANTLY REDUCE OR ELIMINATE THE VALUE OF YOUR RMD
WEALTH GUARD DEATH BENEFIT.

Please note that any withdrawals from your Protected Benefit account, including withdrawals taken up to the RMD Wealth Guard withdrawal amount, will reduce your Protected Benefit account value. Withdrawal charges are waived for RMD
Wealth Guard withdrawals, but will count towards the free withdrawal limit.
These withdrawals are subject to tax. See "Free withdrawal amount" in "Charges and expenses" later in this Prospectus.

If you elect the RMD Wealth Guard withdrawal service, you can elect to take RMD withdrawals from your Protected Benefit account value and Investment account value. If you elect to use our RMD Wealth Guard withdrawal service or our
Automatic RMD withdrawal service, you will receive the required amount of RMD payments calculated for your contract for that calendar year. At the time you elect to receive RMD withdrawals, any prior RMD payments due for that calendar year will be paid as a catch-up payment. The catch-up payment is made immediately when the RMD Wealth Guard withdrawal service enrollment is processed. Thereafter, RMD payments will begin on the date and at the frequency you elect.

                                      56

                        CONTRACT FEATURES AND BENEFITS

For example, in the calendar year that you turn age 701/2, if you enroll in our
RMD Wealth Guard withdrawal service in July of that year and requested to receive monthly RMD payments, you would receive the catch-up payment due for
January through June in a lump sum on the date the enrollment is processed and the July RMD monthly payment on the date that you specified on the RMD Wealth
Guard withdrawal service Form. If you take additional withdrawals from the
Protected Benefit account while you are currently taking RMD payments under our
RMD Wealth Guard withdrawal service, those RMD payments from the Protected
Benefit account will be reduced by those withdrawals. If you delay your first
RMD withdrawal until after the calendar year you turn age 701/2, but no later than April 1st of the following calendar year, we will pay you a catch-up payment at the time you elected to receive RMD withdrawals, which will include any prior RMD payments due for that calendar year plus the entire RMD amount due from the prior year. The catch-up payment is made immediately when the RMD
Wealth Guard withdrawal service enrollment is processed. Thereafter, RMD payments will begin on the date and at the frequency you elect. In that event, your RMD Wealth Guard death benefit base would not reset after your first RMD withdrawal.

For more information about the RMD Wealth Guard withdrawal service, please refer to "RMDs for Traditional IRA and SEP IRA contracts with the RMD Wealth
Guard death benefit" in "Accessing your money" later in this Prospectus.

If you take withdrawals from your Protected Benefit account during a calendar year in which you are receiving RMD payments under our Automatic RMD service or our RMD Wealth Guard withdrawal service, once the total amount of your withdrawals in that calendar year reach your RMD Wealth Guard withdrawal amount, your RMD Wealth Guard withdrawals will be suspended until the next calendar year. Additional withdrawals from the Investment account value will not suspend RMD Wealth Guard withdrawals under our Automatic RMD service or our
RMD Wealth Guard withdrawal service.

For additional examples of how withdrawals affect your RMD Wealth Guard death benefit base, see Appendix VII later in this Prospectus. For information on how
RMD payments affect your RMD Wealth Guard death benefit, see "RMDs for contracts with the RMD Wealth Guard death benefit" in "Accessing your money"
later in this Prospectus.

The RMD Wealth Guard withdrawal service is not available under QPDC contracts. If you elect the RMD Wealth Guard death benefit for a QPDC contract, all withdrawals from your Protected Benefit account will reduce the RMD Wealth
Guard death benefit base on a pro rata basis and will be subject to any applicable withdrawal charges until the QPDC contract is converted to an IRA.
After you convert the QPDC contract to an IRA contract you can elect the RMD
Wealth Guard withdrawal service. A qualified plan participant, upon separation from service, may directly roll-over an eligible rollover distribution from the plan by converting the QPDC contract into an otherwise identical IRA contract which retains the RMD Wealth Guard death benefit. In that case, the RMDs can be taken without reducing the RMD Wealth Guard death benefit base. You should not elect the RMD Wealth Guard death benefit under a QPDC contract unless you intend to convert to an IRA prior to taking RMDs. See Appendix II, "Purchase considerations for QP participants".

RMDs are not required to be withdrawn from a Roth IRA during your lifetime.
Therefore, if you are considering converting your traditional IRA to a Roth
IRA, prior to converting your IRA to a Roth IRA, you must drop the RMD Wealth
Guard death benefit. For information on dropping this benefit, see "Dropping or changing your Guaranteed benefits" in "Contract features and benefits", later in this prospectus and under Appendix I.

The RMD Wealth Guard death benefit is only available for traditional IRA, SEP and QPDC contracts.

RMD WEALTH GUARD REFUND FEATURE

If you elected the RMD Wealth Guard death benefit and your Protected Benefit account value falls to zero before the owner's death, your RMD Wealth Guard death benefit terminates and we will refund 10% of the total of (a) minus (b), where:

(a)equals your total contributions and transfers to the Protected Benefit account; and

(b)equals the total dollar amount of any Excess RMD withdrawals you have taken.

For example, assume that at the time your Protected Benefit account value fell to zero, your total contributions and transfers to the Protected Benefit account were $100,000 and you had taken a total of $10,000 in Excess RMD withdrawals. You will receive a refund equal to 10% of $90,000 ($100,000 -
$10,000), or $9,000.

For Series CP(R) contracts, any credit or Earnings bonus amounts added to your
Protected Benefit account, including credit or Earnings bonus amounts transferred from your Investment account, are not included in part (a) of the formula for calculating your RMD Wealth Guard Refund.

We will pay you the amount of any RMD Wealth Guard Refund as a lump sum. In certain circumstances, you may be able to roll over this payment into another
IRA. Please consult your tax adviser. Also, please see "Withdrawals, payments and transfers of funds out of traditional IRAs" in the "Tax Information"
section of this Prospectus for more information about possible tax consequences of any distribution from your contract.

If your Protected Benefit account falls to zero, your contract will also terminate unless you have amounts allocated to the Investment account. In this case, you will receive the RMD Wealth Guard Refund as a lump sum, your contract will continue and any remaining RMD payments will continue uninterrupted from your Investment account, beginning in the calendar year in which your Protected
Benefit account falls to zero.

"GREATER OF" DEATH BENEFIT

Your "Greater of" death benefit has a benefit base. The benefit base is not an account value or cash value. It is equal to the greater of:

..   The benefit base computed for the Highest Anniversary Value death benefit
    (described above); and

..   The GMDB Roll-up benefit base.

The GMDB Roll-up benefit base is used only in connection with the "Greater of"
death benefit. It is equal to:

..   Your initial contribution and any subsequent contributions to the Protected
    Benefit account variable investment options, either directly or through a
    Special DCA program; plus

..   Any amounts contributed to a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options; plus

..   Any amounts transferred to the Protected Benefit account variable investment options; less

..   A deduction that reflects any "Excess withdrawal" amounts (plus any applicable withdrawal charges); plus

                                      57

                        CONTRACT FEATURES AND BENEFITS

..   During the GMDB Roll-up period, the "Deferral Roll-up amount" (if applicable) or, beginning in the year in which you take your first withdrawal, any "Annual Roll-up amount" reduced by any withdrawals up to the Annual withdrawal amount (withdrawal charges do not apply to amounts withdrawn up to the Annual withdrawal amount); less

..   After the GMDB Roll-up period ends, the dollar amount of any withdrawals up to the Annual withdrawal amount.

A withdrawal from your Protected Benefit account that exceeds the Annual withdrawal amount is an Excess withdrawal. (Special rules apply to RMDs, however, if you enroll in our Automatic RMD service. See "RMDs for contracts with GMIB" in "Accessing your money".) An Excess withdrawal will reduce your
GMDB Roll-up benefit base on a pro rata basis. (Withdrawal charges do not apply to amounts withdrawn up to the Annual withdrawal amount.)

--------------------------------------------------------------------------------
EITHER THE DEFERRAL ROLL-UP AMOUNT OR THE ANNUAL ROLL-UP AMOUNT IS CREDITED TO
THE GMDB ROLL-UP BENEFIT BASE ON EACH CONTRACT DATE ANNIVERSARY. THESE AMOUNTS
ARE CALCULATED USING YOUR GMDB ROLL-UP BENEFIT BASE ON THE PRECEDING CONTRACT
DATE ANNIVERSARY, THE APPLICABLE ROLL-UP RATE UNDER YOUR CONTRACT,
CONTRIBUTIONS AND TRANSFERS TO THE PROTECTED BENEFIT ACCOUNT DURING THE
CONTRACT YEAR AND, FOR THE ANNUAL ROLL-UP AMOUNT, ANY WITHDRAWALS UP TO THE
ANNUAL WITHDRAWAL AMOUNT DURING THE CONTRACT YEAR. A WITHDRAWAL FROM YOUR
PROTECTED BENEFIT ACCOUNT IN EXCESS OF THE ANNUAL WITHDRAWAL AMOUNT IS AN
EXCESS WITHDRAWAL. AN EXCESS WITHDRAWAL WILL REDUCE YOUR GMDB BENEFIT BASE ON A
PRO RATA BASIS. SPECIAL RULES APPLY IF YOU ARE REQUIRED TO TAKE RMD WITHDRAWALS
AND ENROLL IN OUR AUTOMATIC RMD SERVICE. THE CALCULATION OF BOTH THE DEFERRAL
ROLL-UP AMOUNT AND THE ANNUAL ROLL-UP AMOUNT ARE DISCUSSED LATER IN THIS
SECTION.
--------------------------------------------------------------------------------

In order to elect the "Greater of" death benefit, you must also elect the GMIB.
Beginning with the contract year in which you fund your Protected Benefit account and until the GMDB Roll-up period ends, if your Lifetime GMIB payments under the GMIB have not begun, you may withdraw up to your Annual withdrawal amount without reducing your GMDB Roll-up benefit base. However, these same withdrawals will reduce the Annual Roll-up amount that would otherwise be applied to your GMDB Roll-up benefit base at the end of the year. Remember that the Roll-up amount applicable under your contract does not become part of your
GMDB Roll-up benefit base until the end of the contract year. THE PORTION OF
ANY WITHDRAWAL IN EXCESS OF YOUR ANNUAL WITHDRAWAL AMOUNT WILL REDUCE YOUR GMDB
ROLL-UP BENEFIT BASE ON A PRO RATA BASIS. SEE "ANNUAL WITHDRAWAL AMOUNT AND
YOUR GMDB ROLL-UP BENEFIT BASE" LATER IN THIS SECTION. (Special rules apply if you enroll in our Automatic RMD service.)

EFFECT OF OWNER'S DEATH. If the GMDB Roll-up period had not ended, the GMDB
Roll-up benefit base stops rolling up on the date of the contract owner's death. The date of death will be used to calculate the pro-rated amount by which the GMDB Roll-up benefit base is increased for that contract year. The
GMDB Roll-up benefit base will be reduced by the dollar amount of any withdrawals taken up to the Annual withdrawal amount calculated for the contract year in which the owner's death occurs, even if those withdrawals exceed the pro-rated roll-up amount.

EXAMPLE: Assume the Annual withdrawal amount calculated for the contract year in which the owner's death occurs was $5,000, and the owner withdrew $4,000 prior to the date of death. Assume further that, based on the date of death, the pro-rated roll-up amount for that contract year is $3,000. The GMDB Roll-up benefit base on the date of death will be: (a) increased by $3,000 (the pro-rated roll-up amount); (b) reduced by $3,000 (the portion of the total withdrawals for the year up to the pro-rated roll-up amount); and (c) further reduced by $1,000 (the portion of the Annual withdrawal amount withdrawn in excess of the pro-rated roll-up amount).

Unless you decline or elect a different annual reset option, you will be enrolled in the automatic annual reset program and your GMDB Roll-up benefit base will automatically reset to equal the Protected Benefit account value, if higher, on every contract date anniversary from your contract issue date up to the contract date anniversary following your 80th birthday or contract maturity date, if earlier. See "Annual reset options" earlier in this section. The GMDB
Roll-up benefit base reset is described in more detail below.

For more information, see "Annual Roll-up amount and Annual GMDB Roll-up benefit base adjustment" later in this Prospectus.

From time to time, we may offer you some form of payment or incentive in return for terminating or modifying certain guaranteed benefits. See "Guaranteed benefit offers" later in this section for more information.

                              -------------------

ANNUAL ROLL-UP RATE

The Annual Roll-up rate is used to calculate amounts credited to your GMDB
Roll-up benefit base for the contract year in which the first withdrawal is made from your Protected Benefit account and all subsequent contract years. THE
ANNUAL ROLL-UP RATE USED FOR THE ROLL-UP COMPONENT OF THE "GREATER OF" DEATH
BENEFIT IS ALWAYS THE SAME AS THE ANNUAL ROLL-UP RATE UNDER YOUR GMIB. See
"Annual Roll-up Rate" under "Guaranteed minimum income benefit" for more information.

During the first seven years of your contract, an initial Annual Roll-up rate applies to your contract, as discussed in "Initial Roll-up rates" below. After the initial Annual Roll-up rate expires, the renewal Annual Roll-up rate applies. See "Renewal rates" below.

The Deferral Roll-up rate is used to calculate amounts credited to your GMDB
Roll-up benefit base in the contract years prior to the first withdrawal from your Protected Benefit account. PLEASE NOTE: THE ANNUAL ROLL-UP RATE AND THE
DEFERRAL ROLL-UP RATE MAY BE THE SAME.

DEFERRAL ROLL-UP RATE

The Deferral Roll-up rate is used to calculate amounts credited to your GMDB
Roll-up benefit base through the end of the contract year that precedes the contract year in which the first withdrawal is made from your Protected Benefit account.

Beginning in the first contract year in which you fund your Protected Benefit account, the Roll-up amount credited to your GMDB Roll-up benefit base at the end of the contract year (the "Deferral Roll-up amount") will be calculated using the Deferral Roll-up rate. Once you take a withdrawal from your Protected
Benefit account, the Deferral Roll-up amount will not be credited at the end of the contract year in which the withdrawal was taken and will no longer apply for the life of the contract. Instead, the Annual Roll-up amount will be credited. THE DEFERRAL ROLL-UP RATE USED FOR THE ROLL-UP COMPONENT OF THE
"GREATER OF" DEATH BENEFIT IS ALWAYS THE SAME AS THE DEFERRAL ROLL-UP RATE
UNDER YOUR GMIB. See "Deferral Roll-up Rate" under "Guaranteed minimum income benefit" for more information regarding this formula. PLEASE NOTE: THE DEFERRAL
ROLL-UP RATE AND THE ANNUAL ROLL-UP RATE MAY BE THE SAME.

                                      58

                        CONTRACT FEATURES AND BENEFITS

During the first seven years of your contract, an initial Deferral Roll-up rate applies to your contract, as discussed in "Initial Roll-up rates" below. After the initial Deferral Roll-up rate expires, the renewal Deferral Roll-up rate applies. See "Renewal rates" below.

INITIAL ROLL-UP RATES. The Initial Roll-up rates we set for the GMDB Roll-up benefit base are the same as the Initial Roll-up rates we set for the GMIB and these Initial Roll-up rates will apply during the first seven contract years.
See "Initial Roll-up rates" under "Guaranteed minimum income benefit" for more information. The initial Deferral Roll-up rate and initial Annual Roll-up rate may be the same.

RATE LOCK-IN PERIOD. When you select the "Greater of" death benefit with the
GMIB, the Rate lock-in period applies to both the Annual Roll-up rate and
Deferral Roll-up under both Guaranteed benefits. See "Rate lock-in period"
under "Guaranteed minimum income benefit" for more information.

RENEWAL RATES. The renewal Roll-up rates we set for the GMDB Roll-up benefit base are the same as the renewal rates we set for the GMIB. For more information, see "Renewal rates" under "Guaranteed minimum income benefit." The renewal Deferral Roll-up rate and renewal Annual Roll-up rate may be equal. YOU
SHOULD NOT RELY ON THE COMPANY USING ITS DISCRETION TO SET A RENEWAL DEFERRAL
ROLL-UP RATE OR A RENEWAL ANNUAL ROLL-UP RATE HIGHER THAN THE MINIMUM
GUARANTEED RATE.

NOTIFICATION OF RENEWAL RATES. If you elected the "Greater of" death benefit at issue, the Rate Sheet Supplements will indicate the Initial Roll-up rates that will apply for the first seven years of your contract. These rates may not be the same rates that were illustrated prior to your purchase of the contract. If you choose to fund your "Greater of" death benefit (and your GMIB) after the
Initial Roll-up rates have expired, you can contact a Customer Service
Representative to find out the current Annual Roll-up rate and if applicable,
Deferral Roll-up rate for your contract. In addition, your annual statement of contract values will show your current Renewal rates as well as the previous year's Annual Roll-up rate or Deferral Roll-up rate (whichever applies) for your contract. The information can also be found online, through your Online
Account Access.

ANNUAL ROLL-UP AMOUNT AND ANNUAL GMDB ROLL-UP BENEFIT BASE ADJUSTMENT

The Annual Roll-up amount is an amount credited to your GMDB Roll-up benefit base on each contract date anniversary after you first take a withdrawal from your Protected Benefit account. The Annual Roll-up amount adjustment to your
GMDB Roll-up benefit base is the primary way to increase the value of the GMDB
Roll-up component of your "Greater of" death benefit base. This amount is calculated by taking into account your GMDB Roll-up benefit base from the preceding contract date anniversary, the Annual Roll-up rate under your contract, contributions and transfers to the Protected Benefit account during the contract year and any withdrawals up to the Annual withdrawal amount during the contract year. The crediting of any Annual Roll-up amount ends on the last day of the GMDB Roll-up period.

Your initial Annual Roll-up amount for the contract year in which you first fund the Protected Benefit account is calculated as follows:

..   The amount of your initial contribution to the Protected Benefit account, multiplied by:

..   The Annual Roll-up rate that was in effect on the date of your initial contribution to the Protected Benefit account; less

..   Any withdrawals up to the Annual withdrawal amount resulting in a dollar-for-dollar reduction of the Annual Roll-up amount; plus

..   A pro-rated Roll-up amount for any additional contribution to the Protected
    Benefit account variable investment options during the contract year; plus

..   A pro-rated Roll-up amount for any transfer from the Investment account and/or Guaranteed interest option to the Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Roll-up amount for any contribution amounts made during the contract year to a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options during the contract year.

Your Annual Roll-up amount at the end of each subsequent contract year is calculated as follows:

..   Your GMDB Roll-up benefit base on the preceding contract date anniversary, multiplied by:

..   The Annual Roll-up rate that was in effect on the first day of the contract year; less

..   Any withdrawals up to the Annual withdrawal amount resulting in a dollar-for-dollar reduction of the Annual Roll-up amount; plus

..   A pro-rated Roll-up amount for any contribution to the Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Roll-up amount for any transfer from the Investment account variable investment options and/or Guaranteed interest option to the
    Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Roll-up amount for any contribution amounts to a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options during the contract year.

A PRO-RATED ROLL-UP AMOUNT IS BASED ON THE NUMBER OF DAYS REMAINING IN THE
CONTRACT YEAR AFTER THE CONTRIBUTION OR TRANSFER.

In the event of your death, a pro-rated portion of the Roll-up amount will be added to the GMDB Roll-up benefit base.

WITHDRAWALS IN EXCESS OF THE ANNUAL WITHDRAWAL AMOUNT ARE EXCESS WITHDRAWALS
AND MAY HAVE A HARMFUL EFFECT ON YOUR GMDB ROLL-UP BENEFIT BASE AND "GREATER
OF" DEATH BENEFIT. A withdrawal in excess of your Annual withdrawal amount will always reduce your GMDB Roll-up benefit base on a pro rata basis. (Special rules apply if you are required to take RMD withdrawals and enroll in the
Automatic RMD service.) After the GMDB Roll-up Period ends, withdrawals will reduce your GMDB Roll-up benefit base on a dollar-for-dollar basis up to your
Annual withdrawal amount. For more information, see "How withdrawals affect your Guaranteed benefits" later in this section.

DEFERRAL ROLL-UP AMOUNT AND ANNUAL GMDB ROLL-UP BENEFIT BASE ADJUSTMENT

The Deferral Roll-up amount is an amount credited to your GMDB Roll-up benefit base on each contract date anniversary provided you have never taken a withdrawal from your Protected Benefit account.

                                      59

                        CONTRACT FEATURES AND BENEFITS

This amount is calculated by taking into account your GMDB Roll-up benefit base from the preceding contract date anniversary, the applicable Deferral Roll-up rate under your contract, and contributions and transfers to the Protected
Benefit account during the contract year. The Deferral Roll-up amount adjustment to your GMDB Roll-up benefit base is the primary way to increase the value of the GMDB Roll-up component of your "Greater of" death benefit base.
The crediting of any Deferral Roll-up amount ends on the last day of the GMDB
Roll-up period.

Your Deferral Roll-up amount for the contract year in which you first funded the Protected Benefit account is calculated as follows:

..   The amount of your initial contribution to the Protected Benefit account, multiplied by:

..   The Deferral Roll-up rate that was in effect on the date of your initial contribution to the Protected Benefit account; less

..   A pro-rated Deferral Roll-up amount for any additional contribution to the
    Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Deferral Roll-up amount for any transfer from the Investment account and/or Guaranteed interest option to the Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Deferral Roll-up amount for any contributions made during the contract year to a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options during the contract year.

Your Deferral Roll-up amount at the end of each subsequent contract year is calculated as follows:

..   your GMDB Roll-up benefit base on the preceding contract date anniversary, multiplied by:

..   the Deferral Roll-up rate that was in effect on the first day of the contract year; plus

..   A pro-rated Deferral Roll-up amount for any contribution to the Protected
    Benefit account variable investment options during the contract year; plus

..   A pro-rated Deferral Roll-up amount for any transfer from the Investment account and/or Guaranteed interest option to the Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Deferral Roll-up amount for any contribution amounts made during the contract year to a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options during the contract year.

A PRO-RATED DEFERRAL ROLL-UP AMOUNT IS BASED ON THE NUMBER OF DAYS IN THE
CONTRACT YEAR AFTER THE CONTRIBUTION OR TRANSFER.

In the event of your death, a pro-rated portion of the Deferral Roll-up amount calculated as of the date of death will be added to the GMDB Roll-up benefit base.

Any withdrawals taken during the contract year prior to the date of death that exceed the pro rated Annual withdrawal amount as of that date will reduce the
GMDB Roll-Up benefit base on a dollar-for-dollar basis.

For example, assume the Annual withdrawal amount for the contract year in which the owner's death occurs is $5,000. If the full $5,000 is withdrawn and the owner subsequently dies after 6 months, the pro-rated Annual withdrawal amount for that year is $2,500, so $2,500 will be deducted from the GMDB Roll-up benefit base.

GMDB ROLL-UP BENEFIT BASE RESET

THIS SECTION DESCRIBES HOW THE GMDB ROLL-UP BENEFIT BASE RESET WORKS IN
CONNECTION WITH THE CALCULATION OF YOUR "GREATER OF" DEATH BENEFIT.

Unless you decline or elect a different annual reset option, you will be enrolled in the automatic annual reset program and your GMDB Roll-up benefit base will automatically reset to equal the Protected Benefit account value, if higher, on every contract date anniversary from your contract date, up to the contract date anniversary following your 80th birthday or contract maturity date, if earlier. See "Annual reset options" earlier in this section.

For Series CP(R) contracts, on your contract date anniversary any credit or
Earnings bonus amounts that are part of your Protected Benefit account value are included in the calculation of your GMDB Roll-up benefit base reset. If you are eligible for an Earnings bonus on your contract date anniversary, the amount of the Earnings bonus will be credited to your Total account value after any reset is calculated. If a reset occurs, your Guaranteed benefit base(s)
will not be increased by amounts associated with the Earnings bonus on that contract date anniversary.

If a reset is not applicable on your contract date anniversary, the GMDB
Roll-up benefit base will not be eligible to be reset again until the next contract date anniversary. For jointly-owned contracts, eligibility to reset the GMDB Roll-up benefit base is based on the age of the older owner. For non-naturally owned contracts, eligibility is based on the age of the annuitant or older joint annuitant.

We will send you a notice in each year that the GMDB Roll-up benefit base is eligible to be reset. If you are not enrolled in either the automatic annual reset program or the automatic customized reset program you will have 30 days from your contract date anniversary to request a reset. At any time, you may choose one of the three available reset methods: one-time reset option, automatic annual reset program or automatic customized reset program. The procedures for choosing a reset method are the same procedures described under
"GMIB benefit base reset" earlier in this section.

The total dollar amount charged on future contract date anniversaries may increase as a result of the reset, even if the charge for the "Greater of"
death benefit has not been increased, since the charges may be applied to a higher "Greater of" death benefit base than would have been otherwise applied.
See "Charges and expenses" later in this Prospectus for more information.

ROLL-UP PERIOD

Your GMDB Roll-up benefit base starts rolling up on the date you first fund your Protected Benefit account and stops rolling up on the date that is the earlier of (a) the 20th contract date anniversary that occurs after the date you first fund the Protected Benefit Account and (b) the contract date anniversary following the owner's (or older joint owner's, if applicable) 80th birthday.

--------------------------------------------------------------------------------

GMDB ROLL-UP PERIOD -- THE PERIOD DURING WHICH THE GMDB ROLL-UP BENEFIT BASE
INCREASES (OR "ROLLS UP") ANNUALLY BY AN AMOUNT

                                      60

                        CONTRACT FEATURES AND BENEFITS

DETERMINED BY THE DEFERRAL ROLL-UP RATE OR ANNUAL ROLL-UP RATE, AS APPLICABLE.
THE GMDB ROLL-UP PERIOD COMMENCES ON THE DATE YOU FIRST FUND THE PROTECTED
BENEFIT ACCOUNT AND ENDS ON THE DATE THAT IS THE EARLIER OF (A) THE 20TH
CONTRACT DATE ANNIVERSARY THAT OCCURS AFTER THE DATE YOU FIRST FUND THE
PROTECTED BENEFIT ACCOUNT AND (B) THE CONTRACT DATE ANNIVERSARY FOLLOWING THE
OWNER'S (OR OLDER JOINT OWNER'S, IF APPLICABLE) 80TH BIRTHDAY. IF YOU FIRST
FUND THE PROTECTED BENEFIT ACCOUNT (A) ON EITHER THE CONTRACT ISSUE DATE OR A
SUBSEQUENT CONTRACT DATE ANNIVERSARY AND (B) PRIOR TO YOUR 61ST BIRTHDAY, THE
GMDB ROLL-UP PERIOD WILL BE A FULL 20 YEARS.
--------------------------------------------------------------------------------
The GMDB Roll-up period can be a full 20 years. However, because the GMDB
Roll-up period always ends on a contract date anniversary, your GMDB Roll-up period may be less than 20 years if you first fund the Protected Benefit account on a date other than your contract date anniversary. TO ENSURE YOUR
GMDB ROLL-UP BENEFIT BASE ROLLS UP FOR 20 COMPLETE YEARS, YOU SHOULD FIRST FUND
YOUR GMDB ROLL-UP BENEFIT BASE (A) ON EITHER THE CONTRACT ISSUE DATE OR A
SUBSEQUENT CONTRACT DATE ANNIVERSARY AND (B) PRIOR TO YOUR 61/ST/ BIRTHDAY.

During the GMDB Roll-up period, additional contributions or transfers to the
Protected Benefit account are added to your GMDB Roll-up benefit base on the date they are made and included in the applicable roll-up calculation. However, these amounts are not assigned a separate GMDB Roll-up period and will stop rolling up on the last day of the GMDB Roll-up period that was determined when you first funded the Protected Benefit account.

After the GMDB Roll-up period ends, your GMDB Roll-up benefit base will no longer roll up but can still increase by the amount of any additional contributions to the Protected Benefit account, if permitted, and through operation of the reset feature. See "GMDB Roll-up benefit base reset" earlier in this section for more information.

ANNUAL WITHDRAWAL AMOUNT AND YOUR GMDB ROLL-UP BENEFIT BASE

WITHDRAWALS UP TO YOUR ANNUAL WITHDRAWAL AMOUNT AFFECT YOUR GMDB ROLL-UP
BENEFIT BASE EXACTLY THE SAME WAY AS THEY AFFECT YOUR GMIB BENEFIT BASE DURING
THE GMDB ROLL-UP PERIOD. Beginning with the contract year in which you first fund your Protected Benefit account and prior to the end of the GMDB Roll-up period, if Lifetime GMIB payments have not begun, you may withdraw up to your
Annual withdrawal amount without reducing your GMDB Roll-up benefit base.

IT IS IMPORTANT TO NOTE THAT WITHDRAWALS IN EXCESS OF YOUR ANNUAL WITHDRAWAL
AMOUNT WILL HAVE A HARMFUL EFFECT ON YOUR GMDB ROLL-UP BENEFIT BASE AND YOUR
"GREATER OF" DEATH BENEFIT. An Excess withdrawal reduces your GMDB Roll-up benefit base on a pro rata basis. A withdrawal that causes your Protected
Benefit account value to go to zero will terminate your "Greater of" death benefit.

The reduction of your GMDB Roll-up benefit base on a pro rata basis means that we calculate the percentage of your current Protected Benefit account value that is being withdrawn and we reduce your current GMDB Roll-up benefit base by the same percentage. A pro rata withdrawal will have a significant adverse effect on your GMDB Roll-up benefit base in cases where the Protected Benefit account value is less than the GMDB Roll-up benefit base. For an example of how pro rata reduction works, see "How withdrawals affect your Guaranteed benefits"
later in this section.

For contracts with non-natural owners, the GMDB Roll-up benefit base will be based on the annuitant's (or older joint annuitant's) age.
Please see Appendix III later in this Prospectus for an example of how the GMDB
Roll-up benefit base that is part of the "Greater of" Guaranteed minimum death benefit is calculated.

                              -------------------

If you change ownership of the contract, generally the Guaranteed minimum death benefit will automatically terminate, except under certain circumstances. See
"Transfers of ownership, collateral assignments, loans and borrowing" in "More information" later in this Prospectus for more information.

The Guaranteed minimum death benefits are subject to state availability and your age at contract issue. For a state-by-state description of all material variations of this contract, see Appendix V later in this Prospectus.

For contracts with non-natural owners, the available death benefits are based on the annuitant's age.

Please see both "Effect of your account values falling to zero" in "Determining your contract's value" and "How withdrawals affect your Guaranteed benefits"
later in this section and the section entitled "Charges and expenses" later in this Prospectus for more information on these Guaranteed benefits.

See Appendix III later in this Prospectus for examples of how the benefit bases for the Guaranteed minimum death benefits work.

SERIES CP(R) AND YOUR GUARANTEED BENEFIT BASES

Credit and Earnings bonus amounts are not included in your GMIB and GMDB benefit bases. If you decide to transfer amounts from your Investment account to your Protected Benefit account variable investment options, only amounts representing contributions and earnings will increase your benefit bases.
Credit and Earnings bonus amounts to your Investment account are considered transferred first, though any amount of that transfer that represents those amounts will be excluded from your Guaranteed benefit bases, except to the extent that any credit and Earnings bonus amounts are part of the Protected
Benefit account value, which is used to calculate the Highest Anniversary Value benefit base or a benefit base reset in connection with the GMIB benefit base or the GMDB Roll-up benefit base (used to calculate the "Greater of" death benefit). All transfers, however, will increase your Protected Benefit account value by the total amount of the transfer.

For example:

On December 1st, you purchase a Series CP(R) contract, make an initial contribution of $100,000 and you also elect the GMIB and the Return of
Principal death benefit. You allocate the entire $100,000 contribution to the
Investment account variable investment options and $0 to the Protected Benefit account variable investment options. In effect, you have not started to fund your Guaranteed benefits.

The credit on contributions applied to your contract is $3,000 ($100,000 x 3%), resulting in an initial Investment account value of $103,000.

On December 15th, you decide to fund your Guaranteed benefits by transferring
$10,000 to the Protected Benefit account variable investment options. After that transfer, your Protected Benefit account value would be $10,000, but your
GMIB benefit base and Return of Principal death benefit base would both be
$7,000 ($10,000 - $3,000). This is because credits to your Investment account are always considered transferred first.

                                      61

                        CONTRACT FEATURES AND BENEFITS

HOW WITHDRAWALS AFFECT YOUR GUARANTEED BENEFITS

Except as otherwise described in this section withdrawals from your Protected
Benefit account will reduce your Guaranteed benefit bases on a pro rata basis.
Reduction on a pro rata basis means that we calculate the percentage of your current Protected Benefit account value that is being withdrawn and we reduce your current Guaranteed benefit bases by the same percentage.

For example, if your Protected Benefit account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your Protected Benefit account value. If your Guaranteed benefit base was $40,000 before the withdrawal, it would be reduced by $16,000 ($40,000 X .40) and your new Guaranteed benefit base after the withdrawal would be $24,000 ($40,000 - $16,000).

If your Protected Benefit account value is greater than your Guaranteed benefit base, an Excess withdrawal will result in a reduction of your Guaranteed benefit base that will be less than the withdrawal. For example, if your
Protected Benefit account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your Protected Benefit account value. If your Guaranteed benefit base was $20,000 before the withdrawal, it would be reduced by $8,000
($20,000 X .40) and your new Guaranteed benefit base after the withdrawal would be $12,000 ($20,000 - $8,000).

A pro rata deduction means that if you take a withdrawal that reduces your
Guaranteed benefit bases on a pro rata basis and your Protected Benefit account value is less than your Guaranteed benefit base, the amount of the Guaranteed benefit base reduction will exceed the amount of the withdrawal.

For purposes of calculating the adjustment to your Guaranteed benefit bases, the amount of the withdrawal will include the amount of any applicable withdrawal charge. Using the example above, the $12,000 withdrawal would include the withdrawal amount paid to you and the amount of any applicable withdrawal charge deducted from your Protected Benefit account value. For more information on the calculation of the charge, see "Withdrawal charge" later in this Prospectus.

If you elected the GMIB with the Highest Anniversary Value death benefit or the
"Greater of" death benefit and you take a withdrawal from your Protected
Benefit account, your Highest Anniversary Value benefit base for the respective
Guaranteed minimum death benefits will be reduced on a dollar-for-dollar basis by withdrawals up to the Annual withdrawal amount, and on a pro rata basis by
Excess withdrawals (including any applicable withdrawal charges). If you take a withdrawal from your Protected Benefit account and you did not elect the GMIB with the Highest Anniversary Value death benefit, your Highest Anniversary
Value benefit base will be reduced on a pro rata basis (including any applicable withdrawal charges).

Withdrawals affect your GMIB benefit base and GMDB Roll-up benefit base, as follows:

..   Once you take a withdrawal from your Protected Benefit account, additional contributions to the Protected Benefit account are no longer permitted.
    Transfers to the Protected Benefit Account continue to be permitted until you make a subsequent contribution to the Investment account, subject to the maximum age restrictions described in "Transferring your money among investment options."

..   Beginning with the contract year in which you fund your Protected Benefit account if your Lifetime GMIB payments have not begun, withdrawals up to your Annual withdrawal amount will not reduce your GMIB benefit base.

..   Beginning with the contract year in which you fund your Protected Benefit account and until the GMDB Roll-up period ends, if your Lifetime GMIB payments have not begun, withdrawals up to your Annual withdrawal amount will not reduce your GMDB Roll-up benefit base.

..   After the GMDB Roll-up period ends, withdrawals will reduce your GMDB
    Roll-up benefit base on a dollar-for-dollar basis up to your Annual withdrawal amount.

..   The portion of a withdrawal in excess of your Annual withdrawal amount
    ("Excess withdrawal") will always reduce your GMIB benefit base and GMDB
    Roll-up benefit base on a pro rata basis. This means that once a withdrawal is taken that causes the sum of the withdrawals from your Protected Benefit account to exceed the Annual withdrawal amount, that portion of the withdrawal that exceeds the Annual withdrawal amount and any subsequent withdrawals from your Protected Benefit account in that contract year will reduce the GMIB benefit base and GMDB Roll-up benefit base on a pro rata basis.

Withdrawals affect your RMD Wealth Guard death benefit base, as follows:

..   The full amount of any withdrawal from your Protected Benefit Account taken before the calendar year in which you turn age 701/2 will reduce your RMD
    Wealth Guard death benefit base on a pro rata basis.

..   The full amount of any withdrawal from your Protected Benefit Account taken during your first contract year, even if you turn age 701/2 during that year, will reduce your RMD Wealth Guard death benefit base on a pro rata basis.

..   The portion of a withdrawal from your Protected Benefit account that exceeds your RMD Wealth Guard withdrawal amount for the calendar year will reduce your RMD Wealth Guard death benefit base on a pro rata basis. This means that once you take a withdrawal that causes the sum of the withdrawals from your Protected Benefit account to exceed your RMD Wealth
    Guard withdrawal amount, that portion of the withdrawal that exceeds the
    RMD Wealth Guard withdrawal amount, and any subsequent withdrawals from your Protected Benefit account in that calendar year, will reduce your RMD
    Wealth Guard death benefit base on a pro rata basis.

..   Other than during your first contract year, a withdrawal from your
    Protected Benefit account beginning with the calendar year in which you turn age 701/2 will be treated as a RMD Wealth Guard withdrawal and will count towards your RMD Wealth Guard withdrawal amount. Withdrawals from your Protected Benefit account up to your RMD Wealth Guard withdrawal amount will not reduce your RMD Wealth Guard death benefit base.

Please see Appendix VII later in this Prospectus for examples of how withdrawals affect your Guaranteed benefit bases. For information on how RMD payments affect your Guaranteed benefits, including the special rules that apply if you enroll in our RMD withdrawal service, see "Lifetime required minimum distribution withdrawals" in "Accessing your money" later in this
Prospectus. For information on how RMD payments affect your RMD Wealth Guard death benefit, see "RMDs for contracts with the RMD Wealth Guard death benefit"
in "Accessing your money" later in this Prospectus. For information about the
RMD Wealth Guard death benefit, see "RMD Wealth Guard death benefit" earlier in this Prospectus.

                                      62

                        CONTRACT FEATURES AND BENEFITS

DROPPING OR CHANGING YOUR GUARANTEED BENEFITS

You can drop or change your Guaranteed benefits, subject to our rules. Your ability to do so depends on whether you have funded your Protected Benefit account. If you have not funded your Protected Benefit account, we call this a
"pre-funding" drop or change. If you have funded your Protected Benefit account, we call this a "post-funding" drop. Also, in order to make a change to your Guaranteed minimum death benefit, you must meet the eligibility requirements for the new benefit. If you drop a Guaranteed benefit, you will not be permitted to add it back to your contract.

PRE-FUNDING DROP OR CHANGE

Prior to funding your Protected Benefit account, you can drop your GMIB,
Guaranteed minimum death benefit, or change your Guaranteed minimum death benefit. For contracts with the GMIB, the Guaranteed minimum death benefit generally cannot be changed without first dropping the GMIB. In Appendix I, we provide a chart that lists the possible Guaranteed benefit combinations under the Retirement Cornerstone(R) 19 contract and our rules for dropping and changing benefits prior to funding your Protected Benefit account.

POST-FUNDING DROP

If you funded your Protected Benefit account at issue and contributions to the contract are no longer subject to withdrawal charges, you have the option to drop both your GMIB and Guaranteed minimum death benefit. Also, in some cases, you can drop your GMIB and retain your Guaranteed minimum death benefit. If you funded your Protected Benefit account after issue, you generally cannot drop your Guaranteed benefit(s) until the later of: (i) the contract date anniversary following the date the Protected Benefit account was funded, and
(ii) the expiration of the period in which your contract is subject to withdrawal charges.

If you decide to drop all Guaranteed benefits post-funding, we require that you complete the administrative form we provide for this purpose. You must either take a full withdrawal of your Protected Benefit account or make a one-time transfer to the Investment account variable investment options and guaranteed interest option. The Guaranteed benefits and any applicable charges will be terminated as of the business day we receive the properly completed administrative form at our processing office. Please note that when a
Guaranteed benefit (other than the Return of Principal death benefit) is dropped on any date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year.

For contracts with the GMIB, the Guaranteed minimum death benefit cannot be dropped without first dropping the GMIB. In Appendix I, we provide a chart that lists the possible Guaranteed benefit combinations under the Retirement
Cornerstone(R) 19 contract and our rules for dropping and changing benefits if you have already funded your Protected Benefit account.

Please note that if you drop the GMIB from your contract, you may not retain the "Greater of" GMDB.

DROPPING OR CHANGING YOUR GUARANTEED BENEFITS IN THE EVENT OF A FEE CHANGE. In
the event that we exercise our contractual right to change the fee for the
GMIB, "Greater of" death benefit, or RMD Wealth Guard death benefit, you may be given a one-time opportunity to drop your Guaranteed benefits or change your
GMDB if it is not yet funded, subject to our rules. You may drop or change your
Guaranteed benefits only within 30 days of the fee change notification. If you have funded your Protected Benefit account and wish to drop your Guaranteed benefits, the requirement that all withdrawal charges have expired will be waived. See "Fee changes for the Guaranteed minimum income benefit and "Greater of" death benefit" in "Charges and expenses" and Appendix I "Dropping or changing your Guaranteed benefits" later in this Prospectus for more information.

GUARANTEED BENEFIT OFFERS

From time to time, we may offer you some form of payment or incentive in return for terminating or modifying certain guaranteed benefits. Previously, we made offers to groups of contract owners that provided for an increase in account value in return for terminating their guaranteed death or income benefits. In the future, we may make additional offers to these and other groups of contract owners.

When we make an offer, we may vary the offer amount, up or down, among the same group of contract owners based on certain criteria such as account value , the difference between account value and any applicable benefit base, investment allocations and the amount and type of withdrawals taken. For example, for guaranteed benefits that have benefit bases that can be reduced on either a pro rata or dollar-for-dollar basis, depending on the amount of withdrawals taken, we may consider whether you have taken any withdrawal that has caused a pro rata reduction in your benefit base, as opposed to a dollar-for-dollar reduction. Also, we may increase or decrease offer amounts from offer to offer.
In other words, we may make an offer to a group of contract owners based on an offer amount, and, in the future, make another offer based on a higher or lower offer amount to the remaining contract owners in the same group.

If you accept an offer that requires you to terminate a guaranteed benefit, we will no longer charge you for it, and you will not be eligible for any future offers related to that type of guaranteed benefit, even if such future offer would have included a greater offer amount or different payment or incentive.

INHERITED IRA BENEFICIARY CONTINUATION CONTRACT

(NOT AVAILABLE FOR SERIES CP(R) CONTRACTS)

THE INHERITED IRA BENEFICIARY CONTINUATION CONTRACT IS INTENDED TO PROVIDE
OPTIONS TO BENEFICIARIES IN COMPLYING WITH FEDERAL INCOME TAX RULES. THERE ARE
A NUMBER OF LIMITATIONS ON WHO CAN PURCHASE THE CONTRACT, HOW THE CONTRACT IS
PURCHASED, AND THE FEATURES THAT ARE AVAILABLE UNDER THE CONTRACT. A
PROSPECTIVE PURCHASER SHOULD SEEK TAX ADVICE BEFORE MAKING A DECISION TO
PURCHASE THE CONTRACT.

We offer the Inherited IRA beneficiary continuation contract to eligible beneficiaries under individual retirement arrangements (traditional or Roth)
where the original individual retirement account or annuity was not issued by
AXA Equitable. The beneficiary may want to change the investments of the
"original IRA" inherited from the now-deceased IRA owner, but must take post-death required minimum distribution ("RMD") payments from an IRA that was inherited. The Inherited IRA beneficiary continuation contract has provisions intended to meet post-death RMD rules, which are similar to those of the
Beneficiary continuation option ("BCO") restricted to eligible beneficiaries of contracts issued by AXA Equitable. See "Beneficiary continuation option for traditional IRA and Roth IRA contracts only" under "Beneficiary continuation option" in "Payment

                                      63

                        CONTRACT FEATURES AND BENEFITS

of death benefit" later in this Prospectus. Further, since the Inherited IRA beneficiary continuation contract is intended to replace the investment originally selected by the now-deceased IRA owner, a prospective purchaser should carefully consider the features and investments available under the
Inherited IRA beneficiary continuation contract, and the limitations and costs under the contract in comparison with the existing arrangement before making any purchase decision. Finally, the contract may not be available in all states. Please speak with your financial professional for further information.

WHO CAN PURCHASE AN INHERITED IRA BENEFICIARY CONTINUATION CONTRACT

The Inherited IRA beneficiary continuation contract is offered only to beneficiaries of non-AXA Equitable contracts as follows:

..   beneficiaries of IRAs who are individuals ("IRA beneficiaries"); and

..   eligible non-spousal individual beneficiaries of deceased plan participants in qualified plans, 403(b) plans and governmental employer 457(b) plans
    ("Non-spousal Applicable Plan beneficiaries"). The purpose is to enable such beneficiaries to elect certain post-death RMD payment choices available to them under federal income tax rules, which may not be offered under the Applicable Plan.

Certain trusts with only individual beneficiaries are treated as individuals and are eligible to purchase the Inherited IRA beneficiary continuation contract if such trust is either an IRA beneficiary or a Non-spousal Applicable
Plan beneficiary.

HOW AN INHERITED IRA BENEFICIARY CONTINUATION CONTRACT IS PURCHASED

IRA BENEFICIARY. A traditional Inherited IRA beneficiary continuation contract can only be purchased by a direct transfer of the beneficiary's interest under the deceased owner's original traditional IRA. An Inherited Roth IRA beneficiary continuation contract can only be purchased by a direct transfer of the beneficiary's interest under the deceased owner's original Roth IRA. In this discussion, "you" refers to the owner of the Inherited IRA beneficiary continuation contract. The owner of the Inherited IRA beneficiary continuation contract owns the contract in his/her capacity as beneficiary of the original traditional or Roth IRA, and not in his/her own right. For this reason, the contract must also contain the name of the deceased owner.

NON-SPOUSAL APPLICABLE PLAN BENEFICIARY. In the case of a non-spousal beneficiary under a deceased plan participant's Applicable Plan, the Inherited
IRA can only be purchased by a direct rollover of the death benefit under the
Applicable Plan. In this discussion, "you" refers to the owner of the Inherited
IRA beneficiary continuation contract. The owner of the Inherited IRA beneficiary continuation contract owns the contract in his/her capacity as beneficiary of the deceased plan participant, and not in his/her own right. For this reason, the contract must also contain the name of the deceased plan participant. In this discussion, references to "deceased owner" include
"deceased plan participant"; references to "original IRA" include "the deceased plan participant's interest or benefit under the Applicable Plan", and references to "individual beneficiary of a traditional IRA" include "individual non-spousal beneficiary under an Applicable Plan."

LIMITATIONS ON CERTAIN FEATURES UNDER THE INHERITED IRA BENEFICIARY
CONTINUATION CONTRACT

This contract is intended only for beneficiaries who want to take payments at least annually over their life expectancy. These payments generally must begin no later than December 31st of the calendar year following the year the deceased owner died. Beneficiaries who do not want to take annual scheduled payments and want to wait until the 5th year after death to withdraw the entire amount of the Inherited IRA funds should not purchase this contract. Because of the contract's focus on payments, certain features noted below more suitable to long-term accumulation vehicles are not available under this contract.

WHEN THE INHERITED IRA BENEFICIARY CONTINUATION CONTRACT IS OWNED BY AN IRA
BENEFICIARY:

..   The Inherited IRA beneficiary continuation contract can be purchased even though you have already begun taking post-death RMD payments of your interest as a beneficiary from the deceased owner's original IRA. You should discuss with your own tax adviser when payments must begin or must be made.

..   The initial contribution must be a direct transfer from the deceased owner's original IRA and is subject to minimum contribution amounts. See
    Appendix VIII later in this Prospectus for more information.

..   Any subsequent contribution must be direct transfers of your interest as a beneficiary from another IRA with a financial institution other than AXA
    Equitable, where the deceased owner is the same as under the original IRA contract.

..   The Inherited IRA contract is designed to pay you at least annually (but you can elect to receive payments monthly or quarterly). Payments are generally made over your life expectancy determined in the calendar year after the deceased owner's death and determined on a term certain basis. If you maintain another IRA of the same type (traditional or Roth) of the same deceased owner and you are also taking distributions over your life from that inherited IRA, you may qualify to take an amount from that other inherited IRA which would otherwise satisfy the amount required to be distributed from the AXA Equitable Inherited IRA contract. If you choose not to take a payment from your Inherited IRA contract in any year, you must notify us in writing before we make the payment from the Inherited IRA contract, and we will not make any future payment unless you request in writing a reasonable time before we make such payment. If you choose to take a required payment from another inherited IRA, you are responsible for calculating the appropriate amount and reporting it on your income tax return. Please feel free to speak with your financial professional, or call our processing office, if you have any questions.

WHEN THE INHERITED IRA BENEFICIARY CONTINUATION CONTRACT IS OWNED BY A
NON-SPOUSAL APPLICABLE PLAN BENEFICIARY:

..   The initial contribution must be a direct rollover from the deceased plan participant's Applicable Plan and is subject to minimum contribution amounts. See Appendix VIII later in this Prospectus for more information.

..   There are no subsequent contributions.

                                      64

                        CONTRACT FEATURES AND BENEFITS

..   You must receive payments at least annually (but can elect to receive payments monthly or quarterly). Payments are generally made over your life expectancy determined in the calendar year after the deceased owner's death and determined on a term certain basis.

..   You must receive payments from the Inherited IRA contract even if you are receiving payments from another IRA derived from the deceased plan participant.

FEATURES OF THE INHERITED IRA BENEFICIARY CONTINUATION CONTRACT WHICH APPLY TO
EITHER TYPE OF OWNER:

..   The beneficiary of the original IRA (or the Non-spousal Applicable Plan beneficiary) will be the annuitant under the Inherited IRA beneficiary continuation contract. In the case where the beneficiary is a "see-through trust," the oldest beneficiary of the trust will be the annuitant.

..   An Inherited IRA beneficiary continuation contract is not available for owners over age 70.

..   You may make transfers among the investment options, as permitted.

..   You may choose at any time to withdraw all or a portion of the account value. Any partial withdrawal must be at least $300. Withdrawal charges may apply as described in "Charges and expenses" later in this Prospectus.

..   If you elected the Return of Principal death benefit or the Highest
    Anniversary Value death benefit, amounts withdrawn from the contract to meet RMDs will reduce the benefit base and may limit the utility of the benefit(s).

..   The GMIB, Spousal continuation, automatic investment program, Automatic payment plans and systematic withdrawals are not available under the
    Inherited IRA beneficiary continuation contract.

..   Upon your death, your beneficiary has the option to continue taking RMDs based on your remaining life expectancy or to receive any remaining interest in the contract in a lump sum. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment. If your beneficiary elects to continue to take distributions, withdrawal charges (if applicable) will no longer apply. If you have a Guaranteed minimum death benefit, it will no longer be in effect and any applicable charge for such benefit will stop.

..   When you die, we will pay your beneficiary the Investment account value and the greater of the Protected Benefit account value or the applicable death benefit.

YOUR RIGHT TO CANCEL WITHIN A CERTAIN NUMBER OF DAYS

If for any reason you are not satisfied with your contract, you may exercise your cancellation right under the contract to receive a refund. To exercise this cancellation right, you must notify us with a signed letter of instruction electing this right, to our processing office within 10 days after you receive your contract. If state law requires, this "free look" period may be longer.
Other state variations may apply. For a state-by-state description of all material variations of this contract, including specific information on your
"free look" period, see Appendix V later in this Prospectus.

Generally, your refund will equal your Total account value under the contract on the day we receive notification of your decision to cancel the contract and will reflect (i) any investment gain or loss in the variable investment options
(less the daily charges we deduct), (ii) any guaranteed interest in the guaranteed interest option, and (iii) any interest in the account for special dollar cost averaging (if applicable), through the date we receive your contract. Some states, however, require that we refund the full amount of your contribution (not reflecting (i), (ii) or (iii) above). In addition, in some states, the amount of your refund (either your account value or the full amount of your contributions), and the length of your "free look" period, depend on whether you purchased the contract as a replacement. Please refer to your contract or supplemental materials or contact us for more information. For any
IRA contract returned to us within seven days after you receive it, we are required to refund the full amount of your contribution. When required by applicable law to return the full amount of your contribution, we will return the greater of your contribution or your contract's cash value.

For Series CP(R) contract owners, please note that you will forfeit the Credit by exercising this right of cancellation.

We may require that you wait six months before you may apply for a contract with us again if:

..   you cancel your contract during the free look period; or

..   you change your mind before you receive your contract whether we have received your contribution or not.

Please see "Tax information" later in this Prospectus for possible consequences of cancelling your contract.

If you fully convert an existing traditional IRA contract to a Roth IRA contract, you may cancel your Roth IRA contract and return to a traditional IRA contract. Our processing office, or your financial professional, can provide you with the cancellation instructions.

In addition to the cancellation right described above, you have the right to surrender your contract, rather than cancel it. Please see "Surrendering your contract to receive its cash value" in "Accessing your money" later in this
Prospectus. Surrendering your contract may yield results different than canceling your contract, including a greater potential for taxable income. In some cases, your cash value upon surrender may be greater than your contributions to the contract. Please see "Tax information," later in this
Prospectus.

                                      65

                        CONTRACT FEATURES AND BENEFITS

2. Determining your contract's value

--------------------------------------------------------------------------------

YOUR ACCOUNT VALUE AND CASH VALUE

Your "Total account value" is the total of: (i) the Protected Benefit account value, and (ii) the Investment account value. Your "Protected Benefit account value" is the total value you have in: (i) the Protected Benefit account variable investment options, and (ii) amounts in a Special DCA program designated for the Protected Benefit account variable investment options. Your
"Investment account value" is the total value you have in: (i) the Investment account variable investment options, (ii) the guaranteed interest option, and
(iii) amounts in a Special DCA program designated for the Investment account variable investment options and the guaranteed interest option. See "What are your investment options under the contract?" in "Contract features and benefits" for a detailed list of the Protected Benefit account variable investment options and Investment account variable investment options.

Your contract also has a "cash value." Your contract's cash value is equal to the Total account value, less: (i) the total amount or a pro rata portion of the annual administrative charge, as well as any optional benefit charges; and
(ii) any applicable withdrawal charges. Please see "Surrendering your contract to receive its cash value" in "Accessing your money" later in this Prospectus.

YOUR CONTRACT'S VALUE IN THE VARIABLE INVESTMENT OPTIONS

Each variable investment option invests in shares of a corresponding Portfolio.
Your value in each variable investment option is measured by "units." The value of your units will increase or decrease as though you had invested it in the corresponding Portfolio's shares directly. Your value, however, will be reduced by the amount of the fees and charges that we deduct under the contract.

The unit value for each variable investment option depends on the investment performance of that option, less daily charges for:

(i)operations expenses;

(ii)administration expenses; and

(iii)distribution charges.

On any day, your value in any variable investment option equals the number of units credited to that option, adjusted for any units purchased for or deducted from your contract under that option, multiplied by that day's value for one unit. The number of your contract units in any variable investment option does not change unless they are:

(i)increased to reflect subsequent contributions (plus the Credit for Series
   CP(R) contracts);

(ii)decreased to reflect withdrawals (plus withdrawal charges, if applicable);
    or

(iii)increased to reflect transfers into, or decreased to reflect a transfer out of, a variable investment option.

In addition, when we deduct any Guaranteed benefit charge, the number of units credited to your contract will be reduced. Your units are also reduced when we deduct the annual administrative charge. A description of how unit values are calculated can be found in the SAI.

YOUR CONTRACT'S VALUE IN THE GUARANTEED INTEREST OPTION

Your value in the guaranteed interest option at any time will equal: your contributions and transfers to that option, plus interest, minus transfers and withdrawals out of the option, and charges we deduct.

YOUR CONTRACT'S VALUE IN THE ACCOUNT FOR SPECIAL DOLLAR COST AVERAGING

(FOR SERIES B CONTRACTS ONLY)

Your value in the account for special dollar cost averaging at any time will equal your contribution allocated to that option, plus interest, minus any amounts that have been transferred to the variable investment options you have selected, and charges we deduct.

EFFECT OF YOUR ACCOUNT VALUES FALLING TO ZERO

In general, your contract will terminate without value if your Total account value falls to zero as the result of withdrawals, or the payment of any applicable charges when due, or a combination of two, as described below:

..   If you have Investment account value only and it falls to zero as the result of withdrawals or the payment of any applicable charges, your contract will terminate.

..   Your Return of Principal, Highest Anniversary Value, and "Greater of"
    Guaranteed minimum death benefits will terminate without value if your
    Protected Benefit account value falls to zero as the result of withdrawals or the payment of any applicable charges. This will happen whether or not you also elected the GMIB or receive Lifetime GMIB payments. Unless you have amounts allocated to your Investment account, your contract will also terminate.

..   If you elected the RMD Wealth Guard death benefit and your Protected
    Benefit account value falls to zero, the RMD Wealth Guard death benefit will terminate. You will be eligible for a refund of 10% of your total contributions and transfers to the Protected Benefit account LESS the dollar amount of any Excess RMD withdrawals you have taken. For more information, see "RMD Wealth Guard Refund feature" in "Contract Features and Benefits" earlier in this Prospectus. Your contract will terminate, unless you have amounts allocated to the Investment account. Any remaining
    RMD payments from the Investment account will continue uninterrupted from the Investment account, beginning in the calendar year the Protected
    Benefit account falls to zero. See "RMD Wealth Guard death benefit" in
    "Contract features and benefits" earlier in this Prospectus and "Tax information" later in the Prospectus for more information.

                                      66

                       DETERMINING YOUR CONTRACT'S VALUE

..   If you elected the GMIB and your Protected Benefit account value falls to zero as the result of the payment of any applicable charges or a withdrawal that is not an Excess withdrawal, you will receive Lifetime GMIB payments if the no-lapse guarantee is still in effect, in accordance with the terms of the GMIB. Unless you have amounts allocated to your Investment account, your contract will also terminate.

..   If your Protected Benefit account value falls to zero due to an Excess withdrawal, your GMIB will terminate and you will not receive Lifetime GMIB payments. Unless you have amounts allocated to your Investment account, your contract will also terminate.

Certain withdrawals, even one that does not cause your Total account value to fall to zero, will be treated as a request to surrender your contract and terminate your Guaranteed minimum death benefit. See "Withdrawals treated as surrenders" in "Accessing your money."

As discussed earlier in this Prospectus, we reserve the right to discontinue or limit your ability to make subsequent contributions to the
contract or subsequent transfers or contributions to the Protected Benefit account variable investment options, either directly or through a Special DCA program. If we exercise this right, you will not have the ability to fund the contract and any Guaranteed benefits in order to avoid contract and/or
Guaranteed benefit termination.

Withdrawals and/or deductions of charges during or following a period of poor market performance in which your account values decrease, increases the possibility that such a withdrawal or deduction could cause your account values to fall to zero.

                                      67

                       DETERMINING YOUR CONTRACT'S VALUE

3. Transferring your money among investment options

--------------------------------------------------------------------------------

TRANSFERRING YOUR ACCOUNT VALUE

At any time before the date annuity payments are to begin, you can transfer some or all of your Total account value among the investment options, subject to the following:

..   You may not transfer any amount to a Special DCA program.

..   Amounts allocated to the Investment account variable investment options or guaranteed interest option can be transferred among the Investment account variable investment options.

..   If you have the GMIB alone or with the Highest Anniversary Value or Return of Principal death benefit, you may only transfer amounts allocated to the
    Investment account variable investment options and the guaranteed interest option to the Protected Benefit account variable investment options starting at age 50 and continuing through age 80 or, if later, until your first contract date anniversary. In the case of joint owners, both owners must be at least age 50 before transferring amounts into the Protected
    Benefit account.

..   If you have the GMIB and "Greater of" death benefit, you may only transfer amounts allocated to the Investment account variable investment options and the guaranteed interest option to the Protected Benefit account variable investment options starting at age 50 and continuing through age 70 or, if later, until your first contract date anniversary. In the case of joint owners, both owners must be at least age 50 before transferring amounts into the Protected Benefit account.

..   If you elect the Highest Anniversary Value or Return of Principal death benefit without the GMIB, you may transfer amounts allocated to the
    Investment account variable investment options and the guaranteed interest option to the Protected Benefit account variable investment options through age 80 or, if later, until your first contract date anniversary.

..   If you elect the RMD Wealth Guard death benefit, you may transfer amounts allocated to the Investment account variable investment options and the guaranteed interest option to the Protected Benefit account variable investment options at any time prior to your 69th birthday, or if later, until 90 days after your contract date, subject to the rules and limitations described below:

   -- If you are under age 65, you may transfer 100% of your Investment account value variable investment options to the Protected Benefit account variable investment options.

   -- If you were age 20-64 on your contract date, and are now age 65 or older, the maximum amount you may transfer to the Protected Benefit account is equal to your Investment account value as of the transaction date minus your total contributions to the Investment account from age 65 through age 68. For purposes of this calculation, "total contributions" excludes
      (i) contributions you made to the Investment account prior to your first contract date anniversary; and (ii) for Series CP(R) contracts, any credit and Earnings bonus amounts added to the Investment account (see
      "Series CP and your Guaranteed benefit bases" in "Contract features and benefits" for more information).

      For example, assume you were 641/2 on your contract date, you elected the
      RMD Wealth Guard death benefit, you are now 68 years old and your
      Investment account value on the date of your transfer request is $30,000.
      Further assume that your total contributions to the Investment Account from age 65 to 68 were equal to $20,000, but of that amount $5,000 was contributed before your first contract date anniversary. The maximum amount you may transfer from the Investment account variable investment options to the Protected Benefit account variable investment options is
      $15,000 ($30,000 - ($20,000 - $5,000)).

   -- If you elected the RMD Wealth Guard death benefit and were age 65-68 on your contract date, you may transfer 100% of your Investment account value variable investment options to the Protected Benefit account variable investment options. However, for Series CP(R) contracts, credits associated with contributions made after age 65 cannot be transferred to the Protected Benefit account.

..   Transfers into your Protected Benefit account will be allocated in accordance with your allocation instructions on file. See the limitations on amounts that may be transferred out of the guaranteed interest option below.

..   Amounts invested in the Protected Benefit account variable investment options can only be transferred among the Protected Benefit account variable investment options. Transfers out of the Protected Benefit account variable investment options into the Investment account variable investment options or guaranteed interest option are not permitted. However, if the owner elects to drop all Guaranteed benefits, the entire Protected Benefit account value must be withdrawn from the contract or transferred into the
    Investment account variable investment options or guaranteed interest option. See "Dropping or changing your Guaranteed benefits" in "Contract features and benefits" earlier in this Prospectus. See the limitations on amounts that may be transferred into the guaranteed interest option below.

..   ONCE A WITHDRAWAL IS TAKEN FROM YOUR PROTECTED BENEFIT ACCOUNT, YOU CANNOT
    MAKE ADDITIONAL CONTRIBUTIONS TO YOUR PROTECTED BENEFIT ACCOUNT. YOU MAY,
    HOWEVER, BE ABLE TO CONTINUE TO MAKE TRANSFERS FROM YOUR INVESTMENT ACCOUNT
    TO THE PROTECTED BENEFIT ACCOUNT VARIABLE INVESTMENT OPTIONS UNTIL SUCH
    TIME AS YOU MAKE A SUBSEQUENT CONTRIBUTION TO YOUR INVESTMENT ACCOUNT, AT
    WHICH POINT TRANSFERS INTO THE PROTECTED BENEFIT ACCOUNT WILL NO LONGER BE
    AVAILABLE. A subsequent contribution received by us in the first 90 calendar days after your contract is

                                      68

               TRANSFERRING YOUR MONEY AMONG INVESTMENT OPTIONS

   issued will not be counted towards shutting down transfers to your Protected
   Benefit account. See "How withdrawals affect your Guaranteed benefits" in
   "Contract features and benefits" earlier in this Prospectus.

..   A transfer into the guaranteed interest option will not be permitted if such transfer would result in more than 25% of the Total account value being allocated to the guaranteed interest option, based on the Total account value as of the previous business day. This restriction is waived for amounts transferred from a dollar cost averaging program into the guaranteed interest option.

..   We reserve the right to restrict transfers into and among variable investment options, including limitations on the number, frequency, or dollar amount of transfers.

..   We may charge a transfer charge for any transfers in excess of 12 transfers in a contract year. For more information, see "Transfer charge" under
    "Charges that AXA Equitable deducts" in "Charges and expenses" later in this Prospectus.

..   For transfer restrictions regarding disruptive transfer activity, see
    "Disruptive transfer activity" below.

..   The maximum amount that may be transferred from the guaranteed interest option to any investment option (including amounts transferred pursuant to the fixed-dollar option and interest sweep option dollar cost averaging programs described under "Allocating your contributions" in "Contract features and benefits" earlier in this Prospectus) in any contract year is the greatest of:

   (a)25% of the amount you have in the guaranteed interest option on the last day of the prior contract year; or

   (b)the total of all amounts transferred at your request from the guaranteed interest option to any of the investment options in the prior contract year; or

   (c)25% of amounts transferred or allocated to the guaranteed interest option during the current contract year.

From time to time, we may remove the restrictions regarding transferring amounts out of the guaranteed interest option. If we do so, we will tell you by way of a supplement to this Prospectus. We will also tell you at least 45 days in advance of the day that we intend to reimpose the transfer restrictions.
When we reimpose the transfer restrictions, if any dollar cost averaging transfer out of the guaranteed interest option causes a violation of the 25%
outbound restriction, that dollar cost averaging program will be terminated for the current contract year. A new dollar cost averaging program can be started in the next or subsequent contract years.

You may request a transfer in writing (using our specific form), through Online
Account Access. You must send in all written transfer requests on the specific form we provide directly to our processing office. We will confirm all transfers in writing.

Please see "Allocating your contributions" in "Contract features and benefits"
for more information about your role in managing your allocations.

DISRUPTIVE TRANSFER ACTIVITY

You should note that the contract is not designed for professional "market timing" organizations, or other organizations or individuals engaging in a market timing strategy. The contract is not designed to accommodate programmed transfers, frequent transfers or transfers that are large in relation to the total assets of the underlying Portfolio.

Frequent transfers, including market timing and other program trading or short-term trading strategies, may be disruptive to the underlying Portfolios in which the variable investment options invest. Disruptive transfer activity may adversely affect performance and the interests of long-term investors by requiring a Portfolio to maintain larger amounts of cash or to liquidate
Portfolio holdings at a disadvantageous time or price. For example, when market timing occurs, a Portfolio may have to sell its holdings to have the cash necessary to redeem the market timer's investment. This can happen when it is not advantageous to sell any securities, so the Portfolio's performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because a Portfolio cannot predict how much cash it will have to invest. In addition, disruptive transfers or purchases and redemptions of portfolio investments may impede efficient portfolio management and impose increased transaction costs, such as brokerage costs, by requiring the portfolio manager to effect more frequent purchases and sales of portfolio securities. Similarly, a Portfolio may bear increased administrative costs as a result of the asset level and investment volatility that accompanies patterns of excessive or short-term trading. Portfolios that invest a significant portion of their assets in foreign securities or the securities of small- and mid-capitalization companies tend to be subject to the risks associated with market timing and short-term trading strategies to a greater extent than Portfolios that do not. Securities trading in overseas markets present time zone arbitrage opportunities when events affecting
Portfolio securities values occur after the close of the overseas market but prior to the close of the U.S. markets. Securities of small- and mid-capitalization companies present arbitrage opportunities because the market for such securities may be less liquid than the market for securities of larger companies, which could result in pricing inefficiencies. Please see the prospectuses for the underlying Portfolios for more information on how
Portfolio shares are priced.

We currently use the procedures described below to discourage disruptive transfer activity. You should understand, however, that these procedures are subject to the following limitations: (1) they primarily rely on the policies and procedures implemented by the underlying Portfolios; (2) they do not eliminate the possibility that disruptive transfer activity, including market timing, will occur or that portfolio performance will be affected by such activity; (3) the design of market timing procedures involves inherently subjective judgments, which we seek to make in a fair and reasonable manner consistent with the interests of all contract owners.

We offer investment options with underlying Portfolios that are part of AXA
Premier VIP Trust and EQ Advisors Trust (together, the "affiliated trusts"), as well as investment options with underlying Portfolios of outside trusts with which AXA Equitable has entered participation agreements (the "unaffiliated trusts" and, collectively with the affiliated trusts, the "trusts"). The affiliated trusts have adopted policies and procedures regarding disruptive transfer activity. They discourage frequent purchases and redemptions of
Portfolio

                                      69

               TRANSFERRING YOUR MONEY AMONG INVESTMENT OPTIONS

shares and will not make special arrangements to accommodate such transactions.
They aggregate inflows and outflows for each Portfolio on a daily basis. On any day when a Portfolio's net inflows or outflows exceed an established monitoring threshold, the affiliated trust obtains from us contract owner trading activity. The affiliated trusts currently consider transfers into and out of
(or vice versa) the same variable investment option within a five business day period as potentially disruptive transfer activity.

When a contract is identified in connection with potentially disruptive transfer activity for the first time, a letter is sent to the contract owner explaining that there is a policy against disruptive transfer activity and that if such activity continues certain transfer privileges may be eliminated. If and when the contract owner is identified a second time as engaged in potentially disruptive transfer activity under the contract, we currently prohibit the use of voice, fax and automated transaction services. We currently apply such action for the remaining life of each affected contract. We or a trust may change the definition of potentially disruptive transfer activity, the monitoring procedures and thresholds, any notification procedures, and the procedures to restrict this activity. Any new or revised policies and procedures will apply to all contract owners uniformly. We do not permit exceptions to our policies restricting disruptive transfer activity.

Each unaffiliated trust may have its own policies and procedures regarding disruptive transfer activity. If an unaffiliated trust advises us that there may be disruptive activity from one of our contract owners, we will work with the unaffiliated trust to review contract owner trading activity. Each trust reserves the right to reject a transfer that it believes, in its sole discretion, is disruptive (or potentially disruptive) to the management of one of its Portfolios. Please see the prospectuses for the trusts for more information.

It is possible that a trust may impose a redemption fee designed to discourage frequent or disruptive trading by contract owners. As of the date of this
Prospectus, the trusts had not implemented such a fee. If a redemption fee is implemented by a trust, that fee, like any other trust fee, will be borne by the contract owner.

Contract owners should note that it is not always possible for us and the underlying trusts to identify and prevent disruptive transfer activity. In addition, because we do not monitor for all frequent trading at the separate account level, contract owners may engage in frequent trading which may not be detected, for example, due to low net inflows or outflows on the particular day(s). Therefore, no assurance can be given that we or the trusts will successfully impose restrictions on all potentially disruptive transfers.
Because there is no guarantee that disruptive trading will be stopped, some contract owners may be treated differently than others, resulting in the risk that some contract owners may be able to engage in frequent transfer activity while others will bear the effect of that frequent transfer activity. The potential effects of frequent transfer activity are discussed above.

REBALANCING AMONG YOUR INVESTMENT ACCOUNT VARIABLE INVESTMENT OPTIONS AND
GUARANTEED INTEREST OPTION

We offer two rebalancing programs that you can use to automatically reallocate your Investment account value among your Investment account variable investment options and the guaranteed interest option. Option I allows you to rebalance your Investment account value among the Investment account variable investment options. Option II allows you to rebalance your Investment account value among the Investment account variable investment options and the guaranteed interest option.

To enroll in one of our rebalancing programs, you must notify us in writing or through Online Account Access and tell us:

(a)the percentage you want invested in each investment option (whole percentages only), and

(b)how often you want the rebalancing to occur (quarterly, semiannually, or annually on a contract year basis)

Rebalancing will occur on the same day of the month as the contract date. If a contract is established after the 28th, rebalancing will occur on the first business day of the month following the contract date. If you elect quarterly rebalancing, the rebalancing in the last quarter of the contract year will occur on the contract date anniversary.

Once it is available, you may elect or terminate the rebalancing program at any time. You may also change your allocations under the program at any time. Once enrolled in the rebalancing program, it will remain in effect until you instruct us in writing to terminate the program. Requesting an investment option transfer while enrolled in our rebalancing program will not automatically change your allocation instructions for rebalancing your account value. This means that upon the next scheduled rebalancing, we will transfer amounts among your investment options pursuant to the allocation instructions previously on file for your program. Changes to your allocation instructions for the rebalancing program (or termination of your enrollment in the program)
must be in writing and sent to our processing office. Termination requests can be made online through Online Account Access. See "How to reach us" in "Who is
AXA Equitable?" earlier in this Prospectus. There is no charge for the rebalancing feature.

--------------------------------------------------------------------------------
REBALANCING DOES NOT ASSURE A PROFIT OR PROTECT AGAINST LOSS. YOU SHOULD
PERIODICALLY REVIEW YOUR ALLOCATION PERCENTAGES AS YOUR NEEDS CHANGE. YOU MAY
WANT TO DISCUSS THE REBALANCING PROGRAM WITH YOUR FINANCIAL PROFESSIONAL BEFORE
ELECTING THE PROGRAM.
--------------------------------------------------------------------------------

While your rebalancing program is in effect, we will transfer amounts among the applicable investment options so that the percentage of your Investment account value that you specify is invested in each option at the end of each rebalancing date.

If you select Option II, you will be subject to our rules regarding transfers from the guaranteed interest option to the Investment account variable investment options. These rules are described in "Transferring your account value" earlier in this section. Under Option II, a transfer into or out of the guaranteed interest option to initiate the rebalancing program will not be permitted if such transfer would violate these rules. If this occurs, the rebalancing program will not go into effect.

You may not elect Option II if you are participating in any dollar cost averaging program. You may not elect Option I if you are participating in special money market dollar cost averaging or general dollar cost averaging.

Our optional rebalancing programs are not available for amounts allocated to the Protected Benefit account variable investment options. For information about rebalancing among the Protected Benefit account variable investment options, see the section below.

                                      70

               TRANSFERRING YOUR MONEY AMONG INVESTMENT OPTIONS

REBALANCING AMONG YOUR PROTECTED BENEFIT ACCOUNT VARIABLE INVESTMENT OPTIONS

You can rebalance your Protected Benefit account value by submitting a request to rebalance as of the date we receive your request, however, scheduled recurring rebalancing is not available. Therefore, any subsequent rebalancing transactions would require a subsequent rebalancing request. Your rebalance request must indicate the percentage you want rebalanced in each investment option (whole percentages only). You can rebalance only to the investment options available in your Protected Benefit account.

When we rebalance your Protected Benefit account, we will transfer amounts among the investment options so that the percentage of your account value in each option at the end of the rebalancing date matches the most recent allocation instructions that we have on file. Rebalancing does not assure a profit or protect against loss, so you should periodically review your allocation percentages as your needs change.

SYSTEMATIC TRANSFER PROGRAM

Under the systematic transfer program, you may elect to have amounts from the
Investment account variable investment options and the guaranteed interest option transferred to the Protected Benefit account variable investment options. This can be done on a quarterly, semi-annual or annual basis. There are four transfer options available under this program.

--------------------------------------------------------------------------------
PLEASE CHECK WITH YOUR FINANCIAL PROFESSIONAL OR ONE OF OUR CUSTOMER SERVICE
REPRESENTATIVES REGARDING THE AVAILABILITY OF OUR SYSTEMATIC TRANSFER PROGRAM
OPTIONS.
--------------------------------------------------------------------------------

(i)FIXED DOLLAR. Under this option, you can transfer a specified dollar amount, subject to a minimum of $50. The dollar amount you select cannot be changed while the program is in effect. If your Investment account value on the transfer date is $50 or less, and you have not elected the systematic transfer program to be in effect for a specified period of time, we will transfer the entire amount and the program will end.

(ii)FIXED PERCENTAGE. Under this program, you can transfer a specified percentage of your Investment account as of the date of the transfer. The percentage you select cannot be changed while the program is in effect. If your Investment account value on the transfer date is $50 or less, and you have not elected the systematic transfer program to be in effect for a specified period of time, we will transfer the entire amount and the program will end.

(iii)TRANSFER THE GAINS. Under this option, you can transfer amounts in excess of your "total net contributions" (described below) made to the Investment account as of the date of the transfer. The calculated amount to be transferred must be $50 or greater in order for the transfer to occur. If you elect this option after issue, the first transfer will be for all gains in the Investment account as of the date of the transfer. If there are no gains in the Investment account, a transfer will not occur.

(iv)TRANSFER THE GAINS IN EXCESS OF A SPECIFIED PERCENTAGE. Under this option, you can transfer amounts in excess of a specified percentage of your "total net contributions" (described below) made to the Investment account as of the date of the sweep. There is no restriction on the maximum percentage you can request, however, the specified percentage cannot be changed while the program is in effect. Also, the calculated amount to be transferred must be $50 or greater in order for the transfer to occur. If you elect this option after issue, the first transfer will be for all gains in the
    Investment account in excess of a specified percentage. If there are no gains in the Investment account, a transfer will not occur.

For all options, you may elect the systematic transfer program to be in effect for a specified period of time. If you elect the systematic transfer program to be in effect for a specified period of time, the program will continue in effect until the end of the specified period of time or, if earlier, the date you are no longer eligible to transfer amounts into the Protected Benefit account. Any contributions made to the Investment account while the program is in effect will be subject to transfer or sweep to the Protected Benefit account until the date you are no longer eligible to transfer amounts into the
Protected Benefit account.

For options (iii) and (iv), the "net contribution amount" is the total contributions made to the Investment account, adjusted for withdrawals (and any applicable withdrawal charges) and all transfers to the Protected Benefit account. All subsequent contributions made to the Investment account will increase the net contribution amount by the dollar amount of the contribution as of the transaction date of the contribution. All withdrawals and ad hoc transfers from the Investment account will be withdrawn or transferred -- gains first. The net contribution amount will only be reduced by a withdrawal (and any applicable withdrawal charges) or transfer to the extent that the withdrawal or transfer is in excess of "gains" in the Investment account on the date of the transfer. For this purpose, "gains" is equal to the Investment account value immediately prior to the withdrawal or transfer in excess of net contribution.

Please note the following under the Systematic transfer program:

..   As noted above, transfers can be made on a quarterly, semi-annual or annual basis. You can choose a start date for transfers but it cannot be later than the 28th day of the month or later than one year from the date you enroll. The frequency for transfers cannot be changed while the program is in effect. If you decide you want to change the frequency of transfers, you must cancel your current program and re-enroll in the program.

..   For Series CP(R) contracts, any credits and Earnings bonus applied to the
    Investment account will not be part of the net contribution amount. The total amount of credit and Earnings bonus applied to the Investment account will be considered transferred to the Protected Benefit account first before any earnings are transferred under our Systematic transfer program.

..   Each transfer will be pro-rated from all of your investment options in the
    Investment account, except for amounts allocated to a Special DCA program.
    If either option (iii) or (iv) is selected and there are amounts allocated to a Special DCA program, the calculation of the sweep will use your
    Investment account value (including any amounts in the Special DCA program that are designated for future transfers to the Investment account).
    However, once the amount to be transferred is calculated, the transfer will be pro-rated from the Investment account variable investment options and the Guaranteed interest option. No amounts will be transferred from the
    Special DCA program.

                                      71

               TRANSFERRING YOUR MONEY AMONG INVESTMENT OPTIONS

..   Under the Fixed percentage option, the calculation of the transfer will not include any amounts in the Special DCA program and the transfer will be pro-rated from the Investment account variable investment options and the guaranteed interest option.

..   All transfers to the Protected Benefit account variable investment options will be in accordance with your allocation instructions on file.

..   An ad hoc transfer from the Investment account to the Protected Benefit account that is not part of the Systematic transfer program will not terminate the program. Please note, however, that a transfer under options
    (iii) or (iv) could decrease the net contribution amount that is used to determine the gains on each transfer date.

..   You can only have one Systematic transfer program in effect at any one time.

..   You can cancel your Systematic transfer program at any time.

..   Transfers under your Systematic transfer program do not count toward the transfers under the contract that may be subject to a transfer charge.

..   The Systematic transfer program is available with any dollar cost averaging program available under your contract.

..   You can elect a rebalancing program for your Investment account value while the Systematic transfer program is in effect. If a rebalancing transaction date and Systematic transfer program transaction date happen to be on the same Business day, the transfer under the Systematic transfer program will be processed first. Then, we will process the rebalancing of your
    Investment account value.

..   If all Guaranteed benefits are dropped post-funding of the Protected
    Benefit account, your Systematic transfer program will be terminated.

..   If we exercise our right to discontinue contributions and/or transfers to the Protected Benefit account variable investment options, or if you are unable to make subsequent contributions and/or transfers to the Protected
    Benefit account variable investment options due to any other contribution or transfer restriction, your Systematic transfer program will be terminated.

..   If you make a contribution to your Investment account following your first withdrawal from the Protected Benefit account, your Systematic transfer program will be terminated.

..   Transfers under a Systematic transfer program are subject to the limitations specified in "Transferring your account value" earlier in this section.

                                      72

               TRANSFERRING YOUR MONEY AMONG INVESTMENT OPTIONS

4. Accessing your money

--------------------------------------------------------------------------------

WITHDRAWING YOUR ACCOUNT VALUE

You have several ways to withdraw your Total account value before payments begin. The table below shows the methods available under each type of contract.

Your account value could become insufficient due to withdrawals and/or poor market performance. For information on how withdrawals affect your Guaranteed benefits and potentially cause your contract to terminate, please see "Effect of your account values falling to zero" in "Determining your contract's value"
earlier in this Prospectus and "How withdrawals affect your Guaranteed benefits" in "Contract features and benefits" earlier in this Prospectus.

If you take a withdrawal from the Protected Benefit account variable investment options, the withdrawal may impact your existing benefits and you will no longer be permitted to make subsequent contributions into the Protected Benefit account variable investment options. The first withdrawal from your Protected
Benefit account may also affect the applicable Roll-up rate used in calculating certain Guaranteed benefits. See "How you can purchase and contribute to your contract" and "Annual Roll-up rate" and "Deferral Roll-up rate" under
"Guaranteed minimum income benefit" in "Contract features and benefits" earlier in this Prospectus and "Rules regarding contributions to your contract" in
Appendix VIII later in this Prospectus for more information. PLEASE NOTE THAT
THE DEFERRAL ROLL-UP RATE AND ANNUAL ROLL-UP RATE MAY BE THE SAME.

-----------------------------------------------------------------------------------------------------------------
                                                                            METHOD OF WITHDRAWAL
                                                             ----------------------------------------------------
                                                                                            PRE-AGE   LIFETIME
                                                             AUTO-                           59 1/2   REQUIRED
                                                             MATIC                            SUB-     MINIMUM
                                                             PAYMENT             SYSTE-    STANTIALLY DISTRIBU-
                       CONTRACT/(1)/                         PLANS/(2)/ PARTIAL MATIC/(3)/   EQUAL      TION
-----------------------------------------------------------------------------------------------------------------
NQ                                                              Yes       Yes      Yes        No         No
-----------------------------------------------------------------------------------------------------------------
Traditional IRA                                                 Yes       Yes      Yes        Yes        Yes
-----------------------------------------------------------------------------------------------------------------
Roth IRA                                                        Yes       Yes      Yes        Yes        No
-----------------------------------------------------------------------------------------------------------------
Inherited IRA                                                   No        Yes      No         No         Yes/(4)/
-----------------------------------------------------------------------------------------------------------------
QP/(5)/                                                         Yes       Yes      No         No         No
-----------------------------------------------------------------------------------------------------------------
SEP IRA                                                         Yes       Yes      Yes        Yes        Yes
-----------------------------------------------------------------------------------------------------------------
(1)Please note that not all contract types are available under all Series of
   Retirement Cornerstone(R) 19.
(2)Available for contracts with GMIB only.
(3)Available for withdrawals from your Investment account variable investment options and guaranteed interest option only.
(4)The contract (whether traditional IRA or Roth IRA) pays out post-death required minimum distributions. See "Inherited IRA beneficiary continuation contract" in "Contract features and benefits" earlier in this Prospectus.
(5)All payments are made to the plan trust as the owner of the contract. See
   "Appendix II: Purchase considerations for QP contracts" later in this
   Prospectus.

AUTOMATIC PAYMENT PLANS

(FOR CONTRACTS WITH GMIB)

You may take automatic withdrawals from your Protected Benefit account under either the Maximum payment plan or the Customized payment plan, as described below. Under either plan, you may take withdrawals on a monthly, quarterly or annual basis. The first payment date cannot be more than one full payment period from the date the enrollment form is received at our processing office.
If a later date is specified, we will not process your enrollment form. You may change the payment frequency of your withdrawals at any time, and the change will become effective on the next contract date anniversary. All withdrawals from an Automatic payment plan reduce your free withdrawal amount on a dollar-for-dollar basis but will not exceed your Annual withdrawal amount.

You may elect either the Maximum payment plan or the Customized payment plan beginning in the contract year in which you first fund your Protected Benefit account. You must wait at least 28 days from enrollment in a plan before automatic payments begin. We will make the withdrawals on any day of the month that you select as long as it is not later than the 28th day of the month.
However, you must elect a date that is more than three calendar days prior to your contract date anniversary.

Each scheduled payment cannot be less than $50. If scheduled payments would be less than $50, the program will be terminated. This applies even if an RMD withdrawal causes the reduction of scheduled amounts below $50. Scheduled payments are taken pro rata from all Protected Benefit account variable investment options. Scheduled payments are not taken out of the Special DCA programs.

If you take a partial withdrawal while an automatic payment plan is in effect:

After scheduled payments begin, a partial withdrawal (together with all withdrawals to date in the contract year) that exceeds the Annual withdrawal amount will terminate the program. You may set up a new program immediately, but it will not begin until the next contract year.

After scheduled payments begin, a partial withdrawal (together with all withdrawals to date in the contract year) that is less than or equal to the
Annual withdrawal amount may cause payments to be suspended until the next contract year once the full Annual withdrawal amount for that contract year has been paid out. After a partial withdrawal is taken, you will continue to receive scheduled payments without a disruption in payments until the Annual withdrawal amount is paid out. After the full Annual withdrawal amount has been paid out, the program will be suspended for the remainder of the contract year.

MAXIMUM PAYMENT PLAN

If you have funded the GMIB, the Maximum payment plan is available beginning in the contract year in which you first fund your Protected Benefit account. Under the Maximum payment plan, you can request us to pay you the Annual withdrawal amount as scheduled monthly, quarterly or annual payments. The payment amount may increase or decrease annually as the result of a change in the Annual
Roll-up rate. Also, the payment amount may increase as the result of a reset of your GMIB benefit base.

For monthly or quarterly payments, the Annual withdrawal amount will be divided by 12 or 4 (as applicable). The program is designed to pay

                                      73

                             ACCESSING YOUR MONEY

the entire Annual withdrawal amount in each contract year, regardless of whether the program is started at the beginning of the contract year or on some other date during the contract year. Consequently, a program that commences on a date other than during the first month or quarter, as applicable, following a contract date anniversary will account for any payments that would have been made since the beginning of the contract year, as if the program were in effect on the contract date anniversary. A catch-up payment will be paid for the number of payment dates that have elapsed from the beginning of the contract year up to the date the enrollment is processed. The catch-up payment is made immediately when the Maximum payment plan enrollment is processed. Thereafter, scheduled payments will begin one payment period later.

If you make a contribution or transfer to the Protected Benefit account and later in the same contract year enroll in the Maximum payment plan, we will calculate the pro-rated Roll-up amount associated with the contribution or transfer and add it to the portion of the Annual withdrawal amount not yet paid for the year. Once the Maximum payment plan takes effect, the payments you receive will include catch-up payments to ensure you receive the higher Annual withdrawal amount.

If you make a contribution or transfer to the Protected Benefit account after having enrolled in the Maximum payment plan during the same contract year, your remaining payments for that contract year will not change. On your next contract date anniversary, your GMIB benefit base and Annual withdrawal amount will be adjusted for the contribution or transfer, and this adjustment will be reflected in your subsequent payments under the Maximum payment plan.

A partial withdrawal taken from the Protected Benefit account in the same contract year prior to enrollment in the Maximum payment plan will have the following effect:

..   If the amount of the partial withdrawal is more than the Annual withdrawal amount, we will not process your enrollment form.

..   If the amount of the partial withdrawal is less than the Annual withdrawal amount, then the partial withdrawal will be factored into the Maximum payment plan payments for that contract year.

..   Annual frequency: If the amount of the partial withdrawal is less than the
    Annual withdrawal amount, the remaining Annual withdrawal amount is paid on the date the enrollment form is processed or a later date selected by the owner. You may not select a date later than the next contract date anniversary.

..   A partial withdrawal that is taken after you are enrolled in the program but before the first payment is made terminates the program.

CUSTOMIZED PAYMENT PLAN

--------------------------------------------------------------------------------
PLEASE CHECK WITH YOUR FINANCIAL PROFESSIONAL OR ONE OF OUR CUSTOMER SERVICE
REPRESENTATIVES REGARDING THE AVAILABILITY OF OUR CUSTOMIZED PAYMENT PLAN
OPTIONS.
--------------------------------------------------------------------------------

If you have funded the GMIB, the Customized payment plan is available beginning in the contract year in which you first fund your Protected Benefit account.
Currently, any of the following five Customized payment plan options can be elected. For options that are based on a withdrawal percentage, the specified percentage is applied to your GMIB benefit base as of the most recent contract date anniversary. See "Annual withdrawal amount" in "Guaranteed minimum income benefit" under "Contract features and benefits" earlier in this Prospectus.

The following payment options can be elected under the Customized payment plan.
For options (i)-(iii) and (v), your payment may increase or decrease annually as the result of a change in the Annual Roll-up rate. Also, the payment amount may increase as the result of a reset of your GMIB benefit base.

(i)Guaranteed minimum percentage: You can request us to pay you as scheduled payments a withdrawal amount based on a withdrawal percentage that is fixed at the lowest guaranteed Annual Roll-up rate of 5%.

(ii)Fixed percentage below the Annual Roll-up rate: You can request us to pay you as scheduled payments a withdrawal amount based on the applicable
    Annual Roll-up rate MINUS a fixed percentage for each contract year. If in any contract year the calculation would result in a payment that is less than 5%, your withdrawal percentage for that contract year will be 5%. In other words, the withdrawal percentage can never be less than 5%. Your percentage requests must be in increments of 0.50%.

(iii)Fixed percentage: You can request us to pay you as scheduled payments a withdrawal amount based on a fixed percentage. The percentage may not exceed the Annual Roll-up rate in any contract year. If in any contract year the fixed percentage is greater than your Annual Roll-up rate for that contract year, or if a scheduled payment would cause your total withdrawals for the year to exceed the Annual withdrawal amount, we will pay you only the Annual withdrawal amount as scheduled payments for that contract year and any remaining payments will be suspended. Your percentage requests must be in increments of 0.50%.

(iv)Fixed dollar amount: You can request us to pay you as scheduled payments a fixed dollar withdrawal amount each contract year. The fixed dollar amount may not exceed your Annual withdrawal amount in any contract year. If in any contract year the fixed dollar amount is greater than your Annual withdrawal amount, we will pay you as scheduled payments only your Annual withdrawal amount.

(v)Fixed dollar amount or fixed percentage from both your Protected Benefit account and your Investment account: You can request us to pay you a fixed dollar amount or fixed percentage as scheduled payments that may be greater than your Annual withdrawal amount. The Annual withdrawal amount will be withdrawn from your Protected Benefit account. We will pay you any requested amount that is in excess of your Annual withdrawal amount from your
   Investment account. If in any contract year there is insufficient value in the Investment account to satisfy your requested fixed dollar or fixed percentage withdrawal, we will pay you the maximum amount that can be withdrawn from your Annual withdrawal amount and your Investment account as scheduled payments for that contract year even though this amount will be less than you requested.

For examples on how the Automatic payment plans work, please see Appendix VI.
For examples of how withdrawals affect your Guaranteed benefit bases, see
Appendix VII later in this Prospectus.

                                      74

                             ACCESSING YOUR MONEY

PARTIAL WITHDRAWALS AND SURRENDERS
(ALL CONTRACTS)

You may take partial withdrawals from your contract at any time. All withdrawal requests must be made on a specific form provided by us. Please see "How to reach us" under "Who is AXA Equitable?" earlier in this Prospectus for more information. Currently, the minimum withdrawal amount is $300. For discussion on how amounts can be withdrawn, see "How withdrawals are taken from your Total account value" below. You can also surrender your contract at any time.

Partial withdrawals will be subject to a withdrawal charge if they exceed the free withdrawal amount. For more information, see "Free withdrawal amount" in
"Charges and expenses" later in this Prospectus.

Any request for a partial withdrawal that results in an Excess withdrawal will suspend your participation in either the Maximum payment plan or Customized payment plan.

SYSTEMATIC WITHDRAWALS
(ALL CONTRACTS EXCEPT INHERITED IRA AND QP)

You may take systematic withdrawals of a particular dollar amount, a particular percentage of, or a specific investment option from your Investment account variable investment options and guaranteed interest option. If there is insufficient account value in the specific investment option you elected, your systematic withdrawals will continue from the remaining Investment account variable investment option or the guaranteed interest option on a pro rata basis.

If your contract is subject to withdrawal charges, you may take systematic withdrawals on a monthly, quarterly or annual basis as long as the withdrawals do not exceed the following percentages of your Investment account value: 0.8%
monthly, 2.4% quarterly and 10.0% annually. The minimum amount you may take in each systematic withdrawal is $250. If the amount withdrawn would be less than
$250 on the date a withdrawal is to be taken, we will not make a payment and we will terminate your systematic withdrawal election.

If the withdrawal charges on your contract have expired, you may elect a systematic withdrawal option in excess of percentages described in the preceding paragraph, up to 100% of your Investment account value. HOWEVER, IF
YOU ELECT A SYSTEMATIC WITHDRAWAL OPTION IN EXCESS OF THESE LIMITS, AND MAKE A
SUBSEQUENT CONTRIBUTION TO YOUR INVESTMENT ACCOUNT, THE SYSTEMATIC WITHDRAWAL
OPTION WILL BE TERMINATED. You may then elect a new systematic withdrawal option within the limits described in the preceding paragraph.

If you elect our systematic withdrawal program, you may request to have your withdrawals made on any day of the month, subject to the following restrictions:

..   You must select a date that is more than three calendar days prior to your contract date anniversary; and

..   You cannot select the 29th, 30th or 31st.

If you do not select a date, we will make the withdrawals the same day of the month as the day we receive your request to elect the program, subject to the same restrictions listed above. If you have also elected a GMIB Automatic payment plan, unless you instruct us otherwise, your systematic withdrawal option withdrawals will be on the same date as your automatic payment plan. You must wait at least 28 days after your contract is issued before your systematic withdrawals can begin.

You may elect to take systematic withdrawals at any time. If you own an IRA contract, you may elect this withdrawal method only if you are between ages
59 1/2 and 70 1/2.

If the systematic withdrawal option is elected with an Automatic payment plan, the payment frequency will be the same as the Automatic payment plan.

You may change the payment frequency, or the amount or the percentage of your systematic withdrawals, once each contract year. However, you may not change the amount or percentage in any contract year in which you have already taken a partial withdrawal. You can cancel the systematic withdrawal option at any time.

If you take a partial withdrawal while you are taking systematic withdrawals, your systematic withdrawal option will be terminated. You may then elect a new systematic withdrawal option.

Systematic withdrawals are not subject to a withdrawal charge, except to the extent that, when added to a partial withdrawal amount previously taken in the same contract year, the systematic withdrawal exceeds the free withdrawal amount.

SUBSTANTIALLY EQUAL WITHDRAWALS
(TRADITIONAL IRA, ROTH IRA AND SEP IRA CONTRACTS ONLY)

We offer our "substantially equal withdrawals option" to allow you to receive distributions from your contract without triggering the 10% additional federal income tax penalty, which normally applies to distributions made before age
59 1/2. Substantially equal withdrawals are also referred to as "72(t)
exception withdrawals". See "Tax information" later in this Prospectus. The substantially equal withdrawals option is available only if 100% of your Total account value is allocated to either the Protected Benefit account or the
Investment account. This option is not available if your Total account value is split between the Protected Benefit account and the Investment account at the time you elect this option. If you elect to take substantially equal withdrawals, you may not elect any other automated withdrawal program. Once you have elected substantially equal withdrawals, amounts can be allocated to either or both the Investment account and the Protected Benefit account.

If you elect our substantially equal withdrawals option, we calculate the permissible distributions for you using one of the IRS-approved methods for doing this. You should be aware that the portion of any withdrawal from the
Protected Benefit account that is in excess of the Annual withdrawal amount will reduce the benefit base(s) for your Guaranteed benefits on a pro rata basis as of the date of the withdrawal. See "How withdrawals affect your
Guaranteed benefits" and "Annual withdrawal amount" under "Guaranteed minimum income benefit" in "Contract features and benefits" for more information.

Our substantially equal withdrawals option is not the exclusive method of meeting the penalty exception. After consultation with your tax adviser, you may decide to use any permissible method. If you do not elect our substantially equal withdrawals option, you would have to compute withdrawal amounts yourself and request partial withdrawals.

                                      75

                             ACCESSING YOUR MONEY

Once you begin to take substantially equal withdrawals, you should not do any of the following until after the later of age 59 1/2 or five full years after the first withdrawal: (i) stop them; (ii) change the pattern of your withdrawals (for example, by taking an additional partial withdrawal); or
(iii) contribute any more to the contract. If you alter the pattern of withdrawals, you may be liable for the 10% federal tax penalty that would have otherwise been due on prior withdrawals made under this option and for any interest on the delayed payment of the penalty.

Making additional contributions to the contract is treated as changing the pattern of withdrawals. It does not matter whether the additional contributions are made by direct transfer or rollover; nor does it matter if they are made to the Investment account or the Protected Benefit account. Because the penalty exception method does not permit additional contributions or payment changes to restore any Guaranteed benefit base under the contract, you and your tax adviser should consider carefully whether you should elect the Substantially equal withdrawals option or any other method of penalty exception withdrawals if you have allocated or intend to allocate amounts to the Protected Benefit account value after starting Substantially equal withdrawals.

In accordance with IRS guidance, an individual who has elected to receive substantially equal withdrawals may make a one-time change, without penalty, from one of the IRS-approved methods of calculating fixed payments to another
IRS-approved method (similar to the required minimum distribution rules) of calculating payments, which vary each year.

If the contract is eligible, you may elect to take substantially equal withdrawals at any time before age 59 1/2. We will make the withdrawal on any day of the month that you select as long as it is not later than the 28th day of the month. However, you must elect a date that is more than three calendar days prior to your contract date anniversary. We will calculate the amount of your substantially equal withdrawals using the IRS-approved method we offer.
The payments will be made monthly, quarterly or annually as you select. These payments will continue until (i) we receive written notice from you to cancel this option; (ii) you take an additional partial withdrawal; or (iii) you contribute any more to the contract. You may elect to start receiving substantially equal withdrawals again, but the payments may not restart in the same calendar year in which you took a partial withdrawal or added amounts to the contract. We will calculate the new withdrawal amount.

BECAUSE THE IRS-APPROVED PENALTY EXCEPTION METHODS DO NOT PERMIT YOU TO ADD
CONTRIBUTIONS OR CHANGE PAYMENTS TO RESTORE THE GUARANTEED BENEFIT BASE(S), AS
NOTED ABOVE, YOU AND YOUR TAX ADVISER SHOULD CONSIDER CAREFULLY WHETHER YOU
SHOULD ELECT THE SUBSTANTIALLY EQUAL WITHDRAWALS OPTION OR ANY OTHER METHOD OF
PENALTY EXCEPTION WITHDRAWALS IF YOU HAVE ALLOCATED ANY AMOUNTS TO THE
PROTECTED BENEFIT ACCOUNT. PLEASE NOTE THAT ELECTING TO TAKE SUBSTANTIALLY
EQUAL WITHDRAWALS FROM A CONTRACT WITH THE RMD WEALTH GUARD DEATH BENEFIT MAY
LIMIT THE UTILITY OF THAT BENEFIT. SEE THE DISCUSSION OF THE "RMD WEALTH GUARD
DEATH BENEFIT" UNDER "CONTRACT FEATURES AND BENEFITS" EARLIER IN THIS
PROSPECTUS.

LIFETIME REQUIRED MINIMUM DISTRIBUTION WITHDRAWALS
(TRADITIONAL IRA AND SEP IRA CONTRACTS ONLY -- SEE "TAX INFORMATION" LATER IN
THIS PROSPECTUS)

We offer our "Automatic required minimum distribution (RMD) service" to help you meet lifetime required minimum distributions under federal income tax rules. The Automatic RMD service generally offers RMD payments from your
Investment account value. This is not the exclusive way for you to meet these rules. After consultation with your tax adviser, you may decide to compute RMDs yourself and request partial withdrawals. In such a case, a withdrawal charge may apply. Before electing this account-based withdrawal option, you should consider whether annuitization might be better in your situation. Except as described in "RMDs for contracts with GMIB" below, if you have funded your
Guaranteed benefit(s), amounts withdrawn from the contract to meet RMDs may reduce your benefit base(s) and may limit the utility for most benefit(s), other than the RMD Wealth Guard death benefit. Also, the actuarial present value of additional contract benefits must be added to the Total account value in calculating RMD payments from annuity contracts funding IRAs, which could increase the amount required to be withdrawn. Please refer to "Required minimum distributions" in "Tax information" later in this Prospectus.

This service is not available under QP contracts. All withdrawals from your
Protected Benefit account under a QP contract owned by a defined contribution plan reduce your RMD Wealth Guard death benefit base on a pro rata basis
(including any applicable withdrawal charges) until the contract is converted into a IRA. (See "Appendix II: Purchase considerations for QP contracts" later in this Prospectus).

You may elect this service in the calendar year in which you reach age 70 1/2 or in any later year. However, unless you have the GMIB you cannot elect this service until after your first contract date anniversary. The minimum amount we will pay out is $250. Currently, RMD payments will be made annually.

Except for contracts with the GMIB (discussed in the next section), this service does not generate automatic RMD payments during the first calendar year during which your contract is issued. Therefore, if you are making a rollover or transfer contribution to the contract after age 70 1/2, you must take any
RMDs before the rollover or transfer. If you do not, any withdrawals that you take during the first contract year to satisfy your RMDs may be subject to withdrawal charges, if applicable, if they exceed the free withdrawal amount.

--------------------------------------------------------------------------------
FOR TRADITIONAL IRA CONTRACTS, WE WILL SEND A FORM OUTLINING THE DISTRIBUTION
OPTIONS AVAILABLE IN THE YEAR YOU REACH AGE 70 1/2 (IF YOU HAVE NOT BEGUN YOUR
ANNUITY PAYMENTS BEFORE THAT TIME).
--------------------------------------------------------------------------------

Unless you enroll in our Automatic RMD service, withdrawal charges may apply to withdrawals you take to satisfy your RMD obligations if they exceed the free withdrawal amount. However, we do not impose a withdrawal charge on RMD payments taken through our Automatic RMD service even if, when added to a partial withdrawal previously taken in the same contract year, the RMD payments exceed the free withdrawal amount.

If you elect the Automatic RMD service and have an existing systematic withdrawal program in place, your systematic withdrawal program will terminate unless, at the time a withdrawal under the Automatic RMD service is scheduled, the total amount of all withdrawals you have already taken during the year equals or exceeds the amount of your RMD obligation for that year. In that case, there will be no withdrawal under your Automatic RMD service and your systematic withdrawal program will remain in effect. If your systematic withdrawal program does terminate, you may establish a new program the following year.

                                      76

                             ACCESSING YOUR MONEY

RMDS FOR CONTRACTS WITH GMIB. (TRADITIONAL IRA AND SEP IRA CONTRACTS ONLY --
SEE "TAX INFORMATION" LATER IN THIS PROSPECTUS)

For contracts with GMIB or with GMIB and the "Greater of" death benefit, if you elect our Automatic RMD service, any Lifetime RMD payment we make to you up to the greater of your Lifetime RMD payment or Annual withdrawal amount each year will count towards your Annual withdrawal amount but:

(i)during the GMIB Roll-up period, will not offset the Annual Roll-up amount by more than the Annual withdrawal amount;

(ii)during the GMIB Roll-up period and after the GMIB Roll-up period ends, will not reduce your GMIB benefit base; and

(iii)will not reduce your GMDB Roll-up benefit base during the GMDB Roll-up period, but will reduce the GMDB Roll-up benefit base on a dollar-for-dollar basis thereafter.

If you do not elect the Automatic RMD service, any withdrawal in excess of the
Annual withdrawal amount is an Excess withdrawal that will reduce your GMIB benefit base and GMDB Roll-up benefit base on a pro rata basis.

For contracts with GMIB and the Highest Anniversary Value death benefit or
Return of Principal death benefit, if you elect our Automatic RMD service, any
Lifetime RMD payment we make to you up to the greater of your Lifetime RMD payment or Annual withdrawal amount each year will count towards your Annual withdrawal amount, but:

(i)during the GMIB Roll-up period, will not offset the Annual Roll-up amount by more than the Annual withdrawal amount;

(ii)during the GMIB Roll-up period and after the GMIB Roll-up period ends, will not reduce your GMIB benefit base; and

(iii)will reduce your Highest Anniversary Value on a dollar-for-dollar basis and Return of Principal benefit base on a pro rata basis.

If you do not elect the Automatic RMD service, any withdrawal in excess of the
Annual withdrawal amount is an Excess withdrawal that will reduce your GMIB benefit base and Highest Anniversary Value benefit base or Return of Principal benefit base on a pro rata basis.

For contracts with the Return of Principal death benefit or the Highest
Anniversary Value death benefit elected without the GMIB, all withdrawals, including RMD payments through our Automatic RMD service, reduce those benefit bases on a pro rata basis. Amounts from both your Protected Benefit account and
Investment account values are used to determine your Lifetime RMD payment each year.

EXCESS WITHDRAWALS. If, either before or after receiving your Lifetime RMD payment, you take one or more partial withdrawals from the Protected Benefit account during the same contract year, the amount by which your total withdrawals for the year exceed the Annual withdrawal amount is treated as an
Excess Withdrawal that will reduce your Guaranteed benefit bases on a pro rata basis.

The no-lapse guarantee will not be terminated if a RMD payment using our
Automatic RMD service causes your cumulative withdrawals from the Protected
Benefit account in the contract year to exceed your Annual withdrawal amount.

ADDITIONAL RMD PAYMENT. If you elect either the Maximum payment plan or the
Customized payment plan (together, "automatic payment plans") and our Automatic
RMD service, we will make an extra payment, if necessary, in December that will equal your Lifetime RMD amount less all payments made through your payment date and any scheduled December payment. The combined Automatic payment plan and RMD payment will not be treated as an Excess withdrawal if the RMD, together with any withdrawal taken under one of our automatic plans exceeds your Annual withdrawal amount.

..   For contracts with the GMIB or GMIB and "Greater of" death benefit, the additional payment will not reduce your GMIB benefit base and GMDB Roll-up benefit base if received during the GMIB Roll-up period or GMDB Roll-up period, as applicable, as long as you elected Automatic RMD service. The additional payment will reduce the Highest Anniversary Value component of the "Greater of" death benefit base on a dollar-for-dollar basis. After the end of the GMDB Roll-up period or GMIB Roll-up period, as applicable, your
    GMIB benefit base will not be reduced by the amount of the additional payment, while the additional payment will reduce the GMDB Roll-up and
    Highest Anniversary Value components of the "Greater of" death benefit base on a dollar-for-dollar basis.

..   For contracts with the GMIB and Highest Anniversary Value death benefit, your GMIB benefit base will not be reduced by the amount of the additional payment, while the additional payment will reduce your Highest Anniversary
    Value benefit base on a dollar-for-dollar basis.

..   For contracts with the Highest Anniversary Value death benefit if the GMIB is not also elected, all withdrawals reduce your Highest Anniversary Value benefit base on a pro rata basis.

If you take any partial withdrawals in addition to your RMD and Automatic payment plan payments, your applicable Automatic payment plan may be suspended as discussed above. Any partial withdrawal taken from your Protected Benefit account may cause an Excess withdrawal and may be subject to a withdrawal charge. Further, your GMIB benefit base and Annual withdrawal amount will be reduced.

If you elect our Automatic RMD service and elect to take your Annual withdrawal amount in partial withdrawals without electing one of our available Automatic payment plans, we will make a payment, if necessary, in December that will equal your RMD payment less all withdrawals made through your payment date. If prior to your payment date you make a partial withdrawal that exceeds your
Annual withdrawal amount and your RMD amount, any portion of that partial withdrawal taken from your Protected Benefit account will be treated as an
Excess withdrawal, as well as any subsequent partial withdrawals taken from your Protected Benefit account made during the same contract year. However, if by your payment date your withdrawals have not exceeded your RMD amount, the
RMD payment we make to you will not be treated as an Excess withdrawal.

Your RMD payment will be withdrawn on a pro rata basis from your Investment account variable investment options and guaranteed interest option, excluding amounts in a Special DCA program. If there is insufficient value or no value in those options, we will withdraw amounts from your Special DCA program. If there is insufficient value in those options, any additional amount of the RMD payment or the total amount of the RMD payment will be withdrawn from your
Protected Benefit account variable investment options. For information on how
RMD payments are taken from your contract see "How withdrawals are taken from your Total account value" below.

If you do not elect our Automatic RMD service and if your Annual withdrawal amount is insufficient to satisfy the RMD payment, any additional withdrawal taken in the same contract year (even one to satisfy your RMD payment) from your Protected Benefit account will be treated as an Excess withdrawal.

                                      77

                             ACCESSING YOUR MONEY

RMDS FOR TRADITIONAL IRA AND SEP IRA CONTRACTS WITH THE RMD WEALTH GUARD DEATH
BENEFIT. (SEE "TAX INFORMATION" LATER IN THIS PROSPECTUS)

For contracts with the RMD Wealth Guard death benefit, we offer the RMD Wealth
Guard withdrawal service for RMD withdrawals from your Protected Benefit account and/or Investment account to help you meet lifetime required minimum distributions under federal income tax rules. This is not the exclusive way for you to meet these rules. After consultation with your tax adviser, you may decide to compute RMDs yourself. In such a case, a withdrawal charge may apply.

If you enroll in our RMD Wealth Guard withdrawal service, you will be able to elect to take RMD withdrawals from your Protected Benefit account value and
Investment account value. You may elect the RMD withdrawal service in the calendar year in which you reach age 701/2 or in any later year. The minimum amount we will pay out is $50. Withdrawals from the Protected Benefit account, other than Excess RMD withdrawals, will not reduce your RMD Wealth Guard death benefit base. Your RMD Wealth Guard death benefit base will be reduced on a pro rata basis by Excess RMD withdrawals. An Excess RMD withdrawal is any of the following:

..   the full amount of any withdrawal from your Protected Benefit Account taken before the calendar year in which you turn age 701/2;

..   the full amount of any withdrawal from your Protected Benefit Account taken during your first contract year, even if you turn age 701/2 during that year; or

..   the portion of a withdrawal from your Protected Benefit account that exceeds your RMD Wealth Guard withdrawal amount for the calendar year.

RMD payments under our RMD Wealth Guard withdrawal service can be paid monthly, quarterly or annually. We do not impose a withdrawal charge on RMD payments taken through our RMD Wealth Guard withdrawal service even if, when added to a partial withdrawal previously taken in the same contract year, the RMD payments exceed the free withdrawal amount.

If you elect the RMD Wealth Guard withdrawal service and had previously elected the systematic withdrawal option, your systematic withdrawal program will be terminated.

Since RMDs are generally not required to be withdrawn from a Roth IRA during your lifetime, prior to converting your IRA to a Roth IRA, you must drop the
RMD Wealth Guard death benefit. For information on dropping this benefit, see
"Dropping or changing your Guaranteed benefits" in "Contract features and benefits", earlier in this prospectus and under Appendix I.

This service is not available under QP contracts. All withdrawals from your
Protected Benefit account under a QP contract owned by a defined contribution plan reduce your RMD Wealth Guard death benefit base on a pro rata basis
(including any applicable withdrawal charges) until the contract is converted into a IRA. (See "Appendix II: Purchase considerations for QP contracts" later in this Prospectus).

For more information about the RMD Wealth Guard death benefit, see "RMD Wealth
Guard death benefit" under "Contract features and benefits" earlier in this
Prospectus.

HOW WITHDRAWALS ARE TAKEN FROM YOUR TOTAL ACCOUNT VALUE

Unless you specify otherwise, all withdrawals (other than Automatic payment plan withdrawals and lump sum withdrawals of your Annual withdrawal amount and substantially equal withdrawals, as discussed below) will be taken on a pro rata basis from your Investment account variable investment options and guaranteed interest option, excluding amounts in a Special DCA program. If there is insufficient value or no value in those options, we will subtract amounts from a Special DCA program. If there is insufficient value in those options, any additional amount of the withdrawal required or the total amount of the withdrawal will be withdrawn from your Protected Benefit account variable investment options. Any amounts withdrawn from a Special DCA program that were designated for the Protected Benefit account variable investment options will reduce your Guaranteed benefit base(s).

Automatic payment plan withdrawals (other than fixed dollar amount or fixed percentage withdrawals) and lump sum withdrawals of your Annual withdrawal amount will always be taken on a pro rata basis only from your Protected
Benefit account variable investment options.

Lump sum, fixed dollar amount or fixed percentage withdrawals are first taken on a pro rata basis from your Protected Benefit account variable investment options. If there is insufficient value or no value in those options, we will subtract amounts from your Investment account variable investment options and guaranteed interest option, excluding amounts in a Special DCA program. If there is insufficient value or no value in those options, we will subtract amounts from a Special DCA program.

Substantially equal withdrawals are taken on a pro rata basis from your Total account value. However, if after you have elected the substantially equal withdrawals option your Total account value is split between the Protected
Benefit account value and the Investment account value, your substantially equal withdrawals will be taken on a pro rata basis from your Investment account variable investment options and guaranteed interest option, excluding amounts in a Special DCA program. If there is insufficient value or no value in those options, we will subtract amounts from a Special DCA program. If there is insufficient value in those options, any additional amount of the withdrawal required or the total amount of the withdrawal will be withdrawn from your
Protected Benefit account variable investment options. Any amounts withdrawn from a Special DCA program that were designated for the Protected Benefit account variable investment options will reduce your Guaranteed benefit base(s).

You may choose to have withdrawals subtracted from your contract based on the following options:

(1)Take the entire withdrawal on a pro rata basis from the Protected Benefit account variable investment options; or

(2)Take the entire withdrawal from the Investment account value, either on a pro rata basis, or specifying which Investment account variable investment options and/or guaranteed interest option the withdrawal should be taken from;

(3)Request a withdrawal to be taken from the Protected Benefit account variable investment options and take the remaining part of the withdrawal from the
   Investment account variable investment options. You must specify the investment options for the Investment account value. The withdrawal from the
   Protected Benefit account variable investment options will be taken on a pro rata basis; or

(4)Request a withdrawal to be taken from the Investment account variable investment options and take the remaining part of the withdrawal from the
   Protected Benefit account variable investment options. You must specify the investment options for the Investment account value. The withdrawal from the
   Protected Benefit account variable investment options will be taken on a pro rata basis.

                                      78

                             ACCESSING YOUR MONEY

For more information on how withdrawals affect your Guaranteed benefits, see
"How withdrawals affect your Guaranteed benefits" in "Contract features and benefits" earlier in this Prospectus and Appendix VII later in this Prospectus.

WITHDRAWALS TREATED AS SURRENDERS

Certain withdrawals may cause your contract and certain Guaranteed benefits to terminate, as follows:

..   Any fee deduction and/or withdrawal that causes your Total account value to fall to zero will terminate the contract and any applicable Guaranteed benefit, subject to the following:

   -- the GMIB (while the no-lapse guarantee is in effect unless your Protected
      Benefit account value falls to zero due to an "Excess withdrawal") will continue as described under "Guaranteed minimum income benefit" in
      "Contract features and benefits" earlier in this Prospectus; and

   -- if you elected the RMD Wealth Guard death benefit and your Protected
      Benefit account falls to zero, you will be eligible for a refund of 10%
      of your total contributions and transfers to the Protected Benefit account LESS the dollar amount of any Excess RMD withdrawals you have taken. For more information, see "RMD Wealth Guard Refund feature" in
      "Contract Features and Benefits" earlier in this Prospectus.

..   If you do not have, or if you have not yet funded, the RMD Wealth Guard death benefit or the GMIB or if the no-lapse guarantee is no longer in effect, the following applies:

   -- a request to withdraw 90% or more of your cash value will terminate your contract and any applicable Guaranteed minimum death benefit;

   -- we reserve the right to terminate the contract and any applicable
      Guaranteed minimum death benefit if no contributions are made during the last three contract years and the cash value is less than $500; and

   -- we reserve the right to terminate your contract and any applicable
      Guaranteed minimum death benefit if any withdrawal would result in a remaining cash values of less than $500.

If your contract is terminated, we will pay you the contract's cash value. See
"Surrendering your contract to receive its cash value" below. For the tax consequences of withdrawals, see "Tax information" later in this Prospectus.

SURRENDERING YOUR CONTRACT TO RECEIVE ITS CASH VALUE

You may surrender your contract to receive its cash value at any time while an owner is living (or for contracts with non-natural owners, while an annuitant is living) and before you begin to receive annuity payments (Lifetime GMIB payments or otherwise). For a surrender to be effective, we must receive your written request and your contract at our processing office. We will determine your cash value on the date we receive the required information.

Upon your request to surrender your contract for its cash value, all benefits under the contract, including the GMIB, will terminate as of the date we receive the required information if your cash value in your Protected Benefit account is greater than your Annual withdrawal amount remaining for that year.
If your cash value is not greater than your Annual withdrawal amount remaining for that year and your no-lapse guarantee is still in effect, then you will receive your cash value and a supplementary life annuity contract under which we will pay you Lifetime GMIB payments. For more information, please see
"Effect of your account values falling to zero" in "Determining your contract's value" and "Guaranteed minimum income benefit" in "Contract features and benefits" earlier in this Prospectus.

You may receive your cash value in a single sum payment or apply it to one or more of the annuity payout options. See "Your annuity payout options" below.
For the tax consequences of surrenders, see "Tax information" later in this
Prospectus.

WHEN TO EXPECT PAYMENTS

Generally, we will fulfill requests for payments out of the variable investment options within seven calendar days after the business day the transaction request is received by us in good order. These transactions may include applying proceeds to a payout annuity, payment of a death benefit, payment of any amount you withdraw (less any withdrawal charge, if applicable) and, upon surrender, payment of the cash value. We may postpone such payments or applying proceeds for any period during which:

(1)the New York Stock Exchange is closed or restricts trading,

(2)the SEC determines that an emergency exists as a result of sales of securities or determination of the fair value of a variable investment option's assets is not reasonably practicable, or

(3)the SEC, by order, permits us to defer payment to protect people remaining in the variable investment options.

We can defer payment of any portion of your value in the guaranteed interest option or a Special DCA program, (other than for death benefits) for up to six months while you are living. We also may defer payments for a reasonable amount of time (not to exceed 10 days) while we are waiting for a contribution check to clear.

All payments are made by check and are mailed to you (or the payee named in a tax-free exchange) by U.S. mail, unless you request that we use an express delivery or wire transfer service at your expense.

SIGNATURE GUARANTEE

As a protection against fraud, we require a signature guarantee (i.e.,
Medallion Signature Guarantee as required by us) for the following transaction requests:

..   disbursements, including but not limited to partial withdrawals, surrenders, transfers and exchanges, over $250,000;

..   any disbursement requested within 30 days of an address change;

..   any disbursement when we do not have an originating or guaranteed signature on file or where we question a signature or perceive any inconsistency between the signature on file and the signature on the request;

..   any other transaction we require.

We may change the specific requirements listed above, or add signature guarantees in other circumstances, at our discretion if we deem it necessary or appropriate to help protect against fraud. For current requirements, please refer to the requirements listed on the appropriate form or call us at the number listed in this prospectus.

You can obtain a Medallion Signature Guarantee from more than 7,000 financial institutions that participate in a Medallion Signature Guarantee program. The best source of a Medallion Signature Guarantee is a bank, brokerage firm or credit union with which you

                                      79

                             ACCESSING YOUR MONEY

do business. A NOTARY PUBLIC CANNOT PROVIDE A MEDALLION SIGNATURE GUARANTEE.
NOTARIZATION WILL NOT SUBSTITUTE FOR A MEDALLION SIGNATURE GUARANTEE.

YOUR ANNUITY PAYOUT OPTIONS

The following description assumes annuitization of your entire contract. For partial annuitization, see "Partial Annuitization" below.

Deferred annuity contracts such as Retirement Cornerstone(R) 19 provide for conversion to annuity payout status at or before the contract maturity date.
This is called "annuitization." Upon annuitization, your account value is applied to provide periodic payments as described in this section; the contract and all its benefits terminate; and will be converted to a supplementary contract for the periodic payments ("payout option"). The supplementary contract does not have an account value or cash value.

You may choose to annuitize your contract at any time, which generally is at least 13 months (five years for Series CP(R) contracts) after the contract date. The contract maturity date is the latest date on which annuitization can occur. If you do not annuitize before the contract maturity date and at the contract maturity date have not made an affirmative choice as to the type of annuity payments to be received, we will convert your contract to the default annuity payout option described in "Annuity maturity date" later in this section.

If you elected the GMIB or a Guaranteed minimum death benefit, your contract may have both a Protected Benefit account value and an Investment account value. If there is a Protected Benefit account value and you choose to annuitize your contract before the contract maturity date, the GMIB will terminate without value even if your GMIB benefit base is greater than zero.
The payments that you receive under the payout annuity option you select may be less than you would have received by exercising the GMIB. See "Guaranteed minimum income benefit" in "Contract features and benefits" earlier in this
Prospectus for further information. Any Guaranteed minimum death benefit terminates upon annuitization.

In general, your periodic payment amount upon annuitization is determined by your Total account value, the form of the annuity payout option you elect as described below, the timing of your purchase and the applicable annuity purchase rate to which that value is applied. Once begun, annuity payments cannot be stopped unless otherwise provided in the supplementary contract. Your contract guarantees that upon annuitization, your account value will be applied to a guaranteed annuity purchase rate for a life annuity. We reserve the right, with advance notice to you, to change guaranteed annuity purchase rates any time after your fifth contract date anniversary and at not less than five-year intervals after the first change. (Please see your contract and SAI for more information.) In the event that we exercise our contractual right to change the guaranteed annuity purchase factors, we would segregate the account value based on contributions and earnings received prior to and after the change. When your contract is annuitized, we would calculate the payments by applying the applicable purchase factors separately to the value of the contributions received before and after the rate change. We will provide you with 60 days advance written notice of such a change.

In addition, you may apply your Total account value or cash value, whichever is applicable, to any other annuity payout option that we may offer at the time of annuitization. We have the right to require you to provide any information we deem necessary to provide an annuity upon annuitization. If the annuity payment amount is later found to be based on incorrect information, it will be adjusted on the basis of the correct information.

We currently offer you several choices of annuity payout options. The options available directly under the contract entitle you to receive fixed annuity payments. We may offer other payout options not outlined here. Your financial professional can provide details.

The payments that you receive upon annuitization of your Protected Benefit account value may be less than your Annual withdrawal amount or your Lifetime
GMIB payments. If you are considering annuitization, you should ask your financial professional for information about the payment amounts that would be made under the various choices that are available to you. You may also obtain that information by contacting us. Annuitization of your Investment account value after the date your Lifetime GMIB payments begin will not affect those payments.

You can currently choose from among the annuity payout options listed below.
Restrictions may apply, depending on the type of contract you own or the owner's and annuitant's ages at contract issue. Other than life annuity with period certain, we reserve the right to add, remove or change any of these annuity payout options at any time. In addition, if you are exercising your
GMIB, your choice of payout options are those that are available under the GMIB
(see "Guaranteed minimum income benefit" in "Contract features and benefits"
earlier in this Prospectus).

--------------------------------------------------------
Fixed annuity payout options  Life annuity
                              Life annuity with period
                                 certain
                              Life annuity with refund
                                 certain
--------------------------------------------------------

..   LIFE ANNUITY: An annuity that guarantees payments for the rest of the annuitant's life. Payments end with the last monthly payment before the annuitant's death. Because there is no continuation of benefits following the annuitant's death with this payout option, it provides the highest monthly payment of any of the life annuity options, so long as the annuitant is living. It is possible that the Life annuity option could result in only one payment if the annuitant dies immediately after annuitization.

..   LIFE ANNUITY WITH PERIOD CERTAIN: An annuity that guarantees payments for the rest of the annuitant's life. If the annuitant dies before the end of a selected period of time ("period certain"), payments continue to the beneficiary for the balance of the period certain. The period certain cannot extend beyond the annuitant's life expectancy. A life annuity with a period certain is the form of annuity under the contract that you will receive if you do not elect a different payout option. In this case, the period certain will be based on the annuitant's age and will not exceed 10 years.

..   LIFE ANNUITY WITH REFUND CERTAIN: An annuity that guarantees payments for the rest of the annuitant's life. If the annuitant dies before the amount applied to purchase the annuity option has been recovered, payments to the beneficiary will continue until that amount has been recovered. This payout option is available only as a fixed annuity.

The life annuity, life annuity with period certain, and life annuity with refund certain payout options are available on a single life or joint and survivor life basis. The joint and survivor life annuity guarantees payments for the rest of the annuitant's life, and after the annuitant's death, payments continue to the survivor. We may offer other payout options not outlined here.
Your financial professional can provide you with details.

We guarantee fixed annuity payments will be based either on the tables of guaranteed annuity purchase factors in your contract or on our then current annuity purchase factors, whichever is more favorable for you.

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                             ACCESSING YOUR MONEY

THE AMOUNT APPLIED TO PURCHASE AN ANNUITY PAYOUT OPTION

The amount applied to purchase an annuity payout option varies, depending on the payout option that you choose, and the timing of your purchase as it relates to any withdrawal charges that apply under your Retirement
Cornerstone(R) 19 contract.

There is no withdrawal charge imposed if you select a life annuity, life annuity with period certain or life annuity with refund certain. If we are offering non-life contingent forms of annuities, the withdrawal charge will be imposed.

PARTIAL ANNUITIZATION. Partial annuitization of nonqualified deferred annuity contracts is permitted under certain circumstances. You may choose from the life-contingent annuity payout options described here. We no longer offer a period certain option for partial annuitization. We require you to elect partial annuitization on the form we specify. Partial annuitization is not available for the GMIB under a contract. For purposes of this contract, we will effect any partial annuitization as a withdrawal applied to a payout annuity.
Please note that a withdrawal from your Protected Benefit account to purchase an annuity payout contract will affect your Guaranteed benefit bases just like any other withdrawal. See "How withdrawals are taken from your Total Account
Value" earlier in this Section. Also, see the discussion of "Partial
Annuitization" in "Tax Information" later in this Prospectus.

SELECTING AN ANNUITY PAYOUT OPTION

When you select a payout option, we will issue you a separate written agreement confirming your right to receive annuity payments. We require you to return your contract before annuity payments begin. The contract owner and annuitant must meet the issue age and payment requirements.

You can choose the date annuity payments begin but it may not be earlier than thirteen months from your contract date or not earlier than five years from your Series CP(R) contract date (in a limited number of jurisdictions this requirement may be more or less than five years). Please see Appendix V later in this Prospectus for information on state variations. You can change the date your annuity payments are to begin at any time. The date may not be later than the annuity maturity date described below.

For Series CP(R) contracts, if you start receiving annuity payments within three years of making any contribution, we will recover the Credit that applies to any contribution made within the prior three years. Please see Appendix V later in this Prospectus for information on state variations.

The amount of the annuity payments will depend on the amount applied to purchase the annuity and the applicable annuity purchase factors, discussed earlier. The amount of each annuity payment will be less with a greater frequency of payments, or with a longer certain period of a life contingent annuity. Once elected, the frequency with which you receive payments cannot be changed.

If, at the time you elect a payout option, the amount to be applied is less than $2,000 or the initial payment under the form elected is less than $20 monthly, we reserve the right to pay your Total account value in a single sum rather than as payments under the payout option chosen. If you select an annuity payout option and payments have begun, no change can be made.

ANNUITY MATURITY DATE

Your contract has a maturity date. In general, the contract maturity date is based on the age of the original annuitant at contract issue and cannot be changed other than in conformance with applicable law, even if you name a new annuitant. The contract maturity date is the contract date anniversary that follows the annuitant's 95th birthday (or older joint annuitant if your contract has joint annuitants), unless you have elected otherwise. If you have a NQ contract with the GMIB and the owner is older than the annuitant, the contract maturity date is based on the age of the owner. The contract maturity date may not be less than thirteen months from your contract date, unless otherwise stated in your contract. We will send a notice with the contract statement one year prior to the contract maturity date and with each quarterly statement until the maturity date. The notice will include the contract maturity date, describe the available annuity payout options, state the availability of a lump sum payment option, and identify the default payout option, if you do not provide an election by the time of your contract maturity date.

If you have not funded the GMIB, you may either take a lump sum payment or select an annuity payout option on the contract maturity date. If you do not make an election at maturity, we will apply your Total account value to a life annuity with payments based on the greater of guaranteed or then current annuity purchase rates.

If you have funded the GMIB, the following applies on the contract maturity date:

..   For amounts allocated to your Investment account, you may select an annuity payout option or take a lump sum payment.

..   If you do not make an election for your Protected Benefit account value on your contract maturity date, we will apply the greater of the Protected
    Benefit account value to (a) and the GMIB benefit base to (b) below:

   (a)a fixed life annuity with payments based on the greater of the guaranteed or then current annuity purchase rates, or

   (b)a supplementary contract with annual payments equal to your GMIB benefit base applied to the applicable GMIB payout factor.

If you elect payments on a joint life basis, the joint life must be your spouse and the joint life GMIB payout factors will be reduced. See "Guaranteed minimum income benefit" in "Contract features and benefits." You may also elect to have your Protected Benefit account value paid to you in a lump sum or applied to an annuity payout option we are offering at the time.

For amounts allocated to your Investment account, you must select an annuity payout option or take a lump sum payment.

If you are the contract owner and your spouse is the sole primary beneficiary or you jointly own the contract with your younger spouse, your spouse may elect to continue the contract as successor owner upon your death. Under certain circumstances, your surviving spouse may be substituted as annuitant as of the date of your death. If your surviving spouse becomes the annuitant, the contract maturity date may be changed based on the age of the new annuitant.
For information about spousal continuation please see "Spousal continuation"
later in this Prospectus.

                                      81

                             ACCESSING YOUR MONEY

5. Charges and expenses

--------------------------------------------------------------------------------

CHARGES THAT AXA EQUITABLE DEDUCTS

We deduct the following charges each day from the net assets of each variable investment option. Together, they make up the daily "contract fee." These charges are reflected in the unit values of each variable investment option:

..   An operations charge

..   An administration charge

..   A distribution charge

We deduct the following charges as described later in this section. When we deduct these charges from your variable investment options, we reduce the number of units credited to your contract:

..   On each contract date anniversary -- an annual administrative charge, if applicable.

..   At the time you make certain withdrawals or surrender your contract -- a withdrawal charge (if applicable).

..   On each contract date anniversary -- a charge for each optional benefit you elect: a Guaranteed minimum death benefit (other than the Return of
    Principal death benefit) and the Guaranteed minimum income benefit.

..   At the time annuity payments are to begin -- charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state.

..   At the time you request a transfer in excess of 12 transfers in a contract year -- a transfer charge (currently, there is no charge).

More information about these charges appears below. We will not increase these charges for the life of your contract, except as noted. We may reduce certain charges under group or sponsored arrangements. See "Group or sponsored arrangements" later in this section.

The charges under the contracts are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the contracts. They are also designed, in the aggregate, to compensate us for the risks of loss we assume pursuant to the contracts. If, as we expect, the charges that we collect from the contracts exceed our total costs in connection with the contracts, we will earn a profit. Otherwise, we will incur a loss.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this Prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray, a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk. This does not mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the contracts.

To help with your retirement planning, we may offer other annuities with different charges, benefits and features. Please contact your financial professional for more information.

SEPARATE ACCOUNT ANNUAL EXPENSES

OPERATIONS CHARGE. We deduct a daily charge from the net assets in each variable investment option to compensate us for operations expenses, a portion of which compensates us for mortality and expense risks, described below. In connection with the Protected Benefit account variable investment options, a portion of this charge compensates us for our costs in providing the Return of
Principal death benefit. Below is the daily charge shown as an annual rate of the net assets in each variable investment option:

   Series B:                   0.80%
   Series CP(R):               1.05%

The mortality risk we assume is the risk that annuitants as a group will live for a longer time than our actuarial tables predict. If that happens, we would be paying more in annuity income than we planned. We also assume a risk that the mortality assumptions reflected in our guaranteed annuity payment tables, shown in each contract, will differ from actual mortality experience. Lastly, we assume a mortality risk to the extent that at the time of death, the
Guaranteed minimum death benefit exceeds the cash value of the contract. The expense risk we assume is the risk that it will cost us more to issue and administer the contracts than we expect.

For Series CP(R) contracts, a portion of this charge also compensates us for any credits we apply to the contract. We expect to make a profit from this charge. For a discussion of the credit, see "Credits" in "Contract features and benefits" earlier in this Prospectus.

ADMINISTRATION CHARGE. We deduct a daily charge from the net assets in each variable investment option. The charge, together with the annual administrative charge described below, is to compensate us for administrative expenses under the contracts. Below is the daily charge shown as an annual rate of the net assets in each variable investment option:

   Series B:       0.30%
   Series CP(R):   0.35%

DISTRIBUTION CHARGE. We deduct a daily charge from the net assets in each variable investment option to compensate us for a portion of our sales expenses under the contracts. Below is the daily charge shown as an annual rate of the net assets in each variable investment option:

   Series B:       0.20%
   Series CP(R):   0.25%

ACCOUNT VALUE CHARGES

ANNUAL ADMINISTRATIVE CHARGE. We deduct an administrative charge from your
Total account value on each contract date anniversary. We deduct the charge if your Total account value on the last business day of the contract year is less than $50,000. If your Total account value on such date is $50,000 or more, we do not deduct the charge. During the first two contract years, the charge is equal to $30 or, if less, 2% of your Total account value. The charge is $30 for contract years three and later.

                                      82

                             CHARGES AND EXPENSES

We will deduct this charge from your value in the Investment account variable investment options and the guaranteed interest option (see Appendix V later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state) on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from a Special DCA account. If those amounts are insufficient, we will deduct all or a portion of the charge from the Protected Benefit account variable investment options.

If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year.

If your Total account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable Guaranteed benefits except as noted under "Effect of your account values falling to zero"
in "Determining your contract's value" earlier in this Prospectus.

TRANSFER CHARGE

Currently, we do not charge for transfers among investment options under the contract. However, we reserve the right to charge for any transfers in excess of 12 per contract year. We will provide you with advance notice if we decide to assess the transfer charge, which will never exceed $35 per transfer. The transfer charge (if applicable), will be assessed at the time that the transfer is processed. Any transfer charge will be deducted from the investment options from which the transfer is made. We will not charge for transfers made in connection with one of our dollar cost averaging programs. Also, transfers from a dollar cost averaging program, our Systematic transfer program or our rebalancing program do not count toward your number of transfers in a contract year for the purposes of this charge.

SPECIAL SERVICE CHARGES

We deduct a charge for providing the special services described below. These charges compensate us for the expense of processing the special service. Except for the duplicate contract charge, we will deduct from your account value any withdrawal charge that applies and the charge for the special service provided.

WIRE TRANSFER CHARGE. We charge $90 for outgoing wire transfers. Unless you specify otherwise, this charge will be deducted from the amount you request.

EXPRESS MAIL CHARGE. We charge $35 for sending you a check by express mail delivery. This charge will be deducted from the amount you request.

DUPLICATE CONTRACT CHARGE. We charge $35 for providing a copy of your contract.
The charge for this service can be paid (i) using a credit card acceptable to
AXA Equitable, (ii) by sending a check to our processing office, or (iii) by any other means we make available to you.

CHECK PREPARATION CHARGE. The standard form of payment for all withdrawals is direct deposit. If direct deposit instructions are not provided, payment will be made by check. Currently, we do not charge for check preparation, however, we reserve the right to impose a charge. We reserve the right to charge a maximum of $85.

CHARGE FOR THIRD-PARTY TRANSFER OR EXCHANGE. Currently, we are waiving the $65 charge for each third-party transfer or exchange; this waiver may be discontinued at any time, with or without notice. Absent this waiver, we deduct a charge for direct rollovers or direct transfers of amounts from your contract to a third party, such as in the case of a trustee-to-trustee transfer for an
IRA contract, or if you request that your contract be exchanged for a contract issued by another insurance company. We reserve the right to increase this charge to a maximum of $125. Please see Appendix V later in this Prospectus for variations in your state.

WITHDRAWAL CHARGE

A withdrawal charge applies in two circumstances: (1) if you make one or more withdrawals during a contract year that, in total, exceed the free withdrawal amount, described below, or (2) if you surrender your contract to receive its cash value. For more information about the withdrawal charge if you select an annuity payout option, see "Your annuity payout options -- The amount applied to purchase an annuity payout option" in "Accessing your money" earlier in the
Prospectus. For Series CP(R) contracts, a portion of this charge also compensates us for any credits we apply to the contract. For a discussion of the Credit, see "Credits" in "Contract features and benefits" earlier in this
Prospectus. We expect to make a profit from this charge.

The withdrawal charge equals a percentage of the contributions withdrawn. For
Series CP(R) contracts, we do not consider credits to be contributions.
Therefore, there is no withdrawal charge associated with a Credit.

The percentage of the withdrawal charge that applies to each contribution depends on how long each contribution has been invested in the contract. We determine the withdrawal charge separately for each contribution according to the following table:

------------------------------------------------------------------------------------------------------------
                  WITHDRAWAL CHARGE AS A % OF CONTRIBUTION FOR EACH CONTRACT YEAR
------------------------------------------------------------------------------------------------------------
                                                             1   2   3   4   5   6   7      8    9     10
------------------------------------------------------------------------------------------------------------
Series B                                                     7%  7%  6%  6%  5%  3%  1%  0%/(1)/ --  --
------------------------------------------------------------------------------------------------------------
Series CP(R)                                                 8%  8%  7%  6%  5%  4%  3%  2%      1%  0%/(2)/
------------------------------------------------------------------------------------------------------------
(1)Charge does not apply in the 8th and subsequent contract years following contribution.
(2)Charge does not apply in the 10th and subsequent contract years following contribution.

For purposes of calculating the withdrawal charge, we treat the contract year in which we receive a contribution as "contract year 1" and the withdrawal charge is reduced or expires on each applicable contract date anniversary.
Amounts withdrawn that are not subject to the withdrawal charge are not considered withdrawals of any contribution. We also treat contributions that have been invested the longest as being withdrawn first. We treat contributions as withdrawn before earnings for purposes of calculating the withdrawal charge.
However, federal income tax rules treat earnings under your contract as withdrawn first. See "Tax information" later in this Prospectus.

Please see Appendix V later in this Prospectus for possible withdrawal charge schedule variations in your state.

In order to give you the exact dollar amount of the withdrawal you request, we deduct the amount of the withdrawal and the withdrawal charge from your Total account value. Any amount deducted to pay withdrawal charges is also subject to that same withdrawal charge percentage. Any applicable withdrawal charge will be calculated on the portion of the withdrawal amount that is subject to withdrawal charges. The charge will be taken out of your Protected

                                      83

                             CHARGES AND EXPENSES

Benefit account and your Investment account values based on the proportion of the withdrawal amount that is subject to the charge from the respective account values. We deduct the charge in proportion to the amount of the withdrawal subtracted from each investment option. The withdrawal charge helps cover our sales expenses.

For purposes of calculating reductions in your Guaranteed benefits and associated benefit bases, the withdrawal amount includes both the withdrawal amount paid to you and the amount of the withdrawal charge deducted from your
Total account value. For more information, see "How withdrawals affect your
Guaranteed benefits" in "Contract features and benefits" earlier in this
Prospectus.

The withdrawal charge does not apply in the circumstances described below.

FREE WITHDRAWAL AMOUNT

Each contract year you can withdraw a certain amount from your contract without paying a withdrawal charge. In the first contract year, the free withdrawal amount is determined using all contributions received in the first 90 days of the contract year. The free withdrawal amount does not apply if you surrender your contract except where required by law.

FOR CONTRACTS WITHOUT A GUARANTEED BENEFIT. If you do not have a Guaranteed benefit with your contract, your free withdrawal amount for the current year is equal to 10% of your Investment account value on your prior contract date anniversary and is not increased by additional contributions during the current year.

FOR CONTRACTS WITH A GUARANTEED MINIMUM DEATH BENEFIT (OTHER THAN THE RMD
WEALTH GUARD DEATH BENEFIT) AND WITHOUT GMIB. If you have a Guaranteed minimum death benefit with your contract, but did not elect the GMIB, your free withdrawal amount for the current year is equal to 10% of your Investment account value and 10% of your Protected Benefit account value on your immediately prior contract date anniversary. In the first contract year, if you do not fund your Guaranteed minimum death benefit until more than 90 days after your contract is issued, there is no free withdrawal amount in connection with the Protected Benefit account value until your first contract date anniversary.
If you fund your Guaranteed minimum death benefit with a transfer, your free withdrawal amount from your Investment account value in that contract year will not be reduced by the amount of the transfer. IF YOU FUND THE GUARANTEED
MINIMUM DEATH BENEFIT AFTER ISSUE WITH A TRANSFER OF 100% OF YOUR INVESTMENT
ACCOUNT VALUE MORE THAN 90 DAYS AFTER YOUR CONTRACT IS ISSUED, YOU WILL NOT
HAVE A FREE WITHDRAWAL AMOUNT FOR THE REMAINDER OF THAT CONTRACT YEAR.

FOR CONTRACTS WITH GMIB (AND WITH OR WITHOUT THE "GREATER OF" DEATH
BENEFIT). With respect to the Investment account, your free withdrawal amount for the current year is 10% of the Investment account value on your prior contract date anniversary.

With respect to the Protected Benefit account, which cannot be funded prior to age 50, the free withdrawal amount is equal to the greater of (a) 10% of your
Protected Benefit account value on your contract date anniversary and (b) your
Annual withdrawal amount. However, ANY FREE WITHDRAWAL AMOUNT THAT EXCEEDS YOUR
ANNUAL WITHDRAWAL AMOUNT WILL CAUSE A PRO RATA REDUCTION TO THE GMIB BENEFIT
BASE AND, EXCEPT IN THE CONTRACT YEAR IN WHICH YOU FIRST FUND THE PROTECTED
BENEFIT ACCOUNT, VOID THE NO-LAPSE GUARANTEE. If you enroll in an Automatic payment plan, payments will not exceed your Annual withdrawal amount. The
Deferral Roll-up rate is never used to determine the free withdrawal amount.

In the first contract year, the free withdrawal amount from the Protected
Benefit account, which cannot be funded until age 50, is determined using all contributions (but not including transfers) to the Protected Benefit account in the first 90 days of the contract year. If you fund your GMIB with a transfer, your free withdrawal amount from your Investment account in that contract year will not be reduced by the amount of the transfer. The amount of any contribution or transfer into the Protected Benefit account and contribution into the Investment account after the first 90 days of the contract year will not be included in your free withdrawal amount for that contract year. However, you may still withdraw any amount up to your pro-rated Annual withdrawal amount for that contract year without paying a withdrawal charge. See "Annual withdrawal amount" in the "Contract features and benefits" section for more information.

If you fund the GMIB in a contract year after the first contract year, you will not have a free withdrawal amount from the Protected Benefit account, which cannot be funded until age 50, for that contract year. However, you may still withdraw any amount up to your pro rated Annual withdrawal amount without paying a withdrawal charge.

For each contract year following the year in which your Protected Benefit account is first funded, the free withdrawal amount for the current year is determined on your immediately prior contract date anniversary and is not increased by contributions or transfers during that year.

When a withdrawal is taken from both the Investment account and the Protected
Benefit account, the free withdrawal amount is allocated based on the amounts withdrawn from each.

Withdrawal charges will not apply when the GMIB is exercised under the no-lapse guarantee on the contract date anniversary following age 95.

FOR CONTRACTS WITH THE RMD WEALTH GUARD DEATH BENEFIT. With respect to the
Investment account, your free withdrawal amount is 10% of the Investment account value at the beginning of the contract year.

With respect to the Protected Benefit account, the free withdrawal amount is
10% of the Protected Benefit account value at the beginning of the contract year. Withdrawal charges do not apply to RMD Wealth Guard withdrawal amounts.

DISABILITY, TERMINAL ILLNESS, OR CONFINEMENT TO NURSING HOME. There are
specific circumstances (described below) under which the withdrawal charge will not apply. At any time after the first contract date anniversary, you may submit a claim to have the withdrawal charge waived if you meet certain requirements. You are not eligible to make a claim prior to your first contract date anniversary. Also, your claim must be on the specific form we provide for this purpose.

The withdrawal charge does not apply if:

(i)We receive proof satisfactory to us (including certification by a licensed physician) that an owner (or older joint owner, if applicable) is unable to perform three of the following "activities of daily living":

   -- "Bathing" means washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

   -- "Continence" means the ability to maintain control of bowel and bladder function; or, when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for catheter or colostomy bag).

                                      84

                             CHARGES AND EXPENSES

   -- "Dressing" means putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

   -- "Eating" means feeding oneself by food into the body from a receptacle
      (such as a plate, cup or table) or by a feeding tube or intravenously.

   -- "Toileting" means getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

   -- "Transferring" means moving into or out of a bed, chair or wheelchair.

(ii)We receive proof satisfactory to us (including certification by a licensed physician) that an owner's (or older joint owner's, if applicable) life expectancy is six months or less.

(iii)An owner (or older joint owner, if applicable) has been confined to a nursing home for more than 90 days (or such other period, as required in your state) as verified by a licensed physician. A nursing home for this purpose means one that is (a) approved by Medicare as a provider of skilled nursing care service, or (b) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the
     United States, Puerto Rico, or U.S. Virgin Islands) and meets all of the following:

   -- its main function is to provide skilled, intermediate, or custodial nursing care;

   -- it provides continuous room and board to three or more persons;

   -- it is supervised by a registered nurse or licensed practical nurse;

   -- it keeps daily medical records of each patient;

   -- it controls and records all medications dispensed; and

   -- its primary service is other than to provide housing for residents.

Some states may not permit us to waive the withdrawal charge in the above circumstances, or may limit the circumstances for which the withdrawal charge may be waived. Your financial professional can provide more information or you may contact our processing office.

GUARANTEED BENEFIT CHARGES

RETURN OF PRINCIPAL DEATH BENEFIT. There is no additional charge for this death benefit, but it must be elected with the Guaranteed minimum income benefit, which does charge a fee. The Return of Principal death benefit, like all of the guaranteed minimum death benefits, only applies to amounts you allocate to the
Protected Benefit account variable investment options and not to the contract as a whole.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT. If you elect the Highest Anniversary
Value death benefit, we deduct a charge annually from your Protected Benefit account variable investment options on each contract date anniversary for which it is in effect. The charge is equal to 0.35% of the Highest Anniversary Value benefit base. If you elect this benefit, but do not fund it until after your contract date, we will deduct the full charge on the contract date anniversary following the date on which you fund the benefit.

RMD WEALTH GUARD DEATH BENEFIT. If you elect the RMD Wealth Guard death benefit, we will deduct a charge annually from your Protected Benefit account variable investment options on each contract date anniversary for which it is in effect. The current charge is equal to 0.60% (if you were age 20-64 on your contract date) or 1.00% (if you were age 65-68 on your contract date) of the
RMD Wealth Guard death benefit base in effect each contract date anniversary.
If you have this benefit, but do not fund it until after your contract date, we will deduct the full charge on the contract date anniversary following the date on which you fund the benefit. We reserve the right to increase the charge for this benefit up to a maximum of 1.20% (if you were age 20-64 on your contract date) or 2.00% (if you were age 65-68 on your contract date). See, "Fee changes for the Guaranteed minimum income benefit, "Greater of" death benefit and RMD
Wealth Guard death benefit" below for more information.

"GREATER OF" DEATH BENEFIT. If you elect this death benefit (which cannot be elected until age 50), we deduct a charge annually from your Protected Benefit account variable investment options on each contract date anniversary for which it is in effect. The current charge is equal to 1.25% of the "Greater of" death benefit base. If you elect this benefit, but do not fund it until after your contract date, we will deduct the full charge on the contract date anniversary following the date on which you fund the benefit.

We reserve the right to increase the charge for this benefit up to a maximum of
2.50%. See "Fee changes for the Guaranteed minimum income benefit and "Greater of" death benefit" below for more information.

GUARANTEED MINIMUM INCOME BENEFIT CHARGE. If you elected the GMIB (which cannot be elected until age 50), we deduct a charge annually from your Protected
Benefit account variable investment options on each contract date anniversary until such time that your Lifetime GMIB payments begin or you elect another annuity payout option, whichever occurs first. The current charge is equal to
1.25% of the GMIB benefit base in effect on each contract date anniversary. If you have this benefit, but do not fund it until after your contract date anniversary, we will deduct the full charge on the contract date anniversary following the date on which you fund the benefit. We reserve the right to increase the charge for this benefit up to a maximum of 2.50%. See "Fee changes for the Guaranteed minimum income benefit and "Greater of" death benefit" below for more information.

                              -------------------

For the Highest Anniversary Value death benefit, "Greater of" death benefit,
GMIB and RMD Wealth Guard death benefit, we will deduct each charge from your
Protected Benefit account variable investment options on a pro rata basis. If those amounts are insufficient to pay the charge and you have no amounts in the
Special DCA program designated for the Protected Benefit account variable investment options, your benefit will terminate without value and you will lose any applicable Guaranteed benefits except as noted under "Effect of your account values falling to zero" in "Determining your contract's value" earlier in this Prospectus. Your contract will also terminate if you do not have any
Investment account value.

For the Highest Anniversary Value death benefit, the "Greater of" death benefit, the GMIB and RMD Wealth Guard death benefit, if any of the events listed below occur on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. The pro rata portion of the charge will be based on the fee that is in effect at the time the charge is assessed.

                                      85

                             CHARGES AND EXPENSES

..   A death benefit is paid;

..   you surrender the contract to receive its cash value;

..   you annuitize your Protected Benefit account value;

..   you transfer 100% of your Protected Benefit account value to the Investment account (following the dropping of your Guaranteed benefits); or

..   you withdraw 100% of your Protected Benefit account value (following the dropping of your Guaranteed benefits).

FEE CHANGES FOR THE GUARANTEED MINIMUM INCOME BENEFIT, "GREATER OF" DEATH
BENEFIT AND RMD WEALTH GUARD DEATH BENEFIT

We may increase or decrease the charge for the Guaranteed minimum income benefit, "Greater of" death benefit and RMD Wealth Guard death benefit. You will be notified of a change in the charge at least 30 days in advance. The charge for each benefit may only change once in a 12 month period and will never exceed the maximum shown in the fee table. If you are within your first two contract years at the time we notify you of a revised charge, the revised charge will be effective the first day of the third contract year or at least
30 days following the notification date and will be assessed beginning on your third contract date anniversary. If you have reached your second contract date anniversary at the time we notify you of a revised charge, the revised charge will be effective 30 days after the notification date and will be assessed as of your next contract date anniversary that is at least 30 days after the fee change notification date and on all contract date anniversaries thereafter. A pro rated charge assessed during any contract year will be based on the charge in effect at that time. See "Guaranteed benefit charges" above for more information. You may not opt out of a fee change but you may drop the benefit if you notify us in writing within 30 days after a fee change is declared. The requirement that all withdrawal charges have expired will be waived. See
"Dropping or changing your Guaranteed benefits" in "Contract features and benefits," as well as Appendix I for more information.

EXERCISE OF THE GMIB IN THE EVENT OF A GMIB FEE INCREASE. In the event we increase the charge for the GMIB, you may exercise the GMIB subject to the following rules. If you are within your first two contract years at the time we notify you of a GMIB fee increase, you may elect to exercise the GMIB during the 30 day period beginning on your second contract date anniversary. If you have reached your second contract date anniversary at the time we notify you of a GMIB fee increase, you may elect to exercise the GMIB during the 30 day period beginning on the date of the fee increase notification. NOTE THAT IF YOU
ARE WITHIN YOUR FIRST TWO CONTRACT YEARS AT THE TIME WE NOTIFY YOU OF A GMIB
FEE INCREASE, YOUR OPPORTUNITY TO DROP THE BENEFIT IS THE 30 DAY PERIOD
FOLLOWING NOTIFICATION, NOT THE 30 DAY PERIOD FOLLOWING YOUR SECOND CONTRACT
DATE ANNIVERSARY. We must receive your election to exercise the GMIB within the applicable 30 day GMIB exercise period. Any applicable GMIB exercise waiting period will be waived. Upon expiration of the 30 day exercise period, any contractual waiting period will resume. If your GMIB exercise waiting period has already elapsed when a fee increase is announced, you may exercise your
GMIB during either (i) the 30 day GMIB exercise period provided by your contract or (ii) the 30 day exercise period provided by the fee increase. It is possible that these periods may overlap. For more information on your contract's GMIB exercise period and exercise rules, see "Exercise of GMIB" in
"Contract features and benefits". This feature may not be available in all states. In addition, this feature may vary in your state. For a state-by-state description of all material variations of this contract, see Appendix V later in this Prospectus.

For single owner contracts, the payout can be either based on a single life
(the owner's life) or joint lives. For IRA contracts, the joint life must be the spouse of the owner. For jointly owned contracts, payments can be based on a single life (based on the life of the older owner) or joint lives. For non-natural owners, payments are available on the same basis (based on the annuitant or joint annuitant's life). Your Lifetime GMIB payments are calculated by applying your GMIB benefit base (as of the date we receive your election in good order) less any applicable withdrawal charge remaining, to guaranteed GMIB annuity purchase factors. See "Exercise of Guaranteed minimum income benefit" under "Contract features and benefits" for additional information regarding GMIB exercise.

CHARGES FOR STATE PREMIUM AND OTHER APPLICABLE TAXES

We deduct a charge designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. Generally, we deduct the charge from the amount applied to provide an annuity pay-out option. The current tax charge that might be imposed varies by jurisdiction and ranges from 0% to 3.5%.

CHARGES THAT THE TRUSTS DEDUCT

The Trusts deduct charges for the following types of fees and expenses:

..   Management fees.

..   12b-1 fees.

..   Operating expenses, such as trustees' fees, independent public accounting firms' fees, legal counsel fees, administrative service fees, custodian fees and liability insurance.

..   Investment-related expenses, such as brokerage commissions.

These charges are reflected in the daily share price of each Portfolio. Since shares of each Trust are purchased at their net asset value, these fees and expenses are, in effect, passed on to the variable investment options and are reflected in their unit values. Certain Portfolios available under the contract in turn invest in shares of other Portfolios of the Trusts and/or shares of unaffiliated Portfolios (collectively, the "underlying Portfolios"). The underlying Portfolios each have their own fees and expenses, including management fees, operating expenses, and investment related expenses such as brokerage commissions. For more information about these charges, please refer to the prospectuses for the Trusts.

GROUP OR SPONSORED ARRANGEMENTS

For certain group or sponsored arrangements, we may reduce the withdrawal charge (if applicable) or the daily contract charge, or change the minimum initial contribution requirements. We also may change the Guaranteed benefits, or offer variable investment options that invest in shares of the Trusts that are not subject to the 12b-1 fee. We may also change the crediting percentage that applies to contributions. Credits are subject to recovery under certain circumstances. See "Credits (for Series CP(R) contracts)" under "Contract features and benefits" earlier in this Prospectus. Group arrangements include those in which a trustee

                                      86

                             CHARGES AND EXPENSES

or an employer, for example, purchases contracts covering a group of individuals on a group basis. Group arrangements are not available for traditional IRA and Roth IRA contracts. Sponsored arrangements include those in which an employer allows us to sell contracts to its employees or retirees on an individual basis.

Our costs for sales, administration and operations generally vary with the size and stability of the group or sponsoring organization, among other factors. We take all these factors into account when reducing charges. To qualify for reduced charges, a group or sponsored arrangement must meet certain requirements, such as requirements for size and number of years in existence.
Group or sponsored arrangements that have been set up solely to buy contracts or that have been in existence less than six months will not qualify for reduced charges.

We will make these and any similar reductions according to our rules in effect when we approve a contract for issue. We may change these rules from time to time. Any variation will reflect differences in costs or services and will not be unfairly discriminatory.

Group or sponsored arrangements may be governed by federal income tax rules, the Employee Retirement Income Security Act of 1974 ("ERISA") or both. We make no representations with regard to the impact of these and other applicable laws on such programs. We recommend that employers, trustees, and others purchasing or making contracts available for purchase under such programs seek the advice of their own legal and benefits advisers.

OTHER DISTRIBUTION ARRANGEMENTS

We may reduce or eliminate charges when sales are made in a manner that results in savings of sales and administrative expenses, such as sales through persons who are compensated by clients for recommending investments and who receive no commission or reduced commissions in connection with the sale of the contracts.
We will not permit a reduction or elimination of charges where it would be unfairly discriminatory.

                                      87

                             CHARGES AND EXPENSES

6. Payment of death benefit

--------------------------------------------------------------------------------

YOUR BENEFICIARY AND PAYMENT OF BENEFIT

You designate your beneficiary when you apply for your contract. You may change your beneficiary at any time while you are alive and the contract is in force.
The change will be effective as of the date the written request is executed, whether or not you are living on the date the change is received in our processing office. We are not responsible for any beneficiary change request that we do not receive. We will send you a written confirmation when we receive your request.

Under jointly owned contracts, the surviving owner is considered the beneficiary, and will take the place of any other beneficiary. Under a contract with a non-natural owner that has joint annuitants who continue to be spouses at the time of death, the surviving annuitant is considered the beneficiary, and will take the place of any other beneficiary. In a QP contract, the beneficiary must be the plan trust. Where an NQ contract is owned for the benefit of a minor pursuant to the Uniform Gift to Minors Act or the Uniform
Transfers to Minors Act, the beneficiary must be the estate of the minor. Where an IRA contract is owned in a custodial individual retirement account, the custodian must be the beneficiary.

The death benefit in connection with your Investment account is equal to your
Investment account value as of the date we receive satisfactory proof of the owner's (or older joint owner's, if applicable) death, any required instructions for the method of payment, forms necessary to effect payment and any other information we may require. For Series CP(R) contracts, the
Investment account value used to determine the death benefit will first be reduced by the amount of any credits applied to contributions made during the one-year period prior to the owner's (or older joint owner's, if applicable)
death.

The death benefit in connection with any amount in your Protected Benefit account is equal to your Protected Benefit account value or, if greater, the applicable Guaranteed minimum death benefit. We determine the amount of the death benefit (other than the applicable Guaranteed minimum death benefit), as of the date we receive satisfactory proof of the owner's (or older joint owner's, if applicable) death, any required instructions for the method of payment, forms necessary to effect payment and any other information we may require (date of claim). However, this is not the case if the beneficiary of your contract is your spouse and he or she decides to roll over the death benefit to another contract issued by us. See "Effect of the owner's death"
below. For Series CP(R) contracts, the Protected Benefit account value used to determine the death benefit will first be reduced by the amount of any credits applied to contributions made during the one-year period prior to the owner's
(or older joint owner's, if applicable) death. The amount of the applicable
Guaranteed minimum death benefit will be such Guaranteed minimum death benefit as of the date of the owner's (or older joint owner's, if applicable) death adjusted for any subsequent withdrawals. If you elected the RMD Wealth Guard death benefit, the RMD Wealth Guard death benefit base will be reduced on a dollar-for-dollar basis by any withdrawals taken between December 31 of the calendar year of the date of death and the date of claim. Payment of the death benefit terminates the contract.

--------------------------------------------------------------------------------
WHEN WE USE THE TERMS "OWNER" AND "JOINT OWNER", WE INTEND THESE TO BE
REFERENCES TO ANNUITANT AND JOINT ANNUITANT, RESPECTIVELY, IF THE CONTRACT HAS
A NON-NATURAL OWNER. IF THE CONTRACT IS JOINTLY OWNED OR IS ISSUED TO A
NON-NATURAL OWNER, THE DEATH BENEFIT IS PAYABLE UPON THE DEATH OF THE OLDER
JOINT OWNER OR OLDER JOINT ANNUITANT, AS APPLICABLE.
--------------------------------------------------------------------------------

Subject to applicable laws and regulations, you may impose restrictions on the timing and manner of the payment of the death benefit to your beneficiary. For example, your beneficiary designation may specify the form of death benefit payout (such as a life annuity), provided the payout you elect is one that we offer both at the time of designation and when the death benefit is payable. In general, the beneficiary will have no right to change the election. However, you should be aware that (i) in accordance with current federal income tax rules, we apply a predetermined death benefit annuity payout election only if payment of the death benefit amount begins within one year following the date of death, which payment may not occur if the beneficiary has failed to provide all required information before the end of that period, (ii) we will not apply the predetermined death benefit payout election if doing so would violate any federal income tax rules or any other applicable law, and (iii) a beneficiary or a successor owner who continues the contract under one of the continuation options described below will have the right to change your annuity payout election.

In general, if the annuitant dies, the owner (or older joint owner, if applicable) will become the annuitant, and the death benefit is not payable. If the contract had joint annuitants, it will become a single annuitant contract.

EFFECT OF THE OWNER'S DEATH

In general, if the owner dies while the contract is in force, the contract terminates and the applicable death benefit is paid. If the contract is jointly owned, the death benefit is payable upon the death of the older owner. If the contract has a non-natural owner, the death benefit is payable upon the death of the annuitant.

There are various circumstances, however, in which the contract can be continued by a successor owner or under a Beneficiary continuation option
("BCO"). For contracts with spouses who are joint owners, the surviving spouse will automatically be able to continue the contract under the "Spousal continuation" feature or under our Beneficiary continuation option, as discussed below. For contracts with non-spousal joint owners, the joint owner will be able to continue the contract as a successor owner subject to the limitations discussed below under "Non-spousal joint owner contract continuation."

If you are the sole owner, your surviving spouse may have the option to:

..   take the death benefit proceeds in a lump sum;

..   exercise the GMIB (if applicable), if the surviving spouse is age 85 or older at the time of your death;

                                      88

                           PAYMENT OF DEATH BENEFIT

..   continue the contract as a successor owner under "Spousal continuation" (if your spouse is the sole primary beneficiary) or under our Beneficiary continuation option, as discussed below; or

..   roll the death benefit proceeds over into another contract.

If you elected the GMIB, and your surviving spouse is age 85 or older at the time of your death and wishes to exercise the GMIB, we must receive the exercise election within twelve months of your date of death. The annuity purchase factors that apply in calculating the GMIB payments to your surviving spouse differ from the annuity purchase factors that we generally use to calculate GMIB payments.

If your surviving spouse rolls over the death benefit proceeds into a contract issued by us, the amount of the death benefit will be calculated as of the date we receive all requirements necessary to issue your spouse's new contract. Any death proceeds will remain invested in this contract until your spouse's new contract is issued. The amount of the death benefit will be calculated to equal the greater of the account value (as of the date your spouse's new contract is issued) and the applicable Guaranteed minimum death benefit (as of the date of your death). This means that the death benefit proceeds could vary up or down, based on investment performance, until your spouse's new contract is issued.

If the surviving joint owner is not the surviving spouse, or, for single owner contracts, if the beneficiary is not the surviving spouse, federal income tax rules generally require payments of amounts under the contract to be made within five years of an owner's death (the "5-year rule"). In certain cases, an individual beneficiary or non-spousal surviving joint owner may opt to receive payments over his/her life (or over a period not in excess of his/her life expectancy) if payments commence within one year of the owner's death. Any such election must be made in accordance with our rules at the time of death. If the beneficiary of a contract with one owner or a younger non-spousal joint owner continues the contract under the 5-year rule, in general, all Guaranteed benefits and their charges will end. For more information on non-spousal joint owner contract continuation, see the section immediately below.

NON-SPOUSAL JOINT OWNER CONTRACT CONTINUATION

Upon the death of either owner, the surviving joint owner becomes the sole owner.

Any death benefit (if the older owner dies first) or cash value (if the younger owner dies first) must be fully paid to the surviving joint owner within five years. The surviving owner may instead elect to receive a life annuity, provided payments begin within one year of the deceased owner's death. If the life annuity is elected, the contract and all benefits terminate.

If the older owner dies first, we will increase the account value to equal the
Guaranteed minimum death benefit, if higher. The surviving owner can elect to
(1) take a lump sum payment; (2) annuitize within one year; (3) continue the contract for up to five years and any GMIB and charge will be terminated; or
(4) continue the contract under the Beneficiary continuation option. For Series
CP(R) contracts, if any contributions are made during the one-year period prior to the owner's death, the account value will first be reduced by any credits applied to any such contributions.

If the contract continues, any Guaranteed minimum death benefit and associated charge will be discontinued. Withdrawal charges, if applicable, will no longer apply, and no subsequent contributions will be permitted.

If the younger owner dies first, the surviving owner can elect to (1) take a lump sum payment; (2) annuitize within one year; (3) continue the contract for up to five years; or (4) continue the contract under the Beneficiary continuation option. If the contract continues under the "5-year rule", the death benefit is not payable and the Guaranteed minimum death benefit, if applicable, will continue without change. In general, the GMIB and charge will be discontinued. Withdrawal charges, if applicable, will continue to apply and no subsequent contributions will be permitted.

SPOUSAL CONTINUATION

For jointly owned NQ contracts, if the younger spouse dies first no death benefit is paid, and the contract continues as follows:

..   The Guaranteed benefits continue to be based on the surviving spouse's age for the life of the contract.

..   If the "Greater of" GMBD is in effect, the GMDB Roll-up period end date will be based on the surviving spouse's age, although the GMDB Maximum
    Roll-up period remains unchanged.

..   If the deceased spouse was the annuitant, the surviving spouse becomes the annuitant. If the deceased spouse was a joint annuitant, the contract will become a single annuitant contract.

..   The withdrawal charge schedule, if applicable, remains in effect.

If you are the contract owner and your spouse is the sole primary beneficiary or you jointly own the contract with your younger spouse, your spouse may elect to continue the contract as successor owner upon your death. Spousal beneficiaries (who are not also joint owners) must be 85 or younger as of the date of the deceased spouse's death in order to continue the contract under
Spousal continuation. The determination of spousal status is made under applicable state law. However, in the event of a conflict between federal and state law, we follow federal rules.

Upon your death, the younger spouse joint owner (for NQ contracts only) or the spouse beneficiary (under a single owner contract), may elect to receive the death benefit, continue the contract under our Beneficiary continuation option
(as discussed below in this section) or continue the contract as sole owner, as follows:

..   (YOUNGER SPOUSE JOINT OWNERS ONLY)

   -- The surviving younger spouse must be younger than age 96 on the next contract date anniversary following the date of claim.

   -- If the Protected Benefit account had not been funded and the deceased spouse died after the age at which he or she was eligible to fund the
      Protected Benefit account, the surviving spouse can fund the Protected
      Benefit account if he or she satisfies the age-eligibility rules.

   -- If the applicable GMDB benefit base on the date of death is higher than the Protected Benefit account value on the date of claim, we will reset the Protected Benefit account value to equal the GMDB benefit base.

   -- If the surviving spouse joint owner is age 96 or older on the next contract date anniversary following the date of claim, we will pay the death benefit and the contract will be terminated.

..   (SPOUSE BENEFICIARIES ONLY)

   -- The surviving spouse must be between ages 45 and 85 as of the date of the deceased spouse's death to continue the contract.

                                      89

                           PAYMENT OF DEATH BENEFIT

   -- If the GMIB had been elected and the Protected Benefit account had not been funded as of the date of death, all Guaranteed benefits, including any applicable charges, will be terminated.

   -- If the GMIB had not been elected and the Protected Benefit account had not been funded as of the date of death, contributions to the Protected
      Benefit account are permitted if the ex-spouse is age-eligible at the time of the contribution.

   -- If the Protected Benefit account has been funded, transfers from the
      Investment Account are permitted if the surviving spouse is age eligible.
      For contracts with the GMIB, additional contributions to the Protected
      Benefit account are not permitted.

..   If the deceased spouse had been the annuitant or joint annuitant, the surviving spouse becomes the annuitant. If a third party had been the annuitant, the surviving spouse can elect to become the annuitant or allow the third party to continue as annuitant.

..   In general, withdrawal charges will no longer apply to contributions made before your death. Withdrawal charges if applicable will apply if subsequent contributions are made. Your contract may only be continued
    under the spousal continuation provisions once.

GMDB AND SPOUSAL CONTINUATION

..   For contracts with the Return of Principal death benefit, a surviving spouse age 80 or younger on the date of your death can continue the contract with the Return of Principal death benefit and can continue funding the Protected Benefit account through age 80.

   A surviving spouse age 81 or older on the date of your death can continue the contract but the Return of Principal death benefit amount will be frozen. This means that the Return of Principal death benefit base will no longer increase and will be subject to pro rata reduction for any subsequent withdrawals.

..   For contracts with the "Greater of" death benefit, the following applies:

   -- If the surviving spouse is age 65 or younger on the date of your death, the "Greater of" death benefit continues as long as the GMIB remains in effect. (See "GMIB and spousal continuation" below.)

     .   The Highest Anniversary Value benefit base will continue to grow according to its terms until the contract date anniversary after the surviving spouse reaches age 80. If the Highest Anniversary Value benefit base had stopped growing due to the deceased spouse having reached age 80, it will resume growing until the contract date anniversary after the surviving spouse reaches age 80.

     .   The GMDB Roll-up benefit base will roll-up until the GMDB Roll-up period end date, which will now be determined using the contract date anniversary following the surviving spouse's 80th birthday.
         Furthermore, if the GMDB Roll-up period end date had occurred prior to the date of death, but the last day of the GMDB Maximum Roll-up period has not been reached, then the GMDB Roll-up benefit base will resume rolling up until the earlier of (a) the last date of the GMDB Maximum
         Roll-up period and (b) the contract date anniversary following the surviving spouse's 80th birthday.

         EXAMPLE: Assume that, prior to the date of death, the GMDB Roll-up period ended after 15 years because the deceased spouse reached age
         80. Assume further the deceased spouse died at age 82, at which time the surviving spouse was 64. Because the GMDB Maximum Roll-up period still has three years to run, the GMDB Roll-up benefit base becomes eligible to roll up for an additional three years once the surviving spouse's age is used to determine the GMDB Roll-up period end date.
         (NOTE: For ease of illustration, this example uses approximate numbers.)

         If last day of the GMDB Maximum Roll-up period had been reached, the
         GMDB Roll-up benefit base will not roll up but may be increased by changes to the Highest Anniversary Value component of the benefit base.

     .   Operation of the GMDB Roll-up benefit base reset feature, and any
         Deferral Roll-up amount or Annual Roll-up amount, as applicable, will be based on the surviving spouse's age.

     .   The charge for the Guaranteed minimum death benefit will continue to apply, even after the Guaranteed minimum death benefit no longer rolls up or is no longer eligible for resets.

   -- If the surviving spouse is age 66 or over on the date of your death, the
      "Greater of" death benefit will be frozen (even if the GMIB remain in effect), which means:

     .   On the date your spouse elects to continue the contract, the "Greater of" death benefit will be discontinued. The Return of Principal death benefit will go into effect with an initial value equal to the amount of the "Greater of" death benefit base on the date of your death. If your Total account value is higher than the "Greater of" death benefit base on the date of your death, the "Greater of" death benefit base
         WILL NOT BE INCREASED to equal your Total account value.

     .   The death benefit will no longer increase, and will be subject to pro rata reduction for any subsequent withdrawals, including RMD withdrawals.

     .   The charge for the "Greater of" death benefit will be discontinued, although we will deduct a pro rata charge for the period of time that the benefit was in effect during the year prior to the date of death.

     .   Upon the death of your spouse, the beneficiary will receive, as of the date of death, the greater of the Total account value and the value of the death benefit.

     .   (YOUNGER SPOUSE JOINT OWNERS ONLY) The surviving spouse can continue funding the Protected Benefit account through age 80.

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                           PAYMENT OF DEATH BENEFIT

     .   (SPOUSE BENEFICIARIES ONLY) Transfers from the Investment Account are permitted if the surviving spouse is age eligible. Additional contributions to the Protected Benefit account are not permitted.

   -- Whether the "Greater of" death benefit continues or is discontinued, if your Total account value is lower than the "Greater of" death benefit base on the date of your death, your Total account value will be increased to equal the "Greater of" death benefit base.

..   For contracts with the Highest Anniversary Value death benefit, the following applies:

   -- If the surviving spouse is age 75 or younger on the date of your death, the Highest Anniversary Value death benefit continues and will continue to grow according to its terms until the contract date anniversary following the date the surviving spouse reaches age 85. If the Highest
      Anniversary Value benefit base had stopped growing due to the deceased spouse having reached age 85, it will resume growing until the contract date anniversary following the date the surviving spouse reaches age 85.

   -- The charge for the Highest Anniversary Value death benefit will continue to apply, even after the death benefit is no longer eligible for resets.

   -- If the surviving spouse is age 76 or older on the date of your death, the
      Highest Anniversary Value death benefit will be frozen, which means:

     .   On the date your spouse elects to continue the contract, the Highest
         Anniversary Value death benefit will be discontinued. The Return of
         Principal death benefit will go into effect with an initial value equal to the amount of the "Highest Anniversary Value benefit base on the date of your death. If your Total account value is higher than the
         Highest Anniversary Value death benefit base on the date of your death, the Highest Anniversary Value benefit base WILL NOT BE
         INCREASED to equal your Total account value.

     .   The death benefit will no longer be eligible to increase, and will be subject to pro rata reduction for any subsequent withdrawals, including RMD withdrawals.

     .   The charge for the Highest Anniversary Value death benefit will be discontinued, although we will deduct a pro rata charge for the period of time that the benefit was in effect during the year prior to the date of death.

     .   Upon the death of your spouse, the beneficiary will receive, as of the date of death, the greater of the Total account value and the value of the death benefit.

..   For contracts with the RMD Wealth Guard death benefit, the following applies:

   -- We will increase the Protected Benefit account value to equal RMD Wealth
      Guard death benefit base, if higher. This increase will be excluded from the total contributions portion of the calculation of any future RMD
      Wealth Guard Refund amount, if applicable.

   -- Withdrawal charges will not apply to Protected Benefit account withdrawals.

   -- If the surviving spouse is age 68 or younger on the date of death, the
      RMD Wealth Guard death benefit continues. The applicable fee for the RMD
      Wealth Guard death benefit will be based on the surviving spouse's age at the time of the owner's death, and will be higher if the surviving spouse is age 65 or higher as of the date of death and the deceased owner was under age 65 when the contract was issued. The RMD Wealth Guard death benefit base will continue to grow (or, if the benefit base had been frozen upon the owner reaching age 85, resume growing) according to its terms until the contract date anniversary following the earlier of (i)
      the first RMD withdrawal from the Protected Benefit account and (ii) the date the surviving spouse reaches age 85. Any fees for the RMD Wealth
      Guard death benefit collected between the date of death and the date of claim will not be refunded.

   -- If age 68 or younger on the date of death, the surviving spouse can fund the RMD Wealth Guard death benefit base if the deceased contract owner had been eligible to fund it but did not do so, or increase the RMD
      Wealth Guard death benefit base by transferring additional amounts to the
      Protected Benefit account, subject to the restrictions on transfers to the Protected Benefit Account described in "Transferring your money among investment options" earlier in this Prospectus. Specifically, the restrictions on transfers that apply to contract owners age 20-64 on their contract date also apply to a surviving spouse age 20-64 on the date of death, and the rules that apply to contract owners age 65-68 on their contract date also apply to a surviving spouse aged 65-68 on the date of death. Contributions to the Protected Benefit account are not permitted.

   -- If the surviving spouse is age 69 or older at the time of the owner's death, and the Protected Benefit account has value, the RMD Wealth Guard death benefit amount will be frozen. This means that the RMD Wealth Guard death benefit base will no longer increase and will be subject to pro rata reduction for any subsequent withdrawals, including RMD withdrawals.
      The charge for the RMD Wealth Guard death benefit will be discontinued
      and the RMD Wealth Guard Refund feature will no longer apply. If the
      Protected Benefit account has no value, the RMD Wealth Guard death benefit will terminate and the charge will be discontinued. Contributions and transfers to the Protected Benefit account are not permitted.

   -- A surviving spouse who does not wish to continue the RMD Wealth Guard death benefit can terminate the benefit by taking a full withdrawal of the Protected Benefit account or making a one-time transfer to the
      Investment account variable investment options and guaranteed interest option.

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                           PAYMENT OF DEATH BENEFIT

GMIB AND SPOUSAL CONTINUATION. For jointly owned contracts:

..   The GMIB will end if the surviving spouse is age 95 or older as of the date of death of the deceased spouse, or will attain age 95 prior to the end of the GMIB exercise waiting period. The charge for the GMIB will be discontinued, although we will deduct a pro rata charge for the period of time (if any) that the benefit was in effect during the year prior to the date of death.

..   The GMIB will continue if the surviving spouse is age 94 or younger as of the contract date anniversary before the date of death and will not attain age 95 prior to the end of the GMIB exercise waiting period. The GMIB benefit base will continue to roll up until the GMIB Roll-up period end date, which will be determined based on the contract date anniversary after the surviving spouse reaches age 95. However, if the GMIB Roll-up period end date had already occurred prior to the date of death, the GMIB Roll-up period will not be reinstated. The GMIB benefit base will remain eligible for resets.

..   If the GMIB continues, the charge for the GMIB will continue to apply. The
    GMIB can be exercised based on the surviving spouse's age as of the date of death of the deceased spouse.

   -- If the surviving spouse is between ages 45 through 49 as of the date of death, the earliest opportunity to exercise the GMIB will be within 30 days of the later of (a) the tenth contract date anniversary following the date the Protected Benefit account was first funded or the contract date anniversary after reaching age 60, whichever later or (b) the tenth contract date anniversary following the most recent GMIB benefit base reset.

   -- If the surviving spouse is between ages 50 through 95 as of the date of death, the earliest opportunity to exercise the GMIB will be within 30 days of the later of (a) the tenth contract date anniversary following the date the Protected Benefit account was first funded or (b) the tenth contract date anniversary following the most recent GMIB benefit base reset, but in either case not later than 30 days after the contract date anniversary following the surviving spouse's 95th birthday.

..   If the surviving spouse exercises the GMIB, we will always apply joint life annuity purchase rates in calculating the periodic payments. The GMDB is terminated upon exercise of the GMIB.

For single owner contracts:

..   The GMIB will end if the surviving spouse is either younger than age 50 or older than age 85 as of the date of death of the contract owner. The GMIB will also end if the Protected Benefit account had not been funded as of the date of death of the contract owner, even if the surviving spouse was age 50 to 85 as of the date of death. The charge for the GMIB will be discontinued, although we will deduct a pro rata charge for the period of time (if any) that the benefit was in effect during the year prior to the date of death.

   -- If the GMIB ends because the surviving spouse is older than age 85 as of the date of death, the surviving spouse will be given a one-time option within the first twelve months following the date of death to exercise the GMIB.

   -- If the GMIB ends, the surviving spouse cannot (a) fund the Protected
      Benefit account if it had not been previously funded and (b) make additional contributions into the Protected Benefit account if it had been previously funded. Transfers to the Protected Benefit account are permitted if the surviving spouse is age eligible.

..   The GMIB will continue if (i) the surviving spouse is age 50 through 85 as of the date of death; (ii) the Protected Benefit account had been funded prior to the date of death; and (iii) the last opportunity for the deceased spouse to exercise the GMIB had not passed prior to the date of death.

   -- The GMIB Maximum Roll-up Period does not restart, but the GMIB benefit base will roll up until GMIB Roll-up period end date that we will determine using the date on which the surviving spouse turns 95. However, if the GMIB Maximum Roll-up period had ended prior to the date of death, the GMIB benefit base will not resume rolling up.

   -- GMIB benefit base resets will continue until the contract date anniversary following the surviving spouse's 95th birthday.

   -- The GMIB can be exercised based on the surviving spouse's age as of the date of death of the deceased spouse.

     .   If the surviving spouse is between ages 45 through 49 as of the date of death, the earliest opportunity to exercise the GMIB will be within
         30 days of the later of (a) the tenth contract date anniversary following the date the Protected Benefit account was first funded or the contract date anniversary after reaching age 60, whichever later or (b) the tenth contract date anniversary following the most recent
         GMIB benefit base reset.

     .   If the surviving spouse is between ages 50 through 85 as of the date of death, the earliest opportunity to exercise the GMIB will be within
         30 days of the later of (a) the tenth contract date anniversary following the date the Protected Benefit account was first funded or
         (b) the tenth contract date anniversary following the most recent GMIB benefit base reset.

..   If the surviving spouse exercises the GMIB, we will always apply joint life annuity purchase rates in calculating periodic payments. The GMDB is terminated upon exercise of the GMIB.

Where an NQ contract is owned by a Living Trust, as defined in the contract, and at the time of the annuitant's death the annuitant's spouse is the sole beneficiary of the Living Trust, the Trustee, as owner of the contract, may request that the spouse be substituted as annuitant as of the date of the annuitant's death. No further change of annuitant will be permitted.

Where an IRA contract is owned in a custodial individual retirement account, and your spouse is the sole beneficiary of the account, the custodian may request that the spouse be substituted as annuitant after your death.

Spousal beneficiaries of a single owned contract who are 86 or older as of the date of the deceased spouse's death are not permitted to continue the contract under Spousal continuation. However, they may have a one-time opportunity to exercise the GMIB. See "GMIB exercise

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                           PAYMENT OF DEATH BENEFIT

rules" in "Contract features and benefits" for more information. If you divorce, Spousal continuation does not apply.

BENEFICIARY CONTINUATION OPTION

This feature permits a designated individual, on the contract owner's death, to maintain a contract with the deceased contract owner's name on it and receive distributions under the contract, instead of receiving the death benefit in a single sum. We make this option available to beneficiaries under traditional
IRA, Roth IRA and NQ contracts, subject to state availability. Please speak with your financial professional for further information. For a state-by-state description of all material variations of this contract, including information on the availability of the Beneficiary continuation option in your state, see
Appendix V later in this Prospectus.

Where an IRA contract is owned in a custodial individual retirement account, the custodian may reinvest the death benefit in an individual retirement annuity contract, using the account beneficiary as the annuitant. Please speak with your financial professional for further information.

BENEFICIARY CONTINUATION OPTION FOR TRADITIONAL IRA AND ROTH IRA CONTRACTS
ONLY. The Beneficiary continuation option must be elected by September 30th of the year following the calendar year of your death and before any other inconsistent election is made. Beneficiaries who do not make a timely election will not be eligible for this option. If the election is made, then, as of the date we receive satisfactory proof of death, any required instructions, information and forms necessary to effect the Beneficiary continuation option feature, we will increase the Protected Benefit account value to equal the applicable death benefit if such death benefit is greater than such account value, adjusted for any subsequent withdrawals. For Series CP(R) contracts, if any contributions are made during the one-year period prior to the owner's death, the account value will first be reduced by any credits applied to any such contributions.

Generally, payments will be made once a year to the beneficiary over the beneficiary's life expectancy (determined in the calendar year after your death and determined on a term certain basis). These payments must begin no later than December 31st of the calendar year after the year of your death. For sole spousal beneficiaries, payments may begin by December 31st of the calendar year in which you would have reached age 70 1/2, if such time is later. For traditional IRA contracts only, if you die before your Required Beginning Date for Required Minimum Distributions, as discussed later in this Prospectus in
"Tax information" under "Individual retirement arrangements (IRAs)," the beneficiary may choose the "5-year rule" option instead of annual payments over life expectancy. The "5-year rule" is always available to beneficiaries under
Roth IRA contracts. If the beneficiary chooses this option, the beneficiary may take withdrawals as desired, but the entire account value must be fully withdrawn by December 31st of the calendar year which contains the fifth anniversary of your death.

Under the Beneficiary continuation option for IRA and Roth IRA contracts:

..   The contract continues with your name on it for the benefit of your beneficiary.

..   The beneficiary replaces the deceased owner as annuitant.

..   This feature is only available if the beneficiary is an individual. Certain trusts with only individual beneficiaries will be treated as individuals for this purpose.

..   If there is more than one beneficiary, each beneficiary's share will be separately accounted for. It will be distributed over the beneficiary's own life expectancy, if payments over life expectancy are chosen.

..   The minimum amount that is required in order to elect the Beneficiary continuation option is $5,000 for each beneficiary.

..   The beneficiary may make transfers among the Investment account variable investment options and the guaranteed interest option (subject to our rules) but no subsequent contributions will be permitted.

..   The Protected Benefit account variable investment options will no longer be available and no value can be allocated to those investment options.

..   If any Guaranteed benefits are in effect under the contract, they will no longer be in effect and charges for such benefits will stop.

..   The beneficiary may choose at any time to withdraw all or a portion of the
    Total account value and no withdrawal charges, if any, will apply.

..   Any partial withdrawal must be at least $300.

..   Your beneficiary will have the right to name a beneficiary to receive any remaining interest in the contract.

..   Upon the death of your beneficiary, the beneficiary he or she has named has the option to either continue taking required minimum distributions based on the remaining life expectancy of the deceased beneficiary or to receive any remaining interest in the contract in a lump sum. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment.

BENEFICIARY CONTINUATION OPTION FOR NQ CONTRACTS ONLY. This feature, also known as Inherited annuity, may only be elected when the NQ contract owner dies before the annuity maturity date, whether or not the owner and the annuitant are the same person. For purposes of this discussion, "beneficiary" refers to the successor owner. This feature must be elected within 9 months following the date of your death and before any other inconsistent election is made.
Beneficiaries who do not make a timely election will not be eligible for this option.

Generally, payments will be made once a year to the beneficiary over the beneficiary's life expectancy, determined on a term certain basis and in the year payments start. These payments must begin no later than one year after the date of your death and are referred to as "scheduled payments." The beneficiary may choose the "5-year rule" instead of scheduled payments over life expectancy. If the beneficiary chooses the 5-year rule, there will be no scheduled payments. Under the 5-year rule, the beneficiary may take withdrawals as desired, but the entire account value must be fully withdrawn by the fifth anniversary of your death.

Under the Beneficiary continuation option for NQ contracts:

..   This feature is only available if the beneficiary is an individual. It is not available for any entity such as a trust, even if all of the beneficiaries of the trust are individuals.

..   The beneficiary automatically replaces the existing annuitant.

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                           PAYMENT OF DEATH BENEFIT

..   The contract continues with your name on it for the benefit of your beneficiary.

..   If there is more than one beneficiary, each beneficiary's share will be separately accounted for. It will be distributed over the respective beneficiary's own life expectancy, if scheduled payments are chosen.

..   The minimum amount that is required in order to elect the Beneficiary continuation option is $5,000 for each beneficiary.

..   The beneficiary may make transfers among the Investment account variable investment options but no subsequent contributions will be permitted.

..   The Protected Benefit account variable investment options will no longer be available and no value can be allocated to those investment options.

..   If any Guaranteed benefits are in effect under the contract, they will no longer be in effect and charges for such benefits will stop.

..   If the beneficiary chooses the "5-year rule," withdrawals may be made at any time. If the beneficiary instead chooses scheduled payments, the beneficiary may also take withdrawals, in addition to scheduled payments, at any time.

..   Any partial withdrawals must be at least $300.

..   Your beneficiary will have the right to name a beneficiary to receive any remaining interest in the contract on the beneficiary's death.

..   Upon the death of your beneficiary, the beneficiary he or she has named has the option to either continue taking scheduled payments based on the remaining life expectancy of the deceased beneficiary (if scheduled payments were chosen) or to receive any remaining interest in the contract in a lump sum. We will pay any remaining interest in the contract in a lump sum if your beneficiary elects the 5-year rule. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment.

IF THE DECEASED IS THE OWNER OR THE OLDER JOINT OWNER:

..   As of the date we receive satisfactory proof of death, any required instructions, information and forms necessary to effect the Beneficiary continuation option feature, we will increase the Protected Benefit account value to equal the applicable death benefit if such death benefit is greater than such Protected Benefit account value adjusted for any subsequent withdrawals. For Series CP(R) contracts, if any contributions are made during the one-year period prior to the owner's death, the account value will first be reduced by any credits applied to any such contributions.

..   No withdrawal charges, if applicable, will apply to any withdrawals by the beneficiary.

IF THE DECEASED IS THE YOUNGER NON-SPOUSAL JOINT OWNER:

..   The account value will not be reset to the death benefit amount.

..   The contract's withdrawal charge schedule, if applicable, will continue to be applied to any withdrawal or surrender other than scheduled payments;
    the contract's free withdrawal amount will continue to apply to withdrawals but does not apply to surrenders.

..   We do not impose a withdrawal charge on scheduled payments except if, when added to any withdrawals previously taken in the same contract year, including for this purpose a contract surrender, the total amount of withdrawals and scheduled payments exceed the free withdrawal amount. See the "Withdrawal charges" in "Charges and expenses" earlier in this
    Prospectus, if applicable.

                              -------------------

A surviving spouse should speak to his or her tax professional about whether
Spousal continuation or the Beneficiary continuation option is appropriate for him or her. Factors to consider include, but are not limited to, the surviving spouse's age, need for immediate income and a desire to continue any Guaranteed benefits under the contract.

                                      94

                           PAYMENT OF DEATH BENEFIT

7. Tax information

--------------------------------------------------------------------------------

OVERVIEW

In this part of the Prospectus, we discuss the current federal income tax rules that generally apply to Retirement Cornerstone(R) 19 contracts owned by United
States individual taxpayers. The tax rules can differ, depending on the type of contract, whether NQ, traditional IRA, Roth IRA or QP. Therefore, we discuss the tax aspects of each type of contract separately.

Federal income tax rules include the United States laws in the Internal Revenue
Code, and Treasury Department Regulations and IRS interpretations of the
Internal Revenue Code. These tax rules may change without notice. We cannot predict whether, when, or how these rules could change. Any change could affect contracts purchased before the change. In addition to legislation enacted in
December 2017, Congress may also consider further proposals to comprehensively reform or overhaul the United States tax and retirement systems, which if enacted, could affect the tax benefits of a contract. We cannot predict what, if any, legislation will actually be proposed or enacted.

We cannot provide detailed information on all tax aspects of the contracts.
Moreover, the tax aspects that apply to a particular person's contract may vary depending on the facts applicable to that person. We do not discuss state income and other state taxes, federal income tax and withholding rules for
non-U.S. taxpayers, or federal gift and estate taxes. We also do not discuss the Employee Retirement Income Security Act of 1974 ("ERISA"). Transfers of the
contract, rights or values under the contract, or payments under the contract, for example, amounts due to beneficiaries, may be subject to federal or state gift, estate, or inheritance taxes. You should not rely only on this document, but should consult your tax adviser before your purchase.

CONTRACTS THAT FUND A RETIREMENT ARRANGEMENT

Generally, there are two types of funding vehicles that are available for
Individual Retirement Arrangements ("IRAs"): an individual retirement annuity contract such as the ones offered in this Prospectus, or a custodial or trusteed individual retirement account. Annuity contracts can also be purchased in connection with retirement plans qualified under Section 401(a) of the Code
("QP contracts"). How these arrangements work, including special rules applicable to each, are noted in the specific sections for each type of arrangement, below. You should be aware that the funding vehicle for a tax-qualified arrangement does not provide any tax deferral benefit beyond that already provided by the Code for all permissible funding vehicles. Before choosing an annuity contract, therefore, you should consider the annuity's features and benefits compared with the features and benefits of other permissible funding vehicles and the relative costs of annuities and other arrangements. You should be aware that cost may vary depending on the features and benefits made available and the charges and expenses of the investment options or funds that you elect.

Certain provisions of the Treasury Regulations on required minimum distributions concerning the actuarial present value of additional contract benefits could increase the amount required to be distributed from annuity contracts funding qualified plans and IRAs. For this purpose additional annuity contract benefits may include, but are not limited to the various Guaranteed benefits. You should consider the potential implication of these Regulations before you purchase this annuity contract or purchase additional features under this annuity contract. See also Appendix II at the end of this Prospectus for a discussion of QP contracts.

TRANSFERS AMONG INVESTMENT OPTIONS

If permitted under the terms of the contract, you can make transfers among investment options inside the contract without triggering taxable income.

TAXATION OF NONQUALIFIED ANNUITIES

CONTRIBUTIONS

You may not deduct the amount of your contributions to a nonqualified annuity contract.

CONTRACT EARNINGS

Generally, you are not taxed on contract earnings until you receive a distribution from your contract, whether as a withdrawal or as an annuity payment. However, earnings are taxable, even without a distribution:

..   if a contract fails investment diversification requirements as specified in federal income tax rules (these rules are based on or are similar to those specified for mutual funds under the securities laws);

..   if you transfer a contract, for example, as a gift to someone other than your spouse (or former spouse);

..   if you use a contract as security for a loan (in this case, the amount pledged will be treated as a distribution); and

..   if the owner is other than an individual (such as a corporation, partnership, trust, or other non-natural person). This provision does not apply to a trust which is a mere agent or nominee for an individual, such as a typical grantor trust.

Federal tax law requires that all nonqualified deferred annuity contracts that
AXA Equitable and its affiliates issue to you during the same calendar year be linked together and treated as one contract for calculating the taxable amount of any distribution from any of those contracts.

ANNUITY PAYMENTS

The following applies to an annuitization of the entire contract. In certain cases, the contract can be partially annuitized. See "Partial Annuitization"
below.

Annuitization under a Retirement Cornerstone(R) 19 contract occurs when your interest under the contract is or has been applied to one

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                                TAX INFORMATION

or more payout options intended to amortize amounts over your life or over a period certain generally limited by the period of your life expectancy. (We do not currently offer a period certain option without life contingencies).
Annuity payouts can also be determined on a joint life basis. After annuitization, no further contributions to the contract may be made, the annuity payout amount must be paid at least annually, and annuity payments cannot be stopped except by death or surrender (if permitted under the terms of the contract).

Once annuity payments begin, a portion of each payment is taxable as ordinary income. You get back the remaining portion without paying taxes on it. This is your unrecovered investment in the contract. Generally, your investment in the contract equals the contributions you made, less any amounts you previously withdrew that were not taxable.

For fixed annuity payments, the tax-free portion of each payment is determined by (1) dividing your investment in the contract by the total amount you are expected to receive out of the contract, and (2) multiplying the result by the amount of the payment. For variable annuity payments, your tax-free portion of each payment is your investment in the contract divided by the number of expected payments. If you have a loss on a variable annuity payout in a taxable year, you may be able to adjust the tax-free amount in subsequent years.

Once you have received the amount of your investment in the contract, all payments after that are fully taxable. If payments under a life annuity stop because the annuitant dies, there is an income tax deduction for any unrecovered investment in the contract.

Your rights to apply amounts under this contract to an annuity payout option are described elsewhere in this Prospectus. If you hold your contract to the maximum maturity age under the contract we require that a choice be made between taking a lump sum settlement of any remaining account value or applying any such account value to an annuity payout option we may offer at the time under the contract. If no affirmative choice is made, we will apply any remaining account value or interest in the contract to the default option under the contract at such age. While there is no specific federal tax guidance as to whether or when an annuity contract is required to mature, or as to the form of the payments to be made upon maturity, we believe that this contract constitutes an annuity contract under current federal tax rules.

ANNUITY PAYMENTS UNDER THE NO-LAPSE GUARANTEE IF YOU ELECTED THE GMIB

If the value of the Protected Benefit account falls to zero before the contract maturity date and the no-lapse guarantee is still in effect, we will issue a supplementary contract as described earlier in this Prospectus in "Guaranteed minimum income benefit" under "Contract features and benefits". The payments under the no-lapse guarantee will be treated as annuity payments. If you have no value remaining in the Investment account, the entire contract will be annuitized. If you have value remaining in the Investment account, the contract will be treated as partially annuitized as described below. Since the value of the Protected Benefit account has fallen to zero, all of the account value under the contract is allocated to the Investment account, and all of the basis or investment in the contract will remain with the Investment account. Since no investment in the contract is allocated to the stream of payments under the no-lapse guarantee, all amounts will be fully taxable over your life.

PARTIAL ANNUITIZATION

The consequences described above for annuitization of the entire contract apply to the portion of the contract which is partially annuitized. A nonqualified deferred annuity contract is treated as being partially annuitized if a portion of the contract is applied to an annuity payout option on a life-contingent basis or for a period certain of at least 10 years. In order to get annuity payment tax treatment for the portion of the contract applied to the annuity payout, payments must be made at least annually in substantially equal amounts, the payments must be designed to amortize the amount applied over life or the period certain, and the payments cannot be stopped, except by death or surrender (if permitted under the terms of the contract). The investment in the contract is split between the partially annuitized portion and the deferred amount remaining based on the relative values of the amount applied to the annuity payout and the deferred amount remaining at the time of the partial annuitization. Also, the partial annuitization has its own annuity starting date. We do not currently offer a period certain option without life contingencies.

WITHDRAWALS MADE BEFORE ANNUITY PAYMENTS BEGIN

If you make withdrawals before annuity payments begin under your contract, they are taxable to you as ordinary income if there are earnings in the contract.
Generally, earnings are your Total account value less your total investment in the contract. If you withdraw an amount which is more than the earnings in the contract as of the date of the withdrawal, the balance of the distribution is treated as a reduction of your investment in the contract and is not taxable.

Collateral assignments are taxable to the extent of any earnings in the contract at the time any portion of the contract's value is assigned as collateral. Therefore, if you assign your contract as collateral for a loan with a third party after the contract is issued, you may have taxable income even though you receive no payments under the contract. AXA Equitable will report any income attributable to a collateral assignment on Form 1099-R. Also, if AXA Equitable makes payments or distributions to the assignee pursuant to directions under the collateral assignment agreement, any gains in such payments may be taxable to you and reportable on Form 1099-R even though you do not receive them.

TAXATION OF ANNUAL WITHDRAWALS PRIOR TO THE BEGINNING OF LIFETIME GMIB PAYMENTS

We treat any withdrawals under the contract as non-annuity payments for income tax purposes. (This includes Annual withdrawal amounts received before the entire contract is annutized as described above under "Annuity Payments.")

1035 EXCHANGES

You may purchase a nonqualified deferred annuity contract through an exchange of another contract. Normally, exchanges of contracts are taxable events. The exchange will not be taxable under Section 1035 of the Internal Revenue Code if:

..   the contract that is the source of the funds you are using to purchase the nonqualified deferred annuity contract is another nonqualified deferred annuity contract or life insurance or endowment contract.

..   the owner and the annuitant are the same under the source contract and the contract issued in exchange. If you are using a life insurance or endowment contract the owner and the insured must be the same on both sides of the exchange transaction.

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                                TAX INFORMATION

In some cases you may make a tax-deferred 1035 exchange from a nonqualified deferred annuity contract to a "qualified long-term care contract" meeting all specified requirements under the Code or an annuity contract with a "qualified long-term care contract" feature (sometimes referred to as a "combination annuity" contract).

The tax basis, also referred to as your investment in the contract, of the source contract carries over to the contract issued in exchange.

An owner may direct the proceeds of a partial withdrawal from one nonqualified deferred annuity contract to purchase or contribute to another nonqualified deferred annuity contract on a tax-deferred basis. If requirements are met, the owner may also directly transfer amounts from a nonqualified deferred annuity contract to a "qualified long-term care contract" or "combination annuity" in such a partial 1035 exchange transaction. Special forms, agreement between the carriers, and provision of cost basis information may be required to process this type of an exchange.

If you are purchasing your contract through a Section 1035 exchange, you should be aware that AXA Equitable cannot guarantee that the exchange from the source contract to the contract you are applying for will be treated as a Section 1035 exchange; the insurance company issuing the source contract controls the tax information reporting of the transaction as a Section 1035 exchange. Because information reports are not provided and filed until the calendar year after the exchange transaction, the insurance company issuing the source contract shows its agreement that the transaction is a 1035 exchange by providing to us the cost basis of the exchanged source contract when it transfers the money to us on your behalf.

Even if the contract owner and the insurance companies agree that a full or partial 1035 exchange is intended, the IRS has the ultimate authority to review the facts and determine that the transaction should be recharacterized as taxable in whole or in part.

Section 1035 exchanges are generally not available after the death of the owner. The destination contract must meet specific post-death payout requirements to prevent avoidance of the death of owner rules. See "Payment of death benefit".

SURRENDERS

If you surrender or cancel the contract, the distribution is taxable as ordinary income (not capital gain) to the extent it exceeds your investment in the contract.

DEATH BENEFIT PAYMENTS MADE TO A BENEFICIARY AFTER YOUR DEATH

For the rules applicable to death benefits, see "Payment of death benefit"
earlier in this Prospectus. The tax treatment of a death benefit taken as a single sum is generally the same as the tax treatment of a withdrawal from or surrender of your contract. The tax treatment of a death benefit taken as annuity payments is generally the same as the tax treatment of annuity payments under your contract.

Under the Beneficiary continuation option, the tax treatment of a withdrawal after the death of the owner taken as a single sum or taken as withdrawals under the 5-year rule is generally the same as the tax treatment of a withdrawal from or surrender of your contract.

EARLY DISTRIBUTION PENALTY TAX

If you take distributions before you are age 59 1/2, a penalty tax of 10% of the taxable portion of your distribution applies in addition to the income tax.
Some of the available exceptions to the pre-age 59 1/2 penalty tax include distributions made:

..   on or after your death; or

..   because you are disabled (special federal income tax definition); or

..   in the form of substantially equal periodic annuity payments at least annually over your life (or life expectancy), or the joint lives of you and your beneficiary (or joint life expectancies) using an IRS-approved distribution method. We do not anticipate that GMIB Annual withdrawal amount payments made before age 59 1/2 will qualify for this exception.

Please note that it is your responsibility to claim the penalty exception on your own income tax return and to document eligibility for the exception to the
IRS.

INVESTOR CONTROL ISSUES

Under certain circumstances, the IRS has stated that you could be treated as the owner (for tax purposes) of the assets of Separate Account No. 70. If you were treated as the owner, you would be taxable on income and gains attributable to the shares of the underlying Portfolios.

The circumstances that would lead to this tax treatment would be that, in the opinion of the IRS, you could control the underlying investment of Separate
Account No. 70. The IRS has said that the owners of variable annuities will not be treated as owning the separate account assets provided the underlying
Portfolios are restricted to variable life and annuity assets. The variable annuity owners must have the right only to choose among the Portfolios, and must have no right to direct the particular investment decisions within the
Portfolios.

Although we believe that, under current IRS guidance, you would not be treated as the owner of the assets of Separate Account No. 70, there are some issues that remain unclear. For example, the IRS has not issued any guidance as to whether having a larger number of Portfolios available could cause you to be treated as the owner. We do not know whether the IRS will ever provide such guidance or whether such guidance, if unfavorable, would apply retroactively to your contract. Furthermore, the IRS could reverse its current guidance at any time. We reserve the right to modify your contract as necessary to prevent you from being treated as the owner of the assets of Separate Account No. 70.

ADDITIONAL TAX ON NET INVESTMENT INCOME

Taxpayers who have modified adjusted gross income ("MAGI") over a specified amount and who also have specified net investment income in any year may have to pay an additional surtax of 3.8%. (This tax has been informally referred to as the "Net Investment Income Tax" or "NIIT"). For this purpose net investment income includes distributions from and payments under nonqualified annuity contracts. The threshold amount of MAGI varies by filing status: $200,000 for single filers; $250,000 for married taxpayers filing jointly, and $125,000 for married taxpayers filing separately. The tax applies to the lesser of a) the amount of MAGI over the applicable threshold amount or b) the net investment income. You should discuss with your tax adviser the potential effect of this tax.

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                                TAX INFORMATION

INDIVIDUAL RETIREMENT ARRANGEMENTS (IRAS)

GENERAL

"IRA" stands for individual retirement arrangement. There are two basic types of such arrangements, individual retirement accounts and individual retirement annuities. In an individual retirement account, a trustee or custodian holds the assets funding the account for the benefit of the IRA owner. The assets typically include mutual funds and/or individual stocks and/or securities in a custodial account, and bank certificates of deposit in a trusteed account. In an individual retirement annuity, an insurance company issues an annuity contract that serves as the IRA.

There are two basic types of IRAs, as follows:

..   Traditional IRAs, typically funded on a pre-tax basis; and

..   Roth IRAs, funded on an after-tax basis.

Regardless of the type of IRA, your ownership interest in the IRA cannot be forfeited. You or your beneficiaries who survive you are the only ones who can receive the IRA's benefits or payments. All types of IRAs qualify for tax deferral regardless of the funding vehicle selected.

You can hold your IRA assets in as many different accounts and annuities as you would like, as long as you meet the rules for setting up and making contributions to IRAs. However, if you own multiple IRAs, you may be required to combine IRA values or contributions for tax purposes. For further information about individual retirement arrangements, you can read Internal
Revenue Service Publications 590-A ("Contributions to Individual Retirement
Arrangements (IRAs)") and 590-B ("Distributions from Individual Retirement
Arrangements (IRAs)"). These publications are usually updated annually, and can be obtained by contacting the IRS or from the IRS website (www.irs.gov).

AXA Equitable designs its IRA contracts to qualify as individual retirement annuities under Section 408(b) of the Internal Revenue Code. You may purchase the contract as a traditional IRA or Roth IRA. We also offer Inherited IRA contracts for payment of post-death required minimum distributions from traditional IRAs and Roth IRAs, respectively.

This Prospectus contains the information that the IRS requires you to have before you purchase an IRA. The first section covers some of the special tax rules that apply to traditional IRAs. The next section covers Roth IRAs. The disclosure generally assumes direct ownership of the individual retirement annuity contract. For contracts owned in a custodial individual retirement account, the disclosure will apply only if you terminate your account or transfer ownership of the contract to yourself.

We describe the amount and types of charges that may apply to your contributions under "Charges and expenses" earlier in this Prospectus. We describe the method of calculating payments under "Accessing your money"
earlier in this Prospectus. We do not guarantee or project growth in any variable income annuitization option payments (as opposed to payments from a fixed income annuitization option).

Except as applicable to SEP-IRA Contracts (see "Simplified Employee Pension
Plans (SEP Plans)" later in this section, we have not applied for opinion letters approving the respective forms of the traditional and Roth IRA contracts (including Inherited IRA contracts) for use as a traditional and Roth
IRA, respectively. This IRS approval is a determination only as to the form of the annuity. It does not represent a determination of the merits of the annuity as an investment.

YOUR RIGHT TO CANCEL WITHIN A CERTAIN NUMBER OF DAYS

You can cancel either type of the Retirement Cornerstone(R) 19 IRA contract
(traditional IRA or Roth IRA) by following the directions in "Your right to cancel with a certain number of days" under "Contract features and benefits"
earlier in this Prospectus. If you cancel a traditional IRA or Roth IRA contract, we may have to withhold tax, and we must report the transaction to the IRS. A contract cancellation could have an unfavorable tax impact.

TRADITIONAL INDIVIDUAL RETIREMENT ANNUITIES (TRADITIONAL IRAS)

CONTRIBUTIONS TO TRADITIONAL IRAS. Individuals may make three different types of contributions to purchase a traditional IRA or as additional contributions to an existing IRA:

..   "regular" contributions out of earned income or compensation; or

..   tax-free "rollover" contributions; or

..   direct custodian-to-custodian transfers from other traditional IRAs
    ("direct transfers").

When you make a contribution to your IRA, we require you to tell us whether it is a regular contribution, rollover contribution, or direct transfer contribution, and to supply supporting documentation in some cases.

Because the minimum initial contribution AXA Equitable requires to purchase the contract is larger than the maximum regular contribution you can make to an IRA for a taxable year, Retirement Cornerstone(R) 19 Series CP(R) contracts must be purchased through a direct transfer contribution or rollover contribution.
Since the minimum initial contribution AXA Equitable requires to purchase the
Retirement Cornerstone(R) 19 Series B contract is $5,000, which is less than as the current maximum regular contribution you can make to an IRA for a taxable year, the Retirement Cornerstone(R) 19 Series B contract may be purchased through a regular contribution as well as direct transfer or rollover contribution.

See "Simplified Employee Pension Plans (SEP Plans)" later in this section for contributions to a SEP-IRA Contract.

REGULAR CONTRIBUTIONS TO TRADITIONAL IRAS

LIMITS ON CONTRIBUTIONS. The "maximum regular contribution amount" for any taxable year is the most that can be contributed to all of your IRAs
(traditional and Roth) as regular contributions for the particular taxable year. The maximum regular contribution amount depends on age, earnings, and year, among other things. Generally, $6,000 is the maximum amount that you may contribute to all IRAs (traditional IRAs and Roth IRAs) for 2019, after adjustment for cost-of-living changes. When your earnings are below $6,000, your earned income or compensation for the year is the most you can contribute.
This limit does not apply to rollover contributions or direct custodian-to-custodian transfers into a traditional IRA. You cannot make regular traditional IRA contributions for the tax year in which you reach age
70 1/2 or any tax year after that.

If you are at least age 50 at any time during the taxable year for which you are making a regular contribution to your IRA, you may be eligible to make additional "catch-up contributions" of up to $1,000 to your traditional IRA.

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                                TAX INFORMATION

SPECIAL RULES FOR SPOUSES. If you are married and file a joint Federal income tax return, you and your spouse may combine your compensation to determine the amount of regular contributions you are permitted to make to traditional IRAs
(and Roth IRAs discussed below). Even if one spouse has no compensation or compensation under $6,000, married individuals filing jointly can contribute up to $12,000 per year to any combination of traditional IRAs and Roth IRAs. Any contributions to Roth IRAs reduce the ability to contribute to traditional IRAs and vice versa. The maximum amount may be less if earned income is less and the other spouse has made IRA contributions. No more than a combined total of
$6,000 can be contributed annually to either spouse's traditional and Roth
IRAs. Each spouse owns his or her traditional IRAs and Roth IRAs even if the other spouse funded the contributions. A working spouse age 70 1/2 or over can contribute up to the lesser of $6,000 or 100% of "earned income" to a traditional IRA for a non-working spouse until the year in which the non-working spouse reaches age 70 1/2. Catch-up contributions may be made as described above for spouses who are at least age 50 but under age 70 1/2 at any time during the taxable year for which the contribution is made.

DEDUCTIBILITY OF CONTRIBUTIONS. The amount of traditional IRA contributions that you can deduct for a taxable year depends on whether you are covered by an employer-sponsored tax-favored retirement plan, as defined under special federal income tax rules. Your Form W-2 will indicate whether or not you are covered by such a retirement plan.

The federal tax rules governing contributions to IRAs made from current compensation are complex and are subject to numerous technical requirements and limitations which vary based on an individual's personal situation (including his/her spouse). IRS Publication 590-A, "CONTRIBUTIONS TO INDIVIDUAL RETIREMENT
ARRANGEMENTS (IRAS)" which is updated annually and is available at www.irs.gov, contains pertinent explanations of the rules applicable to the current year.
The amount of permissible contributions to IRAs, the amount of IRA contributions which may be deductible, and the individual's income limits for determining contributions and deductions all may be adjusted annually for cost of living.

NONDEDUCTIBLE REGULAR CONTRIBUTIONS. If you are not eligible to deduct part or all of the traditional IRA contribution, you may still make nondeductible contributions on which earnings will accumulate on a tax-deferred basis. The combined deductible and nondeductible contributions to your traditional IRA (or the non-working spouse's traditional IRA) may not, however, exceed the maximum
$5,000 per person limit for the applicable taxable year ($6,000 for 2019 after adjustment). The dollar limit is $1,000 higher for people eligible to make age
50-70 1/2"catch-up" contributions ($7,000 for 2019). You must keep your own records of deductible and nondeductible contributions in order to prevent double taxation on the distribution of previously taxed amounts. See
"Withdrawals, payments and transfers of funds out of traditional IRAs" later in this section for more information.

If you are making nondeductible contributions in any taxable year, or you have made nondeductible contributions to a traditional IRA in prior years and are receiving distributions from any traditional IRA, you must file the required information with the IRS. Moreover, if you are making nondeductible traditional
IRA contributions, you must retain all income tax returns and records pertaining to such contributions until interests in all traditional IRAs are fully distributed.

WHEN YOU CAN MAKE REGULAR CONTRIBUTIONS. If you file your tax returns on a calendar year basis like most taxpayers, you have until the April 15 return filing deadline (without extensions) of the following calendar year to make your regular traditional IRA contributions for a taxable year. Make sure you designated the year for which you are making the contribution.

ROLLOVER AND DIRECT TRANSFER CONTRIBUTIONS TO TRADITIONAL IRAS

Rollover contributions may be made to a traditional IRA from these "eligible retirement plans":

..   qualified plans;

..   governmental employer 457(b) plans;

..   403(b) plans; and

..   other traditional IRAs.

Direct transfer contributions may only be made directly from one traditional
IRA to another.

Any amount contributed to a traditional IRA after you reach age 70 1/2 must be net of your required minimum distribution for the year in which the rollover or direct transfer contribution is made.

ROLLOVERS FROM "ELIGIBLE RETIREMENT PLANS" OTHER THAN TRADITIONAL IRAS

Your plan administrator will tell you whether or not your distribution is eligible to be rolled over. Spousal beneficiaries and spousal alternate payees under qualified domestic relations orders may roll over funds on the same basis as the plan participant. A non-spousal death beneficiary may also be able to make a direct rollover to an Inherited IRA contract with special rules and restrictions under certain circumstances.

There are two ways to do rollovers:

..   Do it yourself:

  You actually receive a distribution that can be rolled over and you roll it over to a traditional IRA within 60 days after the date you receive the funds. The distribution from your eligible retirement plan will be net of 20%
  mandatory federal income tax withholding. If you want, you can replace the withheld funds yourself and roll over the full amount.

..   Direct rollover:

  You tell the trustee or custodian of the eligible retirement plan to send the distribution directly to your traditional IRA issuer. Direct rollovers are not subject to mandatory federal income tax withholding.

All distributions from a qualified plan, 403(b) plan or governmental employer
457(b) plan are eligible rollover distributions, unless the distributions are:

..   "required minimum distributions" after age 70 1/2 or retirement from service with the employer; or

..   substantially equal periodic payments made at least annually for your life
    (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary; or

..   substantially equal periodic payments made for a specified period of 10 years or more; or

..   hardship withdrawals; or

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..   corrective distributions that fit specified technical tax rules; or

..   loans that are treated as distributions; or

..   certain death benefit payments to a beneficiary who is not your surviving spouse; or

..   qualified domestic relations order distributions to a beneficiary who is not your current spouse or former spouse.

You should discuss with your tax adviser whether you should consider rolling over funds from one type of tax qualified retirement plan to another because the funds will generally be subject to the rules of the recipient plan. For example, funds in a governmental employer 457(b) plan are not subject to the additional 10% federal income tax penalty for premature distributions, but they may become subject to this penalty if you roll the funds to a different type of eligible retirement plan such as a traditional IRA, and subsequently take a premature distribution.

Rollovers from an eligible retirement plan to a traditional IRA are not subject to the "one-per-year limit" noted later in this section.

ROLLOVERS OF AFTER-TAX CONTRIBUTIONS FROM ELIGIBLE RETIREMENT PLANS OTHER THAN
TRADITIONAL IRAS

Any non-Roth after-tax contributions you have made to a qualified plan or
403(b) plan (but not a governmental employer 457(b) plan) may be rolled over to a traditional IRA (either in a direct rollover or a rollover you do yourself).
When the recipient plan is a traditional IRA, you are responsible for recordkeeping and calculating the taxable amount of any distributions you take from that traditional IRA. See "Taxation of Payments" later in this section under "Withdrawals, payments and transfers of funds out of traditional IRAs."
After-tax contributions in a traditional IRA cannot be rolled over from your traditional IRA into, or back into, a qualified plan, 403(b) plan or governmental employer 457(b) plan.

ROLLOVERS FROM TRADITIONAL IRAS TO TRADITIONAL IRAS

You may roll over amounts from one traditional IRA to one or more of your other traditional IRAs if you complete the transaction within 60 days after you receive the funds. You may make such a rollover only once in every 12-month period for the same funds. We call this the "one-per-year limit." It is the IRA owner's responsibility to determine if this rule is met. Trustee-to-trustee or custodian-to-custodian direct transfers are not rollover transactions. You can make these more frequently than once in every 12-month period.

SPOUSAL ROLLOVERS AND DIVORCE-RELATED DIRECT TRANSFERS

The surviving spouse beneficiary of a deceased individual can roll over funds from, or directly transfer funds from, the deceased spouse's traditional IRA to one or more other traditional IRAs. Also, in some cases, traditional IRAs can be transferred on a tax-free basis between spouses or former spouses as a result of a court-ordered divorce or separation decree.

EXCESS CONTRIBUTIONS TO TRADITIONAL IRAS

Excess contributions to IRAs are subject to a 6% excise tax for the year in which made and for each year after until withdrawn. The following are excess contributions to IRAs:

..   regular contributions of more than the maximum regular contribution amount for the applicable taxable year; or

..   regular contributions to a traditional IRA made after you reach age 70 1/2,
    or

..   rollover contributions of amounts which are not eligible to be rolled over, for example, minimum distributions required to be made after age 70 1/2

You can avoid or limit the excise tax by withdrawing an excess contribution
(rollover or regular). See IRS Publications 590-A and 590-B for further details.

RECHARACTERIZATIONS

Amounts that have been contributed as traditional IRA funds may subsequently be treated as Roth IRA funds. Special federal income tax rules allow you to change your mind again and have amounts that are subsequently treated as Roth IRA funds, once again treated as traditional IRA funds. You do this by using the forms we prescribe. This is referred to as having "recharacterized" your contribution.

WITHDRAWALS, PAYMENTS AND TRANSFERS OF FUNDS OUT OF TRADITIONAL IRAS

NO FEDERAL INCOME TAX LAW RESTRICTIONS ON WITHDRAWALS. You can withdraw any or all of your funds from a traditional IRA at any time. You do not need to wait for a special event like retirement.

TAXATION OF PAYMENTS. Amounts distributed from traditional IRAs are not subject to federal income tax until you or your beneficiary receive them. Taxable payments or distributions include withdrawals from your contract, surrender of your contract and annuity payments from your contract. Death benefits are also taxable.

We report all payments from traditional IRA contracts on IRS Form 1099-R. You are responsible for reporting these amounts correctly on your individual income tax return and keeping supporting records. Except as discussed below, the total amount of any distribution from a traditional IRA must be included in your gross income as ordinary income.

If you have ever made nondeductible (after-tax) IRA contributions to any traditional IRA (it does not have to be to this particular traditional IRA contract), those contributions are recovered tax-free when you get distributions from any traditional IRA. It is your responsibility to keep permanent tax records of all of your nondeductible contributions to traditional
IRAs so that you can correctly report the taxable amount of any distribution on your own tax return. At the end of any year in which you have received a distribution from any traditional IRA, you calculate the ratio of your total nondeductible traditional IRA contributions (less any amounts previously withdrawn tax-free) to the total account balances of all traditional IRAs you own at the end of the year plus all traditional IRA distributions made during the year. Multiply this by all distributions from the traditional IRA during the year to determine the nontaxable portion of each distribution.

A distribution from a traditional IRA is not taxable if:

..   the amount received is a withdrawal of certain excess contributions, as described in IRS Publications 590-A and 590-B; or

..   the entire amount received is rolled over to another traditional IRA or other eligible retirement plan which agrees to accept the funds. (See
    "Rollovers from eligible retirement plans other than traditional IRAs" in
    "Traditional individual retirement annuities (traditional IRAs)" earlier in this section for more information.)

The following are eligible to receive rollovers of distributions from a traditional IRA: a qualified plan, a 403(b) plan or a governmental employer
457(b) plan. After-tax contributions in a traditional IRA cannot be rolled from your traditional IRA into, or back into, a qualified plan, 403(b) plan

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or governmental employer 457(b) plan. Before you decide to roll over a distribution from a traditional IRA to another eligible retirement plan, you should check with the administrator of that plan about whether the plan accepts rollovers and, if so, the types it accepts. You should also check with the administrator of the receiving plan about any documents required to be completed before it will accept a rollover.

Distributions from a traditional IRA are not eligible for favorable ten-year averaging and long-term capital gain treatment available under limited circumstances for certain distributions from qualified plans. If you might be eligible for such tax treatment from your qualified plan, you may be able to preserve such tax treatment even though an eligible rollover from a qualified plan is temporarily rolled into a "conduit IRA" before being rolled back into a qualified plan. See your tax adviser.

IRA DISTRIBUTIONS DIRECTLY TRANSFERRED TO CHARITY. Specified distributions from
IRAs directly transferred to charitable organizations may be tax-free to IRA owners age 701/2 or older. We no longer permit you to direct AXA Equitable to make a distribution directly to a charitable organization you request, in accordance with an interpretation of recent non-tax regulatory changes.

REQUIRED MINIMUM DISTRIBUTIONS

BACKGROUND ON REGULATIONS -- REQUIRED MINIMUM DISTRIBUTIONS. Distributions must be made from traditional IRAs according to rules contained in the Code and
Treasury Regulations. Certain provisions of the Treasury Regulations require that the actuarial present value of additional annuity contract benefits must be added to the dollar amount credited for purposes of calculating certain types of required minimum distributions from individual retirement annuity contracts. For this purpose additional annuity contract benefits may include, but are not limited to, Guaranteed benefits. This could increase the amount required to be distributed from the contracts if you take annual withdrawals instead of annuitizing. Please consult your tax adviser concerning applicability of these complex rules to your situation.

LIFETIME REQUIRED MINIMUM DISTRIBUTIONS. You must start taking annual distributions from your traditional IRAs for the year in which you turn age
70 1/2.

WHEN YOU HAVE TO TAKE THE FIRST LIFETIME REQUIRED MINIMUM DISTRIBUTION. The
first required minimum distribution is for the calendar year in which you turn age 70 1/2. You have the choice to take this first required minimum distribution during the calendar year you actually reach age 70 1/2, or to delay taking it until the first three-month period in the next calendar year
(January 1st - April 1st). Distributions must start no later than your
"Required Beginning Date", which is April 1st of the calendar year after the calendar year in which you turn age 70 1/2. If you choose to delay taking the first annual minimum distribution, then you will have to take two minimum distributions in that year -- the delayed one for the first year and the one actually for that year. Once minimum distributions begin, they must be made at some time each year.

HOW YOU CAN CALCULATE REQUIRED MINIMUM DISTRIBUTIONS. There are two approaches to taking required minimum distributions -- "account-based" or "annuity-based."

ACCOUNT-BASED METHOD. If you choose an account-based method, you divide the value of your traditional IRA as of December 31st of the past calendar year by a number corresponding to your age from an IRS table. This gives you the required minimum distribution amount for that particular IRA for that year. If your spouse is your sole beneficiary and more than 10 years younger than you, the dividing number you use may be from another IRS table and may produce a smaller lifetime required minimum distribution amount. Regardless of the table used, the required minimum distribution amount will vary each year as the account value, the actuarial present value of additional annuity contract benefits, if applicable, and the divisor change.

If you initially choose an account-based method, you may later apply your traditional IRA funds to a life annuity-based payout with any certain period not exceeding remaining life expectancy, determined in accordance with IRS tables.

ANNUITY-BASED METHOD. If you choose an annuity-based method, you do not have to do annual calculations. You apply the account value to an annuity payout for your life or the joint lives of you and a designated beneficiary or for a period certain not extending beyond applicable life expectancies, determined in accordance with IRS tables.

DO YOU HAVE TO PICK THE SAME METHOD TO CALCULATE YOUR REQUIRED MINIMUM
DISTRIBUTIONS FOR ALL OF YOUR TRADITIONAL IRAS AND OTHER RETIREMENT PLANS? No.
If you want, you can choose a different method for each of your traditional
IRAs and other retirement plans. For example, you can choose an annuity payout from one IRA, a different annuity payout from a qualified plan and an account-based annual withdrawal from another IRA.

WILL WE PAY YOU THE ANNUAL AMOUNT EVERY YEAR FROM YOUR TRADITIONAL IRA BASED ON
THE METHOD YOU CHOOSE? We will only pay you automatically if you affirmatively select an annuity payout option or an account-based withdrawal option such as our "automatic required minimum distribution (RMD) service." Even if you do not enroll in our service, we will calculate the amount of the required minimum distribution withdrawal for you, if you so request in writing. However, in that case you will be responsible for asking us to pay the required minimum distribution withdrawal to you.

Also, if you are taking account-based withdrawals from all of your traditional
IRAs, the IRS will let you calculate the required minimum distribution for each traditional IRA that you maintain. You can add these required minimum distribution amount calculations together. As long as the total amount you take out every year satisfies your overall traditional IRA required minimum distribution amount, you may choose to take your annual required minimum distribution from any one or more traditional IRAs that you own.

WHAT IF YOU TAKE MORE THAN YOU NEED TO FOR ANY YEAR? The required minimum distribution amount for your traditional IRAs is calculated on a year-by-year basis. There are no carry-back or carry-forward provisions. Also, you cannot apply required minimum distribution amounts you take from your qualified plans to the amounts you have to take from your traditional IRAs and vice versa.

WHAT IF YOU TAKE LESS THAN YOU NEED TO FOR ANY YEAR? Your IRA could be disqualified, and you could have to pay tax on the entire value. Even if your
IRA is not disqualified, you could have to pay a 50% penalty tax on the shortfall (required amount for traditional IRAs less amount actually taken). It is your responsibility to meet the required minimum distribution rules. We will remind you when our records show that you are within the age group which must take lifetime required minimum distributions. If you do not select a method with us, we will assume you are taking your required minimum distribution from another traditional IRA that you own.

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WHAT ARE THE REQUIRED MINIMUM DISTRIBUTION PAYMENTS AFTER YOU DIE? These could vary depending on whether you die before or after your Required Beginning Date for lifetime required minimum distribution payments, and the status of your beneficiary. The following assumes that you have not yet elected an annuity-based payout at the time of your death. If you elect an annuity-based payout, payments (if any) after your death must be made at least as rapidly as when you were alive.

INDIVIDUAL BENEFICIARY. Regardless of whether your death occurs before or after your Required Beginning Date, an individual death beneficiary calculates annual post-death required minimum distribution payments based on the beneficiary's life expectancy using the "term certain method." That is, he or she determines his or her life expectancy using the IRS-provided life expectancy tables as of the calendar year after the owner's death and reduces that number by one each subsequent year.

If you die before your Required Beginning Date, the rules permit any individual beneficiary, including a spousal beneficiary, to elect instead to apply the
"5-year rule." Under this rule, instead of annual payments having to be made beginning with the first in the year following the owner's death, the entire account must be distributed by the end of the calendar year which contains the fifth anniversary of the owner's death. No distribution is required before that fifth year.

SPOUSAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is your surviving spouse, your spouse has a number of choices. Post-death distributions may be made over your spouse's single life expectancy. Any amounts distributed after that surviving spouse's death are made over the spouse's life expectancy calculated in the year of his/her death, reduced by one for each subsequent year. In some circumstances, your surviving spouse may elect to become the owner of the traditional IRA and halt distributions until he or she reaches age 70 1/2, or roll over amounts from your traditional IRA into his/her own traditional IRA or other eligible retirement plan.

If you die before your Required Beginning Date, and the death beneficiary is your surviving spouse, the rules permit the spouse to delay starting payments over his/her life expectancy until the year in which you would have attained age 70 1/2.

NON-INDIVIDUAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is a non-individual, such as the estate, the rules permit the beneficiary to calculate post-death required minimum distribution amounts based on the owner's life expectancy in the year of death. HOWEVER,
NOTE THAT WE NEED AN INDIVIDUAL ANNUITANT TO KEEP AN ANNUITY CONTRACT IN FORCE.
IF THE BENEFICIARY IS NOT AN INDIVIDUAL, WE MUST DISTRIBUTE AMOUNTS REMAINING
IN THE ANNUITY CONTRACT AFTER THE DEATH OF THE ANNUITANT.

If you die before your Required Beginning Date for lifetime required minimum distribution payments, and the death beneficiary is a non-individual, such as the estate, the rules continue to apply the 5-year rule discussed earlier under
"Individual beneficiary". PLEASE NOTE THAT WE NEED AN INDIVIDUAL ANNUITANT TO
KEEP AN ANNUITY CONTRACT IN FORCE. IF THE BENEFICIARY IS NOT AN INDIVIDUAL, WE
MUST DISTRIBUTE AMOUNTS REMAINING IN THE ANNUITY CONTRACT AFTER THE DEATH OF
THE ANNUITANT.

SPOUSAL CONTINUATION

If the contract is continued under Spousal continuation, the required minimum distribution rules are applied as if your surviving spouse is the contract owner.

PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

IRA death benefits are taxed the same as IRA distributions.

BORROWING AND LOANS ARE PROHIBITED TRANSACTIONS

You cannot get loans from a traditional IRA. You cannot use a traditional IRA as collateral for a loan or other obligation. If you borrow against your IRA or use it as collateral, its tax-favored status will be lost as of the first day of the tax year in which this prohibited event occurs. If this happens, you must include the value of the traditional IRA in your federal gross income.
Also, the early distribution penalty tax of 10% may apply if you have not reached age 59 1/2 before the first day of that tax year.

EARLY DISTRIBUTION PENALTY TAX

A penalty tax of 10 % of the taxable portion of a distribution applies to distributions from a traditional IRA made before you reach age 59 1/2. Some of the available exceptions to the pre-age 59 1/2 penalty tax include distributions:

..   made on or after your death; or

..   made because you are disabled (special federal income tax definition); or

..   used to pay certain extraordinary medical expenses (special federal income tax definition); or

..   used to pay medical insurance premiums for unemployed individuals (special federal income tax definition); or

..   used to pay certain first-time home buyer expenses (special federal income tax definition; $10,000 lifetime total limit for these distributions from all your traditional and Roth IRAs); or

..   used to pay certain higher education expenses (special federal income tax definition); or

..   in the form of substantially equal periodic payments made at least annually over your life (or your life expectancy) or over the joint lives of you and your beneficiary (or your joint life expectancies) using an IRS-approved distribution method.

Please note that it is your responsibility to claim the penalty exception on your own income tax return and to document eligibility for the exception to the
IRS.

To meet the substantially equal periodic payments exception, you could elect the substantially equal withdrawals option. See "Substantially equal withdrawals" under "Accessing your money" earlier in this Prospectus. We will calculate the substantially equal payments, using your choice of IRS-approved methods we offer. Although substantially equal withdrawals are not subject to the 10% penalty tax, they are taxable as discussed in "Withdrawals, payments and transfers of funds out of traditional IRAs" earlier in this section. Once substantially equal withdrawals begin, the distributions should not be stopped or changed until after the later of your reaching age 59 1/2 or five years after the date of the first distribution, or the penalty tax, including an interest charge for

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                                TAX INFORMATION

the prior penalty avoidance, may apply to all prior distributions under either option. Also, it is possible that the IRS could view any additional withdrawal or payment you take from, or any additional contributions or transfers you make to, your contract as changing your pattern of substantially equal withdrawals for purposes of determining whether the penalty applies.

Making additional contributions to the contract is treated as changing the pattern of withdrawals. It does not matter whether the additional contributions are made by direct transfer or rollover; nor does it matter if they are made to the Investment account or the Protected Benefit account. Because the penalty exception method does not permit additional contributions or payment changes to restore any benefit base under the contract, you and your tax adviser should consider carefully whether you should elect the Substantially equal withdrawals option or any other method of penalty exception withdrawals if you have allocated, or intend to allocate, amounts to the Protected Benefit account value after starting Substantially equal withdrawals.

SIMPLIFIED EMPLOYEE PENSIONS (SEPS)

An employer can establish a Simplified Employee Pension Plan (SEP plan) for its employees, and can make contributions to a contract for each eligible employee.
A self-employed individual may be an employer for this purpose. A SEP-IRA contract is a form of traditional IRA contract, owned by the employee-annuitant who is a participant under the SEP plan and most of the rules which apply to traditional IRAs apply. See the discussion above under "Traditional individual retirement annuities (traditional IRAs)."

A major difference is the amount of permissible contributions. An employer can annually contribute an amount for an employee up to the lesser of 25% of eligible compensation or $40,000 ($56,000 after cost-of-living adjustment for
2019). This amount may be further adjusted for cost-of-living changes in future years. Rules similar to the federal tax rules governing qualified plans apply to which employees must be covered and calculation of employer contributions under a SEP plan.

Employers must rely on their own tax and legal advisors regarding the establishment and operation of their SEP plans. An employer sponsoring a SEP plan should discuss with its tax advisor the requirements under the SEP plan to make contributions for its employees and should consider the availability of other funding vehicles for the SEP plan, given the limits on the amount and timing of contributions under the Retirement Cornerstone(R) 19 SEP-IRA contract.

Participating employees who are considering the purchase of a Retirement
Cornerstone(R) 19 SEP-IRA contract through a sponsoring employer's SEP plan contributions should discuss with their employers and their tax advisors that the Retirement Cornerstone(R) 19 SEP-IRA contract is not a model traditional
IRA established on an IRS form. However, AXA Equitable has applied for, and received an opinion letter from the IRS that the Retirement Cornerstone(R) 19
SEP-IRA contract is acceptable as to form as an IRA and therefore, it may be used in connection with an employer's SEP plan established using an IRS Form
5305-SEP.

AXA Equitable requires a minimum contribution to purchase a SEP-IRA contract in
Series CP which may be larger than the employer contribution with respect to compensation for an employee. In such a case the contract would have to be purchased through a direct transfer from another traditional IRA or through a rollover from another eligible retirement plan, or some combination of contributions permissible under the SEP plan, Code and SEP-IRA contract terms.

Under federal income tax rules employees participating in an employer's SEP plan are not prohibited from making traditional IRA contributions with respect to the employee's compensation to the same traditional IRA which is being funded through employer contributions under the SEP plan. Please note that the terms of the Retirement Cornerstone(R) 19 SEP-IRA contract do not permit the
Retirement Cornerstone(R) 19 SEP-IRA contract owner to make traditional IRA contributions at the same time as the employer sponsoring the SEP plan is making employer contributions to the Retirement Cornerstone(R) 19 SEP-IRA contract. However, if the Retirement Cornerstone(R) 19 SEP-IRA contract owner requests in writing supported by appropriate documentation that either (i) the sponsoring employer has terminated the SEP plan or (ii) the Retirement
Cornerstone(R) 19 SEP-IRA contract owner has separated from service with the sponsoring employer, we will remove the "SEP-IRA" designation from the contract on our records and merely retain the "traditional IRA" designation. No fees or charges will be imposed on any such change of designation. Thereafter, we will no longer accept employer contributions. If the IRA contract owner is eligible to make contributions, we will accept traditional IRA regular contributions described earlier in this section under "Traditional individual retirement annuities (traditional IRAs)."

Please also note, if the sponsoring employer's plan is a "Salary Reduction
Simplified Employee Pension Plan" or "SARSEP" established before 1997 that the
Retirement Cornerstone(R) 19 SEP-IRA contract does not accept salary reduction contributions.

ROTH INDIVIDUAL RETIREMENT ANNUITIES (ROTH IRAS)

This section of the Prospectus covers some of the special tax rules that apply to Roth IRAs. If the rules are the same as those that apply to the traditional
IRA, we will refer you to the same topic under "Traditional individual retirement annuities (traditional IRAs)."

The Retirement Cornerstone(R) 19 Roth IRA contract is designed to qualify as a
Roth individual retirement annuity under Sections 408A(b) and 408(b) of the
Internal Revenue Code.

CONTRIBUTIONS TO ROTH IRAS. Individuals may make four different types of contributions to a Roth IRA:

..   regular after-tax contributions out of earnings; or

..   taxable rollover contributions from traditional IRAs or other eligible retirement plans ("conversion rollover" contributions); or

..   tax-free rollover contributions from other Roth individual retirement arrangements or designated Roth accounts under defined contribution plans;
    or

..   tax-free direct custodian-to-custodian transfers from other Roth IRAs
    ("direct transfers").

Regular after-tax, direct transfer and rollover contributions may be made to a
Roth IRA contract. See "Rollovers and direct transfer contributions to Roth
IRAs" later in this section for more information. If you use the forms we require, we will also accept traditional IRA funds which are subsequently recharacterized as Roth IRA funds following special federal income tax rules.

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                                TAX INFORMATION

For Retirement Cornerstone(R) 19 Series CP(R) Roth IRA contracts, the initial contribution must be a direct transfer or rollover contribution. Subsequent contributions may also be "regular" contributions out of compensation.

REGULAR CONTRIBUTIONS TO ROTH IRAS

LIMITS ON REGULAR CONTRIBUTIONS. The "maximum regular contribution amount" for any taxable year is the most that can be contributed to all of your IRAs
(traditional and Roth) as regular contributions for the particular taxable year. The maximum regular contribution amount depends on age, earnings, and year, among other things. Generally, $6,000 is the maximum amount that you may contribute to all IRAs (traditional IRAs and Roth IRAs) for 2019, after adjustment for cost-of-living changes. This limit does not apply to rollover contributions or direct custodian-to-custodian transfers into a Roth IRA. Any contributions to Roth IRAs reduce your ability to contribute to traditional
IRAs and vice versa. When your earnings are below $6,000, your earned income or compensation for the year is the most you can contribute. If you are married and file a joint income tax return, you and your spouse may combine your compensation to determine the amount of regular contributions you are permitted to make to Roth IRAs and traditional IRAs. See the discussion under "Special rules for spouses" earlier in this section under traditional IRAs.

If you or your spouse are at least age 50 at any time during the taxable year for which you are making a regular contribution, you may be eligible to make additional catch-up contributions of up to $1,000.

With a Roth IRA, you can make regular contributions when you reach age 70 1/2, as long as you have sufficient earnings. The amount of permissible contributions to Roth IRAs for any year depends on the individual's income limits and marital status. For example, if you are married and filing separately for any year your ability to make regular Roth IRA contributions is greatly limited. The amount of permissible contributions and income limits may be adjusted annually for cost of living. Please consult IRS Publication 590-A,
"CONTRIBUTIONS TO INDIVIDUAL RETIREMENT ARRANGEMENTS (IRAS)" for the rules applicable to the current year.

WHEN YOU CAN MAKE CONTRIBUTIONS.

Same as traditional IRAs.

DEDUCTIBILITY OF CONTRIBUTIONS.

Roth IRA contributions are not tax deductible.

ROLLOVERS AND DIRECT TRANSFER CONTRIBUTIONS TO ROTH IRAS

WHAT IS THE DIFFERENCE BETWEEN ROLLOVER AND DIRECT TRANSFER TRANSACTIONS? The
difference between a rollover transaction and a direct transfer transaction is the following: in a rollover transaction you actually take possession of the funds rolled over or are considered to have received them under tax law in the case of a change from one type of plan to another. In a direct transfer transaction, you never take possession of the funds, but direct the first Roth
IRA custodian, trustee or issuer to transfer the first Roth IRA funds directly to the recipient Roth IRA custodian, trustee or issuer. You can make direct transfer transactions only between identical plan types (for example, Roth IRA to Roth IRA). You can also make rollover transactions between identical plan types. However, you can only make rollovers between different plan types (for example, traditional IRA to Roth IRA).

You may make rollover contributions to a Roth IRA from these sources only:

..   another Roth IRA;

..   a traditional IRA, including a SEP-IRA or SIMPLE IRA (after a two-year rollover limitation period for SIMPLE IRA funds), in a taxable conversion rollover ("conversion rollover");

..   a "designated Roth contribution account" under a 401(k) plan, a 403(b) plan or a governmental employer Section 457(b) plan (direct or 60-day); or

..   from non-Roth accounts under another eligible retirement plan, as described below under "Conversion rollover contributions to Roth IRAs."

You may make direct transfer contributions to a Roth IRA only from another Roth
IRA.

You may make both Roth IRA to Roth IRA rollover transactions and Roth IRA to
Roth IRA direct transfer transactions. This can be accomplished on a completely tax-free basis. However, you may make Roth IRA to Roth IRA rollover transactions only once in any 12-month period for the same funds. We call this the "one-per-year limit." It is the Roth IRA owner's responsibility to determine if this rule is met. Trustee-to-trustee or custodian-to-custodian direct transfers can be made more frequently than once a year. Also, if you send us the rollover contribution to apply it to a Roth IRA, you must do so within 60 days after you receive the proceeds from the original IRA to get rollover treatment.

The surviving spouse beneficiary of a deceased individual can roll over or directly transfer an inherited Roth IRA to one or more other Roth IRAs. In some cases, Roth IRAs can be transferred on a tax-free basis between spouses or former spouses as a result of a court-ordered divorce or separation decree.

CONVERSION ROLLOVER CONTRIBUTIONS TO ROTH IRAS

In a conversion rollover transaction, you withdraw (or are considered to have withdrawn) all or a portion of funds from a traditional IRA you maintain and convert it to a Roth IRA within 60 days after you receive (or are considered to have received) the traditional IRA proceeds. Amounts can also be rolled over from non-Roth accounts under another eligible retirement plan, including a Code
Section 401(a) qualified plan, a 403(b) plan, and a governmental employer
Section 457(b) plan.

Unlike a rollover from a traditional IRA to another traditional IRA, a conversion rollover transaction from a traditional IRA or other eligible retirement plan to a Roth IRA is not tax-free. Instead, the distribution from the traditional IRA or other eligible retirement plan is generally fully taxable. If you are converting all or part of a traditional IRA, and you have ever made nondeductible regular contributions to any traditional IRA -- whether or not it is the traditional IRA you are converting -- a pro rata portion of the distribution is tax-free. Even if you are under age 59 1/2, the early distribution penalty tax does not apply to conversion rollover contributions to a Roth IRA. Conversion rollover contributions to Roth IRAs are not subject to the "one-per-year limit" noted earlier in this section.

You cannot make conversion contributions to a Roth IRA to the extent that the funds in your traditional IRA or other eligible retirement plan are subject to the lifetime annual required minimum distribution rules.

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The IRS and Treasury have issued Treasury Regulations addressing the valuation of annuity contracts funding traditional IRAs in the conversion to Roth IRAs.
Although these Regulations are not clear, they could require an individual's gross income on the conversion of a traditional IRA to a Roth IRA to be measured using various actuarial methods and not as if the annuity contract funding the traditional IRA had been surrendered at the time of conversion.
This could increase the amount of income reported in certain circumstances.

RECHARACTERIZATIONS

You may be able to treat a contribution made to one type of IRA as having been made to a different type of IRA. This is called recharacterizing the contribution.

HOW TO RECHARACTERIZE. To recharacterize a contribution, you generally must have the contribution transferred from the first IRA (the one to which it was made) to the second IRA in a deemed trustee-to-trustee transfer. If the transfer is made by the due date (including extensions) for your tax return for the year during which the contribution was made, you can elect to treat the contribution as having been originally made to the second IRA instead of to the first IRA. It will be treated as having been made to the second IRA on the same date that it was actually made to the first IRA. You must report the recharacterization and must treat the contribution as having been made to the second IRA, instead of the first IRA, on your tax return for the year during which the contribution was made.

The contribution will not be treated as having been made to the second IRA unless the transfer includes any net income allocable to the contribution. You can take into account any loss on the contribution while it was in the IRA when calculating the amount that must be transferred. If there was a loss, the net income you must transfer may be a negative amount.

No deduction is allowed for the contribution to the first IRA and any net income transferred with the recharacterized contribution is treated as earned in the second IRA. The contribution will not be treated as having been made to the second IRA to the extent any deduction was allowed with respect to the contribution to the first IRA.

Conversion rollover contributions to Roth IRAs cannot be recharacterized.

To recharacterize a contribution, you must use our forms.

WITHDRAWALS, PAYMENTS AND TRANSFERS OF FUNDS OUT OF ROTH IRAS

NO FEDERAL INCOME TAX LAW RESTRICTIONS ON WITHDRAWALS. You can withdraw any or all of your funds from a Roth IRA at any time; you do not need to wait for a special event like retirement.

DISTRIBUTIONS FROM ROTH IRAS

Distributions include withdrawals from your contract, surrender of your contract and annuity payments from your contract. Death benefits are also distributions.

You must keep your own records of regular and conversion contributions to all
Roth IRAs to assure appropriate taxation. You may have to file information on your contributions to and distributions from any Roth IRA on your tax return.
You may have to retain all income tax returns and records pertaining to such contributions and distributions until your interests in all Roth IRAs are distributed.

Like traditional IRAs, taxable distributions from a Roth IRA are not entitled to special favorable ten-year averaging and long-term capital gain treatment available in limited cases to certain distributions from qualified plans.

The following distributions from Roth IRAs are free of income tax:

..   rollovers from a Roth IRA to another Roth IRA;

..   direct transfers from a Roth IRA to another Roth IRA;

..   qualified distributions from a Roth IRA; and

..   return of excess contributions or amounts recharacterized to a traditional
    IRA.

QUALIFIED DISTRIBUTIONS FROM ROTH IRAS. Qualified distributions from Roth IRAs made because of one of the following four qualifying events or reasons are not includable in income:

..   you are age 59 1/2 or older; or

..   you die; or

..   you become disabled (special federal income tax definition); or

..   your distribution is a "qualified first-time homebuyer distribution"
    (special federal income tax definition; $10,000 lifetime total limit for these distributions from all of your traditional and Roth IRAs).

You also have to meet a five-year aging period. A qualified distribution is any distribution made after the five-taxable-year period beginning with the first taxable year for which you made any contribution to any Roth IRA (whether or not the one from which the distribution is being made).

NONQUALIFIED DISTRIBUTIONS FROM ROTH IRAS. Nonqualified distributions from Roth
IRAs are distributions that do not meet both the qualifying event and five-year aging period tests described above. If you receive such a distribution, part of it may be taxable. For purposes of determining the correct tax treatment of distributions (other than the withdrawal of excess contributions and the earnings on them), there is a set order in which contributions (including conversion contributions) and earnings are considered to be distributed from your Roth IRA. The order of distributions is as follows:

(1)Regular contributions.

(2)Conversion contributions, on a first-in-first-out basis (generally, total conversions from the earliest year first). These conversion contributions are taken into account as follows:

   (a)Taxable portion (the amount required to be included in gross income because of conversion) first, and then the

   (b)Nontaxable portion.

(3)Earnings on contributions.

Rollover contributions from other Roth IRAs are disregarded for this purpose.

To determine the taxable amount distributed, distributions and contributions are aggregated or grouped, then added together as follows:

(1)All distributions made during the year from all Roth IRAs you maintain --
   with any custodian or issuer -- are added together.

(2)All regular contributions made during and for the year (contributions made after the close of the year, but before the due date of your

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   return) are added together. This total is added to the total undistributed regular contributions made in prior years.

(3)All conversion contributions made during the year are added together.

Any recharacterized contributions that end up in a Roth IRA are added to the appropriate contribution group for the year that the original contribution would have been taken into account if it had been made directly to the Roth IRA.

Any recharacterized contribution that ends up in an IRA other than a Roth IRA is disregarded for the purpose of grouping both contributions and distributions. Any amount withdrawn to correct an excess contribution
(including the earnings withdrawn) is also disregarded for this purpose.

REQUIRED MINIMUM DISTRIBUTIONS DURING LIFE

Lifetime required minimum distributions do not apply.

REQUIRED MINIMUM DISTRIBUTIONS AT DEATH

Same as traditional IRA under "What are the required minimum distribution payments after you die?", assuming death before the Required Beginning Date.

PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

Distributions to a beneficiary generally receive the same tax treatment as if the distribution had been made to you.

BORROWING AND LOANS ARE PROHIBITED TRANSACTIONS

Same as traditional IRA.

EXCESS CONTRIBUTIONS TO ROTH IRAS

Generally the same as traditional IRA, except that regular contributions made after age 70 1/2 are not excess contributions.

Excess rollover contributions to Roth IRAs are contributions not eligible to be rolled over.

You can withdraw or recharacterize any contribution to a Roth IRA before the due date (including extensions) for filing your federal income tax return for the tax year. If you do this, you must also withdraw or recharacterize any earnings attributable to the contribution.

EARLY DISTRIBUTION PENALTY TAX

Same as traditional IRA.

TAX WITHHOLDING AND INFORMATION REPORTING

STATUS FOR INCOME TAX PURPOSES; FATCA. In order for us to comply with income tax withholding and information reporting rules which may apply to annuity contracts and tax-qualified plans, we request documentation of "status" for tax purposes. "Status" for tax purposes generally means whether a person is a "U.S.
person" or a foreign person with respect to the United States; whether a person is an individual or an entity, and if an entity, the type of entity. Status for tax purposes is best documented on the appropriate IRS Form or substitute certification form (IRS Form W-9 for a U.S. person or the appropriate type of
IRS Form W-8 for a foreign person). If we do not have appropriate certification or documentation of a person's status for tax purposes on file, it could affect the rate at which we are required to withhold income tax, and penalties could apply. Information reporting rules could apply not only to specified transactions, but also to contract ownership. For example, under the Foreign
Account Tax Compliance Act ("FATCA"), which applies to certain U.S.-source payments, and similar or related withholding and information reporting rules, we may be required to report contract values and other information for certain contractholders. For this reason, we and our affiliates intend to require appropriate status documentation at purchase, change of ownership, and affected payment transactions, including death benefit payments. FATCA and its related guidance is extraordinarily complex and its effect varies considerably by type of payor, type of payee and type of recipient.

TAX WITHHOLDING. We must withhold federal income tax from distributions from annuity contracts and specified tax-favored savings or retirement plans or arrangements. You may be able to elect out of this income tax withholding in some cases. Generally, we do not have to withhold if your distributions are not taxable. The rate of withholding will depend on the type of distribution and, in certain cases, the amount of your distribution. Any income tax withheld is a credit against your income tax liability. If you do not have sufficient income tax withheld or do not make sufficient estimated income tax payments, you may incur penalties under the estimated income tax rules.

You must file your request not to withhold in writing before the payment or distribution is made. Our processing office will provide forms for this purpose. You cannot elect out of withholding unless you provide us with your correct Taxpayer Identification Number and a United States residence address.
You cannot elect out of withholding if we are sending the payment out of the
United States.

You should note the following special situations:

..   We might have to withhold and/or report on amounts we pay under a free look or cancellation.

..   We are required to withhold on the gross amount of a distribution from a
    Roth IRA to the extent it is reasonable for us to believe that a distribution is includable in your gross income. This may result in tax being withheld even though the Roth IRA distribution is ultimately not taxable.

Special withholding rules apply to United States citizens residing outside of the United States, foreign recipients, and certain U. S. entity recipients which are treated as foreign because they fail to document their U.S. status before payment is made. We do not discuss these rules here in detail. However, we may require additional documentation in the case of payments made to United
States persons living abroad and non-United States persons (including U.S.
entities treated as foreign) prior to processing any requested transaction.

Certain states have indicated that state income tax withholding will also apply to payments from the contracts made to residents. Generally, an election out of federal withholding will also be considered an election out of state withholding. In some states, you may elect out of state withholding, even if federal withholding applies. In some states, the income tax withholding is completely independent of federal income tax withholding. If you need more information concerning a particular state or any required forms, call our processing office at the toll-free number.

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FEDERAL INCOME TAX WITHHOLDING ON PERIODIC ANNUITY PAYMENTS

Federal tax rules require payers to withhold differently on "periodic" and
"non-periodic" payments. Payers are to withhold from periodic annuity payments as if the payments were wages. The annuity contract owner is to specify marital status and the number of withholding exemptions claimed on an IRS Form W-4P or similar substitute election form. If the owner does not claim a different number of withholding exemptions or marital status, the payer is to withhold assuming that the owner is married and claiming three withholding exemptions.
If the owner does not provide the owner's correct Taxpayer Identification
Number a payer is to withhold from periodic annuity payments as if the owner were single with no exemptions.

A contract owner's withholding election remains effective unless and until the owner revokes it. The contract owner may revoke or change a withholding election at any time.

FEDERAL INCOME TAX WITHHOLDING ON NON-PERIODIC ANNUITY PAYMENTS (WITHDRAWALS)

Non-periodic distributions include partial withdrawals, total surrenders and death benefits. Payers generally withhold federal income tax at a flat 10% rate from (i) the taxable amount in the case of nonqualified contracts, and (ii) the payment amount in the case of traditional IRAs and Roth IRAs, where it is reasonable to assume an amount is includable in gross income.

As described below, there is no election out of federal income tax withholding if the payment is an eligible rollover distribution from a qualified plan. If a non-periodic distribution from a qualified plan is not an eligible rollover distribution then election out is permitted. If there is no election out, the
10% withholding rate applies.

SPECIAL RULES FOR CONTRACTS FUNDING QUALIFIED PLANS

The plan administrator is responsible for making all required notifications on tax matters to plan participants and to the IRS. See Appendix II at the end of this Prospectus.

MANDATORY WITHHOLDING FROM QUALIFIED PLAN DISTRIBUTIONS

Unless the distribution is directly rolled over to another eligible retirement plan, eligible rollover distributions from qualified plans are subject to mandatory 20% withholding. The plan administrator is responsible for withholding from qualified plan distributions and communicating to the recipient whether the distribution is an eligible rollover distribution.

IMPACT OF TAXES TO AXA EQUITABLE

The contracts provide that we may charge Separate Account No. 70 for taxes. We do not now, but may in the future set up reserves for such taxes.

We are entitled to certain tax benefits related to the investment of company assets, including assets of the separate account. These tax benefits, which may include the foreign tax credit and the corporate dividends received deduction, are not passed back to you, since we are the owner of the assets from which tax benefits may be derived.

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8. More information

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ABOUT SEPARATE ACCOUNT NO. 70

Each variable investment option is a subaccount of Separate Account No. 70. We established Separate Account No. 70 under special provisions of the New York
Insurance Law. These provisions prevent creditors from any other business we conduct from reaching the assets we hold in our variable investment options for owners of our variable annuity contracts. We are the legal owner of all of the assets in Separate Account No. 70 and may withdraw any amounts that exceed our reserves and other liabilities with respect to variable investment options under our contracts. For example, we may withdraw amounts from Separate Account
No. 70 that represent our investments in Separate Account No. 70 or that represent fees and charges under the contracts that we have earned. Also, we may, at our sole discretion, invest Separate Account No. 70 assets in any investment permitted by applicable law. The results of Separate Account
No. 70's operations are accounted for without regard to AXA Equitable's other operations. The amount of some of our obligations under the contracts is based on the assets in Separate Account No. 70. However, the obligations themselves are obligations of AXA Equitable.

Separate Account No. 70 is registered under the Investment Company Act of 1940 and is registered and classified under that act as a "unit investment trust."
The SEC, however, does not manage or supervise AXA Equitable or Separate
Account No. 70. Although Separate Account No. 70 is registered, the SEC does not monitor the activity of Separate Account No. 70 on a daily basis. AXA
Equitable is not required to register, and is not registered, as an investment company under the Investment Company Act of 1940.

Each subaccount (variable investment option) within Separate Account No. 70 invests solely in the applicable class of shares issued by the corresponding
Portfolio of the applicable Trust.

We reserve the right subject to compliance with laws that apply:

(1)to add variable investment options to, or to remove variable investment options from, Separate Account No. 70, or to add other separate accounts;

(2)to combine any two or more variable investment options;

(3)to transfer the assets we determine to be the shares of the class of contracts to which the contracts belong from any variable investment option to another variable investment option;

(4)to operate Separate Account No. 70 or any variable investment option as a management investment company under the Investment Company Act of 1940 (in which case, charges and expenses that otherwise would be assessed against an underlying mutual fund would be assessed against Separate Account No. 70 or a variable investment option directly);

(5)to deregister Separate Account No. 70 under the Investment Company Act of
   1940;

(6)to restrict or eliminate any voting rights as to Separate Account No. 70;

(7)to cause one or more variable investment options to invest some or all of their assets in one or more other trusts or investment companies;

(8)to limit or terminate contributions or transfers into any of the variable investment options; and

(9)to limit the number of variable investment options you may select.

If the exercise of these rights results in a material change in the underlying investment of Separate Account No. 70, you will be notified of such exercise, as required by law.

ABOUT THE TRUSTS

The Trusts are registered under the Investment Company Act of 1940. They are classified as "open-end management investment companies," more commonly called mutual funds. Each Trust issues different shares relating to each Portfolio.

The Trusts do not impose sales charges or "loads" for buying and selling their shares. All dividends and other distributions on the Trusts' shares are reinvested in full. The Board of Trustees of each Trust serves for the benefit of each Trust's shareholders. The Board of Trustees may take many actions regarding the Portfolios (for example, the Board of Trustees can establish additional Portfolios or eliminate existing Portfolios; change Portfolio investment objectives; and change Portfolio investment policies and strategies). In accordance with applicable law, certain of these changes may be implemented without a shareholder vote and, in certain instances, without advanced notice. More detailed information about certain actions subject to notice and shareholder vote for each Trust, and other information about the
Portfolios, including portfolio investment objectives, policies, restrictions, risks, expenses, its Rule 12b-1 plan and other aspects of its operations, appears in the prospectuses for each Trust, which generally accompany this prospectus, or in their respective SAIs, which are available upon request.

ABOUT THE GENERAL ACCOUNT

This contract is offered to customers through various financial institutions, brokerage firms and their affiliate insurance agencies. No financial institution, brokerage firm or insurance agency has any liability with respect to a contract's account value or any Guaranteed benefits with which the contract was issued. AXA Equitable is solely responsible to the contract owner for the contract's account value and such Guaranteed benefits. The general obligations and any Guaranteed benefits under the contract are supported by AXA
Equitable's general account and are subject to AXA Equitable's claims paying ability. An owner should look to the financial strength of AXA Equitable for its claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to the insurer's general creditors and the conduct of its routine business activities, such as the payment of salaries, rent and other ordinary business expenses. For more information about AXA Equitable's financial strength, you may review its financial statements and/or check its current rating with one or more of the independent sources that rate insurance companies for their financial strength and stability. Such ratings

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are subject to change and have no bearing on the performance of the variable investment options. You may also speak with your financial representative. For
Series CP(R) contracts, credits allocated to your account value are funded from our general account.

The general account is subject to regulation and supervision by the Insurance
Department of the State of New York and to the insurance laws and regulations of all jurisdictions where we are authorized to do business. Interests under the contracts in the general account have not been registered and are not required to be registered under the Securities Act of 1933 because of exemptions and exclusionary provisions that apply. The general account is not required to register as an investment company under the Investment Company Act of 1940 and it is not registered as an investment company under the Investment
Company Act of 1940. The contract is a "covered security" under the federal securities laws.

We have been advised that the staff of the SEC has not reviewed the portions of this Prospectus that relate to the general account. The disclosure with regard to the general account, however, may be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

ABOUT OTHER METHODS OF PAYMENT

WIRE TRANSMITTALS AND ELECTRONIC TRANSACTIONS

We accept initial and subsequent contributions sent by wire to our processing office by agreement with certain broker-dealers. Such transmittals must be accompanied by information we require to allocate your contribution. Wire orders not accompanied by complete information may be retained as described under "How you can make your contributions" under "Contract features and benefits" earlier in this Prospectus.

Even if we accept the wire order and essential information, a contract generally will not be issued until we receive and accept a properly completed application. In certain cases we may issue a contract based on information provided through certain broker-dealers with which we have established electronic facilities. In any such cases, you must sign our Acknowledgement of
Receipt form.

Where we require a signed application, the above procedures do not apply and no transactions will be permitted until we receive the signed application and have issued the contract. Where we issue a contract based on information provided through electronic facilities, we require an Acknowledgement of Receipt Form.
We may also require additional information. Until we receive the
Acknowledgement of Receipt Form, (i.e. withdrawals and surrenders) financial transactions will not be permitted unless you request them in writing, sign the request and have it signature guaranteed. After your contract has been issued, additional contributions may be transmitted by wire.

In general, the transaction date for electronic transmissions is the date on which we receive at our regular processing office all required information and the funds due for your contribution. We may also establish same-day electronic processing facilities with a broker-dealer that has undertaken to pay contribution amounts on behalf of its customers. In such cases, the transaction date for properly processed orders is the business day on which the broker-dealer inputs all required information into its electronic processing system. You can contact us to find out more about such arrangements.

After your contract has been issued, subsequent contributions may be transmitted by wire.

AUTOMATIC INVESTMENT PROGRAM

You may use our automatic investment program, or "AIP," to have a specified amount automatically deducted from a checking account, money market account, or credit union checking account and contributed as a subsequent contribution into a contract on a monthly or quarterly basis. AIP is available for NQ, traditional IRA and Roth IRA contracts. AIP is not available for SEP-IRA, QP or
Inherited IRA Beneficiary Continuation (traditional IRA or Roth IRA) contracts.

The minimum amounts we will deduct are $100 monthly and $300 quarterly. AIP subsequent contributions may be allocated to any of the variable investment options, but not to a Special DCA program. You choose the day of the month you wish to have your account debited. However, you may not choose a date later than the 28th day of the month. For contracts with a Guaranteed benefit, AIP contributions with allocations to the Protected Benefit account variable investment options will be allocated to corresponding Investment account variable investment options that invest in the same Portfolios after the date the first withdrawal is taken from the Protected Benefit account.

You may cancel AIP at any time by notifying our processing office. We are not responsible for any debits made to your account before the time written notice of cancellation is received at our processing office.

DATES AND PRICES AT WHICH CONTRACT EVENTS OCCUR

We describe below the general rules for when, and at what prices, events under your contract will occur. Other portions of this Prospectus describe circumstances that may cause exceptions. We generally do not repeat those exceptions below.

BUSINESS DAY

Our "business day" is generally any day the New York Stock Exchange ("NYSE") is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). A business day does not include a day on which we are not open due to emergency conditions determined by the SEC. We may also close early due to such emergency conditions. Contributions will be applied and any other transaction requests will be processed when they are received along with all the required information unless another date applies as indicated below.

..   If your contribution, transfer or any other transaction request containing all the required information reaches us on any of the following, we will use the next business day:

   -- on a non-business day;

   -- after 4:00 p.m. Eastern Time on a business day; or

   -- after an early close of regular trading on the NYSE on a business day.

..   If your transaction is set to occur on the same day of the month as the contract date and that date is the 29th, 30th or 31st of the month, then the transaction will occur on the 1st day of the next month.

..   When a charge is to be deducted on a contract date anniversary that is a non-business day, we will deduct the charge on the next business day.

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..   If we have entered into an agreement with your broker-dealer for automated processing of contributions and/or transfers upon receipt of customer order, your contribution and/or transfer will be considered received at the time your broker-dealer receives your contribution and/or transfer and all information needed to process your application, along with any required documents. Your broker-dealer will then transmit your order to us in accordance with our processing procedures. However, in such cases, your broker-dealer is considered a processing office for the purpose of receiving the contribution and/or transfer. Such arrangements may apply to initial contributions, subsequent contributions, and/or transfers, and may be commenced or terminated at any time without prior notice. If required by law, the "closing time" for such orders will be earlier than 4:00 p.m.,
    Eastern Time.

CONTRIBUTIONS, CREDITS AND TRANSFERS

..   Contributions (and Credits, for Series CP(R) contracts only) allocated to the variable investment options are invested at the unit value next determined after the receipt of the contribution.

..   Contributions (and Credits, for Series CP(R) contracts only) allocated to the guaranteed interest option will receive the crediting rate in effect on that business day for the specified time period.

..   Initial contributions allocated to the account for special dollar cost averaging receive the interest rate in effect on that business day. At certain times, we may offer the opportunity to lock in the interest rate for an initial contribution to be received under Section 1035 exchanges and trustee to trustee transfers. Your financial professional can provide information or you can call our processing office.

..   Transfers to or from variable investment options will be made at the unit value next determined after the receipt of the transfer request.

..   Transfers to the guaranteed interest option will receive the crediting rate in effect on that business day for the specified time period.

..   For the interest sweep option, the first monthly transfer will occur on the last business day of the month following the month that we receive your election form at our processing office.

ABOUT YOUR VOTING RIGHTS

As the owner of the shares of the Trusts, we have the right to vote on certain matters involving the Portfolios, such as:

..   the election of trustees; or

..   the formal approval of independent public accounting firms selected for each Trust; or

..   any other matters described in the prospectus for each Trust or requiring a shareholders' vote under the Investment Company Act of 1940.

We will give contract owners the opportunity to instruct us how to vote the number of shares attributable to their contracts if a shareholder vote is taken. If we do not receive instructions in time from all contract owners, we will vote the shares of a Portfolio for which no instructions have been received in the same proportion as we vote shares of that Portfolio for which we have received instructions. We will also vote any shares that we are entitled to vote directly because of amounts we have in a Portfolio in the same proportions that contract owners vote. One effect of proportional voting is that a small number of contract owners may determine the outcome of a vote.

The Trusts sell their shares to AXA Equitable separate accounts in connection with AXA Equitable's variable annuity and/or variable life insurance products, and to separate accounts of insurance companies, both affiliated and unaffiliated with AXA Equitable. AXA Premier VIP Trust and EQ Advisors Trust
also sell their shares to the trustee of a qualified plan for AXA Equitable. We currently do not foresee any disadvantages to our contract owners arising out of these arrangements. However, the Board of Trustees or Directors of each
Trust intends to monitor events to identify any material irreconcilable conflicts that may arise and to determine what action, if any, should be taken in response. If we believe that a Board's response insufficiently protects our contract owners, we will see to it that appropriate action is taken to do so.

SEPARATE ACCOUNT NO. 70 VOTING RIGHTS

If actions relating to the Separate Account require contract owner approval, contract owners will be entitled to one vote for each unit they have in the variable investment options. Each contract owner who has elected a variable annuity payout option may cast the number of votes equal to the dollar amount of reserves we are holding for that annuity in a variable investment option divided by the annuity unit value for that option. We will cast votes attributable to any amounts we have in the variable investment options in the same proportion as votes cast by contract owners.

CHANGES IN APPLICABLE LAW

The voting rights we describe in this Prospectus are created under applicable federal securities laws. To the extent that those laws or the regulations published under those laws eliminate the necessity to submit matters for approval by persons having voting rights in separate accounts of insurance companies, we reserve the right to proceed in accordance with those laws or regulations.

CYBERSECURITY

We rely heavily on interconnected computer systems and digital data to conduct our variable product business. Because our variable product business is highly dependent upon the effective operation of our computer systems and those of our business partners, our business is vulnerable to disruptions from utility outages, and susceptible to operational and information security risks resulting from information systems failure (e.g., hardware and software malfunctions), and cyber-attacks. These risks include, among other things, the theft, misuse, corruption and destruction of data maintained online or digitally, interference with or denial of service, attacks on websites and other operational disruption and unauthorized use or abuse of confidential customer information. Such systems failures and cyber-attacks affecting us, any third party administrator, the underlying funds, intermediaries and other affiliated or third-party service providers may adversely affect us and your
Total account value. For instance, systems failures and cyber-attacks may interfere with our processing of contract transactions, including the processing of orders

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from our website or with the underlying funds, impact our ability to calculate account unit values, cause the release and possible destruction of confidential customer or business information, impede order processing, subject us and/or our service providers and intermediaries to regulatory fines and financial losses and/or cause reputational damage. Cybersecurity risks may also impact the issuers of securities in which the underlying funds invest, which may cause the funds underlying your contract to lose value. While there can be no assurance that we or the underlying funds or our service providers will avoid losses affecting your contract due to cyber-attacks or information security breaches in the future, we take reasonable steps to mitigate these risks and secure our systems from such failures and attacks.

MISSTATEMENT OF AGE

If the age of any person upon whose life or age a benefit provided under a
Guaranteed benefit has been misstated, any such benefit will be that which would have been purchased on the basis of the correct age. If that person would not have been eligible for that Guaranteed benefit at the correct age, (i) the benefit will be rescinded; (ii) any charges that were deducted for the benefit will be refunded and applied to the Total account value of the contract; and
(iii) only the death benefit provided by amounts allocated to the Investment account will apply.

STATUTORY COMPLIANCE

We have the right to change your contract without the consent of any other person in order to comply with any laws and regulations that apply, including but not limited to changes in the Internal Revenue Code, in Treasury
Regulations or in published rulings of the Internal Revenue Service and in
Department of Labor regulations.

Any change in your contract must be in writing and made by an authorized officer of AXA Equitable. We will provide notice of any contract change.

The benefits under your contract will not be less than the minimum benefits required by any state law that applies.

ABOUT LEGAL PROCEEDINGS

AXA Equitable and its affiliates are parties to various legal proceedings. In our view, none of these proceedings would be considered material with respect to a contract owner's interest in Separate Account No. 70, nor would any of these proceedings be likely to have a material adverse effect upon the Separate
Account, our ability to meet our obligations under the contracts, or the distribution of the contracts.

FINANCIAL STATEMENTS

The financial statements of Separate Account No. 70, as well as the consolidated financial statements of AXA Equitable, are in the SAI. The financial statements of AXA Equitable have relevance to the contracts only to the extent that they bear upon the ability of AXA Equitable to meet its obligations under the contracts. The SAI is available free of charge. You may request one by writing to our processing office or calling 1-800-789-7771.

TRANSFERS OF OWNERSHIP, COLLATERAL ASSIGNMENTS, LOANS AND BORROWING

You can transfer ownership of an NQ contract at any time before annuity payments begin. We will continue to treat you as the owner until we receive notification of any change at our processing office.

We may refuse to process a change of ownership of an NQ contract without appropriate documentation of status on IRS Form W-9 (or, if IRS Form W-9 cannot be provided because the entity is not a U.S. entity, on the appropriate type of
Form W-8).

Following a change of ownership, the existing beneficiary designations will remain in effect until the new owner provides new designations.

Any Guaranteed benefit in effect will generally terminate if you change ownership of the contract. A Guaranteed benefit will not terminate if the ownership of the contract is transferred from a non-natural owner to an individual but the contract will continue to be based on the annuitant's life.
It will also not terminate if you transfer your individually-owned contract to a trust held for your (or your and your immediate family's) benefit; it will continue to be based on your life. If you were not the annuitant under the individually-owned contract, you will become the annuitant when ownership is changed. Please speak with your financial professional for further information.

JOINTLY OWNED CONTRACTS. If the older owner transfers ownership to another owner, any Guaranteed benefit in effect will terminate. If the younger owner transfers ownership to another owner, Guaranteed benefits will continue as long as the new owner is younger than the remaining joint owner and meets the issue age requirements associated with the Guaranteed benefits.

ADDING A NEW OWNER. To add a new owner to a contract, both owners must meet the age requirements, determined as of the transaction date, for issuing the contract and, if applicable, funding the Guaranteed benefits.

For a state-by-state description of all material variations of this contract, including information regarding the termination of benefits under your contract, see Appendix V later in this Prospectus.

In general, you cannot assign or transfer ownership of an IRA or QP contract except by surrender to us. If your individual retirement annuity contract is held in your custodial individual retirement account, you may only assign or transfer ownership of such an IRA contract to yourself. Loans are not available and you cannot assign IRA and QP contracts as security for a loan or other obligation.

For limited transfers of ownership after the owner's death see "Beneficiary continuation option" in "Payment of death benefit" earlier in this Prospectus.
You may direct the transfer of the values under your IRA or QP contract to another similar arrangement under federal income tax rules. In the case of such a transfer, which involves a surrender of your contract, we will impose a withdrawal charge, if one applies.

Loans are not available under your NQ contract.

In certain circumstances, you may collaterally assign all or a portion of the value of your NQ contract as security for a loan with a third party lender. The terms of the assignment are subject to our approval. The amount of the assignment may never exceed your Total account value on the day prior to the date we receive all necessary paperwork to effect the assignment. Only one assignment per contract is permitted.

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You must indicate that you have not purchased, and will not purchase, any other
AXA Equitable (or affiliate's) NQ deferred annuity contract in the same calendar year that you purchase the contract.

A collateral assignment does not terminate your benefits under the contract.
However, a collateral assignment will terminate your optional benefits. All withdrawals, distributions and benefit payments, as well as the exercise of any benefits, are subject to the assignee's prior approval and payment directions.
We will follow such directions until AXA Equitable receives written notification satisfactory to us that the assignment has been terminated. If the owner or beneficiary fails to provide timely notification of the termination, it is possible that we could pay the assignee more than the amount of the assignment, or continue paying the assignee pursuant to existing directions after the collateral assignment has in fact been terminated. Our payment of any death benefit to the beneficiary will also be subject to the terms of the assignment until we receive written notification satisfactory to us that the assignment has been terminated.

In some cases, an assignment or change of ownership may have adverse tax consequences. See "Tax information" earlier in this Prospectus.

ABOUT CUSTODIAL IRAS

For certain custodial IRA accounts, after your contract has been issued, we may accept transfer instructions by telephone, mail, facsimile or electronically from a broker-dealer, provided that we or your broker-dealer have your written authorization to do so on file. Accordingly, AXA Equitable will rely on the stated identity of the person placing instructions as authorized to do so on your behalf. AXA Equitable will not be liable for any claim, loss, liability or expenses that may arise out of such instructions. AXA Equitable will continue to rely on this authorization until it receives your written notification at its processing office that you have withdrawn this authorization. AXA Equitable may change or terminate telephone or electronic or overnight mail transfer procedures at any time without prior written notice and restrict facsimile, internet, telephone and other electronic transfer services because of disruptive transfer activity.

HOW DIVORCE MAY AFFECT YOUR CONTRACT AND GUARANTEED BENEFITS

If we are required to divide your contract as the result of divorce, the portion of the Total account value attributable to your ex-spouse will be allocated to a new contract for your ex-spouse and funded using allocation instructions provided by the ex-spouse. Our optional benefits do not provide a cash value or any minimum account value. In the event that you and your spouse become divorced after you purchase a contract with a Guaranteed benefit, we will not divide the benefit base(s) used to calculate the benefits as part of the divorce settlement or judgment. As a result of the divorce, we may be required to withdraw amounts from the Protected Benefit account to be paid to an ex-spouse. Any such withdrawal will be considered a withdrawal from the contract, which means your Guaranteed benefit will be reduced and a withdrawal charge may apply. However, if the withdrawal is made to fund a Retirement
Cornerstone 19 contract owned by your ex-spouse that is the same Series as the current contract, we will waive any withdrawal charges for that withdrawal.
Withdrawal charges will apply to the new contract owned by your ex-spouse.

IF 100% OF YOUR CONTRACT IS AWARDED TO YOUR EX-SPOUSE IN A DIVORCE SETTLEMENT,
SPECIAL RULES APPLY. If 100% of your contract is awarded to your YOUNGER ex-spouse as a result of divorce, then whether you were the single owner or the contract was jointly owned, the following rules apply:

..   If the Protected Benefit account had been funded prior to the date of divorce, the age-related rules associated with continuing any Guaranteed benefits under the contract will be determined by the age of your ex-spouse as of the date we receive the divorce decree and any other information we may require ("date of divorce decree receipt").

   -- If the ex-spouse is age 50 - 85, the GMIB can continue as long as the time for exercising the GMIB under the contract has not yet passed. The
      GMIB Maximum Roll-up Period does not restart, but we will use the date on which the ex-spouse turns 95 in determining the GMIB Roll-up Period end date. GMIB benefit base resets will continue until the contract date anniversary following the ex-spouse's 95th birthday.

   -- If the ex-spouse is age 86 or older and not eligible to continue the
      GMIB, the benefit and associated charge will end on the date of divorce decree receipt. However, the ex-spouse will be given a one-time opportunity to exercise the GMIB after providing us with the divorce decree and any other information we may require.

   -- If the ex-spouse elects to exercise the GMIB, we will always apply joint life annuity purchase rates in calculating the periodic payments.

   -- If the ex-spouse is age 65 or younger and "Greater of" death benefit was elected, it will remain in effect. The GMDB Maximum Roll-up Period does not restart, but we will use the date on which the ex-spouse turns 80 in determining the GMDB Roll-up Period end date. Furthermore, if the GMDB
      Roll-up period end date had occurred prior to the divorce due to your having reached age 80, but the last day of the GMDB Maximum Roll-up period had not been reached and the ex-spouse is younger than age 80, the
      GMDB Roll-up benefit base will resume rolling up until the earlier of (a)
      the last date of the GMDB Maximum Roll-up period and (b) the contract date anniversary following the ex-spouse's 80th birthday.

      EXAMPLE: Assume that, prior to the divorce, the GMDB Roll-up period ended after 15 years because you reached age 80. Assume further that you divorced at age 82, at which time your ex-spouse was 75. Because the GMDB
      Maximum Roll-up period still has three years to run, the GMDB Roll-up benefit base becomes eligible to roll up for an additional three years once the ex-spouse's age is used to determine the GMDB Roll-up period end date. (NOTE: For ease of illustration, this example uses approximate numbers.)

   -- If the ex-spouse is age 75 or younger and the Highest Anniversary Value death benefit was elected, it will remain in effect and eligible for increase based on the ex-spouse's age.

   -- If the ex-spouse is age 80 or younger and the Return of Principal death benefit was elected, it will remain in effect.

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                               MORE INFORMATION

   -- If the ex-spouse is age 68 or younger and the RMD Wealth Guard death benefit was elected, it will remain in effect. The applicable fee will be determined by the date of divorce decree receipt. RMD Wealth Guard death benefit base resets will continue until the earlier of (a) the first contract anniversary following the first RMD withdrawal from the
      Protected Benefit account or (b) the contract date anniversary after the ex-spouse turns 85. If resets had previously ended due to the original owner reaching age 85 or having taken a first RMD withdrawal from the
      Protected Benefit account, we will reinstate resets if your ex-spouse is eligible.

   -- If the ex-spouse is age 85 or younger and not eligible to continue the
      GMDB under the contract, the benefit and associated charge will end on the date of divorce decree receipt. The contract will continue with the
      Return of Principal death benefit, with the death benefit amount frozen based on the value of the GMDB death benefit base on the date of divorce decree receipt, subject to adjustment for future contributions and withdrawals.

   -- Contributions by the ex-spouse to the Protected Benefit account are not permitted. If the GMIB was elected, contributions by the ex-spouse to the
      Investment account are not permitted. If the GMIB was not elected, contributions by the ex-spouse to the Investment account are permitted if the ex-spouse is age-eligible at the time of the contribution.

   -- Transfers into the Protected Benefit account are permitted until the ex-spouse makes a subsequent contribution to the Investment Account, or, if earlier, the ex-spouse reaches the maximum transfer age. At that time, all transfers into the Protected Benefit account, including transfers through the Systematic transfer program, will no longer be permitted.
      However, if transfers were no longer allowed under the original contract due to a contribution you made to the Investment account after taking a withdrawal from the Protected Benefit account, then your ex-spouse will not be able to make transfers into the Protected Benefit account even if they are age-eligible.

..   If the GMIB was elected and the Protected Benefit account had not been funded prior to the date of divorce decree receipt, the ex-spouse becomes the new contract owner and all Guaranteed benefits terminate. If the
    Protected Benefit account was funded after the date of divorce but prior to the date of divorce decree receipt, we will transfer the Protected Benefit account funds to the Investment account, the Protected Benefit account will be discontinued, and all Guaranteed benefits are terminated.

If 100% of your contract is awarded to your OLDER ex-spouse as a result of divorce and the contract was jointly owned, the contract continues under its existing terms and the ex-spouse becomes the single owner of the contract.

DISTRIBUTION OF THE CONTRACTS

The contracts are distributed by both AXA Advisors, LLC ("AXA Advisors") and
AXA Distributors, LLC ("AXA Distributors") (together, the "Distributors"). The
Distributors serve as principal underwriters of Separate Account No. 70. The offering of the contracts is intended to be continuous.

AXA Advisors is an affiliate of AXA Equitable, and AXA Distributors is an indirect wholly owned subsidiary of AXA Equitable. The Distributors are under the common control of AXA Equitable Holdings, Inc. Their principal business address is 1290 Avenue of the Americas, New York, NY 10104. The Distributors
are registered with the SEC as broker-dealers and are members of the Financial
Industry Regulatory Authority, Inc. ("FINRA"). Both broker-dealers also act as distributors for other AXA Equitable life and annuity products.

The contracts are sold by financial professionals of AXA Advisors and its affiliates. The contracts are also sold by financial professionals of unaffiliated broker-dealers that have entered into selling agreements with AXA
Distributors ("Selling broker-dealers").

AXA Equitable pays compensation to both Distributors based on contracts sold.
AXA Equitable may also make additional payments to the Distributors, and the
Distributors may, in turn, make additional payments to certain Selling broker-dealers. All payments will be in compliance with all applicable FINRA rules and other laws and regulations.

Although AXA Equitable takes into account all of its distribution and other costs in establishing the level of fees and charges under its contracts, none of the compensation paid to the Distributors, AXA Advisors, or the Selling broker-dealers discussed in this section of the Prospectus are imposed as separate fees or charges under your contract. AXA Equitable, however, intends to recoup amounts it pays for distribution and other services through the fees and charges of the contracts and payments it receives for providing administrative, distribution and other services to the Portfolios. For information about the fees and charges under the contract, see "Fee table" and
"Charges and expenses" earlier in this Prospectus.

AXA ADVISORS COMPENSATION.

AXA Equitable pays compensation to AXA Advisors based on contributions made on the contracts sold through AXA Advisors (''contribution-based compensation'').
The contribution-based compensation will generally not exceed 8.50% of total contributions. AXA Advisors, in turn, may pay a portion of the contribution-based compensation received from AXA Equitable to the AXA Advisors financial professional and/or the Selling broker-dealer making the sale. In some instances, a financial professional or a Selling broker-dealer may elect to receive reduced contribution-based compensation on a contract in combination with ongoing annual compensation of up to 1.20% of the Total account value of the contract sold (''asset-based compensation''). Total compensation paid to a financial professional or a Selling broker-dealer electing to receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The compensation paid by AXA Advisors varies among financial professionals and among Selling broker-dealers. When a contract is sold by a
Selling broker-dealer, the Selling broker-dealer, not AXA Advisors, determines the compensation paid to the Selling broker-dealer's financial professional for the sale of the contract. Therefore, you should contact your financial professional for information about the compensation he or she receives and any related incentives, as described immediately below.

AXA Advisors also pays a portion of the compensation it receives to its managerial personnel. AXA Advisors also pays its financial professionals

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and managerial personnel other types of compensation including service fees, expense allowance payments and health and retirement benefits. AXA Advisors also pays its financial professionals, managerial personnel and Selling broker-dealers sales bonuses (based on selling certain products during specified periods) and persistency bonuses. AXA Advisors may offer sales incentive programs to financial professionals and Selling broker-dealers who meet specified production levels for the sales of both AXA Equitable contracts and contracts offered by other companies. These incentives provide non-cash compensation such as stock options awards and/or stock appreciation rights, expense-paid trips, expense-paid education seminars and merchandise.

AXA Advisors may receive compensation, and, in turn, pay its financial professionals a portion of such fee, from third party investment advisors to whom its financial professionals refer customers for professional management of the assets within their contract.

DIFFERENTIAL COMPENSATION. In an effort to promote the sale of AXA Equitable products, AXA Advisors may pay its financial professionals and managerial personnel a greater percentage of contribution-based compensation and/or asset-based compensation for the sale of an AXA Equitable contract than it pays for the sale of a contract or other financial product issued by a company other than AXA Equitable. AXA Advisors may pay higher compensation on certain products in a class than others based on a group or sponsored arrangement, or between older and newer versions or series of the same contract. This practice is known as providing "differential compensation." Differential compensation may involve other forms of compensation to AXA Advisors personnel. Certain components of the compensation paid to managerial personnel are based on whether the sales involve AXA Equitable contracts. Managers earn higher compensation (and credits toward awards and bonuses) if the financial professionals they manage sell a higher percentage of AXA Equitable contracts than products issued by other companies. Other forms of compensation provided to its financial professionals and/or managerial personnel, which include health and retirement benefits, expense reimbursements, marketing allowances and contribution-based payments, known as "overrides." For tax reasons, AXA
Advisors financial professionals qualify for health and retirement benefits based solely on their sales of AXA Equitable contracts and products sponsored by affiliates.

The fact that AXA Advisors financial professionals receive differential compensation and additional payments may provide an incentive for those financial professionals to recommend an AXA Equitable contract over a contract or other financial product issued by a company not affiliated with AXA
Equitable. However, under applicable rules of the FINRA and other federal and state regulatory authorities, AXA Advisors financial professionals may only recommend to you products that they reasonably believe are suitable for you and, for certain accounts depending on applicable rules, that are in your best interest, based on the facts that you have disclosed as to your other security holdings, financial situation and needs. In making any recommendation, financial professionals of AXA Advisors may nonetheless face conflicts of interest because of the differences in compensation from one product category to another, and because of differences in compensation between products in the same category. For more information, contact your financial professional.

AXA DISTRIBUTORS COMPENSATION.

AXA Equitable pays contribution-based and asset-based compensation (together
"compensation") to AXA Distributors. Contribution-based compensation is paid based on AXA Equitable contracts sold through AXA Distributors' Selling broker-dealers. Asset-based compensation is paid based on the aggregate account value of contracts sold through certain of AXA Distributors' Selling broker-dealers. This compensation will generally not exceed 7.50% of the total contributions made under the contracts. AXA Distributors, in turn, pays the contribution-based compensation it receives on the sale of a contract to the
Selling broker-dealer making the sale. In some instances, the Selling broker-dealer may elect to receive reduced contribution-based compensation on the sale of the contract in combination with annual asset-based compensation of up to 1.25% of the contract's Total account value. If a Selling broker-dealer elects to receive reduced contribution-based compensation on a contract, the contribution-based compensation which AXA Equitable pays to AXA Distributors will be reduced by the same amount, and AXA Equitable will pay AXA Distributors asset-based compensation on the contract equal to the asset-based compensation which AXA Distributors pays to the Selling broker-dealer. Total compensation paid to a Selling broker-dealer electing to receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The contribution-based and asset-based compensation paid by AXA Distributors varies among Selling broker-dealers.

The Selling broker-dealer, not AXA Distributors, determines the compensation paid to the Selling broker-dealer's financial professional for the sale of the contract. Therefore, you should contact your financial professional for information about the compensation he or she receives and any related incentives, such as differential compensation paid for various products.

AXA Equitable also pays AXA Distributors compensation to cover its operating expenses and marketing services under the terms of AXA Equitable's distribution agreements with AXA Distributors.

ADDITIONAL PAYMENTS BY AXA DISTRIBUTORS TO SELLING BROKER-DEALERS.

AXA Distributors may pay, out of their assets, certain Selling broker-dealers and other financial intermediaries additional compensation in recognition of services provided or expenses incurred. AXA Distributors may also pay certain
Selling broker-dealers or other financial intermediaries additional compensation for enhanced marketing opportunities and other services (commonly referred to as "marketing allowances"). Services for which such payments are made may include, but are not limited to, the preferred placement of AXA
Equitable products such as Retirement Cornerstone(R) 19 contracts on a company and/or product list; sales personnel training; product training; business reporting; technological support; due diligence and related costs; advertising, marketing and related services; conference; and/or other support services, including some that may benefit the contract owner. Payments may be based on ongoing sales, on the aggregate account value attributable to contracts sold through a Selling broker-dealer or such payments may be a fixed amount. For certain selling broker-dealers, AXA Distributors increases the marketing allowance as certain sales thresholds are met. The Distributors may also make fixed payments to Selling broker-dealers, for example in connection with the initiation of a new relationship or the introduction of a new product.

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                               MORE INFORMATION

Additionally, as an incentive for the financial professionals of Selling broker-dealers to promote the sale of AXA Equitable products, the Distributors may increase the sales compensation paid to the Selling broker-dealer for a period of time (commonly referred to as "compensation enhancements"). AXA
Distributors also has entered into agreements with certain selling broker-dealers in which the selling broker-dealer agrees to sell certain AXA
Equitable contracts exclusively, including the one described in this Prospectus.

These additional payments may serve as an incentive for Selling broker-dealers to promote the sale of AXA Equitable contracts over contracts and other products issued by other companies. Not all Selling broker-dealers receive additional payments, and the payments vary among Selling broker-dealers. The list below includes the names of Selling broker-dealers that we are aware (as of December 31, 2018) received additional payments. These additional payments ranged from $536.67 to $6,370,912.47. AXA Equitable and its affiliates may also have other business relationships with Selling broker-dealers, which may provide an incentive for the Selling broker-dealers to promote the sale of AXA
Equitable contracts over contracts and other products issued by other companies. The list below includes any such Selling broker-dealer. For more information, ask your financial professional.

1st Global Capital Corp.
Allstate Financial Services, LLC
American Portfolios Financial Services
Ameriprise Financial Services
BBVA Securities, Inc.
Cambridge Investment Research
Capital Investment Group
Centaurus Financial, Inc.
CETERA Financial Group
Citigroup Global Markets, Inc.
Citizens Investment Services
Commonwealth Financial Network
Community America Financial Solution
CUNA Brokerage Services
CUSO Financial Services, L.P.
DPL Financial Partners
Equity Services Inc.
Farmer's Financial Solution
Geneos Wealth Management
Gradient Securities, LLC
H. Beck, Inc.
H.D. Vest Investment Securities, Inc.
Huntleigh Securities Corp.
Independent Financial Group, LLC
Infinex Investments Inc.
Investment Professionals, Inc.
Janney Montgomery Scott LLC
Kestra Investment Services, LLC
Key Investment Services LLC
Ladenburg Thalmann Advisor Network, LLC
Lincoln Financial Advisors Corp.
Lincoln Financial Securities Corp.
Lincoln Investment Planning
Lion Street Financial
LPL Network
Lucia Securities, LLC
MML Investors Services, LLC
Morgan Stanley Smith Barney
Mutual of Omaha Investment Services, Inc.
Park Avenue Securities, LLC
PlanMember Securities Corp.
PNC Investments
Primerica Financial Services, Inc.
Prospera Financial Services
Questar Capital Corporation
Raymond James
RBC Capital Markets Corporation
Robert W Baird & Company
Santander Securities Corp.
SIGMA Financial Corporation
Signator Investors, Inc.
The Advisor Group (AIG)
U.S. Bank Center
UBS Financial Services, Inc.
Valmark Securities, Inc.
Voya Financial Advisors, Inc.
Wells Fargo

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Appendix I: Dropping or changing your Guaranteed benefits

--------------------------------------------------------------------------------

PRE-FUNDING DROP OR CHANGE

The following table is designed to show your options if you decide to drop your
Guaranteed benefit(s) prior to the funding of your Protected Benefit account.
In general, you can drop your GMIB and change your Guaranteed minimum death benefit. However, in general, your Guaranteed minimum death benefit cannot be dropped or changed without first dropping your GMIB. You may drop the "Greater of" death benefit without dropping the GMIB only if we exercise our contractual right to change the fee for the "Greater of" death benefit without a change to the fee for GMIB. All requests to drop or change a Guaranteed benefit must be submitted on an administrative form we provide for this specific purpose.

-----------------------------------------------------------------------------------------------------------------------------
 GUARANTEED BENEFIT
 COMBINATION                   PRE-FUNDING DROP OF:               YOUR OPTION(S) OR RESULT     FOLLOWING THE DROP OR CHANGE
-----------------------------------------------------------------------------------------------------------------------------
..   GMIB                       GMIB                             .   You can change your death  .   You can drop the Highest
..   Return of Principal death                                       benefit to the Highest         Anniversary Value death
    benefit                                                         Anniversary Value death        benefit, either
                                                                    benefit. If you do not         pre-funding or
                                                                    make this change, the          post-funding.
                                                                    Return of Principal death  .   You can drop the Return
                                                                    benefit will remain.           of Principal death
                                                                                                   benefit post-funding only.
-----------------------------------------------------------------------------------------------------------------------------

..   GMIB                       GMIB                             .   You can keep your Highest  .   You can drop the Highest
..   Highest Anniversary Value                                       Anniversary Value death        Anniversary Value death
    death benefit                                                   benefit.                       benefit, either
                                                                            -or-                   pre-funding or
                                                                .   You can change your death      post-funding.
                                                                    benefit to the Return of   .   You can drop the Return
                                                                    Principal death benefit.       of Principal death
                                                                                                   benefit post-funding only.
-----------------------------------------------------------------------------------------------------------------------------

..   GMIB                       Both benefits                    .   The Return of Principal    .   You can drop the Return
..   Highest Anniversary Value                                       death benefit will             of Principal death
    death benefit                                                   automatically become your      benefit post-funding only.
                                                                    new Guaranteed minimum
                                                                    death benefit.
-----------------------------------------------------------------------------------------------------------------------------

..   GMIB                       GMIB                             .   By dropping your GMIB,     .   You can drop the Highest
..   "Greater of" death benefit                                      you are no longer              Anniversary Value death
                                                                    eligible to elect the          benefit, either
                                                                    "Greater of" death             pre-funding or
                                                                    benefit.                       post-funding.
                                                                .   You can change your death  .   You can drop the Return
                                                                    benefit to the Highest         of Principal death
                                                                    Anniversary Value death        benefit post-funding only.
                                                                    benefit. If you do not
                                                                    make this change, the
                                                                    Return of Principal death
                                                                    benefit will
                                                                    automatically become your
                                                                    new Guaranteed minimum
                                                                    death benefit.
-----------------------------------------------------------------------------------------------------------------------------

..   GMIB                       Both benefits                    .   You can change your death  .   You can drop the Highest
..   "Greater of" death benefit                                      benefit to the Highest         Anniversary Value death
                                                                    Anniversary Value death        benefit, either
                                                                    benefit. If you do not         pre-funding or post-
                                                                    make this change, the          funding.
                                                                    Return of Principal death  .   You can drop the Return
                                                                    benefit will                   of Principal death
                                                                    automatically become your      benefit post-funding only.
                                                                    new Guaranteed minimum
                                                                    death benefit.
-----------------------------------------------------------------------------------------------------------------------------

..   GMIB                       "Greater of" death benefit/(1)/  .   You can change your death  .   You can drop the Highest
..   "Greater of" death benefit                                      benefit to the Highest         Anniversary Value death
                                                                    Anniversary Value death        benefit, either
                                                                    benefit. If you do not         pre-funding or post-
                                                                    make this change, the          funding.
                                                                    Return of Principal death  .   You can drop the Return
                                                                    benefit will                   of Principal death
                                                                    automatically become your      benefit post-funding only.
                                                                    new Guaranteed minimum
                                                                    death benefit.
-----------------------------------------------------------------------------------------------------------------------------

                                      I-1

           APPENDIX I: DROPPING OR CHANGING YOUR GUARANTEED BENEFITS

----------------------------------------------------------------------------------------------------------------------------
 GUARANTEED BENEFIT
 COMBINATION                  PRE-FUNDING DROP OF:             YOUR OPTION(S) OR RESULT       FOLLOWING THE DROP OR CHANGE
----------------------------------------------------------------------------------------------------------------------------
..  Highest Anniversary Value  Highest Anniversary Value        .   The Return of Principal    .   You can drop the Return
   death benefit              death benefit                        death benefit will             of Principal death
                                                                   automatically become your      benefit post-funding only.
                                                                   new Guaranteed minimum
                                                                   death benefit.
----------------------------------------------------------------------------------------------------------------------------

..  Return of Principal death  Not Applicable: The Return of
   benefit                    Principal death benefit cannot
                              be dropped prior to funding the
                              Protected Benefit account
----------------------------------------------------------------------------------------------------------------------------

RMD Wealth Guard death        RMD Wealth Guard death           .   You may elect the Return   .   You can drop the Return
   benefit                    benefit                              of Principal death             of Principal death
                                                                   benefit or Highest             benefit post- funding
                                                                   Anniversary Value death        only.
                                                                   benefit.                   .   You can drop the Highest
                                                                                                  Anniversary Value death
                                                                                                  benefit either
                                                                                                  pre-funding or
                                                                                                  post-funding.
----------------------------------------------------------------------------------------------------------------------------
(1)You may drop the "Greater of" death benefit without dropping the GMIB only if we exercise our contractual right to change the fee for the "Greater of"
   death benefit without a change to the fee for the GMIB. We must receive your request to drop the "Greater of" death benefit within 30 days of the fee change notification.

POST-FUNDING DROP

The following table is designed to show your options if you decide to drop your
Guaranteed benefit(s) after you have funded your Protected Benefit account. In general, you can drop both your GMIB and Guaranteed minimum death benefit or, in some cases, drop your GMIB and retain your Guaranteed minimum death benefit.
However, in general, your Guaranteed minimum death benefit cannot be dropped without first dropping your GMIB. You may drop the "Greater of" death benefit without dropping the GMIB only if we exercise our contractual right to change the fee for the "Greater of" death benefit without a change to the fee for the
GMIB. All requests to drop a Guaranteed benefit must be submitted on an administrative form we provide for this specific purpose. Please see "Dropping or changing your Guaranteed benefits" in "Contract features and benefits" for information on when you are eligible to drop your Guaranteed benefits after having funded your Protected Benefit account.

------------------------------------------------------------------------------------------------------------------------
 GUARANTEED BENEFIT
 COMBINATION                  POST-FUNDING DROP OF:/(1)/    YOUR OPTION(S) OR RESULT          FOLLOWING THE DROP
------------------------------------------------------------------------------------------------------------------------
..  GMIB                            GMIB                   .   The Return of Principal    .   You can drop the Return
..  Return of Principal death                                  death benefit will remain      of Principal death
   benefit                                                    in effect.                     benefit by notifying us
                                                                                             and taking a full
                                                                                             withdrawal of your
                                                                                             Protected Benefit account
                                                                                             value or making a
                                                                                             one-time transfer to the
                                                                                             Investment account
                                                                                             variable investment
                                                                                             options and the
                                                                                             guaranteed interest
                                                                                             option.
------------------------------------------------------------------------------------------------------------------------
..  GMIB                            Both benefits          .   Your Guaranteed benefits     Not Applicable.
..  Return of Principal death                                  will terminate by
   benefit                                                    notifying us and taking a
                                                              full withdrawal of your
                                                              Protected Benefit account
                                                              value or making a
                                                              one-time transfer to the
                                                              Investment account
                                                              variable investment
                                                              options and the
                                                              guaranteed interest
                                                              option.
------------------------------------------------------------------------------------------------------------------------
..  GMIB                            GMIB                   .   Your Highest Anniversary   .   You can drop the Highest
..  Highest Anniversary Value                                  Value death benefit            Anniversary Value death
   death benefit                                              remains in effect.             benefit by notifying us
                                                                                             and taking a full
                                                                                             withdrawal of your
                                                                                             Protected Benefit account
                                                                                             value or making a
                                                                                             one-time transfer to the
                                                                                             Investment account
                                                                                             variable investment
                                                                                             options and the
                                                                                             guaranteed interest
                                                                                             option.
------------------------------------------------------------------------------------------------------------------------

                                      I-2

           APPENDIX I: DROPPING OR CHANGING YOUR GUARANTEED BENEFITS

------------------------------------------------------------------------------------------------------------------------------
 GUARANTEED BENEFIT
 COMBINATION                   POST-FUNDING DROP OF:/(1)/         YOUR OPTION(S) OR RESULT          FOLLOWING THE DROP
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
..  GMIB                        Both benefits                    .   Your Guaranteed benefits     Not Applicable.
..  Highest Anniversary Value                                        will terminate by
   death benefit                                                    notifying us and taking a
                                                                    full withdrawal of your
                                                                    Protected Benefit account
                                                                    value or making a
                                                                    one-time transfer to the
                                                                    Investment account
                                                                    variable investment
                                                                    options and the
                                                                    guaranteed interest
                                                                    option.
------------------------------------------------------------------------------------------------------------------------------
..  GMIB                        GMIB                             .   By dropping your GMIB,     .   You can drop the Return
..  "Greater of" death benefit                                       you are no longer              of Principal death
                                                                    eligible to elect the          benefit at a later date.
                                                                    "Greater of" death
                                                                    benefit.
                                                                .   The Return of Principal
                                                                    death benefit will become
                                                                    your new Guaranteed
                                                                    minimum death benefit.
                                                                    The Return of Principal
                                                                    benefit base will equal
                                                                    all contributions and
                                                                    transfers to your
                                                                    Protected Benefit
                                                                    account, adjusted for
                                                                    withdrawals on a pro rata
                                                                    basis.
------------------------------------------------------------------------------------------------------------------------------
..  GMIB                                                         .   Your Guaranteed benefits     Not Applicable.
..  "Greater of" death benefit  Both benefits                        will terminate by
                                                                    notifying us and taking a
                                                                    full withdrawal of your
                                                                    Protected Benefit account
                                                                    value or making a
                                                                    one-time transfer to the
                                                                    Investment account
                                                                    variable investment
                                                                    options and the
                                                                    guaranteed interest
                                                                    option.
------------------------------------------------------------------------------------------------------------------------------
..  GMIB                                                         .   The Return of Principal    .   You can drop the Return
..  "Greater of" death benefit  "Greater of" death benefit/(2)/      death benefit will             of Principal death
                                                                    automatically become your      benefit at a later date.
                                                                    new Guaranteed minimum
                                                                    death benefit.
------------------------------------------------------------------------------------------------------------------------------
..  Highest Anniversary Value   Highest Anniversary Value        .   Your Guaranteed benefit      Not Applicable.
   death benefit               death benefit                        will terminate by
                                                                    notifying us and taking a
                                                                    full withdrawal of your
                                                                    Protected Benefit account
                                                                    value or making a
                                                                    one-time transfer to the
                                                                    Investment account
                                                                    variable investment
                                                                    options and the
                                                                    guaranteed interest
                                                                    option.
------------------------------------------------------------------------------------------------------------------------------
..  Return of Principal death   Return of Principal death        .   Your Guaranteed benefit      Not Applicable.
   benefit                     benefit                              will terminate by
                                                                    notifying us and taking a
                                                                    full withdrawal of your
                                                                    Protected Benefit account
                                                                    value or making a
                                                                    one-time transfer to the
                                                                    Investment account
                                                                    variable investment
                                                                    options and the
                                                                    guaranteed interest
                                                                    option.
------------------------------------------------------------------------------------------------------------------------------

                                      I-3

           APPENDIX I: DROPPING OR CHANGING YOUR GUARANTEED BENEFITS

------------------------------------------------------------------------------------------------------------------
 GUARANTEED BENEFIT
 COMBINATION             POST-FUNDING DROP OF:/(1)/    YOUR OPTION(S) OR RESULT          FOLLOWING THE DROP
------------------------------------------------------------------------------------------------------------------
RMD Wealth Guard death    RMD Wealth Guard death     .   Your Guaranteed benefit    .   Not applicable.
   benefit                benefit                        will terminate by
                                                         notifying us and taking a
                                                         full withdrawal of your
                                                         Protected Benefit account
                                                         or making a one-time
                                                         transfer to the
                                                         Investment account
                                                         variable investment
                                                         options and the
                                                         guaranteed interest
                                                         option.
                                                     .   Your death benefit will
                                                         be equal to the return of
                                                         your account value.
------------------------------------------------------------------------------------------------------------------
(1)When a Guaranteed benefit (other than the Return of Principal death benefit)
   is dropped on any date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year.
(2)You may drop the "Greater of" death benefit without dropping the GMIB only if we exercise our contractual right to change the fee for the "Greater of"
   death benefit without a change to the fee for the GMIB. We must receive your request to drop the "Greater of" death benefit within 30 days of the fee change notification.

                                      I-4

           APPENDIX I: DROPPING OR CHANGING YOUR GUARANTEED BENEFITS

Appendix II: Purchase considerations for QP contracts

--------------------------------------------------------------------------------

Trustees who are considering the purchase of a Retirement Cornerstone(R) 19 contract should discuss with their tax and ERISA advisers whether this is an appropriate investment vehicle for the employer's plan. The QP contract and this Prospectus should be reviewed in full, and the following factors, among others, should be noted. Trustees should consider whether the plan provisions permit the investment of plan assets in the QP contract, the distribution of such an annuity, the purchase of the Guaranteed benefits, and the payment of death benefits in accordance with the requirements of the federal income tax rules. Assuming continued plan qualification and operation, earnings on qualified plan assets will accumulate value on a tax-deferred basis even if the plan is not funded by the Retirement Cornerstone(R) 19 QP contract or another annuity contract. Therefore, the plan trust should purchase a Retirement
Cornerstone(R) 19 QP contract to fund a plan for the contract's features and benefits and not for tax deferral, after considering the relative costs and benefits of annuity contracts and other types of arrangements and funding vehicles. There are significant issues in the purchase of a Retirement
Cornerstone(R) 19 contract in a defined benefit plan.

This QP contract accepts only transfer contributions from other investments within an existing qualified plan trust. We will not accept ongoing payroll contributions or contributions directly from the employer. For 401(k) plans, no employee after-tax contributions are accepted. A "designated Roth contribution account" is not available in the QP contract. Checks written on accounts held in the name of the employer instead of the plan or the trust will not be accepted. Only one additional transfer contribution may be made per contract year.

If amounts attributable to an excess or mistaken contribution must be withdrawn, either or both of the following may apply: (1) withdrawal charges;
or (2) benefit base adjustments to a Guaranteed benefit. If in a defined benefit plan the plan's actuary determines that an overfunding in the QPDB contract has occurred, then any transfers of plan assets out of the QPDB contract may also result in withdrawal charges or benefit base adjustments on the amount being transferred.

In order to purchase the QPDB contract for a defined benefit plan, the plan's actuary will be required to determine a current dollar value of each plan participant's accrued benefit so that individual contracts may be established for each plan participant. We do not permit defined contribution or defined benefit plans to pool plan assets attributable to the accrued benefits of multiple plan participants.

For defined benefit plans, the maximum percentage of actuarial value of the plan participant's normal retirement benefit that can be funded by a QPDB contract is 80%. The total account value under a QPDB contract may at any time be more or less than the lump sum actuarial equivalent of the accrued benefit for a defined benefit plan participant. AXA Equitable does not guarantee that the Total account value under a QPDB contract will at any time equal the actuarial value of 80% of a participant/employee's accrued benefit.

While the contract is owned by the plan trust, all payments under the contract will be made to the plan trust owner. If the plan rolls over a contract into an
IRA for the benefit of a former plan participant through a contract conversion, it is the plan's responsibility to adjust the value of the contract to the actuarial equivalent of the participant's benefit, prior to the contract conversion.

AXA Equitable's only role is that of the issuer of the contract. AXA Equitable is not the plan administrator. AXA Equitable will not perform or provide any plan recordkeeping services with respect to the QP contracts. The plan's administrator will be solely responsible for performing or providing for all such services. There is no loan feature offered under the QP contracts, so if the plan provides for loans and a participant takes a loan from the plan, other plan assets must be used as the source of the loan and any loan repayments must be credited to other investment vehicles and/or accounts available under the plan. AXA Equitable will never make payments under a QP contract to any person other than the plan trust owner.

Given that required minimum distributions ("RMDs") must generally commence from the plan for annuitants after age 70 1/2, trustees should consider the following in connection with the GMIB:

..   whether RMDs the plan administrator must make under QP contracts would cause withdrawals to be treated as Excess withdrawals and reduce the value of the Guaranteed benefits;

..   that provisions in the Treasury Regulations on RMDs require that the actuarial present value of additional annuity contract benefits be added to the dollar amount credited for purposes of calculating RMDs. This could increase the amounts required to be distributed; and

..   that if the Protected Benefit account value goes to zero as provided under the contract, resulting payments will be made to the plan trust and that portion of the Retirement Cornerstone(R) 19 contract may not be rollover eligible.

For QPDC contracts only: Withdrawals from your Protected Benefit account reduce your RMD Wealth Guard benefit base on a pro rata basis (including any applicable withdrawal charges), until the QPDC contract is converted to an IRA.
You should not elect the RMD Wealth Guard death benefit under a QPDC contract unless you intend to convert to an IRA prior to taking RMDs.

Finally, because the method of purchasing the QP contract, including the large initial contribution, and the features of the QP contract may appeal more to plan participants/employees who are older and tend to be highly paid, and because certain features of the QP contract are available only to plan participants/employees who meet certain minimum and/or maximum age requirements, plan trustees should discuss with their advisers whether the purchase of the QP contract would cause the plan to engage in prohibited discrimination in contributions, benefits or otherwise.

                                     II-1

             APPENDIX II: PURCHASE CONSIDERATIONS FOR QP CONTRACTS

Appendix III: Guaranteed benefit base examples

--------------------------------------------------------------------------------

Assuming $100,000 is invested in the Protected Benefit investment options, with no additional contributions, no transfers and no withdrawals, the Guaranteed minimum death benefit base and Guaranteed minimum income benefit base for an owner age 60 would be calculated as follows:

---------------------------------------------------------------------------------------------------------------

                                                                                                   GUARANTEED
                                                                                                    MINIMUM
                                          GUARANTEED MINIMUM DEATH BENEFIT                       INCOME BENEFIT
                                          --------------------------------                       --------------

                                                       HIGHEST
                                                     ANNIVERSARY
          PROTECTED                                   VALUE TO         GMDB
END OF     BENEFIT   RETURN OF       RMD WEALTH        AGE 85         ROLL-UP     ''GREATER
CONTRACT   ACCOUNT   PRINCIPAL      GUARD DEATH        BENEFIT        BENEFIT    OF'' BENEFIT     GMIB BENEFIT
 YEAR       VALUE   BENEFIT BASE    BENEFIT BASE        BASE           BASE          BASE             BASE
---------------------------------------------------------------------------------------------------------------
   1      $103,000    $100,000/(1)/   $103,000/(2)/  $103,000/(4)/ $105,000        $105,000/(7)/    $105,000
---------------------------------------------------------------------------------------------------------------
   2      $107,120    $100,000/(1)/   $107,120/(2)/  $107,120/(4)/ $110,250        $110,250/(7)/    $110,250
---------------------------------------------------------------------------------------------------------------
   3      $113,547    $100,000/(1)/   $113,547/(2)/  $113,547/(4)/ $115,763        $115,763/(7)/    $115,763
---------------------------------------------------------------------------------------------------------------
   4      $120,360    $100,000/(1)/   $120,360/(2)/  $120,360/(4)/ $121,551        $121,551/(7)/    $121,551
---------------------------------------------------------------------------------------------------------------
   5      $128,785    $100,000/(1)/   $128,785/(2)/  $128,785/(4)/ $128,785/(6)/   $128,785/(7)/    $128,785
---------------------------------------------------------------------------------------------------------------
   6      $126,210    $100,000/(1)/   $128,785/(3)/  $128,785/(5)/ $135,224        $135,224/(7)/    $135,224
---------------------------------------------------------------------------------------------------------------
   7      $128,734    $100,000/(1)/   $128,785/(3)/  $128,785/(5)/ $141,986        $141,986/(7)/    $141,986
---------------------------------------------------------------------------------------------------------------

PROTECTED BENEFIT ACCOUNT VALUE

The Protected Benefit account values for contract years 1 through 7 are based on hypothetical rates of return of 3.00%, 4.00%, 6.00%, 6.00%, 7.00%, (2.00)%, and 2.00%, respectively. We are using these rates solely to illustrate how the benefit is calculated. The rates of return bear no relationship to past or future investment results.

For example, at the end of contract year 1, the Protected Benefit account value equals $103,000 = $100,000 x (1+3.00%)
Calculated as follows: $100,000 x (1+3.00%) = $103,000

Your applicable death benefit in connection with the Protected Benefit variable investment options is equal to the Protected Benefit account value or the
Guaranteed minimum death benefit base, if greater.

GUARANTEED MINIMUM INCOME BENEFIT

GMIB BENEFIT BASE

The example assumes no withdrawals under the contract, therefore the Deferral
Roll-up rate would apply. At the end of contract year 1, the GMIB benefit base is equal to the initial contribution to the Protected Benefit account, multiplied by [1+ the Deferral Roll-up rate of 5.00%]. For contract years 2 through 4, 6 and 7, the GMIB benefit base is equal to the previous year's GMIB benefit base multiplied by [1+ the Deferral Roll-up rate of 5.00%]. At the end of contract years 5, the GMIB benefit base is reset to the current Protected
Benefit account value.

For example:

..   At the end of contract year 2, the GMIB benefit base equals $110,250
   Calculated as follows: $105,000 x (1+5.00%) = $110,250

..   At the end of contract year 5, the GMIB benefit base equals $128,785
   The GMIB benefit base is being 'reset' to equal the Protected Benefit account value of $128,785

GUARANTEED MINIMUM DEATH BENEFIT

RETURN OF PRINCIPAL BENEFIT BASE

(1)At the end of contract years 1 through 7, the Return of Principal death benefit base is equal to the initial contribution to the Protected Benefit account variable investment options.

                                     III-1

                APPENDIX III: GUARANTEED BENEFIT BASE EXAMPLES

RMD WEALTH GUARD BENEFIT BASE

(2)At the end of contract years 1 through 5, the RMD Wealth Guard death benefit base is equal to the current Protected Benefit account value.

For example:

  .   At the end of contract year 2, the RMD Wealth Guard death benefit base equals the Protected Benefit account value of $107,120.

(3)At the end of contract years 6 and 7, the RMD Wealth Guard death benefit base is equal to the RMD Wealth Guard death benefit base at the end of the prior year since it is higher than the current Protected Benefit account value.

For example:

  .   At the end of contract year 6, the RMD Wealth Guard death benefit base equals $128,785 or the RMD Wealth Guard death benefit base at the end of year 5.

HIGHEST ANNIVERSARY VALUE BENEFIT BASE

(4)At the end of contract years 1 through 5, the Highest Anniversary Value benefit base is equal to the current Protected Benefit account value.

For example:

  .   At the end of contract year 2, the Highest Anniversary Value benefit base equals the Protected Benefit account value of $107,120

(5)At the end of contract years 6 and 7, the benefit base is equal to the
   Highest Anniversary Value benefit base at the end of the prior year since it is higher than the current Protected Benefit account value.

For example:

  .   At the end of contract year 6, Highest Anniversary Value benefit base equals $128,785 or the Highest Anniversary Value benefit base at the end of year 5.

GMDB ROLL-UP BENEFIT BASE

The example assumes no withdrawals under the contract, therefore the Deferral
Roll-up rate would apply. The Deferral Roll-up rate for the GMDB Roll-up benefit base is assumed to be the Deferral Roll-up rate, which is 5.00%. At the end of contract year 1, the GMDB Roll-up benefit base is equal to the initial contribution to the Protected Benefit account, multiplied by [1 + the Deferral
Roll-up rate of 5.00%]. At the end of contract years 2 through 4, 6 and 7, the
GMDB Roll-up benefit base is equal to the previous year's GMDB Roll-up benefit base, multiplied by [1 + the Deferral Roll-up rate of 5.00%]. At the end of contract year 5, the GMDB Roll-up benefit base is reset to the current
Protected Benefit account value.

For example:

  .   At the end of contract year 2, GMDB Roll-up benefit base equals $110,250
       Calculated as follows: $105,000 x (1+5.00%) = $110,250

(6)At the end of contract year 5, the GMDB Roll-up benefit base is reset to the current account value.

  .   At the end of contract year 5, GMDB Roll-up benefit base = $128,785
       The GMIB benefit base is being "reset" to equal the Protected Benefit account value of $128,785

"GREATER OF" DEATH BENEFIT BASE

The "Greater of" death benefit base is the greater of (i) the GMDB Roll-up benefit base, and (ii) the Highest Anniversary Value benefit base.

(7)At the end of contract years 1 through 7, the benefit base is based on the
   GMDB Roll-up benefit base.

For example:

  .   At the end of contract year 6, Greater of Death Benefit Base equals the
      GMDB Roll-up benefit base of $135,224

                                     III-2

                APPENDIX III: GUARANTEED BENEFIT BASE EXAMPLES

Appendix IV: Hypothetical illustrations

--------------------------------------------------------------------------------

ILLUSTRATION OF ACCOUNT VALUES, CASH VALUES AND CERTAIN GUARANTEED MINIMUM
BENEFITS

The following tables illustrate the changes in account values (Investment account value and Protected Benefit account value), cash value and the values of the "Greater of" death benefit, the Guaranteed minimum income benefit
("GMIB"), and the Annual withdrawal amount, under certain hypothetical circumstances for the Retirement Cornerstone(R) 19 contracts (Series B and
Series CP(R)). The tables illustrate the operation of the contract based on a male, issue age 65, who makes a single $100,000 contribution and takes no withdrawals. Also, the tables illustrate that $60,000 is allocated to the
Protected Benefit account variable investment options, and $40,000 is allocated to the Investment account variable investment options. The amounts shown are for the beginning of each contract year and assume that all of the account values are invested in Portfolios that achieve investment returns at constant gross annual rates of 0% and 6% (i.e., before any investment management fees,
12b-1 fees or other expenses are deducted from the underlying Portfolio assets). After the deduction of the arithmetic average of the investment management fees, 12b-1 fees and other expenses of all of the underlying portfolios (as described below), the corresponding net annual rates of return would be (2.76)% and 3.24% for the Series B Protected Benefit account variable investment options and (2.54)% and 3.46% for the Series B Investment account variable investment options; (3.11)% and 2.89% for the Series CP Protected
Benefit account variable investment options and (2.89)% and 3.11%, for the
Investment account variable investment options at the 0% and 6% gross annual rates, respectively.

These net annual rates of return reflect the trust and separate account level charges, but they do not reflect the charges we deduct from your Protected
Benefit account value annually for the "Greater of" death benefit and GMIB features, as well as the annual administrative charge. If the net annual rates of return did reflect these charges, the net annual rates of return shown would be lower; however, the values shown in the following tables reflect the following contract charges: the "Greater of" death benefit charge, the GMIB charge, any applicable administrative charge and withdrawal charge. Please note that charges for the "Greater of" death benefit and GMIB are always deducted from the Protected Benefit account value.

The values shown under "Next Year's Annual withdrawal amount" for ages 70 through 95 reflect the Annual withdrawal amount available without reducing the
"Greater of" death benefit base or GMIB benefit base. A "0" under the Protected
Benefit account value column at age 95 indicates that the "Greater of" death benefit has terminated due to insufficient account value. However, the Lifetime
GMIB payments under the GMIB have begun, and the owner is receiving lifetime payments.

With respect to fees and expenses deducted from assets of the underlying portfolios, the amounts shown in all tables reflect (1) investment management fees equivalent to an effective annual rate of 0.58% for the Protected Benefit account variable investment options (for each Series) and of 0.61% for the
Investment account variable investment options (for each Series), (2) an assumed average asset charge for all other expenses of the underlying portfolios equivalent to an effective annual rate of 0.63% for the Protected
Benefit account variable investment options (for each Series) and 0.38% for the
Investment account variable investment options (for each Series) and (3) 12b-1 fees equivalent to an effective annual rate of 0.25% for the Protected Benefit account variable investment options (for each Series) and 0.25% for the
Investment account variable investment options (for each Series). These rates are the arithmetic average for all Portfolios that are available as investment options. In other words, they are based on the hypothetical assumption that account values are allocated equally among the Protected Benefit account variable investment options and Investment account variable investment options, respectively. The actual rates associated with any contract will vary depending upon the actual allocation of the Total account value among the investment options. These rates do not reflect expense limitation arrangements in effect with respect to certain of the underlying portfolios as described in the prospectuses for the underlying portfolios. With these expense limitation arrangements, the charges shown above would be lower. This would result in higher values than those shown in the following tables.

Because your circumstances will no doubt differ from those in the illustrations that follow, values under your contract will differ, in most cases substantially. Please note that in certain states, we apply annuity purchase factors that are not based on the sex of the annuitant. Upon request, we will furnish you with a personalized illustration.

                                     IV-1

                    APPENDIX IV: HYPOTHETICAL ILLUSTRATIONS

ILLUSTRATION OF TOTAL ACCOUNT VALUES, CASH VALUES AND CERTAIN GUARANTEED
BENEFITS

VARIABLE DEFERRED ANNUITY
RETIREMENT CORNERSTONE - SERIES B
$100,000 SINGLE CONTRIBUTION AND NO WITHDRAWALS
MALE, ISSUE AGE 65
BENEFITS:
   "GREATER OF" DEATH BENEFIT
   GUARANTEED MINIMUM INCOME BENEFIT - MULTI YEAR LOCK

-------------------------------------------------------------------------------------------------------------

                                                                PROTECT        GUARANTEE
                                                                -------        ---------

                                PROTECTED                                                      NEXT YEAR'S
     CONTRACT    INVESTMENT      BENEFIT                     "GREATER OF"    GMIB BENEFIT   ANNUAL WITHDRAWAL
AGE   YEAR     ACCOUNT VALUE  ACCOUNT VALUE CASH VALUE/(+)/  DEATH BENEFIT       BASE            AMOUNT
-------------------------------------------------------------------------------------------------------------
                 0%     6%      0%     6%     0%      6%      0%      6%      0%      6%      0%       6%
-------------------------------------------------------------------------------------------------------------
65      0      40,000  40,000 60,000 60,000 93,000   93,000  60,000  60,000  60,000  60,000       0         0
-------------------------------------------------------------------------------------------------------------
66      1      38,984  41,384 56,769 60,369 88,753   94,753  63,000  63,000  63,000  63,000   3,150     3,150
-------------------------------------------------------------------------------------------------------------
67      2      37,994  42,816 53,548 60,671 84,542   96,487  66,150  66,150  66,150  66,150   3,308     3,308
-------------------------------------------------------------------------------------------------------------
68      3      37,029  44,297 50,334 60,901 81,363   99,198  69,458  69,458  69,458  69,458   3,473     3,473
-------------------------------------------------------------------------------------------------------------
69      4      36,088  45,830 47,122 61,050 77,210  100,880  72,930  72,930  72,930  72,930   3,647     3,647
-------------------------------------------------------------------------------------------------------------
70      5      35,172  47,416 43,907 61,114 74,078  103,530  76,577  76,577  76,577  76,577   3,829     3,829
-------------------------------------------------------------------------------------------------------------
71      6      34,278  49,056 40,685 61,084 71,963  107,140  80,406  80,406  80,406  80,406   4,020     4,020
-------------------------------------------------------------------------------------------------------------
72      7      33,408  50,754 37,451 60,952 69,859  110,706  84,426  84,426  84,426  84,426   4,221     4,221
-------------------------------------------------------------------------------------------------------------
73      8      32,559  52,510 34,201 60,711 66,760  113,221  88,647  88,647  88,647  88,647   4,432     4,432
-------------------------------------------------------------------------------------------------------------
74      9      31,732  54,327 30,930 60,351 62,662  114,678  93,080  93,080  93,080  93,080   4,654     4,654
-------------------------------------------------------------------------------------------------------------
75     10      30,926  56,206 27,633 59,863 58,559  116,069  97,734  97,734  97,734  97,734   4,887     4,887
-------------------------------------------------------------------------------------------------------------
80     15      27,163  66,627 10,573 55,132 37,736  121,759 124,736 124,736 124,736 124,736   6,237     6,237
-------------------------------------------------------------------------------------------------------------
85     20      23,880  78,979      0 46,722 23,880  125,700       0 124,736       0 159,198 *$7,346     7,960
-------------------------------------------------------------------------------------------------------------
90     25      20,994  93,621      0 35,864 20,994  129,484       0 124,736       0 159,198   7,346     7,960
-------------------------------------------------------------------------------------------------------------
95     30      18,456 110,977      0 23,129 18,456  134,106       0 124,736       0 159,198   7,346 **$11,024
-------------------------------------------------------------------------------------------------------------
(+)The Cash Values shown are equal to the Total account value, less any applicable withdrawal charges.
*  Payments of $7,346 will continue as lifetime payments
** Payments of at least $11,024 will continue as lifetime payments

THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE
DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT
RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF
FACTORS, INCLUDING INVESTMENT ALLOCATIONS MADE BY THE OWNER. THE PROTECTION
WITH INVESTMENT PERFORMANCE ACCOUNT VALUE, INVESTMENT PERFORMANCE ACCOUNT
VALUE, CASH VALUE AND GUARANTEED BENEFITS FOR A CONTRACT WOULD BE DIFFERENT
FROM THE ONES SHOWN IF THE ACTUAL GROSS RATE OF INVESTMENT RETURN AVERAGED 0%
OR 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THE AVERAGE
FOR INDIVIDUAL CONTRACT YEARS. WE CAN MAKE NO REPRESENTATION THAT THESE
HYPOTHETICAL INVESTMENT RESULTS CAN BE ACHIEVED FOR ANY ONE YEAR OR CONTINUED
OVER ANY PERIOD OF TIME. IN FACT, FOR ANY GIVEN PERIOD OF TIME, THE INVESTMENT
RESULTS COULD BE NEGATIVE.

                                     IV-2

                    APPENDIX IV: HYPOTHETICAL ILLUSTRATIONS

ILLUSTRATION OF TOTAL ACCOUNT VALUES, CASH VALUES AND CERTAIN GUARANTEED
BENEFITS

VARIABLE DEFERRED ANNUITY
RETIREMENT CORNERSTONE - SERIES CP
$100,000 SINGLE CONTRIBUTION AND NO WITHDRAWALS
MALE, ISSUE AGE 65
BENEFITS:
   "GREATER OF" DEATH BENEFIT
   GUARANTEED MINIMUM INCOME BENEFIT - MULTI YEAR LOCK

-------------------------------------------------------------------------------------------------------------

                                                                PROTECT        GUARANTEE
                                                                -------        ---------

                                PROTECTED                                                      NEXT YEAR'S
     CONTRACT    INVESTMENT      BENEFIT                     "GREATER OF"    GMIB BENEFIT   ANNUAL WITHDRAWAL
AGE   YEAR     ACCOUNT VALUE  ACCOUNT VALUE CASH VALUE/(+)/  DEATH BENEFIT       BASE            AMOUNT
-------------------------------------------------------------------------------------------------------------
                 0%     6%      0%     6%     0%      6%      0%      6%      0%      6%      0%       6%
-------------------------------------------------------------------------------------------------------------
65      0      41,200  41,200 61,800 61,800 95,000   95,000  60,000  60,000  60,000  60,000       0         0
-------------------------------------------------------------------------------------------------------------
66      1      40,009  42,481 58,303 62,011 90,312   96,492  63,000  63,000  63,000  63,000   3,150     3,150
-------------------------------------------------------------------------------------------------------------
67      2      38,853  43,802 54,836 62,149 85,689   97,952  66,150  66,150  66,150  66,150   3,308     3,308
-------------------------------------------------------------------------------------------------------------
68      3      37,730  45,165 51,394 62,209 82,124  100,374  69,458  69,458  69,458  69,458   3,473     3,473
-------------------------------------------------------------------------------------------------------------
69      4      36,640  46,569 47,973 62,184 78,612  102,753  72,930  72,930  72,930  72,930   3,647     3,647
-------------------------------------------------------------------------------------------------------------
70      5      35,581  48,018 44,566 62,066 75,147  105,084  76,577  76,577  76,577  76,577   3,829     3,829
-------------------------------------------------------------------------------------------------------------
71      6      34,553  49,511 41,170 61,850 71,723  107,361  80,406  80,406  80,406  80,406   4,020     4,020
-------------------------------------------------------------------------------------------------------------
72      7      33,554  51,051 37,779 61,527 68,333  109,578  84,426  84,426  84,426  84,426   4,221     4,221
-------------------------------------------------------------------------------------------------------------
73      8      32,584  52,639 34,388 61,089 64,972  111,727  88,647  88,647  88,647  88,647   4,432     4,432
-------------------------------------------------------------------------------------------------------------
74      9      31,643  54,276 30,991 60,527 61,634  113,803  93,080  93,080  93,080  93,080   4,654     4,654
-------------------------------------------------------------------------------------------------------------
75     10      30,728  55,964 27,584 59,833 58,312  115,797  97,734  97,734  97,734  97,734   4,887     4,887
-------------------------------------------------------------------------------------------------------------
80     15      26,507  65,224 10,191 54,015 36,699  119,240 124,736 124,736 124,736 124,736   6,237     6,237
-------------------------------------------------------------------------------------------------------------
85     20      22,888  76,017      0 44,467 22,888  120,485       0 124,736       0 159,198 *$6,794     7,960
-------------------------------------------------------------------------------------------------------------
90     25      19,762  88,597      0 32,474 19,762  121,070       0 124,736       0 159,198   6,794     7,960
-------------------------------------------------------------------------------------------------------------
95     30      17,063 103,257      0 18,644 17,063  121,901       0 124,736       0 159,198   6,794 **$11,024
-------------------------------------------------------------------------------------------------------------
(+)The Cash Values shown are equal to the Total account value, less any applicable withdrawal charges.
*  Payments of $6,794 will continue as lifetime payments
** Payments of at least $11,024 will continue as lifetime payments

THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE
DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT
RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF
FACTORS, INCLUDING INVESTMENT ALLOCATIONS MADE BY THE OWNER. THE PROTECTION
WITH INVESTMENT PERFORMANCE ACCOUNT VALUE, INVESTMENT PERFORMANCE ACCOUNT
VALUE, CASH VALUE AND GUARANTEED BENEFITS FOR A CONTRACT WOULD BE DIFFERENT
FROM THE ONES SHOWN IF THE ACTUAL GROSS RATE OF INVESTMENT RETURN AVERAGED 0%
OR 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THE AVERAGE
FOR INDIVIDUAL CONTRACT YEARS. WE CAN MAKE NO REPRESENTATION THAT THESE
HYPOTHETICAL INVESTMENT RESULTS CAN BE ACHIEVED FOR ANY ONE YEAR OR CONTINUED
OVER ANY PERIOD OF TIME. IN FACT, FOR ANY GIVEN PERIOD OF TIME, THE INVESTMENT
RESULTS COULD BE NEGATIVE.

                                     IV-3

                    APPENDIX IV: HYPOTHETICAL ILLUSTRATIONS

Appendix V: State contract availability and/or variations of certain features and benefits

--------------------------------------------------------------------------------

The following information is a summary of the states where Retirement
Cornerstone(R) 19 contracts or certain Series, features and/or benefits are either not available as of the date of this Prospectus or vary from the contract's features and benefits as previously described in this Prospectus.
Certain features and/or benefits may have been approved in your state after your contract was issued and cannot be added. Please contact your financial professional for more information about availability in your state.

STATES WHERE CERTAIN RETIREMENT CORNERSTONE(R) 19 CONTRACTS OR SERIES, FEATURES
AND/OR BENEFITS ARE NOT AVAILABLE OR VARY:

--------------------------------------------------------------------------------------
 STATE      FEATURES AND BENEFITS                       AVAILABILITY OR VARIATION
--------------------------------------------------------------------------------------
ALABAMA     See "Your right to cancel within a certain  If you reside in the state of
            number of days" in "Contract features       Alabama, you may cancel your
            and benefits"                               variable annuity contract and
                                                        return it to us within 15
                                                        days from the date you
                                                        received it. Your refund will
                                                        equal your account value
                                                        under the contract on the day
                                                        we receive notification to
                                                        cancel the contract.
--------------------------------------------------------------------------------------
CALIFORNIA  See "We require that the following types    You are not required to use
            of communications be on specific forms      our forms when making a
            we provide for that purpose (and            transaction request. If a
            submitted in the manner that the forms      written request contains all
            specify)" in "Who is AXA Equitable" and     the information required to
            "Effect of Excess withdrawals" in           process the request, we will
            "Contract features and benefits"            honor it. Although you are
                                                        not required to use our
                                                        withdrawal request form, if
                                                        you do not specify whether we
                                                        should process a withdrawal
                                                        that results in an Excess
                                                        withdrawal, and the
                                                        transaction results in an
                                                        Excess withdrawal, we will
                                                        not process that request.

            See "Your right to cancel within a certain  If you reside in the state of
            number of days" in "Contract features       California and you are age 60
            and benefits"                               or older at the time the
                                                        contract is issued, you may
                                                        return your Retirement
                                                        Cornerstone(R) 19 contract
                                                        within 30 days from the date
                                                        that you receive it and
                                                        receive a refund as described
                                                        below. This is also referred
                                                        to as the ''free look''
                                                        period.

                                                        At the time of application,
                                                        you will be asked to indicate
                                                        whether you want the
                                                        allocation instructions for
                                                        your initial contribution to
                                                        apply during the "free look"
                                                        period or if instead you want
                                                        your contribution to be
                                                        placed entirely in the
                                                        EQ/Money Market variable
                                                        investment option until the
                                                        conclusion of the "free look"
                                                        period. If you allocate your
                                                        entire initial contribution
                                                        to the EQ/Money Market
                                                        variable investment option
                                                        (and/or guaranteed interest
                                                        option, if available), the
                                                        amount of your refund will be
                                                        equal to your contribution,
                                                        unless you make a transfer,
                                                        in which case the amount of
                                                        your refund will be equal to
                                                        your Total account value on
                                                        the date we receive your
                                                        request to cancel at our
                                                        processing office. This
                                                        amount could be less than
                                                        your initial contribution. If
                                                        you allocate any portion of
                                                        your initial contribution to
                                                        the variable investment
                                                        options (other than the
                                                        EQ/Money Market variable
                                                        investment option), your
                                                        refund will be equal to your
                                                        Total account value on the
                                                        date we receive your request
                                                        to cancel at our processing
                                                        office.

                                                        If you do not make a "free
                                                        look" period election, your
                                                        money will be placed in
                                                        either a fixed account or the
                                                        EQ/Money Market variable
                                                        investment option for the
                                                        duration of the "free look"
                                                        period. Please note that
                                                        allocation to the fixed
                                                        account or the EQ/Money
                                                        Market variable interest
                                                        option for the "free look"
                                                        period means that your
                                                        Protected Benefit account,
                                                        should you elect to fund it,
                                                        can only be funded after this
                                                        free look period ends, as
                                                        opposed to on your contract
                                                        issue date. Any Guaranteed
                                                        benefits will not be
                                                        effective until you fund your
                                                        Protected Benefit account.

                                                        "RETURN OF CONTRIBUTION" FREE
                                                        LOOK TREATMENT AVAILABLE
                                                        THROUGH CERTAIN SELLING
                                                        BROKER-DEALERS

                                                        Certain selling
                                                        broker-dealers offer an
                                                        allocation method designed to
                                                        preserve your right to a
                                                        return of your contributions
                                                        during the free look period.
                                                        At the time of application,
                                                        you will instruct your
                                                        financial professional as to
                                                        how your initial contribution
                                                        and any subsequent
                                                        contributions should be
                                                        treated for the purpose of
                                                        maintaining your free look
                                                        right under the contract.
                                                        Please consult your financial
                                                        professional to learn more
                                                        about the availability of
                                                        "return of contribution" free
                                                        look treatment.
--------------------------------------------------------------------------------------

                                      V-1

     APPENDIX V: STATE CONTRACT AVAILABILITY AND/OR VARIATIONS OF CERTAIN
                             FEATURES AND BENEFITS

---------------------------------------------------------------------------------------
 STATE       FEATURES AND BENEFITS                       AVAILABILITY OR VARIATION
---------------------------------------------------------------------------------------
CALIFORNIA                                               If you choose "return of
(CONTINUED)                                              contribution" free look
                                                         treatment of your contract,
                                                         we will allocate your entire
                                                         contribution and any
                                                         subsequent contributions made
                                                         during the 40-day period
                                                         following the contract date,
                                                         to the EQ/Money Market
                                                         investment option. In the
                                                         event you choose to exercise
                                                         your free look right under
                                                         the contract, you will
                                                         receive a refund equal to
                                                         your contributions.
                                                         If you choose the "return of
                                                         contribution" free look
                                                         treatment and your contract
                                                         is still in effect on the
                                                         40th day (or next Business
                                                         Day) following the contract
                                                         date, we will automatically
                                                         reallocate your account value
                                                         to the investment options
                                                         chosen on your application.
                                                         Any transfers made prior to
                                                         the expiration of the 30-day
                                                         free look will terminate your
                                                         right to "return of
                                                         contribution" treatment in
                                                         the event you choose to
                                                         exercise your free look right
                                                         under the contract. Any
                                                         transfer made prior to the
                                                         40th day following the
                                                         contract date will cancel the
                                                         automatic reallocation on the
                                                         40th day (or next business
                                                         day) following the contract
                                                         date described above. If you
                                                         do not want AXA Equitable to
                                                         perform this scheduled
                                                         one-time re-allocation, you
                                                         must call one of our customer
                                                         service representatives at 1
                                                         (800) 789-7771 before the
                                                         40th day following the
                                                         contract date to cancel.
                                                         If you choose the "return of
                                                         contribution" free look
                                                         treatment, you may not elect
                                                         a Special dollar cost
                                                         averaging program either at
                                                         issue or any time in the
                                                         first 40 days after issue.

             See "Disability, terminal illness, or       The withdrawal charge waivers
             confinement to a nursing home'' under       for items (i), (ii) and (iii)
             "Withdrawal charge" in "Charges and         under "DISABILITY, TERMINAL
             expenses"                                   ILLNESS, OR CONFINEMENT TO
                                                         NURSING HOME." do not apply
                                                         and are replaced with the
                                                         following:
                                                         (i)We receive proof
                                                            satisfactory to us
                                                            (including certification
                                                            by a licensed physician)
                                                            that an owner (or older
                                                            joint owner, if
                                                            applicable) suffers from
                                                            impairment of cognitive
                                                            ability, meaning a
                                                            deterioration or loss of
                                                            intellectual capacity due
                                                            to mental illness or
                                                            disease, including
                                                            Alzheimer's disease or
                                                            related illnesses, that
                                                            requires continual
                                                            supervision to protect
                                                            oneself or others.

                                                         (ii)We receive proof
                                                             satisfactory to us
                                                             (including certification
                                                             by a licensed physician)
                                                             that an owner's (or older
                                                             joint owner's, if
                                                             applicable) life
                                                             expectancy is 12 months
                                                             or less.
                                                         (iii)An owner (or older joint
                                                              owner, if applicable)
                                                              has been confined to a
                                                              nursing home as verified
                                                              by a licensed physician.
                                                              The definition of a
                                                              nursing home for this
                                                              purpose is as follows:
                                                              the owner (or older
                                                              joint owner, if
                                                              applicable) is
                                                              receiving, as prescribed
                                                              by a physician,
                                                              registered nurse, or
                                                              licensed social worker,
                                                              home care or
                                                              community-based services
                                                              (including adult day
                                                              care, personal care,
                                                              homemaker services,
                                                              hospice services or
                                                              respite care) or, is
                                                              confined in a skilled
                                                              nursing facility,
                                                              convalescent nursing
                                                              home, or extended care
                                                              facility, which shall
                                                              not be defined more
                                                              restrictively than as in
                                                              the Medicare program, or
                                                              is confined in a
                                                              residential care
                                                              facility or residential
                                                              care facility for the
                                                              elderly, as defined in
                                                              the Health and Safety
                                                              Code. Out-of-state
                                                              providers of services
                                                              shall be defined as
                                                              comparable in licensure
                                                              and staffing
                                                              requirements to
                                                              California providers.

             See ''Transfers of ownership, collateral    Guaranteed benefits do not
             assignments, loans and borrowing'' in       terminate upon a change of
             ''More Information''                        owner or absolute assignment
                                                         of the contract. Guaranteed
                                                         benefits will continue to be
                                                         based on the original
                                                         measuring life (i.e., owner,
                                                         older joint owner, annuitant,
                                                         older joint annuitant).
---------------------------------------------------------------------------------------
COLORADO     See "Your right to cancel within a certain  If you reside in the state of
             number of days" in "Contract features       Colorado, you may cancel your
             and benefits"                               variable annuity contract and
                                                         return it to us within 15
                                                         days from the date you
                                                         received it. Your refund will
                                                         equal your account value
                                                         under the contract on the day
                                                         we receive notification to
                                                         cancel the contract.
---------------------------------------------------------------------------------------
CONNECTICUT  See "Charge for each additional transfer    The charge for transfers does
             in excess of 12 transfers per contract      not apply.
             year" in "Fee table" and "Transfer
             charge" in "Charges and expenses"
---------------------------------------------------------------------------------------

                                      V-2

     APPENDIX V: STATE CONTRACT AVAILABILITY AND/OR VARIATIONS OF CERTAIN
                             FEATURES AND BENEFITS

---------------------------------------------------------------------------------------
 STATE       FEATURES AND BENEFITS                       AVAILABILITY OR VARIATION
---------------------------------------------------------------------------------------
CONNECTICUT  See "Credit recovery" under "Credits and    The second and third bullets
(CONTINUED)  Earnings bonus (For Series CP(R) contracts  under "Credit recovery" do only)" in "Contract features and benefits"  not apply and are replaced by
             and "Your annuity payout options" in        the following:
             "Accessing your money"
                                                         .   If you start receiving
                                                             annuity payments within
                                                             three years of making any
                                                             contribution, we will not
                                                             recover the credit that
                                                             applies to any
                                                             contribution made within
                                                             the prior three years. As
                                                             a result, we will apply
                                                             the contract's cash
                                                             value, not the account
                                                             value, to the life
                                                             contingent annuity payout
                                                             regardless of how many
                                                             years have elapsed since
                                                             last contribution.
                                                         .   Credits applied to
                                                             contributions made within
                                                             one year of death of the
                                                             owner (or older joint
                                                             owner, if applicable)
                                                             will not be recovered.
                                                             However, any applicable
                                                             contract withdrawal
                                                             charges will continue to
                                                             apply to those
                                                             contributions. The 10%
                                                             free withdrawal amount
                                                             does not apply when
                                                             calculating the
                                                             withdrawal charges
                                                             applicable to the payment
                                                             of a death benefit.

             See "GMIB "no-lapse guarantee"" under       The no-lapse guarantee will
             "Guaranteed minimum income benefit"         not terminate if your
             in "Contract features and benefits"         aggregate withdrawals from
                                                         your Protected Benefit
                                                         account in any contract year
                                                         following the contract year
                                                         in which you first fund your
                                                         Protected Benefit Account
                                                         exceed your Annual Withdrawal
                                                         Amount unless the excess
                                                         withdrawal drives your
                                                         account value to zero.

             See "Disruptive transfer activity" in       The ability to restrict
             "Transferring your money among              transfers due to market
             investment options"                         timing can only be determined
                                                         by the underlying fund
                                                         managers. AXA Equitable's
                                                         right to restrict transfers
                                                         due to market timing does not
                                                         apply.

             See "Transfer Charge" in "Charges and       The charge for excessive
             Expenses"                                   transfers does not apply.
                                                         The ability to reserve the
                                                         right to impose a limit on
                                                         the number of free transfers
                                                         does not apply.
             See "Withdrawal charge" in "Charges         No withdrawal charge will
             and expenses"                               apply to any contribution
                                                         received more than 12 months
                                                         prior to the date of death in
                                                         the event the owner dies and
                                                         the death benefit is payable.
                                                         For Series CP(R) contracts:
                                                         Since credits applied to
                                                         contributions cannot be
                                                         recovered, withdrawal charges
                                                         apply to amounts associated
                                                         with a credit.

             See "Disability, terminal illness, or       The withdrawal charge waiver
             confinement to a nursing home" under        under item (i) does not apply.
             "Withdrawal charge" in "Charges and
             expenses"

             See "Special service charges" in "Charges   The charge for third-party
             and Expenses"                               transfers or exchanges does
                                                         not apply.
                                                         The maximum charge for check
                                                         preparation is $9 per
                                                         occurrence.

             See "Misstatement of age" in "More          We will not deduct interest
             information"                                for any overpayments made by
                                                         us due to a misstatement of
                                                         age or sex. Any overpayments
                                                         will be deducted from future
                                                         payments.

             See "Transfers of ownership, collateral     Benefits terminate upon any
             assignments, loans and borrowing" in        change of owner who is the
             "More information"                          measuring life, unless the
                                                         change of ownership is due to
                                                         a divorce where the spouse is
                                                         awarded 100% of the account
                                                         value and chooses to continue
                                                         the contract in his or her
                                                         name and meets the age
                                                         requirements of the
                                                         applicable benefit on the
                                                         date the change in ownership
                                                         occurs.
                                                         Benefits do not terminate
                                                         upon assignment.
                                                         Your contract cannot be
                                                         assigned to an institutional
                                                         investor or settlement
                                                         company, either directly or
                                                         indirectly, nor may the
                                                         ownership be changed to an
                                                         institutional investor or
                                                         settlement company.
---------------------------------------------------------------------------------------

                                      V-3

     APPENDIX V: STATE CONTRACT AVAILABILITY AND/OR VARIATIONS OF CERTAIN
                             FEATURES AND BENEFITS

---------------------------------------------------------------------------------------
 STATE    FEATURES AND BENEFITS                          AVAILABILITY OR VARIATION
---------------------------------------------------------------------------------------
DELAWARE  See "Your right to cancel within a certain     If you reside in the state of
          number of days" in "Contract features          Delaware, at the time the
          and benefits"                                  contract was issued, you may
                                                         return your Retirement
                                                         Cornerstone(R) 19 replacement
                                                         contract within 20 days from
                                                         the date you received it and
                                                         receive a full refund of your
                                                         contribution or cash value,
                                                         whichever is greater.

          See "Greater of death benefit" under           If the Guaranteed minimum
          "Guaranteed benefit charges" in                income benefit is elected or
          "Charges and expenses"                         if the Guaranteed minimum
                                                         income benefit is elected
                                                         with the Return of Principal
                                                         death benefit, Highest
                                                         Anniversary Value death
                                                         benefit, or "Greater of"
                                                         death benefit, the maximum
                                                         charge for each benefit is
                                                         1.65%. If the RMD Wealth
                                                         Guard death benefit is
                                                         elected the maximum charge is
                                                         1.40%.
---------------------------------------------------------------------------------------
FLORIDA   See "How you can purchase and                  In the second paragraph of
          contribute to your contract" in "Contract      this section, item (ii)
          features and benefits"                         regarding the $2,500,000
                                                         limitation on contributions
                                                         is deleted. The remainder of
                                                         this section is unchanged.

          See "How you can purchase and                  We may not discontinue the
          contribute to your contract" in "Contract      acceptance of contributions.
          features and benefits"
          See "Credits (for Series CP(R) contracts)" in  If you elect to receive
          "Contract features and benefits"               annuity payments within five
                                                         years of the contract date,
                                                         we will recover the credit
                                                         that applies to any
                                                         contribution made in those
                                                         five years. If you elect to
                                                         receive annuity payments
                                                         after five years from the
                                                         contract date and within
                                                         three years of making any
                                                         contribution, we will recover
                                                         the credit that applies to
                                                         any contribution made within
                                                         the prior three years.

          See "When to expect payments" in               For any payment we defer for
          "Accessing your money"                         more than 30 days, we will
                                                         pay interest to that payment
                                                         based on an annual interest
                                                         rate that is equal to, or
                                                         greater than, the Moody's
                                                         Corporate Bond Yield Average
                                                         Monthly Corporate Rate.
          See "Selecting an annuity payout option"       The following sentence
          under "Your annuity payout options" in         replaces the first sentence
          "Accessing your money"                         of the second paragraph in
                                                         this section:

          See "Annuity maturity date" under "Your        Requests to start receiving
          annuity payout options" in "Accessing          annuity payments before the
          your money"                                    maturity date must be made in
                                                         writing at least 30 days
                                                         prior to the date annuity
                                                         payments are to begin.
          See "Special service charges" in "Charges      The charge for third-party
          and expenses"                                  transfer or exchange applies
                                                         to any transfer or exchange
                                                         of your contract, even if it
                                                         is to another contract issued
                                                         by AXA Equitable. We will not
                                                         impose a charge for
                                                         third-party transfers or
                                                         exchanges if the contract
                                                         owner is age 65 or older at
                                                         issue.
                                                         You can choose the date
                                                         annuity payments begin but it
                                                         may not be earlier than
                                                         twelve months from the
                                                         Retirement Cornerstone(R) 19
                                                         contract date.

          See "Your right to cancel within a certain     If you reside in the state of
          number of days" in "Contract features          Florida, you may cancel your
          and benefits"                                  variable annuity contract and
                                                         return it to us within 21
                                                         days from the date that you
                                                         receive it. You will receive
                                                         an unconditional refund equal
                                                         to the greater of the cash
                                                         surrender value provided in
                                                         the annuity contract, plus
                                                         any fees or charges deducted
                                                         from the contributions or
                                                         imposed under the contract,
                                                         or a refund of all
                                                         contributions paid.

          See "Transferring your account value" in       We may not require a minimum
          "Transferring your money among                 time period between transfers
          investment options"                            or establish a daily maximum
                                                         transfer limit.

          See "Check preparation charge" under           The maximum charge for check
          "Special service charges" in "Charges          preparation is $25.
          and expenses"

          See "Withdrawal charge" under                  If you are age 65 and older
          "Charges that AXA Equitable deducts" in        at the time your contract is
          "Charges and expenses"                         issued, the applicable
                                                         withdrawal charge will not
                                                         exceed 10% of the amount
                                                         withdrawn.

          See "Misstatement of age" in "More             After the second contract
          information"                                   date anniversary, Guaranteed
                                                         benefits may not be
                                                         terminated for misstatement
                                                         of age.
---------------------------------------------------------------------------------------

                                      V-4

     APPENDIX V: STATE CONTRACT AVAILABILITY AND/OR VARIATIONS OF CERTAIN
                             FEATURES AND BENEFITS

---------------------------------------------------------------------------------------
 STATE       FEATURES AND BENEFITS                       AVAILABILITY OR VARIATION
---------------------------------------------------------------------------------------
FLORIDA      See "Transfers of ownership, collateral     Your Guaranteed benefits will
(CONTINUED)  assignments, loans and borrowing" in        terminate with all transfers
             "More information"                          of ownership, even with a
                                                         change of owner from a trust
                                                         to an individual, unless the
                                                         change of ownership is due to
                                                         a divorce where the spouse is
                                                         awarded 100% of the Total
                                                         account value, chooses to
                                                         continue the contract in his
                                                         or her name and meets the age
                                                         requirements of the
                                                         applicable rider on the date
                                                         the change in ownership
                                                         occurs.
---------------------------------------------------------------------------------------
IOWA         See "Your right to cancel within a certain  If you reside in the state of
             number of days" in "Contract features       Iowa, you may cancel your
             and benefits"                               variable annuity contract and
                                                         return it to us within 15
                                                         days from the date you
                                                         received it. Your refund will
                                                         equal your account value
                                                         under the contract on the day
                                                         we receive notification to
                                                         cancel the contract.
---------------------------------------------------------------------------------------
NEW YORK     See "Greater of" death benefit and RMD      The "Greater of" death
             Wealth Guard death benefit in               benefit and the RMD Wealth
             "Definitions of key terms", in              Guard death benefit are not
             "Guaranteed minimum death benefits"         available. The only
             and throughout this Prospectus.             Guaranteed minimum death
                                                         benefits that are available
                                                         are the Return of Principal
                                                         death benefit and the Highest
                                                         Anniversary Value death
                                                         benefit. Both of these death
                                                         benefits are available in
                                                         combination with the
                                                         Guaranteed minimum income
                                                         benefit. They are also
                                                         available without the
                                                         Guaranteed minimum income
                                                         benefit.

             See "Guaranteed interest option" under      FOR SERIES CP(R) CONTRACTS
             "What are your investment options under     ONLY:
             the contract?" in "Contract features and    The Guaranteed interest
             benefits"                                   option is not available.

             See "Dollar cost averaging" in "Contract    FOR SERIES CP(R) CONTRACTS
             features and benefits"                      ONLY:
                                                         Investment Simplifier is not
                                                         available.

             See "Credits" in "Contract features and     FOR SERIES CP(R) CONTRACTS
             benefits"                                   ONLY:
                                                         If the owner (or older joint
                                                         owner, if applicable) dies
                                                         during the one-year period
                                                         following our receipt of a
                                                         contribution to which a
                                                         credit was applied, we will
                                                         recover all or a portion of
                                                         the amount of such Credit
                                                         from the account value, based
                                                         on the number of full months
                                                         that elapse between the time
                                                         we receive the contribution
                                                         and the owner's (or older
                                                         joint owner's, if applicable)
                                                         death, as follows:

                          Number of Months                Percentage of Credit
                          ----------------                --------------------
                                 0                                100%
                                 1                                100%
                                 2                                99%
                                 3                                98%
                                 4                                97%
                                 5                                96%
                                 6                                95%
                                 7                                94%
                                 8                                93%
                                 9                                92%
                                 10                               91%
                                 11                               90%
                                 12                               89%

    We will not recover the credit on
    subsequent contributions made within 3
    years prior to annuitization.
---------------------------------------------------------------------------------

                                      V-5

     APPENDIX V: STATE CONTRACT AVAILABILITY AND/OR VARIATIONS OF CERTAIN
                             FEATURES AND BENEFITS

------------------------------------------------------------------------------------------------------------------------------------
                                                          AVAILABILITY
 STATE        FEATURES AND BENEFITS                       OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------

NEW YORK      See "Rate lock-in period" under             The Roll-up rate lock-in period is 90 days,
(CONTINUED)   "Guaranteed minimum income benefit" in      beginning on the date you signed the client
              "Contract features and benefits"            replacement information authorization form.

              See "Withdrawals treated as surrenders"     We do not have the right to terminate the
              in "Accessing your money"                   contract if no contributions are made
                                                          during the last three contract years and
                                                          the cash value is less than $500.

              See "Your annuity payout options" in        Your choice of annuity payout options
              "Accessing your money"                      includes a straight life fixed income
                                                          annuity.

              See "The amount applied to purchase an      If a non-life contingent form of annuity is
              annuity payout option" in "Accessing        elected, the amount applied to an annuity
              your money"                                 benefit is the greater of the cash value or
                                                          95% of what the cash value would be if
                                                          there were no withdrawal charge applied;
                                                          however, the income provided will never be
                                                          less than that resulting from the Total
                                                          account value applied to the Table of
                                                          Guaranteed Annuity Payments.
              See "Selecting an annuity payout option"    FOR SERIES CP(R) CONTRACTS ONLY:
              under "Your annuity payout option" in       The earliest date annuity payments may
              "Accessing your money"                      begin is 13 months from the issue date.

              See "Charges and expenses"                  Deductions for charges from the guaranteed
                                                          interest option and the Special DCA account
                                                          are not permitted.
                                                          The charge for third-party transfer or
                                                          exchange does not apply.
                                                          The check preparation charge does not apply.
              See "Disability, terminal illness, or       Item (i) is deleted and replaced with the
              confinement to a nursing home"              following: An owner (or older joint owner,
                                                          if applicable) has qualified to receive
                                                          Social Security disability benefits as
                                                          certified by the Social Security
                                                          Administration or meets the definition of a
                                                          total disability as specified in the
                                                          contract. To qualify, a re-certification
                                                          statement from a physician will be required
                                                          every 12 months from the date disability is
                                                          determined.

              See "Transfers of ownership, collateral     Collateral assignments are not limited to
              assignments, loans and borrowing" in        the period prior to the first contract date
              "More information"                          anniversary. You may assign all or a
                                                          portion of your NQ contract at any time,
                                                          pursuant to the terms described in this
                                                          Prospectus.
------------------------------------------------------------------------------------------------------------------------------------
NORTH DAKOTA  See "Your right to cancel within a certain  If you reside in the state of North Dakota
              number of days" in "Contract features       at the time the contract is issued, you may
              and benefits"                               return your Retirement Cornerstone(R) 19
                                                          contract within 20 days from the date that
                                                          you receive it and receive a full refund of
                                                          your contributions or cash value, whichever
                                                          is greater.

              See "Your beneficiary and payment of        Amounts allocated to the Guaranteed
              benefit" in "Payment of death benefit"      interest option will continue to earn
                                                          interest until the applicable death benefit
                                                          is paid. This means that your death benefit
                                                          (other than the applicable guaranteed
                                                          minimum death benefit) will be increased by
                                                          the amount of interest credited to any
                                                          assets in the Guaranteed interest option up
                                                          until the date on which we pay the death
                                                          benefit.
------------------------------------------------------------------------------------------------------------------------------------
PUERTO RICO   IRA and Roth IRA                            Available for direct rollovers from U.S.
                                                          source 401(a) plans and direct transfers
                                                          from the same type of U.S. source IRAs.

              SEP IRA contracts and QP (Defined           Not Available
              Benefit) contracts

              See "Purchase considerations for a          We do not offer contracts to charitable
              charitable remainder trust" under "Owner    remainder trusts in Puerto Rico.
              and annuitant requirements" in "Contract
              features and benefits"

              See "How you can make contributions" in     Specific requirements for purchasing QP
              "Contract features and benefits"            contracts in Puerto Rico are outlined below
                                                          in "Purchase considerations for QP (Defined
                                                          Contribution) contracts in Puerto Rico".
------------------------------------------------------------------------------------------------------------------------------------

                                      V-6

     APPENDIX V: STATE CONTRACT AVAILABILITY AND/OR VARIATIONS OF CERTAIN
                             FEATURES AND BENEFITS

----------------------------------------------------------------------------------------------------------------------------------
                                                        AVAILABILITY
 STATE       FEATURES AND BENEFITS                      OR VARIATION
----------------------------------------------------------------------------------------------------------------------------------

PUERTO RICO  See "Guaranteed minimum income             Restrictions for the GMIB on a Puerto Rico
(CONTINUED)  benefit" in "Contract features and         QPDC contract are described below, under
             benefits"                                  "Purchase considerations for QP (Defined
                                                        Contribution) contracts in Puerto Rico",
                                                        and in your contract.

             See "Transfers of ownership, collateral    Transfers of ownership of QP contracts are
             assignments, loans and borrowing" in       governed by Puerto Rico law. Please consult
             "More information"                         your tax, legal or plan advisor if you
                                                        intend to transfer ownership of
                                                        your contract.

             "Purchase considerations for QP (Defined   PURCHASE CONSIDERATIONS FOR QP (DEFINED
             Contribution) contracts in Puerto Rico"    CONTRIBUTION) CONTRACTS IN PUERTO RICO:
             -- this section replaces "Appendix II:     Trustees who are considering the purchase
             Purchase considerations for QP contracts"  of a Retirement Cornerstone(R) 19 QP
             in this Prospectus.                        contract in Puerto Rico should discuss with
                                                        their tax, legal and plan advisors whether
                                                        this is an appropriate investment vehicle
                                                        for the employer's plan. Trustees should
                                                        consider whether the plan provisions permit
                                                        the investment of plan assets in the QP
                                                        contract, the Guaranteed minimum income
                                                        benefit, and the payment of death benefits
                                                        in accordance with the requirements of
                                                        Puerto Rico income tax rules. The QP
                                                        contract and this Prospectus should be
                                                        reviewed in full, and the following
                                                        factors, among others, should be noted.

                                                        LIMITS ON CONTRACT OWNERSHIP
                                                        .   The QP contract is offered only as a
                                                            funding vehicle to qualified plan
                                                            trusts of single participant defined
                                                            contribution plans that are tax-
                                                            qualified under Puerto Rico law, not
                                                            United States law. The contract is not
                                                            available to US qualified plans or to
                                                            defined benefit plans qualifying under
                                                            Puerto Rico law.

                                                        .   The QP contract owner is the qualified
                                                            plan trust. The annuitant under the
                                                            contract is the self-employed Puerto
                                                            Rico resident, who is the sole plan
                                                            participant.

                                                        .   This product should not be purchased if
                                                            the self-employed individual
                                                            anticipates having additional employees
                                                            become eligible for the plan. We will
                                                            not allow additional contracts to be
                                                            issued for participants other than the
                                                            original business owner.

                                                        .   If the business that sponsors the plan
                                                            adds another employee who becomes
                                                            eligible for the plan, no further
                                                            contributions may be made to the
                                                            contract. If the employer moves the
                                                            funds to another funding vehicle that
                                                            can accommodate more than one employee,
                                                            this move could result in surrender
                                                            charges, if applicable, and the loss of
                                                            guaranteed benefits in the contract.

                                                        LIMITS ON CONTRIBUTIONS:
                                                        .   All contributions must be direct
                                                            transfers from other investments within
                                                            an existing qualified plan trust.

                                                        .   Employer payroll contributions are not
                                                            accepted.
                                                        .   Only one additional transfer
                                                            contribution may be made per contract
                                                            year.

                                                        .   Checks written on accounts held in the
                                                            name of the employer instead of the
                                                            plan or the trustee will not be
                                                            accepted.

                                                        .   As mentioned above, if a new employee
                                                            becomes eligible for the plan, the
                                                            trustee will not be permitted to make
                                                            any further contributions to the
                                                            contract established for the original
                                                            business owner.

                                                        LIMITS ON PAYMENTS:
                                                        .   Loans are not available under the
                                                            contract.

                                                        .   All payments are made to the plan trust
                                                            as owner, even though the plan
                                                            participant/annuitant is the ultimate
                                                            recipient of the benefit payment.

                                                        .   AXA Equitable does no tax reporting or
                                                            withholding of any kind. The plan
                                                            administrator or trustee will be solely
                                                            responsible for performing or providing
                                                            for all such services.
----------------------------------------------------------------------------------------------------------------------------------

                                      V-7

     APPENDIX V: STATE CONTRACT AVAILABILITY AND/OR VARIATIONS OF CERTAIN
                             FEATURES AND BENEFITS

-----------------------------------------------------------------------------------------------------------

                                    AVAILABILITY
                                    OR
 STATE       FEATURES AND BENEFITS  VARIATION
-----------------------------------------------------------------------------------------------------------

PUERTO RICO                         .   AXA Equitable does not offer
(CONTINUED)                             contracts that qualify as IRAs under
                                        Puerto Rico law. The plan trust will
                                        exercise the GMIB and must continue
                                        to hold the supplementary contract
                                        for the duration of the GMIB
                                        payments. The contract cannot be
                                        converted to an IRA.

                                    PLAN TERMINATION:
                                    .   If the plan participant terminates
                                        the business, and as a result wishes
                                        to terminate the plan, the trust
                                        would have to be kept in existence to
                                        receive payments. This could create
                                        expenses for the plan.

                                    .   If the plan participant terminates
                                        the plan and the trust is dissolved,
                                        or if the plan trustee (which may or
                                        may not be the same as the plan
                                        participant) is unwilling to accept
                                        payment to the plan trust for any
                                        reason, AXA Equitable would have to
                                        change the contract from a Puerto
                                        Rico QP to NQ in order to make
                                        payments to the individual as the new
                                        owner. Depending on when this occurs,
                                        it could be a taxable distribution
                                        from the plan, with a potential tax
                                        of the entire account value of the
                                        contract. Puerto Rico income tax
                                        withholding and reporting by the plan
                                        trustee could apply to the
                                        distribution transaction.

                                    .   If the plan trust is receiving GMIB
                                        payments and the trust is
                                        subsequently terminated, transforming
                                        the contract into an individually
                                        owned NQ contract, the trustee would
                                        be responsible for the applicable
                                        Puerto Rico income tax withholding
                                        and reporting on the present value of
                                        the remaining annuity payment stream.

                                    .   AXA Equitable is a U.S. insurance
                                        company, therefore distributions
                                        under the NQ contract could be
                                        subject to United States taxation and
                                        withholding on a "taxable amount not
                                        determined" basis.

                                    We require owners or beneficiaries of
                                    annuity contracts in Puerto Rico which
                                    are not individuals to document their
                                    status to avoid 30% FATCA withholding
                                    from U.S.-source income.
-----------------------------------------------------------------------------------------------------------

                                      V-8

     APPENDIX V: STATE CONTRACT AVAILABILITY AND/OR VARIATIONS OF CERTAIN
                             FEATURES AND BENEFITS

Appendix VI: Examples of Automatic payment plans

--------------------------------------------------------------------------------

The following examples illustrate the amount of the automatic withdrawals that would be taken under the various payment plans described in "Accessing your money" under "Automatic payment plans." The examples assume a $100,000 allocation to the Protected Benefit account variable investment options with assumed investment performance of 0%. (The last example assumes an allocation to the Investment account.) The examples show how the different automatic payment plans can be used without reducing your GMIB benefit base. The examples are based on the applicable Roll-up rate shown below and assumes that the GMIB benefit base does not reset. Also, the examples reflect the effect on both the
GMIB benefit base and the GMDB Roll-up benefit base (used in the calculation of the "Greater of" death benefit).

MAXIMUM PAYMENT PLAN

FULL ANNUAL WITHDRAWAL AMOUNT PAYMENT

Under this payment plan, you will receive the Annual withdrawal amounts as scheduled payments. In this example, the "Withdrawal" column reflects the
Annual withdrawal amounts for the years shown. Amounts in the "Withdrawal"
column are calculated by multiplying the "Beginning of the year GMIB benefit base" by the "Annual Roll-up rate" in effect for each year.

--------------------------------------------------------------------------------
        DEFERRAL
      ROLL-UP RATE/
         ANNUAL     BEGINNING OF YEAR GMIB            PERCENTAGE OF GMIB BENEFIT
YEAR  ROLL-UP RATE       BENEFIT BASE      WITHDRAWAL       BASE WITHDRAWN
--------------------------------------------------------------------------------
1      6.00%/(a)/          $100,000          $    0              0.0%
--------------------------------------------------------------------------------
2      6.00%/(a)/          $106,000          $    0              0.0%
--------------------------------------------------------------------------------
3      6.00%/(a)/          $112,360          $    0              0.0%
--------------------------------------------------------------------------------
4      6.00%/(a)/          $119,102          $    0              0.0%
--------------------------------------------------------------------------------
5      6.00%/(a)/          $126,248          $    0              0.0%
--------------------------------------------------------------------------------
6      5.50%/(b)/          $133,823          $7,360              5.5%
--------------------------------------------------------------------------------
7      5.50%/(b)/          $133,823          $7,360              5.5%
--------------------------------------------------------------------------------
8      5.00%/(b)/          $133,823          $6,691              5.0%
--------------------------------------------------------------------------------
9      5.30%/(b)/          $133,823          $7,093              5.3%
--------------------------------------------------------------------------------
10     5.80%/(b)/          $133,823          $7,762              5.8%
--------------------------------------------------------------------------------
(a)the Deferral Roll-up rate applies.
(b)the Annual Roll-up rate applies.

CUSTOMIZED PAYMENT PLANS

GUARANTEED MINIMUM PERCENTAGE

Under this payment plan, you will receive as scheduled payments a withdrawal amount that is based on withdrawal percentage that is fixed at the lowest guaranteed Deferral Roll-up rate or Annual Roll-up rate of 4.0%. In this example, amounts in the "Withdrawal" column are calculated by multiplying the
"Beginning of the year GMIB benefit base" by 4.0%.

--------------------------------------------------------------------------------
        DEFERRAL
      ROLL-UP RATE/
         ANNUAL     BEGINNING OF YEAR GMIB            PERCENTAGE OF GMIB BENEFIT
YEAR  ROLL-UP RATE       BENEFIT BASE      WITHDRAWAL       BASE WITHDRAWN
--------------------------------------------------------------------------------
 1     6.00%/(a)/          $100,000          $    0              0.0%
--------------------------------------------------------------------------------
 2     6.00%/(a)/          $106,000          $    0              0.0%
--------------------------------------------------------------------------------
 3     6.00%/(a)/          $112,360          $    0              0.0%
--------------------------------------------------------------------------------
 4     6.00%/(a)/          $119,102          $    0              0.0%
--------------------------------------------------------------------------------
 5     6.00%/(a)/          $126,248          $    0              0.0%
--------------------------------------------------------------------------------
 6     5.50%/(b)/          $133,823          $6,691              5.0%
--------------------------------------------------------------------------------
 7     5.50%/(b)/          $134,492          $6,725              5.0%
--------------------------------------------------------------------------------
 8     5.00%/(b)/          $135,164          $6,758              5.0%
--------------------------------------------------------------------------------

                                     VI-1

               APPENDIX VI: EXAMPLES OF AUTOMATIC PAYMENT PLANS

--------------------------------------------------------------------------------
        DEFERRAL
      ROLL-UP RATE/
         ANNUAL     BEGINNING OF YEAR GMIB            PERCENTAGE OF GMIB BENEFIT
YEAR  ROLL-UP RATE       BENEFIT BASE      WITHDRAWAL       BASE WITHDRAWN
--------------------------------------------------------------------------------
9      5.30%/(b)/          $135,164          $6,758              5.0%
--------------------------------------------------------------------------------
10     5.80%/(b)/          $135,570          $6,778              5.0%
--------------------------------------------------------------------------------
(a)the Deferral Roll-up rate applies.
(b)the Annual Roll-up rate applies.

FIXED PERCENTAGE BELOW THE ANNUAL ROLL-UP RATE (1.0% BELOW)

Under this payment plan, you will receive as scheduled payments a withdrawal amount that is based on a fixed percentage that is less than the applicable
Annual Roll-up rate in effect for each contract year. In this example, the contract owner has requested that we pay scheduled payments that are 1.00%
below the Annual Roll-up rate in effect for each year. Amounts in the
"Withdrawal" column are calculated by multiplying the "Beginning of the year
GMIB benefit base" by the "Percentage of GMIB benefit base withdrawn."

--------------------------------------------------------------------------------
        DEFERRAL
      ROLL-UP RATE/
         ANNUAL     BEGINNING OF YEAR GMIB            PERCENTAGE OF GMIB BENEFIT
YEAR  ROLL-UP RATE       BENEFIT BASE      WITHDRAWAL       BASE WITHDRAWN
--------------------------------------------------------------------------------
1      6.00%/(a)/          $100,000          $    0                0.0%
--------------------------------------------------------------------------------
2      6.00%/(a)/          $106,000          $    0                0.0%
--------------------------------------------------------------------------------
3      6.00%/(a)/          $112,360          $    0                0.0%
--------------------------------------------------------------------------------
4      6.00%/(a)/          $119,102          $    0                0.0%
--------------------------------------------------------------------------------
5      6.00%/(a)/          $126,248          $    0                0.0%
--------------------------------------------------------------------------------
6      5.50%/(b)/          $133,823          $6,691              5.0%/(c)/
--------------------------------------------------------------------------------
7      5.50%/(b)/          $134,492          $6,725              5.0%/(c)/
--------------------------------------------------------------------------------
8      5.00%/(b)/          $135,164          $6,758                5.0%
--------------------------------------------------------------------------------
9      5.30%/(b)/          $135,164          $6,758              5.0%/(c)/
--------------------------------------------------------------------------------
10     5.80%/(b)/          $135,570          $6,778              5.0%/(c)/
--------------------------------------------------------------------------------
(a)the Deferral Roll-up rate applies.
(b)the Annual Roll-up rate applies.
(c)In contract years 6, 7, 9 & and 10, the fixed percentage would have resulted in a payment less than 5.00%. In this case, the withdrawal percentage is
   5.00%.

FIXED PERCENTAGE OF 5.5%

Under this payment plan, you will receive a withdrawal amount based on a fixed percentage that cannot exceed the Annual Roll-up rate in effect for each year.
In this example, the contract owner has elected to receive withdrawals at a fixed percentage of 5.5%. Amounts in the "Withdrawal" column are calculated by multiplying the "Beginning of the year GMIB benefit base" by the "Percentage of
GMIB benefit base withdrawn."

--------------------------------------------------------------------------------
        DEFERRAL
      ROLL-UP RATE/
         ANNUAL     BEGINNING OF YEAR GMIB            PERCENTAGE OF GMIB BENEFIT
YEAR  ROLL-UP RATE       BENEFIT BASE      WITHDRAWAL       BASE WITHDRAWN
--------------------------------------------------------------------------------
1      6.00%/(a)/          $100,000          $    0                0.0%
--------------------------------------------------------------------------------
2      6.00%/(a)/          $106,000          $    0                0.0%
--------------------------------------------------------------------------------
3      6.00%/(a)/          $112,360          $    0                0.0%
--------------------------------------------------------------------------------
4      6.00%/(a)/          $119,102          $    0                0.0%
--------------------------------------------------------------------------------
5      6.00%/(a)/          $126,248          $    0                0.0%
--------------------------------------------------------------------------------
6      5.50%/(b)/          $133,823          $7,360                5.5%
--------------------------------------------------------------------------------
7      5.50%/(b)/          $133,823          $7,360                5.5%
--------------------------------------------------------------------------------
8      5.00%/(b)/          $133,823          $6,691              5.0%/(c)/
--------------------------------------------------------------------------------
9      5.30%/(b)/          $133,823          $7,093              5.3%/(c)/
--------------------------------------------------------------------------------
10     5.80%/(b)/          $133,823          $7,360              5.5%/(d)/
--------------------------------------------------------------------------------
(a)the Deferral Roll-up rate applies.
(b)the Annual Roll-up rate applies.
(c)In contract years 8 and 9 the contract owner received withdrawal amounts based on the Annual Roll-up rate for each contract year. In each year, the
   Annual Roll-up rate was less than the withdrawal percentage selected.
(d)In contract year 10, the contract owner received withdrawal amounts of 5.5%
   even though the Annual Roll-up rate in effect in that year was greater.

                                     VI-2

               APPENDIX VI: EXAMPLES OF AUTOMATIC PAYMENT PLANS

FIXED DOLLAR OF $7,000

Under this payment plan, you will receive a withdrawal amount that is based on a fixed dollar amount. The fixed dollar amount may not exceed the Annual withdrawal amount in any contract year. In this example, the contract owner has elected to receive withdrawals of $7,000. Amounts in the "Withdrawal" column are calculated by multiplying the "Beginning of the year GMIB benefit base" by the "Percentage of GMIB benefit base withdrawn."

--------------------------------------------------------------------------------
        DEFERRAL
      ROLL-UP RATE/
         ANNUAL     BEGINNING OF YEAR GMIB            PERCENTAGE OF GMIB BENEFIT
YEAR  ROLL-UP RATE       BENEFIT BASE      WITHDRAWAL       BASE WITHDRAWN
--------------------------------------------------------------------------------
1      6.00%/(a)/          $100,000          $    0                0.0%
--------------------------------------------------------------------------------
2      6.00%/(a)/          $106,000          $    0                0.0%
--------------------------------------------------------------------------------
3      6.00%/(a)/          $112,360          $    0                0.0%
--------------------------------------------------------------------------------
4      6.00%/(a)/          $119,102          $    0                0.0%
--------------------------------------------------------------------------------
5      6.00%/(a)/          $126,248          $    0                0.0%
--------------------------------------------------------------------------------
6      5.50%/(b)/          $133,823          $7,000                5.2%
--------------------------------------------------------------------------------
7      5.50%/(b)/          $134,183          $7,000                5.2%
--------------------------------------------------------------------------------
8      5.00%/(b)/          $134,563          $6,728              5.0%/(c)/
--------------------------------------------------------------------------------
9      5.30%/(b)/          $134,563          $7,000                5.2%
--------------------------------------------------------------------------------
10     5.80%/(b)/          $134,695          $7,000                5.2%
--------------------------------------------------------------------------------
(a)the Deferral Roll-up rate applies.
(b)the Annual Roll-up rate applies.
(c)In contract year 8, the contract owner received the Annual withdrawal amount.

FIXED PERCENTAGE OF 5.50% FROM BOTH YOUR PROTECTED BENEFIT ACCOUNT AND YOUR
INVESTMENT ACCOUNT

Under this payment plan, you can receive a fixed dollar amount or an amount based on a fixed percentage as scheduled payments that may be greater than your
Annual withdrawal amount. Your Annual withdrawal amount will be withdrawn first. Any requested amount in excess of the Annual withdrawal amount will be withdrawn from your Investment account. In this example, the contract owner has elected to receive withdrawals at a fixed percentage of 5.50%.

--------------------------------------------------------------------------------------------------------
        DEFERRAL
      ROLL-UP RATE                         WITHDRAWAL FROM  ADDITIONAL WITHDRAWAL
         ANNUAL    BEGINNING OF YEAR GMIB PROTECTED BENEFIT    FROM INVESTMENT      PERCENTAGE OF GMIB
YEAR  ROLL-UP RATE      BENEFIT BASE        ACCOUNT VALUE          ACCOUNT        BENEFIT BASE WITHDRAWN
--------------------------------------------------------------------------------------------------------
1      6.00%/(a)/         $100,000             $    0              $    0                  0.0%
--------------------------------------------------------------------------------------------------------
2      6.00%/(a)/         $106,000             $    0              $    0                  0.0%
--------------------------------------------------------------------------------------------------------
3      6.00%/(a)/         $112,360             $    0              $    0                  0.0%
--------------------------------------------------------------------------------------------------------
4      6.00%/(a)/         $119,102             $    0              $    0                  0.0%
--------------------------------------------------------------------------------------------------------
5      6.00%/(a)/         $126,248             $    0              $    0                  0.0%
--------------------------------------------------------------------------------------------------------
6      5.50%/(b)/         $133,823             $7,360              $    0                  5.5%
--------------------------------------------------------------------------------------------------------
7      5.50%/(b)/         $133,823             $7,360              $    0                  5.5%
--------------------------------------------------------------------------------------------------------
8      5.00%/(b)/         $133,823             $6,691              $  669                  5.5%
--------------------------------------------------------------------------------------------------------
9      5.30%/(b)/         $133,823             $7,093              $  268                  5.5%
--------------------------------------------------------------------------------------------------------
10     5.80%/(b)/         $133,823             $7,360              $    0                  5.5%
--------------------------------------------------------------------------------------------------------
(a)the Deferral Roll-up rate applies.
(b)the Annual Roll-up rate applies.

                                     VI-3

               APPENDIX VI: EXAMPLES OF AUTOMATIC PAYMENT PLANS

Appendix VII: Examples of how withdrawals affect your Guaranteed benefit bases

--------------------------------------------------------------------------------

EXAMPLES FOR GMIB

EXAMPLE #1

As described below, this example assumes that Protected Benefit account value is LESS THAN the GMIB benefit base at the time of the first withdrawal.
Assuming $100,000 is invested in the Protected Benefit variable investment options, with no additional contributions, and no transfers, the GMIB benefit base and the Guaranteed minimum death benefit base for an owner age 60 would be calculated as follows:

--------------------------------------------------------------------------------------------------------------------

                                                                        GUARANTEED MINIMUM DEATH BENEFIT
                                               -                        --------------------------------

                                                                              HIGHEST
                  PROTECTED                                    RETURN OF    ANNIVERSARY       GMDB
END OF    ASSUMED  BENEFIT                         GMIB        PRINCIPAL       VALUE         ROLL-UP    "GREATER OF"
CONTRACT    NET    ACCOUNT             ROLL-UP    BENEFIT       BENEFIT       BENEFIT        BENEFIT      BENEFIT
 YEAR     RETURN    VALUE   WITHDRAWAL  RATE       BASE          BASE          BASE           BASE          BASE
--------------------------------------------------------------------------------------------------------------------
   0              $100,000                     $100,000/(3)/ $100,000/(1)/  $100,000/(2)/ $100,000/(3)/   $100,000
--------------------------------------------------------------------------------------------------------------------
   1       3.0%   $103,000    $    0    5.0%   $105,000/(3)/ $100,000/(1)/  $103,000/(2)/ $105,000/(3)/   $105,000
--------------------------------------------------------------------------------------------------------------------
   2       4.0%   $107,120    $    0    5.0%   $110,250/(3)/ $100,000/(1)/  $107,120/(2)/ $110,250/(3)/   $110,250
--------------------------------------------------------------------------------------------------------------------
   3       6.0%   $113,547    $    0    5.0%   $115,763/(3)/ $100,000/(1)/  $113,547/(2)/ $115,763/(3)/   $115,763
--------------------------------------------------------------------------------------------------------------------
   4       6.0%   $120,360    $    0    5.0%   $121,551/(3)/ $100,000/(1)/  $120,360/(2)/ $121,551/(3)/   $121,551
--------------------------------------------------------------------------------------------------------------------
   5       7.0%   $128,785    $    0    5.0%   $128,785/(3)/ $100,000/(1)/  $128,785/(2)/ $128,785/(3)/   $128,785
--------------------------------------------------------------------------------------------------------------------

CONTRACT YEARS 1-5:

At the end of contract years 1-5, the Guaranteed benefit bases are as follows:

(1)The RETURN OF PRINCIPAL BENEFIT BASE is equal to the initial contribution to the Protected Benefit variable investment options, or $100,000.

(2)The HIGHEST ANNIVERSARY VALUE BENEFIT BASE is equal to the greater of the
   Protected Benefit account value and the Highest Anniversary Value benefit base as of the last contract date anniversary.

For example:

  .   At the end of contract year 3, the Highest Anniversary Value benefit base is $113,547. This is because the Protected Benefit account value
      ($113,547) is greater than the Highest Anniversary Value benefit base as of the last contract date anniversary.

(3)The GMDB ROLL-UP BENEFIT BASE AND THE GMIB BENEFIT BASE (the "Roll-up
   benefit bases") are equal to the Roll-up benefit bases as of the last contract date anniversary plus the Deferral Roll-up amount (the Roll-up benefit bases as of the last contract date anniversary multiplied by the assumed Deferral Roll-up rate). Unless you decline or elect a different annual reset option, you will be enrolled in the automatic annual reset program and your Roll-up benefit bases will automatically "reset" to equal the Protected Benefit account, if higher than the prior Roll-up benefit bases, every contract year from your contract issue date, up to the contract anniversary following your 80th birthday (for the GMDB Roll-up benefit base)
   or your 95th birthday (for the GMIB benefit base). Beginning in the contract year in which you fund your Protected Benefit account, if your Lifetime GMIB payments have not begun, you can withdraw up to your Annual withdrawal amount without reducing your Roll-up benefit bases. However, those same withdrawals will reduce the Annual Roll-up amount that would otherwise be applied to the Roll-up benefit bases at the end of the contract year.
   Remember that the Roll-up amount applicable under your contract does not become part of your Roll-up benefit bases until the end of the contract year except in the year in which you die. In the event of your death, a pro-rata portion of the Roll-up amount will be added to the GMDB Roll-up benefit base.

For example:

  .   At the end of contract year 2, the Roll-up benefit bases are equal to
      $110,250. This is calculated by taking the Roll-up benefit bases as of the last contract date anniversary $105,000, and multiplying it by
      Roll-up rate of 5%. ($105,000 x 1.05 = $110,250).

                                     VII-1

APPENDIX VII: EXAMPLES OF HOW WITHDRAWALS AFFECT YOUR GUARANTEED BENEFIT BASES

For both Alternatives below, the Annual withdrawal amount in contract year 6 equals $6,439 [5% (Roll-up rate) x $128,785 (the GMIB benefit base)].

-----------------------------------------------------------------------------------------------------------------------
                                                                           GUARANTEED MINIMUM DEATH BENEFIT
                                                                           --------------------------------

                                                                                HIGHEST
                   PROTECTED                                    RETURN OF     ANNIVERSARY       GMDB
 END OF    ASSUMED  BENEFIT                         GMIB        PRINCIPAL        VALUE         ROLL-UP     "GREATER OF"
 CONTRACT    NET    ACCOUNT             ROLL-UP    BENEFIT       BENEFIT        BENEFIT        BENEFIT       BENEFIT
  YEAR     RETURN    VALUE   WITHDRAWAL  RATE       BASE          BASE           BASE           BASE           BASE
-----------------------------------------------------------------------------------------------------------------------

Alternative #1: Owner withdraws the Annual withdrawal amount, which equals $6,439
  Year 6   (5.0)%  $122,346    $6,439    5.0%   $128,785/(6)/   $94,740/(4)/  $122,346/(5)/ $128,785/(6)/    $128,785
-----------------------------------------------------------------------------------------------------------------------

YEAR 7 ANNUAL WITHDRAWAL AMOUNT:       $6,439/(7)/

Alternative #2: Owner withdraws $7,000, which is in excess of the Annual withdrawal amount
  Year 6   (5.0)%  $122,346    $7,000    5.0%   $128,195/(10)/  $94,279/(8)/  $121,786/(9)/ $128,195/(10)/   $128,195
-----------------------------------------------------------------------------------------------------------------------

YEAR 7 ANNUAL WITHDRAWAL AMOUNT: $6,410/(11)/

ALTERNATIVE #1: CONTRACT YEAR 6 (OWNER WITHDRAWS ANNUAL WITHDRAWAL AMOUNT)

The pro-rata calculation for the Return of Principal benefit base is as follows: Since the withdrawal amount of $6,439 equals 5.26% of the Protected
Benefit account value ($6,439 divided by $122,346 = 5.26%), each benefit base would be reduced by 5.26%.

At the end of contract year 6, the Guaranteed benefit bases are as follows:

(4)The RETURN OF PRINCIPAL BENEFIT BASE is reduced pro-rata, as follows:
   $100,000 (Return of Principal benefit base as of the last contract date anniversary)- $5,260 (5.26% x $100,000) = $94,740.

(5)The HIGHEST ANNIVERSARY VALUE BENEFIT BASE is reduced dollar-for-dollar, as follows: $128,785 (Highest Anniversary Value benefit base as of the last contract date anniversary)- $6,439 = $122,346.

(6)The GMDB ROLL-UP BENEFIT BASE AND THE GMIB BENEFIT BASE are equal to
   $128,785, (the Roll-up benefit bases as of the last contract date anniversary). Since the full Annual withdrawal amount was taken, the Roll-up benefit bases neither decrease nor increase;

(7)As a result of the withdrawal in contract year 6, the Annual withdrawal amount in contract year 7 is $6,439 [5% (Roll-up rate) x $128,785 (the
   Roll-up benefit bases as of the sixth contract anniversary)].

ALTERNATIVE #2: CONTRACT YEAR 6 (OWNER TAKES AN "EXCESS WITHDRAWAL")

The pro-rata calculation for the reduction in the Return of Principal benefit base is as follows: Since the withdrawal amount of $7,000 equals 5.721% of the
Protected Benefit account value ($7,000 divided by $122,346 = 5.721%), each benefit base would be reduced by 5.721%.

The pro-rata calculation for the reduction in the Roll-up benefit bases is as follows: $7,000 (the amount of the withdrawal, including any applicable withdrawal charge) - $6,439 (the Annual withdrawal amount) = $561 (the "Excess withdrawal" amount). Since the amount of the Excess withdrawal equals 0.458% of the Protected Benefit account value ($561 divided by $122,346 = 0.458%), the
Roll-up benefit bases would be reduced by 0.458%.

Please note that the Excess withdrawal in this example does not represent a RMD payment made through our automatic RMD service. For more information on RMD payments through our automatic RMD service, please see "Lifetime required minimum distribution withdrawals" in "Accessing your money" earlier in this
Prospectus.

At the end of contract year 6, the Guaranteed benefit bases are as follows:

(8)The RETURN OF PRINCIPAL BENEFIT BASE is reduced pro-rata, as follows:
   $100,000 (Return of Principal benefit base as of the last contract date anniversary) - $5,721 (5.721% x $100,000) = $94,279.

(9)The HIGHEST ANNIVERSARY VALUE BENEFIT BASE is reduced dollar-for-dollar and pro-rata, as follows: $128,785 (Highest Anniversary Value benefit base as of the last contract date anniversary) - $6,439 (Annual Withdrawal Amount) -
   $560 [($128,785 - $6,439) x 0.458%] = $121,786.

(10)The GMDB ROLL-UP BENEFIT BASE and the GMIB benefit base are reduced pro-rata, as follows: $128,785 (the Roll-up benefit bases as of the last contract date anniversary) - $590 (0.458% x $128,785) = $128,195.

(11)As a result of the Excess withdrawal in contract year 6, the Annual withdrawal amount in contract year 7 is $6,410 [5% (Roll-up rate) x
    $128,195 (the Roll-up benefit bases as of the sixth contract anniversary)].

                                     VII-2

APPENDIX VII: EXAMPLES OF HOW WITHDRAWALS AFFECT YOUR GUARANTEED BENEFIT BASES

EXAMPLE #2

As described below, this example assumes that Protected Benefit account value is GREATER THAN the GMIB benefit base at the time of the first withdrawal.
Assuming $100,000 is invested in the Protected Benefit variable investment options, with no additional contributions, and no transfers, the GMIB benefit base and the Guaranteed minimum death benefit base for an owner age 60 would be calculated as follows:

--------------------------------------------------------------------------------------------------------------------

                                                                        GUARANTEED MINIMUM DEATH BENEFIT
                                               -                        --------------------------------

                                                                              HIGHEST
                  PROTECTED                                    RETURN OF    ANNIVERSARY       GMDB
END OF    ASSUMED  BENEFIT                         GMIB        PRINCIPAL       VALUE         ROLL-UP    "GREATER OF"
CONTRACT    NET    ACCOUNT             ROLL-UP    BENEFIT       BENEFIT       BENEFIT        BENEFIT      BENEFIT
 YEAR     RETURN    VALUE   WITHDRAWAL  RATE       BASE          BASE          BASE           BASE          BASE
--------------------------------------------------------------------------------------------------------------------
   0              $100,000                     $100,000/(3)/ $100,000/(1)/  $100,000/(2)/ $100,000/(3)/   $100,000
--------------------------------------------------------------------------------------------------------------------
   1         3.0% $103,000    $    0    5.0%   $105,000/(3)/ $100,000/(1)/  $103,000/(2)/ $105,000/(3)/   $105,000
--------------------------------------------------------------------------------------------------------------------
   2         4.0% $107,120    $    0    5.0%   $110,250/(3)/ $100,000/(1)/  $107,120/(2)/ $110,250/(3)/   $110,250
--------------------------------------------------------------------------------------------------------------------
   3         6.0% $113,547    $    0    5.0%   $115,763/(3)/ $100,000/(1)/  $113,547/(2)/ $115,763/(3)/   $115,763
--------------------------------------------------------------------------------------------------------------------
   4         6.0% $120,360    $    0    5.0%   $121,551/(3)/ $100,000/(1)/  $120,360/(2)/ $121,551/(3)/   $121,551
--------------------------------------------------------------------------------------------------------------------
   5         7.0% $128,785    $    0    5.0%   $128,785/(3)/ $100,000/(1)/  $128,785/(2)/ $128,785/(3)/   $128,785
--------------------------------------------------------------------------------------------------------------------

CONTRACT YEARS 1-5:

At the end of contract years 1-5, the Guaranteed benefit bases are as follows:

(1)The RETURN OF PRINCIPAL BENEFIT BASE is equal to the initial contribution to the Protected Benefit variable investment options, or $100,000.

(2)The HIGHEST ANNIVERSARY VALUE BENEFIT BASE is equal to the greater of the
   Protected Benefit account value and the Highest Anniversary Value benefit base as of the last contract date anniversary.

For example:

  .   At the end of contract year 3, the Highest Anniversary Value benefit base is $113,547. This is because the Protected Benefit account value
      ($113,547) is greater than the Highest Anniversary Value benefit base as of the last contract date anniversary ($107,120).

(3)The GMDB ROLL-UP BENEFIT BASE AND THE GMIB BENEFIT BASE (the "Roll-up
   benefit bases") are equal to the Roll-up benefit bases as of the last contract date anniversary plus the Deferral Roll-up amount (the Roll-up benefit bases as of the last contract date anniversary multiplied by Roll-up rate). Unless you decline or elect a different annual reset option, you will be enrolled in the automatic annual reset program and your Roll-up benefit bases will automatically "reset" to equal the Protected Benefit account, if higher than the prior Roll-up benefit bases, every contract year from your contract issue date, up to the contract date anniversary following your 80th birthday (for the GMDB Roll-up benefit base) or your 95th birthday (for the
   GMIB benefit base). Beginning in the contract year in which you fund your
   Protected Benefit account, if your Lifetime GMIB payments have not begun, you can withdraw up to your Annual withdrawal amount without reducing your
   Roll-up benefit bases. However, those same withdrawals will reduce the
   Annual Roll-up amount that would otherwise be applied to the Roll-up benefit bases at the end of the contract year. Remember that the Roll-up amount applicable under your contract does not become part of your Roll-up benefit bases until the end of the contract year except in the year in which you die. In the event of your death, a pro-rata portion of the Roll-up amount will be added to the GMDB Roll-up benefit base.

For example:

  .   At the end of contract year 2, the Roll-up benefit bases are equal to
      $110,250. This is calculated by taking the Roll-up benefit bases as of the last contract date anniversary $105,000, and multiplying it by
      Roll-up rate of 5%. ($105,000 x 1.05 = $110,250).

                                     VII-3

APPENDIX VII: EXAMPLES OF HOW WITHDRAWALS AFFECT YOUR GUARANTEED BENEFIT BASES

For both Alternatives below, the Annual withdrawal amount in contract year 6 equals $6,439 [5% (Roll-up rate) x $128,785 (the GMIB benefit base)].

-----------------------------------------------------------------------------------------------------------------------------

                                                                                 GUARANTEED MINIMUM DEATH BENEFIT
                                                                                 --------------------------------

                                                                                      HIGHEST
                         PROTECTED                                    RETURN OF     ANNIVERSARY       GMDB
                 ASSUMED  BENEFIT                         GMIB        PRINCIPAL        VALUE         ROLL-UP     "GREATER OF"
      END          NET    ACCOUNT             ROLL-UP    BENEFIT       BENEFIT        BENEFIT        BENEFIT       BENEFIT
OF CONTRACT YEAR RETURN    VALUE   WITHDRAWAL  RATE       BASE          BASE           BASE           BASE           BASE
-----------------------------------------------------------------------------------------------------------------------------

Alternative #1: Owner withdraws the Annual withdrawal amount, which equals $6,439
     Year 6       5.0%   $135,224    $6,439    5.0%   $128,785/(6)/   $95,240/(4)/  $128,785/(5)/ $128,785/(6)/    $128,785
-----------------------------------------------------------------------------------------------------------------------------

YEAR 7 ANNUAL WITHDRAWAL AMOUNT:    $6,439/(7)/

Alternative #2: Owner withdraws $7,000, which is in excess of the Annual withdrawal amount
     Year 6       5.0%   $135,224    $7,000    5.0%   $128,251/(10)/  $94,823/(8)/  $128,224/(9)/ $128,251/(10)/   $128,251
-----------------------------------------------------------------------------------------------------------------------------

YEAR 7 ANNUAL WITHDRAWAL AMOUNT:   $6,413/(11)/

ALTERNATIVE #1: CONTRACT YEAR 6 (OWNER WITHDRAWS ANNUAL WITHDRAWAL AMOUNT)

The pro-rata calculation for the Return of Principal benefit base is as follows: Since the withdrawal amount of $6,439 equals 4.76% of the Protected
Benefit account value ($6,439 divided by $135,224 = 4.76%), each benefit base would be reduced by 4.76%.

At the end of contract year 6, the Guaranteed benefit bases are as follows:

(4)The RETURN OF PRINCIPAL BENEFIT BASE is reduced pro-rata, as follows:
   $100,000 (benefit base as of the last contract date anniversary)- $4,760
   (4.76% x $100,000) = $95,240.

(5)The HIGHEST ANNIVERSARY VALUE BENEFIT BASE is reduced dollar-for-dollar as follows: $128,785 (Highest Anniversary Value benefit base as of the last contract date anniversary) - $6,439 = $128,785.

(6)The GMDB ROLL-UP BENEFIT BASE AND THE GMIB BENEFIT BASE are equal to
   $128,785, (the Roll-up benefit bases as of the last contract date anniversary). Since the full Annual withdrawal amount was taken, the Roll-up benefit bases neither decrease nor increase.

(7)As a result of the withdrawal in contract year 6, the Annual withdrawal amount in contract year 7 is $6,439 [5% (Roll-up rate) x $128,785 (the
   Roll-up benefit bases as of the sixth contract anniversary)].

ALTERNATIVE #2: CONTRACT YEAR 6 (OWNER TAKES AN "EXCESS WITHDRAWAL")

The pro-rata calculation for the reduction in the Return of Principal benefit base is as follows: Since the withdrawal amount of $7,000 equals 5.177% of the
Protected Benefit account value ($7,000 divided by $135,224 = 5.177%), each benefit base would be reduced by 5.177%.

The pro-rata calculation for the reduction in the Highest Anniversary Value benefit base and the Roll-up benefit bases is as follows: $7,000 (the amount of the withdrawal, including any applicable withdrawal charge) - $6,439 (the
Annual withdrawal amount) = $561 (the "Excess withdrawal" amount). Since the amount of the Excess withdrawal equals 0.415% of the Protected Benefit account value ($561 divided by $135,224 = 0.415%), the Highest Anniversary Value benefit base and the Roll-up benefit bases would be reduced by 0.415%.

Please note that the Excess withdrawal in this example does not represent a RMD payment made through our automatic RMD service. For more information on RMD payments through our automatic RMD service, please see "Lifetime required minimum distribution withdrawals" in "Accessing your money" earlier in this
Prospectus.

At the end of contract year 6, the Guaranteed benefit bases are as follows:

(8)The Return of Principal benefit base is reduced pro-rata, as follows:
   $100,000 (Return of Principal benefit base as of the last contract date anniversary) - $5,177 (5.177% x $100,000) = $94,823.

(9)The Highest Anniversary Value benefit base is reduced dollar-fordollar and pro-rata, as follows: $128,785 (Highest Anniversary Value benefit base as of the last contract date anniversary) - $6,439 (Annual Withdrawal Amount) -
   $508 [($128,785 - $6,439) x 0.415%] = $128,785.

(10)The GMDB Roll-up benefit base and the GMIB benefit base are reduced pro-rata, as follows: $128,785 (the Roll-up benefit bases as of the last contract date anniversary) - $534 (0.415% x $128,785) = $128,251.

(11)As a result of the Excess withdrawal in contract year 6, the Annual withdrawal amount in contract year 7 is $6,413 [5% (Roll-up rate)
    x $128,251 (the Roll-up benefit bases as of the sixth contract anniversary)].

                                     VII-4

APPENDIX VII: EXAMPLES OF HOW WITHDRAWALS AFFECT YOUR GUARANTEED BENEFIT BASES

EXAMPLE FOR RMD WEALTH GUARD DEATH BENEFIT

EXAMPLE #3

Assuming $100,000 is invested in the Protected Benefit variable investment options, with no additional contributions, and no transfers, the RMD Wealth
Guard death benefit base for an owner age 65 would be calculated as follows:

---------------------------------------------------------------------------------------------

                                 PROTECTED                   PROTECTED
                     ASSUMED      BENEFIT                     BENEFIT         RMD WEALTH
      END              NET     ACCOUNT VALUE               ACCOUNT VALUE     GUARD DEATH
OF CONTRACT YEAR AGE RETURN  BEFORE WITHDRAWAL WITHDRAWAL AFTER WITHDRAWAL   BENEFIT BASE
---------------------------------------------------------------------------------------------
       0         65              $100,000                     $100,000       $100,000/(1)/
---------------------------------------------------------------------------------------------
       1         66    3.0%      $103,000        $    0       $103,000       $103,000/(1)/
---------------------------------------------------------------------------------------------
       2         67    4.0%      $107,120        $    0       $107,120       $107,120/(1)/
---------------------------------------------------------------------------------------------
       3         68  (1.0)%      $106,049        $5,000       $101,049       $102,069/(1)(2)/
---------------------------------------------------------------------------------------------
       4         69    3.0%      $104,080        $    0       $104,080       $104,080/(1)/
---------------------------------------------------------------------------------------------
       5         70    4.0%      $108,243        $    0       $108,243       $108,243/(1)/
---------------------------------------------------------------------------------------------

Alternative #1: Contract Year 6 (Owner withdraws RMD withdrawal amount)
       6         71    5.0%      $113,656        $4,293       $109,363       $109,363/(3)/
---------------------------------------------------------------------------------------------
       7         72    3.0%      $112,644        $    0       $112,644       $109,363/(4)/
---------------------------------------------------------------------------------------------

Alternative #2: Contract Year 6 (Owner takes a withdrawal in excess of RMD withdrawal limit)
       6         71    5.0%      $113,656        $6,000       $107,656       $107,656/(5)/
---------------------------------------------------------------------------------------------
       7         72    3.0%      $110,885        $    0       $110,885       $107,656/(6)/
---------------------------------------------------------------------------------------------

CONTRACT YEARS 1-5:

At the end of contract years 1-5, the RMD Wealth Guard death benefit base is as follows:

(1)The RMD Wealth Guard death benefit base is equal to the greater of the
   Protected Benefit account value and the RMD Wealth Guard death benefit base as of the last contract date anniversary.

For example:

  .   At the end of contract year 2, the RMD Wealth Guard death benefit base is
      $107,120. This is because the Protected Benefit account value ($107,120)
      is greater than the RMD Wealth Guard death benefit base as of the last contract date anniversary ($103,000).

(2)The RMD Wealth Guard death benefit base would be reduced by a withdrawal on a pro rata basis because the contract owner has not yet reached the calendar year in which he or she will turn age 701/2 and is not yet eligible for
   RMDs; accordingly, all withdrawals made prior to the calendar year in which the contract owner turns age 701/2 are treated as Excess RMD withdrawals and reduce the benefit base on a pro rata basis.

For example:

  .   At the end of contract year 3, the RMD Wealth Guard death benefit base is
      $102,069. Since the withdrawal amount of $5,000 equals 4.715% of the
      Protected Benefit account value before the withdrawal ($5,000 divided by
      $106,049 = 4.715%), the RMD Wealth Guard death benefit base would be reduced by $5,051 (4.715% of $107,120) to be $102,069 (= $107,120 -
      $5,051). The RMD Wealth Guard death benefit base is greater than the
      Protected Benefit account value.

ALTERNATIVE #1: CONTRACT YEAR 6 (OWNER WITHDRAWS RMD WITHDRAWAL AMOUNT)

(3)The RMD Wealth Guard death benefit base would not be reduced by a RMD withdrawal because it is not an Excess RMD withdrawal.

For example:

  .   At the end of contract year 6, the RMD Wealth Guard death benefit base is
      $109,363. This is because the Protected Benefit account value ($109,363)
      is greater than the RMD Wealth Guard death benefit base as of the last contract date anniversary ($108,243). The RMD withdrawal ($4,293) that the owner withdraws does not reduce the RMD Wealth Guard death benefit base ($108,243).

(4)After the contract anniversary date following the first RMD withdrawal, the
   RMD Wealth Guard death benefit base stops resetting.

For example:

  .   At the end of contract year 7, the RMD Wealth Guard death benefit base is
      $109,363. This is the RMD Wealth Guard death benefit base as of the last contract date anniversary ($109,363).

                                     VII-5

APPENDIX VII: EXAMPLES OF HOW WITHDRAWALS AFFECT YOUR GUARANTEED BENEFIT BASES

ALTERNATIVE #2: CONTRACT YEAR 6 (OWNER TAKES A WITHDRAWAL IN EXCESS OF RMD
WITHDRAWAL LIMIT)

(5)The RMD Wealth Guard death benefit base would be reduced by the portion of the withdrawal amount in excess of RMD withdrawal limit on a pro rata basis.

For example:

  .   At the end of contract year 6, the RMD Wealth Guard death benefit base is
      $107,656. The withdrawal amount of $6,000 exceeds the RMD withdrawal limit ($4,293) by $1,707. The portion of the withdrawal amount in excess of RMD withdrawal limit ($1,707) equals 1.502% of the Protected Benefit account value ($1,707 divided by $113,656 = 1.502%) and RMD Wealth Guard death benefit base would be reduced by $1,626 (1.502% of $108,243) to be
      $106,618 (= $108,243 - $1,626). The RMD Wealth Guard death benefit base resets to the Protected Benefit account value ($107,656).

(6)After a withdrawal is taken in the calendar year in which the age turns
   701/2 or later year, the RMD Wealth Guard death benefit base stops resetting.

For example:

  .   At the end of contract year 7, the RMD Wealth Guard death benefit base is
      $107,656. This is the RMD Wealth Guard death benefit base as of the last contract date anniversary ($107,656).

                                     VII-6

APPENDIX VII: EXAMPLES OF HOW WITHDRAWALS AFFECT YOUR GUARANTEED BENEFIT BASES

Appendix VIII: Rules regarding contributions to your contract

--------------------------------------------------------------------------------

The following tables describes the contribution rules for all contract Series and types. For jointly-owned contracts, the maximum contribution ages specified in this appendix refer to the age of the older joint owner.

-----------------------------------------------------------------------------------------------
 CONTRACT TYPE           NQ
-----------------------------------------------------------------------------------------------
ISSUE AGES               .   0-85 (FOR SERIES B)
                         .   0-70 (FOR SERIES CP(R))
-----------------------------------------------------------------------------------------------
MINIMUM INITIAL          .   $5,000 (FOR SERIES B)
CONTRIBUTION AMOUNT      .   $10,000 (FOR SERIES CP(R))
-----------------------------------------------------------------------------------------------
MINIMUM SUBSEQUENT       FOR ALL SERIES:
CONTRIBUTION AMOUNT      .   $500
(IF PERMITTED)           .   $100 monthly under the automatic investment program
                         .   $300 quarterly under the automatic investment program
-----------------------------------------------------------------------------------------------
SOURCE OF CONTRIBUTIONS  FOR ALL SERIES:
                         .   After-tax money.
                         .   Paid to us by check or transfer of contract value in a
                             tax-deferred exchange under Section 1035 of the Internal Revenue
                             Code.
-----------------------------------------------------------------------------------------------
ADDITIONAL LIMITATIONS   FOR SERIES B:
ON CONTRIBUTIONS TO THE  .   If you elect the GMIB or GMIB with the "Greater of" death
CONTRACT/(1)/                benefit, you can only begin funding these benefits at age 50. For joint owners, both owners must be at least age 50 in order to begin funding these benefits.
                         .   If you elect the GMIB with the "Greater of" GMDB, you may make subsequent contributions to your Protected Benefit account through age 70, or if later, until the first contract date anniversary. If you do not elect the "Greater of" GMDB, you may make subsequent contributions to your Protected Benefit account through age 80, or if later, until the first contract date anniversary. However, regardless of the benefits elected, once you make a withdrawal from your Protected Benefit account, subsequent contributions to your Protected Benefit account will no longer be permitted.
                         .   You may make subsequent contributions to your Investment account through age 85 or the first contract date anniversary.
                         FOR SERIES CP(R):
                         .   You may make subsequent contributions to your Investment account and your Protected Benefit account through age 70 or, if later, until the first contract date anniversary. However, once you make a withdrawal from your Protected Benefit account, subsequent contributions to your Protected Benefit account will no longer be permitted.
-----------------------------------------------------------------------------------------------
(1)In addition to the limitations described here, we also reserve the right to refuse to accept any contribution under the contract at any time or change our contribution limits and requirements. We further reserve the right to discontinue the acceptance of, or place additional limitations on, contributions to the contract or contributions and/or transfers into your
   Protected Benefit account at any time.

                                    VIII-1

         APPENDIX VIII: RULES REGARDING CONTRIBUTIONS TO YOUR CONTRACT

-----------------------------------------------------------------------------------------------
 CONTRACT TYPE           TRADITIONAL IRA
-----------------------------------------------------------------------------------------------
ISSUE AGES               .   20-85 (FOR SERIES B)
                         .   20-70 (FOR SERIES CP(R))
-----------------------------------------------------------------------------------------------
MINIMUM INITIAL          .   $5,000 (FOR SERIES B)
CONTRIBUTION AMOUNT      .   $10,000 (FOR SERIES CP(R))
-----------------------------------------------------------------------------------------------
MINIMUM SUBSEQUENT       FOR ALL SERIES:
CONTRIBUTION AMOUNT      .   $50
(IF PERMITTED)           .   $100 monthly under the automatic investment program
                         .   $300 quarterly under the automatic investment program
-----------------------------------------------------------------------------------------------
SOURCE OF CONTRIBUTIONS  FOR ALL SERIES:
                         .   Eligible rollover distributions from 403(b) plans, qualified plans and governmental employer 457(b) plans.
                         .   Rollovers from another traditional individual retirement
                             arrangement.
                         .   Direct custodian-to-custodian transfers from another traditional individual retirement arrangement.
                         .   Regular IRA contributions.
                         .   Additional catch-up contributions.
-----------------------------------------------------------------------------------------------
ADDITIONAL LIMITATIONS   FOR SERIES B:
ON CONTRIBUTIONS TO THE  .   If you elect the GMIB or GMIB with the "Greater of" death
CONTRACT/(1)/                benefit, you can only begin funding these benefits at age 50. For joint owners, both owners must be at least age 50 in order to begin funding these benefits.
                         .   If you elect the GMIB with the "Greater of" GMDB, you may make subsequent contributions to your Protected Benefit account through age 70, or if later, until the first contract date anniversary. If you do not elect the "Greater of" GMDB, you may make subsequent contributions to your Protected Benefit account through age 80, or if later, until the first contract date anniversary. However, regardless of the benefits elected, once you make a withdrawal from your Protected Benefit account, subsequent contributions to your Protected Benefit account will no longer be permitted.
                         .   You may make subsequent contributions to your Investment account through age 85 or, if later, until the first contract date anniversary.
                         FOR SERIES CP(R):
                         .   You may make subsequent contributions to your Investment account and your Protected Benefit account through age 70 or, if later, until the first contract date anniversary. However, once you make a withdrawal from your Protected Benefit account, subsequent contributions to your Protected Benefit account will no longer be permitted.
                         FOR ALL SERIES:
                         .   Contributions made after age 701/2 must be net of required minimum distributions; you also cannot make regular IRA
                             contributions after age 701/2.
                         .   Although we accept regular IRA contributions (limited to $6,000 for 2019) under traditional IRA contracts, we intend that the contract be used primarily for rollover and direct transfer contributions.
                         .   Subsequent catch-up contributions of up to $1,000 per calendar year where the owner is at least age 50 but under age 70 1/2 at any time during the calendar year for which the contribution is made.
                         .   If you elect the RMD Wealth Guard death benefit, you may make subsequent contributions to your Protected Benefit account through age 64, or if later, until your first contract date anniversary (if you were age 20-64 on your contract date); or
                             through age 68, or if later, until 90 days after your contract date (if you were age 65-68 on your contract date). If you do not elect the RMD Wealth Guard death benefit, you may make subsequent contributions through age 80, or if later, the first contract date anniversary. However, regardless of the benefits you
                             elected, once you make a withdrawal from your Protected Benefit account, subsequent contributions to your Protected Benefit account will no longer be permitted.
-----------------------------------------------------------------------------------------------
(1)In addition to the limitations described here, we also reserve the right to refuse to accept any contribution under the contract at any time or change our contribution limits and requirements. We further reserve the right to discontinue the acceptance of, or place additional limitations on, contributions to the contract or contributions and/or transfers into your
   Protected Benefit account at any time.

                                    VIII-2

         APPENDIX VIII: RULES REGARDING CONTRIBUTIONS TO YOUR CONTRACT

-----------------------------------------------------------------------------------------------
 CONTRACT TYPE           ROTH IRA
-----------------------------------------------------------------------------------------------
ISSUE AGES               .   20-85 (FOR SERIES B)
                         .   20-70 (FOR SERIES CP(R))
-----------------------------------------------------------------------------------------------
MINIMUM INITIAL          .   $5,000 (FOR SERIES B)
CONTRIBUTION AMOUNT      .   $10,000 (FOR SERIES CP(R))
-----------------------------------------------------------------------------------------------
MINIMUM SUBSEQUENT       FOR ALL SERIES:
CONTRIBUTION AMOUNT      .   $50
(IF PERMITTED)           .   $100 monthly under the automatic investment program
                         .   $300 quarterly under the automatic investment program
-----------------------------------------------------------------------------------------------
SOURCE OF CONTRIBUTIONS  FOR ALL SERIES:
                         .   Rollovers from another Roth IRA.
                         .   Rollovers from a "designated Roth contribution account" under specified retirement plans.
                         .   Conversion rollovers from a traditional IRA or other eligible retirement plan.
                         .   Direct custodian-to-custodian transfers from another Roth IRA.
                         .   Regular Roth IRA contributions.
                         .   Additional catch-up contributions.
-----------------------------------------------------------------------------------------------
ADDITIONAL LIMITATIONS   FOR SERIES B:
ON CONTRIBUTIONS TO THE  .   If you elect the GMIB or GMIB with the "Greater of" death
CONTRACT/(1)/                benefit, you can only begin funding these benefits at age 50. For joint owners, both owners must be at least age 50 in order to begin funding these benefits.
                         .   If you elect the GMIB with the "Greater of" GMDB, you may make subsequent contributions to your Protected Benefit account through age 70, or if later, until the first contract date anniversary. If you do not elect the "Greater of" GMDB, you may make subsequent contributions to your Protected Benefit account through age 80, or if later, until the first contract date anniversary. However, regardless of the benefits elected, once you make a withdrawal from your Protected Benefit account, subsequent contributions to your Protected Benefit account will no longer be permitted.
                         .   You may make subsequent contributions to your Investment account through age 85 or, if later, until the first contract date anniversary.
                         FOR SERIES CP(R):
                         .   You may make subsequent contributions to your Investment account and your Protected Benefit account until the later of attained age 70 or, if later, until the first contract date anniversary.
                             However, once you make a withdrawal from your Protected Benefit account, subsequent contributions to your Protected Benefit account will no longer be permitted.
                         FOR ALL SERIES:
                         .   Conversion rollovers after age 701/2 must be net of required minimum distributions for the traditional IRA or other eligible retirement plan that is the source of the conversion rollover.
                         .   Although we accept Roth IRA contributions (limited to $6,000 for
                             2019) under Roth IRA contracts, we intend that the contract be used primarily for rollover and direct transfer contributions.
                         .   Subsequent catch-up contributions of up to $1,000 per calendar year where the owner is at least age 50 at any time during the calendar year for which the contribution is made.
-----------------------------------------------------------------------------------------------
(1)In addition to the limitations described here, we also reserve the right to refuse to accept any contribution under the contract at any time or change our contribution limits and requirements. We further reserve the right to discontinue the acceptance of, or place additional limitations on, contributions to the contract or contributions and/or transfers into your
   Protected Benefit account at any time.

                                    VIII-3

         APPENDIX VIII: RULES REGARDING CONTRIBUTIONS TO YOUR CONTRACT

-----------------------------------------------------------------------------------------------
 CONTRACT TYPE           SEP IRA
-----------------------------------------------------------------------------------------------
ISSUE AGES               .   20-85 (FOR SERIES B)
                         .   20-70 (FOR SERIES CP(R))
-----------------------------------------------------------------------------------------------
MINIMUM INITIAL          .   $5,000 (FOR SERIES B)
CONTRIBUTION AMOUNT      .   $10,000 (FOR SERIES CP(R))
-----------------------------------------------------------------------------------------------
MINIMUM SUBSEQUENT       FOR ALL SERIES:
CONTRIBUTION AMOUNT      .   $500
(IF PERMITTED)
-----------------------------------------------------------------------------------------------
SOURCE OF CONTRIBUTIONS  FOR ALL SERIES:
                         .   An employer can annually contribute an amount for an employee up to the lesser of 25% of eligible compensation or $40,000 ($56,000 after cost of living adjustment for 2019).
                         .   Eligible rollover distributions from 403(b) plans, qualified plans and governmental employer 457(b) plans.
                         .   Rollovers from another traditional individual retirement
                             arrangement.
                         .   Direct custodian-to-custodian transfers from another traditional individual retirement arrangement.
                         .   Regular traditional IRA contributions are not permitted unless and until the SEP-IRA designation is removed on our records and the contract is designated as a traditional IRA only.
-----------------------------------------------------------------------------------------------
ADDITIONAL LIMITATIONS   FOR SERIES B:
ON CONTRIBUTIONS TO THE  .   If you elect the GMIB or GMIB with the "Greater of" death
CONTRACT/(1)/                benefit, you can only begin funding these benefits at age 50. For joint owners, both owners must be at least age 50 in order to begin funding these benefits.
                         .   If you elect the GMIB with the "Greater of" GMDB, you may make subsequent contributions to your Protected Benefit account through age 70, or if later, until the first contract date anniversary. If you do not elect the "Greater of" GMDB, you may make subsequent contributions to your Protected Benefit account through age 80, or if later, until the first contract date anniversary. However, regardless of the benefits elected, once you make a withdrawal from your Protected Benefit account, subsequent contributions to your Protected Benefit account will no longer be permitted.
                         .   You may make subsequent contributions to your Investment account through age 85, or if later, until the first contract date anniversary.
                         FOR SERIES CP(R):
                         .   You may make subsequent contributions to your Investment account and your Protected Benefit account through age 70, or, if later, until the first contract date anniversary. However, once you make a withdrawal from your Protected Benefit account, subsequent contributions to your Protected Benefit account will no longer be permitted.
                         FOR ALL SERIES:
                         .   Any contributions made after age 701/2 must be net of required minimum distributions.
                         .   If you elect the RMD Wealth Guard death benefit, you may make subsequent contributions to your Protected Benefit account through age 64, or if later, until your first contract date anniversary (if you were age 20-64 on your contract date); or
                             through age 68, or if later, until 90 days after your contract date (if you were age 65-68 on your contract date). If you do not elect the RMD Wealth Guard death benefit, you may make subsequent contributions through age 80, or if later, until the first contract date anniversary. However, regardless of the benefits you elected, once you make a withdrawal from your Protected
                             Benefit account, subsequent contributions to your Protected
                             Benefit account will no longer be permitted.
-----------------------------------------------------------------------------------------------
(1)In addition to the limitations described here, we also reserve the right to refuse to accept any contribution under the contract at any time or change our contribution limits and requirements. We further reserve the right to discontinue the acceptance of, or place additional limitations on, contributions to the contract or contributions and/or transfers into your
   Protected Benefit account at any time.

                                    VIII-4

         APPENDIX VIII: RULES REGARDING CONTRIBUTIONS TO YOUR CONTRACT

----------------------------------------------------------------------------------------------------------
                         INHERITED IRA BENEFICIARY CONTINUATION CONTRACT (TRADITIONAL IRA OR
                         ROTH IRA)
 CONTRACT TYPE                       (AVAILABLE FOR SERIES B ONLY)
----------------------------------------------------------------------------------------------------------
ISSUE AGES               .   0-70
                         .   Not available for Series CP(R)
----------------------------------------------------------------------------------------------------------
MINIMUM INITIAL          .   $5,000 (FOR SERIES B)
CONTRIBUTION AMOUNT
----------------------------------------------------------------------------------------------------------
MINIMUM SUBSEQUENT       .   $1,000
CONTRIBUTION AMOUNT
(IF PERMITTED)
----------------------------------------------------------------------------------------------------------
SOURCE OF CONTRIBUTIONS  .   Direct custodian-to- custodian transfers of your interest as a death beneficiary of the deceased owner's traditional individual retirement arrangement or Roth IRA to an IRA of the same type.
                         .   Non-spousal beneficiary direct rollover contributions may be made to an Inherited IRA contract under specified circumstances from these "Applicable Plans": qualified plans, 403(b) plans and governmental employer 457(b) plans.
----------------------------------------------------------------------------------------------------------
ADDITIONAL LIMITATIONS   .   Any subsequent contributions must be from the same type of IRA of
ON CONTRIBUTIONS TO THE      the same deceased owner.
CONTRACT/(1)/            .   You may make subsequent contributions to the Protected Benefit account until age 80. However, once you make a withdrawal from the Protected Benefit account, subsequent contributions to the
                             Protected Benefit account will no longer be permitted.
                         .   You may make subsequent contributions to the Investment account through age 85.
                         .   No additional contributions are permitted to Inherited IRA contracts issued as a Non-spousal beneficiary direct rollover from an Applicable Plan.
----------------------------------------------------------------------------------------------------------
(1)In addition to the limitations described here, we also reserve the right to refuse to accept any contribution under the contract at any time or change our contribution limits and requirements. We further reserve the right to discontinue the acceptance of, or place additional limitations on, contributions to the contract or contributions and/or transfers into your
   Protected Benefit account at any time.

                                    VIII-5

         APPENDIX VIII: RULES REGARDING CONTRIBUTIONS TO YOUR CONTRACT

-----------------------------------------------------------------------------------------------
 CONTRACT TYPE           QP
-----------------------------------------------------------------------------------------------
ISSUE AGES               .   20-75 (FOR SERIES B)
                         .   20-70 (FOR SERIES CP(R))
-----------------------------------------------------------------------------------------------
MINIMUM INITIAL          .   $5,000 (FOR SERIES B)
CONTRIBUTION AMOUNT      .   $10,000 (FOR SERIES CP(R))
-----------------------------------------------------------------------------------------------
MINIMUM SUBSEQUENT       FOR ALL SERIES:
CONTRIBUTION AMOUNT (IF  .   $500
SUBSEQUENT
CONTRIBUTIONS ARE
PERMITTED)
-----------------------------------------------------------------------------------------------
SOURCE OF CONTRIBUTIONS  FOR ALL SERIES:
                         .   Only transfer contributions from other investments within an existing qualified plan trust.
                         .   The plan must be qualified under Section 401(a) of the Internal
                             Revenue Code.
                         .   For 401(k) plans, transferred contributions may not include any after-tax contributions, including designated Roth contributions.
-----------------------------------------------------------------------------------------------
ADDITIONAL LIMITATIONS   FOR SERIES B:
ON CONTRIBUTIONS TO THE  .   If you elect the GMIB or GMIB with the "Greater of" death
CONTRACT/(1)/                benefit, you can only begin funding these benefits at age 50. For joint owners, both owners must be at least age 50 in order to begin funding these benefits.
                         .   If you elect the GMIB with the "Greater of" GMDB, you may make subsequent contributions to your Protected Benefit account through age 70, or if later, until the first contract date anniversary. If you do not elect the "Greater of" GMDB, you may make subsequent contributions to your Protected Benefit account through age 75, or if later, until the first contract date anniversary. However, regardless of the benefits elected, once you make a withdrawal from your Protected Benefit account, subsequent contributions to your Protected Benefit account will no longer be permitted.
                         .   You may make subsequent contributions to your Investment account through age 75 or, if later, until the first contract date anniversary.
                         FOR SERIES CP(R):
                         .   You may make subsequent contributions to your Investment account and your Protected Benefit account through age 70 or, if later, until the first contract date anniversary. However, once you make a withdrawal from your Protected Benefit account, subsequent contributions to your Protected Benefit account will no longer be permitted.
                         FOR ALL SERIES:
                         .   A separate QP contract must be established for each plan
                             participant, even defined benefit plan participants.
                         .   We do not accept contributions directly from the employer.
                         .   Only one subsequent contribution can be made during a contract year.
                         .   Contributions made after the annuitant's age 70 1/2 must be net of any required minimum distributions.
                         .   For QPDC contracts only: If you elect the RMD Wealth Guard death benefit, you may make subsequent contributions to your Protected
                             Benefit account through age 64, or if later, until your first contract date anniversary (if you were age 20-64 on your contract date); or through age 68, or if later, until 90 days after your contract date (if you were age 65-68 on your contract date). If you do not elect the RMD Wealth Guard death benefit, you may make subsequent contributions through age 80, or if later, until the first contract date anniversary. However, regardless of the benefits you elected, once you make a withdrawal from your
                             Protected Benefit account, subsequent contributions to your
                             Protected Benefit account will no longer be permitted.
See Appendix II earlier in this Prospectus for a discussion on purchase considerations for QP contracts.
-----------------------------------------------------------------------------------------------
(1)In addition to the limitations described here, we also reserve the right to refuse to accept any contribution under the contract at any time or change our contribution limits and requirements. We further reserve the right to discontinue the acceptance of, or place additional limitations on, contributions to the contract or contributions and/or transfers into your
   Protected Benefit account at any time.

                                    VIII-6

         APPENDIX VIII: RULES REGARDING CONTRIBUTIONS TO YOUR CONTRACT

Appendix IX: Historical Initial Deferral Roll-up rates and Annual Roll-up rates

--------------------------------------------------------------------------------

Below are the historical initial Deferral Roll-up rates and Annual Roll-up rates applicable to the Guaranteed minimum income benefit and "Greater of"
death benefit for the first seven years of a contract as described in this
Prospectus. You may contact us at 1-800-789-7771 for the Deferral Roll-up rate and Annual Roll-up rate applicable to your contract. A complete description of the Guaranteed minimum income benefit and "Greater of" death benefit can be found in the "Contract features and benefits" section.

--------------------------------------------------------------------------------------------
  CONTRACT APPLICATION DATE    INITIAL DEFERRAL ROLL-UP RATE   INITIAL ANNUAL ROLL-UP RATE
--------------------------------------------------------------------------------------------
  On or after June 17, 2019%                              %
--------------------------------------------------------------------------------------------

                                     IX-1

APPENDIX IX: HISTORICAL INITIAL DEFERRAL ROLL-UP RATES AND ANNUAL ROLL-UP RATES

Appendix X: GMIB annuity purchase factors

--------------------------------------------------------------------------------

Lifetime GMIB payments are calculated using the GMIB annuity purchase factors listed in the table below.

-------------------------------------------------------------------------
GMIB EXERCISE SINGLE LIFE JOINT LIFE GMIB EXERCISE SINGLE LIFE JOINT LIFE
     AGE          (%)        (%)*         AGE          (%)        (%)*
-------------------------------------------------------------------------
     60**        2.790      2.232         78          4.090      3.272
-------------------------------------------------------------------------
     61          2.840      2.272         79          4.200      3.360
-------------------------------------------------------------------------
     62          2.890      2.312         80          4.315      3.452
-------------------------------------------------------------------------
     63          2.940      2.352         81          4.440      3.552
-------------------------------------------------------------------------
     64          3.000      2.400         82          4.570      3.656
-------------------------------------------------------------------------
     65          3.050      2.440         83          4.705      3.764
-------------------------------------------------------------------------
     66          3.110      2.488         84          4.845      3.876
-------------------------------------------------------------------------
     67          3.175      2.540         85          5.000      4.000
-------------------------------------------------------------------------
     68          3.235      2.588         86          5.155      4.124
-------------------------------------------------------------------------
     69          3.305      2.644         87          5.320      4.256
-------------------------------------------------------------------------
     70          3.375      2.700         88          5.490      4.392
-------------------------------------------------------------------------
     71          3.450      2.760         89          5.675      4.540
-------------------------------------------------------------------------
     72          3.530      2.824         90          5.860      4.688
-------------------------------------------------------------------------
     73          3.610      2.888         91          6.055      4.844
-------------------------------------------------------------------------
     74          3.700      2.960         92          6.260      5.008
-------------------------------------------------------------------------
     75          3.790      3.032         93          6.475      5.180
-------------------------------------------------------------------------
     76          3.885      3.108         94          6.695      5.356
-------------------------------------------------------------------------
     77          3.985      3.188         95          6.925      5.540
-------------------------------------------------------------------------
*  Based on age of younger joint owner
** Exercise of the GMIB is not permitted prior to age 60, except under the circumstances described in "Exercise of the GMIB in the event of a GMIB fee increase" in the "Charges and expenses" section.

                                      X-1

                   APPENDIX X: GMIB ANNUITY PURCHASE FACTORS

Appendix XI: Condensed financial information

--------------------------------------------------------------------------------

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 70 with the same daily asset charges of
1.30%.

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018.

-------------------------------------------------------------------------
                                         FOR THE YEAR ENDING DECEMBER 31,
                                         --------------------------------
                                          2018             2017
-------------------------------------------------------------------------
1290 VT DOUBLELINE DYNAMIC ALLOCATION
-------------------------------------------------------------------------
   Unit value                            $11.24           $11.88
-------------------------------------------------------------------------
   Number of units outstanding (000's)    1,096            1,157
-------------------------------------------------------------------------
1290 VT DOUBLELINE OPPORTUNISTIC BOND
-------------------------------------------------------------------------
   Unit value                            $10.12           $10.35
-------------------------------------------------------------------------
   Number of units outstanding (000's)      451              382
-------------------------------------------------------------------------
1290 VT EQUITY INCOME
-------------------------------------------------------------------------
   Unit value                            $20.01           $22.96
-------------------------------------------------------------------------
   Number of units outstanding (000's)      679              718
-------------------------------------------------------------------------
1290 VT GAMCO MERGERS & ACQUISITIONS
-------------------------------------------------------------------------
   Unit value                            $13.39           $14.27
-------------------------------------------------------------------------
   Number of units outstanding (000's)      497              506
-------------------------------------------------------------------------
1290 VT GAMCO SMALL COMPANY VALUE
-------------------------------------------------------------------------
   Unit value                            $23.31           $27.98
-------------------------------------------------------------------------
   Number of units outstanding (000's)    6,189            6,351
-------------------------------------------------------------------------
1290 VT HIGH YIELD BOND
-------------------------------------------------------------------------
   Unit value                            $11.33           $11.74
-------------------------------------------------------------------------
   Number of units outstanding (000's)      585              535
-------------------------------------------------------------------------
1290 VT LOW VOLATILITY GLOBAL EQUITY
-------------------------------------------------------------------------
   Unit value                            $ 9.76               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)        4               --
-------------------------------------------------------------------------
1290 VT MICRO CAP
-------------------------------------------------------------------------
   Unit value                            $ 8.75               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)        3               --
-------------------------------------------------------------------------
1290 VT NATURAL RESOURCES
-------------------------------------------------------------------------
   Unit value                            $ 7.81           $ 9.21
-------------------------------------------------------------------------
   Number of units outstanding (000's)      332              306
-------------------------------------------------------------------------
1290 VT REAL ESTATE
-------------------------------------------------------------------------
   Unit value                            $11.31           $12.12
-------------------------------------------------------------------------
   Number of units outstanding (000's)      586              597
-------------------------------------------------------------------------
1290 VT SMALL CAP VALUE
-------------------------------------------------------------------------
   Unit value                            $ 8.13               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)        3               --
-------------------------------------------------------------------------

                                     XI-1

                 APPENDIX XI: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

---------------------------------------------------------------------------------------------------------
                                                                         FOR THE YEAR ENDING DECEMBER 31,
                                                                         --------------------------------
                                                                           2018             2017
---------------------------------------------------------------------------------------------------------
1290 VT SMARTBETA EQUITY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $   9.52               --
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                          1               --
---------------------------------------------------------------------------------------------------------
ALL ASSET GROWTH-ALT 20
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  14.89         $  16.32
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                      1,392            1,433
---------------------------------------------------------------------------------------------------------
AMERICAN FUNDS INSURANCE SERIES(R) BOND FUND/SM/
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  10.05         $  10.28
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                      2,338            2,537
---------------------------------------------------------------------------------------------------------
AMERICAN FUNDS INSURANCE SERIES(R) GLOBAL SMALL CAPITALIZATION FUND/SM/
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  12.72         $  14.45
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                        751              670
---------------------------------------------------------------------------------------------------------
AMERICAN FUNDS INSURANCE SERIES(R) NEW WORLD FUND(R)
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  10.47         $  12.37
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                      2,487            2,282
---------------------------------------------------------------------------------------------------------
AXA AGGRESSIVE STRATEGY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  14.74         $  16.07
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                    182,618          166,037
---------------------------------------------------------------------------------------------------------
AXA BALANCED STRATEGY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  13.75         $  14.54
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                    129,078          131,075
---------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE GROWTH STRATEGY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  12.92         $  13.53
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                     65,805           68,930
---------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE STRATEGY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  11.33         $  11.64
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                     36,191           40,547
---------------------------------------------------------------------------------------------------------
AXA GROWTH STRATEGY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  15.57         $  16.79
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                    172,934          164,626
---------------------------------------------------------------------------------------------------------
AXA INTERNATIONAL CORE MANAGED VOLATILITY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  10.78         $  12.83
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                        328              322
---------------------------------------------------------------------------------------------------------
AXA LARGE CAP VALUE MANAGED VOLATILITY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  19.13         $  21.52
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                        365              363
---------------------------------------------------------------------------------------------------------
AXA MID CAP VALUE MANAGED VOLATILITY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  20.13         $  23.52
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                        181              167
---------------------------------------------------------------------------------------------------------

                                     XI-2

                 APPENDIX XI: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

-------------------------------------------------------------------------
                                         FOR THE YEAR ENDING DECEMBER 31,
                                         --------------------------------
                                           2018             2017
-------------------------------------------------------------------------
AXA MODERATE ALLOCATION
-------------------------------------------------------------------------
   Unit value                            $  13.55         $  14.42
-------------------------------------------------------------------------
   Number of units outstanding (000's)      5,547            5,349
-------------------------------------------------------------------------
AXA MODERATE GROWTH STRATEGY
-------------------------------------------------------------------------
   Unit value                            $  14.65         $  15.65
-------------------------------------------------------------------------
   Number of units outstanding (000's)    250,952          258,076
-------------------------------------------------------------------------
AXA/AB DYNAMIC AGGRESSIVE GROWTH
-------------------------------------------------------------------------
   Unit value                            $   9.31               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)      8,629               --
-------------------------------------------------------------------------
AXA/AB DYNAMIC GROWTH
-------------------------------------------------------------------------
   Unit value                            $  10.08         $  10.98
-------------------------------------------------------------------------
   Number of units outstanding (000's)     52,067           41,035
-------------------------------------------------------------------------
AXA/AB DYNAMIC MODERATE GROWTH
-------------------------------------------------------------------------
   Unit value                            $  12.48         $  13.43
-------------------------------------------------------------------------
   Number of units outstanding (000's)    131,809          138,077
-------------------------------------------------------------------------
AXA/AB SMALL CAP GROWTH
-------------------------------------------------------------------------
   Unit value                            $  25.92         $  28.51
-------------------------------------------------------------------------
   Number of units outstanding (000's)      1,068              971
-------------------------------------------------------------------------
AXA/CLEARBRIDGE LARGE CAP GROWTH
-------------------------------------------------------------------------
   Unit value                            $   9.39               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)          9               --
-------------------------------------------------------------------------
AXA/GOLDMAN SACHS STRATEGIC ALLOCATION
-------------------------------------------------------------------------
   Unit value                            $  10.25         $  10.94
-------------------------------------------------------------------------
   Number of units outstanding (000's)     43,454           35,573
-------------------------------------------------------------------------
AXA/INVESCO STRATEGIC ALLOCATION
-------------------------------------------------------------------------
   Unit value                            $   9.83         $  10.49
-------------------------------------------------------------------------
   Number of units outstanding (000's)     22,940           19,337
-------------------------------------------------------------------------
AXA/JANUS ENTERPRISE
-------------------------------------------------------------------------
   Unit value                            $  18.92         $  19.52
-------------------------------------------------------------------------
   Number of units outstanding (000's)      1,233            1,211
-------------------------------------------------------------------------
AXA/JPMORGAN STRATEGIC ALLOCATION
-------------------------------------------------------------------------
   Unit value                            $   9.54               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)      7,082               --
-------------------------------------------------------------------------
AXA/LEGG MASON STRATEGIC ALLOCATION
-------------------------------------------------------------------------
   Unit value                            $  10.72         $  11.56
-------------------------------------------------------------------------
   Number of units outstanding (000's)     14,178            9,659
-------------------------------------------------------------------------
AXA/LOOMIS SAYLES GROWTH
-------------------------------------------------------------------------
   Unit value                            $  24.56         $  25.65
-------------------------------------------------------------------------
   Number of units outstanding (000's)      1,561            1,454
-------------------------------------------------------------------------

                                     XI-3

                 APPENDIX XI: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

----------------------------------------------------------------------------------
                                                  FOR THE YEAR ENDING DECEMBER 31,
                                                  --------------------------------
                                                   2018             2017
----------------------------------------------------------------------------------
BLACKROCK GLOBAL ALLOCATION V.I. FUND
----------------------------------------------------------------------------------
   Unit value                                     $13.20           $14.47
----------------------------------------------------------------------------------
   Number of units outstanding (000's)             3,846            3,985
----------------------------------------------------------------------------------
BLACKROCK LARGE CAP FOCUS GROWTH V.I. FUND
----------------------------------------------------------------------------------
   Unit value                                     $27.51           $27.12
----------------------------------------------------------------------------------
   Number of units outstanding (000's)             1,313            1,171
----------------------------------------------------------------------------------
CHARTER/SM/ MODERATE
----------------------------------------------------------------------------------
   Unit value                                     $10.22           $10.88
----------------------------------------------------------------------------------
   Number of units outstanding (000's)               241              225
----------------------------------------------------------------------------------
CHARTER/SM/ MODERATE GROWTH
----------------------------------------------------------------------------------
   Unit value                                     $10.25           $11.07
----------------------------------------------------------------------------------
   Number of units outstanding (000's)               244              158
----------------------------------------------------------------------------------
CHARTER/SM/ SMALL CAP VALUE
----------------------------------------------------------------------------------
   Unit value                                     $17.06           $19.86
----------------------------------------------------------------------------------
   Number of units outstanding (000's)               303              302
----------------------------------------------------------------------------------
CLEARBRIDGE VARIABLE AGGRESSIVE GROWTH PORTFOLIO
----------------------------------------------------------------------------------
   Unit value                                     $10.59           $11.73
----------------------------------------------------------------------------------
   Number of units outstanding (000's)             2,613            2,706
----------------------------------------------------------------------------------
CLEARBRIDGE VARIABLE APPRECIATION PORTFOLIO
----------------------------------------------------------------------------------
   Unit value                                     $12.18           $12.59
----------------------------------------------------------------------------------
   Number of units outstanding (000's)             1,048              933
----------------------------------------------------------------------------------
CLEARBRIDGE VARIABLE DIVIDEND STRATEGY PORTFOLIO
----------------------------------------------------------------------------------
   Unit value                                     $12.46           $13.29
----------------------------------------------------------------------------------
   Number of units outstanding (000's)             1,199            1,163
----------------------------------------------------------------------------------
CLEARBRIDGE VARIABLE MID CAP PORTFOLIO
----------------------------------------------------------------------------------
   Unit value                                     $10.15           $11.80
----------------------------------------------------------------------------------
   Number of units outstanding (000's)               354              325
----------------------------------------------------------------------------------
EATON VANCE VT FLOATING-RATE INCOME FUND
----------------------------------------------------------------------------------
   Unit value                                     $10.52           $10.67
----------------------------------------------------------------------------------
   Number of units outstanding (000's)               992              534
----------------------------------------------------------------------------------
EQ/AMERICAN CENTURY MID CAP VALUE
----------------------------------------------------------------------------------
   Unit value                                     $22.65               --
----------------------------------------------------------------------------------
   Number of units outstanding (000's)             3,041               --
----------------------------------------------------------------------------------
EQ/BLACKROCK BASIC VALUE EQUITY
----------------------------------------------------------------------------------
   Unit value                                     $19.04           $20.97
----------------------------------------------------------------------------------
   Number of units outstanding (000's)             3,980            4,343
----------------------------------------------------------------------------------
EQ/CLEARBRIDGE SELECT EQUITY MANAGED VOLATILITY
----------------------------------------------------------------------------------
   Unit value                                     $ 9.10               --
----------------------------------------------------------------------------------
   Number of units outstanding (000's)                 1               --
----------------------------------------------------------------------------------

                                     XI-4

                 APPENDIX XI: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

----------------------------------------------------------------------------
                                            FOR THE YEAR ENDING DECEMBER 31,
                                            --------------------------------
                                             2018             2017
----------------------------------------------------------------------------
EQ/COMMON STOCK INDEX
----------------------------------------------------------------------------
   Unit value                               $ 23.35          $ 25.12
----------------------------------------------------------------------------
   Number of units outstanding (000's)        1,351            1,213
----------------------------------------------------------------------------
EQ/CORE BOND INDEX
----------------------------------------------------------------------------
   Unit value                               $ 10.52          $ 10.63
----------------------------------------------------------------------------
   Number of units outstanding (000's)       11,732           13,658
----------------------------------------------------------------------------
EQ/EMERGING MARKETS EQUITY PLUS
----------------------------------------------------------------------------
   Unit value                               $  8.64          $ 10.33
----------------------------------------------------------------------------
   Number of units outstanding (000's)          394              358
----------------------------------------------------------------------------
EQ/EQUITY 500 INDEX
----------------------------------------------------------------------------
   Unit value                               $ 23.51          $ 25.06
----------------------------------------------------------------------------
   Number of units outstanding (000's)        6,217            5,842
----------------------------------------------------------------------------
EQ/FIDELITY INSTITUTIONAL AM/SM/ LARGE CAP
----------------------------------------------------------------------------
   Unit value                               $ 21.40               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)        4,202               --
----------------------------------------------------------------------------
EQ/FRANKLIN RISING DIVIDENDS
----------------------------------------------------------------------------
   Unit value                               $ 15.60               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)        2,582               --
----------------------------------------------------------------------------
EQ/FRANKLIN STRATEGIC INCOME
----------------------------------------------------------------------------
   Unit value                               $ 12.95               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)        3,004               --
----------------------------------------------------------------------------
EQ/GOLDMAN SACHS MID CAP VALUE
----------------------------------------------------------------------------
   Unit value                               $ 19.54               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)          848               --
----------------------------------------------------------------------------
EQ/INTERMEDIATE GOVERNMENT BOND
----------------------------------------------------------------------------
   Unit value                               $  9.93          $  9.98
----------------------------------------------------------------------------
   Number of units outstanding (000's)        5,317            5,978
----------------------------------------------------------------------------
EQ/INTERNATIONAL EQUITY INDEX
----------------------------------------------------------------------------
   Unit value                               $ 11.34          $ 13.55
----------------------------------------------------------------------------
   Number of units outstanding (000's)        1,472            1,389
----------------------------------------------------------------------------
EQ/INVESCO COMSTOCK
----------------------------------------------------------------------------
   Unit value                               $ 20.43          $ 23.63
----------------------------------------------------------------------------
   Number of units outstanding (000's)        1,277              968
----------------------------------------------------------------------------
EQ/INVESCO GLOBAL REAL ESTATE
----------------------------------------------------------------------------
   Unit value                               $ 15.73               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)        2,355               --
----------------------------------------------------------------------------
EQ/INVESCO INTERNATIONAL GROWTH
----------------------------------------------------------------------------
   Unit value                               $ 13.21               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)        1,869               --
----------------------------------------------------------------------------

                                     XI-5

                 APPENDIX XI: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

-------------------------------------------------------------------------
                                         FOR THE YEAR ENDING DECEMBER 31,
                                         --------------------------------
                                          2018             2017
-------------------------------------------------------------------------
EQ/IVY ENERGY
-------------------------------------------------------------------------
   Unit value                            $ 7.10               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)    1,717               --
-------------------------------------------------------------------------
EQ/IVY MID CAP GROWTH
-------------------------------------------------------------------------
   Unit value                            $24.46               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)    1,690               --
-------------------------------------------------------------------------
EQ/IVY SCIENCE AND TECHNOLOGY
-------------------------------------------------------------------------
   Unit value                            $25.52               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)    1,741               --
-------------------------------------------------------------------------
EQ/JPMORGAN VALUE OPPORTUNITIES
-------------------------------------------------------------------------
   Unit value                            $ 8.84               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)        9               --
-------------------------------------------------------------------------
EQ/LARGE CAP GROWTH INDEX
-------------------------------------------------------------------------
   Unit value                            $26.47           $27.44
-------------------------------------------------------------------------
   Number of units outstanding (000's)    1,340            1,295
-------------------------------------------------------------------------
EQ/LARGE CAP VALUE INDEX
-------------------------------------------------------------------------
   Unit value                            $20.70           $23.02
-------------------------------------------------------------------------
   Number of units outstanding (000's)      891              906
-------------------------------------------------------------------------
EQ/LAZARD EMERGING MARKETS EQUITY
-------------------------------------------------------------------------
   Unit value                            $10.58               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)    4,318               --
-------------------------------------------------------------------------
EQ/MFS INTERNATIONAL GROWTH
-------------------------------------------------------------------------
   Unit value                            $14.75           $16.50
-------------------------------------------------------------------------
   Number of units outstanding (000's)    1,596            1,255
-------------------------------------------------------------------------
EQ/MFS INTERNATIONAL VALUE
-------------------------------------------------------------------------
   Unit value                            $18.11               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)    6,074               --
-------------------------------------------------------------------------
EQ/MFS TECHNOLOGY
-------------------------------------------------------------------------
   Unit value                            $31.80               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)      661               --
-------------------------------------------------------------------------
EQ/MFS UTILITIES SERIES
-------------------------------------------------------------------------
   Unit value                            $18.95               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)    1,552               --
-------------------------------------------------------------------------
EQ/MID CAP INDEX
-------------------------------------------------------------------------
   Unit value                            $23.15           $26.56
-------------------------------------------------------------------------
   Number of units outstanding (000's)    1,637            1,585
-------------------------------------------------------------------------
EQ/MONEY MARKET
-------------------------------------------------------------------------
   Unit value                            $ 9.03           $ 9.04
-------------------------------------------------------------------------
   Number of units outstanding (000's)    4,132            4,616
-------------------------------------------------------------------------

                                     XI-6

                 APPENDIX XI: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

----------------------------------------------------------------------------------------------
                                                              FOR THE YEAR ENDING DECEMBER 31,
                                                              --------------------------------
                                                               2018             2017
----------------------------------------------------------------------------------------------
EQ/OPPENHEIMER GLOBAL
----------------------------------------------------------------------------------------------
   Unit value                                                 $17.96           $21.03
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         1,951            1,739
----------------------------------------------------------------------------------------------
EQ/PIMCO GLOBAL REAL RETURN
----------------------------------------------------------------------------------------------
   Unit value                                                 $10.33           $10.61
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           985              897
----------------------------------------------------------------------------------------------
EQ/PIMCO REAL RETURN
----------------------------------------------------------------------------------------------
   Unit value                                                 $11.23               --
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         2,748               --
----------------------------------------------------------------------------------------------
EQ/PIMCO TOTAL RETURN
----------------------------------------------------------------------------------------------
   Unit value                                                 $11.90               --
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         7,146               --
----------------------------------------------------------------------------------------------
EQ/PIMCO ULTRA SHORT BOND
----------------------------------------------------------------------------------------------
   Unit value                                                 $ 9.53           $ 9.56
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         1,963            1,700
----------------------------------------------------------------------------------------------
EQ/SMALL COMPANY INDEX
----------------------------------------------------------------------------------------------
   Unit value                                                 $22.49           $25.70
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         1,156            1,092
----------------------------------------------------------------------------------------------
EQ/T. ROWE PRICE GROWTH STOCK
----------------------------------------------------------------------------------------------
   Unit value                                                 $27.56           $28.39
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         3,847            3,557
----------------------------------------------------------------------------------------------
EQ/T. ROWE PRICE HEALTH SCIENCES
----------------------------------------------------------------------------------------------
   Unit value                                                 $39.66               --
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         2,095               --
----------------------------------------------------------------------------------------------
FIDELITY(R) VIP MID CAP PORTFOLIO
----------------------------------------------------------------------------------------------
   Unit value                                                 $19.35           $23.00
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         2,169            2,212
----------------------------------------------------------------------------------------------
FIDELITY(R) VIP STRATEGIC INCOME PORTFOLIO
----------------------------------------------------------------------------------------------
   Unit value                                                 $12.94           $13.50
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         4,365            4,155
----------------------------------------------------------------------------------------------
FIRST TRUST MULTI INCOME ALLOCATION PORTFOLIO
----------------------------------------------------------------------------------------------
   Unit value                                                 $10.33           $10.95
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           164              112
----------------------------------------------------------------------------------------------
FIRST TRUST/DOW JONES DIVIDEND & INCOME ALLOCATION PORTFOLIO
----------------------------------------------------------------------------------------------
   Unit value                                                 $14.32           $15.26
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         1,609            1,496
----------------------------------------------------------------------------------------------
FRANKLIN FOUNDING FUNDS ALLOCATION VIP FUND
----------------------------------------------------------------------------------------------
   Unit value                                                 $14.85           $16.65
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           664              673
----------------------------------------------------------------------------------------------

                                     XI-7

                 APPENDIX XI: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

---------------------------------------------------------------------------------------
                                                       FOR THE YEAR ENDING DECEMBER 31,
                                                       --------------------------------
                                                        2018             2017
---------------------------------------------------------------------------------------
FRANKLIN INCOME VIP FUND
---------------------------------------------------------------------------------------
   Unit value                                          $14.97           $15.85
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                  2,287            2,360
---------------------------------------------------------------------------------------
HARTFORD GROWTH OPPORTUNITIES HLS FUND
---------------------------------------------------------------------------------------
   Unit value                                          $14.64           $14.83
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                  1,194            1,151
---------------------------------------------------------------------------------------
INVESCO V.I. DIVERSIFIED DIVIDEND FUND
---------------------------------------------------------------------------------------
   Unit value                                          $19.43           $21.36
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                  2,337            2,569
---------------------------------------------------------------------------------------
INVESCO V.I. EQUITY AND INCOME FUND
---------------------------------------------------------------------------------------
   Unit value                                          $10.57           $11.86
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                  1,322            1,164
---------------------------------------------------------------------------------------
INVESCO V.I. HIGH YIELD FUND
---------------------------------------------------------------------------------------
   Unit value                                          $12.29           $12.92
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                  1,535            1,503
---------------------------------------------------------------------------------------
INVESCO V.I. MID CAP CORE EQUITY FUND
---------------------------------------------------------------------------------------
   Unit value                                          $15.97           $18.30
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                    566              584
---------------------------------------------------------------------------------------
INVESCO V.I. SMALL CAP EQUITY FUND
---------------------------------------------------------------------------------------
   Unit value                                          $19.45           $23.26
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                    530              512
---------------------------------------------------------------------------------------
IVY VIP HIGH INCOME
---------------------------------------------------------------------------------------
   Unit value                                          $16.77           $17.36
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                  4,951            4,983
---------------------------------------------------------------------------------------
LORD ABBETT SERIES FUND -- BOND DEBENTURE PORTFOLIO
---------------------------------------------------------------------------------------
   Unit value                                          $13.49           $14.24
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                  3,997            3,695
---------------------------------------------------------------------------------------
MFS(R) INVESTORS TRUST SERIES
---------------------------------------------------------------------------------------
   Unit value                                          $21.59           $23.20
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                    283              303
---------------------------------------------------------------------------------------
MFS(R) MASSACHUSETTS INVESTORS GROWTH STOCK PORTFOLIO
---------------------------------------------------------------------------------------
   Unit value                                          $23.92           $24.10
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                    390              420
---------------------------------------------------------------------------------------
MULTIMANAGER AGGRESSIVE EQUITY
---------------------------------------------------------------------------------------
   Unit value                                          $24.14           $24.52
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                    398              376
---------------------------------------------------------------------------------------
MULTIMANAGER MID CAP GROWTH
---------------------------------------------------------------------------------------
   Unit value                                          $25.59           $27.52
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                    469              445
---------------------------------------------------------------------------------------

                                     XI-8

                 APPENDIX XI: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

------------------------------------------------------------------------------------------------
                                                                FOR THE YEAR ENDING DECEMBER 31,
                                                                --------------------------------
                                                                 2018             2017
------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP VALUE
------------------------------------------------------------------------------------------------
   Unit value                                                   $22.57           $26.22
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                             249              257
------------------------------------------------------------------------------------------------
MULTIMANAGER TECHNOLOGY
------------------------------------------------------------------------------------------------
   Unit value                                                   $15.33           $15.18
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                             949              611
------------------------------------------------------------------------------------------------
NEUBERGER BERMAN INTERNATIONAL EQUITY PORTFOLIO
------------------------------------------------------------------------------------------------
   Unit value                                                   $ 9.30           $11.35
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                             183              165
------------------------------------------------------------------------------------------------
NEUBERGER BERMAN U.S. EQUITY INDEX PUTWRITE STRATEGY PORTFOLIO
------------------------------------------------------------------------------------------------
   Unit value                                                   $ 8.76           $ 9.52
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                             105               87
------------------------------------------------------------------------------------------------
PIMCO COMMODITYREALRETURN(R) STRATEGY PORTFOLIO
------------------------------------------------------------------------------------------------
   Unit value                                                   $ 5.88           $ 6.94
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           1,290            1,309
------------------------------------------------------------------------------------------------
PROFUND VP BIOTECHNOLOGY
------------------------------------------------------------------------------------------------
   Unit value                                                   $30.81           $33.47
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                             938              994
------------------------------------------------------------------------------------------------
PUTNAM VT DIVERSIFIED INCOME FUND
------------------------------------------------------------------------------------------------
   Unit value                                                   $ 9.96           $10.19
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                             771              326
------------------------------------------------------------------------------------------------
QS LEGG MASON DYNAMIC MULTI-STRATEGY VIT PORTFOLIO
------------------------------------------------------------------------------------------------
   Unit value                                                   $ 9.47           $10.35
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                             213              222
------------------------------------------------------------------------------------------------
TEMPLETON DEVELOPING MARKETS VIP FUND
------------------------------------------------------------------------------------------------
   Unit value                                                   $10.38           $12.50
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                             774              768
------------------------------------------------------------------------------------------------
TEMPLETON GLOBAL BOND VIP FUND
------------------------------------------------------------------------------------------------
   Unit value                                                   $12.36           $12.28
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           5,563            5,899
------------------------------------------------------------------------------------------------

                                     XI-9

                 APPENDIX XI: CONDENSED FINANCIAL INFORMATION

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 70 with the same daily asset charges of
1.65%.

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018.

-------------------------------------------------------------------------
                                         FOR THE YEAR ENDING DECEMBER 31,
                                         --------------------------------
                                          2018             2017
-------------------------------------------------------------------------
1290 VT DOUBLELINE DYNAMIC ALLOCATION
-------------------------------------------------------------------------
   Unit value                            $11.01           $11.67
-------------------------------------------------------------------------
   Number of units outstanding (000's)      146              143
-------------------------------------------------------------------------
1290 VT DOUBLELINE OPPORTUNISTIC BOND
-------------------------------------------------------------------------
   Unit value                            $ 9.99           $10.26
-------------------------------------------------------------------------
   Number of units outstanding (000's)       38               31
-------------------------------------------------------------------------
1290 VT EQUITY INCOME
-------------------------------------------------------------------------
   Unit value                            $19.37           $22.31
-------------------------------------------------------------------------
   Number of units outstanding (000's)      120              155
-------------------------------------------------------------------------
1290 VT GAMCO MERGERS & ACQUISITIONS
-------------------------------------------------------------------------
   Unit value                            $12.96           $13.86
-------------------------------------------------------------------------
   Number of units outstanding (000's)      137              153
-------------------------------------------------------------------------
1290 VT GAMCO SMALL COMPANY VALUE
-------------------------------------------------------------------------
   Unit value                            $22.56           $27.18
-------------------------------------------------------------------------
   Number of units outstanding (000's)    1,130            1,231
-------------------------------------------------------------------------
1290 VT HIGH YIELD BOND
-------------------------------------------------------------------------
   Unit value                            $11.09           $11.54
-------------------------------------------------------------------------
   Number of units outstanding (000's)       99               96
-------------------------------------------------------------------------
1290 VT LOW VOLATILITY GLOBAL EQUITY
-------------------------------------------------------------------------
   Unit value                            $ 9.75               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)       --               --
-------------------------------------------------------------------------
1290 VT MICRO CAP
-------------------------------------------------------------------------
   Unit value                            $ 8.74               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)       --               --
-------------------------------------------------------------------------
1290 VT NATURAL RESOURCES
-------------------------------------------------------------------------
   Unit value                            $ 7.65           $ 9.05
-------------------------------------------------------------------------
   Number of units outstanding (000's)       86               70
-------------------------------------------------------------------------
1290 VT REAL ESTATE
-------------------------------------------------------------------------
   Unit value                            $11.07           $11.91
-------------------------------------------------------------------------
   Number of units outstanding (000's)      145              168
-------------------------------------------------------------------------
1290 VT SMALL CAP VALUE
-------------------------------------------------------------------------
   Unit value                            $ 8.12               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)       --               --
-------------------------------------------------------------------------
1290 VT SMARTBETA EQUITY
-------------------------------------------------------------------------
   Unit value                            $ 9.51               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)       --               --
-------------------------------------------------------------------------
ALL ASSET GROWTH-ALT 20
-------------------------------------------------------------------------
   Unit value                            $14.41           $15.85
-------------------------------------------------------------------------
   Number of units outstanding (000's)      223              236
-------------------------------------------------------------------------

                                     XI-10

                 APPENDIX XI: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

---------------------------------------------------------------------------------------------------------
                                                                         FOR THE YEAR ENDING DECEMBER 31,
                                                                         --------------------------------
                                                                          2018             2017
---------------------------------------------------------------------------------------------------------
AMERICAN FUNDS INSURANCE SERIES(R) BOND FUND/SM/
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  9.85          $ 10.10
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                       482              636
---------------------------------------------------------------------------------------------------------
AMERICAN FUNDS INSURANCE SERIES(R) GLOBAL SMALL CAPITALIZATION FUND/SM/
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $ 12.46          $ 14.20
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                       139              130
---------------------------------------------------------------------------------------------------------
AMERICAN FUNDS INSURANCE SERIES(R) NEW WORLD FUND(R)
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $ 10.25          $ 12.16
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                       520              497
---------------------------------------------------------------------------------------------------------
AXA AGGRESSIVE STRATEGY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $ 14.40          $ 15.74
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                    23,204           23,276
---------------------------------------------------------------------------------------------------------
AXA BALANCED STRATEGY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $ 13.31          $ 14.13
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                    21,658           24,000
---------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE GROWTH STRATEGY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $ 12.51          $ 13.14
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                    10,079           11,890
---------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE STRATEGY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $ 10.96          $ 11.31
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                     5,650            6,980
---------------------------------------------------------------------------------------------------------
AXA GROWTH STRATEGY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $ 15.07          $ 16.32
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                    20,605           21,630
---------------------------------------------------------------------------------------------------------
AXA INTERNATIONAL CORE MANAGED VOLATILITY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $ 10.43          $ 12.47
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                        70               72
---------------------------------------------------------------------------------------------------------
AXA LARGE CAP VALUE MANAGED VOLATILITY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $ 18.52          $ 20.90
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                        65               70
---------------------------------------------------------------------------------------------------------
AXA MID CAP VALUE MANAGED VOLATILITY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $ 19.48          $ 22.85
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                        37               39
---------------------------------------------------------------------------------------------------------
AXA MODERATE ALLOCATION
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $ 13.12          $ 14.01
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                       781              822
---------------------------------------------------------------------------------------------------------
AXA MODERATE GROWTH STRATEGY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $ 14.18          $ 15.20
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                    52,480           57,284
---------------------------------------------------------------------------------------------------------

                                     XI-11

                 APPENDIX XI: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

----------------------------------------------------------------------------
                                            FOR THE YEAR ENDING DECEMBER 31,
                                            --------------------------------
                                             2018             2017
----------------------------------------------------------------------------
AXA/AB DYNAMIC AGGRESSIVE GROWTH
----------------------------------------------------------------------------
   Unit value                               $ 9.27               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)         253               --
----------------------------------------------------------------------------
AXA/AB DYNAMIC GROWTH
----------------------------------------------------------------------------
   Unit value                               $ 9.95           $10.88
----------------------------------------------------------------------------
   Number of units outstanding (000's)       5,024            4,964
----------------------------------------------------------------------------
AXA/AB DYNAMIC MODERATE GROWTH
----------------------------------------------------------------------------
   Unit value                               $11.67           $12.60
----------------------------------------------------------------------------
   Number of units outstanding (000's)         738              794
----------------------------------------------------------------------------
AXA/AB SMALL CAP GROWTH
----------------------------------------------------------------------------
   Unit value                               $25.10           $27.70
----------------------------------------------------------------------------
   Number of units outstanding (000's)         226              227
----------------------------------------------------------------------------
AXA/CLEARBRIDGE LARGE CAP GROWTH
----------------------------------------------------------------------------
   Unit value                               $ 9.39               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)           1               --
----------------------------------------------------------------------------
AXA/GOLDMAN SACHS STRATEGIC ALLOCATION
----------------------------------------------------------------------------
   Unit value                               $10.12           $10.84
----------------------------------------------------------------------------
   Number of units outstanding (000's)       4,583            4,567
----------------------------------------------------------------------------
AXA/INVESCO STRATEGIC ALLOCATION
----------------------------------------------------------------------------
   Unit value                               $ 9.71           $10.39
----------------------------------------------------------------------------
   Number of units outstanding (000's)       2,054            2,055
----------------------------------------------------------------------------
AXA/JANUS ENTERPRISE
----------------------------------------------------------------------------
   Unit value                               $18.32           $18.97
----------------------------------------------------------------------------
   Number of units outstanding (000's)         285              295
----------------------------------------------------------------------------
AXA/JPMORGAN STRATEGIC ALLOCATION
----------------------------------------------------------------------------
   Unit value                               $ 9.51               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)         160               --
----------------------------------------------------------------------------
AXA/LEGG MASON STRATEGIC ALLOCATION
----------------------------------------------------------------------------
   Unit value                               $10.61           $11.48
----------------------------------------------------------------------------
   Number of units outstanding (000's)       1,016              868
----------------------------------------------------------------------------
AXA/LOOMIS SAYLES GROWTH
----------------------------------------------------------------------------
   Unit value                               $23.77           $24.92
----------------------------------------------------------------------------
   Number of units outstanding (000's)         276              259
----------------------------------------------------------------------------
BLACKROCK GLOBAL ALLOCATION V.I. FUND
----------------------------------------------------------------------------
   Unit value                               $12.77           $14.05
----------------------------------------------------------------------------
   Number of units outstanding (000's)         860            1,013
----------------------------------------------------------------------------
BLACKROCK LARGE CAP FOCUS GROWTH V.I. FUND
----------------------------------------------------------------------------
   Unit value                               $26.63           $26.35
----------------------------------------------------------------------------
   Number of units outstanding (000's)         262              239
----------------------------------------------------------------------------

                                     XI-12

                 APPENDIX XI: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

----------------------------------------------------------------------------------
                                                  FOR THE YEAR ENDING DECEMBER 31,
                                                  --------------------------------
                                                   2018             2017
----------------------------------------------------------------------------------
CHARTER/SM/ MODERATE
----------------------------------------------------------------------------------
   Unit value                                     $10.08           $10.77
----------------------------------------------------------------------------------
   Number of units outstanding (000's)                24               24
----------------------------------------------------------------------------------
CHARTER/SM/ MODERATE GROWTH
----------------------------------------------------------------------------------
   Unit value                                     $10.11           $10.96
----------------------------------------------------------------------------------
   Number of units outstanding (000's)                47               49
----------------------------------------------------------------------------------
CHARTER/SM/ SMALL CAP VALUE
----------------------------------------------------------------------------------
   Unit value                                     $16.20           $18.94
----------------------------------------------------------------------------------
   Number of units outstanding (000's)               119              153
----------------------------------------------------------------------------------
CLEARBRIDGE VARIABLE AGGRESSIVE GROWTH PORTFOLIO
----------------------------------------------------------------------------------
   Unit value                                     $10.42           $11.59
----------------------------------------------------------------------------------
   Number of units outstanding (000's)               245              251
----------------------------------------------------------------------------------
CLEARBRIDGE VARIABLE APPRECIATION PORTFOLIO
----------------------------------------------------------------------------------
   Unit value                                     $12.01           $12.46
----------------------------------------------------------------------------------
   Number of units outstanding (000's)                61               53
----------------------------------------------------------------------------------
CLEARBRIDGE VARIABLE DIVIDEND STRATEGY PORTFOLIO
----------------------------------------------------------------------------------
   Unit value                                     $12.26           $13.12
----------------------------------------------------------------------------------
   Number of units outstanding (000's)                71               69
----------------------------------------------------------------------------------
CLEARBRIDGE VARIABLE MID CAP PORTFOLIO
----------------------------------------------------------------------------------
   Unit value                                     $10.01           $11.68
----------------------------------------------------------------------------------
   Number of units outstanding (000's)                43               39
----------------------------------------------------------------------------------
EATON VANCE VT FLOATING-RATE INCOME FUND
----------------------------------------------------------------------------------
   Unit value                                     $10.38           $10.56
----------------------------------------------------------------------------------
   Number of units outstanding (000's)               110               87
----------------------------------------------------------------------------------
EQ/AMERICAN CENTURY MID CAP VALUE
----------------------------------------------------------------------------------
   Unit value                                     $21.92               --
----------------------------------------------------------------------------------
   Number of units outstanding (000's)               565               --
----------------------------------------------------------------------------------
EQ/BLACKROCK BASIC VALUE EQUITY
----------------------------------------------------------------------------------
   Unit value                                     $18.43           $20.38
----------------------------------------------------------------------------------
   Number of units outstanding (000's)               807              855
----------------------------------------------------------------------------------
EQ/CLEARBRIDGE SELECT EQUITY MANAGED VOLATILITY
----------------------------------------------------------------------------------
   Unit value                                     $ 9.10               --
----------------------------------------------------------------------------------
   Number of units outstanding (000's)                --               --
----------------------------------------------------------------------------------
EQ/COMMON STOCK INDEX
----------------------------------------------------------------------------------
   Unit value                                     $22.61           $24.41
----------------------------------------------------------------------------------
   Number of units outstanding (000's)               253              251
----------------------------------------------------------------------------------
EQ/CORE BOND INDEX
----------------------------------------------------------------------------------
   Unit value                                     $10.13           $10.27
----------------------------------------------------------------------------------
   Number of units outstanding (000's)             1,713            2,004
----------------------------------------------------------------------------------

                                     XI-13

                 APPENDIX XI: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

----------------------------------------------------------------------------
                                            FOR THE YEAR ENDING DECEMBER 31,
                                            --------------------------------
                                             2018             2017
----------------------------------------------------------------------------
EQ/EMERGING MARKETS EQUITY PLUS
----------------------------------------------------------------------------
   Unit value                               $ 8.46           $10.15
----------------------------------------------------------------------------
   Number of units outstanding (000's)          73               79
----------------------------------------------------------------------------
EQ/EQUITY 500 INDEX
----------------------------------------------------------------------------
   Unit value                               $22.76           $24.35
----------------------------------------------------------------------------
   Number of units outstanding (000's)       1,363            1,336
----------------------------------------------------------------------------
EQ/FIDELITY INSTITUTIONAL AM/SM/ LARGE CAP
----------------------------------------------------------------------------
   Unit value                               $20.71               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)         926               --
----------------------------------------------------------------------------
EQ/FRANKLIN RISING DIVIDENDS
----------------------------------------------------------------------------
   Unit value                               $15.28               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)         518               --
----------------------------------------------------------------------------
EQ/FRANKLIN STRATEGIC INCOME
----------------------------------------------------------------------------
   Unit value                               $12.53               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)         612               --
----------------------------------------------------------------------------
EQ/GOLDMAN SACHS MID CAP VALUE
----------------------------------------------------------------------------
   Unit value                               $18.91               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)         190               --
----------------------------------------------------------------------------
EQ/INTERMEDIATE GOVERNMENT BOND
----------------------------------------------------------------------------
   Unit value                               $ 9.61           $ 9.70
----------------------------------------------------------------------------
   Number of units outstanding (000's)       1,849            2,154
----------------------------------------------------------------------------
EQ/INTERNATIONAL EQUITY INDEX
----------------------------------------------------------------------------
   Unit value                               $10.98           $13.16
----------------------------------------------------------------------------
   Number of units outstanding (000's)         409              400
----------------------------------------------------------------------------
EQ/INVESCO COMSTOCK
----------------------------------------------------------------------------
   Unit value                               $19.78           $22.95
----------------------------------------------------------------------------
   Number of units outstanding (000's)         291              226
----------------------------------------------------------------------------
EQ/INVESCO GLOBAL REAL ESTATE
----------------------------------------------------------------------------
   Unit value                               $15.23               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)         627               --
----------------------------------------------------------------------------
EQ/INVESCO INTERNATIONAL GROWTH
----------------------------------------------------------------------------
   Unit value                               $12.79               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)         286               --
----------------------------------------------------------------------------
EQ/IVY ENERGY
----------------------------------------------------------------------------
   Unit value                               $ 6.87               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)         299               --
----------------------------------------------------------------------------
EQ/IVY MID CAP GROWTH
----------------------------------------------------------------------------
   Unit value                               $23.67               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)         274               --
----------------------------------------------------------------------------

                                     XI-14

                 APPENDIX XI: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

-------------------------------------------------------------------------
                                         FOR THE YEAR ENDING DECEMBER 31,
                                         --------------------------------
                                          2018             2017
-------------------------------------------------------------------------
EQ/IVY SCIENCE AND TECHNOLOGY
-------------------------------------------------------------------------
   Unit value                            $24.70               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)      362               --
-------------------------------------------------------------------------
EQ/JPMORGAN VALUE OPPORTUNITIES
-------------------------------------------------------------------------
   Unit value                            $ 8.83               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)        2               --
-------------------------------------------------------------------------
EQ/LARGE CAP GROWTH INDEX
-------------------------------------------------------------------------
   Unit value                            $25.62           $26.66
-------------------------------------------------------------------------
   Number of units outstanding (000's)      216              214
-------------------------------------------------------------------------
EQ/LARGE CAP VALUE INDEX
-------------------------------------------------------------------------
   Unit value                            $20.04           $22.37
-------------------------------------------------------------------------
   Number of units outstanding (000's)      169              168
-------------------------------------------------------------------------
EQ/LAZARD EMERGING MARKETS EQUITY
-------------------------------------------------------------------------
   Unit value                            $10.24               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)      928               --
-------------------------------------------------------------------------
EQ/MFS INTERNATIONAL GROWTH
-------------------------------------------------------------------------
   Unit value                            $14.28           $16.03
-------------------------------------------------------------------------
   Number of units outstanding (000's)      277              241
-------------------------------------------------------------------------
EQ/MFS INTERNATIONAL VALUE
-------------------------------------------------------------------------
   Unit value                            $17.53               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)    1,141               --
-------------------------------------------------------------------------
EQ/MFS TECHNOLOGY
-------------------------------------------------------------------------
   Unit value                            $30.79               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)      154               --
-------------------------------------------------------------------------
EQ/MFS UTILITIES SERIES
-------------------------------------------------------------------------
   Unit value                            $18.34               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)      246               --
-------------------------------------------------------------------------
EQ/MID CAP INDEX
-------------------------------------------------------------------------
   Unit value                            $22.41           $25.81
-------------------------------------------------------------------------
   Number of units outstanding (000's)      430              417
-------------------------------------------------------------------------
EQ/MONEY MARKET
-------------------------------------------------------------------------
   Unit value                            $ 8.75           $ 8.78
-------------------------------------------------------------------------
   Number of units outstanding (000's)      829              857
-------------------------------------------------------------------------
EQ/OPPENHEIMER GLOBAL
-------------------------------------------------------------------------
   Unit value                            $17.39           $20.43
-------------------------------------------------------------------------
   Number of units outstanding (000's)      398              416
-------------------------------------------------------------------------
EQ/PIMCO GLOBAL REAL RETURN
-------------------------------------------------------------------------
   Unit value                            $10.11           $10.43
-------------------------------------------------------------------------
   Number of units outstanding (000's)      165              144
-------------------------------------------------------------------------

                                     XI-15

                 APPENDIX XI: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

----------------------------------------------------------------------------------------------
                                                              FOR THE YEAR ENDING DECEMBER 31,
                                                              --------------------------------
                                                               2018             2017
----------------------------------------------------------------------------------------------
EQ/PIMCO REAL RETURN
----------------------------------------------------------------------------------------------
   Unit value                                                 $10.87               --
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           890               --
----------------------------------------------------------------------------------------------
EQ/PIMCO TOTAL RETURN
----------------------------------------------------------------------------------------------
   Unit value                                                 $11.52               --
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         1,766               --
----------------------------------------------------------------------------------------------
EQ/PIMCO ULTRA SHORT BOND
----------------------------------------------------------------------------------------------
   Unit value                                                 $ 9.22           $ 9.29
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           451              406
----------------------------------------------------------------------------------------------
EQ/SMALL COMPANY INDEX
----------------------------------------------------------------------------------------------
   Unit value                                                 $21.77           $24.97
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           320              288
----------------------------------------------------------------------------------------------
EQ/T. ROWE PRICE GROWTH STOCK
----------------------------------------------------------------------------------------------
   Unit value                                                 $26.68           $27.58
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           826              895
----------------------------------------------------------------------------------------------
EQ/T. ROWE PRICE HEALTH SCIENCES
----------------------------------------------------------------------------------------------
   Unit value                                                 $38.40               --
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           333               --
----------------------------------------------------------------------------------------------
FIDELITY(R) VIP MID CAP PORTFOLIO
----------------------------------------------------------------------------------------------
   Unit value                                                 $18.73           $22.35
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           404              436
----------------------------------------------------------------------------------------------
FIDELITY(R) VIP STRATEGIC INCOME PORTFOLIO
----------------------------------------------------------------------------------------------
   Unit value                                                 $12.53           $13.11
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           844              812
----------------------------------------------------------------------------------------------
FIRST TRUST MULTI INCOME ALLOCATION PORTFOLIO
----------------------------------------------------------------------------------------------
   Unit value                                                 $10.16           $10.82
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                            34               36
----------------------------------------------------------------------------------------------
FIRST TRUST/DOW JONES DIVIDEND & INCOME ALLOCATION PORTFOLIO
----------------------------------------------------------------------------------------------
   Unit value                                                 $13.99           $14.96
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           355              404
----------------------------------------------------------------------------------------------
FRANKLIN FOUNDING FUNDS ALLOCATION VIP FUND
----------------------------------------------------------------------------------------------
   Unit value                                                 $14.38           $16.19
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           842               98
----------------------------------------------------------------------------------------------
FRANKLIN INCOME VIP FUND
----------------------------------------------------------------------------------------------
   Unit value                                                 $14.50           $15.41
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           458              523
----------------------------------------------------------------------------------------------
HARTFORD GROWTH OPPORTUNITIES HLS FUND
----------------------------------------------------------------------------------------------
   Unit value                                                 $14.41           $14.65
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           159              153
----------------------------------------------------------------------------------------------

                                     XI-16

                 APPENDIX XI: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

---------------------------------------------------------------------------------------
                                                       FOR THE YEAR ENDING DECEMBER 31,
                                                       --------------------------------
                                                        2018             2017
---------------------------------------------------------------------------------------
INVESCO V.I. DIVERSIFIED DIVIDEND FUND
---------------------------------------------------------------------------------------
   Unit value                                          $16.76           $18.49
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                    249              301
---------------------------------------------------------------------------------------
INVESCO V.I. EQUITY AND INCOME FUND
---------------------------------------------------------------------------------------
   Unit value                                          $10.42           $11.74
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                     99               79
---------------------------------------------------------------------------------------
INVESCO V.I. HIGH YIELD FUND
---------------------------------------------------------------------------------------
   Unit value                                          $11.95           $12.60
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                    282              387
---------------------------------------------------------------------------------------
INVESCO V.I. MID CAP CORE EQUITY FUND
---------------------------------------------------------------------------------------
   Unit value                                          $15.46           $17.78
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                     69               64
---------------------------------------------------------------------------------------
INVESCO V.I. SMALL CAP EQUITY FUND
---------------------------------------------------------------------------------------
   Unit value                                          $18.83           $22.60
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                     75               66
---------------------------------------------------------------------------------------
IVY VIP HIGH INCOME
---------------------------------------------------------------------------------------
   Unit value                                          $16.23           $16.87
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                  1,017            1,187
---------------------------------------------------------------------------------------
LORD ABBETT SERIES FUND -- BOND DEBENTURE PORTFOLIO
---------------------------------------------------------------------------------------
   Unit value                                          $13.12           $13.90
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                    825              855
---------------------------------------------------------------------------------------
MFS(R) INVESTORS TRUST SERIES
---------------------------------------------------------------------------------------
   Unit value                                          $20.90           $22.54
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                     63               66
---------------------------------------------------------------------------------------
MFS(R) MASSACHUSETTS INVESTORS GROWTH STOCK PORTFOLIO
---------------------------------------------------------------------------------------
   Unit value                                          $23.16           $23.41
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                     86               86
---------------------------------------------------------------------------------------
MULTIMANAGER AGGRESSIVE EQUITY
---------------------------------------------------------------------------------------
   Unit value                                          $23.08           $23.52
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                    125              146
---------------------------------------------------------------------------------------
MULTIMANAGER MID CAP GROWTH
---------------------------------------------------------------------------------------
   Unit value                                          $24.26           $26.18
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                    148              159
---------------------------------------------------------------------------------------
MULTIMANAGER MID CAP VALUE
---------------------------------------------------------------------------------------
   Unit value                                          $21.40           $24.94
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                     88               99
---------------------------------------------------------------------------------------
MULTIMANAGER TECHNOLOGY
---------------------------------------------------------------------------------------
   Unit value                                          $15.12           $15.03
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                    140              125
---------------------------------------------------------------------------------------

                                     XI-17

                 APPENDIX XI: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

------------------------------------------------------------------------------------------------
                                                                FOR THE YEAR ENDING DECEMBER 31,
                                                                --------------------------------
                                                                 2018             2017
------------------------------------------------------------------------------------------------
NEUBERGER BERMAN INTERNATIONAL EQUITY PORTFOLIO
------------------------------------------------------------------------------------------------
   Unit value                                                   $ 9.15           $11.21
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                              32               36
------------------------------------------------------------------------------------------------
NEUBERGER BERMAN U.S. EQUITY INDEX PUTWRITE STRATEGY PORTFOLIO
------------------------------------------------------------------------------------------------
   Unit value                                                   $ 8.62           $ 9.40
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                              15               11
------------------------------------------------------------------------------------------------
PIMCO COMMODITYREALRETURN(R) STRATEGY PORTFOLIO
------------------------------------------------------------------------------------------------
   Unit value                                                   $ 5.69           $ 6.75
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                             441              380
------------------------------------------------------------------------------------------------
PROFUND VP BIOTECHNOLOGY
------------------------------------------------------------------------------------------------
   Unit value                                                   $29.82           $32.52
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                             197              221
------------------------------------------------------------------------------------------------
PUTNAM VT DIVERSIFIED INCOME FUND
------------------------------------------------------------------------------------------------
   Unit value                                                   $ 9.80           $10.06
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                              65               43
------------------------------------------------------------------------------------------------
QS LEGG MASON DYNAMIC MULTI-STRATEGY VIT PORTFOLIO
------------------------------------------------------------------------------------------------
   Unit value                                                   $ 9.32           $10.22
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                              25               25
------------------------------------------------------------------------------------------------
TEMPLETON DEVELOPING MARKETS VIP FUND
------------------------------------------------------------------------------------------------
   Unit value                                                   $10.05           $12.14
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                             191              177
------------------------------------------------------------------------------------------------
TEMPLETON GLOBAL BOND VIP FUND
------------------------------------------------------------------------------------------------
   Unit value                                                   $11.96           $11.93
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           1,191            1,359
------------------------------------------------------------------------------------------------

                                     XI-18

                 APPENDIX XI: CONDENSED FINANCIAL INFORMATION

Statement of additional information

--------------------------------------------------------------------------------

                                                                            PAGE

Who is AXA Equitable?                                                        2

Unit Values                                                                  2

Custodian                                                                    2

Independent Registered Public Accounting Firm                                2

Distribution of the Contracts                                                2

Financial Statements                                                         2

HOW TO OBTAIN A RETIREMENT CORNERSTONE(R) 19 STATEMENT OF ADDITIONAL
INFORMATION FOR SEPARATE ACCOUNT NO. 70

Send this request form to:
  Retirement Service Solutions
  P.O. Box 1547
  Secaucus, NJ 07096-1547

------------------------------------------------------------------------------------------------------
Please send me a Retirement Cornerstone(R) 19 SAI for SEPARATE ACCOUNT NO. 70 dated June
17, 2019.
------------------------------------------------------------------------------------------------------
Name
------------------------------------------------------------------------------------------------------
Address
------------------------------------------------------------------------------------------------------
City                                                                                       State  Zip

                                                                        #601667

Retirement Cornerstone(R) Series 19
Series E

A combination variable and fixed deferred annuity contract

PROSPECTUS DATED JUNE 17, 2019

PLEASE READ AND KEEP THIS PROSPECTUS FOR FUTURE REFERENCE. IT CONTAINS
IMPORTANT INFORMATION THAT YOU SHOULD KNOW BEFORE PURCHASING OR TAKING ANY
OTHER ACTION UNDER YOUR CONTRACT. THIS PROSPECTUS SUPERCEDES ALL PRIOR
PROSPECTUSES AND SUPPLEMENTS. YOU SHOULD READ THE PROSPECTUSES FOR EACH TRUST,
WHICH CONTAIN IMPORTANT INFORMATION ABOUT THE PORTFOLIOS.

--------------------------------------------------------------------------------

WHAT IS THE RETIREMENT CORNERSTONE(R) 19 SERIES E?

The Retirement Cornerstone(R) Series 19 are deferred annuity contracts issued by AXA EQUITABLE LIFE INSURANCE COMPANY. This Prospectus only describes one such series of the Retirement Cornerstone(R) Series 19, which is Retirement
Cornerstone(R) Series E ("Retirement Cornerstone(R) Series E" or "Series E").
The contract provides for the accumulation of retirement savings and for income. The contract offers income and death benefit protection as well. It also offers a number of payout options. You invest to accumulate value on a tax-deferred basis in one or more of our "investment options": (i) variable investment options, (ii) the guaranteed interest option, or (iii) the account for special dollar cost averaging ("Special DCA program").

The Retirement Cornerstone(R) Series E contract is available only through an exchange program under which certain existing variable annuity contracts issued by AXA Equitable ("Prior Contracts") may be exchanged for this contract. Only permitted exchanges, rollovers or transfers from Prior Contracts are allowed as contributions. No other source of contribution is permitted. To see a summary comparison of some of the features of Prior Contracts and the Retirement
Cornerstone(R) Series E contract, see Appendix IX -- "Exchange program" later in this Prospectus. In order to purchase this contract you must elect one or more of the Guaranteed benefits described in this Prospectus. See "Retirement
Cornerstone(R) Series E at a glance -- key features" later in this Prospectus and "How you can purchase and contribute to your contract" in "Contract features and benefits" for more information.

This Prospectus is a disclosure document and describes all of the contract's material features, benefits, rights and obligations, as well as other information. The description of the contract's material provisions in this
Prospectus is current as of the date of this Prospectus. If certain material provisions under the contract are changed after the date of this Prospectus in accordance with the contract, those changes will be described in a supplement to this Prospectus. You should carefully read this Prospectus in conjunction with any applicable supplements. WHEN DELIVERED IN CONNECTION WITH THE SALE OF
A NEW RETIREMENT CORNERSTONE(R) SERIES E CONTRACT, THIS PROSPECTUS MUST BE
ACCOMPANIED BY THE APPLICABLE RATE SHEET SUPPLEMENTS THAT SPECIFIES THE CURRENT
INITIAL ANNUAL ROLL-UP AND DEFERRAL ROLL-UP RATE PERCENTAGES.

The contract may not currently be available in all states. In addition, certain features and benefits described in this Prospectus may vary in your state and may not be available at the time you purchase the contract. For a state-by-state description of all material variations of this contract, see
Appendix V later in this Prospectus. All features and benefits may not be available in all contracts or from all selling broker-dealers. You may contact us to purchase any version of the contract if a version is not offered by the selling broker-dealer. We have the right to restrict availability of any optional feature or benefit. Not all optional features and benefits may be available in combination with other optional features and benefits. WE RESERVE
THE RIGHT TO DISCONTINUE ACCEPTANCE OF ANY APPLICATION OR CONTRIBUTION FROM YOU
AT ANY TIME, INCLUDING AFTER YOU PURCHASE THE CONTRACT. IF YOU HAVE ONE OR MORE
GUARANTEED BENEFITS AND WE EXERCISE OUR RIGHT TO DISCONTINUE THE ACCEPTANCE OF,
AND/OR PLACE ADDITIONAL LIMITATIONS ON, CONTRIBUTIONS TO THE CONTRACT AND/OR
CONTRIBUTIONS AND/OR TRANSFERS INTO THE PROTECTED BENEFIT ACCOUNT VARIABLE
INVESTMENT OPTIONS, YOU MAY NO LONGER BE ABLE TO FUND YOUR GUARANTEED
BENEFIT(S). THIS MEANS THAT IF YOU HAVE NOT YET ALLOCATED AMOUNTS TO THE
PROTECTED BENEFIT ACCOUNT VARIABLE INVESTMENT OPTIONS, YOU MAY NOT BE ABLE TO
FUND YOUR GUARANTEED BENEFIT(S). THIS ALSO MEANS THAT IF YOU HAVE ALREADY
FUNDED YOUR GUARANTEED BENEFITS BY ALLOCATING AMOUNTS TO THE PROTECTED BENEFIT
ACCOUNT VARIABLE INVESTMENT OPTIONS, YOU MAY NO LONGER BE ABLE TO INCREASE YOUR
PROTECTED BENEFIT ACCOUNT VALUE AND THE BENEFIT BASES ASSOCIATED WITH YOUR
GUARANTEED BENEFITS THROUGH CONTRIBUTIONS AND TRANSFERS.

In order to fund certain benefits, you must select specified investment options. The specified investment options are made available under a portion of the contract that we refer to as the Protected Benefit account. Only amounts you allocate to the Protected Benefit account variable investment options and amounts in the Special DCA program designated for future transfers to the
Protected Benefit account variable investment options will fund your Guaranteed benefits. See "What are your investment options under the contract?" and
"Allocating your contributions" in "Contract features and benefits" later in this Prospectus for more information on applicable allocation requirements.

TYPES OF CONTRACTS.  We offer the contracts for use as:
..   A nonqualified annuity ("NQ") for after-tax contributions only.
..   An individual retirement annuity ("IRA"), either traditional IRA or Roth
    IRA.
..   An annuity that is an investment vehicle for a qualified plan ("QP")
    (whether defined contribution or defined benefit; transfer contributions only).

The optional Guaranteed benefits under the contract include: (i) the Guaranteed minimum income benefit ("GMIB"); (ii) the Return of Principal death benefit;
(iii) the Highest Anniversary Value death benefit; (iv) the RMD Wealth Guard death benefit; and (v) the "Greater of" death benefit (collectively, the
"Guaranteed benefits").

The registration statement relating to this offering has been filed with the
Securities and Exchange Commission ("SEC"). The statement of additional information ("SAI") dated June 17, 2019 is part of the registration statement.
The SAI is available free of charge. You may request one by writing to our processing office at P.O. Box 1547, Secaucus, NJ 07096-1547 or calling
1-800-789-7771. The SAI is incorporated by this reference into this Prospectus.
This Prospectus and the SAI can also be obtained from the SEC's website at
www.sec.gov. The table of contents for the SAI appears at the back of this
Prospectus.

THE SEC HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE. THE CONTRACTS ARE NOT INSURED BY THE FDIC OR ANY OTHER
AGENCY. THEY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT BANK
GUARANTEED. THEY ARE SUBJECT TO INVESTMENT RISKS AND POSSIBLE LOSS OF PRINCIPAL.

                                                               (RC 19 Series E)
                                                                        #601659

Our variable investment options are subaccounts offered through Separate
Account No. 70. Each variable investment option, in turn, invests in a corresponding securities portfolio ("Portfolio") of one of the trusts (the
"Trusts"). Below is a complete list of the variable investment options:

VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
 AXA PREMIER VIP TRUST
.. Charter/SM/ Moderate
.. Charter/SM/ Moderate Growth
.. Charter /SM/ Small Cap Value
.. EQ/Moderate Allocation

 EQ ADVISORS TRUST
.. 1290 VT DoubleLine Dynamic Allocation
.. 1290 VT DoubleLine Opportunistic Bond
.. 1290 VT Equity Income
.. 1290 VT GAMCO Mergers & Acquisitions
.. 1290 VT GAMCO Small Company Value
.. 1290 VT High Yield Bond
.. 1290 VT Low Volatility Global Equity
.. 1290 VT Micro Cap
.. 1290 VT Moderate Growth Allocation/(1)/
.. 1290 VT Natural Resources
.. 1290 VT Real Estate
.. 1290 VT Small Cap Value
.. 1290 VT SmartBeta Equity
.. All Asset Growth - Alt 20
.. EQ/AB Dynamic Aggressive Growth/(1)/
.. EQ/AB Dynamic Growth/(1)/
.. EQ/AB Dynamic Moderate Growth/(1)/
.. EQ/AB Small Cap Growth
.. EQ/Aggressive Growth Strategy/(1)/
.. EQ/American Century Mid Cap Value
.. EQ/American Century Moderate Growth Allocation/(1)/
.. EQ/AXA Investment Managers Moderate Allocation/(1)/
.. EQ/Balanced Strategy/(1)/
.. EQ/BlackRock Basic Value Equity
.. EQ/ClearBridge Large Cap Growth
.. EQ/ClearBridge Select Equity Managed Volatility
.. EQ/Common Stock Index
.. EQ/Conservative Growth Strategy/(1)/
.. EQ/Conservative Strategy/(1)/
.. EQ/Core Bond Index
.. EQ/Emerging Markets Equity PLUS
.. EQ/Equity 500 Index
.. EQ/Fidelity Institutional AM(R) Large Cap
.. EQ/First Trust Moderate Growth Allocation/(1)/
.. EQ/Franklin Rising Dividends
.. EQ/Franklin Strategic Income
.. EQ/Goldman Sachs Growth Allocation/(1)/
.. EQ/Goldman Sachs Mid Cap Value
.. EQ/Goldman Sachs Moderate Growth Allocation/(1)/
.. EQ/Growth Strategy/(1)/
.. EQ/Intermediate Government Bond
.. EQ/International Core Managed Volatility
.. EQ/International Equity Index
.. EQ/Invesco Comstock
.. EQ/Invesco Global Real Estate
.. EQ/Invesco International Growth
.. EQ/Invesco Moderate Allocation/(1)/
.. EQ/Invesco Moderate Growth Allocation/(1)/
.. EQ/Ivy Energy
.. EQ/Ivy Mid Cap Growth
.. EQ/Ivy Science and Technology
.. EQ/Janus Enterprise
.. EQ/JPMorgan Growth Allocation/(1)/
.. EQ/JPMorgan Value Opportunities
.. EQ/Large Cap Growth Index
.. EQ/Large Cap Value Index
.. EQ/Large Cap Value Managed Volatility
.. EQ/Lazard Emerging Markets Equity
.. EQ/Legg Mason Growth Allocation/(1)/
.. EQ/Legg Mason Moderate Allocation/(1)/
.. EQ/Loomis Sayles Growth
.. EQ/MFS International Growth
.. EQ/MFS International Value
.. EQ/MFS Technology
.. EQ/MFS Utilities
.. EQ/Mid Cap Index
.. EQ/Mid Cap Value Managed Volatility
.. EQ/Moderate Growth Strategy/(1)/
.. EQ/Money Market
.. EQ/Oppenheimer Global
.. EQ/PIMCO Global Real Return
.. EQ/PIMCO Real Return
.. EQ/PIMCO Total Return
.. EQ/PIMCO Ultra Short Bond
.. EQ/Small Company Index
.. EQ/T. Rowe Price Growth Stock
.. EQ/T. Rowe Price Health Sciences
.. Multimanager Aggressive Equity
.. Multimanager Mid Cap Growth
.. Multimanager Mid Cap Value
.. Multimanager Technology

 AIM VARIABLE FUNDS (INVESCO VARIABLE INSURANCE FUNDS) -- SERIES II
.. Invesco V.I. Diversified
  Dividend
.. Invesco V.I. Equity and Income
.. Invesco V.I. High Yield
.. Invesco V.I. Mid Cap Core Equity
.. Invesco V.I. Small Cap Equity

 AMERICAN FUNDS INSURANCE SERIES(R)
.. American Funds Insurance Series(R) Bond Fund
.. American Funds Insurance Series(R) Global Small Capitalization Fund
.. American Funds Insurance Series(R) New World Fund(R)

 BLACKROCK VARIABLE SERIES FUNDS, INC. -- CLASS III
.. BlackRock Global Allocation V.I. Fund
.. BlackRock Large Cap Focus Growth V.I. Fund

 EATON VANCE VARIABLE TRUST
.. Eaton Vance VT Floating-Rate Income

 FIDELITY(R) VARIABLE INSURANCE PRODUCTS FUND -- SERVICE CLASS 2
.. Fidelity(R) VIP Mid Cap
.. Fidelity(R) VIP Strategic Income

 FIRST TRUST VARIABLE INSURANCE TRUST
.. First Trust/Dow Jones Dividend & Income Allocation
.. First Trust Multi Income Allocation

 FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST -- CLASS 2
.. Franklin Allocation VIP
.. Franklin Income VIP
.. Templeton Developing Markets VIP
.. Templeton Global Bond VIP

 HARTFORD HLS FUNDS -- CLASS IC SHARES
.. Hartford Growth Opportunities HLS

 IVY VARIABLE INSURANCE PORTFOLIOS
.. Ivy VIP High Income

VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
 LEGG MASON -- SHARE CLASS II
.. ClearBridge Variable Aggressive Growth
.. ClearBridge Variable Appreciation
.. ClearBridge Variable Dividend Strategy
.. ClearBridge Variable Mid Cap
.. QS Legg Mason Dynamic Multi-Strategy VIT

 LORD ABBETT SERIES FUND, INC. -- CLASS VC
.. Lord Abbett Bond Debenture

 MFS(R) VARIABLE INSURANCE TRUSTS -- SERVICE CLASS
.. MFS(R) Investors Trust Series
.. MFS(R) Massachusetts Investors Growth Stock
 NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST -- S CLASS SHARES
.. Neuberger Berman International Equity
.. Neuberger Berman U.S. Equity Index PutWrite Strategy

 PIMCO VARIABLE INSURANCE TRUST -- ADVISOR CLASS
.. PIMCO CommodityRealReturn(R) Strategy
.. PIMCO Income

 PROFUNDS VP
.. ProFund VP Biotechnology

 PUTNAM VARIABLE TRUST
.. Putnam VT Diversified Income
--------------------------------------------------------------------------------
(1)This variable investment option is also available as a Protected Benefit account variable investment option should you decide to fund your Guaranteed benefits. For more information, please see "What are your investment options under the contract?" under "Contract features and benefits" later in this
   Prospectus.

Your investment results in a variable investment option will depend on the investment performance of the related Portfolio. At any time, we have the right to limit or terminate your contributions, allocations and transfers to any of the variable investment options. IF YOU HAVE ONE OR MORE GUARANTEED BENEFITS
AND WE EXERCISE OUR RIGHT TO DISCONTINUE THE ACCEPTANCE OF, AND/OR PLACE
ADDITIONAL LIMITATIONS ON, CONTRIBUTIONS TO THE CONTRACT AND/OR CONTRIBUTIONS
AND/OR TRANSFERS INTO THE PROTECTED BENEFIT ACCOUNT VARIABLE INVESTMENT
OPTIONS, YOU MAY NO LONGER BE ABLE TO FUND YOUR GUARANTEED BENEFIT(S). THIS
MEANS THAT IF YOU HAVE NOT YET ALLOCATED AMOUNTS TO THE PROTECTED BENEFIT
ACCOUNT VARIABLE INVESTMENT OPTIONS, YOU MAY NOT BE ABLE TO FUND YOUR
GUARANTEED BENEFIT(S). THIS ALSO MEANS THAT IF YOU HAVE ALREADY FUNDED YOUR
GUARANTEED BENEFITS BY ALLOCATING AMOUNTS TO THE PROTECTED BENEFIT ACCOUNT
VARIABLE INVESTMENT OPTIONS, YOU MAY NO LONGER BE ABLE TO INCREASE YOUR
PROTECTED BENEFIT ACCOUNT VALUE AND THE BENEFIT BASES ASSOCIATED WITH YOUR
GUARANTEED BENEFITS THROUGH CONTRIBUTIONS AND TRANSFERS. Also, we limit the number of variable investment options that you may select.

ELECTRONIC DELIVERY OF SHAREHOLDER REPORTS (PURSUANT TO RULE 30E-3). Beginning
on January 1, 2021, as permitted by regulations adopted by the SEC, paper copies of the shareholder reports for portfolio companies available under your contract will no longer be sent by mail, unless you specifically request paper copies of the reports from the Company or from your financial intermediary.
Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.

If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications electronically from the
Company by calling 1-800-789-7771 or by calling your financial intermediary.

You may elect to receive all future reports in paper free of charge. You can inform the Company that you wish to continue receiving paper copies of your shareholder reports by calling 1-877-522-5035 or by sending an email request to
EquitableFunds@dfinsolutions.com. Your election to receive reports in paper will apply to all portfolio companies available under your contract.

Contents of this Prospectus

--------------------------------------------------------------------------------

             Definitions of key terms                            5
             Who is AXA Equitable?                               9
             How to reach us                                    10
             Retirement Cornerstone(R) Series E at a glance --
               key features                                     12

             ------------------------------------------------------
             FEE TABLE                                          18
             ------------------------------------------------------

             Examples                                           20
             Condensed financial information                    21

             ------------------------------------------------------
             1. CONTRACT FEATURES AND BENEFITS                  22
             ------------------------------------------------------
             How you can purchase and contribute to your
               contract                                         22
             Owner and annuitant requirements                   23
             How you can make your contributions                23
             What are your investment options under the
               contract?                                        23
             Portfolios of the Trusts                           26
             Allocating your contributions                      38
             Dollar cost averaging                              39
             Annuity purchase factors                           41
             Guaranteed minimum income benefit                  42
             Death benefit                                      53
             Guaranteed minimum death benefits                  53
             How withdrawals affect your Guaranteed benefits    61
             Dropping or changing your Guaranteed benefits      62
             Guaranteed benefit offers                          63
             Your right to cancel within a certain number of
               days                                             63

             ------------------------------------------------------
             2. DETERMINING YOUR CONTRACT'S VALUE               64
             ------------------------------------------------------
             Your account value and cash value                  64
             Your contract's value in the variable investment
               options                                          64
             Your contract's value in the guaranteed interest
               option                                           64
             Your contract's value in the account for special
               dollar cost averaging                            64
             Effect of your account values falling to zero      64


-------------
"We," "our," "us" and the "Company" refer to AXA Equitable.
When we address the reader of this Prospectus with words such as "you" and
"your," we mean the person who has the right or responsibility that the
Prospectus is discussing at that point. This is usually the contract owner.

When we use the word "contract" it also includes certificates that are issued under group contracts in some states.

                          CONTENTS OF THIS PROSPECTUS

            -------------------------------------------------------
            3. TRANSFERRING YOUR MONEY AMONG INVESTMENT
              OPTIONS                                           66
            -------------------------------------------------------
            Transferring your account value                     66
            Disruptive transfer activity                        67
            Rebalancing among your Investment account
              variable investment options and guaranteed
              interest option                                   68
            Systematic transfer program                         69

            -------------------------------------------------------
            4. ACCESSING YOUR MONEY                             71
            -------------------------------------------------------
            Withdrawing your account value                      71
            How withdrawals are taken from your Total account
              value                                             76
            Withdrawals treated as surrenders                   76
            Surrendering your contract to receive its cash
              value                                             77
            When to expect payments                             77
            Signature guarantee                                 77
            Your annuity payout options                         77

            -------------------------------------------------------
            5. CHARGES AND EXPENSES                             80
            -------------------------------------------------------
            Charges that AXA Equitable deducts                  80
            Charges that the Trusts deduct                      82
            Group or sponsored arrangements                     83
            Other distribution arrangements                     83

            -------------------------------------------------------
            6. PAYMENT OF DEATH BENEFIT                         84
            -------------------------------------------------------
            Your beneficiary and payment of benefit             84
            Non-spousal joint owner contract continuation       85
            Spousal continuation                                85
            Beneficiary continuation option                     88

            -------------------------------------------------------
            7. TAX INFORMATION                                  91
            -------------------------------------------------------
            Overview                                            91
            Contracts that fund a retirement arrangement        91
            Transfers among investment options                  91
            Taxation of nonqualified annuities                  91
            Individual retirement arrangements (IRAs)           93
            Traditional individual retirement annuities
              (traditional IRAs)                                94
            Roth individual retirement annuities (Roth IRAs)    98
            Tax withholding and information reporting          100
            Special rules for contracts funding qualified
              plans                                            101
            Impact of taxes to AXA Equitable                   101

            -------------------------------------------------------
            8. MORE INFORMATION                                102
            -------------------------------------------------------
            About Separate Account No. 70                      102
            About the Trusts                                   102
            About the general account                          102
            Dates and prices at which contract events occur    103
            About your voting rights                           103
            Cybersecurity                                      104
            Misstatement of age                                104
            Statutory compliance                               104
            About legal proceedings                            104
            Financial statements                               104
            Transfers of ownership, collateral assignments,
              loans and borrowing                              104
            About Custodial IRAs                               105
            How divorce may affect your contract and
              Guaranteed benefits                              105
            Distribution of the contracts                      106

            -------------------------------------------------------
            APPENDICES
            -------------------------------------------------------
         I  --  Dropping or changing your Guaranteed benefits        I-1
        II  --  Purchase considerations for QP contracts            II-1
       III  --  Guaranteed benefit base examples                   III-1
        IV  --  Hypothetical illustrations                          IV-1
         V  --  State contract availability and/or variations of
                  certain features and benefits                      V-1
        VI  --  Examples of Automatic payment plans                 VI-1
       VII  --  Examples of how withdrawals affect your
                  Guaranteed benefit bases                         VII-1
      VIII  --  Rules regarding contributions to your contract    VIII-1
        IX  --  Exchange program                                    IX-1
         X  --  Historical Initial Deferral Roll-up rates and
                  Annual Roll-up rates                               X-1
        XI  --  GMIB Annuity purchase factors                       XI-1
       XII  --  Condensed financial information                      XII

      -------------------------------------------------------------------
      STATEMENT OF ADDITIONAL INFORMATION

      -------------------------------------------------------------------

                          CONTENTS OF THIS PROSPECTUS

Definitions of key terms

--------------------------------------------------------------------------------

ANNUAL ROLL-UP AMOUNT -- The "Annual Roll-up amount" is the amount credited to your GMIB benefit base and GMDB Roll-up benefit base (for contracts with the
"Greater of" Guaranteed minimum death benefit) during the GMIB Roll-up period and GMDB Roll-up period, as applicable, if you have ever taken a withdrawal from your Protected Benefit account.

ANNUAL ROLL-UP RATE -- The "Annual Roll-up rate" is the rate used to calculate the Annual withdrawal amount and the Annual Roll-up amount.

ANNUAL WITHDRAWAL AMOUNT -- The "Annual withdrawal amount" is the amount that can be withdrawn from your Protected Benefit account value without reducing your GMIB benefit base during the GMIB Roll-up period. Also, withdrawals up to your Annual withdrawal amount will not reduce your GMDB Roll-up benefit base
(used in the calculation of the "Greater of" death benefit) during the GMDB
Roll-up period. It is equal to the Annual Roll-up rate in effect on the first day of the contract year, multiplied by the GMIB benefit base as of the most recent contract date anniversary.

ANNUITANT -- The "annuitant" is the person who is the measuring life for determining the contract maturity date. The annuitant is not necessarily the contract's owner. Where the owner of the contract is non-natural, the annuitant is the measuring life for determining benefits under the contract.

BUSINESS DAY -- Our "business day" is generally any day the New York Stock
Exchange ("NYSE") is open for regular trading and generally ends at 4:00 p.m.
Eastern Time (or as of an earlier close of regular trading). If the SEC determines the existence of emergency conditions on any day, and consequently, the NYSE does not open, then that day is not a business day.

CASH VALUE -- At any time before annuity payments begin, your contract's "cash value" is equal to the Total account value, less the total amount or a pro rata portion of the annual administrative charge and any Guaranteed benefit charges.

CONTRACT DATE -- The "contract date" is the effective date of the contract.
This usually is the business day we receive the properly completed and signed application, along with any other required documents, and your initial contribution. Your contract date will be shown in your contract.

CONTRACT DATE ANNIVERSARY -- The end of each 12-month period is your "contract date anniversary." For example, if your contract date is May 1st, your contract date anniversary is April 30th.

CONTRACT MATURITY DATE -- The contract's "maturity date" is generally the contract date anniversary that follows the annuitant's 95th birthday. For single-owned contracts, the contract maturity date is based on the owner's age if the GMIB is elected and on the annuitant's age if the GMIB is not elected.
For jointly-owned contracts with the GMIB, the contract maturity date will be based on the older owner's age.

CONTRACT YEAR -- The "contract year" is the 12-month period beginning on your contract date and each 12-month period after that date.

CUSTOMIZED PAYMENT PLAN -- For contracts with GMIB, our "Customized payment plan" allows you to request amounts up to your Annual withdrawal amount as scheduled payments to you through one of five customized options.

DEFERRAL ROLL-UP AMOUNT -- The "Deferral Roll-up amount" is the amount credited to your GMIB benefit base and the GMDB Roll-up benefit base (used in the calculation of the "Greater of" death benefit) during the GMIB Roll-up period and GMDB Roll-up period, as applicable, if you have never taken a withdrawal from your Protected Benefit account.

DEFERRAL ROLL-UP RATE -- The "Deferral Roll-up rate" is the rate used to calculate the Deferral Roll-up amount.

EXCESS WITHDRAWAL -- For contracts with the GMIB, an "Excess withdrawal" is the portion of a withdrawal from your Protected Benefit account in excess of your
Annual withdrawal amount and all subsequent withdrawals from your Protected
Benefit account in that same contract year. An Excess withdrawal will always reduce your benefit bases on a pro rata basis. Excess withdrawals will also terminate the no-lapse guarantee, except for an Excess withdrawal in the contract year in which you first fund the Protected Benefit account that does not exceed the free withdrawal amount (described in "Charges and expenses").
Special rules apply to contract owners who are required to take RMD withdrawals and are enrolled in the Automatic RMD service. See "RMDs for contracts with
GMIB" in "Accessing your money".

EXCESS RMD WITHDRAWAL -- For contracts with the RMD Wealth Guard death benefit, an "Excess RMD withdrawal" is:

..   the full amount of any withdrawal from your Protected Benefit Account taken before the calendar year in which you turn age 70 1/2;

..   the full amount of any withdrawal from your Protected Benefit Account taken during your first contract year, even if you turn age 70 1/2 during that year; or

..   in any year after your first contract year, the portion of a withdrawal from your Protected Benefit account that exceeds the greater of your RMD
    Wealth Guard withdrawal amount and Annual withdrawal amount for the calendar year.

Excess RMD withdrawals will reduce your RMD Wealth Guard death benefit on a pro rata basis.

FREE LOOK -- If for any reason you are not satisfied with your contract, you may exercise your cancellation right under the contract to receive a refund, but only if you return your contract within the prescribed period. This is your
"Free look" right under the contract. Your refund will generally reflect any gain or loss in your investment options, although in some states different rules may apply.

GENERAL DOLLAR COST AVERAGING -- Our "General dollar cost averaging program" is a program that allows for the systematic transfers of amounts in the EQ/Money
Market variable investment option to the Investment account variable investment options.

GMDB MAXIMUM ROLL-UP PERIOD -- (APPLICABLE TO THE "SPOUSAL CONTINUATION" AND
"HOW DIVORCE MAY AFFECT YOUR GUARANTEED BENEFITS"

                           DEFINITIONS OF KEY TERMS

SECTIONS ONLY) the maximum amount of time for which your GMDB Roll-up benefit base is eligible to roll up. The GMDB Maximum Roll-up period commences on the date you first fund the Protected Benefit account and ends on the 20th contract date anniversary that occurs after the date you first fund the Protected
Benefit Account. If you first fund the Protected Benefit account (a) on either the contract issue date or a subsequent contract date anniversary and (b) prior to your 61st birthday, the GMDB Maximum Roll-up period will be a full 20 years.

GMDB ROLL-UP BENEFIT BASE -- The "GMDB Roll-up benefit base" is used only in connection with the "Greater of" death benefit. Your GMDB Roll-up benefit base is created and increased by allocations and transfers to your Protected Benefit account. The GMDB Roll-up benefit base is not an account value or cash value.

GMDB ROLL-UP PERIOD -- the period during which the GMDB Roll-up benefit base increases (or "rolls up") annually by an amount determined by the Deferral
Roll-up rate or Annual Roll-up rate, as applicable. The GMDB Roll-up period commences on the date you first fund the Protected Benefit account and ends on the date that is the earlier of (a) the 20th contract date anniversary that occurs after the date you first fund the Protected Benefit Account and (b) the contract date anniversary following the owner's (or older joint owner's, if applicable) 80th birthday. If you first fund the Protected Benefit account (a)
on either the contract issue date or a subsequent contract date anniversary and
(b) prior to your 61st birthday, the GMDB Roll-up period will be a full 20 years.

GMDB ROLL-UP PERIOD END DATE -- (APPLICABLE TO THE "SPOUSAL CONTINUATION" AND
"HOW DIVORCE MAY AFFECT YOUR GUARANTEED BENEFITS" SECTIONS ONLY) the date that is the earlier of (a) the date on which the GMDB Maximum Roll-up period ends and (b) the contract maturity date.

GMIB BENEFIT BASE -- The GMIB benefit base is an amount used to determine your
Annual withdrawal amount and your Lifetime GMIB payments. Your GMIB benefit base is created and increased by allocations and transfers to your Protected
Benefit account. The GMIB benefit base is not an account value or cash value.
The GMIB benefit base is also used to calculate the charge for the GMIB.

GMIB MAXIMUM ROLL-UP PERIOD -- (APPLICABLE TO THE "SPOUSAL CONTINUATION" AND
"HOW DIVORCE MAY AFFECT YOUR GUARANTEED BENEFITS" SECTIONS ONLY) the maximum amount of time for which your GMIB benefit base is eligible to roll up. The
GMIB Maximum Roll-up period commences on the date you first fund the Protected
Benefit account and ends on the 20th contract date anniversary that occurs after the date you first fund the Protected Benefit Account. If you first fund the Protected Benefit account (a) on either the contract issue date or a subsequent contract date anniversary and (b) prior to your 76th birthday, the
GMIB Maximum Roll-up period will be a full 20 years.

GMIB ROLL-UP PERIOD -- the period during which the GMIB benefit base increases
(or "rolls up") annually by an amount determined by the Deferral Roll-up rate or Annual Roll-up rate, as applicable. The GMIB Roll-up period commences on the date you first fund the Protected Benefit account and ends on the date that is the earlier of (a) the 20th contract date anniversary that occurs after the date you first fund the Protected Benefit account and (b) the contract maturity date. If you first fund the Protected Benefit account (a) on either the contract issue date or a subsequent contract date anniversary and (b) prior to your 76th birthday, the GMIB Roll-up period will be a full 20 years.

GMIB ROLL-UP PERIOD END DATE -- (APPLICABLE TO THE "SPOUSAL CONTINUATION" AND
"HOW DIVORCE MAY AFFECT YOUR GUARANTEED BENEFITS" SECTIONS ONLY) the date that is the earlier of (a) the date on which the GMIB Maximum Roll-up period ends and (b) the contract date anniversary following the owner's (or older joint owner's, if applicable) 95th birthday (or the contract maturity date, if earlier).

"GREATER OF" DEATH BENEFIT -- The "Greater of" death benefit is an optional
Guaranteed minimum death benefit in connection with your Protected Benefit account value only. The death benefit is calculated using the greater of two benefit bases -- the greater of the GMDB Roll-up benefit base and the Highest
Anniversary Value benefit base. There is an additional charge for the "Greater of" death benefit under the contract.

GUARANTEED MINIMUM INCOME BENEFIT ("GMIB") -- The GMIB is a benefit that guarantees, subject to certain restrictions, annual lifetime payments or
"Lifetime GMIB payments". The GMIB also allows you to take certain withdrawals prior to the beginning of your Lifetime GMIB payments that do not reduce your
GMIB benefit base (your "Annual withdrawal amount"). There is an additional charge for the GMIB under the contract.

GUARANTEED BENEFITS -- You must elect one or more Guaranteed benefits described in this Prospectus, which are funded through investments in the Protected
Benefit account. The Guaranteed benefits include the Guaranteed minimum income benefit, Return of Principal death benefit, Highest Anniversary Value death benefit, RMD Wealth Guard death benefit, and "Greater of" death benefit. There is an additional charge for the Guaranteed minimum income benefit, Highest
Anniversary Value death benefit, RMD Wealth Guard death benefit, and "Greater of" death benefit. There is no additional charge for the Return of Principal death benefit, but it must be elected with the Guaranteed minimum income benefit, which has an additional charge.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT -- The "Highest Anniversary Value death benefit" is an optional Guaranteed minimum death benefit in connection with your Protected Benefit account value only. The death benefit is calculated using the highest value of your Protected Benefit account on your contract date anniversary. There is an additional charge for the Highest Anniversary Value death benefit under the contract.

INITIAL ROLL-UP RATES -- At contract issue, an initial Annual Roll-up rate and initial Deferral Roll-up rate (which we refer to as our "new business" or "lock in" rates) will apply during your first seven contract years. These rates are specified in the respective Rate Sheet Supplements. Because funding of the GMIB is only permitted starting at age 50, if you are between the ages of 43 and 49 at the time your contract is issued, the Initial Roll-up rates will only apply after you attain age 50 for the amount of time then remaining in your first seven contract years. If you are age 42 or younger at the time your contract is issued, the Initial Roll-up rates will never apply to your contract. Instead, the Renewal rates will apply for the duration of your contract.

INVESTMENT ACCOUNT VALUE -- The "Investment account value" is the total value in: (i) the Investment account variable investment options, (ii) the Guaranteed interest option, and (iii) amounts in the Special DCA program that are designated for future transfers to the Investment account variable investment options.

INVESTMENT SIMPLIFIER -- Our "Investment simplifier" allows for systematic transfers of amounts in the Guaranteed interest option to the Investment account variable investment options. There are two options under the program --
the Fixed dollar option and the Interest sweep option.

                           DEFINITIONS OF KEY TERMS

IRA -- An individual retirement arrangement, including both an individual retirement account and an individual retirement annuity contract, whether traditional IRA or Roth IRA.

IRS -- Internal Revenue Service.

LIFETIME GMIB PAYMENTS -- For contracts with the GMIB, "Lifetime GMIB payments"
are generally annual lifetime payments which are calculated by applying your
GMIB benefit base to the guaranteed GMIB annuity purchase factors specified in
Appendix XI. Lifetime GMIB payments will begin at the earliest of: (i) the next contract year following the date your Protected Benefit account value falls to zero (provided the no-lapse guarantee is in effect); (ii) the contract date anniversary following your 95th birthday; or (iii) your election to exercise the GMIB.

LIFETIME RMD PAYMENT -- If you enroll in our Automatic RMD service, the payment we make to you each year to help you meet your lifetime required minimum distributions under federal income tax rules. We make Lifetime RMD payments on an annual basis.

MAXIMUM PAYMENT PLAN -- For contracts with GMIB, our "Maximum payment plan"
allows you to request your Annual withdrawal amount as scheduled payments.

NQ CONTRACT -- Nonqualified annuity contract.

OWNER -- The "owner" is the person who is the named owner in the contract and, if an individual, is the measuring life for determining contract benefits.

PRIOR CONTRACT -- Certain EQUI-VEST(R) Accumulator and Structured Capital
Strategies(R) contracts previously issued by AXA Equitable, which may be eligible to exchange, rollover or transfer to a Retirement Cornerstone(R)
Series E contract.

PROTECTED BENEFIT ACCOUNT VALUE -- The "Protected Benefit account value" is the total value in: (i) the Protected Benefit account variable investment options, and (ii) amounts in the Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options.

QP CONTRACT -- An annuity contract that is an investment vehicle for a qualified plan.

QPDB CONTRACT -- An annuity contract that is an investment vehicle for a qualified defined benefit plan.

QPDC CONTRACT -- An annuity contract that is an investment vehicle for a qualified defined contribution plan.

RATE EFFECTIVE DATE -- as specified in the applicable Rate Sheet Supplement, the date on which an initial Annual Roll-up rate or Deferral roll-up rate becomes effective.

RATE SHEET SUPPLEMENT -- A supplement to the Prospectus that specifies, respectively, the Annual Roll-up rate and Deferral Roll-up rate associated with the Guaranteed minimum income benefit and "Greater of" death benefit that will apply for the first seven years of your contract based on the date of your contract application. The Annual Roll-up rate and Deferral Roll-up rate are specified in separate Rate Sheet Supplements. We periodically file Rate Sheet
Supplements with the SEC that disclose the Annual Rollup rate and Deferral
Roll-up rate that will apply beginning on a specified future date and remain in effect until we file subsequent Rate Sheet Supplements. The Rate effective date of a subsequent Rate Sheet Supplement will be at least 10 days after it is filed. You may contact us at 1-800-789-7771 for a copy of the Rate Sheet
Supplements applicable to your contract. The Annual Roll-up rates and Deferral
Roll-up rates disclosed in our Rate Sheet Supplements may be found in Appendix
X to this Prospectus, as well as on the SEC's website (www.sec.gov) by searching with File Number 333-229769.

RENEWAL RATES -- The Deferral Roll-up rate and Annual Roll-up rate that will apply to your contract once the initial Roll-up rates have expired.

RMD -- Required minimum distributions, or RMDs, are distributions that must be made from traditional IRAs and other qualified retirement programs according to rules contained in the Internal Revenue Code and Treasury Regulations. You must start taking annual distributions from your traditional IRAs for the year in which you turn age 70 1/2.

RMD WEALTH GUARD DEATH BENEFIT -- The RMD Wealth Guard death benefit is an optional Guaranteed minimum death benefit in connection with the Protected
Benefit account value only. The RMD Wealth Guard death benefit base is created and increased by allocations and any transfers to the Protected Benefit account. The RMD Wealth Guard death benefit also enables you to take withdrawals from your Protected Benefit account, other than Excess RMD withdrawals, without reducing your RMD Wealth Guard death benefit base. The RMD
Wealth Guard death benefit base is not an account value or cash value. There is an additional charge for the RMD Wealth Guard death benefit under the contract.

RMD WITHDRAWAL -- a withdrawal that is intended to satisfy the lifetime required minimum distributions from certain tax-favored plans and arrangements such as traditional IRAs under federal income tax rules.

RETURN OF PRINCIPAL DEATH BENEFIT -- The "Return of Principal" death benefit is a death benefit in connection with your Protected Benefit account value only.
The death benefit is calculated using the amounts of contributions and transfers invested in your Protected Benefit account, adjusted for withdrawals.
There is no additional charge for this death benefit.

SAI -- Statement of Additional Information.

SEP IRA -- A traditional IRA used as a funding vehicle for a simplified employee pension plan established by the IRA owner's employer.

SPECIAL DCA PROGRAM -- We use the term "Special DCA Program" to refer to our special dollar cost averaging program.

..   SPECIAL DOLLAR COST AVERAGING -- Our "Special dollar cost averaging program" allows for systematic transfers of amounts in the account for special dollar cost averaging into the Protected Benefit account variable investment options, the Investment account variable investment options and the Guaranteed interest option. The account for special dollar cost averaging is part of our general account.

SYSTEMATIC TRANSFER PROGRAM -- Our "Systematic transfer program" is a program that allows you to have amounts in the Investment account variable investment options and the Guaranteed interest option automatically transferred to your
Protected Benefit account variable investment options.

TOTAL ACCOUNT VALUE -- Your "Total account value" is the total of (i) your
Protected Benefit account value and (ii) your Investment account value.

                           DEFINITIONS OF KEY TERMS

We sometimes use different words than in the contract or supplemental materials. This is illustrated below. Although we use different words, they have the same meaning in this Prospectus as in the contract or supplemental materials. Your financial professional can provide further explanation about your contract or supplemental materials.

-----------------------------------------------------------------------------
 PROSPECTUS                            CONTRACT OR SUPPLEMENTAL MATERIALS
-----------------------------------------------------------------------------
Total account value                    Annuity Account Value

Unit                                   Accumulation Unit

GMDB Roll-up benefit base              Annual Rollup benefit base

Guaranteed minimum death benefit       Guaranteed death benefit

Protected Benefit account variable     Protected Benefit account
investment options and contributions
to the Special DCA program designated
for future transfers to the Protected
Benefit account variable investment
options

Initial Roll-up rates
                                       Lock-in rates offered under the GMIB
                                       Multi-Year Lock feature

Investment account variable            Investment account
investment options, the guaranteed
interest option and contributions to
the Special DCA program designated
for future transfers to the
Investment account variable
investment options
-----------------------------------------------------------------------------

                           DEFINITIONS OF KEY TERMS

Who is AXA Equitable?

--------------------------------------------------------------------------------

We are AXA Equitable Life Insurance Company ("AXA Equitable") a New York stock life insurance corporation. We have been doing business since 1859. AXA
Equitable Life Insurance Company is an indirect wholly owned subsidiary of AXA
Equitable Holdings, Inc. No company other than AXA Equitable has any legal responsibility to pay amounts that AXA Equitable owes under the contracts. AXA
Equitable is solely responsible for paying all amounts owed to you under your contract.

AXA Equitable Holdings, Inc. and its consolidated subsidiaries managed approximately $618.6 billion in assets as of December 31, 2018. For more than
150 years AXA Equitable has been among the largest insurance companies in the
United States. We are licensed to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico, and the U.S. Virgin
Islands. Our home office is located at 1290 Avenue of the Americas, New York,
NY 10104.

                             WHO IS AXA EQUITABLE?

HOW TO REACH US

Please communicate with us at the mailing addresses listed below for the purposes described. You can also use our Online Account Access system to access information about your account and to complete certain requests through the Internet. Certain methods of contacting us, such as by telephone or electronically, may be unavailable, delayed or discontinued. For example, our facsimile service may not be available at all times and/or we may be unavailable due to emergency closing. In addition, the level and type of service available may be restricted based on criteria established by us. In order to avoid delays in processing, please send your correspondence as follows:
--------------------------------------------------------------------------------
 FOR COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED
 NOTICES) SENT BY REGULAR MAIL:

  Retirement Service Solutions
  P.O. Box 1547
  Secaucus, NJ 07096-1547
--------------------------------------------------------------------------------
 FOR COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED
 NOTICES) SENT BY EXPRESS DELIVERY:

  Retirement Service Solutions
  500 Plaza Drive, 6th Floor
  Secaucus, NJ 07094

Your correspondence will be picked up at the mailing address noted above and delivered to our processing office. Your correspondence, however, is not considered received by us until it is received at our processing office. Where this Prospectus refers to the day when we receive a contribution, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last thing necessary for us to process that item) arrives in complete and proper form at our processing office or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives (1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day. Our processing office is: 500 Plaza Drive, 6th Floor, Secaucus, New Jersey 07094.
--------------------------------------------------------------------------------
 REPORTS WE PROVIDE:

..   written confirmation of financial transactions and certain non-financial transactions;

..   statement of your contract values at the close of each calendar year, and any calendar quarter in which there was a financial transaction; and

..   annual statement of your contract values as of the close of the contract year.
--------------------------------------------------------------------------------
 ONLINE ACCOUNT ACCESS SYSTEM:

Online Account Access is designed to provide information about your contract through the Internet. You can obtain information on:

..   your current Total account value, Protected Benefit account value, and
    Investment account value;

..   your current allocation percentages;

..   the number of units you have in the variable investment options;

..   the daily unit values for the variable investment options; and

..   performance information regarding the variable investment options.

You can also:

..   change your allocation percentages and/or transfer among the investment options subject to certain restrictions;

..   elect to receive certain contract statements electronically;

..   enroll in, modify or cancel a rebalancing program of your Investment account value;

..   request a quote of your Annual withdrawal amount;

..   change your address;

..   change your Online Account Access password; and

..   access Frequently Asked Questions and Service Forms.

Online Account Access is normally available seven days a week, 24 hours a day.
You may access Online Account Access by visiting our website at www.axa.com. Of course, for reasons beyond our control, this service may sometimes be unavailable.

We have established procedures to reasonably confirm that the instructions communicated by the Internet are genuine. For example, we will require certain personal identification information before we will act on Internet instructions and we will provide written confirmation of your transfers. If we do not employ reasonable procedures to confirm the genuineness of Internet instructions, we may be liable for any losses arising out of any act or omission that constitutes negligence, lack of good faith, or willful misconduct. In light of our procedures, we will not be liable for following Internet instructions we reasonably believe to be genuine.

We reserve the right to limit access to this service if we determine that you engaged in a disruptive transfer activity, such as "market timing." See
"Disruptive transfer activity" in "Transferring your money among investment options" later in this Prospectus for more information.
--------------------------------------------------------------------------------
 CUSTOMER SERVICE REPRESENTATIVE:

You may also use our toll-free number (1-800-789-7771) to speak with one of our customer service representatives. Our customer service representatives are available on the following business days:

..   Monday through Thursday from 8:30 a.m. until 7:00 p.m., Eastern time.

..   Friday from 8:30 a.m. until 5:30 p.m., Eastern time.

WE REQUIRE THAT THE FOLLOWING TYPES OF COMMUNICATIONS BE ON SPECIFIC FORMS WE
PROVIDE FOR THAT PURPOSE:

(1)authorization for telephone transfers by your financial professional;

(2)conversion of a traditional IRA to a Roth IRA contract;

(3)tax withholding elections (see withdrawal request form);

(4)election of the Beneficiary continuation option;

(5)IRA contribution recharacterizations;

(6)Section 1035 exchanges;

                             WHO IS AXA EQUITABLE?

(7)direct transfers and specified direct rollovers;

(8)exercise of the GMIB or election of an annuity payout option;

(9)requests to reset your GMIB benefit base and your GMDB Roll-up benefit base
   (used to calculate the "Greater of" death benefit) by electing one of the following: one-time reset option, automatic annual reset program or automatic customized reset program;

(10)death claims;

(11)change in ownership (NQ only, if available under your contract);

(12)purchase by, or change of ownership to, a non-natural owner;

(13)requests for enrollment in either our Maximum payment plan or Customized payment plan under the Guaranteed minimum income benefit;

(14)requests to drop or change your Guaranteed benefits;

(15)requests to collaterally assign your NQ contract;

(16)requests to transfer, re-allocate, rebalance, make subsequent contributions and change your future allocations (except that certain transactions may be permitted through the Online Account Access system);

(17)requests to enroll in or cancel the Systematic transfer program;

(18)transfers into and among investment options; and

(19)withdrawal requests.

WE ALSO HAVE SPECIFIC FORMS THAT WE RECOMMEND YOU USE FOR THE FOLLOWING TYPES
OF REQUESTS:

(1)beneficiary changes;

(2)contract surrender;

(3)general dollar cost averaging;

(4)special dollar cost averaging;

(5)special money market dollar cost averaging (if available); and

(6)Investment simplifier.

TO CANCEL OR CHANGE ANY OF THE FOLLOWING, WE REQUIRE WRITTEN NOTIFICATION
GENERALLY AT LEAST SEVEN CALENDAR DAYS BEFORE THE NEXT SCHEDULED TRANSACTION:

(1)general dollar cost averaging (including the fixed dollar and interest sweep options);

(2)special dollar cost averaging;

(3)substantially equal withdrawals;

(4)systematic withdrawals; and

(5)the date annuity payments are to begin.

TO CANCEL OR CHANGE ANY OF THE FOLLOWING, WE REQUIRE WRITTEN NOTIFICATION AT
LEAST 30 CALENDAR DAYS PRIOR TO YOUR CONTRACT DATE ANNIVERSARY:

(1)automatic annual reset program; and

(2)automatic customized reset program.

                              -------------------

You must sign and date all these requests. Any written request that is not on one of our forms must include your name and your contract number along with adequate details about the notice you wish to give or the action you wish us to take. Some requests may be completed online; you can use our Online Account
Access system to contact us and to complete such requests through the Internet.
In the future, we may require that certain requests be completed online. We reserve the right to add, remove or change our administrative forms, procedures and programs at any time.

SIGNATURES:

The proper person to sign forms, notices and requests is normally the owner. If there are joint owners, both must sign.

EDELIVERY:

You can register to receive statements and other documents electronically. You can do so by visiting our website at www.axa.com.

                             WHO IS AXA EQUITABLE?

Retirement Cornerstone(R) Series E at a glance -- key features

--------------------------------------------------------------------------------

SERIES E CONTRACT  This Prospectus describes the Retirement Cornerstone(R)
                   Series E contract. It provides for the accumulation of
                   retirement savings and income, offers income and death
                   benefit protection, and offers various payout options.
                   Also, it offers a Guaranteed minimum income benefit and
                   Guaranteed minimum death benefits. For details, please see the summary of the contract features below, the "Fee table"
                   and "Charges and expenses" later in this Prospectus.

                   The Retirement Cornerstone(R) Series E contract is
                   available only through an exchange program under which a
                   Prior Contract may be exchanged for this contract. See
                   below and later in this Prospectus and "How you can
                   purchase and contribute to your contract" in "Contract
                   features and benefits" for more information. In addition,
                   to see a summary comparison of some of the features of
                   Prior Contracts and the Retirement Cornerstone(R) Series E
                   contract, see "Exchange Program" in Appendix IX later in
                   this Prospectus.

                   Please see the contribution rules, which are described in
                   "Contribution amounts" later in this section and in "Rules regarding contributions to your contract" in "Appendix
                   VIII" later in this Prospectus.

                            You should work with your financial professional to decide if this contract may be appropriate for you based on a
                            thorough analysis of your particular insurance needs,
                            financial objectives, investment goals, time horizons and
                            risk tolerance.
----------------------------------------------------------------------------------------
PROFESSIONAL INVESTMENT     The Retirement Cornerstone(R) Series E variable investment
MANAGEMENT                  options invest in different Portfolios managed by
                            professional investment advisers.
----------------------------------------------------------------------------------------
GUARANTEED INTEREST OPTION  .   Principal and interest guarantees.
                            .   Interest rates set periodically.
----------------------------------------------------------------------------------------
TAX ADVANTAGES              .   No tax on earnings inside the contract until you make
                                withdrawals from your contract or receive annuity
                                payments.
                            ------------------------------------------------------------
                            .   No tax on transfers among investment options inside the
                                contract.
                            ------------------------------------------------------------
                            If you are purchasing or contributing to an annuity
                            contract which is an Individual Retirement Annuity (IRA),
                            or to fund an employer retirement plan (QP or Qualified
                            Plan), you should be aware that such annuities do not
                            provide tax deferral benefits beyond those already provided by the Internal Revenue Code for these types of
                            arrangements. Before purchasing or contributing to one of
                            the contracts, you should consider whether its features and benefits beyond tax deferral meet your needs and goals. You may also want to consider the relative features, benefits
                            and costs of these annuities compared with any other
                            investment that you may use in connection with your
                            retirement plan or arrangement. Depending on your personal situation, the contract's Guaranteed benefits (other than
                            the RMD Wealth Guard death benefit) may have limited
                            usefulness because of required minimum distributions
                            ("RMDs").
----------------------------------------------------------------------------------------
GUARANTEED MINIMUM          THE GMIB IS ADDED TO YOUR CONTRACT BY DEFAULT, UNLESS YOU
INCOME BENEFIT ("GMIB")     DECLINE TO ELECT IT. You may only fund the GMIB starting at age 50. For jointly owned contracts, both owners must be
                            age 50 before the GMIB can be funded. The Initial Roll-up
                            rates associated with the GMIB are specified in the Rate
                            Sheet Supplement accompanying this Prospectus. IF YOU
                            PURCHASE THIS CONTRACT AT AGE 42 OR YOUNGER, THE INITIAL
                            ROLL-UP RATES WILL NEVER APPLY TO YOUR CONTRACT.
                            The GMIB guarantees, subject to certain restrictions,
                            annual lifetime payments ("Lifetime GMIB payments"), which will begin at the earliest of: (i) the next contract year
                            following the date your Protected Benefit account value
                            falls to zero, provided the no-lapse guarantee is in
                            effect; (ii) the contract date anniversary following your
                            95th birthday; and (iii) your election to exercise the
                            GMIB. Lifetime GMIB payments can be on a single or joint
                            life basis.
                            Your ability to exercise the GMIB is subject to a waiting
                            period which begins on the date you first fund your
                            Protected Benefit account. The waiting period is 10 years.
                            If you reset your GMIB benefit base, a new waiting period
                            to exercise the GMIB may apply from the date of the reset.
                            See "GMIB Exercise rules" in "Contract features and
                            benefits" for complete details.
                            YOUR LIFETIME GMIB PAYMENTS ARE CALCULATED BY APPLYING A
                            PERCENTAGE TO YOUR GMIB BENEFIT BASE. YOUR GMIB BENEFIT
                            BASE IS TIED TO AMOUNTS YOU ALLOCATE TO YOUR PROTECTED
                            BENEFIT ACCOUNT. THE INVESTMENT OPTIONS AVAILABLE TO FUND
                            YOUR PROTECTED BENEFIT ACCOUNT ARE LIMITED. SEE "GMIB
                            BENEFIT BASE" IN "CONTRACT FEATURES AND BENEFITS" LATER IN
                            THIS PROSPECTUS.
----------------------------------------------------------------------------------------

        RETIREMENT CORNERSTONE(R) SERIES E AT A GLANCE -- KEY FEATURES

---------------------------------------------------------------------------------------
GUARANTEED MINIMUM         AN EXCESS WITHDRAWAL THAT REDUCES YOUR PROTECTED BENEFIT
INCOME BENEFIT ("GMIB")    ACCOUNT VALUE TO ZERO WILL CAUSE YOUR GMIB TO TERMINATE.
(CONTINUED)                EVEN IF AN EXCESS WITHDRAWAL DOES NOT CAUSE YOUR GMIB TO
                           TERMINATE, IT CAN GREATLY REDUCE YOUR GMIB BENEFIT BASE AND
                           THE VALUE OF YOUR BENEFIT. Beginning in the contract year
                           in which you fund your Protected Benefit account, and prior to the beginning of your Lifetime GMIB payments, you can
                           take your Annual withdrawal amount without reducing your
                           GMIB benefit base.
                           See "Guaranteed minimum income benefit" and "Annual
                           withdrawal amount" under "Guaranteed minimum income
                           benefit" in "Contract features and benefits" later in this
                           Prospectus. ANY AMOUNTS YOU WISH TO BE CREDITED TOWARD YOUR
                           GMIB MUST BE ALLOCATED TO THE PROTECTED BENEFIT ACCOUNT.
                           The Guaranteed benefits under the contract are supported by
                           AXA Equitable's general account and are subject to AXA
                           Equitable's claims paying ability. Contract owners should
                           look to the financial strength of AXA Equitable for its
                           claims paying ability.
---------------------------------------------------------------------------------------
GUARANTEED MINIMUM DEATH   .   Return of Principal death benefit
BENEFITS ("GMDBS")         .   Highest Anniversary Value death benefit
                           .   RMD Wealth Guard death benefit
                           .   "Greater of" death benefit
                           ANY AMOUNTS YOU WISH TO BE CREDITED TOWARD YOUR GMDB MUST
                           BE ALLOCATED TO THE PROTECTED BENEFIT ACCOUNT AND, IF YOU
                           ALSO HAVE THE GMIB, YOU CANNOT FUND THE PROTECTED BENEFIT
                           ACCOUNT UNTIL AT LEAST AGE 50.
                           The Return of Principal death benefit and the "Greater of"
                           death benefit can only be elected in combination with the
                           GMIB. The Highest Anniversary Value death benefit can be
                           elected with or without selecting the GMIB. If you elect
                           the GMIB and do not elect a guaranteed minimum death
                           benefit, you will automatically receive the Return of
                           Principal death benefit. The RMD Wealth Guard death benefit cannot be elected in combination with the GMIB.
                           The Return of Principal death benefit, like all of the
                           guaranteed minimum death benefits, only applies to amounts you allocate to the Protected Benefit account variable
                           investment options and not with the contract as a whole.
                           An Excess RMD withdrawal will reduce your RMD Wealth Guard death benefit base on a pro rata basis. A pro rata
                           reduction to your RMD Wealth Guard death benefit base could be greater than the dollar amount of the withdrawal and
                           could significantly reduce or eliminate the value of your
                           RMD Wealth Guard death benefit.
                           The Guaranteed benefits under the contract are supported by
                           AXA Equitable's general account and are subject to AXA
                           Equitable's claims paying ability. Contract owners should
                           look to the financial strength of AXA Equitable for its
                           claims paying ability.
---------------------------------------------------------------------------------------
INVESTMENT ACCOUNT DEATH   The death benefit in connection with your Investment
BENEFIT                    account is equal to the return of your account value as of the day we receive satisfactory proof of the owner's (or
                           older joint owner's, if applicable) death, any required
                           instructions for method of payment, and any required
                           information and forms necessary to effect payment.
---------------------------------------------------------------------------------------
DROPPING OR CHANGING YOUR  You have the option to drop or change your Guaranteed
GUARANTEED BENEFITS        benefits subject to our rules. IN SOME CASES, YOU MAY HAVE
                           TO WAIT A SPECIFIED TIME PERIOD IN ORDER TO DROP YOUR
                           BENEFITS. Please see "Dropping or changing your Guaranteed benefits" in "Contract features and benefits," as well as
                           Appendix I, for more information.
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
CONTRIBUTION AMOUNTS       The chart below shows the minimum initial and, in
                           parenthesis, subsequent contribution amounts under the
                           contracts. The only source of contributions that are
                           permitted to fund a contract are from exchanges, rollovers or transfers from a Prior Contract. Partial exchanges,
                           rollovers, and transfers are not permitted as sources of
                           contributions from any Prior Contracts except for
                           exchanges, rollovers and transfers of 100% of the value in the variable investment options of Structured Capital
                           Strategies(R) annuity contracts at the time of the
                           transaction. No other source of contribution is permitted.
                           As a result of these limitations, you may not be able to
                           make subsequent contributions to your contract and,
                           therefore, you would not be able to increase your
                           Guaranteed benefit base value through subsequent
                           contributions. Please see "How you can purchase and
                           contribute to your contract" in "Contract features and
                           benefits" and "Rules regarding contributions to your
                           contract" in "Appendix VIII" for more information,
                           including important limitations on contributions.

                                         SERIES E
                ------------------------------------------------
                NQ                       $25,000($500)/(1)/
                ------------------------------------------------
                Traditional or Roth IRA  $25,000($50)/(1)/
                ------------------------------------------------
                QP                       $25,000($500)/(1)/
                ------------------------------------------------
  /(1)/Subsequent contributions are only permitted from
       exchanges, rollovers or transfers from a Prior
       Contract.
--------------------------------------------------------------

        RETIREMENT CORNERSTONE(R) SERIES E AT A GLANCE -- KEY FEATURES

---------------------------------------------------------------------------------------
CONTRIBUTION AMOUNTS       .   Maximum contribution limitations apply to all
(CONTINUED)                    contracts. For more information, please see "How you
                               can purchase and contribute to your contract" in
                               "Contract features and benefits" later in this
                               Prospectus.
                           ------------------------------------------------------------
                           Upon advance notice to you, we may exercise certain rights we have under the contract regarding contributions,
                           including our rights to: (i) change minimum and maximum
                           contribution requirements and limitations, and (ii)
                           discontinue acceptance of contributions. Further, we may at any time exercise our rights to limit or terminate your
                           contributions and transfers to any of the variable
                           investment options (including the Protected Benefit account variable investment options) and to limit the number of
                           variable investment options which you may select.
---------------------------------------------------------------------------------------
ACCOUNT TYPES              You may allocate your contributions to the Investment
                           account, or to the Protected Benefit account to fund one or more of the Guaranteed benefits. The Investment account
                           offers over 100 investment options and is designed to meet the asset allocation and accumulation needs of a many types of investors. The Protected Benefit account offers a
                           limited selection of core investment options that work in
                           conjunction with the optional Guaranteed benefits. You
                           should be aware that we select investment options for the
                           Protected Benefit account that generally offer lower
                           volatility in order to reduce our downside exposure in
                           providing the Guaranteed benefits. In rising market
                           conditions, this strategy may also result in periods of
                           underperformance.
                           INVESTMENT ACCOUNT
                           .   Investment account variable investment options
                           .   Guaranteed interest option
                           .   Amounts in the Special DCA program designated for
                               future transfers to Investment account variable
                               investment options or the guaranteed interest option
                           PROTECTED BENEFIT ACCOUNT
                           .   Protected Benefit account variable investment options
                           .   Amounts in the Special DCA program designated for
                               future transfers to Protected Benefit account variable
                               investment options
---------------------------------------------------------------------------------------
ACCESS TO YOUR MONEY       .   Partial withdrawals
                           .   Several options for withdrawals on a periodic basis
                           .   Contract surrender
                           .   Various options for required minimum distributions
                           .   Maximum payment plan (only under contracts with GMIB)
                           .   Customized payment plan (only under contracts with GMIB)
                           Any income you receive may be subject to tax; it may also
                           be subject to an additional 10% income tax penalty unless
                           you are age 59 1/2 or another exception applies. Also,
                           certain withdrawals will diminish the value of any
                           Guaranteed benefits you have funded.
---------------------------------------------------------------------------------------
PAYOUT OPTIONS             .   Fixed annuity payout options
                           .   Other payout options through other contracts
---------------------------------------------------------------------------------------
ADDITIONAL FEATURES        .   Dollar cost averaging programs
                           .   Optional rebalancing (for amounts in the Investment
                               account variable investment options and guaranteed
                               interest option)
                           .   Systematic transfer program (four options for transfers
                               from the Investment account to the Protected Benefit
                               account)
                           .   Transfers among investment options at no charge
                               (subject to limitations)
                           .   Option to drop or change your Guaranteed benefits after
                               issue, subject to our rules. Please see "Dropping or
                               changing your Guaranteed benefits" in "Contract
                               features and benefits," as well as Appendix I, for more
                               information.
                           .   Spousal continuation
                           .   Beneficiary continuation option
                           .   Annual resets of your GMIB benefit base and GMDB
                               Roll-up benefit base (used to calculate your "Greater
                               of" death benefit)
---------------------------------------------------------------------------------------
FEES AND CHARGES           Please see "Fee table" later in this section for complete
                           details.
---------------------------------------------------------------------------------------
OWNER AND ANNUITANT ISSUE  Please see "Rules regarding contributions to your contract"
AGES                       in "Appendix VIII" for owner and annuitant issue ages
                           applicable to your contract.
---------------------------------------------------------------------------------------
CONTRACT TERMINATION       YOUR CONTRACT MAY TERMINATE WITHOUT VALUE IF YOUR TOTAL
                           ACCOUNT VALUE FALLS TO ZERO AS A RESULT OF EXCESS
                           WITHDRAWALS, OR THE PAYMENT OF ANY APPLICABLE CHARGES WHEN
                           DUE, OR A COMBINATION OF THE TWO. Please see "Effect of
                           your account values falling to zero" in "Determining your
                           contract's value" later in this Prospectus for more
                           information.
---------------------------------------------------------------------------------------

        RETIREMENT CORNERSTONE(R) SERIES E AT A GLANCE -- KEY FEATURES

---------------------------------------------------------------------------------------
YOUR RIGHT TO CANCEL       To exercise your cancellation right under the contract, you must notify us with a signed letter of instruction electing this right, to our processing office within 10 days after
                           you receive your contract. If state law requires, this
                           "free look" period may be longer. See "Your right to cancel within a certain number of days" in "Contract features and benefits" later in this Prospectus for more information.
---------------------------------------------------------------------------------------
GUARANTEED BENEFIT OFFERS  From time to time, we may offer you some form of payment or incentive in return for terminating or modifying certain
                           guaranteed benefits. See "Guaranteed benefit offers" in
                           "Contract features and benefits" for more information.
---------------------------------------------------------------------------------------

THE TABLE ABOVE SUMMARIZES ONLY CERTAIN CURRENT KEY FEATURES AND BENEFITS OF
THE CONTRACT. THE TABLE ALSO SUMMARIZES CERTAIN CURRENT LIMITATIONS,
RESTRICTIONS AND EXCEPTIONS TO THOSE FEATURES AND BENEFITS THAT WE HAVE THE
RIGHT TO IMPOSE UNDER THE CONTRACT AND THAT ARE SUBJECT TO CHANGE IN THE
FUTURE. IN SOME CASES, OTHER LIMITATIONS, RESTRICTIONS AND EXCEPTIONS MAY
APPLY. THE CONTRACT MAY NOT CURRENTLY BE AVAILABLE IN ALL STATES. CERTAIN
FEATURES AND BENEFITS DESCRIBED IN THIS PROSPECTUS MAY VARY IN YOUR STATE; ALL
FEATURES AND BENEFITS MAY NOT BE AVAILABLE IN ALL CONTRACTS, IN ALL STATES OR
FROM ALL SELLING BROKER-DEALERS. YOU MAY CONTACT US TO PURCHASE ANY VERSION OF
THE CONTRACT IF A VERSION IS NOT OFFERED BY THE SELLING BROKER-DEALER. FOR A
STATE-BY-STATE DESCRIPTION OF ALL MATERIAL VARIATIONS OF THIS CONTRACT, SEE
APPENDIX V LATER IN THIS PROSPECTUS.

For more detailed information, we urge you to read the contents of this
Prospectus, as well as your contract. This Prospectus is a disclosure document and describes all of the contract's material features, benefits, rights and obligations, as well as other information. The Prospectus should be read carefully before investing. Please feel free to speak with your financial professional, or call us, if you have any questions.

OTHER CONTRACTS

We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, and have fees and charges, that are different from those in the contracts offered by this Prospectus. Not every contract we issue, including some described in this Prospectus, is offered through every selling broker-dealer. Some selling broker-dealers may not offer and/or limit the offering of certain features or options, as well as limit the availability of the contracts, based on issue age or other criteria established by the selling broker-dealer. Upon request, your financial professional can show you information regarding other AXA Equitable annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of the AXA Equitable annuity contracts.

You should work with your financial professional to decide whether one or more optional benefits are appropriate for you based on a thorough analysis of your particular insurance needs, financial objectives, investment goals, time horizons and risk tolerance.

EXCHANGE PROGRAM

The Retirement Cornerstone(R) Series E contract is offered only through an exchange program under which a Prior Contract may be exchanged for a Retirement
Cornerstone(R) Series E contract. This is called an "exchange" under securities law. For purposes of this Prospectus, the word "exchange" includes an exchange, rollover or transfer, as applicable, for federal income tax purposes. Under this program, among other criteria, which are described below, the surrender of a Prior Contract may not be subject to withdrawal charges to be eligible for the Retirement Cornerstone(R) Series E contract. In addition, the account value of the Retirement Cornerstone(R) Series E contract would not be subject to any withdrawal charges, but would be subject to all other charges and fees under the Retirement Cornerstone(R) Series E contract, which are described in this
Prospectus.

You should carefully consider whether an exchange is appropriate for you by considering the benefits and guarantees provided by your Prior Contract to the benefits and guarantees provided by the Retirement Cornerstone(R) Series E contract. Please note that if you elect to exchange into the Retirement
Cornerstone(R) Series E contract you will lose all existing benefits under your
Prior Contract. You should also review the fees and charges of your Prior
Contract and the fees and charges of the Retirement Cornerstone(R) Series E contract, which may be higher than the fees and charges under the Prior
Contract. Any such exchange program will be made available on terms and conditions determined by us and will comply with applicable law.

You should read the Prospectus and other information related to your Prior
Contract prior to requesting an exchange, rollover or transfer to the
Retirement Cornerstone(R) Series E contract and you should consider the differences between your Prior Contract and Retirement Cornerstone(R) Series E contract. There may be differences that are important for you to consider prior to purchasing the Retirement Cornerstone(R) Series E contract. To see a summary comparison of some of the features of Prior Contracts and the Retirement
Cornerstone(R) Series E contract, see Appendix IX -- "Exchange program" later in this Prospectus.

In considering whether the exchange is appropriate for you, you should consult with your financial professional. Your financial professional will be paid a commission if you exchange, transfer or rollover your Prior Contract to the
Retirement Cornerstone(R) Series E contract, which may create the potential for a conflict of interest for your financial professional. For more information, please contact your financial professional.

You may obtain a copy of your Prior Contract prospectus by contacting your financial professional or by writing or calling us as follows:

                                                   Structured Capital
Accumulator              EQUI-VEST(R)              Strategies(R)
PO Box 1547              PO Box 4956               P. O. Box 1547
Secaucus, NJ 07096-1547  Syracuse, NY 13221-4956   Secaucus, NJ 07096-1547

1 (800) 789-7771         1 (800) 628-6673          1 (877) 899-3743

        RETIREMENT CORNERSTONE(R) SERIES E AT A GLANCE -- KEY FEATURES

LISTED BELOW IS A DESCRIPTION OF CONTRACT OWNERS OF PRIOR CONTRACTS THAT MAY OR
MAY NOT BE ELIGIBLE TO PURCHASE THE RETIREMENT CORNERSTONE(R) SERIES E CONTRACT:

..   Contract owners of an EQUI-VEST(R) contract are eligible, except for contract owners that have elected a Guaranteed benefit or discontinued a
    Guaranteed benefit. In addition, contract owners of an EQUI-VEST(R) Tax
    Sheltered Annuity contract are eligible (i) if they are separated from service and are no longer making on-going contributions to the Prior
    Contract or (ii) if the Prior Contract has an outstanding loan balance the contract owner can either (a) pay off the outstanding loan balance or (b)
    have the loan with accrued interest deducted from the total value of Prior
    Contract and roll over the remaining balance to Retirement Cornerstone(R)
    Series E contract.

..   Contract owners of an Accumulator contract who elected a Guaranteed benefit are not eligible to exchange into the Retirement Cornerstone(R) Series E contract.

..   Contract owners of an Accumulator contract who either: (i) accepted a
    Guaranteed benefit buyout or (ii) dropped a Guaranteed benefit from the contract, are not eligible to purchase the Retirement Cornerstone(R) Series
    E contract.

..   Contract owners of a Structured Capital Strategies(R) contract are eligible to the extent they have sufficient account value in one or more of the variable investment options that meet the minimum contribution requirements. Account value in a segment is not an eligible source of contribution.

..   Contract owners who have remaining or outstanding withdrawal charges on the
    Prior Contract, or who do not satisfy a condition for waiving the withdrawal charge under the Prior Contract are not eligible.

..   Contract owners who have made rollover or transfer contributions within the past two years into a Prior Contract from the date of the request to purchase a Retirement Cornerstone(R) Series E contract are not eligible, except, with respect to EQUI-VEST(R) contracts, if the contract owner has been separated from service at time of the purchase.

LISTED BELOW ARE ADDITIONAL TERMS AND CONDITIONS TO PURCHASE THE RETIREMENT
CORNERSTONE(R) SERIES E CONTRACT:

1. The minimum initial contribution is $25,000 and you must elect one or more of the Guaranteed benefits provided under the Retirement Cornerstone(R)
   Series E contract. The source of the contribution must be from a Prior
   Contract as described above.

2. Only full exchanges, rollovers and transfers from a Prior Contract will be accepted and partial exchanges, rollovers or transfers from a Prior Contract are not permitted, except from certain Structured Capital Strategies(R)
   contracts. For a Structured Capital Strategies(R) contract, full or partial exchanges, rollovers or transfers are permitted where the source of the contribution is the full account value invested in each variable investment option at the time of the transaction. This means that account value invested in segment type holding accounts and the dollar cap averaging account on the day we process your transaction will also be included in the exchange, rollover or transfer. Account value invested in a segment is not an eligible source of contribution.

3. Exchanges, rollovers or transfers from contracts other than from Prior
   Contracts are not permitted.

4. Subsequent contributions in a minimum amount of $50 or more for Traditional
   IRA or Roth IRA contracts and $500 or more for NQ and QP contracts are permitted. The source of the contribution must be from a Prior Contract, as described above.

5. If you are the owner of only one Accumulator or EQUI-VEST(R) Prior Contract or one Structured Capital Strategies(R) Prior Contract where the entire account value of the Structured Capital Strategies(R) Prior Contract is
   invested in variable investment options at the time of the transaction, you would only be eligible to make an initial contribution. Therefore, you would not be able to increase your Guaranteed benefit base value through subsequent contributions to your Retirement Cornerstone(R) Series E contract.

6. You must elect one or more of the Guaranteed benefits provided under the
   Retirement Cornerstone(R) Series E contract.

7. There is generally no minimum amount to fund a Guaranteed benefit through the Protected Benefit account. It can generally be funded at any time subject to certain age limitations. For more information, see "Transferring your account value" under "Transferring your money among investment options," later in this Prospectus.

8. There is an additional charge for each Guaranteed benefit you elect, except for the Return of Principal death benefit. However, if you elect the Return of Principal death benefit, it must be elected in combination with the
   Guaranteed Minimum Income Benefit, which has an additional charge.

9. If you fund your Guaranteed benefit you have to wait up to four years before you can drop the Guaranteed benefit.

10.If you exchange your Prior Contract before the maturity of an outstanding
   Fixed Maturity Option, the market value adjustment may apply and therefore the value you receive could be less than you would have received if you had waited for the maturity of the Fixed Maturity Option before exchanging out of the Prior Contract.

        RETIREMENT CORNERSTONE(R) SERIES E AT A GLANCE -- KEY FEATURES

11.We are not able to process an exchange, rollover or transfer from a
   Structured Capital Strategies(R) contract to a Retirement Cornerstone(R)
   Series E contract on a segment maturity date or segment start date and we will not consider your request to be in good order if we receive it on a segment maturity date or segment start date. If we receive your exchange, rollover or transfer request on a segment maturity date or segment start date and it is complete, your request will be processed on the next business day.

        RETIREMENT CORNERSTONE(R) SERIES E AT A GLANCE -- KEY FEATURES

Fee table

--------------------------------------------------------------------------------

The following tables describe the fees and expenses that you will pay when buying, owning and surrendering the contract. Each of the charges and expenses is more fully described in "Charges and expenses" later in this Prospectus.

The first table describes fees and expenses that you will pay if you make certain transfers or request special services. Charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state, may also apply./(1)/

---------------------------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE AT THE TIME YOU REQUEST CERTAIN TRANSACTIONS
---------------------------------------------------------------------------------------------------------------------------
Charge for each additional transfer in excess of 12 transfers per contract year:/(2)/

   Maximum Charge: $35

   Current Charge: $0
SPECIAL SERVICE CHARGES:/(3)/

..   Express mail charge                                      Current and Maximum Charge:       $35
..   Wire transfer charge                                     Current and Maximum Charge:       $90
..   Duplicate contract charge                                Current and Maximum Charge:       $35/(6)/
..   Check preparation charge/(5)/                            Maximum Charge:                   $85
..   Charge for third party transfer or exchange/(4)/         Current Charge:                   $0
                                                             Maximum Charge:                   $125
                                                             Current Charge:                   $65/(6)/
----------------------------------------------------------------------------------------------------------

The following tables describe the fees and expenses that
you will pay periodically during the time that you own the
contract, not including the underlying trust portfolio fees
and expenses.
--------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE ON EACH CONTRACT DATE
 ANNIVERSARY
--------------------------------------------------------------------------
Maximum annual administrative charge/(5)/

   If your account value on a contract date anniversary is     $30
   less than $50,000/(7)/

   If your account value on a contract date anniversary is     $0
   $50,000 or more
----------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR VARIABLE INVESTMENT OPTIONS EXPRESSED AS AN
 ANNUAL PERCENTAGE OF DAILY NET ASSETS
----------------------------------------------------------------------------------------------
SEPARATE ACCOUNT ANNUAL EXPENSES:/(8)/                         SERIES E
                                                               --------
Operations                                                     0.80%
Administration                                                 0.30%
Distribution                                                   0.20%
                                                               -----
Total separate account annual expenses ("Contract fee")        1.30%
----------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE EACH YEAR IF YOU FUND ANY OF
 THE FOLLOWING OPTIONAL BENEFITS
----------------------------------------------------------------------------------------------
GUARANTEED MINIMUM DEATH BENEFIT CHARGE (Calculated as a
percentage of the applicable benefit base/(9)/. Deducted
annually/(10) /on each contract date anniversary for which
the benefit is in effect.)

   Return of Principal death benefit                           No Additional Charge

   Highest Anniversary Value death benefit                     0.35% (current and maximum)
----------------------------------------------------------------------------------------------
RMD Wealth Guard death benefit

   Maximum Charge:                                             1.20% (for issue ages 20-64)
                                                               2.00% (for issue ages 65-68)

   Current Charge/(11)/:                                       0.60% (for issue ages 20-64)
                                                               1.00% (for issue ages 65-68)
----------------------------------------------------------------------------------------------
"Greater of" death benefit

   Maximum Charge:                                             2.50%

   Current Charge/(12)/:                                       1.25%
----------------------------------------------------------------------------------------------

                                   FEE TABLE

GUARANTEED MINIMUM INCOME BENEFIT CHARGE (Calculated as a percentage of the GMIB benefit base/(9)/. Deducted annually/(10)/ on each contract date anniversary for which the benefit is in effect.)

   Maximum Charge:                                             2.50%
   Current Charge/(12)/:                                       1.25%
-----------------------------------------------------------------------------
You also bear your proportionate share of all fees and expenses paid by a
Portfolio that corresponds to any variable investment option you are using.
This table shows the lowest and highest total operating expenses charged by any of the Portfolios that you will pay periodically during the time that you own the contract. These fees and expenses are reflected in the Portfolio's net asset value each day. Therefore, they reduce the investment return of the
Portfolio and the related variable investment option. Actual fees and expenses are likely to fluctuate from year to year. More detail concerning each
Portfolio's fees and expenses is contained in the prospectus for the Portfolio.

-----------------------------------------------------------------------------------------------------------
 PORTFOLIO OPERATING EXPENSES EXPRESSED AS AN ANNUAL PERCENTAGE OF DAILY NET ASSETS
-----------------------------------------------------------------------------------------------------------
Total Annual Portfolio Operating Expenses (expenses that are deducted from Portfolio assets  Lowest Highest
including management fees, 12b-1 fees, service fees, and/or other expenses)/(*)/             0.58%  2.60%
-----------------------------------------------------------------------------------------------------------

Notes:

(*)"Total Annual Portfolio Operating Expenses" are based, in part, on estimated amounts of such expenses. Pursuant to a contract, AXA Equitable Funds
   Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of certain affiliated
   Portfolios through April 30, 2020 ("Expense Limitation Arrangement") (unless the Trust's Board of Trustees consents to an earlier revision or termination of this agreement). The Expense Limitation Arrangement may be terminated by
   AXA Equitable Funds Management Group, LLC at any time after April 30, 2020.
   The range of expenses in the table above does not include the effect of any
   Expense Limitation Arrangement. The Expense Limitation Arrangement does not apply to unaffiliated Portfolios. The range of expense in the table below includes the effect of the Expense Limitation Arrangements.

-------------------------------------------------------------------------------------------------------------------
 PORTFOLIO OPERATING EXPENSES EXPRESSED AS AN ANNUAL PERCENTAGE OF DAILY NET ASSETS
-------------------------------------------------------------------------------------------------------------------
Total Annual Portfolio Operating Expenses after the effect of Expense Limitation Arrangements/(13)/  Lowest Highest
                                                                                                     0.58%  2.02%
-------------------------------------------------------------------------------------------------------------------

   For complete information regarding the Expense Limitation Arrangements see the prospectuses for the underlying Portfolios.

(1)The current tax charge that might be imposed varies by jurisdiction and currently ranges from 0% to 3.5%.

(2)Currently, we do not charge for transfers among investment options under the contract. However, we reserve the right to charge for transfers in excess of
   12 transfers per contract year. We will charge no more than $35 for each transfer at the time each transfer is processed. See "Transfer charge" under
   "Charges that AXA Equitable deducts" in "Charges and expenses" later in this
   Prospectus.

(3)These charges may increase over time to cover our administrative costs. We may discontinue these services at any time.

(4)The sum of these charges will never exceed 2% of the amount disbursed or transferred.

(5)If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the administrative charge for that year.

(6)This charge is currently waived. This waiver may be discontinued at any time, with or without notice.

(7)During the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your Total account value. Thereafter, the charge, if applicable, is $30 for each contract year.

(8)In connection with the separate account annual expenses, these charges compensate us for certain risks we assume and expenses we incur under the contract. We expect to make a profit from these charges.

(9)The benefit base is not an account value or cash value. Your initial benefit base is equal to your initial contribution or transfer to the Protected
   Benefit account variable investment options and amounts in the Special DCA program designated for transfers to the Protected Benefit account variable investment options. Subsequent adjustments to the applicable benefit base and the investment performance of the Protected Benefit account may result in a "benefit base" that is significantly different from your total contributions or future transfers to, or account value in, the Protected
   Benefit account. See "Guaranteed minimum death benefits" and "Guaranteed minimum income benefit" in "Contract features and benefits" later in this
   Prospectus.

(10)If the contract is surrendered or annuitized, or a death benefit is paid, or the benefit is dropped (if applicable), on any date other than the contract date anniversary, we will deduct a pro rata portion of the charge for that year.

(11)We reserve the right to increase or decrease this charge any time after your second contract date anniversary. See "RMD Wealth Guard death benefit charge" in "Charges and expenses" later in this Prospectus.

(12)We reserve the right to increase or decrease this charge any time after your second contract date anniversary. See "Guaranteed minimum income benefit charge" and "Greater of death benefit" in "Charges and expenses"
    later in this Prospectus.

(13)"Total Annual Portfolio Operating Expenses" are based, in part, on estimated amounts of such expenses.

                                   FEE TABLE

EXAMPLES

These examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, separate account annual expenses, and underlying trust fees and expenses (including the underlying portfolio fees and expenses). These examples do not reflect charges for any special service you may request.

GENERAL NOTE ABOUT EXAMPLES IN THIS PROSPECTUS: All examples assume that the contract owner is age eligible to fund the referenced Guaranteed benefits.

The first example below shows the expenses that a hypothetical contract owner
(who has elected the "Greater of" death benefit with the Guaranteed minimum income benefit) would pay in the situations illustrated. This example uses an estimated average annual administrative charge based on anticipated sales and contract sizes, which results in an estimated annual administrative charge calculated as a percentage of contract value of 0.006%. The example assumes the maximum charges that would apply based on a 5% return for the "Greater of"
death benefit and Guaranteed minimum income benefit, both of which are calculated as a percentage of each Guaranteed benefit's benefit base. The example also assumes there has not been a withdrawal from the Protected Benefit account.

In this example, we assume the highest Deferral Roll-up rate of 8% that can be applied to the GMIB and GMDB Roll-up benefit bases annually. Since the charges for the GMIB and "Greater of" death benefit are calculated as a percentage of their applicable benefit bases, the examples show the maximum charges under these assumptions. We reserve the right to declare a Deferral Roll-up rate in excess of 8%. A higher Deferral Roll-up rate could result in a higher GMIB benefit base and "Greater of" death benefit base. However, since we cannot predict how high your Deferral Roll-up rate might be, we have based the example on a Deferral Roll-up rate of 8%, which is the highest rate available under the
Deferral Ten-Year Treasuries Formula Rate. See "Deferral Roll-up rate" under
"Guaranteed minimum income benefit" in "Contract features and benefits."

Amounts allocated to the Special DCA program are not covered by these example.
The annual administrative charge does apply to amounts allocated to the Special
DCA program.

The example assumes that you invest $10,000 in the Protected Benefit account variable investment options for the time periods indicated, and that your investment has a 5% return each year. Other than the annual administrative charge and the charges for the Guaranteed benefits (which are described immediately above), the example also assumes separate account annual expenses and that amounts are allocated to the Protected Benefit account variable investment options that invest in Portfolios with (a) the maximum fees and expenses, and (b) the minimum fees and expenses (before expense limitations).
The example should not be considered a representation of past or future expenses for each option. Actual expenses may be greater or less than those shown. Similarly, the annual rate of return assumed in each example is not an estimate or guarantee of future investment performance. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

                                                                              SERIES E
-------------------------------------------------------------------------------------------------------------

                                                                       IF YOU SURRENDER YOUR CONTRACT AT THE
                                                                       END OF THE APPLICABLE TIME PERIOD
-------------------------------------------------------------------------------------------------------------
                                                                       1 YEAR   3 YEARS   5 YEARS  10 YEARS
-------------------------------------------------------------------------------------------------------------
(a)assuming maximum fees and expenses of any of the Protected Benefit
   account investment options                                           $665    $2,357    $4,470   $10,374
-------------------------------------------------------------------------------------------------------------
(b)assuming minimum fees and expenses of any of the Protected Benefit
   account investment options                                           $510    $1,910    $3,775   $ 9,313
-------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                                                        IF YOU DO NOT SURRENDER YOUR
                                                                       CONTRACT AT THE END OF THE APPLICABLE
                                                                                 TIME PERIOD
------------------------------------------------------------------------------------------------------------
                                                                       1 YEAR   3 YEARS   5 YEARS  10 YEARS
------------------------------------------------------------------------------------------------------------
(a)assuming maximum fees and expenses of any of the Protected Benefit
   account investment options                                           $665    $2,357    $4,470   $10,374
------------------------------------------------------------------------------------------------------------
(b)assuming minimum fees and expenses of any of the Protected Benefit
   account investment options                                           $510    $1,910    $3,775   $ 9,313
------------------------------------------------------------------------------------------------------------

The next example shows the expenses that a hypothetical contract owner who has opted out of all optional benefits that have fees associated with them would pay in the situations illustrated. This example uses an estimated average annual administrative charge based on anticipated sales and contract sizes, which results in an estimated annual administrative charge calculated as a percentage of contract value of 0.006%.

The example assumes amounts are allocated to the most expensive and least expensive Portfolio. Amounts allocated to the guaranteed interest option and the Special DCA program are not covered by this example. The annual administrative charge does apply to amounts allocated to the guaranteed interest option and the Special DCA program.

The example assumes that you invest $10,000 in the Investment account variable investment options for the time periods indicated, and that your investment has a 5% return each year. Other than the annual administrative charge (which is described immediately above), the example also assumes maximum contract charges and total annual expenses of the Portfolios (before expense limitations)
invested in by the Investment account variable investment options set forth in the previous chart. The example should not be considered a representation of past or future expenses for each option. Actual expenses may be greater or less than those shown. Similarly, the annual rate of return assumed in the example is not an estimate or guarantee of future investment performance. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

                                                                       SERIES E
------------------------------------------------------------------------------------------------------

                                                                IF YOU SURRENDER YOUR CONTRACT AT THE
                                                                END OF THE APPLICABLE TIME PERIOD
------------------------------------------------------------------------------------------------------
                                                                1 YEAR   3 YEARS   5 YEARS  10 YEARS
------------------------------------------------------------------------------------------------------
(a)assuming maximum fees and expenses of any of the Portfolios   $410    $1,241    $2,088    $4,271
------------------------------------------------------------------------------------------------------
(b)assuming minimum fees and expenses of any of the Portfolios   $198    $  612    $1,052    $2,272
------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                                                                 IF YOU DO NOT SURRENDER YOUR
                                                                CONTRACT AT THE END OF THE APPLICABLE
                                                                          TIME PERIOD
-----------------------------------------------------------------------------------------------------
                                                                1 YEAR   3 YEARS   5 YEARS  10 YEARS
-----------------------------------------------------------------------------------------------------
(a)assuming maximum fees and expenses of any of the Portfolios   $410    $1,241    $2,088    $4,271
-----------------------------------------------------------------------------------------------------
(b)assuming minimum fees and expenses of any of the Portfolios   $198    $  612    $1,052    $2,272
-----------------------------------------------------------------------------------------------------

                                   FEE TABLE

For information on how your contract works under certain hypothetical circumstances, please see Appendix IV at the end of this Prospectus.

CONDENSED FINANCIAL INFORMATION

Please see Appendix XII at the end of this Prospectus for the unit values and the number of units outstanding as of the end of the periods shown for each of the variable investment options available as of December 31, 2018.

                                   FEE TABLE

1. Contract features and benefits

--------------------------------------------------------------------------------

HOW YOU CAN PURCHASE AND CONTRIBUTE TO YOUR CONTRACT

You may purchase a contract by making payments to us that we call
"contributions." Only full exchanges, rollovers or transfers from eligible
EQUI-VEST(R) and Accumulator contracts, as defined herein, are permitted as contributions. Full and partial exchanges, rollovers or transfers from eligible
Structured Capital Strategies(R) contracts, as defined herein, are permitted as contributions as long as the source of the contribution is the entire account value invested in the variable investment options at the time of the transaction. No other source of contribution is permitted. In addition, subsequent contributions can only be made through permitted exchanges, rollovers, or transfers from a Prior Contract. As a result of these limitations you may not be able to make subsequent contributions to your contract. See
Retirement Cornerstone(R) Series E at a glance -- key features" earlier in this
Prospectus for more information. The tables in Appendix VIII later in this
Prospectus summarize our current rules regarding contributions to your contract, which are subject to change. Both the owner and annuitant named in the contract must meet the issue age requirements shown in the table and contributions are based on the age of the older of the original owner and annuitant. We can refuse to accept an application from you or any contribution from you at any time, including after you purchase the contract.

--------------------------------------------------------------------------------
WE RESERVE THE RIGHT TO CHANGE OUR CURRENT LIMITATIONS ON YOUR CONTRIBUTIONS
AND TO DISCONTINUE ACCEPTANCE OF CONTRIBUTIONS.
--------------------------------------------------------------------------------

We currently do not accept any contribution to your contract if: (i) the sum of all contributions under all Accumulator(R) Series and Retirement Cornerstone(R)
Series contracts with the same owner or annuitant would then total more than
$1,500,000, or (ii) the aggregate contributions under all AXA Equitable annuity accumulation contracts with the same owner or annuitant would then total more than $2,500,000. We may waive these and other contribution limitations based on certain criteria that we determine, including Guaranteed benefits, issue age, aggregate contributions, variable investment option allocations and selling broker-dealer compensation. These and other contribution limitations may not be applicable in your state. For a state-by-state description of all material variations of the contracts, see Appendix V later in this Prospectus.

You may not contribute or transfer more than $1,500,000 to your Protected
Benefit account variable investment options and the Special DCA program with amounts designated for the Protected Benefit account variable investment options.

Once a withdrawal is taken from your Protected Benefit account, you cannot make additional contributions to your Protected Benefit account, either directly or through a new Special DCA program. You may, however, be able to continue to make transfers from your Investment account to the Protected Benefit account variable investment options until such time you make a subsequent contribution to your Investment account. Scheduled transfers from an existing Special DCA program will continue through to the program's conclusion.

We may accept less than the minimum initial contribution under a contract if an aggregate amount of Retirement Cornerstone(R) Series contracts, respectively, purchased at the same time by an individual (including spouse) meet the minimum.
--------------------------------------------------------------------------------
THE "OWNER" IS THE PERSON WHO IS THE NAMED OWNER IN THE CONTRACT AND, IF AN
INDIVIDUAL, IS THE MEASURING LIFE FOR DETERMINING CONTRACT BENEFITS. THE
"ANNUITANT" IS THE PERSON WHO IS THE MEASURING LIFE FOR DETERMINING THE
CONTRACT MATURITY DATE. THE ANNUITANT IS NOT NECESSARILY THE CONTRACT OWNER.
WHERE THE OWNER OF A CONTRACT IS NON-NATURAL, THE ANNUITANT IS THE MEASURING
LIFE FOR DETERMINING CONTRACT BENEFITS.
--------------------------------------------------------------------------------

Upon advance notice to you, we may exercise certain rights we have under the contract regarding contributions, including our rights to:

..   Change our contribution requirements and limitations and our transfer rules, including to:

   -- increase or decrease our minimum contribution requirements and increase or decrease our maximum contribution limitations;

   -- discontinue the acceptance of subsequent contributions to the contract;

   -- discontinue the acceptance of subsequent contributions and/or transfers into one or more of the variable investment options and/or guaranteed interest option; and

   -- discontinue the acceptance of subsequent contributions and/or transfers into the Protected Benefit account variable investment options.

..   Default certain contributions and transfers designated for a Protected
    Benefit account variable investment option(s) to the corresponding
    Investment account variable investment option(s), which invests in the same underlying Portfolio(s). See "Rebalancing among your Protected Benefit account variable investment options" under "Allocating your contributions"
    later in this section.

..   Further limit the number of variable investment options you may invest in at any one time.

..   Limit or terminate new contributions or transfers to an investment option.

WE RESERVE THE RIGHT IN OUR SOLE DISCRETION TO DISCONTINUE THE ACCEPTANCE OF,
AND/OR PLACE LIMITATIONS ON CONTRIBUTIONS AND TRANSFERS INTO THE CONTRACT
AND/OR CERTAIN INVESTMENT OPTIONS. IF YOU HAVE ONE OR MORE GUARANTEED BENEFITS
AND WE EXERCISE OUR RIGHT TO DISCONTINUE THE ACCEPTANCE OF, AND/OR PLACE
ADDITIONAL LIMITATIONS ON, CONTRIBUTIONS TO THE CONTRACT AND/OR CONTRIBUTIONS
AND/OR TRANSFERS INTO THE PROTECTED BENEFIT ACCOUNT VARIABLE INVESTMENT
OPTIONS, YOU MAY NO LONGER BE ABLE TO FUND YOUR GUARANTEED BENEFIT(S). THIS
MEANS THAT IF YOU HAVE NOT YET ALLOCATED AMOUNTS TO THE PROTECTED BENEFIT
ACCOUNT VARIABLE INVESTMENT OPTIONS, YOU MAY NOT BE ABLE TO FUND YOUR
GUARANTEED BENEFIT(S). THIS ALSO MEANS THAT IF YOU HAVE ALREADY FUNDED YOUR
GUARANTEED BENEFITS BY ALLOCATING AMOUNTS TO THE PROTECTED BENEFIT ACCOUNT
VARIABLE INVESTMENT OPTIONS, YOU MAY NO

                        CONTRACT FEATURES AND BENEFITS

LONGER BE ABLE TO INCREASE YOUR PROTECTED BENEFIT ACCOUNT VALUE AND THE BENEFIT
BASES ASSOCIATED WITH YOUR GUARANTEED BENEFITS THROUGH CONTRIBUTIONS AND
TRANSFERS.

OWNER AND ANNUITANT REQUIREMENTS

Under NQ contracts, the annuitant can be different from the owner. Only natural persons can be joint owners. This means that an entity such as a corporation cannot be a joint owner. We also reserve the right to prohibit availability of this contract to other non-natural owners.

For NQ contracts (with a single owner, joint owners, or a non-natural owner) we permit the naming of joint annuitants only when the contract is purchased through an exchange that is intended not to be taxable under Section 1035 of the Internal Revenue Code and only where the joint annuitants are spouses.

Owners which are not individuals are required to document their status to avoid
30% FATCA withholding from U.S.-source income.

Under all IRA contracts, the owner and annuitant must be the same person. In some cases, an IRA contract may be held in a custodial individual retirement account for the benefit of the individual annuitant.

For the Spousal continuation feature to apply, the spouses must either be joint owners, or, for Single owner contracts, the surviving spouse must be the sole primary beneficiary. The determination of spousal status is made under applicable state law. However, in the event of a conflict between federal and state law, we follow federal rules. Certain same-sex civil union and domestic partners may not be eligible for tax benefits under federal law and in some circumstances will be required to take post-death distributions that dilute or eliminate the value of the contractual benefit.

In general, we will not permit a contract to be owned by a minor unless it is pursuant to the Uniform Gift to Minors Act or the Uniform Transfers to Minors
Act in your state.

Under QP contracts, the owner must be the qualified plan trust and the annuitant must be a plan participant/employee. The term "QP contracts" used in this Prospectus refers to QPDB and/or QPDC contracts. See Appendix II at the end of this Prospectus for more information regarding QP contracts.

Certain benefits under your contract, as described in this Prospectus, are based on the age of the owner. If the owner of the contract is not a natural person, these benefits will be based on the age of the annuitant. Under QP contracts, all benefits are based on the age of the annuitant. In this
Prospectus, when we use the terms OWNER and JOINT OWNER, we intend these to be references to ANNUITANT and JOINT ANNUITANT, respectively, if the contract has a non-natural owner. Unless otherwise stated, if the contract is jointly owned or is issued to a non-natural owner, benefits are based on the age of the older joint owner or older joint annuitant, as applicable.

PURCHASE CONSIDERATIONS FOR A CHARITABLE REMAINDER TRUST

If you are purchasing the contract to fund a charitable remainder trust and allocate any account value to the Protected Benefit account, you should strongly consider "split-funding": that is, the trust holds investments in addition to this Retirement Cornerstone(R) Series E contract. Charitable remainder trusts are required to make specific distributions. The charitable remainder trust annual distribution requirement may be equal to a percentage of the donated amount or a percentage of the current value of the donated amount.
The required distribution may have an adverse impact on the value of your
Guaranteed benefits.

HOW YOU CAN MAKE YOUR CONTRIBUTIONS

The only source of contributions that are permitted to fund a Retirement
Cornerstone(R) Series E contract are from permitted exchanges, rollovers or transfers from a Prior Contract. See "Exchange Program" earlier in this
Prospectus in "Retirement Cornerstone(R) Series E at a glance -- key features".
You will remain invested in your Prior Contract while AXA Advisors LLC ("AXA
Advisors") ensures your application is complete and that suitability standards are met. Upon successful completion of this review, AXA Advisors will transmit your application to us, so that we can consider your application for processing.

--------------------------------------------------------------------------------
THE "CONTRACT DATE" IS THE EFFECTIVE DATE OF A CONTRACT. YOUR CONTRACT DATE
WILL BE SHOWN IN YOUR CONTRACT. THE 12 MONTH PERIOD BEGINNING ON YOUR CONTRACT
DATE AND EACH 12 MONTH PERIOD AFTER THAT DATE IS A "CONTRACT YEAR." THE END OF
EACH 12 MONTH PERIOD IS YOUR "CONTRACT DATE ANNIVERSARY." FOR EXAMPLE, IF YOUR
CONTRACT DATE IS MAY 1, YOUR CONTRACT DATE ANNIVERSARY IS APRIL 30.
--------------------------------------------------------------------------------

If your application is in good order when we receive it for application processing purposes, your Prior Contract will be exchanged for a Retirement
Cornerstone(R) Series E contract at the price calculated at the close of that business day (or at the price calculated at the close of the next business day if we receive your application on a non-business day). If any information we require to issue your contract is missing or unclear, you will remain invested in your Prior Contract while we try to obtain this information. If we are unable to obtain all of the information we require within five business days after we receive an incomplete application or form, we will inform the financial professional submitting the application on your behalf. We will then cancel your exchange request unless you or your financial professional acting on your behalf, specifically direct us to keep your exchange request until we receive the required information. If we have not received the information we require within 30 days, we will cancel your exchange request. Your Prior
Contract will be exchanged for a Retirement Cornerstone(R) Series E contract as of the price calculated at the close of the business day we receive the missing information. Although we require an application from you, we will import data that we have in our records regarding the Prior Contract in issuing this contract. If there is a conflict between the data that we have in our records regarding the Prior Contract and the information on your application, we will not consider the application in good order as discussed above. For more information on a "Prior Contract", see "Exchange Program" in "Retirement
Cornerstone(R) Series E at a glance--key features" earlier in this Prospectus.

--------------------------------------------------------------------------------
OUR "BUSINESS DAY" IS GENERALLY ANY DAY THE NEW YORK STOCK EXCHANGE IS OPEN FOR
REGULAR TRADING AND GENERALLY ENDS AT 4:00 P.M. EASTERN TIME (OR AS OF AN
EARLIER CLOSE OF REGULAR TRADING). A BUSINESS DAY DOES NOT INCLUDE A DAY ON
WHICH WE ARE NOT OPEN DUE TO EMERGENCY CONDITIONS DETERMINED BY THE SEC. WE MAY
ALSO CLOSE EARLY DUE TO SUCH EMERGENCY CONDITIONS. FOR MORE INFORMATION ABOUT
OUR BUSINESS DAY AND OUR PRICING OF TRANSACTIONS, PLEASE SEE "DATES AND PRICES
AT WHICH CONTRACT EVENTS OCCUR" IN "MORE INFORMATION" LATER IN THIS PROSPECTUS.
--------------------------------------------------------------------------------

WHAT ARE YOUR INVESTMENT OPTIONS UNDER THE CONTRACT?

Your investment options are the following:

..   Protected Benefit account variable investment options (used to fund
    Guaranteed benefits)

                        CONTRACT FEATURES AND BENEFITS

..   Investment account variable investment options

..   Guaranteed interest option

..   the account for special dollar cost averaging

As noted throughout this Prospectus, you may elect the GMIB at the time you apply for your contract. The Return of Principal death benefit and the "Greater of" death benefit can only be elected in combination with the GMIB. The Highest
Anniversary Value death benefit can be elected with or without selecting the
GMIB. If you elect the GMIB and do not elect a guaranteed minimum death benefit, you will automatically receive the Return of Principal death benefit.
The RMD Wealth Guard death benefit cannot be elected in combination with the
GMIB. Your Guaranteed benefits do not need to be funded at issue. Also, any applicable charges will not be assessed until you fund your Protected Benefit account. The Protected Benefit account variable investment options are used to fund these benefits.

Only amounts you allocate to the Protected Benefit account variable investment options and amounts in the Special DCA program designated for future transfers to the Protected Benefit account variable investment options will fund your
Guaranteed benefits. These amounts will be included in the respective benefit bases of your Guaranteed benefits and will become part of your Protected
Benefit account value. All amounts allocated to the Protected Benefit account variable investment options and amounts in the Special DCA program designated for Protected Benefit account variable investment options are subject to the terms and conditions of the Guaranteed benefits under your contract.

If you allocate to investment options available to fund your Guaranteed benefits, you may later decide to change your allocation instructions in order to increase, decrease or stop the funding of your Guaranteed benefits. Also, if you have a Guaranteed benefit, there is no requirement that you must fund it either at issue or on any future date.

IF YOU HAVE A GUARANTEED BENEFIT AND ALLOCATE ANY AMOUNT TO THE PROTECTED
BENEFIT ACCOUNT VARIABLE INVESTMENT OPTIONS OR THE SPECIAL DCA PROGRAM WITH
AMOUNTS DESIGNATED FOR FUTURE TRANSFERS TO THE PROTECTED BENEFIT ACCOUNT
VARIABLE INVESTMENT OPTIONS, YOU ARE FUNDING THE GUARANTEED BENEFITS UNDER YOUR
CONTRACT. NO OTHER ACTION IS REQUIRED OF YOU. IF YOU DO NOT WISH TO FUND A
GUARANTEED BENEFIT, YOU SHOULD NOT ALLOCATE CONTRIBUTIONS OR MAKE TRANSFERS TO
YOUR PROTECTED BENEFIT ACCOUNT. SEE "ALLOCATING YOUR CONTRIBUTIONS" LATER IN
THIS SECTION.

Once you allocate amounts to the Protected Benefit account variable investment options, such amounts may be transferred among the Protected Benefit account variable investment options, but may not be transferred to the Investment account variable investment options or the guaranteed interest option. In addition, we may at any time exercise our right to limit or terminate transfers into any of the variable investment options. For more information, see
"Transferring your money among investment options" later in this Prospectus.

The table below shows the current Protected Benefit account variable investment options and Investment account variable investment options available to you. It is important to note that the Protected Benefit account variable investment options are also available as Investment account variable investment options.
The Protected Benefit account variable investment options invest in the same
Portfolios as the corresponding Investment account variable investment options.

PROTECTED BENEFIT ACCOUNT VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
.. 1290 VT Moderate Growth Allocation
.. EQ/AB Dynamic Aggressive Growth
.. EQ/AB Dynamic Growth
.. EQ/AB Dynamic Moderate Growth
.. EQ/Aggressive Growth Strategy
.. EQ/American Century Moderate Growth Allocation
.. EQ/AXA Investment Managers Moderate Allocation
.. EQ/Balanced Strategy
.. EQ/Conservative Growth Strategy
.. EQ/Conservative Strategy
.. EQ/First Trust Moderate Growth Allocation
.. EQ/Goldman Sachs Growth Allocation
.. EQ/Goldman Sachs Moderate Growth Allocation
.. EQ/Growth Strategy
.. EQ/Invesco Moderate Allocation
.. EQ/Invesco Moderate Growth Allocation
.. EQ/JPMorgan Growth Allocation
.. EQ/Legg Mason Growth Allocation
.. EQ/Legg Mason Moderate Allocation
.. EQ/Moderate Growth Strategy
--------------------------------------------------------------------------------

INVESTMENT ACCOUNT VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
.. 1290 VT DoubleLine Dynamic Allocation
.. 1290 VT DoubleLine Opportunistic Bond
.. 1290 VT Equity Income
.. 1290 VT GAMCO Mergers & Acquisitions
.. 1290 VT GAMCO Small Company Value
.. 1290 VT High Yield Bond
.. 1290 VT Low Volatility Global Equity
.. 1290 VT Micro Cap
.. 1290 VT Moderate Growth Allocation
.. 1290 VT Natural Resources
.. 1290 VT Real Estate
.. 1290 VT Small Cap Value
.. 1290 VT SmartBeta Equity
.. All Asset Growth - Alt 20
.. American Funds Insurance Series(R) Bond Fund
.. American Funds Insurance Series(R) Global Small Capitalization Fund
.. American Funds Insurance Series(R) New World Fund(R)
.. BlackRock Global Allocation V.I. Fund
.. BlackRock Large Cap Focus Growth V.I. Fund
.. Charter/SM/ Moderate
.. Charter/SM/ Moderate Growth
.. Charter/SM/ Small Cap Value
.. ClearBridge Variable Aggressive Growth
.. ClearBridge Variable Appreciation
.. ClearBridge Variable Dividend Strategy
.. ClearBridge Variable Mid Cap
.. Eaton Vance VT Floating-Rate Income
.. EQ/AB Dynamic Aggressive Growth
.. EQ/AB Dynamic Growth
.. EQ/AB Dynamic Moderate Growth
.. EQ/AB Small Cap Growth
.. EQ/Aggressive Growth Strategy
.. EQ/American Century Mid Cap Value
.. EQ/American Century Moderate Growth Allocation
.. EQ/AXA Investment Managers Moderate Allocation
.. EQ/Balanced Strategy
.. EQ/BlackRock Basic Value Equity
.. EQ/ClearBridge Large Cap Growth
.. EQ/ClearBridge Select Equity Managed Volatility
.. EQ/Common Stock Index
.. EQ/Conservative Growth Strategy
.. EQ/Conservative Strategy
.. EQ/Core Bond Index
.. EQ/Emerging Markets Equity PLUS
.. EQ/Equity 500 Index
.. EQ/Fidelity Institutional AM(R) Large Cap
.. EQ/First Trust Moderate Growth Allocation
.. EQ/Franklin Rising Dividends
.. EQ/Franklin Strategic Income
.. EQ/Goldman Sachs Growth Allocation
.. EQ/Goldman Sachs Mid Cap Value
.. EQ/Goldman Sachs Moderate Growth Allocation
.. EQ/Growth Strategy
.. EQ/Intermediate Government Bond
.. EQ/International Core Managed Volatility
.. EQ/International Equity Index
.. EQ/Invesco Comstock
.. EQ/Invesco Global Real Estate
.. EQ/Invesco International Growth
.. EQ/Invesco Moderate Allocation
.. EQ/Invesco Moderate Growth Allocation
.. EQ/Ivy Energy
.. EQ/Ivy Mid Cap Growth
.. EQ/Ivy Science and Technology
.. EQ/Janus Enterprise
.. EQ/JPMorgan Growth Allocation
.. EQ/JPMorgan Value Opportunities
.. EQ/Large Cap Growth Index
.. EQ/Large Cap Value Index
.. EQ/Large Cap Value Managed Volatility
.. EQ/Lazard Emerging Markets Equity
.. EQ/Legg Mason Growth Allocation
.. EQ/Legg Mason Moderate Allocation
.. EQ/Loomis Sayles Growth
.. EQ/MFS International Growth
.. EQ/MFS International Value
.. EQ/MFS Technology
.. EQ/MFS Utilities
.. EQ/Mid Cap Index
.. EQ/Mid Cap Value Managed Volatility
.. EQ/Moderate Allocation
.. EQ/Moderate Growth Strategy
.. EQ/Money Market
.. EQ/Oppenheimer Global
.. EQ/PIMCO Global Real Return
.. EQ/PIMCO Real Return
.. EQ/PIMCO Total Return
.. EQ/PIMCO Ultra Short Bond
.. EQ/Small Company Index
.. EQ/T. Rowe Price Growth Stock
.. EQ/T. Rowe Price Health Sciences
.. Fidelity(R) VIP Mid Cap
.. Fidelity(R) VIP Strategic Income
.. First Trust/Dow Jones Dividend & Income Allocation
.. First Trust Multi Income Allocation
.. Franklin Allocation VP
.. Franklin Income VP
.. Hartford Growth Opportunities HLS
.. Invesco V.I. Diversified Dividend
.. Invesco V.I. Equity and Income
.. Invesco V.I. High Yield
.. Invesco V.I. Mid Cap Core Equity
.. Invesco V.I. Small Cap Equity
.. Ivy VIP High Income
.. Lord Abbett Bond Debenture
.. MFS(R) Investors Trust Series
.. MFS(R) Massachusetts Investors Growth Stock
.. Multimanager Aggressive Equity
.. Multimanager Mid Cap Growth
.. Multimanager Mid Cap Value
.. Multimanager Technology
.. Neuberger Berman International Equity
.. Neuberger Berman U.S. Equity Index PutWrite Strategy
.. PIMCO CommodityRealReturn(R) Strategy
.. PIMCO Income
.. ProFund VP Biotechnology
.. Putnam VT Diversified Income
.. QS Legg Mason Dynamic Multi-Strategy VIT
.. Templeton Developing Markets VIP
.. Templeton Global Bond VIP
--------------------------------------------------------------------------------

                        CONTRACT FEATURES AND BENEFITS

If you decide to participate in the Special DCA program, any amounts allocated to the program that are designated for future transfers to the Protected
Benefit account variable investment options will be included in the Protected
Benefit account value. Any amounts allocated to the Special DCA program that are designated for future transfers to the Investment account variable investment options and the guaranteed interest option will be included in your
Investment account value. As discussed later in this section, the Special DCA program allows you to gradually allocate amounts to available investment options through periodic transfers. You can allocate to either or both
Investment account and Protected Benefit account variable investment options as part of your Special DCA program. See "Allocating your contributions" later in this section.

VARIABLE INVESTMENT OPTIONS

Your investment results in any one of the variable investment options will depend on the investment performance of the underlying Portfolios. You can lose your principal when investing in the variable investment options. In periods of poor market performance, the net return, after charges and expenses, may result in negative yields, including for the EQ/Money Market variable investment option. Listed below are the currently available Portfolios, their investment objectives their investment manager(s) and/or sub-adviser(s). We may, at any time, exercise our rights to limit or terminate your contributions, allocations and transfers to any of the variable investment options (including the
Protected Benefit account variable investment options) and to limit the number of variable investment options which you may select.

                        CONTRACT FEATURES AND BENEFITS

PORTFOLIOS OF THE TRUSTS

We offer both affiliated and unaffiliated Trusts, which in turn offer one or more Portfolios. AXA Equitable Funds Management Group, LLC ("AXA FMG"), a
wholly owned subsidiary of AXA Equitable, serves as the investment adviser of the Portfolios of AXA Premier VIP Trust and EQ Advisors Trust. For some affiliated Portfolios, AXA FMG has entered into sub-advisory agreements with one or more other investment advisers (the "sub-advisers") to carry out investment decisions for the Portfolios. As such, among other responsibilities,
AXA FMG oversees the activities of the sub-advisers with respect to the affiliated Trusts and is responsible for retaining or discontinuing the services of those sub-advisers. The chart below indicates the sub-adviser(s)
for each Portfolio, if any. The chart below also shows the currently available
Portfolios and their investment objectives.

You should be aware that AXA Advisors, LLC and AXA Distributors, LLC (together, the "Distributors") directly or indirectly receive 12b-1 fees from affiliated
Portfolios for providing certain distribution and/or shareholder support services. These fees will not exceed 0.25% of the Portfolios' average daily net assets. The affiliated Portfolios' sub-advisers and/or their affiliates may also contribute to the cost of expenses for sales meetings or seminar sponsorships that may relate to the contracts and/or the sub-advisers'
respective Portfolios. In addition, AXA FMG receives management fees and administrative fees in connection with the services it provides to the affiliated Portfolios. As such, it is generally more profitable for us to offer affiliated Portfolios than to offer unaffiliated Portfolios.

AXA Equitable or the Distributors may directly or indirectly receive 12b-1 fees and additional payments from certain unaffiliated Portfolios, their advisers, sub-advisers, distributors or affiliates, for providing certain administrative, marketing, distribution and/or shareholder support services. These fees and payments range from 0% to 0.60% of the unaffiliated Portfolios' average daily net assets. AXA Advisors may also receive payments from the advisers or sub-advisers of the unaffiliated Portfolios or their affiliates for certain distribution services, including expenses for sales meetings or seminar sponsorships that may relate to the contracts and/or the advisers' respective
Portfolios.

As a contract owner, you may bear the costs of some or all of these fees and payments through your indirect investment in the Portfolios. (See the
Portfolios' prospectuses for more information.) These fees and payments, as well as the Portfolios' investment management fees and administrative expenses, will reduce the underlying Portfolios' investment returns. AXA Equitable may profit from these fees and payments. AXA Equitable considers the availability of these fees and payment arrangements during the selection process for the underlying Portfolios. These fees and payment arrangements may create an incentive for us to select Portfolios (and classes of shares of Portfolios)
that pay us higher amounts.

Some affiliated Portfolios invest in other affiliated Portfolios (the "EQ Fund of Fund Portfolios"). The EQ Fund of Fund Portfolios offer contract owners a convenient opportunity to invest in other Portfolios that are managed and have been selected for inclusion in the EQ Fund of Fund Portfolios by AXA FMG. AXA
Advisors, an affiliated broker-dealer of AXA Equitable, may promote the benefits of such Portfolios to contract owners and/or suggest that contract owners consider whether allocating some or all of their Total account value to such Portfolios is consistent with their desired investment objectives. In doing so, AXA Equitable, and/or its affiliates, may be subject to conflicts of interest insofar as AXA Equitable may derive greater revenues from the EQ Fund of Fund Portfolios than certain other Portfolios available to you under your contract. Please see "Allocating your contributions" later in this section for more information about your role in managing your allocations.

As described in more detail in the Portfolio prospectuses, the EQ Managed
Volatility Portfolios may utilize a proprietary volatility management strategy developed by AXA FMG (the "EQ volatility management strategy") and, in addition, certain EQ Fund of Fund Portfolios may invest in affiliated
Portfolios that utilize this strategy. The EQ volatility management strategy uses futures and options, such as exchange-traded futures and options contracts on securities indices, to reduce the Portfolio's equity exposure during periods when certain market indicators indicate that market volatility is above specific thresholds set for the Portfolio. When market volatility is increasing above the specific thresholds set for a Portfolio utilizing the EQ volatility management strategy, the adviser of the Portfolio may reduce equity exposure.
Although this strategy is intended to reduce the overall risk of investing in the Portfolio, it may not effectively protect the Portfolio from market declines and may increase its losses. Further, during such times, the
Portfolio's exposure to equity securities may be less than that of a traditional equity portfolio. This may limit the Portfolio's participation in market gains and result in periods of underperformance, including those periods when the specified benchmark index is appreciating, but market volatility is high. It may also impact the value of certain guaranteed benefits, as discussed below.

The EQ Managed Volatility Portfolios that include the EQ volatility management strategy as part of their investment objective and/or principal investment strategy, and the EQ Fund of Fund Portfolios that invest in Portfolios that use the EQ volatility management strategy, are identified below in the chart by a
"(check mark)" under the column entitled "Volatility Management."

You should be aware that having the GMIB and/or certain other guaranteed benefits limits your ability to invest in some of the variable investment options that would otherwise be available to you under the contract.

See "Allocating your contributions" under "Contract features and benefits" for more information about the investment restrictions under your contract.

Portfolios that utilize the EQ volatility management strategy (or, in the case of certain EQ Fund of Fund Portfolios, invest in other Portfolios that use the
EQ volatility management strategy) and investment option restrictions in connection with any guaranteed benefit that include these Portfolios are designed to reduce the overall volatility of your Total account value and provide you with risk-adjusted returns over time. The reduction in volatility helps us manage the risks associated with providing guaranteed benefits during times of high volatility in the equity market.

                        CONTRACT FEATURES AND BENEFITS

During rising markets, the EQ volatility management strategy, however, could result in your Total account value rising less than would have been the case had you been invested in a Portfolio that does not utilize the EQ volatility management strategy (or, in the case of the EQ Fund of Fund Portfolios, invest exclusively in other Portfolios that do not use the EQ volatility management strategy). THIS MAY EFFECTIVELY SUPPRESS THE VALUE OF GUARANTEED BENEFIT(S)
THAT ARE ELIGIBLE FOR PERIODIC BENEFIT BASE RESETS BECAUSE YOUR BENEFIT BASE IS
AVAILABLE FOR RESETS ONLY WHEN YOUR PROTECTED BENEFIT ACCOUNT VALUE IS HIGHER.
Conversely, investing in investment options that feature a managed volatility strategy may be helpful in a declining market when high market volatility triggers a reduction in the investment option's equity exposure because during these periods of high volatility, the risk of losses from investing in equity securities may increase. In these instances, your Total account value may decline less than would have been the case had you not been invested in investment options that feature a volatility management strategy.

Please see the underlying Portfolio prospectuses for more information in general, as well as more information about the EQ volatility management strategy. Please further note that certain other affiliated Portfolios, as well as unaffiliated Portfolios, may utilize volatility management techniques that differ from the EQ volatility management strategy. Affiliated Portfolios that utilize these volatility management techniques are identified below in the chart by a "(delta)" under the column entitled "Volatility Management." Any such unaffiliated Portfolio is not identified under "Volatility Management"
below in the chart. Such techniques could also impact your Total account value and guaranteed benefit(s), if any, in the same manner described above. Please see the Portfolio prospectuses for more information about the Portfolios'
objective and strategies.

ASSET TRANSFER PROGRAM. Portfolio allocations in certain AXA variable annuity contracts with guaranteed benefits are subject to our Asset Transfer Program
(ATP) feature. The ATP helps us manage our financial exposure in connection with providing certain guaranteed benefits, by using predetermined mathematical formulas to move account value between the EQ/Ultra Conservative Strategy
Portfolio (an investment option utilized solely by the ATP) and the other
Portfolios offered under those contracts. You should be aware that operation of the predetermined mathematical formulas underpinning the ATP has the potential to adversely impact the Portfolios, including their performance, risk profile and expenses. This means that Portfolio investments in contracts with no ATP feature, such as yours, could still be adversely impacted. Particularly during times of high market volatility, if the ATP triggers substantial asset flows into and out of a Portfolio, it could have the following effects on all contract owners invested in that Portfolio:

(a)By requiring a Portfolio sub-adviser to buy and sell large amounts of securities at inopportune times, a Portfolio's investment performance and the ability of the sub-adviser to fully implement the Portfolio's investment strategy could be negatively affected; and

(b)By generating higher turnover in its securities or other assets than it would have experienced without being impacted by the ATP, a Portfolio could incur higher operating expense ratios and transaction costs than comparable funds. In addition, even Portfolios structured as funds-of-funds that are not available for investment by contract owners who are subject to the ATP could also be impacted by the ATP if those Portfolios invest in underlying funds that are themselves subject to significant asset turnover caused by the ATP. Because the ATP formulas generate unique results for each contract, not all contract owners who are subject to the ATP will be affected by operation of the ATP in the same way. On any particular day on which the ATP is activated, some contract owners may have a portion of their account value transferred to the EQ/Ultra Conservative Strategy Portfolio investment option and others may not. If the ATP causes significant transfers of account value out of one or more Portfolios, any resulting negative effect on the performance of those Portfolios will be experienced to a greater extent by a contract owner (with or without the ATP) invested in those
   Portfolios whose account value was not subject to the transfers.

---------------------------------------------------------------------------------------------------------------
                                                                             INVESTMENT ADVISER
 AXA PREMIER VIP                                                             (AND SUB-ADVISER(S), VOLATILITY
 TRUST PORTFOLIO NAME     SHARE CLASS  OBJECTIVE                             AS APPLICABLE)       MANAGEMENT
---------------------------------------------------------------------------------------------------------------
CHARTER/SM/ MODERATE       Class B     Seeks long-term capital appreciation  .   AXA Equitable
                                       and current income, with a greater        Funds
                                       emphasis on current income.               Management
                                                                                 Group, LLC
---------------------------------------------------------------------------------------------------------------
CHARTER/SM/ MODERATE       Class B     Seeks long-term capital appreciation  .   AXA Equitable
  GROWTH                               and current income, with a greater        Funds
                                       emphasis on current income.               Management
                                                                                 Group, LLC
---------------------------------------------------------------------------------------------------------------
CHARTER/SM/ SMALL CAP      Class B     Seeks to achieve long-term growth of  .   AXA Equitable
  VALUE                                capital.                                  Funds
                                                                                 Management
                                                                                 Group, LLC
---------------------------------------------------------------------------------------------------------------
EQ/MODERATE                Class A     Seeks to achieve long-term capital    .   AXA Equitable    (check mark)
  ALLOCATION/*(1) /                    appreciation and current income.          Funds
                                                                                 Management
                                                                                 Group, LLC
--------------------------------------------------------------------------------------------------------------
                                                                           INVESTMENT ADVISER

 EQ ADVISORS                                                               (AND SUB-ADVISER(S), AS VOLATILITY
 TRUST PORTFOLIO NAME     SHARE CLASS  OBJECTIVE                           APPLICABLE)             MANAGEMENT
--------------------------------------------------------------------------------------------------------------
1290 VT DOUBLELINE         Class IB    Seeks to achieve total return from    .   AXA Equitable
  DYNAMIC ALLOCATION                   long-term capital appreciation and        Funds
                                       income.                                   Management
                                                                                 Group, LLC
                                                                             .   DoubleLine
                                                                                 Capital LP
--------------------------------------------------------------------------------------------------------------
1290 VT DOUBLELINE         Class IB    Seeks to maximize current income      .   AXA Equitable
  DYNAMIC OPPORTUNISTIC                and total return.                         Funds
  BOND                                                                           Management
                                                                                 Group, LLC
                                                                             .   DoubleLine
                                                                                 Capital LP
--------------------------------------------------------------------------------------------------------------
1290 VT EQUITY INCOME      Class IA    Seeks a combination of growth and     .   AXA Equitable
                                       income to achieve an above-average        Funds
                                       and consistent total return.              Management
                                                                                 Group, LLC
                                                                             .   Barrow, Hanley,
                                                                                 Mewhinney &
                                                                                 Strauss LCC
--------------------------------------------------------------------------------------------------------------

                        CONTRACT FEATURES AND BENEFITS

----------------------------------------------------------------------------------------------------------------------
                                                                                 INVESTMENT ADVISER

 EQ ADVISORS                                                                     (AND SUB-ADVISER(S), AS VOLATILITY
 TRUST PORTFOLIO NAME     SHARE CLASS  OBJECTIVE                                 APPLICABLE)             MANAGEMENT
----------------------------------------------------------------------------------------------------------------------
1290 VT GAMCO MERGERS &    Class IA    Seeks to achieve capital appreciation.     .   AXA Equitable
  ACQUISITIONS                                                                        Funds
                                                                                      Management
                                                                                      Group, LLC
                                                                                  .   GAMCO Asset
                                                                                      Management, Inc.
----------------------------------------------------------------------------------------------------------------------
1290 VT GAMCO SMALL        Class IA    Seeks to maximize capital                  .   AXA Equitable
  COMPANY VALUE                        appreciation.                                  Funds
                                                                                      Management
                                                                                      Group, LLC
                                                                                  .   GAMCO Asset
                                                                                      Management, Inc.
----------------------------------------------------------------------------------------------------------------------
1290 VT HIGH YIELD BOND    Class IB    Seeks to maximize current income.          .   AXA Equitable
                                                                                      Funds
                                                                                      Management
                                                                                      Group, LLC
                                                                                  .   AXA Investment
                                                                                      Managers, Inc.
                                                                                  .   Post Advisory
                                                                                      Group, LLP
----------------------------------------------------------------------------------------------------------------------
1290 VT LOW VOLATILITY     Class IB    Seeks long-term capital appreciation       .   AXA Equitable
  GLOBAL EQUITY                        with lower absolute volatility than the        Funds
                                       broad equity markets.                          Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
1290 VT MICRO CAP          Class IB    Seeks to achieve long-term growth of       .   AXA Equitable
                                       capital.                                       Funds
                                                                                      Management
                                                                                      Group, LLC
                                                                                  .   BlackRock
                                                                                      Investment
                                                                                      Management, LLC
                                                                                  .   Lord, Abbett &
                                                                                      Co. LLC
----------------------------------------------------------------------------------------------------------------------
1290 VT MODERATE GROWTH    Class IB    Seeks the highest total return over        .   AXA Equitable        (delta)
  ALLOCATION/(+) /                     time consistent with its asset mix             Funds
                                       while managing portfolio volatility.           Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
1290 VT NATURAL RESOURCES  Class IB    Seeks to achieve long-term growth of       .
                                       capital.                                       AllianceBernstein
                                                                                      L.P.
                                                                                  .   AXA Equitable
                                                                                      Funds
                                                                                      Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
1290 VT REAL ESTATE        Class IB    Seeks to provide long-term capital         .
                                       appreciation and current income.               AllianceBernstein
                                                                                      L.P.
                                                                                  .   AXA Equitable
                                                                                      Funds
                                                                                      Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
1290 VT SMALL CAP VALUE    Class IB    Seeks to achieve long-term growth of       .   AXA Equitable
                                       capital.                                       Funds
                                                                                      Management
                                                                                      Group, LLC
                                                                                  .   BlackRock
                                                                                      Investment
                                                                                      Management, LLC
                                                                                  .   Horizon Asset
                                                                                      Management LLC
----------------------------------------------------------------------------------------------------------------------
1290 VT SMARTBETA EQUITY   Class IB    Seeks to achieve long-term capital         .   AXA Equitable
                                       appreciation.                                  Funds
                                                                                      Management
                                                                                      Group, LLC
                                                                                  .   AXA Rosenberg
                                                                                      Investment
                                                                                      Management, LLC
----------------------------------------------------------------------------------------------------------------------
ALL ASSET GROWTH - ALT 20  Class IA    Seeks long-term capital appreciation       .   AXA Equitable
                                       and current income.                            Funds
                                                                                      Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/AB DYNAMIC AGGRESSIVE   Class IB    Seeks to achieve total return from long-   .                        (delta)
  GROWTH/(+)*(2) /                     term growth of capital and income, with        AllianceBernstein
                                       a greater emphasis on growth of capital.       L.P.
                                                                                  .   AXA Equitable
                                                                                      Funds
                                                                                      Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/AB DYNAMIC              Class IB    Seeks to achieve total return from         .                        (delta)
  GROWTH/(+)*(3) /                     long-term growth of capital and                AllianceBernstein
                                       income, with a greater emphasis on             L.P.
                                       growth of capital.                         .   AXA Equitable
                                                                                      Funds
                                                                                      Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/AB DYNAMIC MODERATE     Class IB    Seeks to achieve total return from         .                        (delta)
  GROWTH/(+)*(4) /                     long-term growth of capital and                AllianceBernstein
                                       income.                                        L.P.
                                                                                  .   AXA Equitable
                                                                                      Funds
                                                                                      Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/AB SMALL CAP            Class IA    Seeks to achieve long-term growth of       .
  GROWTH/*(5) /                        capital.                                       AllianceBernstein
                                                                                      L.P.
                                                                                  .   AXA Equitable
                                                                                      Funds
                                                                                      Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/AGGRESSIVE GROWTH       Class IB    Seeks long-term capital appreciation       .   AXA Equitable      (check mark)
  STRATEGY/(+)*(6) /                   and current income, with a greater             Funds
                                       emphasis on capital appreciation.              Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------

                        CONTRACT FEATURES AND BENEFITS

----------------------------------------------------------------------------------------------------------------------
                                                                                 INVESTMENT ADVISER

 EQ ADVISORS                                                                     (AND SUB-ADVISER(S), AS VOLATILITY
 TRUST PORTFOLIO NAME     SHARE CLASS  OBJECTIVE                                 APPLICABLE)             MANAGEMENT
----------------------------------------------------------------------------------------------------------------------
EQ/AMERICAN CENTURY MID    Class IB    Seeks to achieve long-term capital         .   American Century
  CAP VALUE                            growth. Income is a secondary                  Investment
                                       objective.                                     Management, Inc.
                                                                                  .   AXA Equitable
                                                                                      Funds Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/AMERICAN CENTURY        Class IB    Seeks long-term capital appreciation       .   American Century     (delta)
  MODERATE GROWTH                      while managing portfolio volatility.           Investment
  ALLOCATION/(+) /                                                                    Management, Inc.
                                                                                  .   AXA Equitable
                                                                                      Funds Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/AXA INVESTMENT          Class IB    Seeks long-term total return while         .   AXA Equitable        (delta)
  MANAGERS MODERATE                    managing portfolio volatility                  Funds Management
  ALLOCATION/(+) /                                                                    Group, LLC
                                                                                  .   AXA Investment
                                                                                      Managers, Inc.
----------------------------------------------------------------------------------------------------------------------
EQ/BALANCED                Class IB    Seeks long-term capital appreciation       .   AXA Equitable      (check mark)
  STRATEGY/(+)*(7) /                   and current income.                            Funds Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/BLACKROCK BASIC VALUE   Class IA    Seeks to achieve capital appreciation      .   AXA Equitable
  EQUITY                               and secondarily, income.                       Funds Management
                                                                                      Group, LLC
                                                                                  .   BlackRock
                                                                                      Investment
                                                                                      Management, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/CLEARBRIDGE LARGE CAP   Class IB    Seeks to achieve long-term capital         .   AXA Equitable
  GROWTH/*(8) /                        growth.                                        Funds Management
                                                                                      Group, LLC
                                                                                  .   ClearBridge
                                                                                      Investments, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/CLEARBRIDGE SELECT      Class IB    Seeks to achieve capital appreciation,     .   AXA Equitable      (check mark)
  EQUITY MANAGED                       which may occasionally be short-               Funds Management
  VOLATILITY                           term, with an emphasis on risk                 Group, LLC
                                       adjusted returns and managing              .   BlackRock
                                       volatility in the Portfolio.                   Investment
                                                                                      Management, LLC
                                                                                  .   ClearBridge
                                                                                      Investments, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/COMMON STOCK INDEX      Class IA    Seeks to achieve a total return before     .   AllianceBernstein
                                       expenses that approximates the total           L.P.
                                       return performance of the Russell          .   AXA Equitable
                                       3000(R) Index, including reinvestment          Funds Management
                                       of dividends, at a risk level consistent       Group, LLC
                                       with that of the Russell 3000(R) Index.
----------------------------------------------------------------------------------------------------------------------
EQ/CONSERVATIVE GROWTH     Class IB    Seeks current income and growth of         .   AXA Equitable      (check mark)
  STRATEGY/(+)*(9) /                   capital, with a greater emphasis on            Funds Management
                                       current income.                                Group, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/CONSERVATIVE            Class IB    Seeks a high level of current income.      .   AXA Equitable      (check mark)
  STRATEGY/(+)*(10) /                                                                 Funds Management
                                                                                      Group, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/CORE BOND INDEX         Class IB    Seeks to achieve a total return before     .   AXA Equitable
                                       expenses that approximates the total           Funds Management
                                       return performance of the Bloomberg            Group, LLC
                                       Barclays U.S. Intermediate                 .   SSgA Funds
                                       Government/Credit Bond Index,                  Management, Inc.
                                       including reinvestment of dividends,
                                       at a risk level consistent with that of
                                       the Bloomberg Barclays U.S.
                                       Intermediate Government/Credit
                                       Bond Index.
----------------------------------------------------------------------------------------------------------------------
EQ/EMERGING MARKETS        Class IB    Seeks to achieve long-term growth of       .   AllianceBernstein
  EQUITY PLUS                          capital.                                       L.P.
                                                                                  .   AXA Equitable
                                                                                      Funds Management
                                                                                      Group, LLC
                                                                                  .   EARNEST Partners,
                                                                                      LLC
----------------------------------------------------------------------------------------------------------------------
EQ/EQUITY 500 INDEX        Class IA    Seeks to achieve a total return before     .   AllianceBernstein
                                       expenses that approximates the total           L.P.
                                       return performance of the Standard &       .   AXA Equitable
                                       Poor's 500 Composite Stock Index,              Funds Management
                                       including reinvestment of dividends,           Group, LLC
                                       at a risk level consistent with that of
                                       the Standard & Poor's 500 Composite
                                       Stock Index.
----------------------------------------------------------------------------------------------------------------------

                        CONTRACT FEATURES AND BENEFITS

----------------------------------------------------------------------------------------------------------------------
                                                                                    INVESTMENT ADVISER
 EQ ADVISORS                                                                        (AND SUB-ADVISER(S), VOLATILITY
 TRUST PORTFOLIO NAME          SHARE CLASS  OBJECTIVE                               AS APPLICABLE)       MANAGEMENT
----------------------------------------------------------------------------------------------------------------------
EQ/FIDELITY                     Class IB    Seeks to achieve long-term capital      .   AXA Equitable
  INSTITUTIONAL AM(R)                       appreciation.                               Funds
  LARGE CAP                                                                             Management
                                                                                        Group, LLC
                                                                                    .   FIAM LLC
----------------------------------------------------------------------------------------------------------------------
EQ/FIRST TRUST MODERATE GROWTH  Class IB    Seeks long-term total return while      .   AXA Equitable      (delta)
   ALLOCATION/(+) /                         managing portfolio volatility.              Funds
                                                                                        Management
                                                                                        Group, LLC
                                                                                    .   First Trust
                                                                                        Advisors L.P.
----------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN RISING              Class IB    Seeks to achieve long-term capital      .   AXA Equitable
  DIVIDENDS                                 appreciation. Preservation of capital,      Funds
                                            while not a goal, is also an important      Management
                                            consideration.                              Group, LLC
                                                                                    .   Franklin
                                                                                        Advisers, Inc.
----------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN STRATEGIC           Class IB    Seeks a high level of current income.   .   AXA Equitable
  INCOME                                    A secondary goal is long-term capital       Funds
                                            appreciation.                               Management
                                                                                        Group, LLC
                                                                                    .   Franklin Mutual
                                                                                        Advisers, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/GOLDMAN SACHS GROWTH         Class IB    Seeks to achieve long-term capital      .   AXA Equitable      (delta)
  ALLOCATION/(+) /                          appreciation under normal market            Funds
                                            conditions, while focusing on the           Management
                                            preservation of capital in distressed       Group, LLC
                                            market environments.                    .   Goldman Sachs
                                                                                        Asset
                                                                                        Management, L.P.
----------------------------------------------------------------------------------------------------------------------
EQ/GOLDMAN SACHS MID CAP        Class IB    Seeks to achieve long term capital      .   AXA Equitable
  VALUE                                     appreciation.                               Funds
                                                                                        Management
                                                                                        Group, LLC
                                                                                    .   Goldman Sachs
                                                                                        Asset
                                                                                        Management, L.P.
----------------------------------------------------------------------------------------------------------------------
EQ/GOLDMAN SACHS                Class IB    Seeks to achieve long term capital      .   AXA Equitable      (delta)
  MODERATE GROWTH                           appreciation under normal market            Funds
  ALLOCATION/(+) /                          conditions, while focusing on the           Management
                                            preservation of capital in distressed       Group, LLC
                                            market environments.                    .   Goldman Sachs
                                                                                        Asset
                                                                                        Management, L.P.
----------------------------------------------------------------------------------------------------------------------
EQ/GROWTH                       Class IB    Seeks long-term capital appreciation    .   AXA Equitable    (check mark)
  STRATEGY/(+)*(11) /                       and current income, with a greater          Funds
                                            emphasis on capital appreciation.           Management
                                                                                        Group, LLC
----------------------------------------------------------------------------------------------------------------------
EQ/INTERMEDIATE                 Class IB    Seeks to achieve a total return before  .   AXA Equitable
  GOVERNMENT BOND                           expenses that approximates the total        Funds
                                            return performance of the Bloomberg         Management
                                            Barclays U.S. Intermediate                  Group, LLC
                                            Government Bond Index, including        .   SSgA Funds
                                            reinvestment of dividends, at a risk        Management, Inc.
                                            level consistent with that of the
                                            Bloomberg Barclays U.S. Intermediate
                                            Government Bond Index.
----------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL CORE           Class IA    Seeks to achieve long-term growth of    .   AXA Equitable    (check mark)
  MANAGED                                   capital with an emphasis on risk-           Funds
  VOLATILITY/*(12) /                        adjusted returns and managing               Management
                                            volatility in the Portfolio.                Group, LLC
                                                                                    .   BlackRock
                                                                                        Investment
                                                                                        Management, LLC
                                                                                    .   EARNEST
                                                                                        Partners, LLC
                                                                                    .   Federated
                                                                                        Global
                                                                                        Investment
                                                                                        Management Corp.
                                                                                    .   Massachusetts
                                                                                        Financial
                                                                                        Services
                                                                                        Company d/b/a
                                                                                        MFS Investment
                                                                                        Management
----------------------------------------------------------------------------------------------------------------------

                        CONTRACT FEATURES AND BENEFITS

-------------------------------------------------------------------------------------------------------------------
                                                                                 INVESTMENT ADVISER
 EQ ADVISORS                                                                     (AND SUB-ADVISER(S),   VOLATILITY
 TRUST PORTFOLIO NAME      SHARE CLASS  OBJECTIVE                                AS APPLICABLE)         MANAGEMENT
-------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL EQUITY     Class IA    Seeks to achieve a total return (before  .   AllianceBernstein
  INDEX                                 expenses) that approximates the total        L.P.
                                        return performance of a composite        .   AXA Equitable
                                        index comprised of 40% DJ Euro               Funds Management
                                        STOXX 50 Index, 25% FTSE 100                 Group, LLC
                                        Index, 25% TOPIX Index, and 10%
                                        S&P/ASX 200 Index, including
                                        reinvestment of dividends, at a risk
                                        level consistent with that of the
                                        composite index.
-------------------------------------------------------------------------------------------------------------------
EQ/INVESCO COMSTOCK         Class IA    Seeks to achieve capital growth and      .   AXA Equitable
                                        income.                                      Funds Management
                                                                                     Group, LLC
                                                                                 .   Invesco Advisers,
                                                                                     Inc.
-------------------------------------------------------------------------------------------------------------------
EQ/INVESCO GLOBAL REAL      Class IB    Seeks to achieve total return through    .   AXA Equitable
  ESTATE                                growth of capital and current income.        Funds Management
                                                                                     Group, LLC
                                                                                 .   Invesco Advisers,
                                                                                     Inc.
-------------------------------------------------------------------------------------------------------------------
EQ/INVESCO INTERNATIONAL    Class IB    Seeks to achieve long-term growth of     .   AXA Equitable
  GROWTH                                income.                                      Funds Management
                                                                                     Group, LLC
                                                                                 .   Invesco Advisers,
                                                                                     Inc.
-------------------------------------------------------------------------------------------------------------------
EQ/INVESCO MODERATE         Class IB    Seeks long-term capital appreciation     .   AXA Equitable       (delta)
  ALLOCATION/(+) /                      while managing portfolio volatility.         Funds Management
                                                                                     Group, LLC
                                                                                 .   Invesco Advisers,
                                                                                     Inc.
-------------------------------------------------------------------------------------------------------------------
EQ/INVESCO MODERATE GROWTH  Class IB    Seeks long-term capital appreciation     .   AXA Equitable
   ALLOCATION/(+) /                     while managing portfolio volatility.         Funds Management
                                                                                     Group, LLC
                                                                                 .   Invesco Advisers,
                                                                                     Inc.
-------------------------------------------------------------------------------------------------------------------
EQ/IVY ENERGY               Class IB    Seeks to provide capital growth and      .   AXA Equitable
                                        appreciation.                                Funds Management
                                                                                     Group, LLC
                                                                                 .   Ivy Investment
                                                                                     Management Company
-------------------------------------------------------------------------------------------------------------------
EQ/IVY MID CAP GROWTH       Class IB    Seeks to provide growth of capital.      .   AXA Equitable
                                                                                     Funds Management
                                                                                     Group, LLC
                                                                                 .   Ivy Investment
                                                                                     Management Company
-------------------------------------------------------------------------------------------------------------------
EQ/IVY SCIENCE AND          Class IB    Seeks to provide growth of capital.      .   AXA Equitable
  TECHNOLOGY                                                                         Funds Management
                                                                                     Group, LLC
                                                                                 .   Ivy Investment
                                                                                     Management Company
-------------------------------------------------------------------------------------------------------------------
EQ/JANUS                    Class IA    Seeks to achieve capital growth.         .   AXA Equitable
   ENTERPRISE/*(13) /                                                                Funds Management
                                                                                     Group, LLC
                                                                                 .   Janus Capital
                                                                                     Management LLC
-------------------------------------------------------------------------------------------------------------------
EQ/JPMORGAN GROWTH          Class IB    Seeks to achieve long-term capital       .   AXA Equitable       (delta)
  ALLOCATION/(+) /                      appreciation with an emphasis on             Funds Management
                                        risk-adjusted returns and managing           Group, LLC
                                        volatility in the Portfolio.             .   J.P. Morgan
                                                                                     Investment
                                                                                     Management, Inc.
-------------------------------------------------------------------------------------------------------------------
EQ/JPMORGAN VALUE           Class IB    Seeks to achieve long-term capital       .   AXA Equitable
  OPPORTUNITIES                         appreciation.                                Funds Management
                                                                                     Group, LLC
                                                                                 .   J.P. Morgan
                                                                                     Investment
                                                                                     Management, Inc.
-------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP GROWTH INDEX   Class IA    Seeks to achieve a total return before   .   AllianceBernstein
                                        expenses that approximates the total         L.P.
                                        return performance of the Russell        .   AXA Equitable
                                        1000(R) Growth Index, including              Funds Management
                                        reinvestment of dividends at a risk          Group, LLC
                                        level consistent with the Russell
                                        1000(R) Growth Index.
-------------------------------------------------------------------------------------------------------------------

                        CONTRACT FEATURES AND BENEFITS

-------------------------------------------------------------------------------------------------------------------
                                                                               INVESTMENT ADVISER
 EQ ADVISORS                                                                   (AND SUB-ADVISER(S),   VOLATILITY
 TRUST PORTFOLIO NAME     SHARE CLASS  OBJECTIVE                               AS APPLICABLE)         MANAGEMENT
-------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE INDEX   Class IA    Seeks to achieve a total return before  .   AllianceBernstein
                                       expenses that approximates the total        L.P.
                                       return performance of the Russell       .   AXA Equitable
                                       1000(R) Value Index, including              Funds Management
                                       reinvestment of dividends, at a risk        Group, LLC
                                       level consistent with that of the
                                       Russell 1000(R) Value Index.
-------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE         Class IA    Seeks to achieve long-term growth of    .   AllianceBernstein  (check mark)
  MANAGED                              capital with an emphasis on risk-           L.P.
  VOLATILITY/*(14) /                   adjusted returns and managing           .   AXA Equitable
                                       volatility in the Portfolio.                Funds Management
                                                                                   Group, LLC
                                                                               .   BlackRock
                                                                                   Investment
                                                                                   Management, LLC
                                                                               .   Massachusetts
                                                                                   Financial
                                                                                   Services Company
                                                                                   d/b/a MFS
                                                                                   Investment
                                                                                   Management
-------------------------------------------------------------------------------------------------------------------
EQ/LAZARD EMERGING         Class IB    Seeks to achieve long-term capital      .   AXA Equitable
  MARKETS EQUITY                       appreciation.                               Funds Management
                                                                                   Group, LLC
                                                                               .   Lazard Asset
                                                                                   Management LLC
-------------------------------------------------------------------------------------------------------------------
EQ/LEGG MASON GROWTH       Class IB    Seeks long-term capital appreciation    .   AXA Equitable        (delta)
  ALLOCATION/(+) /                     while managing portfolio volatility.        Funds Management
                                                                                   Group, LLC
                                                                               .   QS Investors, LLC
                                                                                   (a wholly-owned
                                                                                   subsidiary of
                                                                                   Legg Mason Inc.)
-------------------------------------------------------------------------------------------------------------------
EQ/LEGG MASON MODERATE     Class IB    Seeks long-term capital appreciation    .   AXA Equitable        (delta)
  ALLOCATION/(+) /                     while managing Portfolio volatility.        Funds Management
                                                                                   Group, LLC
                                                                               .   QS Investors, LLC
                                                                                   (a wholly-owned
                                                                                   subsidiary of
                                                                                   Legg Mason Inc.)
-------------------------------------------------------------------------------------------------------------------
EQ/LOOMIS SAYLES           Class IA    Seeks to achieve capital appreciation.  .   AXA Equitable
  GROWTH/*(15) /                                                                   Funds Management
                                                                                   Group, LLC
                                                                               .   Loomis, Sayles &
                                                                                   Company, L.P.
-------------------------------------------------------------------------------------------------------------------
EQ/MFS INTERNATIONAL       Class IA    Seeks to achieve capital appreciation.  .   AXA Equitable
  GROWTH                                                                           Funds Management
                                                                                   Group, LLC
                                                                               .   Massachusetts
                                                                                   Financial
                                                                                   Services Company
                                                                                   d/b/a MFS
                                                                                   Investment
                                                                                   Management
-------------------------------------------------------------------------------------------------------------------
EQ/MFS INTERNATIONAL       Class IB    Seeks to achieve capital appreciation.  .   AXA Equitable
  VALUE                                                                            Funds Management
                                                                                   Group, LLC
                                                                               .   Massachusetts
                                                                                   Financial
                                                                                   Services Company
                                                                                   d/b/a MFS
                                                                                   Investment
                                                                                   Management
-------------------------------------------------------------------------------------------------------------------
EQ/MFS TECHNOLOGY          Class IB    Seeks to achieve capital appreciation.  .   AXA Equitable
                                                                                   Funds Management
                                                                                   Group, LLC
                                                                               .   Massachusetts
                                                                                   Financial
                                                                                   Services Company
                                                                                   d/b/a MFS
                                                                                   Investment
                                                                                   Management
-------------------------------------------------------------------------------------------------------------------
EQ/MFS UTILITIES           Class IB    Seeks to achieve total return.          .   AXA Equitable
                                                                                   Funds Management
                                                                                   Group, LLC
                                                                               .   Massachusetts
                                                                                   Financial
                                                                                   Services Company
                                                                                   d/b/a MFS
                                                                                   Investment
                                                                                   Management
-------------------------------------------------------------------------------------------------------------------
EQ/MID CAP INDEX           Class IA    Seeks to achieve a total return before  .   AllianceBernstein
                                       expenses that approximates the total        L.P.
                                       return performance of the Standard &    .   AXA Equitable
                                       Poor's MidCap 400(R) Index, including       Funds Management
                                       reinvestment of dividends, at a risk        Group, LLC
                                       level consistent with that of the
                                       Standard & Poor's MidCap 400(R)
                                       Index.
-------------------------------------------------------------------------------------------------------------------

                        CONTRACT FEATURES AND BENEFITS

---------------------------------------------------------------------------------------------------------------------
                                                                                INVESTMENT ADVISER

 EQ ADVISORS                                                                    (AND SUB-ADVISER(S), AS VOLATILITY
 TRUST PORTFOLIO NAME     SHARE CLASS  OBJECTIVE                                APPLICABLE)             MANAGEMENT
---------------------------------------------------------------------------------------------------------------------
EQ/MID CAP VALUE MANAGED   Class IA    Seeks to achieve long-term capital        .   AXA Equitable      (check mark)
  VOLATILITY/*(16) /                   appreciation with an emphasis on risk         Funds Management
                                       adjusted returns and managing                 Group, LLC
                                       volatility in the Portfolio.              .   BlackRock
                                                                                     Investment
                                                                                     Management, LLC
                                                                                 .   Diamond Hill
                                                                                     Capital
                                                                                     Management, Inc.
                                                                                 .   Wellington
                                                                                     Management
                                                                                     Company, LLP
---------------------------------------------------------------------------------------------------------------------
EQ/MODERATE GROWTH         Class IB    Seeks long-term capital appreciation      .   AXA Equitable      (check mark)
  STRATEGY/(+)*(17) /                  and current income, with a greater            Funds Management
                                       emphasis on current income.                   Group, LLC
---------------------------------------------------------------------------------------------------------------------
EQ/MONEY MARKET/(++) /     Class IA    Seeks to obtain a high level of current   .   AXA Equitable
                                       income, preserve its assets and               Funds Management
                                       maintain liquidity.                           Group, LLC
                                                                                 .   The Dreyfus
                                                                                     Corporation
---------------------------------------------------------------------------------------------------------------------
EQ/OPPENHEIMER GLOBAL      Class IA    Seeks to achieve capital appreciation.    .   AXA Equitable
                                                                                     Funds Management
                                                                                     Group, LLC
                                                                                 .   Invesco Advisers,
                                                                                     Inc.
---------------------------------------------------------------------------------------------------------------------
EQ/PIMCO GLOBAL REAL       Class IB    Seeks to achieve maximum real             .   AXA Equitable
  RETURN                               return, consistent with preservation of       Funds Management
                                       capital and prudent investment                Group, LLC
                                       management.                               .   Pacific
                                                                                     Investment
                                                                                     Management
                                                                                     Company LLC
---------------------------------------------------------------------------------------------------------------------
EQ/PIMCO REAL RETURN       Class IB    Seeks to achieve maximum real             .   AXA Equitable
                                       return, consistent with                       Funds Management
                                       preservation of capital and prudent           Group, LLC
                                       investment management.                    .   Pacific
                                                                                     Investment
                                                                                     Management
                                                                                     Company LLC
---------------------------------------------------------------------------------------------------------------------
EQ/PIMCO TOTAL RETURN      Class IB    Seeks to achieve maximum total            .   AXA Equitable
                                       return, consistent with preservation of       Funds Management
                                       capital and prudent investment                Group, LLC
                                       management.                               .   Pacific
                                                                                     Investment
                                                                                     Management
                                                                                     Company LLC
---------------------------------------------------------------------------------------------------------------------
EQ/PIMCO ULTRA SHORT BOND  Class IA    Seeks to generate a return in excess      .   AXA Equitable
                                       of traditional money market products          Funds Management
                                       while maintaining an emphasis on              Group, LLC
                                       preservation of capital and liquidity.    .   Pacific
                                                                                     Investment
                                                                                     Management
                                                                                     Company LLC
---------------------------------------------------------------------------------------------------------------------
EQ/SMALL COMPANY INDEX     Class IA    Seeks to replicate as closely as          .   AllianceBernstein
                                       possible (before expenses) the total          L.P.
                                       return of the Russell 2000(R) Index.      .   AXA Equitable
                                                                                     Funds Management
                                                                                     Group, LLC
---------------------------------------------------------------------------------------------------------------------
EQ/T. ROWE PRICE GROWTH    Class IA    Seeks to achieve long-term capital        .   AXA Equitable
  STOCK                                appreciation and secondarily, income.         Funds Management
                                                                                     Group, LLC
                                                                                 .   T. Rowe Price
                                                                                     Associates, Inc.
---------------------------------------------------------------------------------------------------------------------
EQ/T. ROWE PRICE HEALTH    Class IB    Seeks to achieve long-term capital        .   AXA Equitable
  SCIENCES                             appreciation.                                 Funds Management
                                                                                     Group, LLC
                                                                                 .   T. Rowe Price
                                                                                     Associates, Inc.
---------------------------------------------------------------------------------------------------------------------
MULTIMANAGER AGGRESSIVE    Class IB    Seeks to achieve long-term growth of      .   AllianceBernstein
  EQUITY                               capital.                                      L.P.
                                                                                 .   AXA Equitable
                                                                                     Funds Management
                                                                                     Group, LLC
                                                                                 .   ClearBridge
                                                                                     Investments, LLC
                                                                                 .   Scotia
                                                                                     Institutional
                                                                                     Management US,
                                                                                     Ltd.
                                                                                 .   T. Rowe Price
                                                                                     Associates, Inc.
                                                                                 .   Westfield Capital
                                                                                     Management
                                                                                     Company, L.P.
---------------------------------------------------------------------------------------------------------------------

                        CONTRACT FEATURES AND BENEFITS

----------------------------------------------------------------------------------------------------------------
                                                                             INVESTMENT ADVISER

 EQ ADVISORS                                                                 (AND SUB-ADVISER(S), AS VOLATILITY
 TRUST PORTFOLIO NAME     SHARE CLASS  OBJECTIVE                             APPLICABLE)             MANAGEMENT
----------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP       Class IB    Seeks to achieve long-term growth of  .   AllianceBernstein
  GROWTH                               capital.                                  L.P.
                                                                             .   AXA Equitable
                                                                                 Funds Management
                                                                                 Group, LLC
                                                                             .   BlackRock
                                                                                 Investment
                                                                                 Management, LLC
                                                                             .   Franklin
                                                                                 Advisers, Inc.
                                                                             .   Wellington
                                                                                 Management
                                                                                 Company, LLP
----------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP       Class IB    Seeks to achieve long-term growth of  .   American Century
  VALUE                                capital.                                  Investment
                                                                                 Management, Inc.
                                                                             .   AXA Equitable
                                                                                 Funds Management
                                                                                 Group, LLC
                                                                             .   BlackRock
                                                                                 Investment
                                                                                 Management, LLC
                                                                             .   Diamond Hill
                                                                                 Capital
                                                                                 Management, Inc.
----------------------------------------------------------------------------------------------------------------
MULTIMANAGER TECHNOLOGY    Class IB    Seeks to achieve long-term growth of  .   AllianceBernstein
                                       capital.                                  L.P.
                                                                             .   Allianz Global
                                                                                 Investors U.S. LLC
                                                                             .   AXA Equitable
                                                                                 Funds Management
                                                                                 Group, LLC
                                                                             .   Wellington
                                                                                 Management
                                                                                 Company, LLP
---------------------------------------------------------------------------------------------
 AIM VARIABLE
 INSURANCE
 FUNDS (INVESCO
 VARIABLE                                                              INVESTMENT
 INSURANCE FUNDS) -                                                    ADVISER (AND
 SERIES II                                                             SUB-ADVISER(S), AS
 PORTFOLIO NAME      OBJECTIVE                                         APPLICABLE)
---------------------------------------------------------------------------------------------
INVESCO V.I.         The fund's investment objective is to provide     .   Invesco Advisers,
  DIVERSIFIED        reasonable current income and long-term               Inc.
  DIVIDEND FUND      growth of income and capital.
---------------------------------------------------------------------------------------------
INVESCO V.I. EQUITY  The fund's investment objectives are both         .   Invesco Advisers,
  AND INCOME FUND    capital appreciation and current income.              Inc.
---------------------------------------------------------------------------------------------
INVESCO V.I. HIGH    The fund's investment objective is total return,  .   Invesco Advisers,
  YIELD FUND         comprised of current income and capital               Inc.
                     appreciation.                                     .   Sub-Adviser:
                                                                           Invesco Canada
                                                                           Ltd.
---------------------------------------------------------------------------------------------
INVESCO V.I. MID     The fund's investment objective is long-term      .   Invesco Advisers,
  CAP CORE EQUITY    growth of capital.                                    Inc.
  FUND
---------------------------------------------------------------------------------------------
INVESCO V.I. SMALL   The fund's investment objective is long-term      .   Invesco Advisers,
  CAP EQUITY FUND    growth of capital.                                    Inc.
------------------------------------------------------------------------------------------------------
 AMERICAN FUNDS
 INSURANCE SERIES(R)
 - CLASS 4
 SHARES PORTFOLIO                                                       INVESTMENT ADVISER (AND
 NAME                 OBJECTIVE                                         SUB-ADVISER(S), AS APPLICABLE)
------------------------------------------------------------------------------------------------------
BOND FUND             The fund's investment objective is to provide as  .   Capital Research and
                      high a level of current income as is consistent       Management Company
                      with the preservation of capital.
------------------------------------------------------------------------------------------------------
GLOBAL SMALL          The fund's investment objective is to provide     .   Capital Research and
  CAPITALIZATION      long-term growth of capital.                          Management Company
  FUND
------------------------------------------------------------------------------------------------------
NEW WORLD FUND(R)     The fund's investment objective is long-term      .   Capital Research and
                      capital appreciation.                                 Management Company
-----------------------------------------------------------------------------------
 BLACKROCK VARIABLE
 SERIES FUNDS, INC.                                          INVESTMENT
 -                                                           ADVISER (AND
 CLASS III PORTFOLIO                                         SUB-ADVISER(S), AS
 NAME                 OBJECTIVE                              APPLICABLE)
-----------------------------------------------------------------------------------
BLACKROCK GLOBAL      To seek high total investment return.  .   Adviser:
  ALLOCATION V.I.                                                BlackRock
  FUND                                                           Advisors, LLC
-----------------------------------------------------------------------------------
BLACKROCK LARGE CAP   Seeks long-term capital growth.        .   Adviser:
  FOCUS GROWTH V.I.                                              BlackRock
  FUND                                                           Advisors, LLC
-----------------------------------------------------------------------------------

                        CONTRACT FEATURES AND BENEFITS

---------------------------------------------------------------------------------------
 EATON VANCE                                                     INVESTMENT
 VARIABLE                                                        ADVISER (AND
 TRUST PORTFOLIO                                                 SUB-ADVISER(S), AS
 NAME                OBJECTIVE                                   APPLICABLE)
---------------------------------------------------------------------------------------
EATON VANCE VT       To provide a high level of current income.  .   Eaton Vance
  FLOATING-RATE                                                      Management
  INCOME FUND
-------------------------------------------------------------------------------------------
 FIDELITY(R)
 VARIABLE
 INSURANCE PRODUCTS                                                  INVESTMENT
 (VIP) - SERVICE                                                     ADVISER (AND
 CLASS 2 PORTFOLIO                                                   SUB-ADVISER(S), AS
 NAME                OBJECTIVE                                       APPLICABLE)
-------------------------------------------------------------------------------------------
FIDELITY(R) VIP MID  Seeks long-term growth of capital.              .   Fidelity
  CAP PORTFOLIO                                                          Management &
                                                                         Research Company
                                                                         (FMR)
-------------------------------------------------------------------------------------------
FIDELITY(R) VIP      Seeks a high level of current income. The fund  .   Fidelity
  STRATEGIC INCOME   may also seek capital appreciation.                 Management &
  PORTFOLIO                                                              Research Company
                                                                         (FMR)
-----------------------------------------------------------------------------------------
 FIRST TRUST                                                       INVESTMENT
 VARIABLE INSURANCE                                                ADVISER (AND
 TRUST PORTFOLIO                                                   SUB-ADVISER(S), AS
 NAME                OBJECTIVE                                     APPLICABLE)
-----------------------------------------------------------------------------------------
FIRST TRUST/DOW      Seeks to provide total return by allocating   .   First Trust
  JONES DIVIDEND &   among dividend-paying stocks and investment       Advisors, L.P.
  INCOME ALLOCATION  grade bonds.
  PORTFOLIO
-----------------------------------------------------------------------------------------
FIRST TRUST MULTI    Seeks to maximize current income, with a      .   First Trust
  INCOME ALLOCATION  secondary objective of capital appreciation.      Advisors, L.P.
  PORTFOLIO
-------------------------------------------------------------------------------------------------------
 FRANKLIN TEMPLETON
 VARIABLE INSURANCE
 PRODUCTS TRUST -
 CLASS 2 PORTFOLIO                                                       INVESTMENT ADVISER (AND
 NAME                OBJECTIVE                                           SUB-ADVISER(S), AS APPLICABLE)
-------------------------------------------------------------------------------------------------------
FRANKLIN ALLOCATION  Seeks capital appreciation, with income as a        .   Franklin Advisers, Inc.
  VIP FUND/*(18)/    secondary goal.
-------------------------------------------------------------------------------------------------------
FRANKLIN INCOME VIP  Seeks to maximize income while maintain             .   Franklin Advisers, Inc.
  FUND               prospects for capital appreciation.
-------------------------------------------------------------------------------------------------------
TEMPLETON            Seeks long-term capital appreciation.               .   Templeton Asset
  DEVELOPING                                                                 Management Ltd.
  MARKETS VIP FUND
-------------------------------------------------------------------------------------------------------
TEMPLETON GLOBAL     Seeks high current income, consistent with          .   Franklin Advisers, Inc.
  BOND VIP FUND      preservation of capital. Capital appreciation is a
                     secondary consideration.
---------------------------------------------------------------------------------
 HARTFORT HLS FUNDS                                        INVESTMENT
 - CLASS IC                                                ADVISER (AND
 SHARES PORTFOLIO                                          SUB-ADVISER(S), AS
 NAME                OBJECTIVE                             APPLICABLE)
---------------------------------------------------------------------------------
HARTFORD GROWTH      The Fund seeks capital appreciation.  .   Hartford Funds
  OPPORTUNITIES HLS                                            Management
  FUND                                                         Company, LLC
                                                           .   Sub-Adviser:
                                                               Wellington
                                                               Management
                                                               Company LLP
-------------------------------------------------------------------------------------------------------
                                                                                 INVESTMENT
 IVY VARIABLE                                                                    ADVISER (AND
 INSURANCE PORTFOLIOS PORTFOLIO                                                  SUB-ADVISER(S), AS
 NAME                            OBJECTIVE                                       APPLICABLE)
-------------------------------------------------------------------------------------------------------
IVY VIP HIGH INCOME              To seek to provide total return through a       .   Ivy Investment
                                 combination of high current income and capital      Management
                                 appreciation.                                       Company (IICO)
-------------------------------------------------------------------------------------------------------
 LEGG MASON
 PARTNERS VARIABLE
 EQUITY TRUST                                                    INVESTMENT
 - SHARE                                                         ADVISER (AND
 CLASS II PORTFOLIO                                              SUB-ADVISER(S), AS
 NAME                OBJECTIVE                                   APPLICABLE)
---------------------------------------------------------------------------------------
CLEARBRIDGE          Seeks capital appreciation.                 .   Legg Mason
  VARIABLE                                                           Partners Fund
  AGGRESSIVE GROWTH                                                  Advisor, LLC
  PORTFOLIO                                                          (Investment
                                                                     Manager)
                                                                 .   Sub-Adviser:
                                                                     ClearBridge
                                                                     Investments, LLC
---------------------------------------------------------------------------------------
CLEARBRIDGE          Seeks long-term capital appreciation.       .   Legg Mason
  VARIABLE                                                           Partners Fund
  APPRECIATION                                                       Advisor, LLC
  PORTFOLIO                                                          (Investment
                                                                     Manager)
                                                                 .   Sub-Adviser:
                                                                     ClearBridge
                                                                     Investments, LLC
---------------------------------------------------------------------------------------
CLEARBRIDGE          Seeks dividend income, growth of dividend   .   Legg Mason
  VARIABLE DIVIDEND  income and long-term capital appreciation.      Partners Fund
  STRATEGY PORTFOLIO                                                 Advisor, LLC
                                                                     (Investment
                                                                     Manager)
                                                                 .   Sub-Adviser:
                                                                     ClearBridge
                                                                     Investments, LLC
---------------------------------------------------------------------------------------

                        CONTRACT FEATURES AND BENEFITS

----------------------------------------------------------------------------------------------
 LEGG MASON
 PARTNERS VARIABLE
 EQUITY TRUST                                                           INVESTMENT
 - SHARE                                                                ADVISER (AND
 CLASS II PORTFOLIO                                                     SUB-ADVISER(S), AS
 NAME                OBJECTIVE                                          APPLICABLE)
----------------------------------------------------------------------------------------------
CLEARBRIDGE          Seeks long-term growth of capital.                 .   Legg Mason
  VARIABLE MID CAP                                                          Partners Fund
  PORTFOLIO                                                                 Advisor, LLC
                                                                            (Investment
                                                                            Manager)
                                                                        .   Sub-Adviser:
                                                                            ClearBridge
                                                                            Investments, LLC
----------------------------------------------------------------------------------------------
QS LEGG MASON        The fund seeks the highest total return (that is,  .   Legg Mason
  DYNAMIC MULTI-     a combination of income and long-term capital          Partners Fund
  STRATEGY VIT       appreciation) over time consistent with its asset      Advisor, LLC
  PORTFOLIO          mix. The fund will seek to reduce volatility as a      (Investment
                     secondary objective.                                   Manager)
                                                                        .   Sub-Adviser: QS
                                                                            Investors, LLC
                                                                            and Western Asset
                                                                            Management Company
----------------------------------------------------------------------------------------------
 LORD ABBETT SERIES                                                     INVESTMENT
 FUND, INC.                                                             ADVISER (AND
 - CLASS VC PORTFOLIO                                                   SUB-ADVISER(S), AS
 NAME                  OBJECTIVE                                        APPLICABLE)
----------------------------------------------------------------------------------------------
LORD ABBETT BOND       The fund's investment objective is to seek high  .   Lord, Abbett &
  DEBENTURE            current income and the opportunity for capital       Co. LLC
  PORTFOLIO (VC)       appreciation to produce a high total return.
----------------------------------------------------------------------------------------------
 MFS(R) VARIABLE
 INSURANCE TRUSTS                                                INVESTMENT
 - SERVICE                                                       ADVISER (AND
 CLASS PORTFOLIO                                                 SUB-ADVISER(S), AS
 NAME                OBJECTIVE                                   APPLICABLE)
---------------------------------------------------------------------------------------
MFS(R) INVESTORS     The fund's investment objective is to seek  .   Massachusetts
  TRUST SERIES       capital appreciation.                           Financial
                                                                     Services Company
---------------------------------------------------------------------------------------
MFS(R)               The fund's investment objective is to seek  .   Massachusetts
  MASSACHUSETTS      capital appreciation.                           Financial
  INVESTORS GROWTH                                                   Services Company
  STOCK PORTFOLIO
------------------------------------------------------------------------------------------------
 NEUBERGER BERMAN
 ADVISERS
 MANAGEMENT TRUST -                                                       INVESTMENT
 S                                                                        ADVISER (AND
 CLASS SHARES PORTFOLIO                                                   SUB-ADVISER(S), AS
 NAME                    OBJECTIVE                                        APPLICABLE)
------------------------------------------------------------------------------------------------
NEUBERGER BERMAN         The fund seeks long-term growth of capital by    .   Neuberger Berman
  INTERNATIONAL          investing primarily in common stocks of foreign      Investment
  EQUITY PORTFOLIO       companies.                                           Advisers LLC
------------------------------------------------------------------------------------------------
NEUBERGER BERMAN         The fund seeks long-term growth of capital and   .   Neuberger Berman
  U.S. EQUITY INDEX      income generation.                                   Investment
  PUTWRITE STRATEGY                                                           Advisers LLC
  PORTFOLIO
------------------------------------------------------------------------------------------------
 PIMCO VARIABLE
 INSURANCE TRUST                                                          INVESTMENT
 - ADVISOR                                                                ADVISER (AND
 CLASS PORTFOLIO                                                          SUB-ADVISER(S), AS
 NAME                    OBJECTIVE                                        APPLICABLE)
------------------------------------------------------------------------------------------------
PIMCO                    Seeks maximum real return consistent with        .   Pacific
  COMMODITYREALRETURN(R) prudent investment management.                       Investment
  STRATEGY PORTFOLIO                                                          Management
                                                                              Company LLC
------------------------------------------------------------------------------------------------
PIMCO INCOME             The Portfolio's primary investment objective is  .   Pacific
  PORTFOLIO              to maximize current income. Long-term capital        Investment
                         appreciation is a secondary objective.               Management
                                                                              Company LLC
-------------------------------------------------------------------------------------------
                                                                     INVESTMENT
                                                                     ADVISER (AND
 PROFUNDS                                                            SUB-ADVISER(S), AS
 VP PORTFOLIO NAME   OBJECTIVE                                       APPLICABLE)
-------------------------------------------------------------------------------------------
PROFUND VP           Seeks investment results, before fees and       .   ProFund Advisors
  BIOTECHNOLOGY      expenses, that correspond to the performance        LLC
                     of the Dow Jones U.S. Biotechnology/SM/ Index.
-----------------------------------------------------------------------------------------
 PUTNAM VARIABLE
 TRUST - IB SHARE                                                  INVESTMENT
 CLASS                                                             ADVISER (AND
 PORTFOLIO PORTFOLIO                                               SUB-ADVISER(S), AS
 NAME                 OBJECTIVE                                    APPLICABLE)
-----------------------------------------------------------------------------------------
PUTNAM VT             Seeks as high a level of current income as   .   Putnam Investment
  DIVERSIFIED         Putnam Investment Management, LLC believes       Management, LLC
  INCOME FUND         is consistent with preservation of capital.  .   Sub-Adviser:
                                                                       Putnam
                                                                       Investments
                                                                       Limited
-----------------------------------------------------------------------------------------
(+) This variable investment option is also available as a Protected Benefit account variable investment option should you decide to fund your
    Guaranteed benefits. For more information, please see "What are your investment options under the contract?" earlier in this section.
(++)The Portfolio operates as a "government money market fund." The Portfolio will invest at least 99.5% of its total assets in U.S. government securities, cash, and/or repurchase agreements that are fully collateralized by U.S. government securities or cash.

                        CONTRACT FEATURES AND BENEFITS

*   This information reflects the variable investment option's name. The chart below reflects the variable investment option's former name which may continue to be used in certain documents for a period of time after the date of this prospectus. The number in the "FN" column corresponds with the number contained in the table above.

--------------------------------------------------
FN    VARIABLE INVESTMENT OPTION NAME
--------------------------------------------------
(1)   AXA Moderate Allocation
--------------------------------------------------
(2)   AXA/AB Dynamic Aggressive Growth
--------------------------------------------------
(3)   AXA/AB Dynamic Growth
--------------------------------------------------
(4)   AXA/AB Dynamic Moderate Growth
--------------------------------------------------
(5)   AXA/AB Small Cap Growth
--------------------------------------------------
(6)   AXA Aggressive Strategy
--------------------------------------------------
(7)   AXA Balanced Strategy
--------------------------------------------------
(8)   AXA/ClearBridge Large Cap Growth
--------------------------------------------------
(9)   AXA Conservative Growth Strategy
--------------------------------------------------
(10)  AXA Conservative Strategy
--------------------------------------------------
(11)  AXA Growth Strategy
--------------------------------------------------
(12)  AXA International Core Managed Volatility
--------------------------------------------------
(13)  AXA/Janus Enterprise
--------------------------------------------------
(14)  AXA Large Cap Value Managed Volatility
--------------------------------------------------
(15)  AXA/Loomis Sayles Growth
--------------------------------------------------
(16)  AXA Mid Cap Value Managed Volatility
--------------------------------------------------
(17)  AXA Moderate Growth Strategy
--------------------------------------------------
(18)  Franklin Founding Funds Allocation VIP Fund
--------------------------------------------------

YOU SHOULD CONSIDER THE INVESTMENT OBJECTIVES, RISKS, AND CHARGES AND EXPENSES
OF THE PORTFOLIOS CAREFULLY BEFORE INVESTING. THE PROSPECTUSES FOR THE TRUSTS
CONTAIN THIS AND OTHER IMPORTANT INFORMATION ABOUT THE PORTFOLIOS. THE
PROSPECTUSES SHOULD BE READ CAREFULLY BEFORE INVESTING. IN ORDER TO OBTAIN
COPIES OF TRUST PROSPECTUSES THAT DO NOT ACCOMPANY THIS PROSPECTUS, YOU MAY
CALL ONE OF OUR CUSTOMER SERVICE REPRESENTATIVES AT 1-800-789-7771.

                        CONTRACT FEATURES AND BENEFITS

GUARANTEED INTEREST OPTION

The guaranteed interest option is part of our general account and pays interest at guaranteed rates. We discuss our general account under "More information"
later in this Prospectus. Any amounts allocated to the guaranteed interest option will not be included in your Protected Benefit account value.

We credit interest daily to amounts in the guaranteed interest option. There are three levels of interest in effect at the same time in the guaranteed interest option:

(1)the minimum interest rate guaranteed over the life of the contract,

(2)the yearly guaranteed interest rate for the calendar year, and

(3)the current interest rate.

We set current interest rates periodically, based on our discretion and according to our procedures that we have in effect at the time. We reserve the right to change these procedures. All interest rates are effective annual rates, but before the deduction of annual administrative charges.

Your lifetime minimum rate is 1.00%. The data page for your contract shows the lifetime minimum rate. The minimum yearly rate will never be less than the lifetime minimum rate. The minimum yearly rate for 2019 is 1.00%. Current interest rates will never be less than the yearly guaranteed interest rate.

We assign an interest rate to each amount allocated to the guaranteed interest option. This rate is guaranteed for a specified period. Therefore, different interest rates may apply to different amounts in the guaranteed interest option.

Generally, contributions and transfers into and out of the guaranteed interest option are limited. See "Transferring your money among the investment options"
later in this Prospectus for restrictions on transfers from the guaranteed interest option.

ACCOUNT FOR SPECIAL DOLLAR COST AVERAGING. The account for special dollar cost averaging is part of our general account. We pay interest at guaranteed rates in this account for specified time periods. We will credit interest to the amounts that you have in the account for special dollar cost averaging every day. We set the interest rates periodically, based on our discretion and according to the procedures that we have. We reserve the right to change these procedures.

We guarantee to pay our current interest rate that is in effect on the date that your contribution is allocated to this account. Your guaranteed interest rate for the time period you select will be shown in your contract for an initial contribution. The rate will never be less than the lifetime minimum rate for the guaranteed interest option. See "Dollar cost averaging" later in this section for rules and restrictions that apply to the account for special dollar cost averaging.

ALLOCATING YOUR CONTRIBUTIONS

You may allocate your contributions to the Investment account variable investment options, the guaranteed interest option or the Special DCA program.
If you wish to fund one or more of the Guaranteed benefits you elected, you may allocate contributions to the Protected Benefit account variable investment options or the Special DCA program. Also, we limit the number of variable investment options which you may select. In addition, we may at any time exercise our right to limit or terminate transfers into any of the variable investment options.

Only amounts you allocate to the Protected Benefit account variable investment options and amounts in the Special DCA program designated for future transfers to the Protected Benefit account variable investment options will fund your
Guaranteed benefits. These amounts will be used to calculate your Guaranteed benefit bases and will become part of your Protected Benefit account value. If you have the GMIB, we only accept contributions to the Protected Benefit account, whether allocated directly or through a Special DCA program, if you are age 50 or older.

For example:

You purchase a Series E contract with an initial contribution of $100,000 and elected the GMIB and the Highest Anniversary Value death benefit. You allocate
$60,000 to the Protected Benefit account variable investment options and
$40,000 to the Investment account variable investment options. The $60,000 will be included in your Protected Benefit account value and will be used to calculate your GMIB and Highest Anniversary Value benefit bases. $40,000 will be included in your Investment account value.

Allocations must be whole percentages and you may change your allocations at any time. No more than 25% of any contribution to the contract may be allocated to the guaranteed interest option. The total of your allocations into all available investment options must equal 100%. We reserve the right to discontinue, and/or place additional limitations on, contributions and transfers to any of the variable investment options, including the Protected
Benefit account variable investment options. We also reserve the right to discontinue acceptance of contributions into the contract. Please see "How you can purchase and contribute to your contract" and the table in Appendix VIII for additional information regarding certain limitations on contributions that may apply to your contract.

It is important to note that the contract is between you and AXA Equitable. The contract is not an investment advisory account, and AXA Equitable is not providing any investment advice or managing the allocations under your contract. In the absence of a specific written arrangement to the contrary, you, as the owner of the contract, have the sole authority to make investment allocations and other decisions under the contract. If your financial professional is with AXA Advisors, he or she is acting as a broker-dealer registered representative, and is not authorized to act as an investment advisor or to manage the allocations under your contract. If your financial professional is a registered representative with a broker-dealer other than AXA
Advisors, you should speak with him or her regarding any different arrangements that may apply.

We may offer an optional rebalancing program for amounts allocated to your
Investment account variable investment options and the guaranteed interest option. For more information, see "Rebalancing among your Investment account variable investment options and guaranteed interest option" in "Transferring your money among investment options" later in this Prospectus.

We do not offer an optional rebalancing program for amounts allocated to your
Protected Benefit account variable investment options. You can rebalance your
Protected Benefit account value by submitting a one-time

                        CONTRACT FEATURES AND BENEFITS

request to rebalance. See "Rebalancing among your Protected Benefit account variable investment options" in "Transferring your money among investment options" later in this Prospectus.

ALLOCATION INSTRUCTION CHANGES. You may change your instructions for allocations of future contributions.

TRANSFERS. Once you allocate amounts to the Protected Benefit account variable investment options, such amounts may be transferred among the Protected Benefit account variable investment options, but may not be transferred to the
Investment account variable investment options or the guaranteed interest option. In addition, we may at any time exercise our right to limit or terminate transfers into any of the variable investment options. See
"Transferring your account value" in "Transferring your money among investment options."

DOLLAR COST AVERAGING

We offer a variety of dollar cost averaging programs. You may only participate in one program at a time. Each program allows you to gradually allocate amounts to available investment options by periodically transferring approximately the same dollar amount to the investment options you select. Regular allocations to the variable investment options will cause you to purchase more units if the unit value is low and fewer units if the unit value is high. Therefore, you may get a lower average cost per unit over the long term.

All amounts in a dollar cost averaging program will be transferred at the completion of the time period you select. Currently, our Special DCA program time periods do not extend beyond 12 months. This plan of investing does not guarantee that you will earn a profit or be protected against losses.

--------------------------------------------------------------------------------
UNITS MEASURE YOUR VALUE IN EACH VARIABLE INVESTMENT OPTION.
--------------------------------------------------------------------------------

We offer the following dollar cost averaging programs in the Retirement
Cornerstone(R) Series E contract:

..   Special dollar cost averaging;

..   General dollar cost averaging; and

..   Investment simplifier.

The only dollar cost averaging program that is available to fund your
Guaranteed benefits is the special dollar cost averaging (the "Special DCA program"). The Special DCA program allows you to gradually fund your Protected
Benefit account value through systematic transfers to the Protected Benefit account variable investment options. Amounts allocated to the Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options are included in the benefit bases for your
Guaranteed benefits. Also, you may make systematic transfers to the Investment account variable investment options and the guaranteed interest option. Only new contributions may be allocated to the Special DCA program. For information on how the Special DCA program may affect certain Guaranteed benefits, see
"Guaranteed minimum income benefit" and "Guaranteed minimum death benefits"
later in this section.

General dollar cost averaging and Investment simplifier, on the other hand, can only be used for systematic transfers to your Investment account variable investment options. Our Investment simplifier program is available for scheduled transfers from the guaranteed interest option to the Investment account variable investment options. Our General dollar cost averaging program is available for scheduled transfers from the EQ/Money Market variable investment option to the Investment account variable investment options. Below, we provide detail regarding each of the programs.

Generally, you may not elect both a dollar cost averaging program and a rebalancing option. The only exception is if you elect our Investment simplifier program with Option I under our rebalancing programs, which does not rebalance amounts in the guaranteed interest option. For more information on our rebalancing programs, see "Rebalancing among your Investment account variable investment options and guaranteed interest option" in "Transferring your money among investment options."

We do not deduct a transfer charge for any transfer made in connection with our dollar cost averaging programs. We may, at any time, exercise our right to terminate transfers to any of the variable investment options and to limit the number of variable investment options which you may elect. Not all dollar cost averaging programs are available in all states. For a state-by-state description of all material variations of this contract, including information on the availability of our dollar cost averaging programs in your state, see
Appendix V later in this Prospectus.

OUR SPECIAL DCA PROGRAM. Under the special dollar cost averaging program, you may dollar cost average from the account for special dollar cost averaging, which is part of the general account. We credit daily interest, which will never be less than 1% or the guaranteed lifetime minimum rate for the guaranteed interest option, whichever is greater, to amounts allocated to this account. Currently, the guaranteed lifetime minimum rate is 1.00%. We guarantee to pay the current interest rate that is in effect on the date that your contribution is allocated to this account. That interest rate will apply to that contribution as long as it remains in the account for special dollar cost averaging. The guaranteed interest rate for the time period that you select will be shown in your contract for your initial contribution. We set the interest rates periodically, based on our discretion and according to procedures that we have. We reserve the right to change these procedures.

We will transfer amounts from the account for special dollar cost averaging into the investment options you designate over an available time period that you select. However, if you have the GMIB, we will only transfer amounts to the
Protected Benefit account if you are age 50 or older. If the special dollar cost averaging program is selected at the time of the application to purchase the contract, a 60 day rate lock will apply from the date of application. Any contribution(s) received during this 60 day period will be credited with the interest rate offered on the date of application for the duration of the special dollar cost averaging time period. Any contribution(s) received after the 60 day rate lock period has ended will be credited with the then current interest rate for the duration of the time period selected. Once the time period you selected has ended, you may select another time period for future contributions. At that time, you may also select a different allocation for transfers to the investment options, or, if you wish, we will continue to use the allocation that you previously made.

                              -------------------

Under the Special DCA program, the following applies:

..   Initial contributions to the Special DCA program must be at least $2,000;
    subsequent contributions to an existing Special DCA program must be at least $250;

                        CONTRACT FEATURES AND BENEFITS

..   Subsequent contributions to an existing program do not extend the time period of the program;

..   Contributions into the Special DCA program must be new contributions; you may not make transfers from amounts allocated to other investment options to initiate the Special DCA program;

..   We offer time periods of 3, 6 or 12 months. We may also offer other time periods. You may only have one time period in effect at any time and once you select a time period, you may not change it;

..   You can enroll in a Special DCA program on your contract application or at any time you make a new contribution. A program will become effective on the date we receive your first contribution directing us to allocate funds to the account for special dollar cost averaging. The date we receive your initial contribution will also be the date of the first transfer to the other variable investment options in accordance with your allocation instructions for the program. Each subsequent transfer date for the time period selected will be one month from the date of the previous transfer.
    If a transfer date falls on a non-business day, the transfer will be made on the next business day. We will transfer all amounts by the end of the chosen time period for your program.

   For example, assume you enroll in a 3-month Special DCA program. On the date we receive your initial contribution (say, $60,000) to the program, your program becomes effective and the first transfer of $20,000 is made immediately in accordance with your program's allocation instructions. The second transfer of $20,000 will be made one month after your first contribution and the third and final transfer of $20,000 will be made two months after your first contribution;

..   The only transfers that will be made from your program are your regularly scheduled transfers to the variable investment options. If you request to transfer any other amounts from your program, we will transfer all of the value that you have remaining in the account to the investment options according to the allocation percentages for the Special DCA program that we have on file for you, and your program will terminate;

..   Contributions to the Special DCA program may be designated for the
    Protected Benefit account variable investment options, the Investment account variable investment options and/or the guaranteed interest option, subject to the following:

   -- If you want to take advantage of the Special DCA program, 100% of your contribution must be allocated to the account for special dollar cost averaging. In other words, your contribution cannot be split between the
      Special DCA program and any other investment options available under the contract.

   -- Up to 25% of your Special DCA program may be designated for the guaranteed interest option, even if such a transfer would result in more than 25% of your Total account value being allocated to the guaranteed interest option. See "Transferring your account value" in "Transferring your money among investment options" later in this Prospectus;

..   Your instructions for the program must match your allocation instructions on file on the day the program is established. If you change your allocation instructions on file while the Special DCA program is in effect, the ratio of amounts allocated to the Protected Benefit account to amounts allocated to the Investment account will not change. However, amounts will be allocated within each account according to your new instructions;

..   Your Guaranteed benefit base(s) will be increased to reflect any contribution to the Special DCA program that you have instructed us to transfer to the Protected Benefit account variable investment options.
    However, if you have the GMIB, we will only transfer amounts to the
    Protected Benefit account if you are age 50 or older. The Annual Roll-up rate (or Deferral Roll-up rate, if applicable), which may be the same as the Annual Roll-up rate in effect on your contract will apply immediately to any contribution that is designated to be transferred to the Protected
    Benefit account variable investment options.

..   IF WE EXERCISE OUR RIGHT TO DISCONTINUE THE ACCEPTANCE OF, AND/OR PLACE
    ADDITIONAL LIMITATIONS ON, CONTRIBUTIONS AND TRANSFERS INTO THE PROTECTED
    BENEFIT ACCOUNT VARIABLE INVESTMENT OPTIONS, AND YOUR SPECIAL DCA PROGRAM
    HAS TRANSFERS SCHEDULED TO THE PROTECTED BENEFIT ACCOUNT VARIABLE
    INVESTMENT OPTIONS, THE PROGRAM WILL CONTINUE FOR ITS DURATION. HOWEVER,
    SUBSEQUENT CONTRIBUTIONS TO ANY PROTECTED BENEFIT ACCOUNT VARIABLE
    INVESTMENT OPTIONS UNDER THE SPECIAL DCA PROGRAM WILL NOT BE PERMITTED;

..   Except for withdrawals made under our Automatic RMD withdrawal service or our other automated withdrawal programs (systematic withdrawals and substantially equal withdrawals), or for the assessment of contract charges, any unscheduled partial withdrawal from your Special DCA program will terminate your Special DCA program. Any amounts remaining in the account after the program terminates will be transferred to the destination investment options according to your Special DCA program allocation instructions. Any withdrawal which results in a reduction in the Special
    DCA program amount previously included in your Guaranteed benefit bases will reduce the Guaranteed benefit bases as described later in this
    Prospectus. See "How withdrawals affect your Guaranteed benefits" later in this section;

..   Generally, you may not elect both a dollar cost averaging program and a rebalancing option. The only exception is if you elect our Investment simplifier program with Option I under our rebalancing programs, which does not rebalance amounts in the guaranteed interest option. See "Rebalancing among your Investment account variable investment options and guaranteed interest option" in "Transferring your money among investment options"
    later in this Prospectus to learn more about rebalancing;

..   All of the dollar cost averaging programs available under your Retirement
    Cornerstone(R) Series E contracts can be selected if you enrolled in our
    Systematic transfer program. However, no amounts will be transferred out of the Special DCA program as part of the Systematic transfer program;

..   The Special DCA program may not be in effect at the same time as a general dollar cost averaging program;

                        CONTRACT FEATURES AND BENEFITS

..   The only dollar cost averaging program available to fund your Guaranteed benefits is the Special DCA program;

..   You may cancel your participation at any time. If you terminate your
    Special DCA program, we will allocate any remaining amounts in your Special
    DCA program pursuant to your program allocations on file;

..   If you are dollar cost averaging into the Protected Benefit account variable investment options when you decide to drop all Guaranteed benefits
    ("post-funding drop"), we will default future transfers designated for the
    Protected Benefit account variable investment options to the corresponding
    Investment account variable investment options that invest in the same underlying Portfolios. Also, you can cancel your Special DCA program and accelerate all transfers to the corresponding Investment account variable investment options. See "Dropping or changing your Guaranteed benefits"
    later in this section and Appendix I for more information; and

..   We may offer these programs in the future with transfers on a different basis. Your financial professional can provide information in the time periods and interest rates currently available in your state, or you may contact our processing office.

GENERAL DOLLAR COST AVERAGING PROGRAM

If your value in the EQ/Money Market variable investment option is at least
$5,000, you may choose, at any time, to have a specified dollar amount or percentage of your value transferred from that option to any of the Investment account variable investment options. For a state-by-state description of all material variations of this contract, including information on the availability of our general dollar cost averaging program, see Appendix V later in this
Prospectus.

You can select to have transfers made on a monthly, quarterly or annual basis.
The transfer date will be the same calendar day of the month as the contract date, but not later than the 28th day of the month. You can also specify the number of transfers or instruct us to continue making the transfers until all amounts in the EQ/Money Market variable investment option have been transferred out. The minimum amount that we will transfer each time is $250. The instructions for the program may differ from your allocation instructions on file.

If, on any transfer date, your value in the EQ/Money Market variable investment option is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred. The general dollar cost averaging program will then end. You may change the transfer amount once each contract year or cancel this program at any time.

You may not participate in our optional rebalancing programs if you elect the general dollar cost averaging program.

INVESTMENT SIMPLIFIER

FIXED-DOLLAR OPTION. Under this option, you may elect to have a fixed-dollar amount transferred out of the guaranteed interest option and into the
Investment account variable investment options of your choice. Transfers may be made on a monthly, quarterly or annual basis. You can specify the number of transfers or instruct us to continue to make transfers until all available amounts in the guaranteed interest option have been transferred out.

In order to elect the fixed-dollar option, you must have a minimum of $5,000 in the guaranteed interest option on the date we receive your election form at our processing office. The transfer date will be the same calendar day of the month as the contract date but not later than the 28th day of the month. The minimum transfer amount is $50. Also, this option is subject to the guaranteed interest option transfer limitations described under "Transferring your account value"
in "Transferring your money among investment options" later in this Prospectus.
While the program is running, any transfer that exceeds those limitations will cause the program to end for that contract year. You will be notified if this occurs. You must send in a request form to resume the program in the next or subsequent contract years.

If, on any transfer date, your value in the guaranteed interest option is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred, provided the transfer complies with the same guaranteed interest option transfer limitations referenced above. If the transfer does not comply with the transfer limitations, the transfer will not be made and the program will end. You may change the transfer amount once each contract year or cancel this program at any time.

INTEREST SWEEP OPTION. Under this option, you may elect to have monthly transfers from amounts in the guaranteed interest option into the Investment account variable investment options of your choice. The transfer date will be the last business day of the month. The amount we will transfer will be the interest credited to amounts you have in the guaranteed interest option from the last business day of the prior month to the last business day of the current month. You must have at least $7,500 in the guaranteed interest option on the date we receive your election. If the amount in the guaranteed interest option falls below $7,500 at the beginning of the month, no transfer will be made that month. We will automatically cancel the interest sweep program if the amount in the guaranteed interest option is less than $7,500 on the last day of the month for two months in a row. For the interest sweep option, the first monthly transfer will occur on the last business day of the month following the month that we receive your election form at our processing office. Transfers under the Interest sweep option are subject to the guaranteed interest option transfer limitations described under "Transferring your account value" in
"Transferring your money among investment options" later in this Prospectus.

ANNUITY PURCHASE FACTORS

Annuity purchase factors are the factors applied to determine your periodic payments under the GMIB and base contract annuity payout options. The GMIB and the applicable GMIB annuity purchase factors are discussed under ''Guaranteed minimum income benefit (''GMIB'')'' below. GMIB annuity purchase factors are based on the owner's (and any younger joint owner's) age, frequency of payment, are the same regardless of gender, and are generally more conservative than the base contract annuity purchase factors. Base contract annuity payout options are discussed under ''Your annuity payout options'' in ''Accessing your money''
later in this Prospectus. Base contract annuity purchase factors are based on interest rates, mortality tables, frequency of payments, the form of annuity benefit, and the owner's (and any joint owner's) age and sex in certain instances. We may provide more favorable current annuity purchase factors for the annuity payout options than those specified in your contract.

                        CONTRACT FEATURES AND BENEFITS

GUARANTEED MINIMUM INCOME BENEFIT

This section describes the Guaranteed minimum income benefit, or "GMIB". The
GMIB is automatically added to your contract at issue, unless you specifically indicate on your application that you do not wish to elect it.

The GMIB guarantees, subject to certain restrictions, annual lifetime payments
("Lifetime GMIB payments") that are calculated by applying your GMIB benefit base to the guaranteed GMIB annuity purchase factors specified in Appendix XI.
You choose whether you want the option to be paid on a single or joint life basis at the time the GMIB is exercised.

IMPORTANT NOTE FOR OWNERS AGE 49 OR YOUNGER: Funding of the GMIB is only permitted starting at age 50. If you are between the ages of 43 and 49 at the time your contract is issued, the Initial Roll-up rates (described below) will only apply after you attain age 50 for the amount of time then remaining in your first seven contract years. IF YOU ARE AGE 42 OR YOUNGER AT THE TIME YOUR
CONTRACT IS ISSUED, THE INITIAL ROLL-UP RATES WILL NEVER APPLY TO YOUR
CONTRACT. Instead, the Renewal rates (described below) will apply for the duration of your contract.

Lifetime GMIB payments will begin at the earliest of:

(i)the next contract year following the date your Protected Benefit account value falls to zero (provided the no-lapse guarantee is in effect);

(ii)the contract date anniversary following your 95th birthday; or

(iii)your election to exercise the GMIB.

We reserve the right to change the annuity option or make other forms of payout options available at any time. For a description of payout options, see "Your annuity payout options" in "Accessing your money" later in this Prospectus.

When you exercise the GMIB, the annual lifetime income that you will receive will be the greater of (i) your GMIB which is calculated by applying your GMIB benefit base to GMIB guaranteed annuity purchase factors, or (ii) the income provided by applying your Protected Benefit account value to our then current annuity purchase factors specified in Appendix XI, or base contract guaranteed annuity purchase factors. The GMIB benefit base is applied only to the guaranteed annuity purchase factors under the GMIB in your contract and not to any other guaranteed or current annuity purchase rates. Your Total account value is never applied to the guaranteed GMIB annuity purchase factors. The amount of income you actually receive will be determined when we receive your request to exercise the benefit.

If there is no Investment account value remaining when you elect to exercise the GMIB, your contract (including its death benefit and any account or cash values) will terminate and you will receive a new contract for the annuity payout option. For a discussion of when your payments will begin and end, see
"Exercise of Guaranteed minimum income benefit" below.

BEFORE YOU ELECT THE GMIB, WHICH IS AUTOMATICALLY ADDED TO YOUR CONTRACT AT
ISSUE UNLESS YOU SPECIFICALLY INDICATE ON YOUR APPLICATION THAT YOU DO NOT WISH
TO ELECT IT, YOU SHOULD CONSIDER THE FACT THAT IT PROVIDES A FORM OF INSURANCE
AND IS BASED ON CONSERVATIVE ACTUARIAL FACTORS. THEREFORE, EVEN IF YOUR
PROTECTED BENEFIT ACCOUNT VALUE IS LESS THAN YOUR BENEFIT BASE, YOU MAY
GENERATE MORE INCOME BY APPLYING YOUR PROTECTED BENEFIT ACCOUNT VALUE TO OUR
CURRENT ANNUITY PURCHASE FACTORS. We will make this comparison for you upon request.

Surrendering your contract will terminate your GMIB. Please see "Surrendering your contract to receive its cash value" in "Accessing your money" later in this Prospectus.

The GMIB also allows you to take certain withdrawals (your "Annual withdrawal amount") prior to the beginning of your Lifetime GMIB payments without reducing your GMIB benefit base. Your Annual withdrawal amount for the next contract year is calculated each contract date anniversary by applying a percentage
("the Annual Roll-up rate") to your GMIB benefit base on that date. Lifetime
GMIB payments and your Annual withdrawal amount are described later in this section. With respect to your GMIB, it is important to note the following:

..   Once a withdrawal is taken from your Protected Benefit account, you cannot make additional contributions to your Protected Benefit account, either directly or through the Special DCA program. You can, however, continue to make transfers from your Investment account to the Protected Benefit account variable investment options until such time you make a subsequent contribution to your Investment account at which point transfers into the
    Protected Benefit account will no longer be available. Scheduled transfers from an existing Special DCA program will continue, even after such subsequent contribution is made to the Investment account.

..   Withdrawals in excess of your Annual withdrawal amount (an "Excess withdrawal") can greatly reduce the value of your GMIB. An Excess withdrawal that reduces your Protected Benefit account value to zero will cause your GMIB to terminate.

In order to fund your Guaranteed minimum income benefit, you must make contributions or transfers to the Protected Benefit account. THE GMIB CAN ONLY
BE FUNDED STARTING AT AGE 50.

The GMIB can be elected by owners age 20 - 80 and with all contract types. If the contract is jointly owned, the GMIB can only be elected and funded if both owners are ages 50 through 80. The GMIB, which is automatically added to your contract at issue unless you specifically indicate on your application that you do not wish to elect it, cannot be added to your contract at a later date.

You can drop your GMIB at any time prior to funding your Protected Benefit account. If you fund your Protected Benefit account at issue, which is only permitted if you are at least age 50, you can drop your GMIB if your contract has been in force for at least four contract years. If you fund your Protected
Benefit account after issue, you cannot drop the GMIB until the later of
(i) the contract date anniversary following the date the Protected Benefit account is funded and (ii) four years from contract issue.

It is important to note that if you decide to drop your GMIB, either before or after funding your Protected Benefit account, your Guaranteed minimum death benefit may be affected. Please see "Dropping or changing your Guaranteed benefits" later in this section and Appendix I for more information.

When you purchase a contract with the GMIB, you can combine it with one of our
Guaranteed minimum death benefits: (i) the Return of Principal death benefit,
(ii) the Highest Anniversary Value death benefit, or (iii) the "Greater of"
death benefit. The GMIB cannot be combined with the "Greater of" death benefit if you are age 66 or older at the time your contract is issued. The GMIB cannot be combined with the RMD Wealth Guard death benefit.

There is an additional charge for the GMIB which is described under "Guaranteed minimum income benefit charge" in "Charges and expenses" later in this
Prospectus.

                        CONTRACT FEATURES AND BENEFITS

If you elected the GMIB and change ownership of the contract, this benefit will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information,"
later in this Prospectus.

--------------------------------------------------------------------------------
THE GUARANTEED MINIMUM INCOME BENEFIT SHOULD BE REGARDED AS A SAFETY NET ONLY.
--------------------------------------------------------------------------------

GMIB BENEFIT BASE

Your GMIB has a benefit base that determines your Annual withdrawal amount and your Lifetime GMIB payments. We apply a Roll-up rate to your GMIB benefit base.
At contract issue, an initial Annual Roll-up rate and Deferral Roll-up rate, will apply during your first seven contract years. See "Annual Roll-up rate",
"Deferral Roll-up rate", "Initial Roll-up rates" and "Renewal rates" later in this section for more information. Please note that the initial Annual Roll-up rate and initial Deferral Roll-up rate may be the same.

--------------------------------------------------------------------------------
THE INITIAL ANNUAL ROLL-UP RATE AND DEFERRAL ROLL-UP THAT APPLY DURING YOUR
FIRST SEVEN CONTRACT YEARS ARE SPECIFIED IN THE RATE SHEET SUPPLEMENTS.
--------------------------------------------------------------------------------

Your GMIB benefit base is not an account value or cash value. The GMIB benefit base is used to calculate your Lifetime GMIB payments, your Annual withdrawal amount and the charge for the benefit. Your GMIB benefit base is equal to:

..   Your initial contribution and any subsequent contributions to the Protected
    Benefit account variable investment options, either directly or through the
    Special DCA program; plus

..   Any amounts in the Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options; plus

..   Any transfers to the Protected Benefit account variable investment options;
    less

..   A deduction on a pro rata basis that reflects any "Excess withdrawal"
    amounts, including any RMD payments not taken through our Automatic RMD service that result in Excess withdrawals; plus

..   During the GMIB Roll-up period, the "Deferral Roll-up amount" (if applicable) OR, beginning in the year in which you take your first withdrawal, any "Annual Roll-up amount", reduced by the dollar amount of any withdrawals up to the Annual withdrawal amount.

After the GMIB Roll-up period end date, the dollar amount of any withdrawals up to the Annual withdrawal amount will not reduce your GMIB benefit base. A withdrawal from your Protected Benefit account that exceeds the Annual withdrawal amount, including RMD withdrawals, is an Excess withdrawal. (Special rules apply to RMDs, however, if you enroll in our Automatic RMD service. See
"RMDs for contracts with GMIB" in "Accessing your money".) An Excess withdrawal will reduce your GMIB benefit base on a pro rata basis.

--------------------------------------------------------------------------------
EITHER THE DEFERRAL ROLL-UP AMOUNT OR THE ANNUAL ROLL-UP AMOUNT IS CREDITED TO
THE GMIB BENEFIT BASE ON EACH CONTRACT DATE ANNIVERSARY DURING THE GMIB ROLL-UP
PERIOD. THESE AMOUNTS ARE CALCULATED BY TAKING INTO ACCOUNT YOUR GMIB BENEFIT
BASE FROM THE PRECEDING CONTRACT DATE ANNIVERSARY, THE APPLICABLE ROLL-UP RATE
UNDER YOUR CONTRACT, CONTRIBUTIONS AND TRANSFERS TO THE PROTECTED BENEFIT
ACCOUNT DURING THE CONTRACT YEAR AND FOR THE ANNUAL ROLL-UP AMOUNT, ANY
WITHDRAWALS UP TO THE ANNUAL WITHDRAWAL AMOUNT DURING THE CONTRACT YEAR.
WITHDRAWALS FROM YOUR PROTECTED BENEFIT ACCOUNT UP TO THE ANNUAL WITHDRAWAL
AMOUNT REDUCE YOUR ANNUAL ROLL-UP AMOUNT ON A DOLLAR-FOR-DOLLAR BASIS. A
WITHDRAWAL FROM YOUR PROTECTED BENEFIT ACCOUNT IN EXCESS OF THE ANNUAL
WITHDRAWAL AMOUNT IS AN EXCESS WITHDRAWAL. AN EXCESS WITHDRAWAL WILL REDUCE
YOUR GMIB BENEFIT BASE ON A PRO RATA BASIS. SPECIAL RULES APPLY IF YOU ARE
REQUIRED TO TAKE RMD WITHDRAWALS AND ENROLL IN OUR AUTOMATIC RMD SERVICE. THE
CALCULATION OF BOTH THE DEFERRAL ROLL-UP AMOUNT AND THE ANNUAL ROLL-UP AMOUNT
ARE DISCUSSED LATER IN THIS SECTION.
--------------------------------------------------------------------------------

Beginning in the contract year in which you fund your Protected Benefit account until the end of the GMIB Roll-up period, if your Lifetime GMIB payments have not begun, withdrawals up to your Annual withdrawal amount will not reduce your
GMIB benefit base. However, those same withdrawals will reduce on a dollar-for-dollar basis the Annual Roll-up amount that would otherwise be applied to the GMIB benefit base at the end of the contract year. Remember that the Roll-up amount applicable under your contract does not become part of your
GMIB benefit base until the end of the contract year. THE PORTION OF ANY
WITHDRAWAL IN EXCESS OF YOUR ANNUAL WITHDRAWAL AMOUNT WILL REDUCE YOUR GMIB
BENEFIT BASE ON A PRO RATA BASIS. See "Annual withdrawal amount" later in this section. If you are required to take RMD distributions and elect our Automatic
RMD service, any Lifetime RMD payment we make to you up to the greater of your
Lifetime RMD payment or Annual withdrawal amount each year will count towards your Annual withdrawal amount but (a) during the GMIB Roll-up period, will not offset the Annual Roll-up amount by more than the Annual withdrawal amount and
(b) after the GMIB Roll-up period ends, will not reduce your GMIB benefit base.
If you do not enroll in our Automatic RMD service and you take withdrawals in order to satisfy your RMD obligations, the amount by which your total withdrawals exceed your Annual withdrawal amount will be treated as an Excess withdrawal that reduces your GMIB benefit base on a pro rata basis. See "RMDs for contracts with GMIB" in the "Accessing your money" section of this
Prospectus.

After the GMIB Roll-up period end date, any withdrawals you take up to the
Annual withdrawal amount each year will not reduce your benefit base. Any withdrawals you take in excess of the Annual withdrawal amount will reduce your benefit base on a pro rata basis. Special rules apply if you are required to take RMD withdrawals and enroll in our Automatic RMD service. Unless you decline or elect a different annual reset option, you will be enrolled in the automatic annual reset program and your GMIB benefit base will automatically
"reset" to equal the Protected Benefit account value, if higher, on every contract date anniversary from your contract date, up to the contract maturity date. See "Annual reset options" later in this section.

Only amounts you allocate to the Protected Benefit account variable investment options and amounts in the Special DCA program designated for the Protected
Benefit account variable investment options will fund your GMIB. These amounts will be included in your GMIB benefit base and will become part of your
Protected Benefit account value. See "Allocating your contributions" earlier in this section for more information.

For example:

You purchase a Retirement Cornerstone(R) -- Series E contract at age 55 with an initial contribution of $100,000 and allocate $60,000 to the Protected Benefit account variable investment options and $40,000 to the Investment account variable investment options. Your initial GMIB benefit base will be $60,000.

You can fund your GMIB benefit by allocating money to the Protected Benefit account variable investment options (either directly or through the special DCA program) immediately or at some later date. Allocations to the Protected
Benefit account variable investment options also fund your Guaranteed minimum death benefit.

                        CONTRACT FEATURES AND BENEFITS

ANNUAL ROLL-UP RATE

The Annual Roll-up rate is used to calculate your Annual withdrawal amount. It is also used to calculate amounts credited to your GMIB benefit base for the contract year in which the first withdrawal is made from your Protected Benefit account and all subsequent contract years. The Deferral Roll-up rate is used to calculate amounts credited to your GMIB benefit base in the contract years prior to the first withdrawal from your Protected Benefit account. The Deferral
Roll-up rate is described below. PLEASE NOTE: THE ANNUAL ROLL-UP RATE AND THE
DEFERRAL ROLL-UP RATE MAY BE THE SAME.

The initial Annual Roll-up rate is the Annual Roll-up rate that applies during the first seven years of your contract. The initial Annual Roll-up rate is specified in the Rate Sheet Supplement and will not be less than 5%.
Thereafter, the renewal Annual Roll-up rate applies. The renewal Annual Roll-up rate is variable and is tied to the Ten-Year Treasuries Formula Rate described below, but the minimum rate will be the greater of 5% and the Ten-Year
Treasuries Formula Rate, (which is the same 5% and Formula used for the minimum renewal Deferral Roll-up rate) but never greater than 8%. The renewal Annual
Roll-up rate will be set at our discretion, subject to the above stated
minimum. We reserve the right, however, to declare a renewal Annual Roll-up rate that is greater than 8%.

..   TEN-YEAR TREASURIES FORMULA RATE. For each calendar quarter, this rate is the average of the rates for the ten-year U.S. Treasury notes on each day for which such rates are reported during the 20 calendar days ending on the
    15th day of the last month of the preceding calendar quarter, plus 2.00%, rounded to the nearest 0.10%. U.S. Treasury rates will be determined from the Federal Reserve Board Constant Maturity Series or such comparable rates as may be published by the Federal Reserve Board or generally available reporting services if the Federal Reserve Board Constant Maturity Series is
    discontinued.

The "Ten-Year Treasuries Formula Rate" used with the renewal Annual Roll-up rate is identical to the "Deferral Ten-Year Treasuries Formula Rate" used with the renewal Deferral Roll-up rate.

DEFERRAL ROLL-UP RATE

The Deferral Roll-up rate is only used to calculate amounts credited to your
GMIB benefit base through the end of the contract year that precedes the contract year in which the first withdrawal is made from your Protected Benefit account. The Deferral Roll-up rate is never used to calculate your Annual withdrawal amount under the GMIB. PLEASE NOTE: THE DEFERRAL ROLL-UP RATE AND
THE ANNUAL ROLL-UP RATE MAY BE THE SAME.

Beginning with the first contract year in which you fund your Protected Benefit account, the Roll-up amount credited to your GMIB benefit base at the end of the contract year (the "Deferral Roll-up amount") will be calculated using the
Deferral Roll-up rate. Once you take a withdrawal from your Protected Benefit account, the Deferral Roll-up amount will not be credited at the end of the contract year in which the withdrawal was taken and the Deferral Roll-up rate will no longer apply to your contract. Instead, the Annual Roll-up amount will be credited.

The Deferral Roll-up rate, if higher than the Annual Roll-up rate, may provide an incentive to defer taking your first withdrawal from your Protected Benefit account. If the Deferral Roll-up rate and the Annual Roll-up rate are the same, this incentive for deferring withdrawals is not applicable.

The initial Deferral Roll-up rate is the Deferral Roll-up rate that applies during the first seven years of your contract. The initial Deferral Roll-up rate is specified in the Rate Sheet Supplement and will not be less than 5%.
Thereafter, the renewal Deferral Roll-up rate applies. The renewal Deferral
Roll-up rate is variable and is tied to the Deferral Ten-Year Treasuries
Formula Rate described below. The minimum renewal Deferral Roll-up rate will be the greater of 5% and the Ten-Year Treasuries Formula Rate (which is the same calculation used for the minimum renewal Annual Roll-up rate), but never greater than 8%. The renewal Deferral Roll-up rate will be set at our discretion, subject to the above stated minimum. We reserve the right, however, to declare a renewal Deferral Roll-up rate that is greater than 8%.

..   DEFERRAL TEN-YEAR TREASURIES FORMULA RATE. For each calendar quarter, this rate is the average of the rates for the ten-year U.S. Treasury notes on each day for which such rates are reported during the 20 calendar days ending on the 15th day of the last month of the preceding calendar quarter, plus 2.00%, rounded to the nearest 0.10%. U.S. Treasury rates will be determined from the Federal Reserve Board Constant Maturity Series or such comparable rates as may be published by the Federal Reserve Board or generally available reporting services if the Federal Reserve Board
    Constant Maturity Series is discontinued.

As described above, both the renewal Annual Roll-up rate and renewal Deferral
Roll-up rate will never be less than 5% or greater than 8% and both use the exact same Ten-Year Treasuries Formula Rate. Therefore, absent the Company using its discretion to set higher rates than the required minimum rates, the renewal Annual Roll-up rate and renewal Deferral Roll-up rate will be the same.
YOU SHOULD NOT RELY ON THE COMPANY USING ITS DISCRETION TO SET A RENEWAL
DEFERRAL ROLL-UP RATE OR A RENEWAL ANNUAL ROLL-UP RATE HIGHER THAN THE MINIMUM
GUARANTEED RATE.

It is important to note that on each contract date anniversary, we will apply either the Annual Roll-up rate or the Deferral Roll-up rate to your GMIB benefit base based on whether you have ever taken a withdrawal from the
Protected Benefit account. In statements we provide you, we will show you the
Roll-up amounts under both rate scenarios. Once you take a withdrawal from your
Protected Benefit account, the Deferral Roll-up rate will no longer be shown on your statements.

INITIAL ROLL-UP RATES. At contract issue, an initial Annual Roll-up and
Deferral Roll-up rate will apply during your first seven contract years, as specified in the respective Rate Sheet Supplements. The initial Deferral
Roll-up rate and initial Annual Roll-up rate may be the same. The initial
Roll-up rate is the Roll-up rate in effect at the time your contract is issued
(subject to the Rate lock-in period rules described below). After your first seven contract years, the renewal Roll-up rate will never be less than 5% or, if greater, the Ten-Year Treasuries Formula Rate, and never greater than 8%.

--------------------------------------------------------------------------------
THE INITIAL ANNUAL ROLL-UP RATE AND DEFERRAL ROLL-UP THAT APPLY DURING YOUR
FIRST SEVEN CONTRACT YEARS ARE SPECIFIED IN THE RESPECTIVE RATE SHEET
SUPPLEMENTS.
--------------------------------------------------------------------------------

                        CONTRACT FEATURES AND BENEFITS

Once a contract is issued with the Initial Roll-up rates that are in effect, those rates will be applicable for the first seven contract years. Any transfers or contributions to the Protected Benefit account variable investment options, either directly or through the Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options during the first seven contract years will get the initial Roll-up rates described above. The initial Roll-up rates are no longer applicable starting in the eighth year of your contract, regardless of when you fund the
Protected Benefit account. See "Renewal rates" below for the Roll-up rates that apply once the Initial Roll-up rates expire.

As noted earlier in this section, funding of the GMIB is only permitted starting at age 50. If you purchase your contract at a younger age, the Initial
Roll-up rates may not apply to you (i) for the full seven years in which they are in effect or (ii) at all, as illustrated in the following chart:

-------------------------------------------------
                   CONTRACT YEARS FOR WHICH THE
AGE AT TIME OF     INITIAL ROLL-UP
CONTRACT PURCHASE  RATES WILL APPLY*
-------------------------------------------------
 50 or older       Full first 7 contract years
-------------------------------------------------
 49                Portion of 1st contract year
                   plus contract years 2-7
-------------------------------------------------
 48                Portion of 2nd contract year
                   plus contract years 3-7
-------------------------------------------------
 47                Portion of 3rd contract year
                   plus contract years 4-7
-------------------------------------------------
 46                Portion of 4th contract year
                   plus contract years 5-7
-------------------------------------------------
 45                Portion of 5th contract year
                   plus contract years 6-7
-------------------------------------------------
 44                Portion of 6th contract year
                   plus contract year 7
-------------------------------------------------
 43                Portion of 7th contract year
-------------------------------------------------
 42 or younger     Never
-------------------------------------------------
*  For contract owners age 49 or younger at time of contract purchase, your birthday will determine the size of the portion of the contract year during which the Initial Roll-up rates apply. For example, if you signed your contract at age 46 on March 1 and your birthdate is April 1, the Initial
   Roll-up rates will apply for eleven months of your fourth contract year, starting on April 1 of that year.

RATE LOCK-IN PERIOD. If your initial contribution is received at our processing office within the Rate lock-in period (generally 75 days from the date you sign your application), your Initial Roll-up rates will not decrease, even if a new
Rate Sheet Supplement with a lower rate becomes effective before your policy is issued. However, if your initial contribution is received during the Rate lock-in period but after the rate effective date of a subsequent Rate Sheet
Supplement, you will get the benefit of any rate increase. Specifically, during the Rate lock-in period:

..   If a subsequent Rate Sheet Supplement becomes effective with a lower initial Annual Roll-up rate and lower initial Deferral Rollup rate before we receive your initial contribution, your contract will be issued with the initial Annual Roll-up rate and initial Deferral Roll-up rate that were in effect on the application signed date.

..   If a subsequent Rate Sheet Supplement becomes effective with a higher initial Annual Roll-up rate and higher initial Deferral Rollup rate before we receive your initial contribution, your contract will be issued with the initial Annual Roll-up rate and initial Deferral Roll-up rate in effect when your contract is issued.

..   If a subsequent Rate Sheet Supplement with a lower initial Annual Roll-up rate and a higher initial Deferral Rollup rate becomes effective before we receive your initial contribution, your contract will be issued with the initial Annual Roll-up rate in effect on the date you signed your application and the initial Deferral Roll-up rate in effect on the contract issue date. Similarly, if a subsequent Rate Sheet Supplement becomes effective with a lower initial Deferral Roll-up rate and a higher initial
    Annual Roll-up rate before we receive your initial contribution, your contract will be issued with the initial Deferral Roll-up rate in effect on the date you signed your application and the initial Annual Roll-up rate in effect on the contract issue date.

In short, if your initial contribution is received during the Rate lock-in period but after a change to the initial Annual Roll-up rate or initial
Deferral Roll-up rate from the application date becomes effective, you will receive the benefit of any rate increase and protection from rate decreases.

If we do not receive your initial contribution within the Rate lock-in period, then your Initial Roll-up rates will be the rates in effect on the date we issue your contract. However, our procedures may result in the return of your application if we do not receive your initial contribution within 75 days of the date you sign your application. For a state-by-state description of all material variations of this contract, including whether a different Rate lock-in period applies in your state, see Appendix V later in this Prospectus.

EXAMPLES:

..   You sign your application for a Retirement Cornerstone(R) Series E contract on September 15th. On that date the initial Annual Roll-up rate and
    Deferral Roll-up rates are 5.50% and 5.50%, respectively. Your initial contribution is received on October 5th and the contract is issued the same day. On that date the initial Annual Roll-up rate and Deferral Roll-up rates are 5.25% and 5.25%, respectively. In this example, your contract will be issued with the rates that were "locked in" at the time you signed your application, not the lower rates that were in effect on the date your contract was issued.

..   You sign your application for a Retirement Cornerstone(R) Series E contract on October 15th. On that date the initial Annual Roll-up rate and Deferral
    Roll-up rates are 5.00% and 5.00%, respectively. Your initial contribution is received on November 5th and the contract is issued the same day. On that date the Annual Roll-up rate and Deferral Roll-up rates are 5.00% and
    5.25%, respectively. In this example, your contract will be issued with the initial Annual Roll-up rate (5.00%) that was "locked-in" at the time you signed your application and the initial Deferral Roll-up rate (5.25%) that was in effect at the time your contract was issued, not the lower initial
    Deferral Roll-up rate that was in effect on the date your application was signed.

RENEWAL RATES. As discussed in "Annual Roll-up rate" and "Deferral Roll-up rate" above, after the first seven contract years, a new Annual Roll-up rate will apply to your contract. A new Deferral Roll-up rate will also apply provided you have never taken a withdrawal from your Protected Benefit account.
These "Renewal rates" may be equal, and will never be less than 5% or, if greater, the underlying Treasuries Formula Rate (which is identical for both
Renewal Rates), and never higher than 8%. YOU SHOULD NOT RELY ON THE COMPANY
USING ITS DISCRETION TO SET A HIGHER RENEWAL DEFERRAL ROLL-UP RATE OR A HIGHER
RENEWAL ANNUAL ROLL-UP RATE.

These Renewal rates may be more than or less than, or equal to, your initial
Annual Roll-up rate and Deferral Roll-up rate. We also reserve the right to set new initial rates that are higher than Renewal rates.

                        CONTRACT FEATURES AND BENEFITS

Any transfers or contributions to the Protected Benefit account variable investment options, either directly or through the Special DCA program and any contribution amounts in the Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options, after the first day of any contract year will get the Annual Roll-up rate and
Deferral Roll-up rate in effect as of the most recent contract date anniversary.

NOTIFICATION OF ANNUAL ROLL-UP RATE AND RENEWAL RATES. If you elected the GMIB, the Rate Sheet Supplements will indicate the Annual Roll-up rate and Deferral
Roll-up rate in effect for the first seven years of your contract. These rates may not be the same rates that were illustrated prior to your purchase of the contract. If you choose to fund the GMIB after the Initial Roll-up rates have expired, you can contact a Customer Service Representative or visit www.axa.com to find out the current Annual Roll-up rate and if applicable, the Deferral
Roll-up rate for your contract. In addition, your annual statement of contract values will show your current Renewal rates, as well as the previous year's
Annual Roll-up rate or Deferral Roll-up rate (whichever applies) for your contract. This information can also be found online through your Online Account
Access.

--------------------------------------------------------------------------------
THE ANNUAL ROLL-UP RATE IS USED TO CALCULATE YOUR ANNUAL WITHDRAWAL AMOUNT AND
THE CREDIT TO YOUR GMIB BENEFIT BASE IF YOU HAVE TAKEN A WITHDRAWAL FROM YOUR
PROTECTED BENEFIT ACCOUNT. THE DEFERRAL ROLL-UP RATE IS USED TO CALCULATE THE
CREDIT TO YOUR GMIB BENEFIT BASE UNTIL THE FIRST WITHDRAWAL IS MADE.
--------------------------------------------------------------------------------

GMIB BENEFIT BASE "ROLL-UP"

Your GMIB benefit base starts increasing, or rolling up, on the date you first fund your Protected Benefit account and stops rolling up on the date that is the earlier of (a) the 20th contract date anniversary that occurs after the date you first fund the Protected Benefit account and (b) the contract maturity date.

--------------------------------------------------------------------------------
GMIB ROLL-UP PERIOD -- THE PERIOD DURING WHICH THE GMIB BENEFIT BASE INCREASES
(OR "ROLLS UP") ANNUALLY BY AN AMOUNT DETERMINED BY THE DEFERRAL ROLL-UP RATE
OR ANNUAL ROLL-UP RATE, AS APPLICABLE. THE GMIB ROLL-UP PERIOD COMMENCES ON THE
DATE YOU FIRST FUND THE PROTECTED BENEFIT ACCOUNT AND ENDS ON DATE THAT IS THE
EARLIER OF (A) THE 20TH CONTRACT DATE ANNIVERSARY THAT OCCURS AFTER THE DATE
YOU FIRST FUND THE PROTECTED BENEFIT ACCOUNT AND (B) THE CONTRACT MATURITY
DATE. IF YOU FIRST FUND THE PROTECTED BENEFIT ACCOUNT (A) ON EITHER THE
CONTRACT ISSUE DATE OR A SUBSEQUENT CONTRACT DATE ANNIVERSARY AND (B) PRIOR TO
YOUR 76TH BIRTHDAY, THE GMIB ROLL-UP PERIOD WILL BE A FULL 20 YEARS.

--------------------------------------------------------------------------------
The GMIB Roll-up period can be a full 20 years. However, because the GMIB
Roll-up period always ends on a contract date anniversary, your GMIB Roll-up period may be less than 20 years if you first fund the Protected Benefit account on a date other than your contract date anniversary. TO ENSURE YOUR
GMIB BENEFIT BASE ROLLS UP FOR 20 COMPLETE YEARS, YOU SHOULD FIRST FUND YOUR
GMIB BENEFIT BASE (A) ON EITHER THE CONTRACT ISSUE DATE OR A SUBSEQUENT
CONTRACT DATE ANNIVERSARY AND (B) PRIOR TO YOUR 76TH BIRTHDAY.

See "Annual Roll-up amount and annual GMIB benefit base adjustment" and
"Deferral Roll-up amount and annual GMIB benefit base adjustment" later in this section for information on how your benefit base rolls up during the GMIB
Roll-up period.

During the GMIB Roll-up period, additional contributions or transfers to the
Protected Benefit account are added to your GMIB benefit base on the date they are made and included in the applicable roll-up calculation. However, these amounts are not assigned a separate GMIB Roll-up period and will stop rolling up on the end date of the GMIB Roll-up period that was determined when you first funded the Protected Benefit account.

After the GMIB Roll-up period ends, your GMIB benefit base will no longer roll up but can still increase by the amount of any additional contributions to the
Protected Benefit account, if permitted, and through operation of the reset feature. See "GMIB benefit base reset" later in this section for more information.

For single-owned contracts, the contract maturity date (the point at which
Lifetime GMIB payments must begin) triggers the last possible end date of the
GMIB Roll-up period. For jointly-owned contracts, the contract maturity date is based on the older owner's age.

For contracts with non-natural owners, the end date of the GMIB Roll-up period will be based on the annuitant's (or older joint annuitant's) age.

The amount of the deduction for an "Excess withdrawal" and the deduction for the Annual withdrawal amount are described under "How withdrawals affect your
Guaranteed benefits" later in this section.

As discussed earlier in this section, your GMIB benefit base is not an account value or cash value. As a result, the GMIB benefit base cannot be split or divided in any proportion in connection with a divorce. See "How divorce may affect your contract and Guaranteed benefits" in "More information."

Please see Appendix III later in this Prospectus for an example of how the GMIB benefit base is calculated.

Beginning with the contract year in which you fund your Protected Benefit account until the end of the GMIB Roll-up period, if your Lifetime GMIB payments have not begun, withdrawals up to your Annual withdrawal amount will not reduce your GMIB benefit base. The portion of a withdrawal in excess of your Annual withdrawal amount will reduce your GMIB benefit base on a pro rata basis. See "Annual withdrawal amount" later in this section. If you are required to take RMD distributions and elect our Automatic RMD service, any
Lifetime RMD payment we make to you up to the greater of your Lifetime RMD payment or Annual withdrawal amount each year will count towards your Annual withdrawal amount but (a) during the GMIB Roll-up period, will not offset the
Annual Roll-up amount by more than the Annual withdrawal amount and (b) after the GMIB Roll-up period ends, will not reduce your GMIB benefit base. If you do not enroll in our Automatic RMD service and you take withdrawals in order to satisfy your RMD obligations, the amount by which your total withdrawals exceed your Annual withdrawal amount will be treated as an Excess withdrawal that reduces your GMIB benefit base on a pro rata basis. See "RMDs for contracts with GMIB" in the "Accessing your money" section of this Prospectus.

GMIB BENEFIT BASE RESET

Unless you decline or elect a different annual reset option, you will be enrolled in the automatic annual reset program and your GMIB benefit base will automatically "reset" to equal the Protected Benefit account value, if higher, on every contract date anniversary from the date you first fund your Protected
Benefit account, up to the contract maturity date. You must notify us in writing that you want to opt out of any automatic reset program. You can send us a written request to opt back in to an automatic reset program at a later date. We reserve the right to change or discontinue our reset programs at any time.

If a reset is not applicable on your contract date anniversary, the GMIB benefit base will not be eligible to be reset again until the next

                        CONTRACT FEATURES AND BENEFITS

contract date anniversary. For jointly-owned contracts, eligibility to reset the GMIB benefit base is based on the age of the older owner. For non-naturally owned contracts, eligibility is based on the age of the annuitant or older joint annuitant.

ANNUAL RESET OPTIONS. We will send you a notice in each year that the GMIB benefit base is eligible to be reset. If you are not enrolled in either the automatic annual reset program or the automatic customized reset program you will have 30 days from your contract date anniversary to request a reset. At any time, you may choose one of the three available reset methods: one-time reset option, automatic annual reset program or automatic customized reset program. IF, AT THE TIME OF APPLICATION, YOU DO NOT DECLINE THE AUTOMATIC
ANNUAL RESET PROGRAM OR ELECT A DIFFERENT ANNUAL RESET OPTION, YOU WILL BE
ENROLLED IN THE AUTOMATIC ANNUAL RESET PROGRAM.

--------------------------------------------------------------------------------
ONE-TIME RESET OPTION -- RESETS YOUR GMIB BENEFIT BASE ON A SINGLE CONTRACT
DATE ANNIVERSARY.
AUTOMATIC ANNUAL RESET PROGRAM -- AUTOMATICALLY RESETS YOUR GMIB BENEFIT BASE
ON EACH CONTRACT DATE ANNIVERSARY YOU ARE ELIGIBLE FOR A RESET.
AUTOMATIC CUSTOMIZED RESET PROGRAM -- AUTOMATICALLY RESETS YOUR GMIB BENEFIT
BASE ON EACH CONTRACT DATE ANNIVERSARY, IF ELIGIBLE, FOR THE PERIOD YOU
DESIGNATE.
--------------------------------------------------------------------------------

One-time reset requests will be processed as follows:

(i)if your request is received within 30 days following your contract date anniversary, your GMIB benefit base will be reset, if eligible, as of that contract date anniversary. If your GMIB benefit base was not eligible for a reset on that contract date anniversary, your one-time reset request will be terminated;

(ii)if your request is received outside the 30 day period following your contract date anniversary, your GMIB benefit base will be reset, if eligible, on the next contract date anniversary. If your GMIB benefit base is not eligible for a reset, your one-time reset request will be terminated.

Once your one-time reset request is terminated, you must submit a new request in order to reset your benefit base.

If you wish to cancel your elected reset program, your request must be received by our processing office at least one business day prior to your contract date anniversary to terminate your reset program for such contract date anniversary.
Cancellation requests received after this window will be applied the following year. A reset cannot be cancelled after it has occurred. For more information, see ''How to reach us'' earlier in this Prospectus.

EFFECT OF GMIB BENEFIT BASE RESETS. IT IS IMPORTANT TO NOTE THAT ONCE YOU HAVE
RESET YOUR GMIB BENEFIT BASE, A NEW WAITING PERIOD TO EXERCISE THE GMIB WILL
APPLY FROM THE DATE OF THE RESET. YOUR NEW EXERCISE DATE WILL BE THE TENTH
CONTRACT DATE ANNIVERSARY FOLLOWING THE RESET OR, IF LATER, THE EARLIEST DATE
YOU WOULD HAVE BEEN PERMITTED TO EXERCISE WITHOUT REGARD TO THE RESET, BUT IN
NO EVENT WILL IT BE LATER THAN THE CONTRACT DATE ANNIVERSARY FOLLOWING AGE 95.
See ''GMIB Exercise rules'' and ''How withdrawals affect your Guaranteed benefits'' below for more information. Please note that in most cases, resetting your GMIB benefit base will lengthen the exercise waiting period.
Also, even when there is no additional charge when you reset your Roll-up benefit base, the total dollar amount charged on future contract date anniversaries may increase as a result of the reset since the charges may be applied to a higher benefit base than would have been otherwise applied. See
''Charges and expenses'' later in this Prospectus.

Owners of traditional IRA or QP contracts should consider the effect of the waiting period on the requirement to take lifetime required minimum distributions before resetting the GMIB benefit base. If a QP contract is converted to an IRA, in a direct rollover, the waiting period for the reset under the IRA contract will include any time that the QP contract was a funding vehicle under the plan. If a traditional IRA contract owner or a plan participant must begin taking lifetime required minimum distributions during the 10-year waiting period, the individual may want to consider taking the annual lifetime required minimum distribution calculated for the contract from another permissible contract or funding vehicle. See ''How withdrawals affect your Guaranteed benefits'' later in this section and ''Lifetime required minimum distribution withdrawals'' in ''Accessing your money.'' Also, see
''Required minimum distributions'' under ''Individual retirement arrangements
(IRAs)'' in ''Tax information'' and Appendix II -- ''Purchase considerations for QP Contracts'' later in this Prospectus.

ANNUAL ROLL-UP AMOUNT AND ANNUAL GMIB BENEFIT BASE ADJUSTMENT

The Annual Roll-up amount is an amount credited to your GMIB benefit base on each contract date anniversary if there has ever been a withdrawal from your
Protected Benefit account. The Annual Roll-up amount adjustment to your GMIB benefit base is a primary way to increase the value of your GMIB benefit base.
This amount is calculated by taking into account your GMIB benefit base from the preceding contract date anniversary, the Annual Roll-up rate under your contract (which may be the same rate as the applicable Deferral Roll-up rate), contributions and transfers to the Protected Benefit account during the contract year and any withdrawals up to the Annual withdrawal amount during the contract year.

Your initial Annual Roll-up amount for the contract year in which you first funded the Protected Benefit account is calculated as follows:

..   The amount of your initial contribution to the Protected Benefit account, multiplied by:

..   The Annual Roll-up rate that was in effect on date of your initial contribution to the Protected Benefit account; less

..   Any withdrawals up to the Annual withdrawal amount resulting in a dollar-for-dollar reduction of the Annual Roll-up amount (but not to less than zero); plus

..   A pro-rated Roll-up amount for any additional contribution to the Protected
    Benefit account variable investment options during the contract year; plus

..   A pro-rated Roll-up amount for any transfer from the Investment account and/or Guaranteed interest option to the Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Roll-up amount for any contribution amounts made during the contract year to a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options during the contract year.

Your Annual Roll-up amount at the end of each subsequent contract year is calculated as follows:

..   Your GMIB benefit base on the preceding contract date anniversary, multiplied by

                        CONTRACT FEATURES AND BENEFITS

..   The Annual Roll-up rate that was in effect on the first day of the contract year; less

..   Any withdrawals up to the Annual withdrawal amount resulting in a dollar-for-dollar reduction of the Annual Roll-up amount; plus

..   A pro-rated Roll-up amount for any contribution to the Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Roll-up amount for any transfer from the Investment account and/or Guaranteed interest option to the Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Roll-up amount for any contribution amounts made during the contract year to the Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options during the contract year.

A pro-rated Roll-up amount is based on the number of days remaining in the contract year after the contribution or transfer.

WITHDRAWALS IN EXCESS OF YOUR ANNUAL WITHDRAWAL AMOUNT ARE EXCESS WITHDRAWALS.
Excess withdrawals will not reduce your Annual Roll-up amount or Annual withdrawal amount to less than zero. However, EXCESS WITHDRAWALS REDUCE YOUR
GMIB BENEFIT BASE ON A PRO RATA BASIS, WHICH CAN HAVE A SIGNIFICANT NEGATIVE
IMPACT ON THE BENEFIT BASE AMOUNT AND YOUR FUTURE LIFETIME GMIB PAYMENTS. See
"How withdrawals affect your guaranteed benefit base" later in this section for more information. Special rules apply if you are required to take RMD withdrawals and enroll in our Automatic RMD service. See "Lifetime required minimum distribution withdrawals" in "Accessing your money" later in this
Prospectus.

DEFERRAL ROLL-UP AMOUNT AND ANNUAL GMIB BENEFIT BASE ADJUSTMENT

The Deferral Roll-up amount is an amount credited to your GMIB benefit base on each contract date anniversary provided you have never taken a withdrawal from your Protected Benefit account. The amount is calculated by taking into account your GMIB benefit base from the preceding contract date anniversary, the applicable Deferral Roll-up rate under your contract (which may be the same rate as the applicable Annual Roll-up rate) and contributions and transfers to the Protected Benefit account during the contract year. The Deferral Roll-up amount adjustment to your GMIB benefit base is a primary way to increase the value of your GMIB benefit base.

Your Deferral Roll-up amount for the contract year in which you first funded the Protected Benefit account is calculated as follows:

..   The amount of your initial contribution to the Protected Benefit account, multiplied by:

..   The Deferral Roll-up rate that was in effect on date of your initial contribution to the Protected Benefit account; plus

..   A pro-rated Deferral Roll-up amount for any additional contribution to the
    Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Deferral Roll-up amount for any transfer from the Investment account and/or Guaranteed interest option to the Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Deferral Roll-up amount for any contributions made during the contract year to a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options during the contract year.

Your Deferral Roll-up amount at the end of each subsequent contract year is calculated as follows:

..   your GMIB benefit base on the preceding contract date anniversary, multiplied by

..   the Deferral Roll-up rate that was in effect on the first day of the contract year; plus

..   a pro-rated Deferral Roll-up amount for any contribution to the Protected
    Benefit account variable investment options during the contract year; plus

..   a pro-rated Deferral Roll-up amount for any transfer from the Investment account and/or Guaranteed interest option to the Protected Benefit account variable investment options during the contract year; plus

..   a pro-rated Deferral Roll-up amount for any contribution amounts made during the contract year to the Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options during the contract year.

A pro-rated Deferral Roll-up amount is based on the number of days remaining in the contract year after the contribution or transfer.

                              -------------------

THE GMIB BENEFIT BASE STOPS ROLLING UP ON THE LAST DATE OF THE GMIB ROLLUP
PERIOD. Thereafter, your GMIB benefit base is frozen, which means:

..   The benefit base no longer rolls up.

..   Any withdrawals you take up to the Annual withdrawal amount each year will not reduce your benefit base.

..   Any withdrawals you take in excess of the Annual withdrawal amount are
    Excess withdrawals that will reduce your benefit base on a pro rata basis.
    Special rules apply to contract owners who are required to take RMD withdrawals and are enrolled in the Automatic RMD service. See "RMDs for contracts with GMIB" in "Accessing your money".

..   Contributions and transfers to the Protected Benefit account are permitted and will increase your benefit base on a dollar-for dollar basis.

..   The benefit base remains eligible for increases through operation of the reset feature.

ANNUAL WITHDRAWAL AMOUNT

(APPLICABLE PRIOR TO THE BEGINNING OF LIFETIME GMIB PAYMENTS)

Your Annual withdrawal amount for the contract year in which you first fund the
Protected Benefit account (the "initial Annual withdrawal amount") is calculated on the date you first fund the Protected Benefit account, and is equal to:

..   the Annual Roll-up rate in effect on that date, MULTIPLIED BY

..   the GMIB benefit base on that date (which is the amount you allocated to the Protected Benefit account).

                        CONTRACT FEATURES AND BENEFITS

If you first funded the Protected Benefit account on a date other than your contract date anniversary, your initial Annual withdrawal amount is pro-rated based on the number of days remaining before your next contract date anniversary. If you subsequently make additional contributions or transfers to the Protected Benefit account prior to the next contract date anniversary, your initial Annual withdrawal amount will increase on the date of such contribution or transfer by a pro-rated amount based on the number of days remaining before your next contract date anniversary. Your initial Annual withdrawal amount will be reduced by the amount of any withdrawals you make before your next contract date anniversary on a dollar-for-dollar basis.

For example, assume that you first fund your Protected Benefit account on first day of the contract year by making a contribution of $10,000 to your Protected
Benefit account variable investment options. On that date, your GMIB benefit base will be $10,000. Your initial Annual withdrawal amount is equal to $500, calculated as follows:

..   5% (the current Annual Roll-up rate) MULTIPLIED BY

..   $10,000 (your GMIB benefit base)

Further assume that on the 146th day of that contract year you make an additional contribution to the Protected Benefit account of $5,000. Your initial Annual withdrawal amount increases by $151 (the pro-rated Roll-up amount for the contribution), calculated as:

..   $5,000 (the additional contribution) MULTIPLIED BY

..   5% (the current Annual Roll-up rate) MULTIPLIED BY

..   219/365 (fraction representing the number of days remaining in a 365-day contract year for which the contribution receives credit toward the Annual withdrawal amount)

Your Annual withdrawal amount for the each subsequent contract year is calculated on each contract date anniversary beginning with the contract year that follows the contract year in which the Protected Benefit account is first funded, and is equal to:

..   the Annual Roll-up rate in effect at the time, multiplied by;

..   the GMIB benefit base as of the most recent contract date anniversary.

If you make additional contributions or transfers to the Protected Benefit account prior to the next contract date anniversary, including amounts transferred from a special DCA program, your Annual withdrawal amount will increase on the date of such contribution or transfer by a pro-rated amount based on the number of days remaining before your next contract date anniversary.

Beginning with the contract year in which you fund your Protected Benefit account, if your Lifetime GMIB payments have not begun, you may withdraw up to your Annual withdrawal amount without reducing your GMIB benefit base and adversely affecting your Lifetime GMIB payments. IT IS IMPORTANT TO NOTE THAT
WITHDRAWALS IN EXCESS OF YOUR ANNUAL WITHDRAWAL AMOUNT WILL HAVE A HARMFUL
EFFECT ON BOTH YOUR GMIB BENEFIT BASE AND LIFETIME GMIB PAYMENTS. AN EXCESS
WITHDRAWAL THAT REDUCES YOUR PROTECTED BENEFIT ACCOUNT TO ZERO WILL CAUSE YOUR
GMIB TO TERMINATE.

Beginning with the contract year in which your Protected Benefit account was first funded, the portion of a withdrawal from your Protected Benefit account in excess of your Annual withdrawal amount, and all subsequent withdrawals from your Protected Benefit account in that contract year, will always reduce your
GMIB benefit base on a pro rata basis. (See "RMDs for contracts with GMIB" in
"Accessing your money" for special rules that apply if you enroll in our
Automatic RMD service.) This is referred to as an "Excess withdrawal". The reduction of your GMIB benefit base on a pro rata basis means that we calculate the percentage of your current Protected Benefit account value that is being withdrawn and we reduce your current GMIB benefit base by the same percentage.
A pro rata withdrawal will have a significant adverse effect on your benefit base in cases where the Protected Benefit account value is less than the benefit base. For an example of how a pro rata reduction works, see "How withdrawals affect your Guaranteed benefits" later in this section and, for examples of how withdrawals affect your Annual withdrawal amount, see Appendix
VII later in this Prospectus.

Your Annual withdrawal amount is always calculated using the Annual Roll-up rate in effect for your contract at the beginning of the contract year. The
Deferral Roll-up rate, described above, is never used for the purposes of calculating the Annual withdrawal amount. Your Annual withdrawal amounts are not cumulative. If you withdraw less than your Annual withdrawal amount in any contract year, you may not add the remainder to your Annual withdrawal amount in any subsequent year.

Your Annual withdrawal amount may be more than or less than your Lifetime GMIB payments. Please refer to the beginning of this "Guaranteed minimum income benefit" section and "Lifetime GMIB payments" below for more information about
Lifetime GMIB payments.

EXAMPLE OF HOW YOUR ANNUAL WITHDRAWAL AMOUNT; ANNUAL ROLL-UP AMOUNT; DEFERRAL
ROLL-UP AMOUNT AND ANNUAL GMIB BENEFIT BASE ADJUSTMENT; AND THE EFFECT OF AN
EXCESS WITHDRAWAL IS CALCULATED.

ANNUAL WITHDRAWAL AMOUNT. Assume you make a contribution of $200,000 and allocate $100,000 to your Protected Benefit account variable investment options and $100,000 to your Investment account variable investment options at issue.
At the beginning of contract year three, assume you transfer $5,000 to your
Protected Benefit account variable investment options. Also assume that your
Annual Roll-up rate is 5% and your Deferral rate is 6% in each contract year.
Accordingly, your GMIB benefit base on your third contract date anniversary is
$124,402.

The GMIB benefit base of $124,402 is calculated as follows:

You start with $100,000 allocated to the Protected Benefit account variable investment options. This amount is your initial GMIB benefit base.

   -- The first Deferral Roll-up amount increases your GMIB benefit base to
      $106,000. ($100,000 + $6,000)

      $100,000 (GMIB BENEFIT BASE) X 6% (DEFERRAL ROLL-UP RATE) = $6,000
      (DEFERRAL ROLL-UP AMOUNT)

   -- The second Deferral Roll-up amount increases your GMIB benefit base to
      $112,360. ($106,000 + $6,360)

      $106,000 (GMIB BENEFIT BASE) X 6% (DEFERRAL ROLL-UP RATE) = $6,360
      (DEFERRAL ROLL-UP AMOUNT)

   -- Your $5,000 transfer from the Investment account at the beginning of contract year three increases your GMIB benefit base to $117,360.
      ($112,360 + $5,000)

                        CONTRACT FEATURES AND BENEFITS

   -- The third Deferral Roll-up amount increases your GMIB benefit base to
      $124,402. ($117,360 + $7,042)

      $117,360 (GMIB BENEFIT BASE) X 6% (DEFERRAL ROLL-UP RATE) = $7,042
      (DEFERRAL ROLL-UP AMOUNT)

Your Annual withdrawal amount as of the beginning of contract year four is equal to $6,220, calculated as follows:

..   $124,402 (GMIB benefit base as of your most recent contract date anniversary) MULTIPLIED BY:

..   5% (your current Annual Roll-up rate) EQUALS:

..   $6,220

Please note that your Annual Roll-up rate is used to calculate your Annual withdrawal amount. The Deferral Roll-up rate is never used to calculate your
Annual withdrawal amount.

ANNUAL ROLL-UP AMOUNT AND ANNUAL BENEFIT BASE ADJUSTMENT. Further assume that during contract year four (on the 146th day of the contract year), you make a contribution of $10,000 to your Protected Benefit account variable investment options, making your current GMIB benefit base after the contribution $134,402.
Also assume that you withdraw your full Annual withdrawal amount of $6,220 during contract year four.

On your fourth contract date anniversary, your Annual Roll-up amount is equal to $300, calculated as follows:

..   5% (YOUR CURRENT ANNUAL ROLL-UP RATE) MULTIPLIED BY

..   $124,402 (YOUR GMIB BENEFIT BASE AS OF YOUR MOST RECENT CONTRACT DATE
    ANNIVERSARY) MINUS

..   $6,220 (the Annual withdrawal amount, which was withdrawn) PLUS

..   $300 (THE DAILY PRO-RATED ROLL-UP AMOUNT FOR THE CONTRIBUTION: $10,000 X 5%
    X 219/365* = $300)

..   EQUALS $300

                              -------------------

*  THIS FRACTION REPRESENTS THE NUMBER OF DAYS IN A 365-DAY CONTRACT YEAR THAT
   THE CONTRIBUTION WOULD HAVE RECEIVED CREDIT TOWARD THE ROLL-UP AMOUNT.

Please note that the withdrawal in contract year four terminated the Deferral
Roll-up rate. Therefore on the fourth contract date anniversary, the Annual
Roll-up rate was used to calculate the Annual Roll-up amount.

Your adjusted GMIB benefit base is $134,702 ($134,402 + $300).

EFFECT OF AN EXCESS WITHDRAWAL. In contract year four, assume instead that you make a withdrawal of $9,220. This would result in an Excess withdrawal of
$3,000 because your Annual withdrawal amount is only $6,220 ($9,220 - $6,220 =
$3,000). Further, assume that your Protected Benefit account value at the time of this withdrawal is $100,000. As described earlier in this section, Excess withdrawals reduce your GMIB benefit base on a pro-rata basis. Accordingly, your GMIB benefit base is reduced by $4,032 at the time of the withdrawal, calculated as follows:

..   $134,402 (YOUR CURRENT GMIB BENEFIT BASE: $124,402 + $10,000) MULTIPLIED BY

..   3% (THE PERCENTAGE OF YOUR CURRENT PROTECTED BENEFIT ACCOUNT VALUE THAT WAS
    WITHDRAWN IN EXCESS OF YOUR ANNUAL WITHDRAWAL AMOUNT) EQUALS

..   $4,032.

On your fourth contract date anniversary, your adjusted GMIB benefit base is
$130,670, calculated as follows:

..   $130,370 (YOUR GMIB BENEFIT BASE ADJUSTED TO REFLECT THE EXCESS WITHDRAWAL:
    $134,402 - $4,032) PLUS

..   $300 (YOUR ANNUAL ROLL-UP AMOUNT) EQUALS

..   $130,670.

Please note that the Excess withdrawal in contract year four terminated the
GMIB no-lapse guarantee. Please see the following section for more information about the no-lapse guarantee.

See Appendix VII later in this Prospectus for more examples of how withdrawals affect your Guaranteed benefit bases and Annual withdrawal amount.

GMIB "NO-LAPSE GUARANTEE"

In general, if your Protected Benefit account value falls to zero (except as discussed below), the GMIB will be exercised automatically, based on the owner's (or older joint owner's, if applicable) current age and GMIB benefit base as follows:

..   You will be issued a life only supplementary contract based on a single life. Upon exercise, your Guaranteed minimum death benefit will be terminated.

..   You will have 30 days from when we notify you to change the payout option and/or the payment frequency.

Poor investment performance of the Protected Benefit account variable investment options or payment of applicable charges may contribute to your
Protected Benefit account value falling to zero but will not cause the no-lapse guarantee to terminate.

The no-lapse guarantee will terminate under the following circumstances:

..   If you take an Excess withdrawal in any contract year following the contract year in which you first fund your Protected Benefit account.

..   Upon the contract date maturity date.

The no-lapse guarantee will not be voided by (a) any withdrawals from your
Protected Benefit account in the contract year in which you first fund your
Protected Benefit account or (b) by RMDs that exceed your Annual withdrawal amount if taken through our Automatic RMD service.

If you were enrolled in the Maximum Payment Plan or Customized Payment Plan,
the frequency of your Lifetime GMIB payments will be the same based on the payment frequency you elected. Your Lifetime GMIB payment amount may be less than your Annual withdrawal amount in the prior contract year.

If you were not enrolled in the Maximum Payment Plan or Customized Payment
Plan, you will begin receiving your Lifetime GMIB payments annually one calendar year after the date that the Protected Benefit account value fell to zero. Your Lifetime GMIB payment amount may be less than your Annual withdrawal amount in the prior contract year.

                        CONTRACT FEATURES AND BENEFITS

EXERCISE OF GMIB

On each contract date anniversary that you are eligible to exercise the GMIB, we will send you an eligibility notice illustrating how much income could be provided as of the contract date anniversary. You must notify us within 30 days following the contract date anniversary if you want to exercise the GMIB. You must return your contract to us, along with all required information within 30 days following your contract date anniversary, in order to exercise this benefit. Upon exercise of the GMIB, the owner (or older joint owner, if applicable) will become the annuitant, and the contract will be annuitized on the basis of the annuitant's life. You will begin receiving annual payments one year after the annuity payout contract is issued. If you choose monthly or quarterly payments, you will receive your payment one month or one quarter after the annuity payout contract is issued. UNDER MONTHLY OR QUARTERLY
PAYMENTS, THE AGGREGATE PAYMENTS YOU RECEIVE IN A CONTRACT YEAR WILL BE LESS
THAN WHAT YOU WOULD HAVE RECEIVED IF YOU HAD ELECTED AN ANNUAL PAYMENT, AS
MONTHLY AND QUARTERLY PAYMENTS REFLECT THE TIME VALUE OF MONEY WITH REGARD TO
BOTH INTEREST AND MORTALITY. You may choose to take a withdrawal prior to exercising the GMIB, which will reduce your payments. You may not partially exercise this benefit. See ''Withdrawing your account value'' in ''Accessing your money'' later in this Prospectus. Payments end with the last payment before the annuitant's (or joint annuitant's, if applicable) death.

Please see "Exercise of the GMIB in the event of a GMIB fee increase" under
"Charges and expenses" later in this Prospectus for more information on exercising your GMIB upon notice of a change to the GMIB fee.

GMIB EXERCISE RULES. The latest date you may exercise the GMIB is the 30th day following the contract date anniversary following the annuitant's 95th birthday.

The earliest date on which you are eligible to exercise the GMIB is calculated as follows:

..   IF THE DATE YOU FIRST FUNDED THE PROTECTED BENEFIT ACCOUNT WAS ON YOUR
    CONTRACT DATE -- you are eligible to exercise the GMIB within 30 days following your 10th contract date anniversary.

..   IF THE DATE YOU FIRST FUNDED THE PROTECTED BENEFIT ACCOUNT WAS ON A
    CONTRACT DATE ANNIVERSARY -- you are eligible to exercise the GMIB within
    30 days following the 10th contract date anniversary after you first funded your Protected Benefit account.

..   IF THE DATE YOU FIRST FUNDED THE PROTECTED BENEFIT ACCOUNT WAS NOT ON YOUR
    CONTRACT DATE OR A CONTRACT DATE ANNIVERSARY -- you are eligible to exercise the GMIB within 30 days following the 10th contract date anniversary that occurs after the contract date anniversary immediately preceding the date you first funded the Protected Benefit account.

If you exercise the GMIB and then take a withdrawal from the Protected Benefit account within the 30 days between the applicable contract date anniversary and the date on which the GMIB exercise takes effect, your GMIB benefit base will be reduced on a dollar-for-dollar basis by the amount of the withdrawal (or on a pro-rata basis if the withdrawal was an Excess withdrawal).

The GMIB guarantees annual lifetime payments ("Lifetime GMIB payments"), which will begin at the earliest of:

(i)the next contract year following the date your Protected Benefit account value falls to zero (provided the no-lapse guarantee is in effect);

(ii)the contract date anniversary following your 95th birthday; or

(iii)your election to exercise the GMIB.

Your Lifetime GMIB payments will be calculated as described below in this section. Whether your Lifetime GMIB payments are triggered by age 95, the no-lapse guarantee, or your election to exercise the GMIB, we use the same calculation to determine the amount of the payments.

For single owner contracts, the payout can be either based on a single life
(the owner's life) or joint lives. For IRA contracts, the joint life must be the spouse of the owner. For jointly owned contracts, payments can be based on a single life (the life of the older owner) or joint lives. For non-natural owners, payments are based on the annuitant or joint annuitant's life. In the cases of (a) a joint-owned contract that is continued as a single-owned contract by the younger spouse after the death of the older spouse and (b) a single-owned contract that is continued by the spousal beneficiary followed by the death of the owner, we will always apply joint life annuity purchase rates when calculating GMIB periodic payments, even if the single life payout option had been elected.

LIFETIME GMIB PAYMENTS. Your Lifetime GMIB payments are calculated by applying your GMIB benefit base to the guaranteed GMIB annuity purchase factors specified in Appendix XI.

EXERCISING THE GMIB WHEN YOUR PROTECTED BENEFIT ACCOUNT VALUE FALLS TO ZERO. If
your Protected Benefit account value is zero as described under "GMIB "no-lapse guarantee"" above, we will use your GMIB benefit base as of the day your
Protected Benefit account value was reduced to zero. On the day your Protected
Benefit account value is reduced to zero, we calculate your GMIB benefit base using the same formula as described under "GMIB benefit base" earlier in this section. If your Protected Benefit account was reduced to zero on a date other than your contract anniversary, we will include a pro rata portion of the applicable Roll-up amount in your GMIB base.

EXAMPLE -- CALCULATING THE GMIB BENEFIT BASE WHEN YOUR PROTECTED BENEFIT
ACCOUNT VALUE FALLS TO ZERO:

Assume your Protected Benefit account value goes to zero after six months of the 10th contract year and that the Annual Roll-up rate is 5%. Assume further that at the beginning of the 10th contract year, your GMIB benefit base was
$100,000 and that you made no contributions or transfers to the Protected
Benefit account or any withdrawals during that contract year.

The GMIB benefit base on the day your Protected Benefit account value was reduced to zero would be $102,500, calculated as follows:

..   $100,000 (the GMIB benefit base at the start of the 10th contract year) PLUS

..   $5,000 (the Annual Roll-up amount of $100,000 multiplied by the Annual
    Roll-up rate of 5%) MINUS

..   $2,500 (the Annual Roll-up amount reduced to reflect that the GMIB benefit base no longer rolls up after the Protected Benefit account value falls to zero) equals

..   $102,500

                        CONTRACT FEATURES AND BENEFITS

If your Protected Benefit account value is reduced to zero on your contract date anniversary as the result of the deduction of charges under the contract, we will add any remaining Annual Roll-up amount, or if applicable, your
Deferral Roll-up amount, to your GMIB benefit base.

If the GMIB is exercised under any of the three events as described above, and you have no Investment account value, the following applies:

(i)We will issue a supplementary contract with the same owner and beneficiary.

(ii)Your current contract, including the Guaranteed minimum death benefit will be terminated.

If the GMIB is exercised under any of the three events as described above, and you have Investment account value, the following applies:

(i)We will issue a supplementary contract for the Protected Benefit account with the same owner and beneficiary. The Investment account under your current contract will continue to be in force.

(ii)Your Lifetime GMIB payment will not reduce your Investment account value.

(iii)Your Guaranteed minimum death benefit will be terminated.

(iv)For IRA contracts, your RMD payments will be based solely on your
    Investment account value and may only be withdrawn from your Investment account.

EXERCISING THE GMIB WHEN YOUR PROTECTED BENEFIT ACCOUNT VALUE IS GREATER THAN
ZERO. If you elect to exercise the GMIB and your Protected Benefit account value has not fallen to zero before the contract maturity date, the following applies:

(i)We will issue a supplementary contract with the same owner and beneficiary.

(ii)The lifetime annual payment amount you receive will be the greater of the
    Lifetime GMIB payment amount or the income derived from applying your
    Protected Benefit account value to our current or guaranteed annuitization factors. This lifetime annual payment amount may be lower than your Annual withdrawal amount depending on your age, current annuitization factors, and your Protected Benefit account and GMIB benefit base values at the time you exercise the GMIB.

EXAMPLE: Assume that the current annuitization factors are greater than the guaranteed annuitization factors. A male contract owner who is age 95 and has a
$100,000 GMIB benefit base and $50,000 in Protected Benefit account value and no Investment account value would receive the greater of the following:

(i)Current annuitization factor (which is subject to change) of 0.176628 applied to his $50,000 Protected Benefit account value, which equals an annual payment of $8,832, or

(ii)The GMIB annuity purchase factor (in this example, it would be 6.925%)
    applied to his $100,000 GMIB benefit base, which equals an annual Lifetime
    GMIB payment of $6,925.

In this example, the contract owner's annual payment would be $8,832.

EXERCISING THE GMIB THROUGH THE NO-LAPSE GUARANTEE WHEN YOUR PROTECTED BENEFIT
ACCOUNT VALUE FALLS TO ZERO. If your Protected Benefit account value falls to zero and the no-lapse guarantee is in effect, the GMIB is exercised automatically and you will receive Lifetime GMIB payments. This annual Lifetime
GMIB payment amount may be lower than your Annual withdrawal amount, depending on your age at the time the GMIB is exercised and whether you elect to be paid on a single or joint life basis.

See Appendix XI for the GMIB annuity purchase factors that apply to your contract.

PLEASE NOTE:

..   EXERCISING THE GMIB PROVIDES YOU WITH A GUARANTEED ANNUAL LIFETIME PAYMENT
    THAT IS NOT INTENDED TO REPLACE THE ANNUAL INCOME YOU CAN RECEIVE BY
    WITHDRAWING THE ANNUAL WITHDRAWAL AMOUNT PRIOR TO EXERCISING THE GMIB. THE
    ANNUAL LIFETIME GMIB PAYMENT AMOUNT YOU RECEIVE IS BASED ON CONSERVATIVE
    ACTUARIAL FACTORS AND MAY BE LOWER THAN YOUR ANNUAL WITHDRAWAL AMOUNT.

..   AT MOST GMIB EXERCISE AGES, THE ANNUAL LIFETIME GMIB PAYMENT AMOUNT WILL BE
    LESS THAN YOUR ANNUAL WITHDRAWAL AMOUNT. ACCORDINGLY, YOU SHOULD NOT
    DEPLETE YOUR PROTECTED BENEFIT ACCOUNT VALUE THROUGH WITHDRAWALS IN
    RELIANCE ON RECEIVING A SIMILAR AMOUNT OF ANNUAL INCOME THROUGH LIFETIME
    GMIB PAYMENTS.

   For example, assume that a male contract owner who is age 80 and has a
   $100,000 GMIB benefit base, and his Protected Benefit account value falls to zero through systematic withdrawals of the Annual withdrawal amount (e.g.,
   $5,000 as of the most recent contract date anniversary) and poor investment performance. Further assume that the no-lapse guarantee is in effect and the
   GMIB is automatically exercised.

   The contract owner's annual Lifetime GMIB payment would be $4,315, which is calculated by applying the GMIB annuity purchase factor for his age of 80
   (in this example, it would be 4.315%) to his $100,000 GMIB benefit base. In this case, the annual Lifetime GMIB payment is $685 less than the most recent Annual withdrawal amount.

Any remaining Investment account value will be annuitized under a separate contract based on one of the annuity payout options discussed under "Your annuity payout options" in "Accessing your money" later in this Prospectus.

Upon issuing your supplementary contract, your Guaranteed minimum death benefit and your death benefit in connection with your Investment account value will be terminated.

If you elected the GMIB and your Protected Benefit account value falls to zero due to an Excess withdrawal, we will terminate your GMIB and you will receive no payment or supplementary life annuity contract, even if your GMIB benefit base is greater than zero. Please see the Hypothetical illustrations in
Appendix IV for an example of how Lifetime GMIB payments are calculated when:
(i) a hypothetical Protected Benefit account value falls to zero, and (ii) the annuitant reaches age 95.

Pleasenote:

(i)if the GMIB benefit base is reset after age 85, the only time you may exercise the GMIB is within 30 days following the contract date anniversary following the owner's attainment of age 95;

                        CONTRACT FEATURES AND BENEFITS

(ii)for Retirement Cornerstone(R) Series E QP contracts, the Plan participant can exercise the GMIB only if he or she elects to take a distribution from the Plan and, in connection with this distribution, the Plan's trustee changes the ownership of the contract to the participant. This effects a rollover of the Retirement Cornerstone(R) Series E QP contract into a
    Retirement Cornerstone(R) Series E traditional IRA. This process must be completed within the 30-day time frame following the contract date anniversary in order for the Plan participant to be eligible to exercise.
    However, if the GMIB is automatically exercised as a result of the no-lapse guarantee, a rollover into an IRA will not be effected and payments will be made directly to the trustee;

(iii)since no partial exercise is permitted, owners of defined benefit QP contracts who plan to change ownership of the contract to the participant must first compare the participant's lump sum benefit amount and annuity benefit amount to the GMIB benefit base and account value, and make a withdrawal from the contract if necessary. See ''How withdrawals affect your Guaranteed benefits'' later in this section;

(iv)if you reset the GMIB benefit base (as described earlier in this section), your new exercise date will be the tenth contract date anniversary following the reset or, if later, the earliest date you would have been permitted to exercise without regard to the reset, but in no event will it be later than the contract date anniversary following age 95. Please note that in most cases, resetting your GMIB benefit base will lengthen the waiting period;

(v)a spouse beneficiary or younger spouse joint owner under Spousal continuation may continue the GMIB if the contract is not past the last date on which the original owner could have exercised the benefit and the spouse beneficiary or younger spouse joint owner is eligible to continue the benefit and to exercise the benefit under the applicable exercise rules
   (described in "Spousal continuation" in the "Payment of death benefit"
   section). Spousal beneficiaries between ages 85 and 95 on the date of the owner's death will have a onetime opportunity to exercise the GMIB subject to the following additional rules. The one-time election will be available only if original owner died before the contract date anniversary following age 95. In addition, the election to exercise the GMIB must be made no later than one year following the date of the owner's death. If the GMIB is exercised, the Guaranteed minimum death benefit will be terminated. For example, if an owner is age 70 at issue, and he dies at age 79, and the spouse beneficiary is 86 on the date of his death, she may exercise the GMIB no later than one year following the date of the owner's death, even though she was 77 at the time the contract was issued, because eligibility is measured using her age at the time of the owner's death, not her age on the issue date.

(vi)if the contract is jointly owned and not an IRA contract, you can elect to have the GMIB paid either: (a) as a joint life benefit or (b) as a single life benefit paid on the basis of the older owner's age (if applicable); and

(vii)if the contract is an IRA contract, you can elect to have the Guaranteed minimum income benefit paid either: (a) as a joint life benefit, but only if the joint annuitant is your spouse or (b) as a single life benefit paid on the basis of the older annuitant's age; and

(viii)if the contract is owned by a trust or other non-natural person, eligibility to elect or exercise the GMIB is based on the annuitant's (or older joint annuitant's, if applicable) age, rather than the owner's.

From time to time, we may offer you some form of payment or incentive in return for terminating or modifying certain guaranteed benefits. See "Guaranteed benefit offers" later in this section for more information.

DEATH BENEFIT

For the purposes of determining the death benefit under your Retirement
Cornerstone(R) Series E contract, we treat your Investment account and any
Guaranteed minimum death benefit funded by your Protected Benefit account differently.

The death benefit in connection with your Investment account is equal to your
Investment account value as of the date we receive satisfactory proof of death, any required instructions for the method of payment, and any required information and forms necessary to effect payment. The death benefit payable in connection with your Protected Benefit account will be based on the greater of
(i) your Protected Benefit account value, and (ii) the benefit base of your
Guaranteed minimum death benefit.

The total death benefit under your Retirement Cornerstone(R) Series E contract will depend on your values in either one or both sides of the contract. If you selected a Guaranteed minimum death benefit but never funded your Protected
Benefit account, your death benefit will be based on your Investment account value only. Likewise, if you funded your Guaranteed minimum death benefit through allocations to the Protected Benefit account and had no Investment account value, your death benefit would be based strictly on the Guaranteed minimum death benefit you selected. Also, it is possible that upon your death, you have value in both your Investment account and a Guaranteed minimum death benefit that has been funded through allocations to the Protected Benefit account. In that case, your beneficiaries would receive the Investment account value, plus the value of your Guaranteed minimum death benefit.

GUARANTEED MINIMUM DEATH BENEFITS

At issue, you may elect one of our optional Guaranteed minimum death benefit options (GMDBs) in connection with your Protected Benefit account as follows:

             ------------------------------------------------------
              GUARANTEED MINIMUM DEATH BENEFIT   SERIES E CONTRACT
             ------------------------------------------------------
             Return of Principal death benefit*   Issue Ages 0-80
             ------------------------------------------------------
             Highest Anniversary                  Issue Ages 0-75
             Value death benefit*
             ------------------------------------------------------
             RMD Wealth Guard death benefit       Issue Ages 20-68
             ------------------------------------------------------
             The "Greater of" death benefit*     Issue Ages 20-65**
             ------------------------------------------------------
*  As long as you have the GMIB, you can only fund these benefits beginning at age 50.
** Joint owners cannot fund this death benefit after age 65.

IMPORTANT NOTE FOR OWNERS AGE 49 OR YOUNGER: If you do not specifically indicate on your application that you do not wish to have the GMIB or do not subsequently drop the GMIB after your contract is issued, then you cannot fund the Protected Benefit account until you

                        CONTRACT FEATURES AND BENEFITS

are at least age 50, which means you also cannot fund any Guaranteed minimum death benefit until at least age 50. If you are between the ages of 43 and 49 at the time your contract is issued, the initial Annual Roll-up rate specified in the Rate Sheet Supplements will only apply after you attain age 50 for the amount of time then remaining in your first seven contract years. If you are age 42 or younger at the time your contract is issued, the initial Annual
Roll-up rate will never apply to your contract. Instead, the Renewal rates
(described later in this section) will apply for the duration of your contract.

The "Greater of" death benefit or Return of Principal death benefit can only be elected in combination with the GMIB. The RMD Wealth Guard death benefit cannot be elected in combination with the GMIB. You can elect the Highest Anniversary
Value death benefit with or without the GMIB. The Highest Anniversary Value death benefit, the RMD Wealth Guard death benefit and the "Greater of" death benefit are available at an additional charge. There is no charge for the
Return of Principal death benefit. If you elect the GMIB, but do not elect a
Guaranteed minimum death benefit, the Return of Principal death benefit will also be issued with your contract. If you elect a GMDB, the period during which you can make subsequent contributions may be significantly shorter than if you did not elect a GMDB. Please refer to Appendix VIII later in this prospectus.

Once a withdrawal is taken from the Protected Benefit account, additional contributions may not be made to the Protected Benefit account. Please refer to
"Accessing your money" later in this Prospectus. Transfers to and from the
Protected Benefit account may be restricted. Please refer to "Transferring your money among investment options" later in this Prospectus.

Any GMDB you elect will automatically terminate upon annuitization, which will occur no later than the contract maturity date.

When you have a GMDB, you can allocate your contributions to any of the following:

..   Protected Benefit account variable investment options

..   Investment account variable investment options

..   Guaranteed interest option

..   The account for special dollar cost averaging

FUNDING YOUR GMDB. Only amounts you allocate to the Protected Benefit account variable investment options and amounts in the Special DCA program designated for the Protected Benefit account variable investment options will fund your
GMDB. These amounts will be included in your GMDB benefit base and will become part of your Protected Benefit account value.

Your death benefit in connection with your Protected Benefit account is equal to one of the following -- whichever provides a higher amount:

..   Your Protected Benefit account value as of the date we receive satisfactory proof of the owner's (or older joint owner's, if applicable) death, any required instructions for the method of payment, and any required information and forms necessary to effect payment; or

..   Your applicable GMDB benefit base (discussed below) on the date of the owner's (or older joint owner's, if applicable) death, adjusted for subsequent withdrawals.

RETURN OF PRINCIPAL DEATH BENEFIT

The Return of Principal death benefit, like all of the guaranteed minimum death benefits, only applies to amounts you allocate to the Protected Benefit account variable investment options and not to the contract as a whole. The Return of
Principal death benefit can only be elected in combination with the GMIB. Your
Return of Principal Guaranteed minimum death benefit is equal to your Return of
Principal death benefit base. This benefit base is not an account value or cash value. It is equal to:

..   Your initial contribution and any subsequent contributions invested in your
    Protected Benefit account variable investment options, either directly or through the Special DCA program; plus

..   Any amounts contributed to the Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options; plus

..   Any amounts transferred to the Protected Benefit account variable investment options; less

..   A deduction that reflects any withdrawals you make from the Protected
    Benefit account variable investment options or from amounts in the Special
    DCA program designated for the Protected Benefit account variable investment options. The amount of this deduction is described under "How withdrawals affect your Guaranteed benefits" later in this section.

Please see Appendix III later in this Prospectus for an example of how the
Return of Principal benefit base is calculated.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

Your Highest Anniversary Value Guaranteed minimum death benefit is equal to your Highest Anniversary Value benefit base. This benefit base is not an account value or cash value. The calculation of your Highest Anniversary Value benefit base will depend on whether you have taken a withdrawal from your
Protected Benefit account.

If you have not taken a withdrawal from your Protected Benefit account, your
Highest Anniversary Value benefit base is equal to one of the following --
whichever provides a higher amount:

..   Your initial contribution and any subsequent contributions to the Protected
    Benefit account variable investment options, either directly or through the
    Special DCA program; plus

..   Any amounts contributed to the Special DCA that are designated for future transfers to the Protected Benefit account variable investment options; plus

..   Any amounts transferred to the Protected Benefit account variable investment options.

                                     -OR-

..   Your highest Protected Benefit account value on any contract date anniversary up to the contract date anniversary following the owner's (or older joint owner's, if applicable) 85th birthday (plus any transfers to the Protected Benefit account variable investment options and contributions either directly or through the Special DCA program designated for the
    Protected Benefit account variable investment options, made since the most recent "reset" of the Highest Anniversary Value benefit base that established your Protected Benefit account value as your new Highest
    Anniversary Value benefit base).

If you take a withdrawal from your Protected Benefit account and you elected the GMIB, your Highest Anniversary Value benefit base will be

                        CONTRACT FEATURES AND BENEFITS

reduced on a dollar-for-dollar basis by withdrawals up to the Annual withdrawal amount, and on a pro rata basis by Excess withdrawals. (Special rules apply if you enroll in our Automatic RMD service.) If you take a withdrawal from your
Protected Benefit account and you did not elect the GMIB, your Highest
Anniversary Value benefit base will be reduced on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of your Protected
Benefit account value that is being withdrawn and we reduce your Highest
Anniversary Value benefit base by the same percentage. See "How withdrawals affect your Guaranteed benefits" later in this section.

At any time after a withdrawal, your Highest Anniversary Value benefit base is equal to one of the following -- whichever provides a higher amount:

..   Your Highest Anniversary Value benefit base immediately following the most recent withdrawal (plus any transfers to the Protected Benefit account variable investment options made since the most recent "reset" of the
    Highest Anniversary Value benefit base that established your Protected
    Benefit account value as your new Highest Anniversary Value benefit base).

                                     -OR-

..   Your highest Protected Benefit account value on any contract date anniversary after the withdrawal up to the contract date anniversary following the owner's (or older joint owner's, if applicable) 85th birthday
    (plus any transfers to the Protected Benefit account variable investment options and contributions to the Special DCA program designated for the
    Protected Benefit account variable investment options, made since the most recent "reset" of the Highest Anniversary Value benefit base that established your Protected Benefit account value as your new Highest
    Anniversary Value benefit base).

Please see Appendix III later in this Prospectus for an example of how the
Highest Anniversary Value benefit base is calculated.

RMD WEALTH GUARD DEATH BENEFIT

(FOR TRADITIONAL IRA AND QPDC CONTRACTS ONLY)

The RMD Wealth Guard death benefit is an optional guaranteed minimum death benefit. Your initial RMD Wealth Guard death benefit base is valued based on your initial contributions and any transfers to the Protected Benefit account.
This benefit base is not an account value or cash value. Thereafter RMD Wealth
Guard death benefit base is increased by any allocations and transfers to the
Protected Benefit account, which is described below. Withdrawals from the
Protected Benefit account other than Excess RMD withdrawals, will not reduce your RMD Wealth Guard death benefit base. This death benefit also provides a refund feature in the event the Protected Benefit account falls to zero before the owner reaches age 95. There is an additional charge for this death benefit under the contract. The RMD Wealth Guard death benefit is not available if you elected the GMIB.

--------------------------------------------------------------------------------
AN RMD WITHDRAWAL IS A WITHDRAWAL THAT IS INTENDED TO SATISFY THE LIFETIME
REQUIRED MINIMUM DISTRIBUTIONS FROM CERTAIN TAX-FAVORED PLANS AND ARRANGEMENTS
SUCH AS TRADITIONAL IRAS UNDER FEDERAL INCOME TAX RULES. SEE "REQUIRED MINIMUM
DISTRIBUTIONS" IN THE "TAX INFORMATION" SECTION OF THE PROSPECTUS FOR MORE
INFORMATION.
--------------------------------------------------------------------------------

The RMD Wealth Guard death benefit base is not an account value or cash value.
It is equal to:

..   Your initial contribution and any subsequent contributions to the Protected
    Benefit account variable investment options, either directly or through the
    Special DCA program; plus

..   Any amounts contributed to the Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options; plus

..   Any amounts transferred to the Protected Benefit account variable investment options; LESS

..   A deduction that reflects any Excess RMD withdrawals from the Protected
    Benefit account, or from amounts in the Special DCA program designated for the Protected Benefit account variable investment options. The amount of this deduction is described below.

The RMD Wealth Guard death benefit base will be recalculated on each transaction date upon the occurrence of each contribution, transfer or deduction.

--------------------------------------------------------------------------------
FOR CONTRACTS WITH THE RMD WEALTH GUARD DEATH BENEFIT, AN "EXCESS RMD
WITHDRAWAL" IS:

..   THE FULL AMOUNT OF ANY WITHDRAWAL FROM YOUR PROTECTED BENEFIT ACCOUNT TAKEN
    BEFORE THE CALENDAR YEAR IN WHICH YOU TURN AGE 70 1/2;

..   THE FULL AMOUNT OF ANY WITHDRAWAL FROM YOUR PROTECTED BENEFIT ACCOUNT TAKEN
    DURING YOUR FIRST CONTRACT YEAR, EVEN IF YOU TURN AGE 70 1/2 DURING THAT
    YEAR; OR

..   IN ANY YEAR AFTER YOUR FIRST CONTRACT YEAR, THE PORTION OF A WITHDRAWAL
    FROM YOUR PROTECTED BENEFIT ACCOUNT THAT EXCEEDS YOUR RMD WEALTH GUARD
    WITHDRAWAL AMOUNT FOR THE CALENDAR YEAR.
--------------------------------------------------------------------------------

Excess RMD withdrawals will reduce your RMD Wealth Guard death benefit base on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of your Protected Benefit account value that is being withdrawn and we reduce your RMD Wealth Guard death benefit base by the same percentage.

RESETS. On each contract date anniversary up to the earlier of (i) the contract date anniversary following your first RMD withdrawal from the Protected Benefit account, and (ii) the contract date anniversary following your 85th birthday, if the Protected Benefit account value is greater than the current RMD Wealth
Guard death benefit base, the RMD Wealth Guard death benefit base will automatically reset to equal the Protected Benefit account value. Withdrawals from the Protected Benefit account up to your RMD Wealth Guard withdrawal amount will not reduce your RMD Wealth Guard death benefit base.

CALCULATING YOUR RMD WEALTH GUARD WITHDRAWAL AMOUNT. Your RMD Wealth Guard
withdrawal amount will be calculated based on the account value in your
Protected Benefit account variable investment options as of December 31st in the calendar year you turn age 701/2 and calculated each calendar year thereafter as of December 31st. This calculation includes the actuarial present value of your RMD Wealth Guard death benefit. This is because certain provisions of the Treasury Regulations require that the actuarial present value of additional annuity contract benefits, such as guaranteed benefits like the
RMD Wealth Guard death benefits, be added to the account value for purposes of calculating account-based annual required minimum distributions from individual retirement annuity contracts. See "Required minimum distributions" in the "Tax information" section of the Prospectus for more information.

                        CONTRACT FEATURES AND BENEFITS

Your RMD Wealth Guard withdrawal amount will be determined using the RMD rules and life expectancy and distribution tables in effect on December 31, 2014. In the event that tax reform measures change those RMD requirements, unless we agree otherwise, we will not allow your RMD Wealth Guard withdrawal amount to be greater than the RMD Wealth Guard withdrawal amount calculated using the IRS
RMD rules that were in effect on December 31, 2014. As a result of us reserving this right, in the event that future IRS rule changes require you to take RMD withdrawals that are greater than the RMD amount calculated using the IRS RMD rules that were in effect on December 31, 2014 and we do not agree to this change, you would have to satisfy your RMD requirements from other retirement sources or, if you do not have other retirement sources, you would have to take an additional RMD withdrawal amount from this contract, which would be treated an Excess RMD withdrawal. That Excess RMD withdrawal would reduce your RMD
Wealth Guard death benefit base on a pro rata basis. Please refer to the section "How withdrawals effect your Guaranteed benefits" later in this
Prospectus.

Please note that your RMD Wealth Guard withdrawal amount will be zero:

..   In each year prior to the calendar year in which you turn age 701/2; and

..   During your first contract year, even if you turn age 701/2 during that year.

WITHDRAWALS PRIOR TO AGE 70 1/2 OR DURING YOUR FIRST CONTRACT YEAR. Withdrawals
from your Protected Benefit account prior to the calendar year in which you turn age 701/2 are treated as Excess RMD withdrawals and reduce your RMD Wealth
Guard death benefit base on a pro rata basis. Withdrawals from your Protected
Benefit account prior to your first contract date anniversary will also reduce your RMD Wealth Guard death benefit base on a pro rata basis even if you turn age 70 1/2 during that calendar year. Reduction on a pro rata basis means that we calculate the percentage of your Protected Benefit account value that is being withdrawn and we reduce your RMD Wealth Guard death benefit base by the same percentage. THIS PRO RATA REDUCTION TO THE RMD WEALTH GUARD DEATH BENEFIT
BASE COULD BE GREATER THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL AND COULD
SIGNIFICANTLY REDUCE OR ELIMINATE THE VALUE OF THE RMD WEALTH GUARD DEATH
BENEFIT. For an example of how a pro rata reduction works, see Appendix VII later in this Prospectus.

Withdrawals from the Protected Benefit account:

..   prior to the calendar year in which you turn age 701/2; or

..   during your first contract year, even if you turn age 701/2 during the calendar year in which your first contract date anniversary falls will not stop your RMD Wealth Guard death benefit base from resetting.

As discussed in "Resets" above, the last reset of the RMD Wealth Guard death benefit base will be the earlier of the contract date anniversary following your first RMD withdrawal from the Protected Benefit account or the contract date anniversary following your 85th birthday.

WITHDRAWALS AT OR AFTER AGE 70 1/2. After your first contract date anniversary, withdrawals made from your Protected Benefit account beginning with the calendar year in which you turn age 701/2 will be treated as RMD Wealth Guard withdrawals and will count towards your RMD Wealth Guard withdrawal amount.
Withdrawals from the Protected Benefit account up to your RMD Wealth Guard withdrawal amount will not reduce your RMD Wealth Guard death benefit base. The portion of a withdrawal from your Protected Benefit account that exceeds your
RMD Wealth Guard withdrawal amount for the calendar year will be treated as an
Excess RMD withdrawal. An Excess RMD withdrawal will reduce your RMD Wealth
Guard death benefit base on a pro rata basis. A PRO RATA REDUCTION TO YOUR RMD
WEALTH GUARD DEATH BENEFIT BASE COULD BE GREATER THAN THE DOLLAR AMOUNT OF THE
WITHDRAWAL AND COULD SIGNIFICANTLY REDUCE OR ELIMINATE THE VALUE OF YOUR RMD
WEALTH GUARD DEATH BENEFIT.

Please note that any withdrawals from your Protected Benefit account, including withdrawals taken up to the RMD Wealth Guard withdrawal amount, will reduce your Protected Benefit account value.

If you elect the RMD Wealth Guard withdrawal service, you can elect to take RMD withdrawals from your Protected Benefit account value and Investment account value. If you elect to use our RMD Wealth Guard withdrawal service or our
Automatic RMD withdrawal service, you will receive the required amount of RMD payments calculated for your contract for that calendar year. At the time you elect to receive RMD withdrawals, any prior RMD payments due for that calendar year will be paid as a catch-up payment. The catch-up payment is made immediately when the RMD Wealth Guard withdrawal service enrollment is processed. Thereafter, RMD payments will begin on the date and at the frequency you elect.

For example, in the calendar year that you turn age 701/2, if you enroll in our
RMD Wealth Guard withdrawal service in July of that year and requested to receive monthly RMD payments, you would receive the catch-up payment due for
January through June in a lump sum on the date the enrollment is processed and the July RMD monthly payment on the date that you specified on the RMD Wealth
Guard withdrawal service Form. If you take additional withdrawals from the
Protected Benefit account while you are currently taking RMD payments under our
RMD Wealth Guard withdrawal service, those RMD payments from the Protected
Benefit account will be reduced by those withdrawals. If you delay your first
RMD withdrawal until after the calendar year you turn age 701/2, but no later than April 1st of the following calendar year, we will pay you a catch-up payment at the time you elected to receive RMD withdrawals, which will include any prior RMD payments due for that calendar year plus the entire RMD amount due from the prior year. The catch-up payment is made immediately when the RMD
Wealth Guard withdrawal service enrollment is processed. Thereafter, RMD payments will begin on the date and at the frequency you elect. In that event, your RMD Wealth Guard death benefit base would not reset after your first RMD withdrawal.

For more information about the RMD Wealth Guard withdrawal service, please refer to "RMDs for Traditional IRA contracts with the RMD Wealth Guard death benefit" in "Accessing your money" later in this Prospectus.

If you take withdrawals from your Protected Benefit account during a calendar year in which you are receiving RMD payments under our Automatic RMD service or our RMD Wealth Guard withdrawal service, once the total amount of your withdrawals in that calendar year reach your RMD Wealth Guard withdrawal amount, your RMD Wealth Guard withdrawals will be suspended until the next calendar year. Additional withdrawals from the Investment account value will not suspend RMD Wealth Guard withdrawals under our Automatic RMD service or our
RMD Wealth Guard withdrawal service.

                        CONTRACT FEATURES AND BENEFITS

For additional examples of how withdrawals affect your RMD Wealth Guard death benefit base, see Appendix VII later in this Prospectus. For information on how
RMD payments affect your RMD Wealth Guard death benefit, see "RMDs for contracts with the RMD Wealth Guard death benefit" in "Accessing your money"
later in this Prospectus.

The RMD Wealth Guard withdrawal service is not available under QPDC contracts. If you elect the RMD Wealth Guard death benefit for a QPDC contract, all withdrawals from your Protected Benefit account will reduce the RMD Wealth
Guard death benefit base on a pro rata basis until the QPDC contract is converted to an IRA. After you convert the QPDC contract to an IRA contract you can elect the RMD Wealth Guard withdrawal service. A qualified plan participant, upon separation from service, may directly roll-over an eligible rollover distribution from the plan by converting the QPDC contract into an otherwise identical IRA contract which retains the RMD Wealth Guard death benefit. In that case, the RMDs can be taken without reducing the RMD Wealth
Guard death benefit base. You should not elect the RMD Wealth Guard death benefit under a QPDC contract unless you intend to convert to an IRA prior to taking RMDs. See Appendix II, "Purchase considerations for QP participants".

RMDs are not required to be withdrawn from a Roth IRA during your lifetime.
Therefore, if you are considering converting your traditional IRA to a Roth
IRA, prior to converting your IRA to a Roth IRA, you must drop the RMD Wealth
Guard death benefit. For information on dropping this benefit, see "Dropping or changing your Guaranteed benefits" in "Contract features and benefits", later in this prospectus and under Appendix I.

The RMD Wealth Guard death benefit is only available for traditional IRA and
QPDC contracts.

RMD WEALTH GUARD REFUND FEATURE

If you elected the RMD Wealth Guard death benefit and your Protected Benefit account value falls to zero before the owner's death, your RMD Wealth Guard death benefit terminates and we will refund 10% of the total of (a) minus (b), where

(a)equals your total contributions and transfers to the Protected Benefit account; and

(b)equals the total dollar amount of any Excess RMD withdrawals you have taken.

For example, assume that at the time your Protected Benefit account value fell to zero, your total contributions and transfers to the Protected Benefit account were $100,000 and you had taken a total of $10,000 in Excess RMD withdrawals. You will receive a refund equal to 10% of $90,000 ($100,000 -
$10,000), or $9,000.

We will pay you the amount of any RMD Wealth Guard Refund as a lump sum. In certain circumstances, you may be able to roll over this payment into another
IRA. Please consult your tax adviser. Also, please see "Withdrawals, payments and transfers of funds out of traditional IRAs" in the "Tax Information"
section of this Prospectus for more information about possible tax consequences of any distribution from your contract.

If your Protected Benefit account falls to zero, your contract will also terminate unless you have amounts allocated to the Investment account. In this case, you will receive the RMD Wealth Guard Refund as a lump sum, your contract will continue and any remaining RMD payments will continue uninterrupted from your Investment account, beginning in the calendar year in which your Protected
Benefit account falls to zero.

"GREATER OF" DEATH BENEFIT

Your "Greater of" death benefit has a benefit base. The benefit base is not an account value or cash value. It is equal to the greater of:

..   The benefit base computed for the Highest Anniversary Value death benefit
    (described above); and

..   The GMDB Roll-up benefit base.

The GMDB Roll-up benefit base is used only in connection with the "Greater of"
death benefit. It is equal to:

..   Your initial contribution and any subsequent contributions to the Protected
    Benefit account variable investment options, either directly or through the
    Special DCA program; plus

..   Any amounts contributed to the Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options; plus

..   Any amounts transferred to the Protected Benefit account variable investment options; less

..   A deduction that reflects any "Excess withdrawal" amounts; plus

..   During the GMDB Roll-up period, the"Deferral Roll-up amount" (if applicable) or, beginning in the year in which you take your first withdrawal, any "Annual Roll-up amount" reduced by any withdrawals up to the Annual withdrawal amount; less

..   After the GMDB Roll-up period ends, the dollar amount of any withdrawals up to the Annual withdrawal amount.

A withdrawal from your Protected Benefit account that exceeds the Annual withdrawal amount is an Excess withdrawal. (Special rules apply to RMDs, however, if you enroll in our Automatic RMD service. See "RMDs for contracts with GMIB" in "Accessing your money".) An Excess withdrawal will reduce your
GMDB Roll-up benefit base on a pro rata basis.

--------------------------------------------------------------------------------
EITHER THE DEFERRAL ROLL-UP AMOUNT OR THE ANNUAL ROLL-UP AMOUNT IS CREDITED TO
THE GMDB ROLL-UP BENEFIT BASE ON EACH CONTRACT DATE ANNIVERSARY. THESE AMOUNTS
ARE CALCULATED USING YOUR GMDB ROLL-UP BENEFIT BASE ON THE PRECEDING CONTRACT
DATE ANNIVERSARY, THE APPLICABLE ROLL-UP RATE UNDER YOUR CONTRACT,
CONTRIBUTIONS AND TRANSFERS TO THE PROTECTED BENEFIT ACCOUNT DURING THE
CONTRACT YEAR AND FOR THE ANNUAL ROLL-UP AMOUNT, ANY WITHDRAWALS UP TO THE
ANNUAL WITHDRAWAL AMOUNT DURING THE CONTRACT YEAR. A WITHDRAWAL FROM YOUR
PROTECTED BENEFIT ACCOUNT IN EXCESS OF THE ANNUAL WITHDRAWAL AMOUNT IS AN
EXCESS WITHDRAWAL. AN EXCESS WITHDRAWAL WILL REDUCE YOUR GMDB BENEFIT BASE ON A
PRO RATA BASIS. SPECIAL RULES APPLY IF YOU ARE REQUIRED TO TAKE RMD WITHDRAWALS
AND ENROLL IN OUR AUTOMATIC RMD SERVICE. THE CALCULATION OF BOTH THE DEFERRAL
ROLL-UP AMOUNT AND THE ANNUAL ROLL-UP AMOUNT ARE DISCUSSED LATER IN THIS
SECTION.
--------------------------------------------------------------------------------

In order to elect the "Greater of" death benefit, you must also elect the GMIB.
Beginning with the contract year in which you fund your Protected Benefit account and until the GMDB Roll-up period ends, if your

                        CONTRACT FEATURES AND BENEFITS

Lifetime GMIB payments under the GMIB have not begun, you may withdraw up to your Annual withdrawal amount without reducing your GMDB Roll-up benefit base.
However, these same withdrawals will reduce the Annual Roll-up amount that would otherwise be applied to your GMDB Roll-up benefit base at the end of the year. Remember that the Roll-up amount applicable under your contract does not become part of your GMDB Roll-up benefit base until the end of the contract year. THE PORTION OF ANY WITHDRAWAL IN EXCESS OF YOUR ANNUAL WITHDRAWAL AMOUNT
WILL REDUCE YOUR GMDB ROLL-UP BENEFIT BASE ON A PRO RATA BASIS. SEE "ANNUAL
WITHDRAWAL AMOUNT AND YOUR GMDB ROLL-UP BENEFIT BASE" LATER IN THIS SECTION.
(Special rules apply if you enroll in our Automatic RMD service.)

EFFECT OF OWNER'S DEATH. If the GMDB Roll-up period had not ended, the GMDB
Roll-up benefit base stops rolling up on the date of the contract owner's death. The date of death will be used to calculate the pro-rated amount by which the GMDB Roll-up benefit base is increased for that contract year. The
GMDB Roll-up benefit base will be reduced by the dollar amount of any withdrawals taken up to the Annual withdrawal amount calculated for the contract year in which the owner's death occurs, even if those withdrawals exceed the pro-rated roll-up amount.

Example:

   Assume the Annual withdrawal amount calculated for the contract year in which the owner's death occurs was $5,000, and the owner withdrew $4,000 prior to the date of death. Assume further that, based on the date of death, the pro-rated roll-up amount for that contract year is $3,000. The GMDB
   Roll-up benefit base on the date of death will be: (a) increased by $3,000
   (the pro-rated roll-up amount); (b) reduced by $3,000 (the portion of the total withdrawals for the year up to the pro-rated roll-up amount); and (c)
   further reduced by $1,000 (the portion of the Annual withdrawal amount withdrawn in excess of the pro-rated roll-up amount).

Unless you decline or elect a different annual reset option, you will be enrolled in the automatic annual reset program and your GMDB Roll-up benefit base will automatically reset to equal the Protected Benefit account value, if higher, on every contract date anniversary from your contract issue date up to the contract date anniversary following your 80th birthday or contract maturity date, if earlier. See "Annual reset options" earlier in this section. The GMDB
Roll-up benefit base reset is described in more detail below.

For more information, see "Annual Roll-up amount and Annual GMDB Roll-up benefit base adjustment" later in this Prospectus.

From time to time, we may offer you some form of payment or incentive in return for terminating or modifying certain guaranteed benefits. See "Guaranteed benefit offers" later in this section for more information.

                              -------------------

ANNUAL ROLL-UP RATE

The Annual Roll-up rate is used to calculate amounts credited to your GMDB
Roll-up benefit base for the contract year in which the first withdrawal is made from your Protected Benefit account and all subsequent contract years. THE
ANNUAL ROLL-UP RATE USED FOR THE ROLL-UP COMPONENT OF THE "GREATER OF" DEATH
BENEFIT IS ALWAYS THE SAME AS THE ANNUAL ROLL-UP RATE UNDER YOUR GMIB. See
"Annual Roll-up Rate" under "Guaranteed minimum income benefit" for more information.

During the first seven years of your contract, an initial Annual Roll-up rate applies to your contract, as discussed in "Initial Roll-up rates" below. After the initial Annual Roll-up rate expires, the renewal Annual Roll-up rate applies. See "Renewal rates" below.

The Deferral Roll-up rate is used to calculate amounts credited to your GMDB
Roll-up benefit base in the contract years prior to the first withdrawal from your Protected Benefit account. PLEASE NOTE: THE ANNUAL ROLL-UP RATE AND THE
DEFERRAL ROLL-UP RATE MAY BE THE SAME.

DEFERRAL ROLL-UP RATE

The Deferral Roll-up rate is used to calculate amounts credited to your GMDB
Roll-up benefit base through the end of the contract year that precedes the contract year in which the first withdrawal is made from your Protected Benefit account.

Beginning in the first contract year in which you fund your Protected Benefit account, the Roll-up amount credited to your GMDB Roll-up benefit base at the end of the contract year (the "Deferral Roll-up amount") will be calculated using the Deferral Roll-up rate. Once you take a withdrawal from your Protected
Benefit account, the Deferral Roll-up amount will not be credited at the end of the contract year in which the withdrawal was taken and will no longer apply for the life of the contract. Instead, the Annual Roll-up amount will be credited. THE DEFERRAL ROLL-UP RATE USED FOR THE ROLL-UP COMPONENT OF THE
"GREATER OF" DEATH BENEFIT IS ALWAYS THE SAME AS THE DEFERRAL ROLL-UP RATE
UNDER YOUR GMIB. See "Deferral Roll-up Rate" under "Guaranteed minimum income benefit" for more information regarding this formula. PLEASE NOTE: THE DEFERRAL
ROLL-UP RATE AND THE ANNUAL ROLL-UP RATE MAY BE THE SAME.

During the first seven years of your contract, an initial Deferral Roll-up rate applies to your contract, as discussed in "Initial Roll-up rates" below. After the initial Deferral Roll-up rate expires, the renewal Deferral Roll-up rate applies. See "Renewal rates" below.

INITIAL ROLL-UP RATES. The Initial Roll-up rates we set for the GMDB Roll-up benefit base are the same as the Initial Roll-up rates we set for the GMIB and these Initial Roll-up rates will apply during the first seven contract years.
See "Initial Roll-up rates" under "Guaranteed minimum income benefit" for more information. The initial Deferral Roll-up rate and initial Annual Roll-up rate may be the same.

RATE LOCK-IN PERIOD. When you select the "Greater of" death benefit with the
GMIB, the Rate lock-in period applies to both the Annual Roll-up rate and
Deferral Roll-up under both Guaranteed benefits. See "Rate lock-in period"
under "Guaranteed minimum income benefit" for more information.

RENEWAL RATES. The renewal Roll-up rates we set for the GMDB Roll-up benefit base are the same as the renewal rates we set for the GMIB. For more information, see "Renewal rates" under "Guaranteed minimum income benefit." The renewal Deferral Roll-up rate and renewal Annual Roll-up rate may be equal. YOU
SHOULD NOT RELY ON THE COMPANY USING ITS DISCRETION TO SET A RENEWAL DEFERRAL
ROLL-UP RATE OR A RENEWAL ANNUAL ROLL-UP RATE HIGHER THAN THE MINIMUM
GUARANTEED RATE.

NOTIFICATION OF RENEWAL RATES. If you elected the "Greater of" death benefit at issue, the Rate Sheet Supplements will indicate the Initial Roll-up rates that will apply for the first seven years of your contract.

                        CONTRACT FEATURES AND BENEFITS

These rates may not be the same rates that were illustrated prior to your purchase of the contract. If you choose to fund your "Greater of" death benefit
(and your GMIB) after the Initial Roll-up rates have expired, you can contact a
Customer Service Representative to find out the current Annual Roll-up rate and if applicable, Deferral Roll-up rate for your contract. In addition, your annual statement of contract values will show your current Renewal rates as well as the previous year's Annual Roll-up rate or Deferral Roll-up rate
(whichever applies) for your contract. The information can also be found online, through your Online Account Access.

ANNUAL ROLL-UP AMOUNT AND ANNUAL GMDB ROLL-UP BENEFIT BASE ADJUSTMENT

The Annual Roll-up amount is an amount credited to your GMDB Roll-up benefit base on each contract date anniversary after you first take a withdrawal from your Protected Benefit account. The Annual Roll-up amount adjustment to your
GMDB Roll-up benefit base is the primary way to increase the value of the GMDB
Roll-up component of your "Greater of" death benefit base. This amount is calculated by taking into account your GMDB Roll-up benefit base from the preceding contract date anniversary, the Annual Roll-up rate under your contract, contributions and transfers to the Protected Benefit account during the contract year and any withdrawals up to the Annual withdrawal amount during the contract year. The crediting of any Annual Roll-up amount ends on the last day of the GMDB Roll-up period.

Your initial Annual Roll-up amount for the contract year in which you first fund the Protected Benefit account is calculated as follows:

..   The amount of your initial contribution to the Protected Benefit account, multiplied by:

..   The Annual Roll-up rate that was in effect on the date of your initial contribution to the Protected Benefit account; less

..   Any withdrawals up to the Annual withdrawal amount resulting in a dollar-for-dollar reduction of the Annual Roll-up amount; plus

..   A pro-rated Roll-up amount for any additional contribution to the Protected
    Benefit account variable investment options during the contract year; plus

..   A pro-rated Roll-up amount for any transfer from the Investment account and/or Guaranteed interest option to the Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Roll-up amount for any contribution amounts made during the contract year to a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options during the contract year.

Your Annual Roll-up amount at the end of each subsequent contract year is calculated as follows:

..   Your GMDB Roll-up benefit base on the preceding contract date anniversary, multiplied by:

..   The Annual Roll-up rate that was in effect on the first day of the contract year; less

..   Any withdrawals up to the Annual withdrawal amount resulting in a dollar-for-dollar reduction of the Annual Roll-up amount; plus

..   A pro-rated Roll-up amount for any contribution to the Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Roll-up amount for any transfer from the Investment account variable investment options and/or Guaranteed interest option to the
    Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Roll-up amount for any contribution amounts to the Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options during the contract year.

A PRO-RATED ROLL-UP AMOUNT IS BASED ON THE NUMBER OF DAYS REMAINING IN THE
CONTRACT YEAR AFTER THE CONTRIBUTION OR TRANSFER.

In the event of your death, a pro-rated portion of the Roll-up amount will be added to the GMDB Roll-up benefit base.

WITHDRAWALS IN EXCESS OF THE ANNUAL WITHDRAWAL AMOUNT ARE EXCESS WITHDRAWALS
AND MAY HAVE A HARMFUL EFFECT ON YOUR GMDB ROLL-UP BENEFIT BASE AND "GREATER
OF" DEATH BENEFIT. A withdrawal in excess of your Annual withdrawal amount will always reduce your GMDB Roll-up benefit base on a pro rata basis. (Special rules apply if you are required to take RMD withdrawals and enroll in the
Automatic RMD service.) After the GMDB Roll-up Period ends, withdrawals will reduce your GMDB Roll-up benefit base on a dollar-for-dollar basis up to your
Annual withdrawal amount. For more information, see "How withdrawals affect your Guaranteed benefits" later in this section.

DEFERRAL ROLL-UP AMOUNT AND ANNUAL GMDB ROLL-UP BENEFIT BASE ADJUSTMENT

The Deferral Roll-up amount is an amount credited to your GMDB Roll-up benefit base on each contract date anniversary provided you have never taken a withdrawal from your Protected Benefit account. This amount is calculated by taking into account your GMDB Roll-up benefit base from the preceding contract date anniversary, the applicable Deferral Roll-up rate under your contract, and contributions and transfers to the Protected Benefit account during the contract year. The Deferral Roll-up amount adjustment to your GMDB Roll-up benefit base is the primary way to increase the value of the GMDB Roll-up component of your "Greater of" death benefit base. The crediting of any
Deferral Roll-up amount ends on the last day of the GMDB Roll-up period.

Your Deferral Roll-up amount for the contract year in which you first funded the Protected Benefit account is calculated as follows:

..   The amount of your initial contribution to the Protected Benefit account, multiplied by:

..   The Deferral Roll-up rate that was in effect on the date of your initial contribution to the Protected Benefit account; less

..   A pro-rated Deferral Roll-up amount for any additional contribution to the
    Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Deferral Roll-up amount for any transfer from the Investment account and/or Guaranteed interest option to the Protected Benefit account variable investment options during the contract year; plus

                        CONTRACT FEATURES AND BENEFITS

..   A pro-rated Deferral Roll-up amount for any contributions made during the contract year to a Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options during the contract year.

Your Deferral Roll-up amount at the end of each subsequent contract year is calculated as follows:

..   your GMDB Roll-up benefit base on the preceding contract date anniversary, multiplied by:

..   the Deferral Roll-up rate that was in effect on the first day of the contract year; plus

..   A pro-rated Deferral Roll-up amount for any contribution to the Protected
    Benefit account variable investment options during the contract year; plus

..   A pro-rated Deferral Roll-up amount for any transfer from the Investment account and/or Guaranteed interest option to the Protected Benefit account variable investment options during the contract year; plus

..   A pro-rated Deferral Roll-up amount for any contribution amounts made during the contract year to the Special DCA program that are designated for future transfers to the Protected Benefit account variable investment options during the contract year.

A PRO-RATED DEFERRAL ROLL-UP AMOUNT IS BASED ON THE NUMBER OF DAYS IN THE
CONTRACT YEAR AFTER THE CONTRIBUTION OR TRANSFER.

In the event of your death, a pro-rated portion of the Deferral Roll-up amount calculated as of the date of death will be added to the GMDB Roll-up benefit base.

Any withdrawals taken during the contract year prior to the date of death that exceed the pro-rated Annual withdrawal amount as of that date will reduce the
GMDB Roll-Up benefit base on a dollar-for-dollar basis.

For example, assume the Annual withdrawal amount for the contract year in which the owner's death occurs is $5,000. If the full $5,000 is withdrawn and the owner subsequently dies after 6 months, the prorated Annual withdrawal amount for that year is $2,500, so $2,500 will be deducted from the GMDB Roll-up benefit base.

GMDB ROLL-UP BENEFIT BASE RESET

THIS SECTION DESCRIBES HOW THE GMDB ROLL-UP BENEFIT BASE RESET WORKS IN
CONNECTION WITH THE CALCULATION OF YOUR "GREATER OF" DEATH BENEFIT.

Unless you decline or elect a different annual reset option, you will be enrolled in the automatic annual reset program and your GMDB Roll-up benefit base will automatically reset to equal the Protected Benefit account value, if higher, on every contract date anniversary from your contract date, up to the contract date anniversary following your 80th birthday or contract maturity date, if earlier. See "Annual reset options" earlier in this section.

If a reset is not applicable on your contract date anniversary, the GMDB
Roll-up benefit base will not be eligible to be reset again until the next contract date anniversary. For jointly-owned contracts, eligibility to reset the GMDB Roll-up benefit base is based on the age of the older owner. For non-naturally owned contracts, eligibility is based on the age of the annuitant or older joint annuitant.

We will send you a notice in each year that the GMDB Roll-up benefit base is eligible to be reset. If you are not enrolled in either the automatic annual reset program or the automatic customized reset program you will have 30 days from your contract date anniversary to request a reset. At any time, you may choose one of the three available reset methods: one-time reset option, automatic annual reset program or automatic customized reset program. The procedures for choosing a reset method are the same procedures described under
"GMIB benefit base reset" earlier in this section.

The total dollar amount charged on future contract date anniversaries may increase as a result of the reset, even if the charge for the "Greater of"
death benefit has not been increased, since the charges may be applied to a higher "Greater of" death benefit base than would have been otherwise applied.
See "Charges and expenses" later in this Prospectus for more information.

ROLL-UP PERIOD

Your GMDB Roll-up benefit base starts rolling up on the date you first fund your Protected Benefit account and stops rolling up on the date that is the earlier of (a) the 20th contract date anniversary that occurs after the date you first fund the Protected Benefit Account and (b) the contract date anniversary following the owner's (or older joint owner's, if applicable) 80th birthday.

--------------------------------------------------------------------------------

GMDB ROLL-UP PERIOD -- THE PERIOD DURING WHICH THE GMDB ROLL-UP BENEFIT BASE
INCREASES (OR "ROLLS UP") ANNUALLY BY AN AMOUNT DETERMINED BY THE DEFERRAL
ROLL-UP RATE OR ANNUAL ROLL-UP RATE, AS APPLICABLE. THE GMDB ROLL-UP PERIOD
COMMENCES ON THE DATE YOU FIRST FUND THE PROTECTED BENEFIT ACCOUNT AND ENDS ON
THE DATE THAT IS THE EARLIER OF (A) THE 20TH CONTRACT DATE ANNIVERSARY THAT
OCCURS AFTER THE DATE YOU FIRST FUND THE PROTECTED BENEFIT ACCOUNT AND (B) THE
CONTRACT DATE ANNIVERSARY FOLLOWING THE OWNER'S (OR OLDER JOINT OWNER'S, IF
APPLICABLE) 80TH BIRTHDAY. IF YOU FIRST FUND THE PROTECTED BENEFIT ACCOUNT (A)
ON EITHER THE CONTRACT ISSUE DATE OR A SUBSEQUENT CONTRACT DATE ANNIVERSARY AND
(B) PRIOR TO YOUR 61ST BIRTHDAY, THE GMDB ROLL-UP PERIOD WILL BE A FULL 20
YEARS.

--------------------------------------------------------------------------------

The GMDB Roll-up period can be a full 20 years. However, because the GMDB
Roll-up period always ends on a contract date anniversary, your GMDB Roll-up period may be less than 20 years if you first fund the Protected Benefit account on a date other than your contract date anniversary. TO ENSURE YOUR
GMDB ROLL-UP BENEFIT BASE ROLLS UP FOR 20 COMPLETE YEARS, YOU SHOULD FIRST FUND
YOUR GMDB ROLL-UP BENEFIT BASE (A) ON EITHER THE CONTRACT ISSUE DATE OR A
SUBSEQUENT CONTRACT DATE ANNIVERSARY AND (B) PRIOR TO YOUR 61ST BIRTHDAY.

During the GMDB Roll-up period, additional contributions or transfers to the
Protected Benefit account are added to your GMDB Roll-up benefit base on the date they are made and included in the applicable roll-up calculation. However, these amounts are not assigned a separate GMDB Roll-up period and will stop rolling up on the last day of the GMDB Roll-up period that was determined when you first funded the Protected Benefit account.

After the GMDB Roll-up period ends, your GMDB Roll-up benefit base will no longer roll up but can still increase by the amount of any additional contributions to the Protected Benefit account, if permitted, and through operation of the reset feature. See "GMDB Roll-up benefit base reset" earlier in this section for more information.

                        CONTRACT FEATURES AND BENEFITS

ANNUAL WITHDRAWAL AMOUNT AND YOUR GMDB ROLL-UP BENEFIT BASE

WITHDRAWALS UP TO YOUR ANNUAL WITHDRAWAL AMOUNT AFFECT YOUR GMDB ROLL-UP
BENEFIT BASE EXACTLY THE SAME WAY AS THEY AFFECT YOUR GMIB BENEFIT BASE DURING
THE GMDB ROLL-UP PERIOD. Beginning with the contract year in which you first fund your Protected Benefit account and prior to the end of the GMDB Roll-up period, if Lifetime GMIB payments have not begun, you may withdraw up to your
Annual withdrawal amount without reducing your GMDB Roll-up benefit base.

IT IS IMPORTANT TO NOTE THAT WITHDRAWALS IN EXCESS OF YOUR ANNUAL WITHDRAWAL
AMOUNT WILL HAVE A HARMFUL EFFECT ON YOUR GMDB ROLL-UP BENEFIT BASE AND YOUR
"GREATER OF" DEATH BENEFIT. An Excess withdrawal reduces your GMDB Roll-up benefit base on a pro rata basis. A withdrawal that causes your Protected
Benefit account value to go to zero will terminate your "Greater of" death benefit.

The reduction of your GMDB Roll-up benefit base on a pro rata basis means that we calculate the percentage of your current Protected Benefit account value that is being withdrawn and we reduce your current GMDB Roll-up benefit base by the same percentage. A pro rata withdrawal will have a significant adverse effect on your GMDB Roll-up benefit base in cases where the Protected Benefit account value is less than the GMDB Roll-up benefit base. For an example of how pro rata reduction works, see "How withdrawals affect your Guaranteed benefits"
later in this section.

For contracts with non-natural owners, the GMDB Roll-up benefit base will be based on the annuitant's (or older joint annuitant's) age.
Please see Appendix III later in this Prospectus for an example of how the GMDB
Roll-up benefit base that is part of the "Greater of" Guaranteed minimum death benefit is calculated.

                              -------------------

If you change ownership of the contract, generally the Guaranteed minimum death benefit will automatically terminate, except under certain circumstances. See
"Transfers of ownership, collateral assignments, loans and borrowing" in "More information" later in this Prospectus for more information.

The Guaranteed minimum death benefits are subject to state availability and your age at contract issue. For a state-by-state description of all material variations of this contract, see Appendix V later in this Prospectus.

For contracts with non-natural owners, the available death benefits are based on the annuitant's age.

Please see both "Effect of your account values falling to zero" in "Determining your contract's value" and "How withdrawals affect your Guaranteed benefits"
later in this section and the section entitled "Charges and expenses" later in this Prospectus for more information on these Guaranteed benefits.

See Appendix III later in this Prospectus for examples of how the benefit bases for the Guaranteed minimum death benefits work.

HOW WITHDRAWALS AFFECT YOUR GUARANTEED BENEFITS

Except as otherwise described in this section, withdrawals from your Protected
Benefit account will reduce your Guaranteed benefit bases on a pro rata basis.
Reduction on a pro rata basis means that we calculate the percentage of your current Protected Benefit account value that is being withdrawn and we reduce your current Guaranteed benefit bases by the same percentage.

For example, if your Protected Benefit account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your Protected Benefit account value. If your Guaranteed benefit base was $40,000 before the withdrawal, it would be reduced by $16,000 ($40,000 X .40) and your new Guaranteed benefit base after the withdrawal would be $24,000 ($40,000 - $16,000).

If your Protected Benefit account value is greater than your Guaranteed benefit base, an Excess withdrawal will result in a reduction of your Guaranteed benefit base that will be less than the withdrawal. For example, if your
Protected Benefit account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your Protected Benefit account value. If your Guaranteed benefit base was $20,000 before the withdrawal, it would be reduced by $8,000
($20,000 X .40) and your new Guaranteed benefit base after the withdrawal would be $12,000 ($20,000 - $8,000).

A pro rata deduction means that if you take a withdrawal that reduces your
Guaranteed benefit bases on a pro rata basis and your Protected Benefit account value is less than your Guaranteed benefit base, the amount of the Guaranteed benefit base reduction will exceed the amount of the withdrawal.

If you elected the GMIB with the Highest Anniversary Value death benefit or the
"Greater of" death benefit and you take a withdrawal from your Protected
Benefit account, your Highest Anniversary Value benefit base for the respective
Guaranteed minimum death benefits will be reduced on a dollar-for-dollar basis by withdrawals up to the Annual withdrawal amount, and on a pro rata basis by
Excess withdrawals. If you take a withdrawal from your Protected Benefit account and you did not elect the GMIB with the Highest Anniversary Value death benefit, your Highest Anniversary Value benefit base will be reduced on a pro rata basis.

Withdrawals affect your GMIB benefit base and GMDB Roll-up benefit base, as follows:

..   Once you take a withdrawal from your Protected Benefit account, additional contributions to the Protected Benefit account are no longer permitted.
    Transfers to the Protected Benefit Account continue to be permitted until you make a subsequent contribution to the Investment account, subject to the maximum age restrictions described in "Transferring your money among investment options."

..   Beginning with the contract year in which you fund your Protected Benefit account, if your Lifetime GMIB payments have not begun, withdrawals up to your Annual withdrawal amount will not reduce your GMIB benefit base.

..   Beginning with the contract year in which you fund your Protected Benefit account and until the GMDB Roll-up period ends, if your Lifetime GMIB payments have not begun, withdrawals up to your Annual withdrawal amount will not reduce your GMDB Roll-up benefit base.

..   After the GMDB Roll-up period ends, withdrawals will reduce your GMDB
    Roll-up benefit base on a dollar-for-dollar basis up to your Annual withdrawal amount.

..   The portion of a withdrawal in excess of your Annual withdrawal amount
    ("Excess withdrawal") will always reduce your GMIB

                        CONTRACT FEATURES AND BENEFITS

   benefit base and GMDB Roll-up benefit base on a pro rata basis. This means that once a withdrawal is taken that causes the sum of the withdrawals from your Protected Benefit account to exceed the Annual withdrawal amount, that portion of the withdrawal that exceeds the Annual withdrawal amount and any subsequent withdrawals from your Protected Benefit account in that contract year will reduce the GMIB benefit base and GMDB Roll-up benefit base on a pro rata basis.

Withdrawals affect your RMD Wealth Guard death benefit base, as follows:

..   The full amount of any withdrawal from your Protected Benefit Account taken before the calendar year in which you turn age 701/2 will reduce your RMD
    Wealth Guard death benefit base on a pro rata basis.

..   The full amount of any withdrawal from your Protected Benefit Account taken during your first contract year even if you turn age 701/2 during that year, will reduce your RMD Wealth Guard death benefit on a pro rata basis.

..   The portion of a withdrawal from your Protected Benefit account that exceeds your RMD Wealth Guard withdrawal amount for the calendar year will reduce your RMD Wealth Guard death benefit base on a pro rata basis. This means that once you take a withdrawal that causes the sum of the withdrawals from your Protected Benefit account to exceed your RMD Wealth
    Guard withdrawal amount, that portion of the withdrawal that exceeds the
    RMD Wealth Guard withdrawal amount and any subsequent withdrawals from your
    Protected Benefit account in that calendar year, will reduce your RMD
    Wealth Guard death benefit base on a pro rata basis.

..   Other than during your first contract year, a withdrawal from your
    Protected Benefit account beginning with the calendar year in which you turn age 701/2 will be treated as a RMD Wealth Guard withdrawal and will count towards your RMD Wealth Guard withdrawal amount. Withdrawals from your Protected Benefit account up to your RMD Wealth Guard withdrawal amount will not reduce your RMD Wealth Guard benefit base.

Please see Appendix VII later in this Prospectus for examples of how withdrawals affect your Guaranteed benefit bases. For information on how RMD payments affect your Guaranteed benefits, including the special rules that apply if you enroll in our RMD withdrawal service, see "Lifetime required minimum distribution withdrawals" in "Accessing your money" later in this
Prospectus. For information on how RMD payments affect your RMD Wealth Guard death benefit, see "RMDs for contracts with the RMD Wealth Guard death benefit"
in "Accessing your money" later in this Prospectus. For information about the
RMD Wealth Guard death benefit, see "RMD Wealth Guard death benefit" earlier in this Prospectus.

DROPPING OR CHANGING YOUR GUARANTEED BENEFITS

You can drop or change your Guaranteed benefits, subject to our rules. Your ability to do so depends on whether you have funded your Protected Benefit account. If you have not funded your Protected Benefit account, we call this a
"pre-funding" drop or change. If you have funded your Protected Benefit account, we call this a "post-funding" drop. Also, in order to make a change to your Guaranteed minimum death benefit, you must meet the eligibility requirements for the new benefit. If you drop a Guaranteed benefit, you will not be permitted to add it back to your contract.

PRE-FUNDING DROP OR CHANGE

Prior to funding your Protected Benefit account, you can drop your GMIB,
Guaranteed minimum death benefit, or change your Guaranteed minimum death benefit. The Return of Principal death benefit cannot be dropped prior to funding your Protected Benefit account. For contracts with the GMIB, the
Guaranteed minimum death benefit generally cannot be changed without first dropping the GMIB. In Appendix I, we provide a chart that lists the possible
Guaranteed benefit combinations under the Retirement Cornerstone(R) Series E contract and our rules for dropping and changing benefits prior to funding your
Protected Benefit account.

POST-FUNDING DROP

If you funded your Protected Benefit account at issue and your contract has been in force for at least four years, you have the option to drop both your
GMIB and Guaranteed minimum death benefit. Also, in some cases, you can drop your GMIB and retain your Guaranteed minimum death benefit. If you funded your
Protected Benefit account after issue, you generally cannot drop your
Guaranteed benefit(s) until the later of: (i) the contract date anniversary following the date the Protected Benefit account was funded and (ii) four years from contract issue.

If you decide to drop all Guaranteed benefits post-funding, we require that you complete the administrative form we provide for this purpose. You must either take a full withdrawal of your Protected Benefit account or make a one-time transfer to the Investment account variable investment options and guaranteed interest option. The Guaranteed benefits and any applicable charges will be terminated as of the business day we receive the properly completed administrative form at our processing office. Please note that when a
Guaranteed benefit (other than the Return of Principal death benefit) is dropped on any date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year.

For contracts with the GMIB, the Guaranteed minimum death benefit cannot be dropped without first dropping the GMIB. In Appendix I, we provide a chart that lists the possible Guaranteed benefit combinations under the Retirement
Cornerstone(R) Series E contract and our rules for dropping and changing benefits if you have already funded your Protected Benefit account.

Please note that if you drop the GMIB from your contract, you may not retain the "Greater of" GMDB.

DROPPING OR CHANGING YOUR GUARANTEED BENEFITS IN THE EVENT OF A FEE CHANGE. In
the event that we exercise our contractual right to change the fee for the
GMIB, "Greater of" death benefit, or RMD Wealth Guard death benefit, you may be given a one-time opportunity to drop your Guaranteed benefits or change your
GMDB if it is not yet funded, subject to our rules. You may drop or change your
Guaranteed benefits only within 30 days of the fee change notification. This right to drop or change your Guaranteed benefits is in addition to any other rights you may have, as described in Appendix I "Dropping or changing your
Guaranteed benefits". See "Fee changes for the Guaranteed minimum income benefit and "Greater of" death benefit" in "Charges and expenses" and Appendix
I "Dropping or changing your Guaranteed benefits" later in this Prospectus for more information.

                        CONTRACT FEATURES AND BENEFITS

GUARANTEED BENEFIT OFFERS

From time to time, we may offer you some form of payment or incentive in return for terminating or modifying certain guaranteed benefits. Previously, we made offers to groups of contract owners that provided for an increase in account value in return for terminating their guaranteed death or income benefits. In the future, we may make additional offers to these and other groups of contract owners.

When we make an offer, we may vary the offer amount, up or down, among the same group of contract owners based on certain criteria such as account value , the difference between account value and any applicable benefit base, investment allocations and the amount and type of withdrawals taken. For example, for guaranteed benefits that have benefit bases that can be reduced on either a pro rata or dollar-for-dollar basis, depending on the amount of withdrawals taken, we may consider whether you have taken any withdrawal that has caused a pro rata reduction in your benefit base, as opposed to a dollar-for-dollar reduction. Also, we may increase or decrease offer amounts from offer to offer.
In other words, we may make an offer to a group of contract owners based on an offer amount, and, in the future, make another offer based on a higher or lower offer amount to the remaining contract owners in the same group.

If you accept an offer that requires you to terminate a guaranteed benefit, we will no longer charge you for it, and you will not be eligible for any future offers related to that type of guaranteed benefit, even if such future offer would have included a greater offer amount or different payment or incentive.

YOUR RIGHT TO CANCEL WITHIN A CERTAIN NUMBER OF DAYS

If for any reason you are not satisfied with your contract, you may exercise your cancellation right under the contract to receive a refund. To exercise this cancellation right, you must notify us with a signed letter of instruction electing this right, to our processing office within 10 days after you receive your contract. If state law requires, this "free look" period may be longer.
Other state variations may apply. For a state-by-state description of all material variations of this contract, including specific information on your
"free look" period, see Appendix V later in this Prospectus.

Generally, your refund will equal your Total account value under the contract on the day we receive notification of your decision to cancel the contract and will reflect (i) any investment gain or loss in the variable investment options
(less the daily charges we deduct), (ii) any guaranteed interest in the guaranteed interest option, and (iii) any interest in the account for special dollar cost averaging (if applicable), through the date we receive your contract. Some states, however, require that we refund the full amount of your contribution (not reflecting (i), (ii) or (iii) above). Please refer to your contract or supplemental materials or contact us for more information. For any
IRA contract returned to us within seven days after you receive it, we are required to refund the full amount of your contribution. When required by applicable law to return the full amount of your contribution, we will return the greater of your contribution or your contract's cash value.

We may require that you wait six months before you may apply for a contract with us again if:

..   you cancel your contract during the free look period; or

..   you change your mind before you receive your contract.

Please note that if you exercise your right to cancel your contract, your refund amount will be returned to you and will not be restored to your Prior
Contract. Please see "Tax information" later in this Prospectus for possible consequences of cancelling your contract.

If you fully convert an existing traditional IRA contract to a Roth IRA contract, you may cancel your Roth IRA contract and return to a traditional IRA contract. Our processing office, or your financial professional, can provide you with the cancellation instructions.

In addition to the cancellation right described above, you have the right to surrender your contract, rather than cancel it. Please see "Surrendering your contract to receive its cash value" in "Accessing your money" later in this
Prospectus. Surrendering your contract may yield results different than canceling your contract, including a greater potential for taxable income. In some cases, your cash value upon surrender may be greater than your contributions to the contract. Please see "Tax information," later in this
Prospectus.

                        CONTRACT FEATURES AND BENEFITS

2. Determining your contract's value

--------------------------------------------------------------------------------

YOUR ACCOUNT VALUE AND CASH VALUE

Your "Total account value" is the total of: (i) the Protected Benefit account value, and (ii) the Investment account value. Your "Protected Benefit account value" is the total value you have in: (i) the Protected Benefit account variable investment options, and (ii) amounts in the Special DCA program designated for the Protected Benefit account variable investment options. Your
"Investment account value" is the total value you have in: (i) the Investment account variable investment options, (ii) the guaranteed interest option, and
(iii) amounts in the Special DCA program designated for the Investment account variable investment options and the guaranteed interest option. See "What are your investment options under the contract?" in "Contract features and benefits" for a detailed list of the Protected Benefit account variable investment options and Investment account variable investment options.

Your contract also has a "cash value." Your contract's cash value is equal to the Total account value, less: (i) the total amount or a pro rata portion of the annual administrative charge; and (ii) any optional benefit charges. Please see "Surrendering your contract to receive its cash value" in "Accessing your money" later in this Prospectus.

YOUR CONTRACT'S VALUE IN THE VARIABLE INVESTMENT OPTIONS

Each variable investment option invests in shares of a corresponding Portfolio.
Your value in each variable investment option is measured by "units." The value of your units will increase or decrease as though you had invested it in the corresponding Portfolio's shares directly. Your value, however, will be reduced by the amount of the fees and charges that we deduct under the contract.

The unit value for each variable investment option depends on the investment performance of that option, less daily charges for:

(i)operations expenses;

(ii)administration expenses; and

(iii)distribution charges.

   On any day, your value in any variable investment option equals the number of units credited to that option, adjusted for any units purchased for or deducted from your contract under that option, multiplied by that day's value for one unit. The number of your contract units in any variable investment option does not change unless they are:

(i)increased to reflect subsequent contributions;

(ii)decreased to reflect withdrawals; or

(iii)increased to reflect transfers into, or decreased to reflect a transfer out of, a variable investment option.

In addition, when we deduct any Guaranteed benefit charge, the number of units credited to your contract will be reduced. Your units are also reduced when we deduct the annual administrative charge. A description of how unit values are calculated can be found in the SAI.

YOUR CONTRACT'S VALUE IN THE GUARANTEED INTEREST OPTION

Your value in the guaranteed interest option at any time will equal: your contributions and transfers to that option, plus interest, minus transfers and withdrawals out of the option, and charges we deduct.

YOUR CONTRACT'S VALUE IN THE ACCOUNT FOR SPECIAL DOLLAR COST AVERAGING

Your value in the account for special dollar cost averaging at any time will equal your contribution allocated to that option, plus interest, minus any amounts that have been transferred to the variable investment options you have selected, and charges we deduct.

EFFECT OF YOUR ACCOUNT VALUES FALLING TO ZERO

In general, your contract will terminate without value if your Total account value falls to zero as the result of withdrawals, or the payment of any applicable charges when due, or a combination of two, as described below:

..   If you have Investment account value only and it falls to zero as the result of withdrawals or the payment of any applicable charges, your contract will terminate.

..   Your Return of Principal, Highest Anniversary Value, and "Greater of"
    Guaranteed minimum death benefits will terminate without value if your
    Protected Benefit account value falls to zero as the result of withdrawals or the payment of any applicable charges. This will happen whether or not you also elected the GMIB or receive Lifetime GMIB payments. Unless you have amounts allocated to your Investment account, your contract will also terminate.

..   If you elected the RMD Wealth Guard death benefit and your Protected
    Benefit account value falls to zero, the RMD Wealth Guard death benefit will terminate. You will be eligible for a refund of 10% of your total contributions and transfers to the Protected Benefit account LESS the dollar amount of any Excess RMD withdrawals you have taken. For more information, see "RMD Wealth Guard Refund feature" in "Contract Features and Benefits" earlier in this Prospectus. Your contract will terminate, unless you have amounts allocated to the Investment account. Any remaining
    RMD payments from the Investment account will continue uninterrupted from the Investment account, beginning in the calendar year the Protected
    Benefit account falls to zero. See "RMD Wealth Guard death benefit" in
    "Contract features and benefits" earlier in this Prospectus; and "Tax information" later in the Prospectus for more information.

..   If you elected the GMIB and your Protected Benefit account value falls to zero as the result of the payment of any applicable

                       DETERMINING YOUR CONTRACT'S VALUE

   charges or a withdrawal that is not an Excess withdrawal, you will receive
   Lifetime GMIB payments if the no-lapse guarantee is still in effect, in accordance with the terms of the GMIB. Unless you have amounts allocated to your Investment account, your contract will also terminate.

..   If your Protected Benefit account value falls to zero due to an Excess withdrawal, your GMIB will terminate and you will not receive Lifetime GMIB payments. Unless you have amounts allocated to your Investment account, your contract will also terminate.

Certain withdrawals, even one that does not cause your Total account value to fall to zero, will be treated as a request to surrender your contract and terminate your Guaranteed minimum death benefit. See "Withdrawals treated as surrenders" in "Accessing your money."

As discussed earlier in this Prospectus, we reserve the right to discontinue or limit your ability to make subsequent contributions to the
contract or subsequent transfers or contributions to the Protected Benefit account variable investment options, either directly or through the Special DCA program. If we exercise this right, you will not have the ability to fund the contract and any Guaranteed benefits in order to avoid contract and/or
Guaranteed benefit termination.

Withdrawals and/or deductions of charges during or following a period of poor market performance in which your account values decrease, increases the possibility that such a withdrawal or deduction could cause your account values to fall to zero.

                       DETERMINING YOUR CONTRACT'S VALUE

3. Transferring your money among investment options

--------------------------------------------------------------------------------

TRANSFERRING YOUR ACCOUNT VALUE

At any time before the date annuity payments are to begin, you can transfer some or all of your Total account value among the investment options, subject to the following:

..   You may not transfer any amount to the Special DCA program.

..   Amounts allocated to the Investment account variable investment options or guaranteed interest option can be transferred among the Investment account variable investment options.

..   If you have the GMIB alone or with the Highest Anniversary Value or Return of Principal death benefit, you may only transfer amounts allocated to the
    Investment account variable investment options and the guaranteed interest option to the Protected Benefit account variable investment options starting at age 50 and continuing through age 80 or, if later, until your first contract date anniversary. In the case of joint owners, both owners must be at least age 50 before transferring amounts into the Protected
    Benefit account.

..   If you have the GMIB and "Greater of" death benefit, you may only transfer amounts allocated to the Investment account variable investment options and the guaranteed interest option to the Protected Benefit account variable investment options starting at age 50 and continuing through age 70 or, if later, until your first contract date anniversary. In the case of joint owners, both owners must be at least age 50 before transferring amounts into the Protected Benefit account.

..   If you elect the Highest Anniversary Value or Return of Principal death benefit without the GMIB, you may transfer amounts allocated to the
    Investment account variable investment options and the guaranteed interest option to the Protected Benefit account variable investment options through age 80 or, if later, until your first contract date anniversary.

..   If you elect the RMD Wealth Guard death benefit, you may transfer amounts allocated to the Investment account variable investment options and the guaranteed interest option to the Protected Benefit account variable investment options at any time prior to your 69th birthday, or if later, until 90 days after your contract date, subject to the rules and limitations described below:

   -- If you are under age 65, you may transfer 100% of your Investment account value variable investment options to the Protected Benefit account variable investment options.

   -- If you were age 20-64 on your contract date, and are now age 65 or older, the maximum amount you may transfer to the Protected Benefit account is equal to your Investment account value as of the transaction date minus your total contributions to the Investment account from age 65 through age 68. For purposes of this calculation, "total contributions" excludes contributions you made to the Investment account prior to your first contract date anniversary.

      For example, assume you were 64 1/2 on your contract date, you elected the RMD Wealth Guard death benefit, you are now 68 years old and your
      Investment account value on the date of your transfer request is $30,000.
      Further assume that your total contributions to the Investment Account from age 65 to 68 were equal to $20,000, but of that amount $5,000 was contributed before your first contract date anniversary. The maximum amount you may transfer from the Investment account variable investment options to the Protected Benefit account variable investment options is
      $15,000 ($30,000 - ($20,000 - $5,000))

   -- If you elected the RMD Wealth Guard death benefit and were age 65-68 on your contract date, you may transfer 100% of your Investment account value variable investment options to the Protected Benefit account variable investment options.

..   Transfers into your Protected Benefit account will be allocated in accordance with your allocation instructions on file. See the limitations on amounts that may be transferred out of the guaranteed interest option below.

..   Amounts invested in the Protected Benefit account variable investment options can only be transferred among the Protected Benefit account variable investment options. Transfers out of the Protected Benefit account variable investment options into the Investment account variable investment options or guaranteed interest option are not permitted. However, if the owner elects to drop all Guaranteed benefits, the entire Protected Benefit account value must be withdrawn from the contract or transferred into the
    Investment account variable investment options or guaranteed interest option. See "Dropping or changing your Guaranteed benefits" in "Contract features and benefits" earlier in this Prospectus. See the limitations on amounts that may be transferred into the guaranteed interest option below.

..   ONCE A WITHDRAWAL IS TAKEN FROM YOUR PROTECTED BENEFIT ACCOUNT, YOU CANNOT
    MAKE ADDITIONAL CONTRIBUTIONS TO YOUR PROTECTED BENEFIT ACCOUNT. YOU MAY,
    HOWEVER, BE ABLE TO CONTINUE TO MAKE TRANSFERS FROM YOUR INVESTMENT ACCOUNT
    TO THE PROTECTED BENEFIT ACCOUNT VARIABLE INVESTMENT OPTIONS UNTIL SUCH
    TIME AS YOU MAKE A SUBSEQUENT CONTRIBUTION TO YOUR INVESTMENT ACCOUNT, AT
    WHICH POINT TRANSFERS INTO THE PROTECTED BENEFIT ACCOUNT WILL NO LONGER BE
    AVAILABLE. A subsequent contribution received by us in the first 90 calendar days after your contract is issued will not be counted towards shutting down transfers to your Protected Benefit account. See "How withdrawals affect your Guaranteed benefits" in "Contract features and benefits" earlier in this Prospectus.

..   A transfer into the guaranteed interest option will not be permitted if such transfer would result in more than 25% of the Total account value being allocated to the guaranteed interest option,

               TRANSFERRING YOUR MONEY AMONG INVESTMENT OPTIONS

   based on the Total account value as of the previous business day. This restriction is waived for amounts transferred from a dollar cost averaging program into the guaranteed interest option.

..   We reserve the right to restrict transfers into and among variable investment options, including limitations on the number, frequency, or dollar amount of transfers.

..   We may charge a transfer charge for any transfers in excess of 12 transfers in a contract year. For more information, see "Transfer charge" under
    "Charges that AXA Equitable deducts" in "Charges and expenses" later in this Prospectus.

..   For transfer restrictions regarding disruptive transfer activity, see
    "Disruptive transfer activity" below.

..   The maximum amount that may be transferred from the guaranteed interest option to any investment option (including amounts transferred pursuant to the fixed-dollar option and interest sweep option dollar cost averaging programs described under "Allocating your contributions" in "Contract features and benefits" earlier in this Prospectus) in any contract year is the greatest of:

   (a)25% of the amount you have in the guaranteed interest option on the last day of the prior contract year; or

   (b)the total of all amounts transferred at your request from the guaranteed interest option to any of the investment options in the prior contract year; or

   (c)25% of amounts transferred or allocated to the guaranteed interest option during the current contract year.

From time to time, we may remove the restrictions regarding transferring amounts out of the guaranteed interest option. If we do so, we will tell you by way of a supplement to this Prospectus. We will also tell you at least 45 days in advance of the day that we intend to reimpose the transfer restrictions.
When we reimpose the transfer restrictions, if any dollar cost averaging transfer out of the guaranteed interest option causes a violation of the 25%
outbound restriction, that dollar cost averaging program will be terminated for the current contract year. A new dollar cost averaging program can be started in the next or subsequent contract years.

You may request a transfer in writing (using our specific form) through Online
Account Access. You must send in all written transfer requests on the specific form we provide directly to our processing office. We will confirm all transfers in writing.

Please see "Allocating your contributions" in "Contract features and benefits"
for more information about your role in managing your allocations.

DISRUPTIVE TRANSFER ACTIVITY

You should note that the contract is not designed for professional "market timing" organizations, or other organizations or individuals engaging in a market timing strategy. The contract is not designed to accommodate programmed transfers, frequent transfers or transfers that are large in relation to the total assets of the underlying Portfolio.

Frequent transfers, including market timing and other program trading or short-term trading strategies, may be disruptive to the underlying Portfolios in which the variable investment options invest. Disruptive transfer activity may adversely affect performance and the interests of long-term investors by requiring a Portfolio to maintain larger amounts of cash or to liquidate
Portfolio holdings at a disadvantageous time or price. For example, when market timing occurs, a Portfolio may have to sell its holdings to have the cash necessary to redeem the market timer's investment. This can happen when it is not advantageous to sell any securities, so the Portfolio's performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because a Portfolio cannot predict how much cash it will have to invest. In addition, disruptive transfers or purchases and redemptions of portfolio investments may impede efficient portfolio management and impose increased transaction costs, such as brokerage costs, by requiring the portfolio manager to effect more frequent purchases and sales of portfolio securities. Similarly, a Portfolio may bear increased administrative costs as a result of the asset level and investment volatility that accompanies patterns of excessive or short-term trading. Portfolios that invest a significant portion of their assets in foreign securities or the securities of small- and mid-capitalization companies tend to be subject to the risks associated with market timing and short-term trading strategies to a greater extent than Portfolios that do not. Securities trading in overseas markets present time zone arbitrage opportunities when events affecting
Portfolio securities values occur after the close of the overseas market but prior to the close of the U.S. markets. Securities of small- and mid-capitalization companies present arbitrage opportunities because the market for such securities may be less liquid than the market for securities of larger companies, which could result in pricing inefficiencies. Please see the prospectuses for the underlying Portfolios for more information on how
Portfolio shares are priced.

We currently use the procedures described below to discourage disruptive transfer activity. You should understand, however, that these procedures are subject to the following limitations: (1) they primarily rely on the policies and procedures implemented by the underlying Portfolios; (2) they do not eliminate the possibility that disruptive transfer activity, including market timing, will occur or that portfolio performance will be affected by such activity; and (3) the design of market timing procedures involves inherently subjective judgments, which we seek to make in a fair and reasonable manner consistent with the interests of all contract owners.

We offer investment options with underlying Portfolios that are part of AXA
Premier VIP Trust and EQ Advisors Trust (together, the "affiliated trusts"), as well as investment options with underlying Portfolios of outside trusts with which AXA Equitable has entered participation agreements (the "unaffiliated trusts" and, collectively with the affiliated trusts, the "trusts"). The affiliated trusts have adopted policies and procedures regarding disruptive transfer activity. They discourage frequent purchases and redemptions of
Portfolio shares and will not make special arrangements to accommodate such transactions. They aggregate inflows and outflows for each Portfolio on a daily basis. On any day when a Portfolio's net inflows or outflows exceed an established monitoring threshold, the affiliated trust obtains from us contract owner trading activity. The affiliated trusts currently consider transfers into and out of (or vice versa) the same variable investment option within a five business day period as potentially disruptive transfer activity.

               TRANSFERRING YOUR MONEY AMONG INVESTMENT OPTIONS

When a contract is identified in connection with potentially disruptive transfer activity for the first time, a letter is sent to the contract owner explaining that there is a policy against disruptive transfer activity and that if such activity continues certain transfer privileges may be eliminated. If and when the contract owner is identified a second time as engaged in potentially disruptive transfer activity under the contract, we currently prohibit the use of voice, fax and automated transaction services. We currently apply such action for the remaining life of each affected contract. We or a trust may change the definition of potentially disruptive transfer activity, the monitoring procedures and thresholds, any notification procedures, and the procedures to restrict
this activity. Any new or revised policies and procedures will apply to all contract owners uniformly. We do not permit exceptions to our policies restricting disruptive transfer activity.

Each unaffiliated trust may have its own policies and procedures regarding disruptive transfer activity. If an unaffiliated trust advises us that there may be disruptive activity from one of our contract owners, we will work with the unaffiliated trust to review contract owner trading activity. Each trust reserves the right to reject a transfer that it believes, in its sole discretion, is disruptive (or potentially disruptive) to the management of one of its Portfolios. Please see the prospectuses for the trusts for more information.

It is possible that a trust may impose a redemption fee designed to discourage frequent or disruptive trading by contract owners. As of the date of this
Prospectus, the trusts had not implemented such a fee. If a redemption fee is implemented by a trust, that fee, like any other trust fee, will be borne by the contract owner.

Contract owners should note that it is not always possible for us and the underlying trusts to identify and prevent disruptive transfer activity. In addition, because we do not monitor for all frequent trading at the separate account level, contract owners may engage in frequent trading which may not be detected, for example, due to low net inflows or outflows on the particular day(s). Therefore, no assurance can be given that we or the trusts will successfully impose restrictions on all potentially disruptive transfers.
Because there is no guarantee that disruptive trading will be stopped, some contract owners may be treated differently than others, resulting in the risk that some contract owners may be able to engage in frequent transfer activity while others will bear the effect of that frequent transfer activity. The potential effects of frequent transfer activity are discussed above.

REBALANCING AMONG YOUR INVESTMENT ACCOUNT VARIABLE INVESTMENT OPTIONS AND
GUARANTEED INTEREST OPTION

We offer two rebalancing programs that you can use to automatically reallocate your Investment account value among your Investment account variable investment options and the guaranteed interest option. Option I allows you to rebalance your Investment account value among the Investment account variable investment options. Option II allows you to rebalance your Investment account value among the Investment account variable investment options and the guaranteed interest option.

To enroll in one of our rebalancing programs, you must notify us in writing or through Online Account Access and tell us:

(a)the percentage you want invested in each investment option (whole percentages only), and

(b)how often you want the rebalancing to occur (quarterly, semiannually, or annually on a contract year basis)

Rebalancing will occur on the same day of the month as the contract date. If a contract is established after the 28th, rebalancing will occur on the first business day of the month following the contract date. If you elect quarterly rebalancing, the rebalancing in the last quarter of the contract year will occur on the contract date anniversary.

Once it is available, you may elect or terminate the rebalancing program at any time. You may also change your allocations under the program at any time. Once enrolled in the rebalancing program, it will remain in effect until you instruct us in writing to terminate the program. Requesting an investment option transfer while enrolled in our rebalancing program will not automatically change your allocation instructions for rebalancing your account value. This means that upon the next scheduled rebalancing, we will transfer amounts among your investment options pursuant to the allocation instructions previously on file for your program. Changes to your allocation instructions for the rebalancing program (or termination of your enrollment in the program)
must be in writing and sent to our processing office. Termination requests can be made online through Online Account Access. See "How to reach us" in "Who is
AXA Equitable?" earlier in this Prospectus. There is no charge for the rebalancing feature.

--------------------------------------------------------------------------------
REBALANCING DOES NOT ASSURE A PROFIT OR PROTECT AGAINST LOSS. YOU SHOULD
PERIODICALLY REVIEW YOUR ALLOCATION PERCENTAGES AS YOUR NEEDS CHANGE. YOU MAY
WANT TO DISCUSS THE REBALANCING PROGRAM WITH YOUR FINANCIAL PROFESSIONAL BEFORE
ELECTING THE PROGRAM.
--------------------------------------------------------------------------------

While your rebalancing program is in effect, we will transfer amounts among the applicable investment options so that the percentage of your Investment account value that you specify is invested in each option at the end of each rebalancing date.

If you select Option II, you will be subject to our rules regarding transfers from the guaranteed interest option to the Investment account variable investment options. These rules are described in "Transferring your account value" earlier in this section. Under Option II, a transfer into or out of the guaranteed interest option to initiate the rebalancing program will not be permitted if such transfer would violate these rules. If this occurs, the rebalancing program will not go into effect.

You may not elect Option II if you are participating in any dollar cost averaging program. You may not elect Option I if you are participating in the general dollar cost averaging program.

Our optional rebalancing programs are not available for amounts allocated to the Protected Benefit account variable investment options. For information about rebalancing among the Protected Benefit account variable investment options, see the section below.

REBALANCING AMONG YOUR PROTECTED BENEFIT ACCOUNT VARIABLE INVESTMENT OPTIONS

You can rebalance your Protected Benefit account value by submitting a request to rebalance as of the date we receive your request, however, scheduled recurring rebalancing is not available. Therefore, any subsequent rebalancing transactions would require a subsequent

               TRANSFERRING YOUR MONEY AMONG INVESTMENT OPTIONS

rebalancing request. Your rebalance request must indicate the percentage you want rebalanced in each investment option (whole percentages only). You can rebalance only to the investment options available in your Protected Benefit account.

When we rebalance your Protected Benefit account, we will transfer amounts among the investment options so that the percentage of your account value in each option at the end of the rebalancing date matches the most recent allocation instructions that we have on file. Rebalancing does not assure a profit or protect against loss, so you should periodically review your allocation percentages as your needs change.

SYSTEMATIC TRANSFER PROGRAM

Under the systematic transfer program, you may elect to have amounts from the
Investment account variable investment options and the guaranteed interest option transferred to the Protected Benefit account variable investment options. This can be done on a quarterly, semi-annual or annual basis. There are four transfer options available under this program.

--------------------------------------------------------------------------------
PLEASE CHECK WITH YOUR FINANCIAL PROFESSIONAL OR ONE OF OUR CUSTOMER SERVICE
REPRESENTATIVES REGARDING THE AVAILABILITY OF OUR SYSTEMATIC TRANSFER PROGRAM
OPTIONS.
--------------------------------------------------------------------------------

(i)FIXED DOLLAR. Under this option, you can transfer a specified dollar amount, subject to a minimum of $50. The dollar amount you select cannot be changed while the program is in effect. If your Investment account value on the transfer date is $50 or less, and you have not elected the systematic transfer program to be in effect for a specified period of time, we will transfer the entire amount and the program will end.

(ii)FIXED PERCENTAGE. Under this program, you can transfer a specified percentage of your Investment account as of the date of the transfer. The percentage you select cannot be changed while the program is in effect. If your Investment account value on the transfer date is $50 or less, and you have not elected the systematic transfer program to be in effect for a specified period of time, we will transfer the entire amount and the program will end.

(iii)TRANSFER THE GAINS. Under this option, you can transfer amounts in excess of your "total net contributions" (described below) made to the Investment account as of the date of the transfer. The calculated amount to be transferred must be $50 or greater in order for the transfer to occur. If you elect this option after issue, the first transfer will be for all gains in the Investment account as of the date of the transfer. If there are no gains in the Investment account, a transfer will not occur.

(iv)TRANSFER THE GAINS IN EXCESS OF A SPECIFIED PERCENTAGE. Under this option, you can transfer amounts in excess of a specified percentage of your "total net contributions" (described below) made to the Investment account as of the date of the sweep. There is no restriction on the maximum percentage you can request, however, the specified percentage cannot be changed while the program is in effect. Also, the calculated amount to be transferred must be $50 or greater in order for the transfer to occur. If you elect this option after issue, the first transfer will be for all gains in the
    Investment account in excess of a specified percentage. If there are no gains in the Investment account, a transfer will not occur.

For all options, you may elect the systematic transfer program to be in effect for a specified period of time. If you elect the systematic transfer program to be in effect for a specified period of time, the program will continue in effect until the end of the specified period of time or, if earlier, the date you are no longer eligible to transfer amounts into the Protected Benefit account. Any contributions made to the Investment account while the program is in effect will be subject to transfer or sweep to the Protected Benefit account until the date you are no longer eligible to transfer amounts into the
Protected Benefit account.

For options (iii) and (iv), the "net contribution amount" is the total contributions made to the Investment account, adjusted for withdrawals and all transfers to the Protected Benefit account. All subsequent contributions made to the Investment account will increase the net contribution amount by the dollar amount of the contribution as of the transaction date of the contribution. All withdrawals and ad hoc transfers from the Investment account will be withdrawn or transferred -- gains first. The net contribution amount will only be reduced by a withdrawal or transfer to the extent that the withdrawal or transfer is in excess of "gains" in the Investment account on the date of the transfer. For this purpose, "gains" is equal to the Investment account value immediately prior to the withdrawal or transfer in excess of net contribution.

Please note the following under the Systematic transfer program:

..   As noted above, transfers can be made on a quarterly, semi-annual or annual basis. You can choose a start date for transfers but it cannot be later than the 28th day of the month or later than one year from the date you enroll. The frequency for transfers cannot be changed while the program is in effect. If you decide you want to change the frequency of transfers, you must cancel your current program and re-enroll in the program.

..   Each transfer will be pro-rated from all of your investment options in the
    Investment account, except for amounts allocated to the Special DCA program. If either option (iii) or (iv) is selected and there are amounts allocated to the Special DCA program, the calculation of the sweep will use your Investment account value (including any amounts in the Special DCA program that are designated for future transfers to the Investment account). However, once the amount to be transferred is calculated, the transfer will be pro-rated from the Investment account variable investment options and the Guaranteed interest option. No amounts will be transferred from the Special DCA program.

..   Under the Fixed percentage option, the calculation of the transfer will not include any amounts in the Special DCA program and the transfer will be pro-rated from the Investment account variable investment options and the guaranteed interest option.

..   All transfers to the Protected Benefit account variable investment options will be in accordance with your allocation instructions on file.

..   An ad hoc transfer from the Investment account to the Protected Benefit account that is not part of the Systematic transfer program will not terminate the program. Please note, however, that

               TRANSFERRING YOUR MONEY AMONG INVESTMENT OPTIONS

   a transfer under options (iii) or (iv) could decrease the net contribution amount that is used to determine the gains on each transfer date.

..   You can only have one Systematic transfer program in effect at any one time.

..   You can cancel your Systematic transfer program at any time.

..   Transfers under your Systematic transfer program do not count toward the transfers under the contract that may be subject to a transfer charge.

..   The Systematic transfer program is available with any dollar cost averaging program available under your contract.

..   You can elect a rebalancing program for your Investment account value while the Systematic transfer program is in effect. If a rebalancing transaction date and Systematic transfer program transaction date happen to be on the same Business day, the transfer under the Systematic transfer program will be processed first. Then, we will process the rebalancing of your
    Investment account value.

..   If all Guaranteed benefits are dropped post-funding of the Protected
    Benefit account, your Systematic transfer program will be terminated.

..   If we exercise our right to discontinue contributions and/or transfers to the Protected Benefit account variable investment options, or if you are unable to make subsequent contributions and/or transfers to the Protected
    Benefit account variable investment options due to any other contribution or transfer restriction, your Systematic transfer program will be terminated.

..   If you make a contribution to your Investment account following your first withdrawal from the Protected Benefit account, your Systematic transfer program will be terminated.

..   Transfers under a Systematic transfer program are subject to the limitations specified in "Transferring your account value" earlier in this section.

               TRANSFERRING YOUR MONEY AMONG INVESTMENT OPTIONS

4. Accessing your money

--------------------------------------------------------------------------------

WITHDRAWING YOUR ACCOUNT VALUE

You have several ways to withdraw your Total account value before payments begin. The table below shows the methods available under each type of contract.

Your account value could become insufficient due to withdrawals and/or poor market performance. For information on how withdrawals affect your Guaranteed benefits and potentially cause your contract to terminate, please see "Effect of your account values falling to zero" in "Determining your contract's value"
earlier in this Prospectus and "How withdrawals affect your Guaranteed benefits" in "Contract features and benefits" earlier in this Prospectus.

If you take a withdrawal from the Protected Benefit account variable investment options, the withdrawal may impact your existing benefits and you will no longer be permitted to make subsequent contributions into the Protected Benefit account variable investment options. The first withdrawal from your Protected
Benefit account may also affect the applicable Roll-up rate used in calculating certain Guaranteed benefits. See "How you can purchase and contribute to your contract" and "Annual Roll-up rate" and "Deferral Roll-up rate" under
"Guaranteed minimum income benefit" in "Contract features and benefits" earlier in this Prospectus and "Rules regarding contributions to your contract" in
Appendix VIII later in this Prospectus for more information. PLEASE NOTE THAT
THE DEFERRAL ROLL-UP RATE AND ANNUAL ROLL-UP RATE MAY BE THE SAME.

---------------------------------------------------------------------------------------------------------------
                                                                           METHOD OF WITHDRAWAL
                                                             --------------------------------------------------
                                                                                            PRE-AGE   LIFETIME
                                                             AUTO-                           59 1/2   REQUIRED
                                                             MATIC                            SUB-     MINIMUM
                                                             PAYMENT             SYSTE-    STANTIALLY DISTRIBU-
                         CONTRACT                            PLANS/(1)/ PARTIAL MATIC/(2)/   EQUAL      TION
---------------------------------------------------------------------------------------------------------------
NQ                                                              Yes       Yes      Yes        No         No
---------------------------------------------------------------------------------------------------------------
Traditional IRA                                                 Yes       Yes      Yes        Yes        Yes
---------------------------------------------------------------------------------------------------------------
Roth IRA                                                        Yes       Yes      Yes        Yes        No
---------------------------------------------------------------------------------------------------------------
QP/(3)/                                                         Yes       Yes      No         No         No
---------------------------------------------------------------------------------------------------------------
(1)Available for contracts with GMIB only.
(2)Available for withdrawals from your Investment account variable investment options and guaranteed interest option only.
(3)All payments are made to the plan trust as the owner of the contract. See
   "Appendix II: Purchase considerations for QP contracts" later in this
   Prospectus.

AUTOMATIC PAYMENT PLANS

(FOR CONTRACTS WITH GMIB)

You may take automatic withdrawals from your Protected Benefit account under either the Maximum payment plan or the Customized payment plan, as described below. Under either plan, you may take withdrawals on a monthly, quarterly or annual basis. The first payment date cannot be more than one full payment period from the date the enrollment form is received at our processing office.
If a later date is specified, we will not process your enrollment form. You may change the payment frequency of your withdrawals at any time, and the change will become effective on the next contract date anniversary.

You may elect either the Maximum payment plan or the Customized payment plan beginning in the contract year in which you first fund your Protected Benefit account. You must wait at least 28 days from enrollment in a plan before automatic payments begin. We will make the withdrawals on any day of the month that you select as long as it is not later than the 28th day of the month.
However, you must elect a date that is more than three calendar days prior to your contract date anniversary.

Each scheduled payment cannot be less than $50. If scheduled payments would be less than $50, the program will be terminated. This applies even if an RMD withdrawal causes the reduction of scheduled amounts below $50. Scheduled payments are taken pro rata from all Protected Benefit account variable investment options. Scheduled payments are not taken out of the Special DCA programs.

If you take a partial withdrawal while an automatic payment plan is in effect:

After scheduled payments begin, a partial withdrawal (together with all withdrawals to date in the contract year) that exceeds the Annual withdrawal amount will terminate the program. You may set up a new program immediately, but it will not begin until the next contract year.

After scheduled payments begin, a partial withdrawal (together with all withdrawals to date in the contract year) that is less than or equal to the
Annual withdrawal amount may cause payments to be suspended until the next contract year once the full Annual withdrawal amount for that contract year has been paid out. After a partial withdrawal is taken, you will continue to receive scheduled payments without a disruption in payments until the Annual withdrawal amount is paid out. After the full Annual withdrawal amount has been paid out, the program will be suspended for the remainder of the contract year.

MAXIMUM PAYMENT PLAN

If you have funded the GMIB, the Maximum payment plan is available beginning in the contract year in which you first fund your Protected Benefit account. Under the Maximum payment plan, you can request us to pay you the Annual withdrawal amount as scheduled monthly, quarterly or annual payments. The payment amount may increase or decrease annually as the result of a change in the Annual
Roll-up rate. Also, the payment amount may increase as the result of a reset of your GMIB benefit base.

For monthly or quarterly payments, the Annual withdrawal amount will be divided by 12 or 4 (as applicable). The program is designed to pay the entire Annual withdrawal amount in each contract year, regardless of whether the program is started at the beginning of the contract year or on some other date during the contract year. Consequently, a program that commences on a date other than during the first month or quarter, as applicable, following a contract date anniversary will account for any payments that would have been made since the beginning of the contract year, as if the program were

                             ACCESSING YOUR MONEY

in effect on the contract date anniversary. A catch-up payment will be paid for the number of payment dates that have elapsed from the beginning of the contract year up to the date the enrollment is processed. The catch-up payment is made immediately when the Maximum payment plan enrollment is processed.
Thereafter, scheduled payments will begin one payment period later.

If you make a contribution or transfer to the Protected Benefit account and later in the same contract year enroll in the Maximum payment plan, we will calculate the pro-rated Roll-up amount associated with the contribution or transfer and add it to the portion of the Annual withdrawal amount not yet paid for the year. Once the Maximum payment plan takes effect, the payments you receive will include catch-up payments to ensure you receive the higher Annual withdrawal amount.

If you make a contribution or transfer to the Protected Benefit account after having enrolled in the Maximum payment plan during the same contract year, your remaining payments for that contract year will not change. On your next contract date anniversary, your GMIB benefit base and Annual withdrawal amount will be adjusted for the contribution or transfer, and this adjustment will be reflected in your subsequent payments under the Maximum payment plan.

A partial withdrawal taken from the Protected Benefit account in the same contract year prior to enrollment in the Maximum payment plan will have the following effect:

..   If the amount of the partial withdrawal is more than the Annual withdrawal amount, we will not process your enrollment form.

..   If the amount of the partial withdrawal is less than the Annual withdrawal amount, then the partial withdrawal will be factored into the Maximum payment plan payments for that contract year.

..   Annual frequency: If the amount of the partial withdrawal is less than the
    Annual withdrawal amount, the remaining Annual withdrawal amount is paid on the date the enrollment form is processed or a later date selected by the owner. You may not select a date later than the next contract date anniversary.

..   A partial withdrawal that is taken after you are enrolled in the program but before the first payment is made terminates the program.

CUSTOMIZED PAYMENT PLAN

--------------------------------------------------------------------------------
PLEASE CHECK WITH YOUR FINANCIAL PROFESSIONAL OR ONE OF OUR CUSTOMER SERVICE
REPRESENTATIVES REGARDING THE AVAILABILITY OF OUR CUSTOMIZED PAYMENT PLAN
OPTIONS.
--------------------------------------------------------------------------------

If you have funded the GMIB, the Customized payment plan is available beginning in the contract year in which you first fund your Protected Benefit account.
Currently, any of the following five Customized payment plan options can be elected. For options that are based on a withdrawal percentage, the specified percentage is applied to your GMIB benefit base as of the most recent contract date anniversary. See "Annual withdrawal amount" in "Guaranteed minimum income benefit" under "Contract features and benefits" earlier in this Prospectus.

The following payment options can be elected under the Customized payment plan.
For options (i)-(iii) and (v), your payment may increase or decrease annually as the result of a change in the Annual Roll-up rate. Also, the payment amount may increase as the result of a reset of your GMIB benefit base.

(i)Guaranteed minimum percentage: You can request us to pay you as scheduled payments a withdrawal amount based on a withdrawal percentage that is fixed at the lowest guaranteed Annual Roll-up rate of 5%.

(ii)Fixed percentage below the Annual Roll-up rate: You can request us to pay you as scheduled payments a withdrawal amount based on the applicable
    Annual Roll-up rate MINUS a fixed percentage for each contract year. If in any contract year the calculation would result in a payment that is less than 5%, your withdrawal percentage for that contract year will be 5%. In other words, the withdrawal percentage can never be less than 5%. Your percentage requests must be in increments of 0.50%.

(iii)Fixed percentage: You can request us to pay you as scheduled payments a withdrawal amount based on a fixed percentage. The percentage may not exceed the Annual Roll-up rate in any contract year. If in any contract year the fixed percentage is greater than your Annual Roll-up rate for that contract year, or if a scheduled payment would cause your total withdrawals for the year to exceed the Annual withdrawal amount, we will pay you only the Annual withdrawal amount as scheduled payments for that contract year and any remaining payments will be suspended. Your percentage requests must be in increments of 0.50%.

(iv)Fixed dollar amount: You can request us to pay you as scheduled payments a fixed dollar withdrawal amount each contract year. The fixed dollar amount may not exceed your Annual withdrawal amount in any contract year. If in any contract year the fixed dollar amount is greater than your Annual withdrawal amount, we will pay you as scheduled payments only your Annual withdrawal amount.

(v)Fixed dollar amount or fixed percentage from both your Protected Benefit account and your Investment account: You can request us to pay you a fixed dollar amount or fixed percentage as scheduled payments that may be greater than your Annual withdrawal amount. The Annual withdrawal amount will be withdrawn from your Protected Benefit account. We will pay you any requested amount that is in excess of your Annual withdrawal amount from your
   Investment account. If in any contract year there is insufficient value in the Investment account to satisfy your requested fixed dollar or fixed percentage withdrawal, we will pay you the maximum amount that can be withdrawn from your Annual withdrawal amount and your Investment account as scheduled payments for that contract year even though this amount will be less than you requested.

For examples on how the Automatic payment plans work, please see Appendix VI.
For examples of how withdrawals affect your Guaranteed benefit bases, see
Appendix VII later in this Prospectus.

PARTIAL WITHDRAWALS AND SURRENDERS

You may take partial withdrawals from your contract at any time. All withdrawal requests must be made on a specific form provided by us. Please see "How to reach us" under "Who is AXA Equitable?" earlier in this Prospectus for more information. Currently, the minimum withdrawal amount is $300. For discussion on how amounts can be withdrawn, see "How withdrawals are taken from your Total account value" below. You can also surrender your contract at any time.

                             ACCESSING YOUR MONEY

Any request for a partial withdrawal that results in an Excess withdrawal will suspend your participation in either the Maximum payment plan or Customized payment plan.

SYSTEMATIC WITHDRAWALS
(ALL CONTRACTS EXCEPT QP)

You may take systematic withdrawals of a particular dollar amount, a particular percentage of, or a specific investment option from your Investment account variable investment options and guaranteed interest option. If there is insufficient account value in the specific investment option you elected, your systematic withdrawals will continue from the remaining Investment account variable investment option or the guaranteed interest option on a pro rata basis.

You may elect a systematic withdrawal option up to 100% of your Investment account value. HOWEVER, IF YOU ELECT A SYSTEMATIC WITHDRAWAL OPTION IN EXCESS
OF THESE LIMITS, AND MAKE A SUBSEQUENT CONTRIBUTION TO YOUR INVESTMENT ACCOUNT,
THE SYSTEMATIC WITHDRAWAL OPTION WILL BE TERMINATED. You may then elect a new systematic withdrawal option within the limits described in the preceding paragraph.

If you elect our systematic withdrawal program, you may request to have your withdrawals made on any day of the month, subject to the following restrictions:

..   You must select a date that is more than three calendar days prior to your contract date anniversary; and

..   You cannot select the 29th, 30th or 31st.

If you do not select a date, we will make the withdrawals the same day of the month as the day we receive your request to elect the program, subject to the same restrictions listed above. If you have also elected a GMIB Automatic payment plan, unless you instruct us otherwise, your systematic withdrawal option withdrawals will be on the same date as your automatic payment plan. You must wait at least 28 days after your contract is issued before your systematic withdrawals can begin.

You may elect to take systematic withdrawals at any time. If you own an IRA contract, you may elect this withdrawal method only if you are between ages
59 1/2 and 70 1/2.

If the systematic withdrawal option is elected with an Automatic payment plan, the payment frequency will be the same as the Automatic payment plan.

You may change the payment frequency, or the amount or the percentage of your systematic withdrawals, once each contract year. However, you may not change the amount or percentage in any contract year in which you have already taken a partial withdrawal. You can cancel the systematic withdrawal option at any time.

If you take a partial withdrawal while you are taking systematic withdrawals, your systematic withdrawal option will be terminated. You may then elect a new systematic withdrawal option.

SUBSTANTIALLY EQUAL WITHDRAWALS
(TRADITIONAL IRA AND ROTH IRA CONTRACTS ONLY)

We offer our "substantially equal withdrawals option" to allow you to receive distributions from your contract without triggering the 10% additional federal income tax penalty, which normally applies to distributions made before age
59 1/2. Substantially equal withdrawals are also referred to as "72(t)
exception withdrawals". See "Tax information" later in this Prospectus. The substantially equal withdrawals option is available only if 100% of your Total account value is allocated to either the Protected Benefit account or the
Investment account. This option is not available if your Total account value is split between the Protected Benefit account and the Investment account at the time you elect this option. If you elect to take substantially equal withdrawals, you may not elect any other automated withdrawal program. Once you have elected substantially equal withdrawals, amounts can be allocated to either or both the Investment account and the Protected Benefit account.

If you elect our substantially equal withdrawals option, we calculate the permissible distributions for you using one of the IRS-approved methods for doing this. You should be aware that the portion of any withdrawal from the
Protected Benefit account that is in excess of the Annual withdrawal amount will reduce the benefit base(s) for your Guaranteed benefits on a pro rata basis as of the date of the withdrawal. See "How withdrawals affect your
Guaranteed benefits" and "Annual withdrawal amount" under "Guaranteed minimum income benefit" in "Contract features and benefits" for more information.

Our substantially equal withdrawals option is not the exclusive method of meeting the penalty exception. After consultation with your tax adviser, you may decide to use any permissible method. If you do not elect our substantially equal withdrawals option, you would have to compute withdrawal amounts yourself and request partial withdrawals.

Once you begin to take substantially equal withdrawals, you should not do any of the following until after the later of age 59 1/2 or five full years after the first withdrawal: (i) stop them; (ii) change the pattern of your withdrawals (for example, by taking an additional partial withdrawal); or
(iii) contribute any more to the contract. If you alter the pattern of withdrawals, you may be liable for the 10% federal tax penalty that would have otherwise been due on prior withdrawals made under this option and for any interest on the delayed payment of the penalty.

Making additional contributions to the contract is treated as changing the pattern of withdrawals. It does not matter whether the additional contributions are made by direct transfer or rollover; nor does it matter if they are made to the Investment account or the Protected Benefit account. Because the penalty exception method does not permit additional contributions or payment changes to restore any Guaranteed benefit base under the contract, you and your tax adviser should consider carefully whether you should elect the Substantially equal withdrawals option or any other method of penalty exception withdrawals if you have allocated or intend to allocate amounts to the Protected Benefit account value after starting Substantially equal withdrawals.

In accordance with IRS guidance, an individual who has elected to receive substantially equal withdrawals may make a one-time change, without penalty, from one of the IRS-approved methods of calculating fixed payments to another
IRS-approved method (similar to the required minimum distribution rules) of calculating payments, which vary each year.

If the contract is eligible, you may elect to take substantially equal withdrawals at any time before age 59 1/2. We will make the withdrawal on

                             ACCESSING YOUR MONEY

any day of the month that you select as long as it is not later than the 28th day of the month. However, you must elect a date that is more than three calendar days prior to your contract date anniversary. We will calculate the amount of your substantially equal withdrawals using the IRS-approved method we offer. The payments will be made monthly, quarterly or annually as you select.
These payments will continue until (i) we receive written notice from you to cancel this option; (ii) you take an additional partial withdrawal; or
(iii) you contribute any more to the contract. You may elect to start receiving substantially equal withdrawals again, but the payments may not restart in the same calendar year in which you took a partial withdrawal or added amounts to the contract. We will calculate the new withdrawal amount.

BECAUSE THE IRS-APPROVED PENALTY EXCEPTION METHODS DO NOT PERMIT YOU TO ADD
CONTRIBUTIONS OR CHANGE PAYMENTS TO RESTORE THE GUARANTEED BENEFIT BASE(S), AS
NOTED ABOVE, YOU AND YOUR TAX ADVISER SHOULD CONSIDER CAREFULLY WHETHER YOU
SHOULD ELECT THE SUBSTANTIALLY EQUAL WITHDRAWALS OPTION OR ANY OTHER METHOD OF
PENALTY EXCEPTION WITHDRAWALS IF YOU HAVE ALLOCATED ANY AMOUNTS TO THE
PROTECTED BENEFIT ACCOUNT. PLEASE NOTE THAT ELECTING TO TAKE SUBSTANTIALLY
EQUAL WITHDRAWALS FROM A CONTRACT WITH THE RMD WEALTH GUARD DEATH BENEFIT MAY
LIMIT THE UTILITY OF THAT BENEFIT. SEE THE DISCUSSION OF THE "RMD WEALTH GUARD
DEATH BENEFIT" UNDER "CONTRACT FEATURES AND BENEFITS" EARLIER IN THIS
PROSPECTUS.

LIFETIME REQUIRED MINIMUM DISTRIBUTION WITHDRAWALS
(TRADITIONAL IRA CONTRACTS ONLY -- SEE "TAX INFORMATION" LATER IN THIS
PROSPECTUS)

We offer our "Automatic required minimum distribution (RMD) service" to help you meet lifetime required minimum distributions under federal income tax rules. The Automatic RMD service generally offers RMD payments from your
Investment account value. This is not the exclusive way for you to meet these rules. After consultation with your tax adviser, you may decide to compute RMDs yourself and request partial withdrawals. Before electing this account-based withdrawal option, you should consider whether annuitization might be better in your situation. Except as described in "RMDs for contracts with GMIB" below, if you have funded your Guaranteed benefit(s), amounts withdrawn from the contract to meet RMDs may reduce your benefit base(s) and may limit the utility for most benefit(s), other than the RMD Wealth Guard death benefit. Also, the actuarial present value of additional contract benefits must be added to the Total account value in calculating RMD payments from annuity contracts funding IRAs, which could increase the amount required to be withdrawn. Please refer to
"Required minimum distributions" in "Tax information" later in this Prospectus.

This service is not available under QP contracts. All withdrawals from your
Protected Benefit account under a QP contract owned by a defined contribution plan reduce your RMD Wealth Guard death benefit base on a pro rata basis until such time as the contract is converted into a IRA. (See "Appendix II: Purchase considerations for QP contracts" later in this Prospectus).

You may elect this service in the calendar year in which you reach age 70 1/2 or in any later year. However, unless you have the GMIB you cannot elect this service until after your first contract date anniversary. The minimum amount we will pay out is $250. Currently, RMD payments will be made annually.

Except for contracts with the GMIB (discussed in the next section), this service does not generate automatic RMD payments during the first calendar year during which your contract is issued. Therefore, if you are making a rollover or transfer contribution to the contract after age 70 1/2, you must take any
RMDs before the rollover or transfer.

--------------------------------------------------------------------------------
FOR TRADITIONAL IRA CONTRACTS, WE WILL SEND A FORM OUTLINING THE DISTRIBUTION
OPTIONS AVAILABLE IN THE YEAR YOU REACH AGE 70 1/2 (IF YOU HAVE NOT BEGUN YOUR
ANNUITY PAYMENTS BEFORE THAT TIME).
--------------------------------------------------------------------------------

RMDS FOR CONTRACTS WITH GMIB. (TRADITIONAL IRA CONTRACTS ONLY -- SEE "TAX
INFORMATION" LATER IN THIS PROSPECTUS)

For contracts with GMIB or with GMIB and the "Greater of" death benefit, if you elect our Automatic RMD service, any Lifetime RMD payment we make to you up to the greater of your Lifetime RMD payment or Annual withdrawal amount each year will count towards your Annual withdrawal amount but:

(i)during the GMIB Roll-up period, will not offset the Annual Roll-up amount by more than the Annual withdrawal amount;

(ii)during the GMIB Roll-up period and after the GMIB Roll-up period ends, will not reduce your GMIB benefit base; and

(iii)will not reduce your GMDB Roll-up benefit base during the GMDB Roll-up period, but will reduce the GMDB Roll-up benefit base on a dollar-for-dollar basis thereafter.

If you do not elect the Automatic RMD service, any withdrawal in excess of the
Annual withdrawal amount is an Excess withdrawal that will reduce your GMIB benefit base and GMDB Roll-up benefit base on a pro rata basis.

For contracts with GMIB and the Highest Anniversary Value death benefit or
Return of Principal death benefit, if you elect our Automatic RMD service, any
Lifetime RMD payment we make to you up to the greater of your Lifetime RMD payment or Annual withdrawal amount each year will count towards your Annual withdrawal amount, but:

(i)during the GMIB Roll-up period, will not offset the Annual Roll-up amount by more than the Annual withdrawal amount;

(ii)during the GMIB Roll-up period and after the GMIB Roll-up period ends, will not reduce your GMIB benefit base; and

(iii)will reduce your Highest Anniversary Value on a dollar-for-dollar basis and Return of Principal benefit base on a pro rata basis.

If you do not elect the Automatic RMD service, any withdrawal in excess of the
Annual withdrawal amount is an Excess withdrawal that will reduce your GMIB benefit base and Highest Anniversary Value or Return of Principal benefit base on a pro rata basis.

For contracts with the Return of Principal death benefit or the Highest
Anniversary Value death benefit elected without the GMIB, all withdrawals, including RMD payments through our Automatic RMD service, reduce those benefit bases on a pro rata basis. Amounts from both your Protected Benefit account and
Investment account values are used to determine your Lifetime RMD payment each year.

EXCESS WITHDRAWALS. If, either before or after receiving your Lifetime RMD payment, you take one or more partial withdrawals from the Protected Benefit account during the same contract year, the amount by which your total withdrawals for the year exceed the

                             ACCESSING YOUR MONEY

Annual withdrawal amount is treated as an Excess Withdrawal that will reduce your Guaranteed benefit bases on a pro rata basis.

The no-lapse guarantee will not be terminated if a RMD payment using our
Automatic RMD service causes your cumulative withdrawals from the Protected
Benefit account in the contract year to exceed your Annual withdrawal amount.

ADDITIONAL RMD PAYMENT. If you elect either the Maximum payment plan or the
Customized payment plan (together, "automatic payment plans") and our Automatic
RMD service, we will make an extra payment, if necessary, in December that will equal your Lifetime RMD amount less all payments made through your payment date and any scheduled December payment. The combined Automatic payment plan and RMD payment will not be treated as an Excess withdrawal if the RMD, together with any withdrawal taken under one of our automatic plans exceeds your Annual withdrawal amount.

..   For contracts with the GMIB or GMIB and "Greater of" death benefit, the additional payment will not reduce your GMIB benefit base and GMDB Roll-up benefit base if received during the GMIB Roll-up period or GMDB Roll-up period, as applicable, as long as you elected Automatic RMD service. The additional payment will reduce the Highest Anniversary Value component of the "Greater of" death benefit base on a dollar-for-dollar basis. After the end of the GMDB Roll-up period or GMIB Roll-up period, as applicable, your
    GMIB benefit base will not be reduced by the amount of the additional payment, while the additional payment will reduce the GMDB Roll-up and
    Highest Anniversary Value components of the "Greater of" death benefit base on a dollar-for-dollar basis.

..   For contracts with the GMIB and Highest Anniversary Value death benefit, your GMIB benefit base will not be reduced by the amount of the additional payment, while the additional payment will reduce your Highest Anniversary
    Value benefit base on a dollar-for-dollar basis.

..   For contracts with the Highest Anniversary Value death benefit if the GMIB is not also elected, all withdrawals reduce your Highest Anniversary Value benefit base on a pro rata basis.

If you take any partial withdrawals in addition to your RMD and Automatic payment plan payments, your applicable Automatic payment plan may be suspended as discussed above. Any partial withdrawal taken from your Protected Benefit account may cause an Excess withdrawal. Further, your GMIB benefit base and
Annual withdrawal amount will be reduced.

If you elect our Automatic RMD service and elect to take your Annual withdrawal amount in partial withdrawals without electing one of our available Automatic payment plans, we will make a payment, if necessary, in December that will equal your RMD payment less all withdrawals made through your payment date. If prior to your payment date you make a partial withdrawal that exceeds your
Annual withdrawal amount and your RMD amount, any portion of that partial withdrawal taken from your Protected Benefit account will be treated as an
Excess withdrawal, as well as any subsequent partial withdrawals taken from your Protected Benefit account made during the same contract year. However, if by your payment date your withdrawals have not exceeded your RMD amount, the
RMD payment we make to you will not be treated as an Excess withdrawal.

Your RMD payment will be withdrawn on a pro rata basis from your Investment account variable investment options and guaranteed interest option, excluding amounts in the Special DCA program. If there is insufficient value or no value in those options, we will withdraw amounts from your Special DCA program. If there is insufficient value in those options, any additional amount of the RMD payment or the total amount of the RMD payment will be withdrawn from your
Protected Benefit account variable investment options. For information on how
RMD payments are taken from your contract see "How withdrawals are taken from your Total account value" below.

If you do not elect our Automatic RMD service and if your Annual withdrawal amount is insufficient to satisfy the RMD payment, any additional withdrawal taken in the same contract year (even one to satisfy your RMD payment) from your Protected Benefit account will be treated as an Excess withdrawal.

RMDS FOR TRADITIONAL IRA CONTRACTS WITH THE RMD WEALTH GUARD DEATH
BENEFIT. (SEE "TAX INFORMATION" LATER IN THIS PROSPECTUS)

For contracts with the RMD Wealth Guard death benefit, we offer the RMD Wealth
Guard withdrawal service for RMD withdrawals from your Protected Benefit account and/or Investment account to help you meet lifetime required minimum distributions under federal income tax rules. This is not the exclusive way for you to meet these rules. After consultation with your tax adviser, you may decide to compute RMDs yourself. If you enroll in our RMD Wealth Guard withdrawal service, you will be able to elect to take RMD withdrawals from your
Protected Benefit account value and Investment account value. You may elect the
RMD withdrawal service in the calendar year in which you reach age 701/2 or in any later year. The minimum amount we will pay out is $50. Withdrawals from the
Protected Benefit account other than Excess RMD withdrawals, will not reduce your RMD Wealth Guard death benefit base. Your RMD Wealth Guard death benefit base will be reduced on a pro rata basis by Excess RMD withdrawals. An Excess
RMD withdrawal is any of the following:

..   the full amount of any withdrawal from your Protected Benefit Account taken before the calendar year in which you turn age 70 1/2;

..   the full amount of any withdrawal from your Protected Benefit Account taken during your first contract year, even if you turn age 70 1/2 during that year; or

..   in any year after your first contract year, the portion of a withdrawal from your Protected Benefit account that exceeds your RMD Wealth Guard withdrawal amount for the calendar year.

RMD payments under our RMD Wealth Guard withdrawal service can be paid monthly, quarterly or annually.

If you elect the RMD Wealth Guard withdrawal service and had previously elected the systematic withdrawal option, your systematic withdrawal program will be terminated.

Since RMDs are generally not required to be withdrawn from a Roth IRA during your lifetime, if you convert your traditional IRA to a Roth IRA, before you convert, you must drop the RMD Wealth Guard death benefit. For information on dropping this benefit, see "Dropping or changing your Guaranteed benefits" in
"Contract features and benefits", earlier in this prospectus and under Appendix
I.

                             ACCESSING YOUR MONEY

This service is not available under QP contracts. All withdrawals from your
Protected Benefit account under a QP contract owned by a defined contribution plan reduce your RMD Wealth Guard death benefit base on a pro rata basis until such time as the contract is converted into a IRA. (See "Appendix II: Purchase considerations for QP contracts" later in this Prospectus).

For more information about the RMD Wealth Guard death benefit, see "RMD Wealth
Guard death benefit" under "Contract features and benefits" earlier in this
Prospectus.

HOW WITHDRAWALS ARE TAKEN FROM YOUR TOTAL ACCOUNT VALUE

Unless you specify otherwise, all withdrawals (other than Automatic payment plan withdrawals and lump sum withdrawals of your Annual withdrawal amount and substantially equal withdrawals, as discussed below) will be taken on a pro rata basis from your Investment account variable investment options and guaranteed interest option, excluding amounts in the Special DCA program. If there is insufficient value or no value in those options, we will subtract amounts from the Special DCA program. If there is insufficient value in those options, any additional amount of the withdrawal required or the total amount of the withdrawal will be withdrawn from your Protected Benefit account variable investment options. Any amounts withdrawn from the Special DCA program that were designated for the Protected Benefit account variable investment options will reduce your Guaranteed benefit base(s).

Automatic payment plan withdrawals (other than fixed dollar amount or fixed percentage withdrawals) and lump sum withdrawals of your Annual withdrawal amount will always be taken on a pro rata basis only from your Protected
Benefit account variable investment options.

Lump sum, fixed dollar amount or fixed percentage withdrawals are first taken on a pro rata basis from your Protected Benefit account variable investment options. If there is insufficient value or no value in those options, we will subtract amounts from your Investment account variable investment options and guaranteed interest option, excluding amounts in the Special DCA program. If there is insufficient value or no value in those options, we will subtract amounts from the Special DCA program.

Substantially equal withdrawals are taken on a pro rata basis from your Total account value. However, if after you have elected the substantially equal withdrawals option your Total account value is split between the Protected
Benefit account value and the Investment account value, your substantially equal withdrawals will be taken on a pro rata basis from your Investment account variable investment options and guaranteed interest option, excluding amounts in the Special DCA program. If there is insufficient value or no value in those options, we will subtract amounts from the Special DCA program. If there is insufficient value in those options, any additional amount of the withdrawal required or the total amount of the withdrawal will be withdrawn from your Protected Benefit account variable investment options. Any amounts withdrawn from the Special DCA program that were designated for the Protected
Benefit account variable investment options will reduce your Guaranteed benefit base(s).

You may choose to have withdrawals subtracted from your contract based on the following options:

(1)Take the entire withdrawal on a pro rata basis from the Protected Benefit account variable investment options; or

(2)Take the entire withdrawal from the Investment account value, either on a pro rata basis, or specifying which Investment account variable investment options and/or guaranteed interest option the withdrawal should be taken from;

(3)Request a withdrawal to be taken from the Protected Benefit account variable investment options and take the remaining part of the withdrawal from the
   Investment account variable investment options. You must specify the investment options for the Investment account value. The withdrawal from the
   Protected Benefit account variable investment options will be taken on a pro rata basis; or

(4)Request a withdrawal to be taken from the Investment account variable investment options and take the remaining part of the withdrawal from the
   Protected Benefit account variable investment options. You must specify the investment options for the Investment account value. The withdrawal from the
   Protected Benefit account variable investment options will be taken on a pro rata basis.

For more information on how withdrawals affect your Guaranteed benefits, see
"How withdrawals affect your Guaranteed benefits" in "Contract features and benefits" earlier in this Prospectus and Appendix VII later in this Prospectus.

WITHDRAWALS TREATED AS SURRENDERS

Certain withdrawals may cause your contract and certain Guaranteed benefits to terminate, as follows:

..   Any fee deduction and/or withdrawal that causes your Total account value to fall to zero will terminate the contract and any applicable Guaranteed benefit, subject to the following:

   -- the GMIB (while the no-lapse guarantee is in effect unless your Protected
      Benefit account value falls to zero due to an "Excess withdrawal") will continue as described under "Guaranteed minimum income benefit" in
      "Contract features and benefits" earlier in this Prospectus; and

   -- If you elected the RMD Wealth Guard death benefit and your Protected
      Benefit account falls to zero, you will be eligible for a refund of 10%
      of your total contributions and transfers to the Protected Benefit account less the dollar amount of any Excess RMD withdrawals you have taken. For more information, see "RMD Wealth Guard Refund feature" in
      "Contract Features and Benefits" earlier in this Prospectus.

..   If you do not have, or if you have not yet funded the RMD Wealth Guard death benefit or the GMIB or if the no-lapse guarantee is no longer in effect, the following applies:

   -- a request to withdraw 90% or more of your cash value will terminate your contract and any applicable Guaranteed minimum death benefit;

   -- we reserve the right to terminate the contract and any applicable
      Guaranteed minimum death benefit if no contributions are made during the last three contract years and the cash value is less than $500; and

   -- we reserve the right to terminate your contract and any applicable
      Guaranteed minimum death benefit if any withdrawal would result in a remaining cash values of less than $500.

                             ACCESSING YOUR MONEY

If your contract is terminated, we will pay you the contract's cash value. See
"Surrendering your contract to receive its cash value" below. For the tax consequences of withdrawals, see "Tax information" later in this Prospectus.

SURRENDERING YOUR CONTRACT TO RECEIVE ITS CASH VALUE

You may surrender your contract to receive its cash value at any time while an owner is living (or for contracts with non-natural owners, while an annuitant is living) and before you begin to receive annuity payments (Lifetime GMIB payments or otherwise). For a surrender to be effective, we must receive your written request and your contract at our processing office. We will determine your cash value on the date we receive the required information.

Upon your request to surrender your contract for its cash value, all benefits under the contract, including the GMIB, will terminate as of the date we receive the required information if your cash value in your Protected Benefit account is greater than your Annual withdrawal amount remaining for that year.
If your cash value is not greater than your Annual withdrawal amount remaining for that year and your no-lapse guarantee is still in effect, then you will receive your cash value and a supplementary life annuity contract under which we will pay you Lifetime GMIB payments. For more information, please see
"Effect of your account values falling to zero" in "Determining your contract's value" and "Guaranteed minimum income benefit" in "Contract features and benefits" earlier in this Prospectus.

You may receive your cash value in a single sum payment or apply it to one or more of the annuity payout options. See "Your annuity payout options" below.
For the tax consequences of surrenders, see "Tax information" later in this
Prospectus.

WHEN TO EXPECT PAYMENTS

Generally, we will fulfill requests for payments out of the variable investment options within seven calendar days after the business day the transaction request is received by us in good order. These transactions may include applying proceeds to a payout annuity, payment of a death benefit, payment of any amount you withdraw and, upon surrender, payment of the cash value. We may postpone such payments or applying proceeds for any period during which:

(1)the New York Stock Exchange is closed or restricts trading,

(2)the SEC determines that an emergency exists as a result of sales of securities or determination of the fair value of a variable investment option's assets is not reasonably practicable, or

(3)the SEC, by order, permits us to defer payment to protect people remaining in the variable investment options.

We can defer payment of any portion of your value in the guaranteed interest option or the Special DCA program, (other than for death benefits) for up to six months while you are living.

All payments are made by check and are mailed to you (or the payee named in a tax-free exchange) by U.S. mail, unless you request that we use an express delivery or wire transfer service at your expense.

SIGNATURE GUARANTEE

As a protection against fraud, we require a signature guarantee (i.e.,
Medallion Signature Guarantee as required by us) for the following transaction requests:

..   disbursements, including but not limited to partial withdrawals, surrenders, transfers and exchanges, over $250,000;

..   any disbursement requested within 30 days of an address change;

..   any disbursement when we do not have an originating or guaranteed signature on file or where we question a signature or perceive any inconsistency between the signature on file and the signature on the request;

..   any other transaction we require.

We may change the specific requirements listed above, or add signature guarantees in other circumstances, at our discretion if we deem it necessary or appropriate to help protect against fraud. For current requirements, please refer to the requirements listed on the appropriate form or call us at the number listed in this prospectus.

You can obtain a Medallion Signature Guarantee from more than 7,000 financial institutions that participate in a Medallion Signature Guarantee program. The best source of a Medallion Signature Guarantee is a bank, brokerage firm or credit union with which you do business. A NOTARY PUBLIC CANNOT PROVIDE A
MEDALLION SIGNATURE GUARANTEE. NOTARIZATION WILL NOT SUBSTITUTE FOR A MEDALLION
SIGNATURE GUARANTEE.

YOUR ANNUITY PAYOUT OPTIONS

The following description assumes annuitization of your entire contract. For partial annuitization, see "Partial Annuitization" below.

Deferred annuity contracts such as Retirement Cornerstone(R) Series E provide for conversion to annuity payout status at or before the contract maturity date. This is called "annuitization." Upon annuitization, your account value is applied to provide periodic payments as described in this section; the contract and all its benefits terminate; and will be converted to a supplementary contract for the periodic payments ("payout option"). The supplementary contract does not have an account value or cash value.

You may choose to annuitize your contract at any time, which generally is at least 13 months after the contract date. The contract maturity date is the latest date on which annuitization can occur. If you do not annuitize before the contract maturity date and at the contract maturity date have not made an affirmative choice as to the type of annuity payments to be received, we will convert your contract to the default annuity payout option described in
"Annuity maturity date" later in this section.

If you elected the GMIB or a Guaranteed minimum death benefit, your contract may have both a Protected Benefit account value and an Investment account value. If there is a Protected Benefit account value and you choose to annuitize your contract before the contract maturity date, the GMIB will terminate without value even if your GMIB benefit base is greater than zero.
The payments that you receive under the payout annuity option you select may be less than you would have received by exercising the GMIB. See "Guaranteed minimum income benefit" in "Contract features and benefits" earlier

                             ACCESSING YOUR MONEY

in this Prospectus for further information. Any Guaranteed minimum death benefit terminates upon annuitization.

In general, your periodic payment amount upon annuitization is determined by your Total account value, the form of the annuity payout option you elect as described below, the timing of your purchase and the applicable annuity purchase rate to which that value is applied. Once begun, annuity payments cannot be stopped unless otherwise provided in the supplementary contract. Your contract guarantees that upon annuitization, your account value will be applied to a guaranteed annuity purchase rate for a life annuity. We reserve the right, with advance notice to you, to change guaranteed annuity purchase rates any time after your fifth contract date anniversary and at not less than five-year intervals after the first change. (Please see your contract and SAI for more information.) In the event that we exercise our contractual right to change the guaranteed annuity purchase factors, we would segregate the account value based on contributions and earnings received prior to and after the change. When your contract is annuitized, we would calculate the payments by applying the applicable purchase factors separately to the value of the contributions received before and after the rate change. We will provide you with 60 days advance written notice of such a change.

In addition, you may apply your Total account value or cash value, whichever is applicable, to any other annuity payout option that we may offer at the time of annuitization. We have the right to require you to provide any information we deem necessary to provide an annuity upon annuitization. If the annuity payment amount is later found to be based on incorrect information, it will be adjusted on the basis of the correct information.

We currently offer you several choices of annuity payout options. The options available directly under the contract entitle you to receive fixed annuity payments. We may offer other payout options not outlined here. Your financial professional can provide details..

The payments that you receive upon annuitization of your Protected Benefit account value may be less than your Annual withdrawal amount or your Lifetime
GMIB payments. If you are considering annuitization, you should ask your financial professional for information about the payment amounts that would be made under the various choices that are available to you. You may also obtain that information by contacting us. Annuitization of your Investment account value after the date your Lifetime GMIB payments begin will not affect those payments.

You can currently choose from among the annuity payout options listed below.
Restrictions may apply, depending on the type of contract you own or the owner's and annuitant's ages at contract issue. Other than life annuity with period certain, we reserve the right to add, remove or change any of these annuity payout options at any time. In addition, if you are exercising your
GMIB, your choice of payout options are those that are available under the GMIB
(see "Guaranteed minimum income benefit" in "Contract features and benefits"
earlier in this Prospectus).

--------------------------------------------------------
Fixed annuity payout options  Life annuity
                              Life annuity with period
                                 certain
                              Life annuity with refund
                                 certain
--------------------------------------------------------

..   LIFE ANNUITY: An annuity that guarantees payments for the rest of the annuitant's life. Payments end with the last monthly payment before the annuitant's death. Because there is no continuation of benefits following the annuitant's death with this payout option, it provides the highest monthly payment of any of the life annuity options, so long as the annuitant is living. It is possible that the Life annuity option could result in only one payment if the annuitant dies immediately after annuitization.

..   LIFE ANNUITY WITH PERIOD CERTAIN: An annuity that guarantees payments for the rest of the annuitant's life. If the annuitant dies before the end of a selected period of time ("period certain"), payments continue to the beneficiary for the balance of the period certain. The period certain cannot extend beyond the annuitant's life expectancy. A life annuity with a period certain is the form of annuity under the contract that you will receive if you do not elect a different payout option. In this case, the period certain will be based on the annuitant's age and will not exceed 10 years.

..   LIFE ANNUITY WITH REFUND CERTAIN: An annuity that guarantees payments for the rest of the annuitant's life. If the annuitant dies before the amount applied to purchase the annuity option has been recovered, payments to the beneficiary will continue until that amount has been recovered. This payout option is available only as a fixed annuity.

The life annuity, life annuity with period certain, and life annuity with refund certain payout options are available on a single life or joint and survivor life basis. The joint and survivor life annuity guarantees payments for the rest of the annuitant's life, and after the annuitant's death, payments continue to the survivor. We may offer other payout options not outlined here.
Your financial professional can provide you with details.

We guarantee fixed annuity payments will be based either on the tables of guaranteed annuity purchase factors in your contract or on our then current annuity purchase factors, whichever is more favorable for you.

THE AMOUNT APPLIED TO PURCHASE AN ANNUITY PAYOUT OPTION

The amount applied to purchase an annuity payout option varies, depending on the payout option that you choose.

PARTIAL ANNUITIZATION. Partial annuitization of nonqualified deferred annuity contracts is permitted under certain circumstances. You may choose from the life-contingent annuity payout options described here. We no longer offer a period certain option for partial annuitization. We require you to elect partial annuitization on the form we specify. Partial annuitization is not available for the GMIB under a contract. For purposes of this contract, we will effect any partial annuitization as a withdrawal applied to a payout annuity.
Please note that a withdrawal from your Protected Benefit account to purchase an annuity payout contract will affect your Guaranteed benefit bases just like any other withdrawal. See "How withdrawals are taken from your Total Account
Value" earlier in this Section. Also, see the discussion of "Partial
Annuitization" in "Tax Information" later in this Prospectus.

SELECTING AN ANNUITY PAYOUT OPTION

When you select a payout option, we will issue you a separate written agreement confirming your right to receive annuity payments. We require you to return your contract before annuity payments begin. The contract owner and annuitant must meet the issue age and payment requirements.

You can choose the date annuity payments begin but it may not be earlier than thirteen months from your contract date. Please see Appendix V later in this
Prospectus for information on state variations. You can change the date your annuity payments are to begin at any time. The date may not be later than the annuity maturity date described below.

                             ACCESSING YOUR MONEY

The amount of the annuity payments will depend on the amount applied to purchase the annuity and the applicable annuity purchase factors, discussed earlier. The amount of each annuity payment will be less with a greater frequency of payments, or with a longer certain period of a life contingent annuity. Once elected, the frequency with which you receive payments cannot be changed.

If, at the time you elect a payout option, the amount to be applied is less than $2,000 or the initial payment under the form elected is less than $20 monthly, we reserve the right to pay your Total account value in a single sum rather than as payments under the payout option chosen. If you select an annuity payout option and payments have begun, no change can be made.

ANNUITY MATURITY DATE

Your contract has a maturity date. In general, the contract maturity date is based on the age of the original annuitant at contract issue and cannot be changed other than in conformance with applicable law, even if you name a new annuitant. The contract maturity date is the contract date anniversary that follows the annuitant's 95th birthday (or older joint annuitant if your contract has joint annuitants), unless you have elected otherwise. If you have a NQ contract with the GMIB and the owner is older than the annuitant, the contract maturity date is based on the age of the owner. The contract maturity date may not be less than thirteen months from your contract date, unless otherwise stated in your contract. We will send a notice with the contract statement one year prior to the contract maturity date and with each quarterly statement until the maturity date. The notice will include the contract maturity date, describe the available annuity payout options, state the availability of a lump sum payment option, and identify the default payout option, if you do not provide an election by the time of your contract maturity date.

If you have not funded the GMIB, you may either take a lump sum payment or select an annuity payout option on the contract maturity date. If you do not make an election at maturity, we will apply your Total account value to a life annuity with payments based on the greater of guaranteed or then current annuity purchase rates.

If you have funded the GMIB, the following applies on the contract maturity date:

..   For amounts allocated to your Investment account, you may select an annuity payout option or take a lump sum payment.

..   If you do not make an election for your Protected Benefit account value on your contract maturity date, we will apply the greater of the Protected
    Benefit account value to (a) and the GMIB benefit base to (b) below:

   (a)a fixed life annuity with payments based on the greater of the guaranteed or then current annuity purchase rates, or

   (b)a supplementary contract with annual payments equal to your GMIB benefit base applied to the applicable GMIB payout factor.

If you elect payments on a joint life basis, the joint life must be your spouse and the joint life GMIB payout factors will be reduced. See "Guaranteed minimum income benefit" in "Contract features and benefits." You may also elect to have your Protected Benefit account value paid to you in a lump sum or applied to an annuity payout option we are offering at the time.

For amounts allocated to your Investment account, you must select an annuity payout option or take a lump sum payment.

If you are the contract owner and your spouse is the sole primary beneficiary or you jointly own the contract with your younger spouse, your spouse may elect to continue the contract as successor owner upon your death. Under certain circumstances, your surviving spouse may be substituted as annuitant as of the date of your death. If your surviving spouse becomes the annuitant, the contract maturity date may be changed based on the age of the new annuitant.
For information about spousal continuation please see "Spousal continuation"
later in this Prospectus.

                             ACCESSING YOUR MONEY

5. Charges and expenses

--------------------------------------------------------------------------------

CHARGES THAT AXA EQUITABLE DEDUCTS

We deduct the following charges each day from the net assets of each variable investment option. Together, they make up the daily "contract fee." These charges are reflected in the unit values of each variable investment option:

..   An operations charge

..   An administration charge

..   A distribution charge

We deduct the following charges as described later in this section. When we deduct these charges from your variable investment options, we reduce the number of units credited to your contract:

..   On each contract date anniversary -- an annual administrative charge, if applicable.

..   On each contract date anniversary -- a charge for each optional benefit you elect: a Guaranteed minimum death benefit (other than the Return of
    Principal death benefit) and the Guaranteed minimum income benefit.

..   At the time annuity payments are to begin -- charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state.

..   At the time you request a transfer in excess of 12 transfers in a contract year -- a transfer charge (currently, there is no charge).

More information about these charges appears below. We will not increase these charges for the life of your contract, except as noted. We may reduce certain charges under group or sponsored arrangements. See "Group or sponsored arrangements" later in this section.

The charges under the contracts are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the contracts. They are also designed, in the aggregate, to compensate us for the risks of loss we assume pursuant to the contracts. If, as we expect, the charges that we collect from the contracts exceed our total costs in connection with the contracts, we will earn a profit. Otherwise, we will incur a loss.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this Prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray, a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk. This does not mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the contracts.

To help with your retirement planning, we may offer other annuities with different charges, benefits and features. Please contact your financial professional for more information.

SEPARATE ACCOUNT ANNUAL EXPENSES

OPERATIONS CHARGE. We deduct a daily charge from the net assets in each variable investment option to compensate us for operations expenses, a portion of which compensates us for mortality and expense risks, described below. In connection with the Protected Benefit account variable investment options, a portion of this charge compensates us for our costs in providing the Return of
Principal death benefit. Below is the daily charge shown as an annual rate of the net assets in each variable investment option:

   Series E:                   0.80%

The mortality risk we assume is the risk that annuitants as a group will live for a longer time than our actuarial tables predict. If that happens, we would be paying more in annuity income than we planned. We also assume a risk that the mortality assumptions reflected in our guaranteed annuity payment tables, shown in each contract, will differ from actual mortality experience. Lastly, we assume a mortality risk to the extent that at the time of death, the
Guaranteed minimum death benefit exceeds the cash value of the contract. The expense risk we assume is the risk that it will cost us more to issue and administer the contracts than we expect.

ADMINISTRATION CHARGE. We deduct a daily charge from the net assets in each variable investment option. The charge, together with the annual administrative charge described below, is to compensate us for administrative expenses under the contracts. Below is the daily charge shown as an annual rate of the net assets in each variable investment option:

   Series E:   0.30%

DISTRIBUTION CHARGE. We deduct a daily charge from the net assets in each variable investment option to compensate us for a portion of our sales expenses under the contracts. Below is the daily charge shown as an annual rate of the net assets in each variable investment option:

   Series E:   0.20%

ACCOUNT VALUE CHARGES

ANNUAL ADMINISTRATIVE CHARGE. We deduct an administrative charge from your
Total account value on each contract date anniversary. We deduct the charge if your Total account value on the last business day of the contract year is less than $50,000. If your Total account value on such date is $50,000 or more, we do not deduct the charge. During the first two contract years, the charge is equal to $30 or, if less, 2% of your Total account value. The charge is $30 for contract years three and later.

We will deduct this charge from your value in the Investment account variable investment options and the guaranteed interest option (see Appendix V later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state) on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from the Special
DCA account. If those amounts are insufficient, we will deduct all or a portion of the charge from the Protected Benefit account variable investment options.

                             CHARGES AND EXPENSES

If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year.

If your Total account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable Guaranteed benefits except as noted under "Effect of your account values falling to zero"
in "Determining your contract's value" earlier in this Prospectus.

TRANSFER CHARGE

Currently, we do not charge for transfers among investment options under the contract. However, we reserve the right to charge for any transfers in excess of 12 per contract year. We will provide you with advance notice if we decide to assess the transfer charge, which will never exceed $35 per transfer. The transfer charge (if applicable), will be assessed at the time that the transfer is processed. Any transfer charge will be deducted from the investment options from which the transfer is made. We will not charge for transfers made in connection with one of our dollar cost averaging programs. Also, transfers from a dollar cost averaging program, our Systematic transfer program or our rebalancing program do not count toward your number of transfers in a contract year for the purposes of this charge.

SPECIAL SERVICE CHARGES

We deduct a charge for providing the special services described below. These charges compensate us for the expense of processing the special service. Except for the duplicate contract charge, we will deduct from your account value the charge for the special service provided.

WIRE TRANSFER CHARGE. We charge $90 for outgoing wire transfers. Unless you specify otherwise, this charge will be deducted from the amount you request.

EXPRESS MAIL CHARGE. We charge $35 for sending you a check by express mail delivery. This charge will be deducted from the amount you request.

DUPLICATE CONTRACT CHARGE. We charge $35 for providing a copy of your contract.
The charge for this service can be paid (i) using a credit card acceptable to
AXA Equitable, (ii) by sending a check to our processing office, or (iii) by any other means we make available to you.

CHECK PREPARATION CHARGE. The standard form of payment for all withdrawals is direct deposit. If direct deposit instructions are not provided, payment will be made by check. Currently, we do not charge for check preparation, however, we reserve the right to impose a charge. We reserve the right to charge a maximum of $85.

CHARGE FOR THIRD-PARTY TRANSFER OR EXCHANGE. Currently, we are waiving the $65 charge for each third-party transfer or exchange; this waiver may be discontinued at any time, with or without notice. Absent this waiver, we deduct a charge for direct rollovers or direct transfers of amounts from your contract to a third party, such as in the case of a trustee-to-trustee transfer for an
IRA contract, or if you request that your contract be exchanged for a contract issued by another insurance company. We reserve the right to increase this charge to a maximum of $125. Please see Appendix V later in this Prospectus for variations in your state.

GUARANTEED BENEFIT CHARGES

RETURN OF PRINCIPAL DEATH BENEFIT. There is no additional charge for this death benefit, but it must be elected with the Guaranteed minimum income benefit, which does charge a fee. The Return of Principal death benefit, like all of the guaranteed minimum death benefits, only applies to amounts you allocate to the
Protected Benefit account variable investment options and not to the contract as a whole.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT. If you elect the Highest Anniversary
Value death benefit, we deduct a charge annually from your Protected Benefit account variable investment options on each contract date anniversary for which it is in effect. The charge is equal to 0.35% of the Highest Anniversary Value benefit base. If you elect this benefit, but do not fund it until after your contract date, we will deduct the full charge on the contract date anniversary following the date on which you fund the benefit.

RMD WEALTH GUARD DEATH BENEFIT. If you elect the RMD Wealth Guard death benefit, we will deduct a charge annually from your Protected Benefit account variable investment options on each contract date anniversary for which it is in effect. The current charge is equal to .60% (if you were age 20-64 on your contract date) or 1.00% (if you were age 65-68 on your contract date) of the
RMD Wealth Guard death benefit base in effect each contract date anniversary.
If you have this benefit, but do not fund it until after your contract date, we will deduct the full charge on the contract date anniversary following the date on which you fund the benefit. We reserve the right to increase the charge for this benefit up to a maximum of 1.20% (if you were age 20-64 on your contract date) or 2.00% (if you were age 65-68 on your contract date). See, "Fee changes for the Guaranteed minimum income benefit, "Greater of" death benefit and RMD
Wealth Guard death benefit" below for more information.

"GREATER OF" DEATH BENEFIT. If you elect this death benefit (which cannot be elected until age 50), we deduct a charge annually from your Protected Benefit account variable investment options on each contract date anniversary for which it is in effect. The current charge is equal to 1.25% of the "Greater of" death benefit base. If you elect this benefit, but do not fund it until after your contract date, we will deduct the full charge on the contract date anniversary following the date on which you fund the benefit.

We reserve the right to increase the charge for this benefit up to a maximum of
2.50%. See "Fee changes for the Guaranteed minimum income benefit and "Greater of" death benefit" below for more information.

GUARANTEED MINIMUM INCOME BENEFIT CHARGE. If you elected the GMIB (which cannot be elected until age 50), we deduct a charge annually from your Protected
Benefit account variable investment options on each contract date anniversary until such time that your Lifetime GMIB payments begin or you elect another annuity payout option, whichever occurs first. The current charge is equal to
1.25% of the GMIB benefit base in effect on each contract date anniversary. If you have this benefit, but do not fund it until after your contract date anniversary, we will deduct the full charge on the contract date anniversary following the date on which you fund the benefit. We reserve the right to increase the charge for this benefit up to a maximum of 2.50%. See "Fee changes for the Guaranteed minimum income benefit and "Greater of" death benefit" below for more information.

                              -------------------

For the Highest Anniversary Value death benefit, "Greater of" death benefit,
GMIB and RMD Wealth Guard death benefit, we will deduct each charge from your
Protected Benefit account variable investment

                             CHARGES AND EXPENSES

options on a pro rata basis. If those amounts are insufficient to pay the charge and you have no amounts in the Special DCA program designated for the
Protected Benefit account variable investment options, your benefit will terminate without value and you will lose any applicable Guaranteed benefits except as noted under "Effect of your account values falling to zero" in
"Determining your contract's value" earlier in this Prospectus. Your contract will also terminate if you do not have any Investment account value.

For the Highest Anniversary Value death benefit, the "Greater of" death benefit, the GMIB and RMD Wealth Guard death benefit, if any of the events listed below occur on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. The pro rata portion of the charge will be based on the fee that is in effect at the time the charge is assessed.

..   A death benefit is paid;

..   you surrender the contract to receive its cash value;

..   you annuitize your Protected Benefit account value;

..   you transfer 100% of your Protected Benefit account value to the Investment account (following the dropping of your Guaranteed benefits); or

..   you withdraw 100% of your Protected Benefit account value (following the dropping of your Guaranteed benefits).

FEE CHANGES FOR THE GUARANTEED MINIMUM INCOME BENEFIT, "GREATER OF" DEATH
BENEFIT AND RMD WEALTH GUARD DEATH BENEFIT

We may increase or decrease the charge for the Guaranteed minimum income benefit, "Greater of" death benefit and RMD Wealth Guard death benefit. You will be notified of a change in the charge at least 30 days in advance. The charge for each benefit may only change once in a 12 month period and will never exceed the maximum shown in the fee table. If you are within your first two contract years at the time we notify you of a revised charge, the revised charge will be effective the first day of the third contract year or at least
30 days following the notification date and will be assessed beginning on your third contract date anniversary. If you have reached your second contract date anniversary at the time we notify you of a revised charge, the revised charge will be effective 30 days after the notification date and will be assessed as of your next contract date anniversary that is at least 30 days after the fee change notification date and on all contract date anniversaries thereafter. A pro rated charge assessed during any contract year will be based on the charge in effect at that time. See "Guaranteed benefit charges" above for more information. You may not opt out of a fee change but you may drop the benefit if you notify us in writing within 30 days after a fee change is declared. See
"Dropping or changing your Guaranteed benefits" in "Contract features and benefits," as well as Appendix I for more information.

EXERCISE OF THE GMIB IN THE EVENT OF A GMIB FEE INCREASE. In the event we increase the charge for the GMIB, you may exercise the GMIB subject to the following rules. If you are within your first two contract years at the time we notify you of a GMIB fee increase, you may elect to exercise the GMIB during the 30 day period beginning on your second contract date anniversary. If you have reached your second contract date anniversary at the time we notify you of a GMIB fee increase, you may elect to exercise the GMIB during the 30 day period beginning on the date of the fee increase notification. NOTE THAT IF YOU
ARE WITHIN YOUR FIRST TWO CONTRACT YEARS AT THE TIME WE NOTIFY YOU OF A GMIB
FEE INCREASE, YOUR OPPORTUNITY TO DROP THE BENEFIT IS THE 30 DAY PERIOD
FOLLOWING NOTIFICATION, NOT THE 30 DAY PERIOD FOLLOWING YOUR SECOND CONTRACT
DATE ANNIVERSARY. We must receive your election to exercise the GMIB within the applicable 30 day GMIB exercise period. Any applicable GMIB exercise waiting period will be waived. Upon expiration of the 30 day exercise period, any contractual waiting period will resume. If your GMIB exercise waiting period has already elapsed when a fee increase is announced, you may exercise your
GMIB during either (i) the 30 day GMIB exercise period provided by your contract or (ii) the 30 day exercise period provided by the fee increase. It is possible that these periods may overlap. For more information on your contract's GMIB exercise period and exercise rules, see "Exercise of GMIB" in
"Contract features and benefits". This feature may not be available in all states. In addition, this feature may vary in your state. For a state-by-state description of all material variations of this contract, see Appendix V later in this Prospectus.

For single owner contracts, the payout can be either based on a single life
(the owner's life) or joint lives. For IRA contracts, the joint life must be the spouse of the owner. For jointly owned contracts, payments can be based on a single life (based on the life of the older owner) or joint lives. For non-natural owners, payments are available on the same basis (based on the annuitant or joint annuitant's life). Your Lifetime GMIB payments are calculated by applying your GMIB benefit base (as of the date we receive your election in good order) to guaranteed GMIB annuity purchase factors. See
"Exercise of Guaranteed minimum income benefit" under "Contract features and benefits" for additional information regarding GMIB exercise.

CHARGES FOR STATE PREMIUM AND OTHER APPLICABLE TAXES

We deduct a charge designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. Generally, we deduct the charge from the amount applied to provide an annuity pay-out option. The current tax charge that might be imposed varies by jurisdiction and ranges from 0% to 3.5%.

CHARGES THAT THE TRUSTS DEDUCT

The Trusts deduct charges for the following types of fees and expenses:

..   Management fees.

..   12b-1 fees.

..   Operating expenses, such as trustees' fees, independent public accounting firms' fees, legal counsel fees, administrative service fees, custodian fees and liability insurance.

..   Investment-related expenses, such as brokerage commissions.

These charges are reflected in the daily share price of each Portfolio. Since shares of each Trust are purchased at their net asset value, these fees and expenses are, in effect, passed on to the variable investment options and are reflected in their unit values. Certain Portfolios available under the contract in turn invest in shares of other Portfolios of the Trusts and/or shares of unaffiliated Portfolios (collectively, the "underlying Portfolios"). The underlying Portfolios each have their own fees and expenses, including management fees, operating expenses, and investment related expenses such as brokerage commissions. For more information about these charges, please refer to the prospectuses for the Trusts.

                             CHARGES AND EXPENSES

GROUP OR SPONSORED ARRANGEMENTS

For certain group or sponsored arrangements, we may reduce the daily contract charge, or change the minimum initial contribution requirements. We also may change the Guaranteed benefits, or offer variable investment options that invest in shares of the Trusts that are not subject to the 12b-1 fee. We may also change the crediting percentage that applies to contributions. Group arrangements include those in which a trustee or an employer, for example, purchases contracts covering a group of individuals on a group basis. Group arrangements are not available for traditional IRA and Roth IRA contracts.
Sponsored arrangements include those in which an employer allows us to sell contracts to its employees or retirees on an individual basis.

Our costs for sales, administration and operations generally vary with the size and stability of the group or sponsoring organization, among other factors. We take all these factors into account when reducing charges. To qualify for reduced charges, a group or sponsored arrangement must meet certain requirements, such as requirements for size and number of years in existence.
Group or sponsored arrangements that have been set up solely to buy contracts or that have been in existence less than six months will not qualify for reduced charges.

We will make these and any similar reductions according to our rules in effect when we approve a contract for issue. We may change these rules from time to time. Any variation will reflect differences in costs or services and will not be unfairly discriminatory.

Group or sponsored arrangements may be governed by federal income tax rules, the Employee Retirement Income Security Act of 1974 ("ERISA") or both. We make no representations with regard to the impact of these and other applicable laws on such programs. We recommend that employers, trustees, and others purchasing or making contracts available for purchase under such programs seek the advice of their own legal and benefits advisers.

OTHER DISTRIBUTION ARRANGEMENTS

We may reduce or eliminate charges when sales are made in a manner that results in savings of sales and administrative expenses, such as sales through persons who are compensated by clients for recommending investments and who receive no commission or reduced commissions in connection with the sale of the contracts.
We will not permit a reduction or elimination of charges where it would be unfairly discriminatory.

                             CHARGES AND EXPENSES

6. Payment of death benefit

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YOUR BENEFICIARY AND PAYMENT OF BENEFIT

You designate your beneficiary when you apply for your contract. You may change your beneficiary at any time while you are alive and the contract is in force.
The change will be effective as of the date the written request is executed, whether or not you are living on the date the change is received in our processing office. We are not responsible for any beneficiary change request that we do not receive. We will send you a written confirmation when we receive your request.

Under jointly owned contracts, the surviving owner is considered the beneficiary, and will take the place of any other beneficiary. Under a contract with a non-natural owner that has joint annuitants who continue to be spouses at the time of death, the surviving annuitant is considered the beneficiary, and will take the place of any other beneficiary. In a QP contract, the beneficiary must be the plan trust. Where an NQ contract is owned for the benefit of a minor pursuant to the Uniform Gift to Minors Act or the Uniform
Transfers to Minors Act, the beneficiary must be the estate of the minor. Where an IRA contract is owned in a custodial individual retirement account, the custodian must be the beneficiary.

The death benefit in connection with your Investment account is equal to your
Investment account value as of the date we receive satisfactory proof of the owner's (or older joint owner's, if applicable) death, any required instructions for the method of payment, forms necessary to effect payment and any other information we may require.

The death benefit in connection with any amount in your Protected Benefit account is equal to your Protected Benefit account value or, if greater, the applicable Guaranteed minimum death benefit. We determine the amount of the death benefit (other than the applicable Guaranteed minimum death benefit), as of the date we receive satisfactory proof of the owner's (or older joint owner's, if applicable) death, any required instructions for the method of payment, forms necessary to effect payment and any other information we may require (date of claim). However, this is not the case if the beneficiary of your contract is your spouse and he or she decides to roll over the death benefit to another contract issued by us. See "Effect of the owner's death"
below. The amount of the applicable Guaranteed minimum death benefit will be such Guaranteed minimum death benefit as of the date of the owner's (or older joint owner's, if applicable) death adjusted for any subsequent withdrawals. If you elected the RMD Wealth Guard death benefit, the RMD Wealth Guard death benefit base will be reduced on a dollar-for-dollar basis by any withdrawals taken between December 31 of the calendar year of the date of death and the date of claim. Payment of the death benefit terminates the contract.

--------------------------------------------------------------------------------
WHEN WE USE THE TERMS "OWNER" AND "JOINT OWNER", WE INTEND THESE TO BE
REFERENCES TO ANNUITANT AND JOINT ANNUITANT, RESPECTIVELY, IF THE CONTRACT HAS
A NON-NATURAL OWNER. IF THE CONTRACT IS JOINTLY OWNED OR IS ISSUED TO A
NON-NATURAL OWNER, THE DEATH BENEFIT IS PAYABLE UPON THE DEATH OF THE OLDER
JOINT OWNER OR OLDER JOINT ANNUITANT, AS APPLICABLE.
--------------------------------------------------------------------------------

Subject to applicable laws and regulations, you may impose restrictions on the timing and manner of the payment of the death benefit to your beneficiary. For example, your beneficiary designation may specify the form of death benefit payout (such as a life annuity), provided the payout you elect is one that we offer both at the time of designation and when the death benefit is payable. In general, the beneficiary will have no right to change the election. However, you should be aware that (i) in accordance with current federal income tax rules, we apply a predetermined death benefit annuity payout election only if payment of the death benefit amount begins within one year following the date of death, which payment may not occur if the beneficiary has failed to provide all required information before the end of that period, (ii) we will not apply the predetermined death benefit payout election if doing so would violate any federal income tax rules or any other applicable law, and (iii) a beneficiary or a successor owner who continues the contract under one of the continuation options described below will have the right to change your annuity payout election.

In general, if the annuitant dies, the owner (or older joint owner, if applicable) will become the annuitant, and the death benefit is not payable. If the contract had joint annuitants, it will become a single annuitant contract.

EFFECT OF THE OWNER'S DEATH

In general, if the owner dies while the contract is in force, the contract terminates and the applicable death benefit is paid. If the contract is jointly owned, the death benefit is payable upon the death of the older owner. If the contract has a non-natural owner, the death benefit is payable upon the death of the annuitant.

There are various circumstances, however, in which the contract can be continued by a successor owner or under a Beneficiary continuation option
("BCO"). For contracts with spouses who are joint owners, the surviving spouse will automatically be able to continue the contract under the "Spousal continuation" feature or under our Beneficiary continuation option, as discussed below. For contracts with non-spousal joint owners, the joint owner will be able to continue the contract as a successor owner subject to the limitations discussed below under "Non-spousal joint owner contract continuation."

If you are the sole owner, your surviving spouse may have the option to:

..   take the death benefit proceeds in a lump sum;

..   exercise the GMIB (if applicable), if the surviving spouse is age 85 or older at the time of your death;

..   continue the contract as a successor owner under "Spousal continuation" (if your spouse is the sole primary beneficiary) or under our Beneficiary continuation option, as discussed below; or

..   roll the death benefit proceeds over into another contract.

If you elected the GMIB, and your surviving spouse is age 85 or older at the time of your death and wishes to exercise the GMIB,

                           PAYMENT OF DEATH BENEFIT

we must receive the exercise election within twelve months of your date of death. The annuity purchase factors that apply in calculating the GMIB payments to your surviving spouse differ from the annuity purchase factors that we generally use to calculate GMIB payments.

If your surviving spouse rolls over the death benefit proceeds into a contract issued by us, the amount of the death benefit will be calculated as of the date we receive all requirements necessary to issue your spouse's new contract. Any death proceeds will remain invested in this contract until your spouse's new contract is issued. The amount of the death benefit will be calculated to equal the greater of the account value (as of the date your spouse's new contract is issued) and the applicable Guaranteed minimum death benefit (as of the date of your death). This means that the death benefit proceeds could vary up or down, based on investment performance, until your spouse's new contract is issued.

If the surviving joint owner is not the surviving spouse, or, for single owner contracts, if the beneficiary is not the surviving spouse, federal income tax rules generally require payments of amounts under the contract to be made within five years of an owner's death (the "5-year rule"). In certain cases, an individual beneficiary or non-spousal surviving joint owner may opt to receive payments over his/her life (or over a period not in excess of his/her life expectancy) if payments commence within one year of the owner's death. Any such election must be made in accordance with our rules at the time of death. If the beneficiary of a contract with one owner or a younger non-spousal joint owner continues the contract under the 5-year rule, in general, all Guaranteed benefits and their charges will end. For more information on non-spousal joint owner contract continuation, see the section immediately below.

NON-SPOUSAL JOINT OWNER CONTRACT CONTINUATION

Upon the death of either owner, the surviving joint owner becomes the sole owner.

Any death benefit (if the older owner dies first) or cash value (if the younger owner dies first) must be fully paid to the surviving joint owner within five years. The surviving owner may instead elect to receive a life annuity, provided payments begin within one year of the deceased owner's death. If the life annuity is elected, the contract and all benefits terminate.

If the older owner dies first, we will increase the account value to equal the
Guaranteed minimum death benefit, if higher. The surviving owner can elect to
(1) take a lump sum payment; (2) annuitize within one year; (3) continue the contract for up to five years and any GMIB and charge will be terminated; or
(4) continue the contract under the Beneficiary continuation option.

If the contract continues, any Guaranteed minimum death benefit and associated charge will be discontinued. No subsequent contributions will be permitted.

If the younger owner dies first, the surviving owner can elect to (1) take a lump sum payment; (2) annuitize within one year; (3) continue the contract for up to five years; or (4) continue the contract under the Beneficiary continuation option. If the contract continues under the "5-year rule", the death benefit is not payable and the Guaranteed minimum death benefit, if applicable, will continue without change. In general, the GMIB and charge will be discontinued. No subsequent contributions will be permitted.

SPOUSAL CONTINUATION

For jointly owned NQ contracts, if the younger spouse dies first no death benefit is paid, and the contract continues as follows:

..   The Guaranteed benefits continue to be based on the surviving spouse's age for the life of the contract.

..   If the "Greater of" GMBD is in effect, the GMDB Roll-up period end date will be based on the surviving spouse's age, although the GMDB Maximum
    Roll-up period remains unchanged.

..   If the deceased spouse was the annuitant, the surviving spouse becomes the annuitant. If the deceased spouse was a joint annuitant, the contract will become a single annuitant contract.

If you are the contract owner and your spouse is the sole primary beneficiary or you jointly own the contract with your younger spouse, your spouse may elect to continue the contract as successor owner upon your death. Spousal beneficiaries (who are not also joint owners) must be 85 or younger as of the date of the deceased spouse's death in order to continue the contract under
Spousal continuation. The determination of spousal status is made under applicable state law. However, in the event of a conflict between federal and state law, we follow federal rules.

Upon your death, the younger spouse joint owner (for NQ contracts only) or the spouse beneficiary (under a Single owner contract), may elect to receive the death benefit, continue the contract under our Beneficiary continuation option
(as discussed below in this section) or continue the contract as sole owner, as follows:

..   (YOUNGER SPOUSE JOINT OWNERS ONLY)

   -- The surviving younger spouse must be younger than age 96 on the next contract date anniversary following the date of claim.

   -- If the Protected Benefit account had not been funded and the deceased spouse died after the age at which he or she was eligible to fund the
      Protected Benefit account, the surviving spouse can fund the Protected
      Benefit account if he or she satisfies the age-eligibility rules.

   -- If the applicable GMDB benefit base on the date of death is higher than the Protected Benefit account value on the date of claim, we will reset the Protected Benefit account value to equal the GMDB benefit base.

   -- If the surviving spouse joint owner is age 96 or older on the next contract date anniversary following the date of claim, we will pay the death benefit and the contract will be terminated.

..   (SPOUSE BENEFICIARIES ONLY)

   -- The surviving spouse must be between ages 45 and 85 as of the date of the deceased spouse's death to continue the contract.

   -- If the GMIB had been elected and the Protected Benefit account had not been funded as of the date of death, all Guaranteed benefits, including any applicable charges, will be terminated.

   -- If the GMIB had not been elected and the Protected Benefit account had not been funded as of the date of death, contributions to the Protected
      Benefit account are permitted if the ex-spouse is age-eligible at the time of the contribution.

                           PAYMENT OF DEATH BENEFIT

   -- If the Protected Benefit account has been funded, transfers from the
      Investment Account are permitted if the surviving spouse is age eligible.
      For contracts with the GMIB, additional contributions to the Protected
      Benefit account are not permitted.

..   If the deceased spouse had been the annuitant or joint annuitant, the surviving spouse becomes the annuitant. If a third party had been the annuitant, the surviving spouse can elect to become the annuitant or allow the third party to continue as annuitant.

GMDB AND SPOUSAL CONTINUATION

..   For contracts with the Return of Principal death benefit, a surviving spouse age 80 or younger on the date of your death can continue the contract with the Return of Principal death benefit and can continue funding the Protected Benefit account through age 80.

   A surviving spouse age 81 or older on the date of your death can continue the contract but the Return of Principal death benefit amount will be frozen. This means that the Return of Principal death benefit base will no longer increase and will be subject to pro rata reduction for any subsequent withdrawals.

..   For contracts with the "Greater of" death benefit, the following applies:

   -- If the surviving spouse is age 65 or younger on the date of your death, the "Greater of" death benefit continues as long as the GMIB remains in effect. (See "GMIB and spousal continuation" below.)

     .   The Highest Anniversary Value benefit base will continue to grow according to its terms until the contract date anniversary after the surviving spouse reaches age 80. If the Highest Anniversary Value benefit base had stopped growing due to the deceased spouse having reached age 80, it will resume growing until the contract date anniversary after the surviving spouse reaches age 80.

     .   The GMDB Roll-up benefit base will roll-up until the GMDB Roll-up period end date, which will now be determined using the contract date anniversary following the surviving spouse's 80th birthday.
         Furthermore, if the GMDB Roll-up period end date had occurred prior to the date of death, but the last day of the GMDB Maximum Roll-up period has not been reached, then the GMDB Roll-up benefit base will resume rolling up until the earlier of (a) the last date of the GMDB Maximum
         Roll-up period and (b) the contract date anniversary following the surviving spouse's 80th birthday.

         EXAMPLE: Assume that, prior to the date of death, the GMDB Roll-up period ended after 15 years because the deceased spouse reached age
         80. Assume further the deceased spouse died at age 82, at which time the surviving spouse was 64. Because the GMDB Maximum Roll-up period still has three years to run, the GMDB Roll-up benefit base becomes eligible to roll up for an additional three years once the surviving spouse's age is used to determine the GMDB Roll-up period end date.
         (NOTE: For ease of illustration, this example uses approximate numbers.)

         If last day of the GMDB Maximum Roll-up period had been reached, the
         GMDB Roll-up benefit base will not roll up but may be increased by changes to the Highest Anniversary Value component of the benefit base.

     .   Operation of the GMDB Roll-up benefit base reset feature, and any
         Deferral Roll-up amount or Annual Roll-up amount, as applicable, will be based on the surviving spouse's age.

     .   The charge for the Guaranteed minimum death benefit will continue to apply, even after the Guaranteed minimum death benefit no longer rolls up or is no longer eligible for resets.

   -- If the surviving spouse is age 66 or over on the date of your death, the
      "Greater of" death benefit will be frozen (even if the GMIB remain in effect), which means:

     .   On the date your spouse elects to continue the contract, the "Greater of" death benefit will be discontinued. The Return of Principal death benefit will go into effect with an initial value equal to the amount of the "Greater of" death benefit base on the date of your death. If your Total account value is higher than the "Greater of" death benefit base on the date of your death, the "Greater of" death benefit base
         WILL NOT BE INCREASED to equal your Total account value.

     .   The death benefit will no longer increase, and will be subject to pro rata reduction for any subsequent withdrawals, including RMD withdrawals.

     .   The charge for the "Greater of" death benefit will be discontinued, although we will deduct a pro rata charge for the period of time that the benefit was in effect during the year prior to the date of death.

     .   Upon the death of your spouse, the beneficiary will receive, as of the date of death, the greater of the Total account value and the value of the death benefit.

     .   (YOUNGER SPOUSE JOINT OWNERS ONLY) The surviving spouse can continue funding the Protected Benefit account through age 80.

     .   (SPOUSE BENEFICIARIES ONLY) Transfers from the Investment Account are permitted if the surviving spouse is age eligible. Additional contributions to the Protected Benefit account are not permitted.

   -- Whether the "Greater of" death benefit continues or is discontinued, if your Total account value is lower than the "Greater of" death benefit base on the date of your death, your Total account value will be increased to equal the "Greater of" death benefit base.

..   For contracts with the Highest Anniversary Value death benefit, the following applies:

   -- If the surviving spouse is age 75 or younger on the date of your death, the Highest Anniversary Value death benefit continues and will continue to grow according to its terms until the contract date anniversary following the date the

                           PAYMENT OF DEATH BENEFIT

      surviving spouse reaches age 85. If the Highest Anniversary Value benefit base had stopped growing due to the deceased spouse having reached age
      85, it will resume growing until the contract date anniversary following the date the surviving spouse reaches age 85.

   -- The charge for the Highest Anniversary Value death benefit will continue to apply, even after the death benefit is no longer eligible for resets.

   -- If the surviving spouse is age 76 or older on the date of your death, the
      Highest Anniversary Value death benefit will be frozen, which means:

     .   On the date your spouse elects to continue the contract, the Highest
         Anniversary Value death benefit will be discontinued. The Return of
         Principal death benefit will go into effect with an initial value equal to the amount of the "Highest Anniversary Value benefit base on the date of your death. If your Total account value is higher than the
         Highest Anniversary Value death benefit base on the date of your death, the Highest Anniversary Value benefit base WILL NOT BE
         INCREASED to equal your Total account value.

     .   The death benefit will no longer be eligible to increase, and will be subject to pro rata reduction for any subsequent withdrawals, including RMD withdrawals.

     .   The charge for the Highest Anniversary Value death benefit will be discontinued, although we will deduct a pro rata charge for the period of time that the benefit was in effect during the year prior to the date of death.

     .   Upon the death of your spouse, the beneficiary will receive, as of the date of death, the greater of the Total account value and the value of the death benefit.

..   For contracts with the RMD Wealth Guard death benefit, the following applies:

   -- We will increase the Protected Benefit account value to equal RMD Wealth
      Guard death benefit base, if higher. This increase will be excluded from the total contributions portion of the calculation of any future RMD
      Wealth Guard Refund amount, if applicable.

   -- If the surviving spouse is age 68 or younger on the date of death, the
      RMD Wealth Guard death benefit continues. The applicable fee for the RMD
      Wealth Guard death benefit will be based on the surviving spouse's age at the time of the owner's death and will be higher if the surviving spouse is age 65 or higher as of the date of death and the deceased owner was under age 65 when the contract was issued. The RMD Wealth Guard death benefit base will continue to grow (or, if the benefit base had been frozen upon the owner reaching age 85, resume growing) according to its terms until the contract date anniversary following the earlier of (i)
      the first RMD withdrawal from the Protected Benefit account and (ii) the date the surviving spouse reaches age 85. Any fees for the RMD Wealth
      Guard death benefit collected between the date of death and the date of claim will not be refunded.

   -- If age 68 or younger on the date of death, the surviving spouse can fund the RMD Wealth Guard death benefit base if the deceased contract owner had been eligible to fund it but did not do so, or increase the RMD
      Wealth Guard death benefit base by transferring additional amounts to the
      Protected Benefit account, subject to the restrictions on transfers to the Protected Benefit Account described in "Transferring your money among investment options" earlier in this Prospectus. Specifically, the restrictions on transfers that apply to contract owners age 20-64 on their contract date also apply to a surviving spouse age 20-64 on the date of death, and the rules that apply to contract owners age 65-68 on their contract date also apply to a surviving spouse aged 65-68 on the date of death. Contributions to the Protected Benefit account are not permitted.

   -- If the surviving spouse is age 69 or older at the time of the owner's death, and the Protected Benefit account has value, the RMD Wealth Guard death benefit amount will be frozen. This means that the RMD Wealth Guard death benefit base will no longer increase and will be subject to pro rata reduction for any subsequent withdrawals, including RMD withdrawals.
      The charge for the RMD Wealth Guard death benefit will be discontinued
      and the RMD Wealth Guard Refund feature will no longer apply. If the
      Protected Benefit account has no value, the RMD Wealth Guard death benefit will terminate and the charge will be discontinued. Contributions and transfers to the Protected Benefit account are not permitted.

   -- A surviving spouse who does not wish to continue the RMD Wealth Guard death benefit can terminate the benefit by taking a full withdrawal of the Protected Benefit account or making a one-time transfer to the
      Investment account variable investment options and guaranteed interest option.

GMIB AND SPOUSAL CONTINUATION. For jointly owned contracts:

..   The GMIB will end if the surviving spouse is age 95 or older as of the date of death of the deceased spouse, or will attain age 95 prior to the end of the GMIB exercise waiting period. The charge for the GMIB will be discontinued, although we will deduct a pro rata charge for the period of time (if any) that the benefit was in effect during the year prior to the date of death.

..   The GMIB will continue if the surviving spouse is age 94 or younger as of the contract date anniversary before the date of death and will not attain age 95 prior to the end of the GMIB exercise waiting period. The GMIB benefit base will continue to roll up until the GMIB Roll-up period end date, which will be determined based on the contract date anniversary after the surviving spouse reaches age 95. However, if the GMIB Roll-up period end date had already occurred prior to the date of death, the GMIB Roll-up period will not be reinstated. The GMIB benefit base will remain eligible for resets.

..   If the GMIB continues, the charge for the GMIB will continue to apply. The
    GMIB can be exercised based on the surviving spouse's age as of the date of death of the deceased spouse.

   -- If the surviving spouse is between ages 45 through 49 as of the date of death, the earliest opportunity to exercise the

                           PAYMENT OF DEATH BENEFIT

      GMIB will be within 30 days of the later of (a) the tenth contract date anniversary following the date the Protected Benefit account was first funded or the contract date anniversary after reaching age 60, whichever later or (b) the tenth contract date anniversary following the most recent GMIB benefit base reset.

   -- If the surviving spouse is between ages 50 through 95 as of the date of death, the earliest opportunity to exercise the GMIB will be within 30 days of the later of (a) the tenth contract date anniversary following the date the Protected Benefit account was first funded or (b) the tenth contract date anniversary following the most recent GMIB benefit base reset, but in either case not later than 30 days after the contract date anniversary following the surviving spouse's 95th birthday.

..   If the surviving spouse exercises the GMIB, we will always apply joint life annuity purchase rates in calculating the periodic payments. The GMDB is terminated upon exercise of the GMIB.

For single owner contracts:

..   The GMIB will end if the surviving spouse is either younger than age 50 or older than age 85 as of the date of death of the contract owner. The GMIB will also end if the Protected Benefit account had not been funded as of the date of death of the contract owner, even if the surviving spouse was age 50 to 85 as of the date of death. The charge for the GMIB will be discontinued, although we will deduct a pro rata charge for the period of time (if any) that the benefit was in effect during the year prior to the date of death.

   -- If the GMIB ends because the surviving spouse is older than age 85 as of the date of death, the surviving spouse will be given a one-time option within the first twelve months following the date of death to exercise the GMIB.

   -- If the GMIB ends, the surviving spouse cannot (a) fund the Protected
      Benefit account if it had not been previously funded and (b) make additional contributions into the Protected Benefit account if it had been previously funded. Transfers to the Protected Benefit account are permitted if the surviving spouse is age eligible.

..   The GMIB will continue if (i) the surviving spouse is age 50 through 85 as of the date of death; (ii) the Protected Benefit account had been funded prior to the date of death; and (iii) the last opportunity for the deceased spouse to exercise the GMIB had not passed prior to the date of death.

   -- The GMIB Maximum Roll-up Period does not restart, but the GMIB benefit base will roll up until GMIB Roll-up period end date that we will determine using the date on which the surviving spouse turns 95. However, if the GMIB Maximum Roll-up period had ended prior to the date of death, the GMIB benefit base will not resume rolling up.

   -- GMIB benefit base resets will continue until the contract date anniversary following the surviving spouse's 95th birthday.

   -- The GMIB can be exercised based on the surviving spouse's age as of the date of death of the deceased spouse.

     .   If the surviving spouse is between ages 45 through 49 as of the date of death, the earliest opportunity to exercise the GMIB will be within
         30 days of the later of (a) the tenth contract date anniversary following the date the Protected Benefit account was first funded or the contract date anniversary after reaching age 60, whichever later or (b) the tenth contract date anniversary following the most recent
         GMIB benefit base reset.

     .   If the surviving spouse is between ages 50 through 85 as of the date of death, the earliest opportunity to exercise the GMIB will be within
         30 days of the later of (a) the tenth contract date anniversary following the date the Protected Benefit account was first funded or
         (b) the tenth contract date anniversary following the most recent GMIB benefit base reset.

..   If the surviving spouse exercises the GMIB, we will always apply joint life annuity purchase rates in calculating periodic payments. The GMDB is terminated upon exercise of the GMIB.

Where an NQ contract is owned by a Living Trust, as defined in the contract, and at the time of the annuitant's death the annuitant's spouse is the sole beneficiary of the Living Trust, the Trustee, as owner of the contract, may request that the spouse be substituted as annuitant as of the date of the annuitant's death. No further change of annuitant will be permitted.

Where an IRA contract is owned in a custodial individual retirement account, and your spouse is the sole beneficiary of the account, the custodian may request that the spouse be substituted as annuitant after your death.

Spousal beneficiaries of a single owned contract who are 86 or older as of the date of the deceased spouse's death are not permitted to continue the contract under Spousal continuation. However, they may have a one-time opportunity to exercise the GMIB. See "GMIB exercise rules" in "Contract features and benefits" for more information. If you divorce, Spousal continuation does not apply.

BENEFICIARY CONTINUATION OPTION

This feature permits a designated individual, on the contract owner's death, to maintain a contract with the deceased contract owner's name on it and receive distributions under the contract, instead of receiving the death benefit in a single sum. We make this option available to beneficiaries under traditional
IRA, Roth IRA and NQ contracts, subject to state availability. Please speak with your financial professional for further information. For a state-by-state description of all material variations of this contract, including information on the availability of the Beneficiary continuation option in your state, see
Appendix V later in this Prospectus.

Where an IRA contract is owned in a custodial individual retirement account, the custodian may reinvest the death benefit in an individual retirement annuity contract, using the account beneficiary as the annuitant. Please speak with your financial professional for further information.

BENEFICIARY CONTINUATION OPTION FOR TRADITIONAL IRA AND ROTH IRA CONTRACTS
ONLY. The Beneficiary continuation option must be

                           PAYMENT OF DEATH BENEFIT

elected by September 30th of the year following the calendar year of your death and before any other inconsistent election is made. Beneficiaries who do not make a timely election will not be eligible for this option. If the election is made, then, as of the date we receive satisfactory proof of death, any required instructions, information and forms necessary to effect the Beneficiary continuation option feature, we will increase the Protected Benefit account value to equal the applicable death benefit if such death benefit is greater than such account value, adjusted for any subsequent withdrawals.

Generally, payments will be made once a year to the beneficiary over the beneficiary's life expectancy (determined in the calendar year after your death and determined on a term certain basis). These payments must begin no later than December 31st of the calendar year after the year of your death. For sole spousal beneficiaries, payments may begin by December 31st of the calendar year in which you would have reached age 70 1/2, if such time is later. For traditional IRA contracts only, if you die before your Required Beginning Date for Required Minimum Distributions, as discussed later in this Prospectus in
"Tax information" under "Individual retirement arrangements (IRAs)," the beneficiary may choose the "5-year rule" option instead of annual payments over life expectancy. The "5-year rule" is always available to beneficiaries under
Roth IRA contracts. If the beneficiary chooses this option, the beneficiary may take withdrawals as desired, but the entire account value must be fully withdrawn by December 31st of the calendar year which contains the fifth anniversary of your death.

Under the Beneficiary continuation option for IRA and Roth IRA contracts:

..   The contract continues with your name on it for the benefit of your beneficiary.

..   The beneficiary replaces the deceased owner as annuitant.

..   This feature is only available if the beneficiary is an individual. Certain trusts with only individual beneficiaries will be treated as individuals for this purpose.

..   If there is more than one beneficiary, each beneficiary's share will be separately accounted for. It will be distributed over the beneficiary's own life expectancy, if payments over life expectancy are chosen.

..   The minimum amount that is required in order to elect the Beneficiary continuation option is $5,000 for each beneficiary.

..   The beneficiary may make transfers among the Investment account variable investment options and the guaranteed interest option (subject to our rules) but no subsequent contributions will be permitted.

..   The Protected Benefit account variable investment options will no longer be available and no value can be allocated to those investment options.

..   If any Guaranteed benefits are in effect under the contract, they will no longer be in effect and charges for such benefits will stop.

..   The beneficiary may choose at any time to withdraw all or a portion of the
    Total account value.

..   Any partial withdrawal must be at least $300.

..   Your beneficiary will have the right to name a beneficiary to receive any remaining interest in the contract.

..   Upon the death of your beneficiary, the beneficiary he or she has named has the option to either continue taking required minimum distributions based on the remaining life expectancy of the deceased beneficiary or to receive any remaining interest in the contract in a lump sum. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment.

BENEFICIARY CONTINUATION OPTION FOR NQ CONTRACTS ONLY. This feature, also known as Inherited annuity, may only be elected when the NQ contract owner dies before the annuity maturity date, whether or not the owner and the annuitant are the same person. For purposes of this discussion, "beneficiary" refers to the successor owner. This feature must be elected within 9 months following the date of your death and before any other inconsistent election is made.
Beneficiaries who do not make a timely election will not be eligible for this option.

Generally, payments will be made once a year to the beneficiary over the beneficiary's life expectancy, determined on a term certain basis and in the year payments start. These payments must begin no later than one year after the date of your death and are referred to as "scheduled payments." The beneficiary may choose the "5-year rule" instead of scheduled payments over life expectancy. If the beneficiary chooses the 5-year rule, there will be no scheduled payments. Under the 5-year rule, the beneficiary may take withdrawals as desired, but the entire account value must be fully withdrawn by the fifth anniversary of your death.

Under the Beneficiary continuation option for NQ contracts:

..   This feature is only available if the beneficiary is an individual. It is not available for any entity such as a trust, even if all of the beneficiaries of the trust are individuals.

..   The beneficiary automatically replaces the existing annuitant.

..   The contract continues with your name on it for the benefit of your beneficiary.

..   If there is more than one beneficiary, each beneficiary's share will be separately accounted for. It will be distributed over the respective beneficiary's own life expectancy, if scheduled payments are chosen.

..   The minimum amount that is required in order to elect the Beneficiary continuation option is $5,000 for each beneficiary.

..   The beneficiary may make transfers among the Investment account variable investment options but no subsequent contributions will be permitted.

..   The Protected Benefit account variable investment options will no longer be available and no value can be allocated to those investment options.

..   If any Guaranteed benefits are in effect under the contract, they will no longer be in effect and charges for such benefits will stop.

..   If the beneficiary chooses the "5-year rule," withdrawals may be made at any time. If the beneficiary instead chooses scheduled payments, the beneficiary may also take withdrawals, in addition to scheduled payments, at any time.

..   Any partial withdrawals must be at least $300.

                           PAYMENT OF DEATH BENEFIT

..   Your beneficiary will have the right to name a beneficiary to receive any remaining interest in the contract on the beneficiary's death.

..   Upon the death of your beneficiary, the beneficiary he or she has named has the option to either continue taking scheduled payments based on the remaining life expectancy of the deceased beneficiary (if scheduled payments were chosen) or to receive any remaining interest in the contract in a lump sum. We will pay any remaining interest in the contract in a lump sum if your beneficiary elects the 5-year rule. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment.

IF THE DECEASED IS THE OWNER OR THE OLDER JOINT OWNER:

..   As of the date we receive satisfactory proof of death, any required instructions, information and forms necessary to effect the Beneficiary continuation option feature, we will increase the Protected Benefit account value to equal the applicable death benefit if such death benefit is greater than such Protected Benefit account value adjusted for any subsequent withdrawals.

IF THE DECEASED IS THE YOUNGER NON-SPOUSAL JOINT OWNER:

..   The account value will not be reset to the death benefit amount.

                              -------------------

A surviving spouse should speak to his or her tax professional about whether
Spousal continuation or the Beneficiary continuation option is appropriate for him or her. Factors to consider include, but are not limited to, the surviving spouse's age, need for immediate income and a desire to continue any Guaranteed benefits under the contract.

                           PAYMENT OF DEATH BENEFIT

7. Tax information

--------------------------------------------------------------------------------

OVERVIEW

In this part of the Prospectus, we discuss the current federal income tax rules that generally apply to Retirement Cornerstone(R) Series E contracts owned by
United States individual taxpayers. The tax rules can differ, depending on the type of contract, whether NQ, traditional IRA, Roth IRA or QP. Therefore, we discuss the tax aspects of each type of contract separately.

Federal income tax rules include the United States laws in the Internal Revenue
Code, and Treasury Department Regulations and IRS interpretations of the
Internal Revenue Code. These tax rules may change without notice. We cannot predict whether, when, or how these rules could change. Any change could affect contracts purchased before the change. In addition to legislation enacted in
December 2017, Congress may also consider further proposals to comprehensively reform or overhaul the United States tax and retirement systems, which if enacted, could affect the tax benefits of a contract. We cannot predict what, if any, legislation will actually be proposed or enacted.

We cannot provide detailed information on all tax aspects of the contracts.
Moreover, the tax aspects that apply to a particular person's contract may vary depending on the facts applicable to that person. We do not discuss state income and other state taxes, federal income tax and withholding rules for
non-U.S. taxpayers, or federal gift and estate taxes. We also do not discuss the Employee Retirement Income Security Act of 1974 ("ERISA"). Transfers of the
contract, rights or values under the contract, or payments under the contract, for example, amounts due to beneficiaries, may be subject to federal or state gift, estate, or inheritance taxes. You should not rely only on this document, but should consult your tax adviser before your purchase.

CONTRACTS THAT FUND A RETIREMENT ARRANGEMENT

Generally, there are two types of funding vehicles that are available for
Individual Retirement Arrangements ("IRAs"): an individual retirement annuity contract such as the ones offered in this Prospectus, or a custodial or trusteed individual retirement account. Annuity contracts can also be purchased in connection with retirement plans qualified under Section 401(a) of the Code
("QP contracts"). How these arrangements work, including special rules applicable to each, are noted in the specific sections for each type of arrangement, below. You should be aware that the funding vehicle for a tax-qualified arrangement does not provide any tax deferral benefit beyond that already provided by the Code for all permissible funding vehicles. Before choosing an annuity contract, therefore, you should consider the annuity's features and benefits compared with the features and benefits of other permissible funding vehicles and the relative costs of annuities and other arrangements. You should be aware that cost may vary depending on the features and benefits made available and the charges and expenses of the investment options or funds that you elect.

Certain provisions of the Treasury Regulations on required minimum distributions concerning the actuarial present value of additional contract benefits could increase the amount required to be distributed from annuity contracts funding qualified plans and IRAs. For this purpose additional annuity contract benefits may include, but are not limited to the various Guaranteed benefits. You should consider the potential implication of these Regulations before you purchase this annuity contract or purchase additional features under this annuity contract. See also Appendix II at the end of this Prospectus for a discussion of QP contracts.

TRANSFERS AMONG INVESTMENT OPTIONS

If permitted under the terms of the contract, you can make transfers among investment options inside the contract without triggering taxable income.

TAXATION OF NONQUALIFIED ANNUITIES

CONTRIBUTIONS

You may not deduct the amount of your contributions to a nonqualified annuity contract. Only section 1035 exchanges are permitted to fund a Retirement
Cornerstone Series E NQ contract. See "Exchange Program" in "Retirement
Cornerstone(R) Series E at a glance -- key features" earlier in this Prospectus.

CONTRACT EARNINGS

Generally, you are not taxed on contract earnings until you receive a distribution from your contract, whether as a withdrawal or as an annuity payment. However, earnings are taxable, even without a distribution:

..   if a contract fails investment diversification requirements as specified in federal income tax rules (these rules are based on or are similar to those specified for mutual funds under the securities laws);

..   if you transfer a contract, for example, as a gift to someone other than your spouse (or former spouse);

..   if you use a contract as security for a loan (in this case, the amount pledged will be treated as a distribution); and

..   if the owner is other than an individual (such as a corporation, partnership, trust, or other non-natural person). This provision does not apply to a trust which is a mere agent or nominee for an individual, such as a typical grantor trust.

Federal tax law requires that all nonqualified deferred annuity contracts that
AXA Equitable and its affiliates issue to you during the same calendar year be linked together and treated as one contract for calculating the taxable amount of any distribution from any of those contracts.

                                TAX INFORMATION

ANNUITY PAYMENTS

The following applies to an annuitization of the entire contract. In certain cases, the contract can be partially annuitized. See "Partial Annuitization"
below.

Annuitization under a Retirement Cornerstone(R) Series E contract occurs when your interest under the contract is or has been applied to one or more payout options intended to amortize amounts over your life or over a period certain generally limited by the period of your life expectancy. (We do not currently offer a period certain option without life contingencies.) Annuity payouts can also be determined on a joint life basis. After annuitization, no further contributions to the contract may be made, the annuity payout amount must be paid at least annually, and annuity payments cannot be stopped except by death or surrender (if permitted under the terms of the contract).

Once annuity payments begin, a portion of each payment is taxable as ordinary income. You get back the remaining portion without paying taxes on it. This is your unrecovered investment in the contract. Generally, your investment in the contract equals the contributions you made, less any amounts you previously withdrew that were not taxable.

For fixed annuity payments, the tax-free portion of each payment is determined by (1) dividing your investment in the contract by the total amount you are expected to receive out of the contract, and (2) multiplying the result by the amount of the payment. For variable annuity payments, your tax-free portion of each payment is your investment in the contract divided by the number of expected payments. If you have a loss on a variable annuity payout in a taxable year, you may be able to adjust the tax-free amount in subsequent years.

Once you have received the amount of your investment in the contract, all payments after that are fully taxable. If payments under a life annuity stop because the annuitant dies, there is an income tax deduction for any unrecovered investment in the contract.

Your rights to apply amounts under this contract to an annuity payout option are described elsewhere in this Prospectus. If you hold your contract to the maximum maturity age under the contract we require that a choice be made between taking a lump sum settlement of any remaining account value or applying any such account value to an annuity payout option we may offer at the time under the contract. If no affirmative choice is made, we will apply any remaining account value or interest in the contract to the default option under the contract at such age. While there is no specific federal tax guidance as to whether or when an annuity contract is required to mature, or as to the form of the payments to be made upon maturity, we believe that this contract constitutes an annuity contract under current federal tax rules.

ANNUITY PAYMENTS UNDER THE NO-LAPSE GUARANTEE IF YOU ELECTED THE GMIB

If the value of the Protected Benefit account falls to zero before the contract maturity date and the no-lapse guarantee is still in effect, we will issue a supplementary contract as described earlier in this Prospectus in "Guaranteed minimum income benefit" under "Contract features and benefits". The payments under the no-lapse guarantee will be treated as annuity payments. If you have no value remaining in the Investment account, the entire contract will be annuitized. If you have value remaining in the Investment account, the contract will be treated as partially annuitized as described below. Since the value of the Protected Benefit account has fallen to zero, all of the account value under the contract is allocated to the Investment account, and all of the basis or investment in the contract will remain with the Investment account. Since no investment in the contract is allocated to the stream of payments under the no-lapse guarantee, all amounts will be fully taxable over your life.

PARTIAL ANNUITIZATION

The consequences described above for annuitization of the entire contract apply to the portion of the contract which is partially annuitized. A nonqualified deferred annuity contract is treated as being partially annuitized if a portion of the contract is applied to an annuity payout option on a life-contingent basis or for a period certain of at least 10 years. We do not currently offer a period certain option without life contingencies. In order to get annuity payment tax treatment for the portion of the contract applied to the annuity payout, payments must be made at least annually in substantially equal amounts, the payments must be designed to amortize the amount applied over life or the period certain, and the payments cannot be stopped, except by death or surrender (if permitted under the terms of the contract). The investment in the contract is split between the partially annuitized portion and the deferred amount remaining based on the relative values of the amount applied to the annuity payout and the deferred amount remaining at the time of the partial annuitization. Also, the partial annuitization has its own annuity starting date.

WITHDRAWALS MADE BEFORE ANNUITY PAYMENTS BEGIN

If you make withdrawals before annuity payments begin under your contract, they are taxable to you as ordinary income if there are earnings in the contract.
Generally, earnings are your Total account value less your total investment in the contract. If you withdraw an amount which is more than the earnings in the contract as of the date of the withdrawal, the balance of the distribution is treated as a reduction of your investment in the contract and is not taxable.

Collateral assignments are taxable to the extent of any earnings in the contract at the time any portion of the contract's value is assigned as collateral. Therefore, if you assign your contract as collateral for a loan with a third party after the contract is issued, you may have taxable income even though you receive no payments under the contract. AXA Equitable will report any income attributable to a collateral assignment on Form 1099-R. Also, if AXA Equitable makes payments or distributions to the assignee pursuant to directions under the collateral assignment agreement, any gains in such payments may be taxable to you and reportable on Form 1099-R even though you do not receive them.

TAXATION OF ANNUAL WITHDRAWALS PRIOR TO THE BEGINNING OF LIFETIME GMIB PAYMENTS

We treat any withdrawals under the contract as non-annuity payments for income tax purposes. (This includes Annual withdrawal amounts received before the entire contract is annutized as described above under "Annuity Payments.")

1035 EXCHANGES

You may purchase a nonqualified deferred annuity contract through an exchange of another contract. Normally, exchanges of contracts are taxable events. The exchange will not be taxable under Section 1035 of the Internal Revenue Code if:

..   the contract that is the source of the funds you are using to purchase the nonqualified deferred annuity contract is another nonqualified deferred annuity contract or life insurance or endowment contract.

                                TAX INFORMATION

..   the owner and the annuitant are the same under the source contract and the contract issued in exchange. If you are using a life insurance or endowment contract the owner and the insured must be the same on both sides of the exchange transaction.

In some cases you may make a tax-deferred 1035 exchange from a nonqualified deferred annuity contract to a "qualified long-term care contract" meeting all specified requirements under the Code or an annuity contract with a "qualified long-term care contract" feature (sometimes referred to as a "combination annuity" contract).

The tax basis, also referred to as your investment in the contract, of the source contract carries over to the contract issued in exchange.

An owner may direct the proceeds of a partial withdrawal from one nonqualified deferred annuity contract to purchase or contribute to another nonqualified deferred annuity contract on a tax-deferred basis. If requirements are met, the owner may also directly transfer amounts from a nonqualified deferred annuity contract to a "qualified long-term care contract" or "combination annuity" in such a partial 1035 exchange transaction. Special forms, agreement between the carriers, and provision of cost basis information may be required to process this type of an exchange.

If you are purchasing your contract through a Section 1035 exchange, you should be aware that AXA Equitable cannot guarantee that the exchange from the source contract to the contract you are applying for will be treated as a Section 1035 exchange.

Even if the contract owner and the insurance companies agree that a full or partial 1035 exchange is intended, the IRS has the ultimate authority to review the facts and determine that the transaction should be recharacterized as taxable in whole or in part.

Section 1035 exchanges are generally not available after the death of the owner. The destination contract must meet specific post-death payout requirements to prevent avoidance of the death of owner rules. See "Payment of death benefit".

SURRENDERS

If you surrender or cancel the contract, the distribution is taxable as ordinary income (not capital gain) to the extent it exceeds your investment in the contract.

DEATH BENEFIT PAYMENTS MADE TO A BENEFICIARY AFTER YOUR DEATH

For the rules applicable to death benefits, see "Payment of death benefit"
earlier in this Prospectus. The tax treatment of a death benefit taken as a single sum is generally the same as the tax treatment of a withdrawal from or surrender of your contract. The tax treatment of a death benefit taken as annuity payments is generally the same as the tax treatment of annuity payments under your contract.

Under the Beneficiary continuation option, the tax treatment of a withdrawal after the death of the owner taken as a single sum or taken as withdrawals under the 5-year rule is generally the same as the tax treatment of a withdrawal from or surrender of your contract.

EARLY DISTRIBUTION PENALTY TAX

If you take distributions before you are age 59 1/2, a penalty tax of 10% of the taxable portion of your distribution applies in addition to the income tax.
Some of the available exceptions to the pre-age 59 1/2 penalty tax include distributions made:

..   on or after your death; or

..   because you are disabled (special federal income tax definition); or

..   in the form of substantially equal periodic annuity payments at least annually over your life (or life expectancy), or the joint lives of you and your beneficiary (or joint life expectancies) using an IRS-approved distribution method. We do not anticipate that GMIB Annual withdrawal amount payments made before age 59 1/2 will qualify for this exception.

Please note that it is your responsibility to claim the penalty exception on your own income tax return and to document eligibility for the exception to the
IRS.

ADDITIONAL TAX ON NET INVESTMENT INCOME

Taxpayers who have modified adjusted gross income ("MAGI") over a specified amount and who also have specified net investment income in any year may have to pay an additional surtax of 3.8%. (This tax has been informally referred to as the "Net Investment Income Tax" or "NIIT"). For this purpose net investment income includes distributions from and payments under nonqualified annuity contracts. The threshold amount of MAGI varies by filing status: $200,000 for single filers; $250,000 for married taxpayers filing jointly, and $125,000 for married taxpayers filing separately. The tax applies to the lesser of a) the amount of MAGI over the applicable threshold amount or b) the net investment income. You should discuss with your tax adviser the potential effect of this tax.

INVESTOR CONTROL ISSUES

Under certain circumstances, the IRS has stated that you could be treated as the owner (for tax purposes) of the assets of Separate Account No. 70. If you were treated as the owner, you would be taxable on income and gains attributable to the shares of the underlying Portfolios.

The circumstances that would lead to this tax treatment would be that, in the opinion of the IRS, you could control the underlying investment of Separate
Account No. 70. The IRS has said that the owners of variable annuities will not be treated as owning the separate account assets provided the underlying
Portfolios are restricted to variable life and annuity assets. The variable annuity owners must have the right only to choose among the Portfolios, and must have no right to direct the particular investment decisions within the
Portfolios.

Although we believe that, under current IRS guidance, you would not be treated as the owner of the assets of Separate Account No. 70, there are some issues that remain unclear. For example, the IRS has not issued any guidance as to whether having a larger number of Portfolios available could cause you to be treated as the owner. We do not know whether the IRS will ever provide such guidance or whether such guidance, if unfavorable, would apply retroactively to your contract. Furthermore, the IRS could reverse its current guidance at any time. We reserve the right to modify your contract as necessary to prevent you from being treated as the owner of the assets of Separate Account No. 70.

INDIVIDUAL RETIREMENT ARRANGEMENTS (IRAS)

GENERAL

"IRA" stands for individual retirement arrangement. There are two basic types of such arrangements, individual retirement accounts and

                                TAX INFORMATION

individual retirement annuities. In an individual retirement account, a trustee or custodian holds the assets funding the account for the benefit of the IRA owner. The assets typically include mutual funds and/or individual stocks and/or securities in a custodial account, and bank certificates of deposit in a trusteed account. In an individual retirement annuity, an insurance company issues an annuity contract that serves as the IRA.

There are two basic types of IRAs, as follows:

..   Traditional IRAs, typically funded on a pre-tax basis; and

..   Roth IRAs, funded on an after-tax basis.

Regardless of the type of IRA, your ownership interest in the IRA cannot be forfeited. You or your beneficiaries who survive you are the only ones who can receive the IRA's benefits or payments. All types of IRAs qualify for tax deferral regardless of the funding vehicle selected.

You can hold your IRA assets in as many different accounts and annuities as you would like, as long as you meet the rules for setting up and making contributions to IRAs. However, if you own multiple IRAs, you may be required to combine IRA values or contributions for tax purposes. For further information about individual retirement arrangements, you can read Internal
Revenue Service Publications 590-A ("Contributions to Individual Retirement
Arrangements (IRAs)") and 590-B ("Distributions from Individual Retirement
Arrangements (IRAs)"). These publications are usually updated annually, and can be obtained by contacting the IRS or from the IRS website (www.irs.gov).

AXA Equitable designs its IRA contracts to qualify as individual retirement annuities under Section 408(b) of the Internal Revenue Code. You may purchase the contract as a traditional IRA or Roth IRA. We also offer Inherited IRA contracts for payment of post-death required minimum distributions from traditional IRAs and Roth IRAs, respectively.

This Prospectus contains the information that the IRS requires you to have before you purchase an IRA. The first section covers some of the special tax rules that apply to traditional IRAs. The next section covers Roth IRAs. The disclosure generally assumes direct ownership of the individual retirement annuity contract. For contracts owned in a custodial individual retirement account, the disclosure will apply only if you terminate your account or transfer ownership of the contract to yourself.

We describe the amount and types of charges that may apply to your contributions under "Charges and expenses" earlier in this Prospectus. We describe the method of calculating payments under "Accessing your money"
earlier in this Prospectus. We do not guarantee or project growth in any variable income annuitization option payments (as opposed to payments from a fixed income annuitization option).

We have not applied for opinion letters approving the respective forms of the traditional and Roth IRA contracts for use as a traditional and Roth IRA, respectively. This IRS approval is a determination only as to the form of the annuity. It does not represent a determination of the merits of the annuity as an investment.

YOUR RIGHT TO CANCEL WITHIN A CERTAIN NUMBER OF DAYS

You can cancel either type of the Retirement Cornerstone(R) Series E IRA contract (traditional IRA or Roth IRA) by following the directions in "Your right to cancel with a certain number of days" under "Contract features and benefits" earlier in this Prospectus. If you cancel a traditional IRA or Roth
IRA contract, we may have to withhold tax, and we must report the transaction to the IRS. A contract cancellation could have an unfavorable tax impact.

TRADITIONAL INDIVIDUAL RETIREMENT ANNUITIES (TRADITIONAL IRAS)

CONTRIBUTIONS TO TRADITIONAL IRAS. Individuals may make three different types of contributions to purchase a traditional IRA or as additional contributions to an existing IRA:

..   "regular" contributions out of earned income or compensation; or

..   tax-free "rollover" contributions; or

..   direct custodian-to-custodian transfers from other traditional IRAs
    ("direct transfers").

The Retirement Cornerstone(R) Series E traditional IRA contract may be funded only through a direct rollover or transfer of funds from a contract previously issued by us. Partial rollovers or partial direct transfers from eligible Prior
Contracts are not permitted. See "How you can make your contributions" in
"Contract features and benefits" earlier in this Prospectus or "Rollover contributions to this Roth IRA contract" later in this section for more information. Contributions to this contract cannot be made through "regular"
IRA contributions out of your current compensation or from any source other than eligible prior Contracts described above. See "Exchange Program" in
"Retirement Cornerstone(R) Series E at a glance -- key features" earlier in this Prospectus.

ROLLOVER AND DIRECT TRANSFER CONTRIBUTIONS TO TRADITIONAL IRAS

Rollover contributions may be made to a traditional IRA from these "eligible retirement plans":

..   qualified plans;

..   governmental employer 457(b) plans;

..   403(b) plans; and

..   other IRAs, including SEP, SIMPLE and SARSEP IRAs.

Direct transfer contributions may only be made directly from one traditional
IRA to another.

Any amount contributed to a traditional IRA after you reach age 70 1/2 must be net of your required minimum distribution for the year in which the rollover or direct transfer contribution is made.

ROLLOVERS FROM "ELIGIBLE RETIREMENT PLANS" OTHER THAN TRADITIONAL IRAS

Your plan administrator will tell you whether or not your distribution is eligible to be rolled over. Spousal beneficiaries and spousal alternate payees under qualified domestic relations orders may roll over funds on the same basis as the plan participant.

There are two ways to do rollovers:

..   Direct rollover:

  You tell the trustee or custodian of the eligible retirement plan to send the distribution directly to your traditional IRA issuer. Direct rollovers are not subject to mandatory federal income tax withholding. This is the only type of rollover permitted to be made to a Retirement Cornerstone(R) Series E
  IRA contract.

                                TAX INFORMATION

..   Do it yourself:

  You actually receive a distribution that can be rolled over and you roll it over to a traditional IRA within 60 days after the date you receive the funds. The distribution from your eligible retirement plan will be net of 20%
  mandatory federal income tax withholding. If you want, you can replace the withheld funds yourself and roll over the full amount. Although in general
  60-day rollovers are permitted under the tax law, we will not accept any personal checks and require contributions to be made only through direct transfers from, or rollovers to be made directly from, another eligible contract issued by us.

All distributions from a qualified plan, 403(b) plan or governmental employer
457(b) plan are eligible rollover distributions, unless the distributions are:

..   "required minimum distributions" after age 70 1/2 or retirement from service with the employer; or

..   substantially equal periodic payments made at least annually for your life
    (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary; or

..   substantially equal periodic payments made for a specified period of 10 years or more; or

..   hardship withdrawals; or

..   corrective distributions that fit specified technical tax rules; or

..   loans that are treated as distributions; or

..   certain death benefit payments to a beneficiary who is not your surviving spouse; or

..   qualified domestic relations order distributions to a beneficiary who is not your current spouse or former spouse.

You should discuss with your tax adviser whether you should consider rolling over funds from one type of tax qualified retirement plan to another because the funds will generally be subject to the rules of the recipient plan. For example, funds in a governmental employer 457(b) plan are not subject to the additional 10% federal income tax penalty for premature distributions, but they may become subject to this penalty if you roll the funds to a different type of eligible retirement plan such as a traditional IRA, and subsequently take a premature distribution.

Rollovers from an eligible retirement plan to a traditional IRA are not subject to the "one-per-year limit" noted later in this Section.

ROLLOVERS OF AFTER-TAX CONTRIBUTIONS FROM ELIGIBLE RETIREMENT PLANS OTHER THAN
TRADITIONAL IRAS

Any non-Roth after-tax contributions you have made to a qualified plan or
403(b) plan (but not a governmental employer 457(b) plan) may be rolled over to a traditional IRA (either in a direct rollover or a rollover you do yourself).
When the recipient plan is a traditional IRA, you are responsible for recordkeeping and calculating the taxable amount of any distributions you take from that traditional IRA. See "Taxation of Payments" later in this section under "Withdrawals, payments and transfers of funds out of traditional IRAs."
After-tax contributions in a traditional IRA cannot be rolled over from your traditional IRA into, or back into, a qualified plan, 403(b) plan or governmental employer 457(b) plan.

ROLLOVERS FROM TRADITIONAL IRAS TO TRADITIONAL IRAS

You may roll over amounts from one traditional IRA to one or more of your other traditional IRAs if you complete the transaction within 60 days after you receive the funds. You may make such a rollover only once in every 12-month period for the same funds. We call this the "ONE-PER-YEAR LIMIT." It is the IRA owner's responsibility to determine if this rule is met. Trustee-to-trustee or custodian-to-custodian direct transfers are not rollover transactions. You can make these more frequently than once in every 12-month period.

SPOUSAL ROLLOVERS AND DIVORCE-RELATED DIRECT TRANSFERS

The surviving spouse beneficiary of a deceased individual can roll over funds from, or directly transfer funds from, the deceased spouse's traditional IRA to one or more other traditional IRAs. Also, in some cases, traditional IRAs can be transferred on a tax-free basis between spouses or former spouses as a result of a court-ordered divorce or separation decree.

EXCESS CONTRIBUTIONS TO TRADITIONAL IRAS

Excess contributions to IRAs are subject to a 6% excise tax for the year in which made and for each year after until withdrawn. The following are excess contributions to IRAs:

..   regular contributions of more than the maximum regular contribution amount for the applicable taxable year; or

..   regular contributions to a traditional IRA made after you reach age 70 1/2,
    or

..   rollover contributions of amounts which are not eligible to be rolled over, for example, minimum distributions required to be made after age 70 1/2

You can avoid or limit the excise tax by withdrawing an excess contribution
(rollover or regular). See IRS Publications 590-A and 590-B for further details.

RECHARACTERIZATIONS

Amounts that have been contributed as traditional IRA funds may subsequently be treated as Roth IRA funds. Special federal income tax rules allow you to change your mind again and have amounts that are subsequently treated as Roth IRA funds, once again treated as traditional IRA funds. You do this by using the forms we prescribe. This is referred to as having "recharacterized" your contribution.

WITHDRAWALS, PAYMENTS AND TRANSFERS OF FUNDS OUT OF TRADITIONAL IRAS

NO FEDERAL INCOME TAX LAW RESTRICTIONS ON WITHDRAWALS. You can withdraw any or all of your funds from a traditional IRA at any time. You do not need to wait for a special event like retirement.

TAXATION OF PAYMENTS. Amounts distributed from traditional IRAs are not subject to federal income tax until you or your beneficiary receive them. Taxable payments or distributions include withdrawals from your contract, surrender of your contract and annuity payments from your contract. Death benefits are also taxable.

We report all payments from traditional IRA contracts on IRS Form 1099-R. You are responsible for reporting these amounts correctly on your individual income tax return and keeping supporting records. Except as discussed below, the total amount of any distribution from a traditional IRA must be included in your gross income as ordinary income.

                                TAX INFORMATION

If you have ever made nondeductible (after-tax) IRA contributions to any traditional IRA (it does not have to be to this particular traditional IRA contract), those contributions are recovered tax-free when you get distributions from any traditional IRA. It is your responsibility to keep permanent tax records of all of your nondeductible contributions to traditional
IRAs so that you can correctly report the taxable amount of any distribution on your own tax return. At the end of any year in which you have received a distribution from any traditional IRA, you calculate the ratio of your total nondeductible traditional IRA contributions (less any amounts previously withdrawn tax-free) to the total account balances of all traditional IRAs you own at the end of the year plus all traditional IRA distributions made during the year. Multiply this by all distributions from the traditional IRA during the year to determine the nontaxable portion of each distribution.

A distribution from a traditional IRA is not taxable if:

..   the amount received is a withdrawal of certain excess contributions, as described in IRS Publications 590-A and 590-B; or

..   the entire amount received is rolled over to another traditional IRA or other eligible retirement plan which agrees to accept the funds. (See
    "Rollovers from eligible retirement plans other than traditional IRAs" in
    "Traditional individual retirement annuities (traditional IRAs)" earlier in this section for more information.)

The following are eligible to receive rollovers of distributions from a traditional IRA: a qualified plan, a 403(b) plan or a governmental employer
457(b) plan. After-tax contributions in a traditional IRA cannot be rolled from your traditional IRA into, or back into, a qualified plan, 403(b) plan or governmental employer 457(b) plan. Before you decide to roll over a distribution from a traditional IRA to another eligible retirement plan, you should check with the administrator of that plan about whether the plan accepts rollovers and, if so, the types it accepts. You should also check with the administrator of the receiving plan about any documents required to be completed before it will accept a rollover.

Distributions from a traditional IRA are not eligible for favorable ten-year averaging and long-term capital gain treatment available under limited circumstances for certain distributions from qualified plans. If you might be eligible for such tax treatment from your qualified plan, you may be able to preserve such tax treatment even though an eligible rollover from a qualified plan is temporarily rolled into a "conduit IRA" before being rolled back into a qualified plan. See your tax adviser.

IRA DISTRIBUTIONS DIRECTLY TRANSFERRED TO CHARITY. Specified distributions from
IRAs directly transferred to charitable organizations may be tax-free to IRA owners age 70 1/2 or older. We no longer permit you to direct AXA Equitable to make a distribution directly to a charitable organization you request, in accordance with an interpretation of recent non-tax regulatory changes.

ANNUITY PAYMENTS UNDER THE RMD WEALTH GUARD REFUND FEATURE

If you elected the RMD Wealth Guard death benefit and your Protected Benefit account value falls to zero before you reach age 95 or before your death, we will issue you a supplementary contract with the same owner and beneficiary.
You will receive periodic refund payments until we have returned the value of the RMD Wealth Guard death benefit base, less any RMD withdrawals previously taken from the Protected Benefit account before it fell to zero. See "RMD
Wealth Guard Refund feature" in "Contract features and benefits" earlier in this Prospectus for additional information.

The payments under the RMD Wealth Guard Refund feature will be treated as annuity payments. If you have no value remaining in the Investment account, the entire contract will be annuitized. If you have value remaining in the
Investment account, the contract will be treated as partially annuitized.

REQUIRED MINIMUM DISTRIBUTIONS

BACKGROUND ON REGULATIONS -- REQUIRED MINIMUM DISTRIBUTIONS. Distributions must be made from traditional IRAs according to rules contained in the Code and
Treasury Regulations. Certain provisions of the Treasury Regulations require that the actuarial present value of additional annuity contract benefits must be added to the dollar amount credited for purposes of calculating certain types of required minimum distributions from individual retirement annuity contracts. For this purpose additional annuity contract benefits may include, but are not limited to, Guaranteed benefits. This could increase the amount required to be distributed from the contracts if you take annual withdrawals instead of annuitizing. Please consult your tax adviser concerning applicability of these complex rules to your situation.

LIFETIME REQUIRED MINIMUM DISTRIBUTIONS. You must start taking annual distributions from your traditional IRAs for the year in which you turn age
70 1/2.

WHEN YOU HAVE TO TAKE THE FIRST LIFETIME REQUIRED MINIMUM DISTRIBUTION. The
first required minimum distribution is for the calendar year in which you turn age 70 1/2. You have the choice to take this first required minimum distribution during the calendar year you actually reach age 70 1/2, or to delay taking it until the first three-month period in the next calendar year
(January 1st - April 1st). Distributions must start no later than your
"Required Beginning Date", which is April 1st of the calendar year after the calendar year in which you turn age 70 1/2. If you choose to delay taking the first annual minimum distribution, then you will have to take two minimum distributions in that year -- the delayed one for the first year and the one actually for that year. Once minimum distributions begin, they must be made at some time each year.

HOW YOU CAN CALCULATE REQUIRED MINIMUM DISTRIBUTIONS. There are two approaches to taking required minimum distributions -- "account-based" or "annuity-based."

ACCOUNT-BASED METHOD. If you choose an account-based method, you divide the value of your traditional IRA as of December 31st of the past calendar year by a number corresponding to your age from an IRS table. This gives you the required minimum distribution amount for that particular IRA for that year. If your spouse is your sole beneficiary and more than 10 years younger than you, the dividing number you use may be from another IRS table and may produce a smaller lifetime required minimum distribution amount. Regardless of the table used, the required minimum distribution amount will vary each year as the account value, the actuarial present value of additional annuity contract benefits, if applicable, and the divisor change.

If you initially choose an account-based method, you may later apply your traditional IRA funds to a life annuity-based payout with any certain period not exceeding remaining life expectancy, determined in accordance with IRS tables.

                                TAX INFORMATION

ANNUITY-BASED METHOD. If you choose an annuity-based method, you do not have to do annual calculations. You apply the account value to an annuity payout for your life or the joint lives of you and a designated beneficiary or for a period certain not extending beyond applicable life expectancies, determined in accordance with IRS tables.

DO YOU HAVE TO PICK THE SAME METHOD TO CALCULATE YOUR REQUIRED MINIMUM
DISTRIBUTIONS FOR ALL OF YOUR TRADITIONAL IRAS AND OTHER RETIREMENT PLANS? No.
If you want, you can choose a different method for each of your traditional
IRAs and other retirement plans. For example, you can choose an annuity payout from one IRA, a different annuity payout from a qualified plan and an account-based annual withdrawal from another IRA.

WILL WE PAY YOU THE ANNUAL AMOUNT EVERY YEAR FROM YOUR TRADITIONAL IRA BASED ON
THE METHOD YOU CHOOSE? We will only pay you automatically if you affirmatively select an annuity payout option or an account-based withdrawal option such as our "automatic required minimum distribution (RMD) service." Even if you do not enroll in our service, we will calculate the amount of the required minimum distribution withdrawal for you, if you so request in writing. However, in that case you will be responsible for asking us to pay the required minimum distribution withdrawal to you.

Also, if you are taking account-based withdrawals from all of your traditional
IRAs, the IRS will let you calculate the required minimum distribution for each traditional IRA that you maintain. You can add these required minimum distribution amount calculations together. As long as the total amount you take out every year satisfies your overall traditional IRA required minimum distribution amount, you may choose to take your annual required minimum distribution from any one or more traditional IRAs that you own.

WHAT IF YOU TAKE MORE THAN YOU NEED TO FOR ANY YEAR? The required minimum distribution amount for your traditional IRAs is calculated on a year-by-year basis. There are no carry-back or carry-forward provisions. Also, you cannot apply required minimum distribution amounts you take from your qualified plans to the amounts you have to take from your traditional IRAs and vice versa.

WHAT IF YOU TAKE LESS THAN YOU NEED TO FOR ANY YEAR? Your IRA could be disqualified, and you could have to pay tax on the entire value. Even if your
IRA is not disqualified, you could have to pay a 50% penalty tax on the shortfall (required amount for traditional IRAs less amount actually taken). It is your responsibility to meet the required minimum distribution rules. We will remind you when our records show that you are within the age group which must take lifetime required minimum distributions. If you do not select a method with us, we will assume you are taking your required minimum distribution from another traditional IRA that you own.

WHAT ARE THE REQUIRED MINIMUM DISTRIBUTION PAYMENTS AFTER YOU DIE? These could vary depending on whether you die before or after your Required Beginning Date for lifetime required minimum distribution payments, and the status of your beneficiary. The following assumes that you have not yet elected an annuity-based payout at the time of your death. If you elect an annuity-based payout, payments (if any) after your death must be made at least as rapidly as when you were alive.

INDIVIDUAL BENEFICIARY. Regardless of whether your death occurs before or after your Required Beginning Date, an individual death beneficiary calculates annual post-death required minimum distribution payments based on the beneficiary's life expectancy using the "term certain method." That is, he or she determines his or her life expectancy using the IRS-provided life expectancy tables as of the calendar year after the owner's death and reduces that number by one each subsequent year.

If you die before your Required Beginning Date, the rules permit any individual beneficiary, including a spousal beneficiary, to elect instead to apply the
"5-year rule." Under this rule, instead of annual payments having to be made beginning with the first in the year following the owner's death, the entire account must be distributed by the end of the calendar year which contains the fifth anniversary of the owner's death. No distribution is required before that fifth year.

SPOUSAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is your surviving spouse, your spouse has a number of choices. Post-death distributions may be made over your spouse's single life expectancy. Any amounts distributed after that surviving spouse's death are made over the spouse's life expectancy calculated in the year of his/her death, reduced by one for each subsequent year. In some circumstances, your surviving spouse may elect to become the owner of the traditional IRA and halt distributions until he or she reaches age 70 1/2, or roll over amounts from your traditional IRA into his/her own traditional IRA or other eligible retirement plan.

If you die before your Required Beginning Date, and the death beneficiary is your surviving spouse, the rules permit the spouse to delay starting payments over his/her life expectancy until the year in which you would have attained age 70 1/2.

NON-INDIVIDUAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is a non-individual, such as the estate, the rules permit the beneficiary to calculate post-death required minimum distribution amounts based on the owner's life expectancy in the year of death. HOWEVER,
NOTE THAT WE NEED AN INDIVIDUAL ANNUITANT TO KEEP AN ANNUITY CONTRACT IN FORCE.
IF THE BENEFICIARY IS NOT AN INDIVIDUAL, WE MUST DISTRIBUTE AMOUNTS REMAINING
IN THE ANNUITY CONTRACT AFTER THE DEATH OF THE ANNUITANT.

If you die before your Required Beginning Date for lifetime required minimum distribution payments, and the death beneficiary is a non-individual, such as the estate, the rules continue to apply the 5-year rule discussed earlier under
"Individual beneficiary". PLEASE NOTE THAT WE NEED AN INDIVIDUAL ANNUITANT TO
KEEP AN ANNUITY CONTRACT IN FORCE. IF THE BENEFICIARY IS NOT AN INDIVIDUAL, WE
MUST DISTRIBUTE AMOUNTS REMAINING IN THE ANNUITY CONTRACT AFTER THE DEATH OF
THE ANNUITANT.

SPOUSAL CONTINUATION

If the contract is continued under Spousal continuation, the required minimum distribution rules are applied as if your surviving spouse is the contract owner.

PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

IRA death benefits are taxed the same as IRA distributions.

BORROWING AND LOANS ARE PROHIBITED TRANSACTIONS

You cannot get loans from a traditional IRA. You cannot use a traditional IRA as collateral for a loan or other obligation. If you borrow against your IRA or use it as collateral, its tax-favored status will be lost as of the first

                                TAX INFORMATION

day of the tax year in which this prohibited event occurs. If this happens, you must include the value of the traditional IRA in your federal gross income.
Also, the early distribution penalty tax of 10% may apply if you have not reached age 59 1/2 before the first day of that tax year.

EARLY DISTRIBUTION PENALTY TAX

A penalty tax of 10% of the taxable portion of a distribution applies to distributions from a traditional IRA made before you reach age 59 1/2. Some of the available exceptions to the pre-age 59 1/2 penalty tax include distributions:

..   made on or after your death; or

..   made because you are disabled (special federal income tax definition); or

..   used to pay certain extraordinary medical expenses (special federal income tax definition); or

..   used to pay medical insurance premiums for unemployed individuals (special federal income tax definition); or

..   used to pay certain first-time home buyer expenses (special federal income tax definition; $10,000 lifetime total limit for these distributions from all your traditional and Roth IRAs); or

..   used to pay certain higher education expenses (special federal income tax definition); or

..   in the form of substantially equal periodic payments made at least annually over your life (or your life expectancy) or over the joint lives of you and your beneficiary (or your joint life expectancies) using an IRS-approved distribution method.

Please note that it is your responsibility to claim the penalty exception on your own income tax return and to document eligibility for the exception to the
IRS.

To meet the substantially equal periodic payments exception, you could elect the substantially equal withdrawals option. See "Substantially equal withdrawals" under "Accessing your money" earlier in this Prospectus. We will calculate the substantially equal payments, using your choice of IRS-approved methods we offer. Although substantially equal withdrawals are not subject to the 10% penalty tax, they are taxable as discussed in "Withdrawals, payments and transfers of funds out of traditional IRAs" earlier in this section. Once substantially equal withdrawals begin, the distributions should not be stopped or changed until after the later of your reaching age 59 1/2 or five years after the date of the first distribution, or the penalty tax, including an interest charge for the prior penalty avoidance, may apply to all prior distributions under either option. Also, it is possible that the IRS could view any additional withdrawal or payment you take from, or any additional contributions or transfers you make to, your contract as changing your pattern of substantially equal withdrawals for purposes of determining whether the penalty applies.

Making additional contributions to the contract is treated as changing the pattern of withdrawals. It does not matter whether the additional contributions are made by direct transfer or rollover; nor does it matter if they are made to the Investment account or the Protected Benefit account. Because the penalty exception method does not permit additional contributions or payment changes to restore any benefit base under the contract, you and your tax adviser should consider carefully whether you should elect the Substantially equal withdrawals option or any other method of penalty exception withdrawals if you have allocated, or intend to allocate, amounts to the Protected Benefit account value after starting Substantially equal withdrawals.

ROTH INDIVIDUAL RETIREMENT ANNUITIES (ROTH IRAS)

This section of the Prospectus covers some of the special tax rules that apply to Roth IRAs. If the rules are the same as those that apply to the traditional
IRA, we will refer you to the same topic under "Traditional individual retirement annuities (traditional IRAs)."

The Retirement Cornerstone(R) Series E Roth IRA contract is designed to qualify as a Roth individual retirement annuity under Sections 408A(b) and 408(b) of the Internal Revenue Code.

CONTRIBUTIONS TO ROTH IRAS. Individuals may make four different types of contributions to a Roth IRA:

..   regular after-tax contributions out of earnings; or

..   taxable rollover contributions from traditional IRAs or other eligible retirement plans ("conversion rollover" contributions); or

..   tax-free rollover contributions from other Roth individual retirement arrangements or designated Roth accounts under defined contribution plans;
    or

..   tax-free direct custodian-to-custodian transfers from other Roth IRAs
    ("direct transfers").

All contributions to a Retirement Cornerstone(R) Series E Roth IRA contract must be a direct transfer or rollover contribution. We do not accept regular contributions out of earnings.

See "Exchange Program" in "Retirement Cornerstone(R) Series E at a glance --
key features" earlier in this Prospectus.

ROLLOVERS AND DIRECT TRANSFER CONTRIBUTIONS TO ROTH IRAS

WHAT IS THE DIFFERENCE BETWEEN ROLLOVER AND DIRECT TRANSFER TRANSACTIONS? The
difference between a rollover transaction and a direct transfer transaction is the following: in a rollover transaction you actually take possession of the funds rolled over or are considered to have received them under tax law in the case of a change from one type of plan to another. In a direct transfer transaction, you never take possession of the funds, but direct the first Roth
IRA custodian, trustee or issuer to transfer the first Roth IRA funds directly to the recipient Roth IRA custodian, trustee or issuer. You can make direct transfer transactions only between identical plan types (for example, Roth IRA to Roth IRA).

You may make rollover contributions to a Roth IRA from these sources only:

..   another Roth IRA;

..   a traditional IRA, including a SEP-IRA or SIMPLE IRA (after a two-year rollover limitation period for SIMPLE IRA funds), in a taxable conversion rollover ("conversion rollover");

..   a "designated Roth contribution account" under a 401(k) plan, a 403(b) plan or a governmental employer Section 457(b) plan (direct or 60-day); or

                                TAX INFORMATION

..   from non-Roth accounts under another eligible retirement plan, as described below under "Conversion rollover contributions to Roth IRAs."

You may make direct transfer contributions to a Roth IRA only from another Roth
IRA.

You may make both Roth IRA to Roth IRA rollover transactions and Roth IRA to
Roth IRA direct transfer transactions. This can be accomplished on a completely tax-free basis. However, you may make IRA rollover transactions (Roth IRAs or otherwise) only once in any 12-month period for the same funds. We call this the "one-per-year limit." It is the Roth IRA owner's responsibility to determine if this rule is met. Trustee-to-trustee or custodian-to-custodian direct transfers can be made more frequently than once a year. Also, if you send us the rollover contribution to apply it to a Roth IRA, you must do so within 60 days after you receive the proceeds from the original IRA to get rollover treatment. Although in general 60-day rollovers are permitted under the tax law, we will not accept any personal checks and require contributions to be made only through direct transfers from, or rollovers to be made directly from, another eligible contract issued by us.

The surviving spouse beneficiary of a deceased individual can roll over or directly transfer an inherited Roth IRA to one or more other Roth IRAs. In some cases, Roth IRAs can be transferred on a tax-free basis between spouses or former spouses as a result of a court-ordered divorce or separation decree.

CONVERSION ROLLOVER CONTRIBUTIONS TO ROTH IRAS

In a conversion rollover transaction, you withdraw (or are considered to have withdrawn) funds from a traditional IRA you maintain and convert it to a Roth
IRA within 60 days after you receive (or are considered to have received) the traditional IRA proceeds. Amounts can also be rolled over from non-Roth accounts under another eligible retirement plan, including a Code
Section 401(a) qualified plan, a 403(b) plan, and a governmental employer
Section 457(b) plan.

Unlike a rollover from a traditional IRA to another traditional IRA, a conversion rollover transaction from a traditional IRA or other eligible retirement plan to a Roth IRA is not tax-free. Instead, the distribution from the traditional IRA or other eligible retirement plan is generally fully taxable. If you are converting a traditional IRA, and you have ever made nondeductible regular contributions to any traditional IRA -- whether or not it is the traditional IRA you are converting -- a pro rata portion of the distribution is tax-free. Even if you are under age 59 1/2, the early distribution penalty tax does not apply to conversion rollover contributions to a Roth IRA. Conversion rollover contributions to Roth IRAs are not subject to the "one-per-year limit" noted earlier in this section.

You cannot make conversion contributions to a Roth IRA to the extent that the funds in your traditional IRA or other eligible retirement plan are subject to the lifetime annual required minimum distribution rules.

The IRS and Treasury have issued Treasury Regulations addressing the valuation of annuity contracts funding traditional IRAs in the conversion to Roth IRAs.
Although these Regulations are not clear, they could require an individual's gross income on the conversion of a traditional IRA to a Roth IRA to be measured using various actuarial methods and not as if the annuity contract funding the traditional IRA had been surrendered at the time of conversion.
This could increase the amount of income reported in certain circumstances.

RECHARACTERIZATIONS

You may be able to treat a contribution made to one type of IRA as having been made to a different type of IRA. This is called recharacterizing the contribution.

Conversion rollover contributions to Roth IRAs cannot be recharacterized.

To recharacterize a contribution, you must use our forms.

WITHDRAWALS, PAYMENTS AND TRANSFERS OF FUNDS OUT OF ROTH IRAS

NO FEDERAL INCOME TAX LAW RESTRICTIONS ON WITHDRAWALS. You can withdraw any or all of your funds from a Roth IRA at any time; you do not need to wait for a special event like retirement.

DISTRIBUTIONS FROM ROTH IRAS

Distributions include withdrawals from your contract, surrender of your contract and annuity payments from your contract. Death benefits are also distributions.

You must keep your own records of regular and conversion contributions to all
Roth IRAs to assure appropriate taxation. You may have to file information on your contributions to and distributions from any Roth IRA on your tax return.
You may have to retain all income tax returns and records pertaining to such contributions and distributions until your interests in all Roth IRAs are distributed.

Like traditional IRAs, taxable distributions from a Roth IRA are not entitled to special favorable ten-year averaging and long-term capital gain treatment available in limited cases to certain distributions from qualified plans.

The following distributions from Roth IRAs are free of income tax:

..   rollovers from a Roth IRA to another Roth IRA;

..   direct transfers from a Roth IRA to another Roth IRA;

..   qualified distributions from a Roth IRA; and

..   return of excess contributions or amounts recharacterized to a traditional
    IRA.

QUALIFIED DISTRIBUTIONS FROM ROTH IRAS. Qualified distributions from Roth IRAs made because of one of the following four qualifying events or reasons are not includable in income:

..   you are age 59 1/2 or older; or

..   you die; or

..   you become disabled (special federal income tax definition); or

..   your distribution is a "qualified first-time homebuyer distribution"
    (special federal income tax definition; $10,000 lifetime total limit for these distributions from all of your traditional and Roth IRAs).

You also have to meet a five-year aging period. A qualified distribution is any distribution made after the five-taxable-year period beginning with the first taxable year for which you made any contribution to any Roth IRA (whether or not the one from which the distribution is being made).

                                TAX INFORMATION

NONQUALIFIED DISTRIBUTIONS FROM ROTH IRAS. Nonqualified distributions from Roth
IRAs are distributions that do not meet both the qualifying event and five-year aging period tests described above. If you receive such a distribution, part of it may be taxable. For purposes of determining the correct tax treatment of distributions (other than the withdrawal of excess contributions and the earnings on them), there is a set order in which contributions (including conversion contributions) and earnings are considered to be distributed from your Roth IRA. The order of distributions is as follows:

(1)Regular contributions.

(2)Conversion contributions, on a first-in-first-out basis (generally, total conversions from the earliest year first). These conversion contributions are taken into account as follows:

   (a)Taxable portion (the amount required to be included in gross income because of conversion) first, and then the

   (b)Nontaxable portion.

(3)Earnings on contributions.

Rollover contributions from other Roth IRAs are disregarded for this purpose.

To determine the taxable amount distributed, distributions and contributions are aggregated or grouped, then added together as follows:

(1)All distributions made during the year from all Roth IRAs you maintain --
   with any custodian or issuer -- are added together.

(2)All regular contributions made during and for the year (contributions made after the close of the year, but before the due date of your return) are added together. This total is added to the total undistributed regular contributions made in prior years.

(3)All conversion contributions made during the year are added together.

Any recharacterized contributions that end up in a Roth IRA are added to the appropriate contribution group for the year that the original contribution would have been taken into account if it had been made directly to the Roth IRA.

Any recharacterized contribution that ends up in an IRA other than a Roth IRA is disregarded for the purpose of grouping both contributions and distributions. Any amount withdrawn to correct an excess contribution
(including the earnings withdrawn) is also disregarded for this purpose.

REQUIRED MINIMUM DISTRIBUTIONS DURING LIFE

Lifetime required minimum distributions do not apply.

REQUIRED MINIMUM DISTRIBUTIONS AT DEATH

Same as traditional IRA under "What are the required minimum distribution payments after you die?", assuming death before the Required Beginning Date.

PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

Distributions to a beneficiary generally receive the same tax treatment as if the distribution had been made to you.

BORROWING AND LOANS ARE PROHIBITED TRANSACTIONS

Same as traditional IRA.

EXCESS CONTRIBUTIONS TO ROTH IRAS

Generally the same as traditional IRA, except that regular contributions made after age 70 1/2 are not excess contributions.

Excess rollover contributions to Roth IRAs are contributions not eligible to be rolled over.

You can withdraw or recharacterize any contribution to a Roth IRA before the due date (including extensions) for filing your federal income tax return for the tax year. If you do this, you must also withdraw or recharacterize any earnings attributable to the contribution.

EARLY DISTRIBUTION PENALTY TAX

Same as traditional IRA.

TAX WITHHOLDING AND INFORMATION REPORTING

STATUS FOR INCOME TAX PURPOSES; FATCA. In order for us to comply with income tax withholding and information reporting rules which may apply to annuity contracts and tax-qualified plans, we request documentation of "status" for tax purposes. "Status" for tax purposes generally means whether a person is a "U.S.
person" or a foreign person with respect to the United States; whether a person is an individual or an entity, and if an entity, the type of entity. Status for tax purposes is best documented on the appropriate IRS Form or substitute certification form (IRS Form W-9 for a U.S. person or the appropriate type of
IRS Form W-8 for a foreign person). If we do not have appropriate certification or documentation of a person's status for tax purposes on file, it could affect the rate at which we are required to withhold income tax, and penalties could apply. Information reporting rules could apply not only to specified transactions, but also to contract ownership. For example, under the Foreign
Account Tax Compliance Act ("FATCA"), which applies to certain U.S.-source payments, and similar or related withholding and information reporting rules, we may be required to report contract values and other information for certain contractholders. For this reason, we and our affiliates intend to require appropriate status documentation at purchase, change of ownership, and affected payment transactions, including death benefit payments. FATCA and its related guidance is extraordinarily complex and its effect varies considerably by type of payor, type of payee and type of recipient.

TAX WITHHOLDING. We must withhold federal income tax from distributions from annuity contracts and specified tax-favored savings or retirement plans or arrangements. You may be able to elect out of this income tax withholding in some cases. Generally, we do not have to withhold if your distributions are not taxable. The rate of withholding will depend on the type of distribution and, in certain cases, the amount of your distribution. Any income tax withheld is a credit against your income tax liability. If you do not have sufficient income tax withheld or do not make sufficient estimated income tax payments, you may incur penalties under the estimated income tax rules.

You must file your request not to withhold in writing before the payment or distribution is made. Our processing office will provide forms for this purpose. You cannot elect out of withholding unless you provide us with your correct Taxpayer Identification Number and a United States residence address.
You cannot elect out of withholding if we are sending the payment out of the
United States.

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You should note the following special situations:

..   We might have to withhold and/or report on amounts we pay under a free look or cancellation.

..   We are required to withhold on the gross amount of a distribution from a
    Roth IRA to the extent it is reasonable for us to believe that a distribution is includable in your gross income. This may result in tax being withheld even though the Roth IRA distribution is ultimately not taxable.

Special withholding rules apply to United States citizens residing outside of the United States, foreign recipients, and certain U. S. entity recipients which are treated as foreign because they fail to document their U.S. status before payment is made. We do not discuss these rules here in detail. However, we may require additional documentation in the case of payments made to United
States persons living abroad and non-United States persons (including U.S.
entities treated as foreign) prior to processing any requested transaction.

Certain states have indicated that state income tax withholding will also apply to payments from the contracts made to residents. Generally, an election out of federal withholding will also be considered an election out of state withholding. In some states, you may elect out of state withholding, even if federal withholding applies. In some states, the income tax withholding is completely independent of federal income tax withholding. If you need more information concerning a particular state or any required forms, call our processing office at the toll-free number.

FEDERAL INCOME TAX WITHHOLDING ON PERIODIC ANNUITY PAYMENTS

Federal tax rules require payers to withhold differently on "periodic" and
"non-periodic" payments. Payers are to withhold from periodic annuity payments as if the payments were wages. The annuity contract owner is to specify marital status and the number of withholding exemptions claimed on an IRS Form W-4P or similar substitute election form. If the owner does not claim a different number of withholding exemptions or marital status, the payer is to withhold assuming that the owner is married and claiming three withholding exemptions.
If the owner does not provide the owner's correct Taxpayer Identification
Number a payer is to withhold from periodic annuity payments as if the owner were single with no exemptions.

A contract owner's withholding election remains effective unless and until the owner revokes it. The contract owner may revoke or change a withholding election at any time.

FEDERAL INCOME TAX WITHHOLDING ON NON-PERIODIC ANNUITY PAYMENTS (WITHDRAWALS)

Non-periodic distributions include partial withdrawals, total surrenders and death benefits. Payers generally withhold federal income tax at a flat 10% rate from (i) the taxable amount in the case of nonqualified contracts, and (ii) the payment amount in the case of traditional IRAs and Roth IRAs, where it is reasonable to assume an amount is includable in gross income.

As described below, there is no election out of federal income tax withholding if the payment is an eligible rollover distribution from a qualified plan. If a non-periodic distribution from a qualified plan is not an eligible rollover distribution then election out is permitted. If there is no election out, the
10% withholding rate applies.

SPECIAL RULES FOR CONTRACTS FUNDING QUALIFIED PLANS

The plan administrator is responsible for making all required notifications on tax matters to plan participants and to the IRS. See Appendix II at the end of this Prospectus.

MANDATORY WITHHOLDING FROM QUALIFIED PLAN DISTRIBUTIONS

Unless the distribution is directly rolled over to another eligible retirement plan, eligible rollover distributions from qualified plans are subject to mandatory 20% withholding. The plan administrator is responsible for withholding from qualified plan distributions and communicating to the recipient whether the distribution is an eligible rollover distribution.

IMPACT OF TAXES TO AXA EQUITABLE

The contracts provide that we may charge Separate Account No. 70 for taxes. We do not now, but may in the future set up reserves for such taxes.

We are entitled to certain tax benefits related to the investment of company assets, including assets of the separate account. These tax benefits, which may include the foreign tax credit and the corporate dividends received deduction, are not passed back to you, since we are the owner of the assets from which tax benefits may be derived.

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8. More information

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ABOUT SEPARATE ACCOUNT NO. 70

Each variable investment option is a subaccount of Separate Account No. 70. We established Separate Account No. 70 under special provisions of the New York
Insurance Law. These provisions prevent creditors from any other business we conduct from reaching the assets we hold in our variable investment options for owners of our variable annuity contracts. We are the legal owner of all of the assets in Separate Account No. 70 and may withdraw any amounts that exceed our reserves and other liabilities with respect to variable investment options under our contracts. For example, we may withdraw amounts from Separate Account
No. 70 that represent our investments in Separate Account No. 70 or that represent fees and charges under the contracts that we have earned. Also, we may, at our sole discretion, invest Separate Account No. 70 assets in any investment permitted by applicable law. The results of Separate Account
No. 70's operations are accounted for without regard to AXA Equitable's other operations. The amount of some of our obligations under the contracts is based on the assets in Separate Account No. 70. However, the obligations themselves are obligations of AXA Equitable.

Separate Account No. 70 is registered under the Investment Company Act of 1940 and is registered and classified under that act as a "unit investment trust."
The SEC, however, does not manage or supervise AXA Equitable or Separate
Account No. 70. Although Separate Account No. 70 is registered, the SEC does not monitor the activity of Separate Account No. 70 on a daily basis. AXA
Equitable is not required to register, and is not registered, as an investment company under the Investment Company Act of 1940.

Each subaccount (variable investment option) within Separate Account No. 70 invests solely in the applicable class of shares issued by the corresponding
Portfolio of the applicable Trust.

We reserve the right subject to compliance with laws that apply:

(1)to add variable investment options to, or to remove variable investment options from, Separate Account No. 70, or to add other separate accounts;

(2)to combine any two or more variable investment options;

(3)to transfer the assets we determine to be the shares of the class of contracts to which the contracts belong from any variable investment option to another variable investment option;

(4)to operate Separate Account No. 70 or any variable investment option as a management investment company under the Investment Company Act of 1940 (in which case, charges and expenses that otherwise would be assessed against an underlying mutual fund would be assessed against Separate Account No. 70 or a variable investment option directly);

(5)to deregister Separate Account No. 70 under the Investment Company Act of
   1940;

(6)to restrict or eliminate any voting rights as to Separate Account No. 70;

(7)to cause one or more variable investment options to invest some or all of their assets in one or more other trusts or investment companies;

(8)to limit or terminate contributions or transfers into any of the variable investment options; and

(9)to limit the number of variable investment options you may select.

If the exercise of these rights results in a material change in the underlying investment of Separate Account No. 70, you will be notified of such exercise, as required by law.

ABOUT THE TRUSTS

The Trusts are registered under the Investment Company Act of 1940. They are classified as "open-end management investment companies," more commonly called mutual funds. Each Trust issues different shares relating to each Portfolio.

The Trusts do not impose sales charges or "loads" for buying and selling their shares. All dividends and other distributions on the Trusts' shares are reinvested in full. The Board of Trustees of each Trust serves for the benefit of each Trust's shareholders. The Board of Trustees may take many actions regarding the Portfolios (for example, the Board of Trustees can establish additional Portfolios or eliminate existing Portfolios; change Portfolio investment objectives; and change Portfolio investment policies and strategies). In accordance with applicable law, certain of these changes may be implemented without a shareholder vote and, in certain instances, without advanced notice. More detailed information about certain actions subject to notice and shareholder vote for each Trust, and other information about the
Portfolios, including portfolio investment objectives, policies, restrictions, risks, expenses, its Rule 12b-1 plan and other aspects of its operations, appears in the prospectuses for each Trust, which generally accompany this prospectus, or in their respective SAIs, which are available upon request.

ABOUT THE GENERAL ACCOUNT

This contract is offered to customers through various financial institutions, brokerage firms and their affiliate insurance agencies. No financial institution, brokerage firm or insurance agency has any liability with respect to a contract's account value or any Guaranteed benefits with which the contract was issued. AXA Equitable is solely responsible to the contract owner for the contract's account value and such Guaranteed benefits. The general obligations and any Guaranteed benefits under the contract are supported by AXA
Equitable's general account and are subject to AXA Equitable's claims paying ability. An owner should look to the financial strength of AXA Equitable for its claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to the insurer's general creditors and the conduct of its routine business activities, such as the payment of salaries, rent and other ordinary business expenses. For more information about AXA Equitable's financial strength, you may review its financial statements and/or check its current rating with one or more of the independent sources that rate insurance companies for their financial strength and stability. Such ratings

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are subject to change and have no bearing on the performance of the variable investment options. You may also speak with your financial representative.

The general account is subject to regulation and supervision by the Insurance
Department of the State of New York and to the insurance laws and regulations of all jurisdictions where we are authorized to do business. Interests under the contracts in the general account have not been registered and are not required to be registered under the Securities Act of 1933 because of exemptions and exclusionary provisions that apply. The general account is not required to register as an investment company under the Investment Company Act of 1940 and it is not registered as an investment company under the Investment
Company Act of 1940. The contract is a "covered security" under the federal securities laws.

We have been advised that the staff of the SEC has not reviewed the portions of this Prospectus that relate to the general account. The disclosure with regard to the general account, however, may be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

DATES AND PRICES AT WHICH CONTRACT EVENTS OCCUR

We describe below the general rules for when, and at what prices, events under your contract will occur. Other portions of this Prospectus describe circumstances that may cause exceptions. We generally do not repeat those exceptions below.

BUSINESS DAY

Our "business day" is generally any day the New York Stock Exchange ("NYSE") is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). A business day does not include a day on which we are not open due to emergency conditions determined by the SEC. We may also close early due to such emergency conditions. Contributions will be applied and any other transaction requests will be processed when they are received along with all the required information unless another date applies as indicated below.

..   If your contribution, transfer or any other transaction request containing all the required information reaches us on any of the following, we will use the next business day:

   -- on a non-business day;

   -- after 4:00 p.m. Eastern Time on a business day; or

   -- after an early close of regular trading on the NYSE on a business day.

..   If your transaction is set to occur on the same day of the month as the contract date and that date is the 29th, 30th or 31st of the month, then the transaction will occur on the 1st day of the next month.

..   When a charge is to be deducted on a contract date anniversary that is a non-business day, we will deduct the charge on the next business day.

..   If we have entered into an agreement with your broker-dealer for automated processing of contributions and/or transfers upon receipt of customer order, your contribution and/or transfer will be considered received at the time your broker-dealer receives your contribution and/or transfer and all information needed to process your application, along with any required documents. Your broker-dealer will then transmit your order to us in accordance with our processing procedures. However, in such cases, your broker-dealer is considered a processing office for the purpose of receiving the contribution and/or transfer. Such arrangements may apply to initial contributions, subsequent contributions, and/or transfers, and may be commenced or terminated at any time without prior notice. If required by law, the "closing time" for such orders will be earlier than 4:00 p.m.,
    Eastern Time.

CONTRIBUTIONS AND TRANSFERS

..   Contributions allocated to the variable investment options are invested at the unit value next determined after the receipt of the contribution.

..   Contributions allocated to the guaranteed interest option will receive the crediting rate in effect on that business day for the specified time period.

..   Initial contributions allocated to the account for special dollar cost averaging receive the interest rate in effect on that business day. At certain times, we may offer the opportunity to lock in the interest rate for an initial contribution to be received under Section 1035 exchanges and trustee to trustee transfers. Your financial professional can provide information or you can call our processing office.

..   Transfers to or from variable investment options will be made at the unit value next determined after the receipt of the transfer request.

..   Transfers to the guaranteed interest option will receive the crediting rate in effect on that business day for the specified time period.

..   For the interest sweep option, the first monthly transfer will occur on the last business day of the month following the month that we receive your election form at our processing office.

ABOUT YOUR VOTING RIGHTS

As the owner of the shares of the Trusts, we have the right to vote on certain matters involving the Portfolios, such as:

..   the election of trustees; or

..   the formal approval of independent public accounting firms selected for each Trust; or

..   any other matters described in the prospectus for each Trust or requiring a shareholders' vote under the Investment Company Act of 1940.

We will give contract owners the opportunity to instruct us how to vote the number of shares attributable to their contracts if a shareholder vote is taken. If we do not receive instructions in time from all contract owners, we will vote the shares of a Portfolio for which no instructions have been received in the same proportion as we vote shares of that Portfolio for which we have received instructions. We will also vote any shares that we are entitled to vote

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directly because of amounts we have in a Portfolio in the same proportions that contract owners vote. One effect of proportional voting is that a small number of contract owners may determine the outcome of a vote.

The Trusts sell their shares to AXA Equitable separate accounts in connection with AXA Equitable's variable annuity and/or variable life insurance products, and to separate accounts of insurance companies, both affiliated and unaffiliated with AXA Equitable. AXA Premier VIP Trust and EQ Advisors Trust
also sell their shares to the trustee of a qualified plan for AXA Equitable. We currently do not foresee any disadvantages to our contract owners arising out of these arrangements. However, the Board of Trustees or Directors of each
Trust intends to monitor events to identify any material irreconcilable conflicts that may arise and to determine what action, if any, should be taken in response. If we believe that a Board's response insufficiently protects our contract owners, we will see to it that appropriate action is taken to do so.

SEPARATE ACCOUNT NO. 70 VOTING RIGHTS

If actions relating to the Separate Account require contract owner approval, contract owners will be entitled to one vote for each unit they have in the variable investment options. Each contract owner who has elected a variable annuity payout option may cast the number of votes equal to the dollar amount of reserves we are holding for that annuity in a variable investment option divided by the annuity unit value for that option. We will cast votes attributable to any amounts we have in the variable investment options in the same proportion as votes cast by contract owners.

CHANGES IN APPLICABLE LAW

The voting rights we describe in this Prospectus are created under applicable federal securities laws. To the extent that those laws or the regulations published under those laws eliminate the necessity to submit matters for approval by persons having voting rights in separate accounts of insurance companies, we reserve the right to proceed in accordance with those laws or regulations.

CYBERSECURITY

We rely heavily on interconnected computer systems and digital data to conduct our variable product business. Because our variable product business is highly dependent upon the effective operation of our computer systems and those of our business partners, our business is vulnerable to disruptions from utility outages, and susceptible to operational and information security risks resulting from information systems failure (e.g., hardware and software malfunctions), and cyber-attacks. These risks include, among other things, the theft, misuse, corruption and destruction of data maintained online or digitally, interference with or denial of service, attacks on websites and other operational disruption and unauthorized use or abuse of confidential customer information. Such systems failures and cyber-attacks affecting us, any third party administrator, the underlying funds, intermediaries and other affiliated or third-party service providers may adversely affect us and your
Total account value. For instance, systems failures and cyber-attacks may interfere with our processing of contract transactions, including the processing of orders from our website or with the underlying funds, impact our ability to calculate account unit values, cause the release and possible destruction of confidential customer or business information, impede order processing, subject us and/or our service providers and intermediaries to regulatory fines and financial losses and/or cause reputational damage.
Cybersecurity risks may also impact the issuers of securities in which the underlying funds invest, which may cause the funds underlying your contract to lose value. While there can be no assurance that we or the underlying funds or our service providers will avoid losses affecting your contract due to cyber-attacks or information security breaches in the future, we take reasonable steps to mitigate these risks and secure our systems from such failures and attacks.

MISSTATEMENT OF AGE

If the age of any person upon whose life or age a benefit provided under a
Guaranteed benefit has been misstated, any such benefit will be that which would have been purchased on the basis of the correct age. If that person would not have been eligible for that Guaranteed benefit at the correct age, (i) the benefit will be rescinded; (ii) any charges that were deducted for the benefit will be refunded and applied to the Total account value of the contract; and
(iii) only the death benefit provided by amounts allocated to the Investment account will apply.

STATUTORY COMPLIANCE

We have the right to change your contract without the consent of any other person in order to comply with any laws and regulations that apply, including but not limited to changes in the Internal Revenue Code, in Treasury
Regulations or in published rulings of the Internal Revenue Service and in
Department of Labor regulations.

Any change in your contract must be in writing and made by an authorized officer of AXA Equitable. We will provide notice of any contract change.

The benefits under your contract will not be less than the minimum benefits required by any state law that applies.

ABOUT LEGAL PROCEEDINGS

AXA Equitable and its affiliates are parties to various legal proceedings. In our view, none of these proceedings would be considered material with respect to a contract owner's interest in Separate Account No. 70, nor would any of these proceedings be likely to have a material adverse effect upon the Separate
Account, our ability to meet our obligations under the contracts, or the distribution of the contracts.

FINANCIAL STATEMENTS

The financial statements of Separate Account No. 70, as well as the consolidated financial statements of AXA Equitable, are in the SAI. The financial statements of AXA Equitable have relevance to the contracts only to the extent that they bear upon the ability of AXA Equitable to meet its obligations under the contracts. The SAI is available free of charge. You may request one by writing to our processing office or calling 1-800-789-7771.

TRANSFERS OF OWNERSHIP, COLLATERAL ASSIGNMENTS, LOANS AND BORROWING

You can transfer ownership of an NQ contract at any time before annuity payments begin. We will continue to treat you as the owner until we receive notification of any change at our processing office.

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We may refuse to process a change of ownership of an NQ contract without appropriate documentation of status on IRS Form W-9 (or, if IRS Form W-9 cannot be provided because the entity is not a U.S. entity, on the appropriate type of
Form W-8).

Following a change of ownership, the existing beneficiary designations will remain in effect until the new owner provides new designations.

Any Guaranteed benefit in effect will generally terminate if you change ownership of the contract. A Guaranteed benefit will not terminate if the ownership of the contract is transferred from a non-natural owner to an individual but the contract will continue to be based on the annuitant's life.
It will also not terminate if you transfer your individually-owned contract to a trust held for your (or your and your immediate family's) benefit; it will continue to be based on your life. If you were not the annuitant under the individually-owned contract, you will become the annuitant when ownership is changed. Please speak with your financial professional for further information.

JOINTLY OWNED CONTRACTS. If the older owner transfers ownership to another owner, any Guaranteed benefit in effect will terminate. If the younger owner transfers ownership to another owner, Guaranteed benefits will continue as long as the new owner is younger than the remaining joint owner and meets the issue age requirements associated with the Guaranteed benefits.

ADDING A NEW OWNER. To add a new owner to a contract, both owners must meet the age requirements, determined as of the transaction date, for issuing the contract and, if applicable, funding the Guaranteed benefits.

For a state-by-state description of all material variations of this contract, including information regarding the termination of benefits under your contract, see Appendix V later in this Prospectus.

In general, you cannot assign or transfer ownership of an IRA or QP contract except by surrender to us. If your individual retirement annuity contract is held in your custodial individual retirement account, you may only assign or transfer ownership of such an IRA contract to yourself. Loans are not available and you cannot assign IRA and QP contracts as security for a loan or other obligation.

For limited transfers of ownership after the owner's death see "Beneficiary continuation option" in "Payment of death benefit" earlier in this Prospectus.
You may direct the transfer of the values under your IRA or QP contract to another similar arrangement under federal income tax rules.

Loans are not available under your NQ contract.

In certain circumstances, you may collaterally assign all or a portion of the value of your NQ contract as security for a loan with a third party lender. The terms of the assignment are subject to our approval. The amount of the assignment may never exceed your Total account value on the day prior to the date we receive all necessary paperwork to effect the assignment. Only one assignment per contract is permitted. You must indicate that you have not purchased, and will not purchase, any other AXA Equitable (or affiliate's) NQ deferred annuity contract in the same calendar year that you purchase the contract.

A collateral assignment does not terminate your benefits under the contract.
However, a collateral assignment will terminate your optional benefits. All withdrawals, distributions and benefit payments, as well as the exercise of any benefits, are subject to the assignee's prior approval and payment directions.
We will follow such directions until AXA Equitable receives written notification satisfactory to us that the assignment has been terminated. If the owner or beneficiary fails to provide timely notification of the termination, it is possible that we could pay the assignee more than the amount of the assignment, or continue paying the assignee pursuant to existing directions after the collateral assignment has in fact been terminated. Our payment of any death benefit to the beneficiary will also be subject to the terms of the assignment until we receive written notification satisfactory to us that the assignment has been terminated.

In some cases, an assignment or change of ownership may have adverse tax consequences. See "Tax information" earlier in this Prospectus.

ABOUT CUSTODIAL IRAS

For certain custodial IRA accounts, after your contract has been issued, we may accept transfer instructions by telephone, mail, facsimile or electronically from a broker-dealer, provided that we or your broker-dealer have your written authorization to do so on file. Accordingly, AXA Equitable will rely on the stated identity of the person placing instructions as authorized to do so on your behalf. AXA Equitable will not be liable for any claim, loss, liability or expenses that may arise out of such instructions. AXA Equitable will continue to rely on this authorization until it receives your written notification at its processing office that you have withdrawn this authorization. AXA Equitable may change or terminate telephone or electronic or overnight mail transfer procedures at any time without prior written notice and restrict facsimile, internet, telephone and other electronic transfer services because of disruptive transfer activity.

HOW DIVORCE MAY AFFECT YOUR CONTRACT AND GUARANTEED BENEFITS

If we are required to divide your contract as the result of divorce, the portion of the Total account value attributable to your ex-spouse will be allocated to a new contract for your ex-spouse and funded using allocation instructions provided by the ex-spouse. Our optional benefits do not provide a cash value or any minimum account value. In the event that you and your spouse become divorced after you purchase a contract with a Guaranteed benefit, we will not divide the benefit base(s) used to calculate the benefits as part of the divorce settlement or judgment. As a result of the divorce, we may be required to withdraw amounts from the Protected Benefit account to be paid to an ex-spouse. Any such withdrawal will be considered a withdrawal from the contract, which means your Guaranteed benefit will be reduced.

IF 100% OF YOUR CONTRACT IS AWARDED TO YOUR EX-SPOUSE IN A DIVORCE SETTLEMENT,
SPECIAL RULES APPLY. If 100% of your contract is awarded to your younger ex-spouse as a result of divorce, then whether you were the single owner or the contract was jointly owned, the following rules apply:

..   If the Protected Benefit account had been funded prior to the date of divorce, the age-related rules associated with continuing any Guaranteed benefits under the contract will be determined by the age of your ex-spouse as of the date we receive the divorce decree and any other information we may require ("date of divorce decree receipt").

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   -- If the ex-spouse is age 50 - 85, the GMIB can continue as long as the time for exercising the GMIB under the contract has not yet passed. The
      GMIB Maximum Roll-up Period does not restart, but we will use the date on which the ex-spouse turns 95 in determining the GMIB Roll-up Period end date. GMIB benefit base resets will continue until the contract date anniversary following the ex-spouse's 95th birthday.

   -- If the ex-spouse is age 86 or older and not eligible to con-tinue the
      GMIB, the benefit and associated charge will end on the date of divorce decree receipt. However, the ex-spouse will be given a one-time opportunity to exercise the GMIB after providing us with the divorce decree and any other information we may require.

   -- If the ex-spouse elects to exercise the GMIB, we will always apply joint life annuity purchase rates in calculating the periodic payments.

   -- If the ex-spouse is age 65 or younger and "Greater of" death benefit was elected, it will remain in effect. The GMDB Maximum Roll-up Period does not restart, but we will use the date on which the ex-spouse turns 80 in determining the GMDB Roll-up Period end date. Furthermore, if the GMDB
      Roll-up period end date had occurred prior to the divorce due to your having reached age 80, but the last day of the GMDB Maximum Roll-up period had not been reached and the ex-spouse is younger than age 80, the
      GMDB Roll-up benefit base will resume rolling up until the earlier of (a)
      the last date of the GMDB Maximum Roll-up period and (b) the contract date anniversary following the ex-spouse's 80th birthday.

      EXAMPLE: Assume that, prior to the divorce, the GMDB Roll-up period ended after 15 years because you reached age 80. Assume further that you divorced at age 82, at which time your ex-spouse was 75. Because the GMDB
      Maximum Roll-up period still has three years to run, the GMDB Roll-up benefit base becomes eligible to roll up for an additional three years once the ex-spouse's age is used to determine the GMDB Roll-up period end date. (NOTE: For ease of illus-tration, this example uses approximate numbers.)

   -- If the ex-spouse is age 75 or younger and the Highest Anniversary Value death benefit was elected, it will remain in effect and eligible for increase based on the ex-spouse's age.

   -- If the ex-spouse is age 80 or younger and the Return of Principal death benefit was elected, it will remain in effect.

   -- If the ex-spouse is age 68 or younger and the RMD Wealth Guard death benefit was elected, it will remain in effect. The applicable fee will be determined by the date of divorce decree receipt. RMD Wealth Guard death benefit base resets will continue until the earlier of (a) the first contract anniver-sary following the first RMD withdrawal from the
      Protected Benefit account or (b) the contract date anniversary after the ex-spouse turns 85. If resets had previously ended due to the original owner reaching age 85 or having taken a first RMD withdrawal from the
      Protected Benefit account, we will reinstate resets if your ex-spouse is eligible.

   -- If the ex-spouse is age 85 or younger and not eligible to continue the
      GMDB under the contract, the benefit and associated charge will end on the date of divorce decree receipt. The contract will continue with the
      Return of Principal death benefit, with the death benefit amount frozen based on the value of the GMDB death benefit base on the date of divorce decree receipt, subject to adjustment for future contributions and withdrawals.

   -- Contributions by the ex-spouse to the Protected Benefit account are not permitted. If the GMIB was elected, contributions by the ex-spouse to the
      Investment account are not permitted. If the GMIB was not elected, contributions by the ex-spouse to the Investment account are permitted if the ex-spouse is age-eligible at the time of the contribution.

   -- Transfers into the Protected Benefit account are permitted until the ex-spouse makes a subsequent contribution to the Investment Account, or, if earlier, the ex-spouse reaches the maximum transfer age. At that time, all transfers into the Protected Benefit account, including transfers through the Systematic transfer program, will no longer be permitted.
      However, if transfers were no longer allowed under the original contract due to a contribution you made to the Investment account after taking a withdrawal from the Protected Benefit account, then your ex-spouse will not be able to make transfers into the Protected Benefit account even if they are age-eligible.

..   If the GMIB was elected and the Protected Benefit account had not been funded prior to the date of divorce decree receipt, the ex-spouse becomes the new contract owner and all Guaranteed benefits terminate. If the
    Protected Benefit account was funded after the date of divorce but prior to the date of divorce decree receipt, we will transfer the Protected Benefit account funds to the Investment account, the Protected Benefit account will be discontinued, and all Guaranteed benefits are terminated.

If 100% of your contract is awarded to your older ex-spouse as a result of divorce and the contract was jointly owned, the contract continues under its existing terms and the ex-spouse becomes the single owner of the contract.

DISTRIBUTION OF THE CONTRACTS

The contracts are distributed by both AXA Advisors, LLC ("AXA Advisors") and
AXA Distributors, LLC ("AXA Distributors") (together, the "Distributors"). The
Distributors serve as principal underwriters of Separate Account No. 70. The offering of the contracts is intended to be continuous.

AXA Advisors is an affiliate of AXA Equitable, and AXA Distributors is an indirect wholly owned subsidiary of AXA Equitable. The Distributors are under the common control of AXA Equitable Holdings, Inc. Their principal business address is 1290 Avenue of the Americas, New York, NY 10104. The Distributors
are registered with the SEC as broker-dealers and are members of the Financial
Industry Regulatory Authority, Inc. ("FINRA"). Both broker-dealers also act as distributors for other AXA Equitable life and annuity products.

The contracts are sold by financial professionals of AXA Advisors and its affiliates. The contracts are also sold by financial professionals of

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unaffiliated broker-dealers that have entered into selling agreements with AXA
Distributors ("Selling broker-dealers").

AXA Equitable pays compensation to both Distributors based on contracts sold.
AXA Equitable may also make additional payments to the Distributors, and the
Distributors may, in turn, make additional payments to certain Selling broker-dealers. All payments will be in compliance with all applicable FINRA rules and other laws and regulations.

Although AXA Equitable takes into account all of its distribution and other costs in establishing the level of fees and charges under its contracts, none of the compensation paid to the Distributors, AXA Advisors, or the Selling broker-dealers discussed in this section of the Prospectus are imposed as separate fees or charges under your contract. AXA Equitable, however, intends to recoup amounts it pays for distribution and other services through the fees and charges of the contracts and payments it receives for providing administrative, distribution and other services to the Portfolios. For information about the fees and charges under the contract, see "Fee table" and
"Charges and expenses" earlier in this Prospectus.

AXA ADVISORS COMPENSATION.

AXA Equitable pays compensation to AXA Advisors based on contributions made on the contracts sold through AXA Advisors (''contribution-based compensation'').
The contribution-based compensation will generally not exceed 8.50% of total contributions. AXA Advisors, in turn, may pay a portion of the contribution-based compensation received from AXA Equitable to the AXA Advisors financial professional and/or the Selling broker-dealer making the sale. In some instances, a financial professional or a Selling broker-dealer may elect to receive reduced contribution-based compensation on a contract in combination with ongoing annual compensation of up to 1.20% of the Total account value of the contract sold (''asset-based compensation''). Total compensation paid to a financial professional or a Selling broker-dealer electing to receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The compensation paid by AXA Advisors varies among financial professionals and among Selling broker-dealers. When a contract is sold by a
Selling broker-dealer, the Selling broker-dealer, not AXA Advisors, determines the compensation paid to the Selling broker-dealer's financial professional for the sale of the contract. Therefore, you should contact your financial professional for information about the compensation he or she receives and any related incentives, as described immediately below.

AXA Advisors also pays a portion of the compensation it receives to its managerial personnel. AXA Advisors also pays its financial professionals and managerial personnel other types of compensation including service fees, expense allowance payments and health and retirement benefits. AXA Advisors also pays its financial professionals, managerial personnel and Selling broker-dealers sales bonuses (based on selling certain products during specified periods) and persistency bonuses. AXA Advisors may offer sales incentive programs to financial professionals and Selling broker-dealers who meet specified production levels for the sales of both AXA Equitable contracts and contracts offered by other companies. These incentives provide non-cash compensation such as stock options awards and/or stock appreciation rights, expense-paid trips, expense-paid education seminars and merchandise.

AXA Advisors may receive compensation, and, in turn, pay its financial professionals a portion of such fee, from third party investment advisors to whom its financial professionals refer customers for professional management of the assets within their contract.

DIFFERENTIAL COMPENSATION. In an effort to promote the sale of AXA Equitable products, AXA Advisors may pay its financial professionals and managerial personnel a greater percentage of contribution-based compensation and/or asset-based compensation for the sale of an AXA Equitable contract than it pays for the sale of a contract or other financial product issued by a company other than AXA Equitable. AXA Advisors may pay higher compensation on certain products in a class than others based on a group or sponsored arrangement, or between older and newer versions or series of the same contract. This practice is known as providing "differential compensation." Differential compensation may involve other forms of compensation to AXA Advisors personnel. Certain components of the compensation paid to managerial personnel are based on whether the sales involve AXA Equitable contracts. Managers earn higher compensation (and credits toward awards and bonuses) if the financial professionals they manage sell a higher percentage of AXA Equitable contracts than products issued by other companies. Other forms of compensation provided to its financial professionals and/or managerial personnel, which include health and retirement benefits, expense reimbursements, marketing allowances and contribution-based payments, known as "overrides." For tax reasons, AXA
Advisors financial professionals qualify for health and retirement benefits based solely on their sales of AXA Equitable contracts and products sponsored by affiliates.

The fact that AXA Advisors financial professionals receive differential compensation and additional payments may provide an incentive for those financial professionals to recommend an AXA Equitable contract over a contract or other financial product issued by a company not affiliated with AXA
Equitable. However, under applicable rules of the FINRA and other federal and state regulatory authorities, AXA Advisors financial professionals may only recommend to you products that they reasonably believe are suitable for you and, for certain accounts depending on applicable rules, that are in your best interest, based on the facts that you have disclosed as to your other security holdings, financial situation and needs. In making any recommendation, financial professionals of AXA Advisors may nonetheless face conflicts of interest because of the differences in compensation from one product category to another, and because of differences in compensation between products in the same category. For more information, contact your financial professional.

AXA DISTRIBUTORS COMPENSATION.

AXA Equitable pays contribution-based and asset-based compensation (together
"compensation") to AXA Distributors. Contribution-based compensation is paid based on AXA Equitable contracts sold through AXA Distributors' Selling broker-dealers. Asset-based compensation is paid based on the aggregate account value of contracts sold through certain of AXA Distributors' Selling broker-dealers. This compensation will generally not exceed 7.50% of the total contributions made under the contracts. AXA Distributors, in turn, pays the contribution-based compensation it receives on the sale of a contract to the
Selling broker-dealer making the sale. In some instances, the Selling broker-dealer may elect to receive reduced contribution-based compensation on the sale of the contract in combination with annual asset-based compensation of up to 1.25% of the contract's Total account value. If a Selling broker-dealer elects to receive reduced contribution-based compensation on a contract, the contribution-based compensation which AXA Equitable pays to AXA Distributors will be reduced by the same amount, and AXA Equitable will pay AXA Distributors asset-based compensation on the contract equal to the asset-based compensation which AXA Distributors pays

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to the Selling broker-dealer. Total compensation paid to a Selling broker-dealer electing to receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The contribution-based and asset-based compensation paid by AXA Distributors varies among Selling broker-dealers.

The Selling broker-dealer, not AXA Distributors, determines the compensation paid to the Selling broker-dealer's financial professional for the sale of the contract. Therefore, you should contact your financial professional for information about the compensation he or she receives and any related incentives, such as differential compensation paid for various products.

AXA Equitable also pays AXA Distributors compensation to cover its operating expenses and marketing services under the terms of AXA Equitable's distribution agreements with AXA Distributors.

ADDITIONAL PAYMENTS BY AXA DISTRIBUTORS TO SELLING BROKER-DEALERS.

AXA Distributors may pay, out of their assets, certain Selling broker-dealers and other financial intermediaries additional compensation in recognition of services provided or expenses incurred. AXA Distributors may also pay certain
Selling broker-dealers or other financial intermediaries additional compensation for enhanced marketing opportunities and other services (commonly referred to as "marketing allowances"). Services for which such payments are made may include, but are not limited to, the preferred placement of AXA
Equitable products such as Retirement Cornerstone(R) Series E contracts on a company and/or product list; sales personnel training; product training;
business reporting; technological support; due diligence and related costs;
advertising, marketing and related services; conference; and/or other support services, including some that may benefit the contract owner. Payments may be based on ongoing sales, on the aggregate account value attributable to contracts sold through a Selling broker-dealer or such payments may be a fixed amount. For certain selling broker-dealers, AXA Distributors increases the marketing allowance as certain sales thresholds are met. The Distributors may also make fixed payments to Selling broker-dealers, for example in connection with the initiation of a new relationship or the introduction of a new product.

Additionally, as an incentive for the financial professionals of Selling broker-dealers to promote the sale of AXA Equitable products, the Distributors may increase the sales compensation paid to the Selling broker-dealer for a period of time (commonly referred to as "compensation enhancements"). AXA
Distributors also has entered into agreements with certain selling broker-dealers in which the selling broker-dealer agrees to sell certain AXA
Equitable contracts exclusively, including the one described in this Prospectus.

These additional payments may serve as an incentive for Selling broker-dealers to promote the sale of AXA Equitable contracts over contracts and other products issued by other companies. Not all Selling broker-dealers receive additional payments, and the payments vary among Selling broker-dealers. The list below includes the names of Selling broker-dealers that we are aware (as of December 31, 2018) received additional payments. These additional payments ranged from $536.67 to $6,370,912.47. AXA Equitable and its affiliates may also have other business relationships with Selling broker-dealers, which may provide an incentive for the Selling broker-dealers to promote the sale of AXA
Equitable contracts over contracts and other products issued by other companies. The list below includes any such Selling broker-dealer. For more information, ask your financial professional.

1st Global Capital Corp.
Allstate Financial Services, LLC
American Portfolios Financial Services
Ameriprise Financial Services
BBVA Securities, Inc.
Cambridge Investment Research
Capital Investment Group
Centaurus Financial, Inc.
CETERA Financial Group
Citigroup Global Markets, Inc.
Citizens Investment Services
Commonwealth Financial Network
Community America Financial Solution
CUNA Brokerage Services
CUSO Financial Services, L.P.
DPL Financial Partners
Equity Services Inc.
Farmer's Financial Solution
Geneos Wealth Management
Gradient Securities, LLC
H. Beck, Inc.
H.D. Vest Investment Securities, Inc.
Huntleigh Securities Corp.
Independent Financial Group, LLC
Infinex Investments Inc.
Investment Professionals, Inc.
Janney Montgomery Scott LLC
Kestra Investment Services, LLC
Key Investment Services LLC
Ladenburg Thalmann Advisor Network, LLC
Lincoln Financial Advisors Corp.
Lincoln Financial Securities Corp.
Lincoln Investment Planning
Lion Street Financial
LPL Network
Lucia Securities, LLC
MML Investors Services, LLC
Morgan Stanley Smith Barney
Mutual of Omaha Investment Services, Inc.
Park Avenue Securities, LLC
PlanMember Securities Corp.
PNC Investments
Primerica Financial Services, Inc.
Prospera Financial Services
Questar Capital Corporation
Raymond James
RBC Capital Markets Corporation
Robert W Baird & Company
Santander Securities Corp.
SIGMA Financial Corporation
Signator Investors, Inc.
The Advisor Group (AIG)
U.S. Bank Center
UBS Financial Services, Inc.
Valmark Securities, Inc.
Voya Financial Advisors, Inc.
Wells Fargo

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Appendix I: Dropping or changing your Guaranteed benefits

--------------------------------------------------------------------------------

PRE-FUNDING DROP OR CHANGE

The following table is designed to show your options if you decide to drop your
Guaranteed benefit(s) prior to the funding of your Protected Benefit account.
In general, you can drop your GMIB and change your Guaranteed minimum death benefit. However, in general, your Guaranteed minimum death benefit cannot be dropped or changed without first dropping your GMIB. You may drop the "Greater of" death benefit without dropping the GMIB only if we exercise our contractual right to change the fee for the "Greater of" death benefit without a change to the fee for GMIB. All requests to drop or change a Guaranteed benefit must be submitted on an administrative form we provide for this specific purpose.

-----------------------------------------------------------------------------------------------------------------------------
 GUARANTEED BENEFIT
 COMBINATION                   PRE-FUNDING DROP OF:               YOUR OPTION(S) OR RESULT     FOLLOWING THE DROP OR CHANGE
-----------------------------------------------------------------------------------------------------------------------------
..   GMIB                       GMIB                             .   You can change your death  .   You can drop the Highest
..   Return of Principal death                                       benefit to the Highest         Anniversary Value death
    benefit                                                         Anniversary Value death        benefit, either
                                                                    benefit. If you do not         pre-funding or
                                                                    make this change, the          post-funding.
                                                                    Return of Principal death  .   You can drop the Return
                                                                    benefit will remain.           of Principal death
                                                                                                   benefit post-funding only.
-----------------------------------------------------------------------------------------------------------------------------

..   GMIB                       GMIB                             .   You can keep your Highest  .   You can drop the Highest
..   Highest Anniversary Value                                       Anniversary Value death        Anniversary Value death
    death benefit                                                   benefit.                       benefit, either
                                                                            -or-                   pre-funding or
                                                                .   You can change your death      post-funding.
                                                                    benefit to the Return of   .   You can drop the Return
                                                                    Principal death benefit.       of Principal death
                                                                                                   benefit post-funding only.
-----------------------------------------------------------------------------------------------------------------------------

..   GMIB                       Both benefits                    .   The Return of Principal    .   You can drop the Return
..   Highest Anniversary Value                                       death benefit will             of Principal death
    death benefit                                                   automatically become your      benefit post-funding only.
                                                                    new Guaranteed minimum
                                                                    death benefit.
-----------------------------------------------------------------------------------------------------------------------------

..   GMIB                       GMIB                             .   By dropping your GMIB,     .   You can drop the Highest
..   "Greater of" death benefit                                      you are no longer              Anniversary Value death
                                                                    eligible to elect the          benefit, either
                                                                    "Greater of" death             pre-funding or
                                                                    benefit.                       post-funding.
                                                                .   You can change your death  .   You can drop the Return
                                                                    benefit to the Highest         of Principal death
                                                                    Anniversary Value death        benefit post-funding only.
                                                                    benefit. If you do not
                                                                    make this change, the
                                                                    Return of Principal death
                                                                    benefit will
                                                                    automatically become your
                                                                    new Guaranteed minimum
                                                                    death benefit.
-----------------------------------------------------------------------------------------------------------------------------

..   GMIB                       Both benefits                    .   You can change your death  .   You can drop the Highest
..   "Greater of" death benefit                                      benefit to the Highest         Anniversary Value death
                                                                    Anniversary Value death        benefit, either
                                                                    benefit. If you do not         pre-funding or post-
                                                                    make this change, the          funding.
                                                                    Return of Principal death  .   You can drop the Return
                                                                    benefit will                   of Principal death
                                                                    automatically become your      benefit post-funding only.
                                                                    new Guaranteed minimum
                                                                    death benefit.
-----------------------------------------------------------------------------------------------------------------------------

..   GMIB                       "Greater of" death benefit/(1)/  .   You can change your death  .   You can drop the Highest
..   "Greater of" death benefit                                      benefit to the Highest         Anniversary Value death
                                                                    Anniversary Value death        benefit, either
                                                                    benefit. If you do not         pre-funding or post-
                                                                    make this change, the          funding.
                                                                    Return of Principal death  .   You can drop the Return
                                                                    benefit will                   of Principal death
                                                                    automatically become your      benefit post-funding only.
                                                                    new Guaranteed minimum
                                                                    death benefit.
-----------------------------------------------------------------------------------------------------------------------------

                                      I-1

           APPENDIX I: DROPPING OR CHANGING YOUR GUARANTEED BENEFITS

----------------------------------------------------------------------------------------------------------------------------
 GUARANTEED BENEFIT
 COMBINATION                  PRE-FUNDING DROP OF:             YOUR OPTION(S) OR RESULT       FOLLOWING THE DROP OR CHANGE
----------------------------------------------------------------------------------------------------------------------------
..  Highest Anniversary Value  Highest Anniversary Value        .   The Return of Principal    .   You can drop the Return
   death benefit              death benefit                        death benefit will             of Principal death
                                                                   automatically become your      benefit post-funding only.
                                                                   new Guaranteed minimum
                                                                   death benefit.
----------------------------------------------------------------------------------------------------------------------------

..  Return of Principal death  Not Applicable: The Return of
   benefit                    Principal death benefit cannot
                              be dropped prior to funding the
                              Protected Benefit account
----------------------------------------------------------------------------------------------------------------------------

RMD Wealth Guard death        RMD Wealth Guard death           .   You may elect the Return   .   You can drop the Return
   benefit                    benefit                              of Principal death             of Principal death
                                                                   benefit or Highest             benefit post- funding
                                                                   Anniversary Value death        only.
                                                                   benefit.                   .   You can drop the Highest
                                                                                                  Anniversary Value death
                                                                                                  benefit either
                                                                                                  pre-funding or
                                                                                                  post-funding.
----------------------------------------------------------------------------------------------------------------------------
(1)You may drop the "Greater of" death benefit without dropping the GMIB only if we exercise our contractual right to change the fee for the "Greater of"
   death benefit without a change to the fee for the GMIB. We must receive your request to drop the "Greater of" death benefit within 30 days of the fee change notification.

POST-FUNDING DROP

The following table is designed to show your options if you decide to drop your
Guaranteed benefit(s) after you have funded your Protected Benefit account. In general, you can drop both your GMIB and Guaranteed minimum death benefit or, in some cases, drop your GMIB and retain your Guaranteed minimum death benefit.
However, in general, your Guaranteed minimum death benefit cannot be dropped without first dropping your GMIB. You may drop the "Greater of" death benefit without dropping the GMIB only if we exercise our contractual right to change the fee for the "Greater of" death benefit without a change to the fee for the
GMIB. All requests to drop a Guaranteed benefit must be submitted on an administrative form we provide for this specific purpose. Please see "Dropping or changing your Guaranteed benefits" in "Contract features and benefits" for information on when you are eligible to drop your Guaranteed benefits after having funded your Protected Benefit account.

------------------------------------------------------------------------------------------------------------------------
 GUARANTEED BENEFIT
 COMBINATION                  POST-FUNDING DROP OF:/(1)/    YOUR OPTION(S) OR RESULT          FOLLOWING THE DROP
------------------------------------------------------------------------------------------------------------------------
..  GMIB                            GMIB                   .   The Return of Principal    .   You can drop the Return
..  Return of Principal death                                  death benefit will remain      of Principal death
   benefit                                                    in effect.                     benefit by notifying us
                                                                                             and taking a full
                                                                                             withdrawal of your
                                                                                             Protected Benefit account
                                                                                             value or making a
                                                                                             one-time transfer to the
                                                                                             Investment account
                                                                                             variable investment
                                                                                             options and the
                                                                                             guaranteed interest
                                                                                             option.
------------------------------------------------------------------------------------------------------------------------
..  GMIB                            Both benefits          .   Your Guaranteed benefits     Not Applicable.
..  Return of Principal death                                  will terminate by
   benefit                                                    notifying us and taking a
                                                              full withdrawal of your
                                                              Protected Benefit account
                                                              value or making a
                                                              one-time transfer to the
                                                              Investment account
                                                              variable investment
                                                              options and the
                                                              guaranteed interest
                                                              option.
------------------------------------------------------------------------------------------------------------------------
..  GMIB                            GMIB                   .   Your Highest Anniversary   .   You can drop the Highest
..  Highest Anniversary Value                                  Value death benefit            Anniversary Value death
   death benefit                                              remains in effect.             benefit by notifying us
                                                                                             and taking a full
                                                                                             withdrawal of your
                                                                                             Protected Benefit account
                                                                                             value or making a
                                                                                             one-time transfer to the
                                                                                             Investment account
                                                                                             variable investment
                                                                                             options and the
                                                                                             guaranteed interest
                                                                                             option.
------------------------------------------------------------------------------------------------------------------------

                                      I-2

           APPENDIX I: DROPPING OR CHANGING YOUR GUARANTEED BENEFITS

------------------------------------------------------------------------------------------------------------------------------
 GUARANTEED BENEFIT
 COMBINATION                   POST-FUNDING DROP OF:/(1)/         YOUR OPTION(S) OR RESULT          FOLLOWING THE DROP
------------------------------------------------------------------------------------------------------------------------------
..  GMIB                        Both benefits                    .   Your Guaranteed benefits     Not Applicable.
..  Highest Anniversary Value                                        will terminate by
   death benefit                                                    notifying us and taking a
                                                                    full withdrawal of your
                                                                    Protected Benefit account
                                                                    value or making a
                                                                    one-time transfer to the
                                                                    Investment account
                                                                    variable investment
                                                                    options and the
                                                                    guaranteed interest
                                                                    option.
------------------------------------------------------------------------------------------------------------------------------
..  GMIB                        GMIB                             .   By dropping your GMIB,     .   You can drop the Return
..  "Greater of" death benefit                                       you are no longer              of Principal death
                                                                    eligible to elect the          benefit at a later date.
                                                                    "Greater of" death
                                                                    benefit.
                                                                .   The Return of Principal
                                                                    death benefit will become
                                                                    your new Guaranteed
                                                                    minimum death benefit.
                                                                    The Return of Principal
                                                                    benefit base will equal
                                                                    all contributions and
                                                                    transfers to your
                                                                    Protected Benefit
                                                                    account, adjusted for
                                                                    withdrawals on a pro rata
                                                                    basis.
------------------------------------------------------------------------------------------------------------------------------
..  GMIB                                                         .   Your Guaranteed benefits     Not Applicable.
..  "Greater of" death benefit  Both benefits                        will terminate by
                                                                    notifying us and taking a
                                                                    full withdrawal of your
                                                                    Protected Benefit account
                                                                    value or making a
                                                                    one-time transfer to the
                                                                    Investment account
                                                                    variable investment
                                                                    options and the
                                                                    guaranteed interest
                                                                    option.
------------------------------------------------------------------------------------------------------------------------------
..  GMIB                                                         .   The Return of Principal    .   You can drop the Return
..  "Greater of" death benefit  "Greater of" death benefit/(2)/      death benefit will             of Principal death
                                                                    automatically become your      benefit at a later date.
                                                                    new Guaranteed minimum
                                                                    death benefit.
------------------------------------------------------------------------------------------------------------------------------
..  Highest Anniversary Value   Highest Anniversary Value        .   Your Guaranteed benefit      Not Applicable.
   death benefit               death benefit                        will terminate by
                                                                    notifying us and taking a
                                                                    full withdrawal of your
                                                                    Protected Benefit account
                                                                    value or making a
                                                                    one-time transfer to the
                                                                    Investment account
                                                                    variable investment
                                                                    options and the
                                                                    guaranteed interest
                                                                    option.
------------------------------------------------------------------------------------------------------------------------------
..  Return of Principal death   Return of Principal death        .   Your Guaranteed benefit      Not Applicable.
   benefit                     benefit                              will terminate by
                                                                    notifying us and taking a
                                                                    full withdrawal of your
                                                                    Protected Benefit account
                                                                    value or making a
                                                                    one-time transfer to the
                                                                    Investment account
                                                                    variable investment
                                                                    options and the
                                                                    guaranteed interest
                                                                    option.
------------------------------------------------------------------------------------------------------------------------------

                                      I-3

           APPENDIX I: DROPPING OR CHANGING YOUR GUARANTEED BENEFITS

------------------------------------------------------------------------------------------------------------------
 GUARANTEED BENEFIT
 COMBINATION             POST-FUNDING DROP OF:/(1)/    YOUR OPTION(S) OR RESULT          FOLLOWING THE DROP
------------------------------------------------------------------------------------------------------------------
RMD Wealth Guard death    RMD Wealth Guard death     .   Your Guaranteed benefit    .   Not applicable.
   benefit                benefit                        will terminate by
                                                         notifying us and taking a
                                                         full withdrawal of your
                                                         Protected Benefit account
                                                         or making a one-time
                                                         transfer to the
                                                         Investment account
                                                         variable investment
                                                         options and the
                                                         guaranteed interest
                                                         option.
                                                     .   Your death benefit will
                                                         be equal to the return of
                                                         your account value.
------------------------------------------------------------------------------------------------------------------
(1)When a Guaranteed benefit (other than the Return of Principal death benefit)
   is dropped on any date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year.
(2)You may drop the "Greater of" death benefit without dropping the GMIB only if we exercise our contractual right to change the fee for the "Greater of"
   death benefit without a change to the fee for the GMIB. We must receive your request to drop the "Greater of" death benefit within 30 days of the fee change notification.

                                      I-4

           APPENDIX I: DROPPING OR CHANGING YOUR GUARANTEED BENEFITS

Appendix II: Purchase considerations for QP contracts

--------------------------------------------------------------------------------

Trustees who are considering the purchase of a Retirement Cornerstone(R) Series
E contract should discuss with their tax and ERISA advisers whether this is an appropriate investment vehicle for the employer's plan. The QP contract and this Prospectus should be reviewed in full, and the following factors, among others, should be noted. Trustees should consider whether the plan provisions permit the investment of plan assets in the QP contract, the distribution of such an annuity, the purchase of the Guaranteed benefits, and the payment of death benefits in accordance with the requirements of the federal income tax rules. Assuming continued plan qualification and operation, earnings on qualified plan assets will accumulate value on a tax-deferred basis even if the plan is not funded by the Retirement Cornerstone(R) Series E QP contract or another annuity contract. Therefore, the plan trust should purchase a
Retirement Cornerstone(R) Series E QP contract to fund a plan for the contract's features and benefits and not for tax deferral, after considering the relative costs and benefits of annuity contracts and other types of arrangements and funding vehicles. There are significant issues in the purchase of a Retirement Cornerstone(R) Series E contract in a defined benefit plan.

This QP contract accepts only transfer contributions from other investments within an existing qualified plan trust. We will not accept ongoing payroll contributions or contributions directly from the employer. For 401(k) plans, no employee after-tax contributions are accepted. A "designated Roth contribution account" is not available in the QP contract. Checks written on accounts held in the name of the employer instead of the plan or the trust will not be accepted. Only one additional transfer contribution may be made per contract year.

If amounts attributable to an excess or mistaken contribution must be withdrawn, there may be a benefit base adjustment to a Guaranteed benefit. If in a defined benefit plan the plan's actuary determines that an overfunding in the QPDB contract has occurred, then any transfers of plan assets out of the
QPDB contract may also result in a benefit base adjustment on the amount being transferred.

In order to purchase the QPDB contract for a defined benefit plan, the plan's actuary will be required to determine a current dollar value of each plan participant's accrued benefit so that individual contracts may be established for each plan participant. We do not permit defined contribution or defined benefit plans to pool plan assets attributable to the accrued benefits of multiple plan participants.

For defined benefit plans, the maximum percentage of actuarial value of the plan participant's normal retirement benefit that can be funded by a QPDB contract is 80%. The total account value under a QPDB contract may at any time be more or less than the lump sum actuarial equivalent of the accrued benefit for a defined benefit plan participant. AXA Equitable does not guarantee that the Total account value under a QPDB contract will at any time equal the actuarial value of 80% of a participant/employee's accrued benefit.

While the contract is owned by the plan trust, all payments under the contract will be made to the plan trust owner. If the plan rolls over a contract into an
IRA for the benefit of a former plan participant through a contract conversion, it is the plan's responsibility to adjust the value of the contract to the actuarial equivalent of the participant's benefit, prior to the contract conversion.

AXA Equitable's only role is that of the issuer of the contract. AXA Equitable is not the plan administrator. AXA Equitable will not perform or provide any plan recordkeeping services with respect to the QP contracts. The plan's administrator will be solely responsible for performing or providing for all such services. There is no loan feature offered under the QP contracts, so if the plan provides for loans and a participant takes a loan from the plan, other plan assets must be used as the source of the loan and any loan repayments must be credited to other investment vehicles and/or accounts available under the plan. AXA Equitable will never make payments under a QP contract to any person other than the plan trust owner.

Given that required minimum distributions ("RMDs") must generally commence from the plan for annuitants after age 70 1/2, trustees should consider the following in connection with the GMIB:

..   whether RMDs the plan administrator must make under QP contracts would cause withdrawals to be treated as Excess withdrawals and reduce the value of the Guaranteed benefits;

..   that provisions in the Treasury Regulations on RMDs require that the actuarial present value of additional annuity contract benefits be added to the dollar amount credited for purposes of calculating RMDs. This could increase the amounts required to be distributed; and

..   that if the Protected Benefit account value goes to zero as provided under the contract, resulting payments will be made to the plan trust and that portion of the Retirement Cornerstone(R) Series E contract may not be rollover eligible.

For QPDC contracts only: You should not elect the RMD Wealth Guard death benefit under a QPDC contract unless you intend to convert to an IRA prior to taking lifetime RMDs, because withdrawals from your Protected Benefit account reduce your RMD Wealth Guard death benefit base on a pro rata basis, until any such time as the QPDC contract is converted to an IRA.

Finally, because the method of purchasing the QP contract, including the large initial contribution, and the features of the QP contract may appeal more to plan participants/employees who are older and tend to be highly paid, and because certain features of the QP contract are available only to plan participants/employees who meet certain minimum and/or maximum age requirements, plan trustees should discuss with their advisers whether the purchase of the QP contract would cause the plan to engage in prohibited discrimination in contributions, benefits or otherwise.

                                     II-1

             APPENDIX II: PURCHASE CONSIDERATIONS FOR QP CONTRACTS

Appendix III: Guaranteed benefit base examples

--------------------------------------------------------------------------------

Assuming $100,000 is invested in the Protected Benefit investment options, with no additional contributions, no transfers and no withdrawals, the Guaranteed minimum death benefit base and Guaranteed minimum income benefit base for an owner age 60 would be calculated as follows:

-----------------------------------------------------------------------------------------------------------------

                                                                                                     GUARANTEED
                                                                                                      MINIMUM
                                           GUARANTEED MINIMUM DEATH BENEFIT                        INCOME BENEFIT
                                           --------------------------------                        --------------

                                                       HIGHEST
                                                     ANNIVERSARY
          PROTECTED                                   VALUE TO
END OF     BENEFIT   RETURN OF       RMD WEALTH        AGE 85                       ''GREATER
CONTRACT   ACCOUNT   PRINCIPAL      GUARD DEATH        BENEFIT     GMDB ROLL-UP    OF'' BENEFIT     GMIB BENEFIT
 YEAR       VALUE   BENEFIT BASE    BENEFIT BASE        BASE       BENEFIT BASE        BASE             BASE
-----------------------------------------------------------------------------------------------------------------
   1      $103,000    $100,000/(1)/   $103,000/(2)/  $103,000/(4)/   $105,000        $105,000/(7)/    $105,000
-----------------------------------------------------------------------------------------------------------------
   2      $107,120    $100,000/(1)/   $107,120/(2)/  $107,120/(4)/   $110,250        $110,250/(7)/    $110,250
-----------------------------------------------------------------------------------------------------------------
   3      $113,547    $100,000/(1)/   $113,547/(2)/  $113,547/(4)/   $115,763        $115,763/(7)/    $115,763
-----------------------------------------------------------------------------------------------------------------
   4      $120,360    $100,000/(1)/   $120,360/(2)/  $120,360/(4)/   $121,551        $121,551/(7)/    $121,551
-----------------------------------------------------------------------------------------------------------------
   5      $128,785    $100,000/(1)/   $128,785/(2)/  $128,785/(4)/   $128,785/(6)/   $128,785/(7)/    $128,785
-----------------------------------------------------------------------------------------------------------------
   6      $126,210    $100,000/(1)/   $128,785/(3)/  $128,785/(5)/   $135,224        $135,224/(7)/    $135,224
-----------------------------------------------------------------------------------------------------------------
   7      $128,734    $100,000/(1)/   $128,785/(3)/  $128,785/(5)/   $141,986        $141,986/(7)/    $141,986
-----------------------------------------------------------------------------------------------------------------

PROTECTED BENEFIT ACCOUNT VALUE

The Protected Benefit account values for contract years 1 through 7 are based on hypothetical rates of return of 3.00%, 4.00%, 6.00%, 6.00%, 7.00%, (2.00)%, and 2.00%, respectively. We are using these rates solely to illustrate how the benefit is calculated. The rates of return bear no relationship to past or future investment results.

For example, at the end of contract year 1, the Protected Benefit account value equals $103,000 = $100,000 x (1+3.00%)
Calculated as follows: $100,000 x (1+3.00%) = $103,000

Your applicable death benefit in connection with the Protected Benefit variable investment options is equal to the Protected Benefit account value or the
Guaranteed minimum death benefit base, if greater.

GUARANTEED MINIMUM INCOME BENEFIT

GMIB BENEFIT BASE

The example assumes no withdrawals under the contract, therefore the Deferral
Roll-up rate would apply. At the end of contract year 1, the GMIB benefit base is equal to the initial contribution to the Protected Benefit account, multiplied by [1+ the Deferral Roll-up rate of 5.00%]. For contract years 2 through 4, 6 and 7, the GMIB benefit base is equal to the previous year's GMIB benefit base multiplied by [1+ the Deferral Roll-up rate of 5.00%]. At the end of contract years 5, the GMIB benefit base is reset to the current Protected
Benefit account value.

For example:

..   At the end of contract year 2, the GMIB benefit base equals $110,250
   Calculated as follows: $105,000 x (1+5.00%) = $110,250

..   At the end of contract year 5, the GMIB benefit base equals $128,785
   The GMIB benefit base is being 'reset' to equal the Protected Benefit account value of $128,785

GUARANTEED MINIMUM DEATH BENEFIT

RETURN OF PRINCIPAL BENEFIT BASE

(1)At the end of contract years 1 through 7, the Return of Principal death benefit base is equal to the initial contribution to the Protected Benefit account variable investment options.

                                     III-1

                APPENDIX III: GUARANTEED BENEFIT BASE EXAMPLES

RMD WEALTH GUARD BENEFIT BASE

(2)At the end of contract years 1 through 5, the RMD Wealth Guard death benefit base is equal to the current Protected Benefit account value.

For example:

  .   At the end of contract year 2, the RMD Wealth Guard death benefit base equals the Protected Benefit account value of $107,120.

(3)At the end of contract years 6 and 7, the RMD Wealth Guard death benefit base is equal to the RMD Wealth Guard death benefit base at the end of the prior year since it is higher than the current Protected Benefit account value.

For example:

  .   At the end of contract year 6, the RMD Wealth Guard death benefit base equals $128,785 or the RMD Wealth Guard death benefit base at the end of year 5.

HIGHEST ANNIVERSARY VALUE BENEFIT BASE

(4)At the end of contract years 1 through 5, the Highest Anniversary Value benefit base is equal to the current Protected Benefit account value.

For example:

  .   At the end of contract year 2, the Highest Anniversary Value benefit base equals the Protected Benefit account value of $107,120

(5)At the end of contract years 6 and 7, the benefit base is equal to the
   Highest Anniversary Value benefit base at the end of the prior year since it is higher than the current Protected Benefit account value.

For example:

  .   At the end of contract year 6, Highest Anniversary Value benefit base equals $128,785 or the Highest Anniversary Value benefit base at the end of year 5.

GMDB ROLL-UP BENEFIT BASE

The example assumes no withdrawals under the contract, therefore the Deferral
Roll-up rate would apply. The Deferral Roll-up rate for the GMDB Roll-up benefit base is assumed to be the Deferral Roll-up rate, which is 5.00%. At the end of contract year 1, the GMDB Roll-up benefit base is equal to the initial contribution to the Protected Benefit account, multiplied by [1 + the Deferral
Roll-up rate of 5.00%]. At the end of contract years 2 through 4, 6 and 7, the
GMDB Roll-up benefit base is equal to the previous year's GMDB Roll-up benefit base, multiplied by [1 + the Deferral Roll-up rate of 5.00%]. At the end of contract year 5, the GMDB Roll-up benefit base is reset to the current
Protected Benefit account value.

For example:

  .   At the end of contract year 2, GMDB Roll-up benefit base equals $110,250
       Calculated as follows: $105,000 x (1+5.00%) = $110,250

(6)At the end of contract year 5, the GMDB Roll-up benefit base is reset to the current account value.

  .   At the end of contract year 5, GMDB Roll-up benefit base = $128,785
       The GMIB benefit base is being "reset" to equal the Protected Benefit account value of $128,785

"GREATER OF" DEATH BENEFIT BASE

The "Greater of" death benefit base is the greater of (i) the GMDB Roll-up benefit base, and (ii) the Highest Anniversary Value benefit base.

(7)At the end of contract years 1 through 7, the benefit base is based on the
   GMDB Roll-Up benefit base.

For example:

  .   At the end of contract year 6, Greater of Death Benefit Base equals the
      GMDB Roll-Up benefit base of $135,224

                                     III-2

                APPENDIX III: GUARANTEED BENEFIT BASE EXAMPLES

Appendix IV: Hypothetical illustrations

--------------------------------------------------------------------------------

ILLUSTRATION OF ACCOUNT VALUES, CASH VALUES AND CERTAIN GUARANTEED MINIMUM
BENEFITS

The following table illustrates the changes in account values (Investment account value and Protected Benefit account value), cash value and the values of the "Greater of" death benefit, the Guaranteed minimum income benefit
("GMIB"), and the Annual withdrawal amount, under certain hypothetical circumstances for the Retirement Cornerstone(R) Series E contract. The table illustrates the operation of the contract based on a male, issue age 65, who makes a single $100,000 contribution and takes no withdrawals. Also, the table illustrates that $60,000 is allocated to the Protected Benefit account variable investment options, and $40,000 is allocated to the Investment account variable investment options. The amounts shown are for the beginning of each contract year and assume that all of the account values are invested in Portfolios that achieve investment returns at constant gross annual rates of 0% and 6% (i.e., before any investment management fees, 12b-1 fees or other expenses are deducted from the underlying Portfolio assets). After the deduction of the arithmetic average of the investment management fees, 12b-1 fees and other expenses of all of the underlying portfolios (as described below), the corresponding net annual rates of return would be (2.76)% and 3.24% for the
Series E Protected Benefit account variable investment options and (2.54)% and
3.46% for the Series E Investment account variable investment options.

These net annual rates of return reflect the trust and separate account level charges, but they do not reflect the charges we deduct from your Protected
Benefit account value annually for the "Greater of" death benefit and GMIB features, as well as the annual administrative charge. If the net annual rates of return did reflect these charges, the net annual rates of return shown would be lower; however, the values shown in the following table reflects the following contract charges: the "Greater of" death benefit charge, the GMIB charge, any applicable administrative charge. Please note that charges for the
"Greater of" death benefit and GMIB are always deducted from the Protected
Benefit account value.

The values shown under "Next Year's Annual withdrawal amount" for ages 70 through 95 reflect the Annual withdrawal amount available without reducing the
"Greater of" death benefit base or GMIB benefit base. A "0" under the Protected
Benefit account value column at age 95 indicates that the "Greater of" death benefit has terminated due to insufficient account value. However, the Lifetime
GMIB payments under the GMIB have begun, and the owner is receiving lifetime payments.

With respect to fees and expenses deducted from assets of the underlying portfolios, the amounts shown in all tables reflect (1) investment management fees equivalent to an effective annual rate of 0.58% for the Protected Benefit account variable investment options and of 0.61% for the Investment account variable investment options, (2) an assumed average asset charge for all other expenses of the underlying portfolios equivalent to an effective annual rate of
0.63% for the Protected Benefit account variable investment options and 0.38%
for the Investment account variable investment options and (3) 12b-1 fees equivalent to an effective annual rate of 0.25% for the Protected Benefit account variable investment options and 0.25% for the Investment account variable investment options. These rates are the arithmetic average for all
Portfolios that are available as investment options. In other words, they are based on the hypothetical assumption that account values are allocated equally among the Protected Benefit account variable investment options and Investment account variable investment options, respectively. The actual rates associated with any contract will vary depending upon the actual allocation of the Total account value among the investment options. These rates do not reflect expense limitation arrangements in effect with respect to certain of the underlying portfolios as described in the prospectuses for the underlying portfolios. With these expense limitation arrangements, the charges shown above would be lower.
This would result in higher values than those shown in the following tables.

Because your circumstances will no doubt differ from those in the illustration that follows, values under your contract will differ, in most cases substantially. Please note that in certain states, we apply annuity purchase factors that are not based on the sex of the annuitant. Upon request, we will furnish you with a personalized illustration.

                                     IV-1

                    APPENDIX IV: HYPOTHETICAL ILLUSTRATIONS

ILLUSTRATION OF TOTAL ACCOUNT VALUES, CASH VALUES AND CERTAIN GUARANTEED
BENEFITS

VARIABLE DEFERRED ANNUITY
RETIREMENT CORNERSTONE - SERIES E
$100,000 SINGLE CONTRIBUTION AND NO WITHDRAWALS
MALE, ISSUE AGE 65
BENEFITS:
   "GREATER OF" DEATH BENEFIT
   GUARANTEED MINIMUM INCOME BENEFIT - MULTI YEAR LOCK

-----------------------------------------------------------------------------------------------------------

                                                              PROTECT        GUARANTEE
                                                              -------        ---------

                              PROTECTED                                                      NEXT YEAR'S
               INVESTMENT      BENEFIT                     "GREATER OF"                        ANNUAL
    CONTRACT    ACCOUNT        ACCOUNT                         DEATH       GMIB BENEFIT      WITHDRAWAL
AGE   YEAR       VALUE          VALUE     CASH VALUE/(+)/     BENEFIT          BASE            AMOUNT
-----------------------------------------------------------------------------------------------------------
               0%     6%      0%     6%     0%      6%      0%      6%      0%      6%      0%       6%
-----------------------------------------------------------------------------------------------------------
65      0    40,000  40,000 60,000 60,000 100,000 100,000  60,000  60,000  60,000  60,000       0         0
-----------------------------------------------------------------------------------------------------------
66      1    38,984  41,384 56,769 60,369  95,753 101,753  63,000  63,000  63,000  63,000   3,150     3,150
-----------------------------------------------------------------------------------------------------------
67      2    37,994  42,816 53,548 60,671  91,542 103,487  66,150  66,150  66,150  66,150   3,308     3,308
-----------------------------------------------------------------------------------------------------------
68      3    37,029  44,297 50,334 60,901  87,363 105,198  69,458  69,458  69,458  69,458   3,473     3,473
-----------------------------------------------------------------------------------------------------------
69      4    36,088  45,830 47,122 61,050  83,210 106,880  72,930  72,930  72,930  72,930   3,647     3,647
-----------------------------------------------------------------------------------------------------------
70      5    35,172  47,416 43,907 61,114  79,078 108,530  76,577  76,577  76,577  76,577   3,829     3,829
-----------------------------------------------------------------------------------------------------------
71      6    34,278  49,056 40,685 61,084  74,963 110,140  80,406  80,406  80,406  80,406   4,020     4,020
-----------------------------------------------------------------------------------------------------------
72      7    33,408  50,754 37,451 60,952  70,859 111,706  84,426  84,426  84,426  84,426   4,221     4,221
-----------------------------------------------------------------------------------------------------------
73      8    32,559  52,510 34,201 60,711  66,760 113,221  88,647  88,647  88,647  88,647   4,432     4,432
-----------------------------------------------------------------------------------------------------------
74      9    31,732  54,327 30,930 60,351  62,662 114,678  93,080  93,080  93,080  93,080   4,654     4,654
-----------------------------------------------------------------------------------------------------------
75     10    30,926  56,206 27,633 59,863  58,559 116,069  97,734  97,734  97,734  97,734   4,887     4,887
-----------------------------------------------------------------------------------------------------------
80     15    27,163  66,627 10,573 55,132  37,736 121,759 124,736 124,736 124,736 124,736   6,237     6,237
-----------------------------------------------------------------------------------------------------------
85     20    23,880  78,979      0 46,722  23,880 125,700       0 124,736       0 159,198 *$7,346     7,960
-----------------------------------------------------------------------------------------------------------
90     25    20,994  93,621      0 35,864  20,994 129,484       0 124,736       0 159,198   7,346     7,960
-----------------------------------------------------------------------------------------------------------
95     30    18,456 110,977      0 23,129  18,456 134,106       0 124,736       0 159,198   7,346 **$11,024
-----------------------------------------------------------------------------------------------------------
(+)The Cash Values shown are equal to the Total account value.
*  Payments of $7,346 will continue as lifetime payments
** Payments of at least $11,024 will continue as lifetime payments

THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE
DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT
RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF
FACTORS, INCLUDING INVESTMENT ALLOCATIONS MADE BY THE OWNER. THE PROTECTION
WITH INVESTMENT PERFORMANCE ACCOUNT VALUE, INVESTMENT PERFORMANCE ACCOUNT
VALUE, CASH VALUE AND GUARANTEED BENEFITS FOR A CONTRACT WOULD BE DIFFERENT
FROM THE ONES SHOWN IF THE ACTUAL GROSS RATE OF INVESTMENT RETURN AVERAGED 0%
OR 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THE AVERAGE
FOR INDIVIDUAL CONTRACT YEARS. WE CAN MAKE NO REPRESENTATION THAT THESE
HYPOTHETICAL INVESTMENT RESULTS CAN BE ACHIEVED FOR ANY ONE YEAR OR CONTINUED
OVER ANY PERIOD OF TIME. IN FACT, FOR ANY GIVEN PERIOD OF TIME, THE INVESTMENT
RESULTS COULD BE NEGATIVE.

                                     IV-2

                    APPENDIX IV: HYPOTHETICAL ILLUSTRATIONS

Appendix V: State contract availability and/or variations of certain features and benefits

--------------------------------------------------------------------------------

The following information is a summary of the states where Retirement
Cornerstone(R) Series E contracts or certain features and/or benefits are either not available as of the date of this Prospectus or vary from the contract's features and benefits as previously described in this Prospectus.
Certain features and/or benefits may have been approved in your state after your contract was issued and cannot be added. Please contact your financial professional for more information about availability in your state.

STATES WHERE CERTAIN RETIREMENT CORNERSTONE(R) SERIES E CONTRACT'S FEATURES
AND/OR BENEFITS ARE NOT AVAILABLE OR VARY:

----------------------------------------------------------------------------------------------------------------------------------
 STATE       FEATURES AND BENEFITS             AVAILABILITY OR VARIATION
----------------------------------------------------------------------------------------------------------------------------------
CALIFORNIA   See "We require that the          You are not required to use our forms when
             following types of                making a transaction request. If a written
             communications be on specific     request contains all the information
             forms we provide for that         required to process the request, we will
             purpose (and submitted in the     honor it. Although you are not required to
             manner that the forms specify)"   use our withdrawal request form, if you do
             in "Who is AXA Equitable" and     not specify whether we should process a
             "Effect of Excess withdrawals"    withdrawal that results in an Excess
             in "Contract features and         withdrawal, and the transaction results in
             benefits"                         an Excess withdrawal, we will not process
                                               that request.
             See "Your right to cancel within  If you reside in the state of California
             a certain number of days" in      and you are age 60 or older at the time the
             "Contract features and benefits"  contract is issued, you may return your
                                               Retirement Cornerstone(R) Series E contract
                                               within 30 days from the date that you
                                               receive it and receive a refund as
                                               described below. This is also referred to
                                               as the ''free look'' period.
                                               At the time of application, you will be
                                               asked to indicate whether you want the
                                               allocation instructions for your initial
                                               contribution to apply during the "free
                                               look" period or if instead you want your
                                               contribution to be placed entirely in the
                                               EQ/Money Market variable investment option
                                               until the conclusion of the "free look"
                                               period. If you allocate your entire initial
                                               contribution to the EQ/Money Market
                                               variable investment option (and/or
                                               guaranteed interest option, if available),
                                               the amount of your refund will be equal to
                                               your contribution, unless you make a
                                               transfer, in which case the amount of your
                                               refund will be equal to your Total account
                                               value on the date we receive your request
                                               to cancel at our processing office. This
                                               amount could be less than your initial
                                               contribution. If you allocate any portion
                                               of your initial contribution to the
                                               variable investment options (other than the
                                               EQ/Money Market variable investment
                                               option), your refund will be equal to your
                                               Total account value on the date we receive
                                               your request to cancel at our processing
                                               office.
                                               If you do not make a "free look" period
                                               election, your money will be placed in
                                               either a fixed account or the EQ/Money
                                               Market variable investment option for the
                                               duration of the "free look" period. Please
                                               note that allocation to the fixed account
                                               or the EQ/Money Market variable interest
                                               option for the "free look" period means
                                               that your Protected Benefit account, should
                                               you elect to fund it, can only be funded
                                               after this free look period ends, as
                                               opposed to on your contract issue date. Any
                                               Guaranteed benefits will not be effective
                                               until you fund your Protected Benefit
                                               account.
             See ''Transfers of ownership,     Guaranteed benefits do not terminate upon a
             collateral assignments, loans     change of owner or absolute assignment of
             and borrowing'' in ''More         the contract. Guaranteed benefits will
             Information''                     continue to be based on the original
                                               measuring life (i.e., owner, older joint
                                               owner, annuitant, older joint annuitant).
----------------------------------------------------------------------------------------------------------------------------------
CONNECTICUT  See "Charge for each additional   The charge for transfers does not apply.
             transfer in excess of 12
             transfers per contract year" in
             "Fee table" and "Transfer
             charge" in "Charges and expenses"
----------------------------------------------------------------------------------------------------------------------------------

                                      V-1

     APPENDIX V: STATE CONTRACT AVAILABILITY AND/OR VARIATIONS OF CERTAIN
                             FEATURES AND BENEFITS

----------------------------------------------------------------------------------------------------------------------------------
 STATE       FEATURES AND BENEFITS             AVAILABILITY OR VARIATION
----------------------------------------------------------------------------------------------------------------------------------
CONNECTICUT  See "GMIB "no-lapse               The no-lapse guarantee will not terminate
(CONTINUED)  guarantee"" under "Guaranteed     if your aggregate withdrawals from your
             minimum income benefit" in        Protected Benefit account in any contract
             "Contract features and benefits"  year following the contract year in which you first fund your Protected Benefit
                                               Account exceed your Annual Withdrawal
                                               Amount unless the excess withdrawal drives
                                               your account value to zero.
             See "Disruptive transfer          The ability to restrict transfers due to
             activity" in "Transferring your   market timing can only be determined by the
             money among investment options"   underlying fund managers. AXA Equitable's
                                               right to restrict transfers due to market
                                               timing does not apply.

             See "Transfer Charge" in          The charge for excessive transfers does not
             "Charges and Expenses"            apply.
                                               The ability to reserve the right to impose
                                               a limit on the number of free transfers
                                               does not apply.

             See "Special service charges" in  The charge for third-party transfers or
             "Charges and Expenses"            exchanges does not apply.
                                               The maximum charge for check preparation is
                                               $9 per occurrence.

             See "Misstatement of age" in      We will not deduct interest for any
             "More information"                overpayments made by us due to a
                                               misstatement of age or sex. Any
                                               overpayments will be deducted from future
                                               payments.

             See "Transfers of ownership,      Benefits terminate upon any change of owner
             collateral assignments, loans     who is the measuring life, unless the
             and borrowing" in "More           change of ownership is due to a divorce
             information"                      where the spouse is awarded 100% of the
                                               account value and chooses to continue the
                                               contract in his or her name and meets the
                                               age requirements of the applicable benefit
                                               on the date the change in ownership occurs.
                                               Benefits do not terminate upon assignment.
                                               Your contract cannot be assigned to an
                                               institutional investor or settlement
                                               company, either directly or indirectly, nor
                                               may the ownership be changed to an
                                               institutional investor or settlement
                                               company.
----------------------------------------------------------------------------------------------------------------------------------
DELAWARE     See "Your right to cancel within  If you reside in the state of Delaware, at
             a certain number of days" in      the time the contract was issued, you may
             "Contract features and benefits"  return your Retirement Cornerstone(R)
                                               Series E replacement contract within 20
                                               days from the date you received it and
                                               receive a full refund of your contribution
                                               or cash value, whichever is greater.

             See "Greater of death benefit"    If the Guaranteed minimum income benefit is
             under "Guaranteed benefit         elected or if the Guaranteed minimum income
             charges" in "Charges and          benefit is elected with the Return of
             expenses"                         Principal death benefit, Highest
                                               Anniversary Value death benefit, or
                                               "Greater of" death benefit, the maximum
                                               charge for each benefit is 1.65%. If the
                                               RMD Wealth Guard death benefit is elected
                                               the maximum charge is 1.40%.
----------------------------------------------------------------------------------------------------------------------------------
FLORIDA      See "How you can purchase and     In the second paragraph of this section,
             contribute to your contract" in   item (ii) regarding the $2,500,000
             "Contract features and benefits"  limitation on contributions is deleted. The remainder of this section is unchanged.

             See "How you can purchase and     We may not discontinue the acceptance of
             contribute to your contract" in   contributions.
             "Contract features and benefits"

             See "When to expect payments" in  For any payment we defer for more than 30
             "Accessing your money"            days, we will pay interest to that payment
                                               based on an annual interest rate that is
                                               equal to, or greater than, the Moody's
                                               Corporate Bond Yield Average Monthly
                                               Corporate Rate.

             See "Selecting an annuity payout  The following sentence replaces the first
             option" under "Your annuity       sentence of the second paragraph in this
             payout options" in "Accessing     section:
             your money"

             See "Annuity maturity date"       Requests to start receiving annuity
             under "Your annuity payout        payments before the maturity date must be
             options" in "Accessing your       made in writing at least 30 days prior to
             money"                            the date annuity payments are to begin.

             See "Special service charges" in  The charge for third-party transfer or
             "Charges and expenses"            exchange applies to any transfer or
                                               exchange of your contract, even if it is to
                                               another contract issued by AXA Equitable.
                                               We will not impose a charge for third-party
                                               transfers or exchanges if the contract
                                               owner is age 65 or older at issue.
----------------------------------------------------------------------------------------------------------------------------------

                                      V-2

     APPENDIX V: STATE CONTRACT AVAILABILITY AND/OR VARIATIONS OF CERTAIN
                             FEATURES AND BENEFITS

-----------------------------------------------------------------------------------------------------------------------------------
 STATE        FEATURES AND BENEFITS             AVAILABILITY OR VARIATION
-----------------------------------------------------------------------------------------------------------------------------------
FLORIDA                                         You can choose the date annuity payments
(CONTINUED)                                     begin but it may not be earlier than twelve
                                                months from the Retirement Cornerstone(R)
                                                Series E contract date.

              See "Your right to cancel within  If you reside in the state of Florida, you
              a certain number of days" in      may cancel your variable annuity contract
              "Contract features and benefits"  and return it to us within 21 days from the date that you receive it. You will receive
                                                an unconditional refund equal to the
                                                greater of the cash surrender value
                                                provided in the annuity contract, plus any
                                                fees or charges deducted from the
                                                contributions or imposed under the
                                                contract, or a refund of all contributions
                                                paid.

              See "Transferring your account    We may not require a minimum time period
              value" in "Transferring your      between transfers or establish a daily
              money among investment options"   maximum transfer limit.

              See "Check preparation charge"    The maximum charge for check preparation is
              under "Special service charges"   $25.
              in "Charges and expenses"

              See "Misstatement of age" in      After the second contract date anniversary,
              "More information"                Guaranteed benefits may not be terminated
                                                for misstatement of age.

              See "Transfers of ownership,      Your Guaranteed benefits will terminate
              collateral assignments, loans     with all transfers of ownership, even with
              and borrowing" in "More           a change of owner from a trust to an
              information"                      individual, unless the change of ownership
                                                is due to a divorce where the spouse is
                                                awarded 100% of the Total account value,
                                                chooses to continue the contract in his or
                                                her name and meets the age requirements of
                                                the applicable rider on the date the change
                                                in ownership occurs.
-----------------------------------------------------------------------------------------------------------------------------------
NEW YORK      See "Greater of" death benefit    The "Greater of" death benefit and the RMD
              and RMD Wealth Guard death        Wealth Guard death benefit are not
              benefit in "Definitions of key    available. The only Guaranteed minimum
              terms", in "Guaranteed minimum    death benefits that are available are the
              death benefits" and throughout    Return of Principal death benefit and the
              this Prospectus.                  Highest Anniversary Value death benefit.
                                                Both of these death benefits are available
                                                in combination with the Guaranteed minimum
                                                income benefit. The Highest Anniversary
                                                Value death benefit is also available
                                                without the Guaranteed minimum income
                                                benefit. The Return of Principal death
                                                benefit can only be elected in combination
                                                with the Guaranteed minimum income benefit.

              See "Rate lock-in period" under   The Roll-up Rate lock-in period is 90 days,
              "Guaranteed minimum income        begining on the date you signed the client
              benefit" in "Contract features    replacement information authorization form.
              and benefits"

              See "Withdrawals treated as       We do not have the right to terminate the
              surrenders" in "Accessing your    contract if no contributions are made
              money"                            during the last three contract years and
                                                the cash value is less than $500.

              See "Your annuity payout          Your choice of annuity payout options
              options" in "Accessing your       includes a straight life fixed income
              money"                            annuity.

              See "Charges and expenses"        Deductions for charges from the guaranteed
                                                interest option and the Special DCA account
                                                are not permitted.
                                                The charge for third-party transfer or
                                                exchange does not apply.
                                                The check preparation charge does not apply.

              See "Transfers of ownership,      Collateral assignments are not limited to
              collateral assignments, loans     the period prior to the first contract date
              and borrowing" in "More           anniversary. You may assign all or a
              information"                      portion of your NQ contract at any time,
                                                pursuant to the terms described in this
                                                Prospectus.
-----------------------------------------------------------------------------------------------------------------------------------
NORTH DAKOTA  See "Your right to cancel within  If you reside in the state of North Dakota
              a certain number of days" in      at the time the contract is issued, you may
              "Contract features and benefits"  return your Retirement Cornerstone(R)
                                                Series E contract within 20 days from the
                                                date that you receive it and receive a full
                                                refund of your contributions or cash value,
                                                whichever is greater.

              See "Your beneficiary and         Amounts allocated to the Guaranteed
              payment of benefit" in "Payment   interest option will continue to earn
              of death benefit"                 interest until the applicable death benefit
                                                is paid. This means that your death benefit
                                                (other than the applicable guaranteed
                                                minimum death benefit) will be increased by
                                                the amount of interest credited to any
                                                assets in the Guaranteed interest option up
                                                until the date on which we pay the death
                                                benefit.
-----------------------------------------------------------------------------------------------------------------------------------

                                      V-3

     APPENDIX V: STATE CONTRACT AVAILABILITY AND/OR VARIATIONS OF CERTAIN
                             FEATURES AND BENEFITS

----------------------------------------------------------------------------------------------------------------------------------
 STATE       FEATURES AND BENEFITS             AVAILABILITY OR VARIATION
----------------------------------------------------------------------------------------------------------------------------------
PUERTO RICO  IRA and Roth IRA                  Available for direct rollovers from U.S.
                                               source 401(a) plans and direct transfers
                                               from the same type of U.S. source IRAs.
             QP (Defined Benefit) contracts    Not Available

             See "Purchase considerations for  We do not offer contracts to charitable
             a charitable remainder trust"     remainder trusts in Puerto Rico.
             under "Owner and annuitant
             requirements" in "Contract
             features and benefits"

             See "How you can make             Specific requirements for purchasing QP
             contributions" in "Contract       contracts in Puerto Rico are outlined below
             features and benefits"            in "Purchase considerations for QP (Defined
                                               Contribution) contracts in Puerto Rico".

             See "Guaranteed minimum income    Restrictions for the GMIB on a Puerto Rico
             benefit" in "Contract features    QPDC contract are described below, under
             and benefits"                     "Purchase considerations for QP (Defined
                                               Contribution) contracts in Puerto Rico",
                                               and in your contract.

             See "Transfers of ownership,      Transfers of ownership of QP contracts are
             collateral assignments, loans     governed by Puerto Rico law. Please consult
             and borrowing" in "More           your tax, legal or plan advisor if you
             information"                      intend to transfer ownership of
                                               your contract.

             "Purchase considerations for QP   PURCHASE CONSIDERATIONS FOR QP (DEFINED
             (Defined Contribution) contracts  CONTRIBUTION) CONTRACTS IN PUERTO RICO:
             in Puerto Rico" -- this section   Trustees who are considering the purchase
             replaces "Appendix II: Purchase   of a Retirement Cornerstone(R) Series E QP
             considerations for QP contracts"  contract in Puerto Rico should discuss with
             in this Prospectus.               their tax, legal and plan advisors whether
                                               this is an appropriate investment vehicle
                                               for the employer's plan. Trustees should
                                               consider whether the plan provisions permit
                                               the investment of plan assets in the QP
                                               contract, the Guaranteed minimum income
                                               benefit, and the payment of death benefits
                                               in accordance with the requirements of
                                               Puerto Rico income tax rules. The QP
                                               contract and this Prospectus should be
                                               reviewed in full, and the following
                                               factors, among others, should be noted.

                                               LIMITS ON CONTRACT OWNERSHIP
                                               .   The QP contract is offered only as a
                                                   funding vehicle to qualified plan
                                                   trusts of single participant defined
                                                   contribution plans that are
                                                   tax-qualified under Puerto Rico law,
                                                   not United States law. The contract is
                                                   not available to US qualified plans or
                                                   to defined benefit plans qualifying
                                                   under Puerto Rico law.
                                               .   The QP contract owner is the qualified
                                                   plan trust. The annuitant under the
                                                   contract is the self-employed Puerto
                                                   Rico resident, who is the sole plan
                                                   participant.

                                               .   This product should not be purchased if
                                                   the self-employed individual
                                                   anticipates having additional employees
                                                   become eligible for the plan. We will
                                                   not allow additional contracts to be
                                                   issued for participants other than the
                                                   original business owner.

                                               .   If the business that sponsors the plan
                                                   adds another employee who becomes
                                                   eligible for the plan, no further
                                                   contributions may be made to the
                                                   contract. If the employer moves the
                                                   funds to another funding vehicle that
                                                   can accommodate more than one employee,
                                                   this move could result in the loss of
                                                   guaranteed benefits in the contract.
                                               LIMITS ON CONTRIBUTIONS:
                                               .   All contributions must be direct
                                                   transfers from other investments within
                                                   an existing qualified plan trust.

                                               .   Employer payroll contributions are not
                                                   accepted.
----------------------------------------------------------------------------------------------------------------------------------

                                      V-4

     APPENDIX V: STATE CONTRACT AVAILABILITY AND/OR VARIATIONS OF CERTAIN
                             FEATURES AND BENEFITS

------------------------------------------------------------------------------------------
 STATE       FEATURES AND BENEFITS          AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------
PUERTO RICO                                 .   Only one additional transfer
(CONTINUED)                                     contribution may be made per contract
                                                year.

                                            .   Checks written on accounts held in the
                                                name of the employer instead of the
                                                plan or the trustee will not be
                                                accepted.

                                            .   As mentioned above, if a new employee
                                                becomes eligible for the plan, the
                                                trustee will not be permitted to make
                                                any further contributions to the
                                                contract established for the original
                                                business owner.
                                            LIMITS
                                            ON
                                            PAYMENTS:
                                            .   Loans are not available under the
                                                contract.

                                            .   All payments are made to the plan
                                                trust as owner, even though the plan
                                                participant/annuitant is the ultimate
                                                recipient of the benefit payment.

                                            .   AXA Equitable does no tax reporting or
                                                withholding of any kind. The plan
                                                administrator or trustee will be
                                                solely responsible for performing or
                                                providing for all such services.

                                            .   AXA Equitable does not offer contracts
                                                that qualify as IRAs under Puerto Rico
                                                law. The plan trust will exercise the
                                                GMIB and must continue to hold the
                                                supplementary contract for the
                                                duration of the GMIB payments. The
                                                contract cannot be converted to an IRA.

                                            PLAN
                                            TERMINATION:
                                            .   If the plan participant terminates the
                                                business, and as a result wishes to
                                                terminate the plan, the trust would
                                                have to be kept in existence to
                                                receive payments. This could create
                                                expenses for the plan.

                                            .   If the plan participant terminates the
                                                plan and the trust is dissolved, or if
                                                the plan trustee (which may or may not
                                                be the same as the plan participant)
                                                is unwilling to accept payment to the
                                                plan trust for any reason, AXA
                                                Equitable would have to change the
                                                contract from a Puerto Rico QP to NQ
                                                in order to make payments to the
                                                individual as the new owner. Depending
                                                on when this occurs, it could be a
                                                taxable distribution from the plan,
                                                with a potential tax of the entire
                                                account value of the contract. Puerto
                                                Rico income tax withholding and
                                                reporting by the plan trustee could
                                                apply to the distribution transaction.

                                            .   If the plan trust is receiving GMIB
                                                payments and the trust is subsequently
                                                terminated, transforming the contract
                                                into an individually owned NQ
                                                contract, the trustee would be
                                                responsible for the applicable Puerto
                                                Rico income tax withholding and
                                                reporting on the present value of the
                                                remaining annuity payment stream.

                                            .   AXA Equitable is a U.S. insurance
                                                company, therefore distributions under
                                                the NQ contract could be subject to
                                                United States taxation and withholding
                                                on a "taxable amount not determined"
                                                basis.
                                            We require owners or beneficiaries of
                                            annuity contracts in Puerto Rico which are
                                            not individuals to document their status
                                            to avoid 30% FATCA withholding from
                                            U.S.-source income.
------------------------------------------------------------------------------------------

                                      V-5

     APPENDIX V: STATE CONTRACT AVAILABILITY AND/OR VARIATIONS OF CERTAIN
                             FEATURES AND BENEFITS

Appendix VI: Examples of Automatic payment plans

--------------------------------------------------------------------------------

The following examples illustrate the amount of the automatic withdrawals that would be taken under the various payment plans described in "Accessing your money" under "Automatic payment plans." The examples assume a $100,000 allocation to the Protected Benefit account variable investment options with assumed investment performance of 0%. (The last example assumes an allocation to the Investment account.) The examples show how the different automatic payment plans can be used without reducing your GMIB benefit base. The examples are based on the applicable Roll-up rate shown below and assumes that the GMIB benefit base does not reset. Also, the examples reflect the effect on both the
GMIB benefit base and the GMDB Roll-up benefit base (used in the calculation of the "Greater of" death benefit).

MAXIMUM PAYMENT PLAN

FULL ANNUAL WITHDRAWAL AMOUNT PAYMENT

Under this payment plan, you will receive the Annual withdrawal amounts as scheduled payments. In this example, the "Withdrawal" column reflects the
Annual withdrawal amounts for the years shown. Amounts in the "Withdrawal"
column are calculated by multiplying the "Beginning of the year GMIB benefit base" by the "Annual Roll-up rate" in effect for each year.

--------------------------------------------------------------------------------
        DEFERRAL
      ROLL-UP RATE/
         ANNUAL     BEGINNING OF YEAR GMIB            PERCENTAGE OF GMIB BENEFIT
YEAR  ROLL-UP RATE       BENEFIT BASE      WITHDRAWAL       BASE WITHDRAWN
--------------------------------------------------------------------------------
1      6.00%/(a)/          $100,000          $    0              0.0%
--------------------------------------------------------------------------------
2      6.00%/(a)/          $106,000          $    0              0.0%
--------------------------------------------------------------------------------
3      6.00%/(a)/          $112,360          $    0              0.0%
--------------------------------------------------------------------------------
4      6.00%/(a)/          $119,102          $    0              0.0%
--------------------------------------------------------------------------------
5      6.00%/(a)/          $126,248          $    0              0.0%
--------------------------------------------------------------------------------
6      5.50%/(b)/          $133,823          $7,360              5.5%
--------------------------------------------------------------------------------
7      5.50%/(b)/          $133,823          $7,360              5.5%
--------------------------------------------------------------------------------
8      5.00%/(b)/          $133,823          $6,691              5.0%
--------------------------------------------------------------------------------
9      5.30%/(b)/          $133,823          $7,093              5.3%
--------------------------------------------------------------------------------
10     5.80%/(b)/          $133,823          $7,762              5.8%
--------------------------------------------------------------------------------
(a)the Deferral Roll-up rate applies.
(b)the Annual Roll-up rate applies.

CUSTOMIZED PAYMENT PLANS

GUARANTEED MINIMUM PERCENTAGE

Under this payment plan, you will receive as scheduled payments a withdrawal amount that is based on withdrawal percentage that is fixed at the lowest guaranteed Deferral Roll-up rate or Annual Roll-up rate of 4.0%. In this example, amounts in the "Withdrawal" column are calculated by multiplying the
"Beginning of the year GMIB benefit base" by 4.0%.

--------------------------------------------------------------------------------
        DEFERRAL
      ROLL-UP RATE/
         ANNUAL     BEGINNING OF YEAR GMIB            PERCENTAGE OF GMIB BENEFIT
YEAR  ROLL-UP RATE       BENEFIT BASE      WITHDRAWAL       BASE WITHDRAWN
--------------------------------------------------------------------------------
 1     6.00%/(a)/          $100,000          $    0              0.0%
--------------------------------------------------------------------------------
 2     6.00%/(a)/          $106,000          $    0              0.0%
--------------------------------------------------------------------------------
 3     6.00%/(a)/          $112,360          $    0              0.0%
--------------------------------------------------------------------------------
 4     6.00%/(a)/          $119,102          $    0              0.0%
--------------------------------------------------------------------------------
 5     6.00%/(a)/          $126,248          $    0              0.0%
--------------------------------------------------------------------------------
 6     5.50%/(b)/          $133,823          $6,691              5.0%
--------------------------------------------------------------------------------
 7     5.50%/(b)/          $134,492          $6,725              5.0%
--------------------------------------------------------------------------------
 8     5.00%/(b)/          $135,164          $6,758              5.0%
--------------------------------------------------------------------------------

                                     VI-1

               APPENDIX VI: EXAMPLES OF AUTOMATIC PAYMENT PLANS

--------------------------------------------------------------------------------
        DEFERRAL
      ROLL-UP RATE/
         ANNUAL     BEGINNING OF YEAR GMIB            PERCENTAGE OF GMIB BENEFIT
YEAR  ROLL-UP RATE       BENEFIT BASE      WITHDRAWAL       BASE WITHDRAWN
--------------------------------------------------------------------------------
9      5.30%/(b)/          $135,164          $6,758              5.0%
--------------------------------------------------------------------------------
10     5.80%/(b)/          $135,570          $6,778              5.0%
--------------------------------------------------------------------------------
(a)the Deferral Roll-up rate applies.
(b)the Annual Roll-up rate applies.

FIXED PERCENTAGE BELOW THE ANNUAL ROLL-UP RATE (1.0% BELOW)

Under this payment plan, you will receive as scheduled payments a withdrawal amount that is based on a fixed percentage that is less than the applicable
Annual Roll-up rate in effect for each contract year. In this example, the contract owner has requested that we pay scheduled payments that are 1.00%
below the Annual Roll-up rate in effect for each year. Amounts in the
"Withdrawal" column are calculated by multiplying the "Beginning of the year
GMIB benefit base" by the "Percentage of GMIB benefit base withdrawn."

--------------------------------------------------------------------------------
        DEFERRAL
      ROLL-UP RATE/
         ANNUAL     BEGINNING OF YEAR GMIB            PERCENTAGE OF GMIB BENEFIT
YEAR  ROLL-UP RATE       BENEFIT BASE      WITHDRAWAL       BASE WITHDRAWN
--------------------------------------------------------------------------------
1      6.00%/(a)/          $100,000          $    0             0.0%
--------------------------------------------------------------------------------
2      6.00%/(a)/          $106,000          $    0             0.0%
--------------------------------------------------------------------------------
3      6.00%/(a)/          $112,360          $    0             0.0%
--------------------------------------------------------------------------------
4      6.00%/(a)/          $119,102          $    0             0.0%
--------------------------------------------------------------------------------
5      6.00%/(a)/          $126,248          $    0             0.0%
--------------------------------------------------------------------------------
6      5.50%/(b)/          $133,823          $6,691           5.0%/(c)/
--------------------------------------------------------------------------------
7      5.50%/(b)/          $134,492          $6,725           5.0%/(c)/
--------------------------------------------------------------------------------
8      5.00%/(b)/          $135,164          $6,758             5.0%
--------------------------------------------------------------------------------
9      5.30%/(b)/          $135,164          $6,758           5.0%/(c)/
--------------------------------------------------------------------------------
10     5.80%/(b)/          $135,570          $6,778           5.0%/(c)/
--------------------------------------------------------------------------------
(a)the Deferral Roll-up rate applies.
(b)the Annual Roll-up rate applies.
(c)In contract years 6, 7, 9 & and 10, the fixed percentage would have resulted in a payment less than 5.00%. In this case, the withdrawal percentage is
   5.00%.

FIXED PERCENTAGE OF 5.5%

Under this payment plan, you will receive a withdrawal amount based on a fixed percentage that cannot exceed the Annual Roll-up rate in effect for each year.
In this example, the contract owner has elected to receive withdrawals at a fixed percentage of 5.5%. Amounts in the "Withdrawal" column are calculated by multiplying the "Beginning of the year GMIB benefit base" by the "Percentage of
GMIB benefit base withdrawn."

--------------------------------------------------------------------------------
        DEFERRAL
      ROLL-UP RATE/
         ANNUAL     BEGINNING OF YEAR GMIB            PERCENTAGE OF GMIB BENEFIT
YEAR  ROLL-UP RATE       BENEFIT BASE      WITHDRAWAL       BASE WITHDRAWN
--------------------------------------------------------------------------------
1      6.00%/(a)/          $100,000          $    0             0.0%
--------------------------------------------------------------------------------
2      6.00%/(a)/          $106,000          $    0             0.0%
--------------------------------------------------------------------------------
3      6.00%/(a)/          $112,360          $    0             0.0%
--------------------------------------------------------------------------------
4      6.00%/(a)/          $119,102          $    0             0.0%
--------------------------------------------------------------------------------
5      6.00%/(a)/          $126,248          $    0             0.0%
--------------------------------------------------------------------------------
6      5.50%/(b)/          $133,823          $7,360             5.5%
--------------------------------------------------------------------------------
7      5.50%/(b)/          $133,823          $7,360             5.5%
--------------------------------------------------------------------------------
8      5.00%/(b)/          $133,823          $6,691           5.0%/(c)/
--------------------------------------------------------------------------------
9      5.30%/(b)/          $133,823          $7,093           5.3%/(c)/
--------------------------------------------------------------------------------
10     5.80%/(b)/          $133,823          $7,360           5.5%/(d)/
--------------------------------------------------------------------------------
(a)the Deferral Roll-up rate applies.
(b)the Annual Roll-up rate applies.
(c)In contract years 8 and 9 the contract owner received withdrawal amounts based on the Annual Roll-up rate for each contract year. In each year, the
   Annual Roll-up rate was less than the withdrawal percentage selected.
(d)In contract year 10, the contract owner received withdrawal amounts of 5.5%
   even though the Annual Roll-up rate in effect in that year was greater.

                                     VI-2

               APPENDIX VI: EXAMPLES OF AUTOMATIC PAYMENT PLANS

FIXED DOLLAR OF $7,000

Under this payment plan, you will receive a withdrawal amount that is based on a fixed dollar amount. The fixed dollar amount may not exceed the Annual withdrawal amount in any contract year. In this example, the contract owner has elected to receive withdrawals of $7,000. Amounts in the "Withdrawal" column are calculated by multiplying the "Beginning of the year GMIB benefit base" by the "Percentage of GMIB benefit base withdrawn."

--------------------------------------------------------------------------------
        DEFERRAL
      ROLL-UP RATE/
         ANNUAL     BEGINNING OF YEAR GMIB            PERCENTAGE OF GMIB BENEFIT
YEAR  ROLL-UP RATE       BENEFIT BASE      WITHDRAWAL       BASE WITHDRAWN
--------------------------------------------------------------------------------
1      6.00%/(a)/          $100,000          $    0             0.0%
--------------------------------------------------------------------------------
2      6.00%/(a)/          $106,000          $    0             0.0%
--------------------------------------------------------------------------------
3      6.00%/(a)/          $112,360          $    0             0.0%
--------------------------------------------------------------------------------
4      6.00%/(a)/          $119,102          $    0             0.0%
--------------------------------------------------------------------------------
5      6.00%/(a)/          $126,248          $    0             0.0%
--------------------------------------------------------------------------------
6      5.50%/(b)/          $133,823          $7,000             5.2%
--------------------------------------------------------------------------------
7      5.50%/(b)/          $134,183          $7,000             5.2%
--------------------------------------------------------------------------------
8      5.00%/(b)/          $134,563          $6,728           5.0%/(c)/
--------------------------------------------------------------------------------
9      5.30%/(b)/          $134,563          $7,000             5.2%
--------------------------------------------------------------------------------
10     5.80%/(b)/          $134,695          $7,000             5.2%
--------------------------------------------------------------------------------
(a)the Deferral Roll-up rate applies.
(b)the Annual Roll-up rate applies.
(c)In contract year 8, the contract owner received the Annual withdrawal amount.

FIXED PERCENTAGE OF 5.50% FROM BOTH YOUR PROTECTED BENEFIT ACCOUNT AND YOUR
INVESTMENT ACCOUNT

Under this payment plan, you can receive a fixed dollar amount or an amount based on a fixed percentage as scheduled payments that may be greater than your
Annual withdrawal amount. Your Annual withdrawal amount will be withdrawn first. Any requested amount in excess of the Annual withdrawal amount will be withdrawn from your Investment account. In this example, the contract owner has elected to receive withdrawals at a fixed percentage of 5.50%.

--------------------------------------------------------------------------------------------------------
        DEFERRAL
      ROLL-UP RATE                         WITHDRAWAL FROM  ADDITIONAL WITHDRAWAL
         ANNUAL    BEGINNING OF YEAR GMIB PROTECTED BENEFIT    FROM INVESTMENT      PERCENTAGE OF GMIB
YEAR  ROLL-UP RATE      BENEFIT BASE        ACCOUNT VALUE          ACCOUNT        BENEFIT BASE WITHDRAWN
--------------------------------------------------------------------------------------------------------
1      6.00%/(a)/         $100,000             $    0               $  0                   0.0%
--------------------------------------------------------------------------------------------------------
2      6.00%/(a)/         $106,000             $    0               $  0                   0.0%
--------------------------------------------------------------------------------------------------------
3      6.00%/(a)/         $112,360             $    0               $  0                   0.0%
--------------------------------------------------------------------------------------------------------
4      6.00%/(a)/         $119,102             $    0               $  0                   0.0%
--------------------------------------------------------------------------------------------------------
5      6.00%/(a)/         $126,248             $    0               $  0                   0.0%
--------------------------------------------------------------------------------------------------------
6      5.50%/(b)/         $133,823             $7,360               $  0                   5.5%
--------------------------------------------------------------------------------------------------------
7      5.50%/(b)/         $133,823             $7,360               $  0                   5.5%
--------------------------------------------------------------------------------------------------------
8      5.00%/(b)/         $133,823             $6,691               $669                   5.5%
--------------------------------------------------------------------------------------------------------
9      5.30%/(b)/         $133,823             $7,093               $268                   5.5%
--------------------------------------------------------------------------------------------------------
10     5.80%/(b)/         $133,823             $7,360               $  0                   5.5%
--------------------------------------------------------------------------------------------------------
(a)the Deferral Roll-up rate applies.
(b)the Annual Roll-up rate applies.

                                     VI-3

               APPENDIX VI: EXAMPLES OF AUTOMATIC PAYMENT PLANS

Appendix VII: Examples of how withdrawals affect your Guaranteed benefit bases

--------------------------------------------------------------------------------

EXAMPLES FOR GMIB

EXAMPLE #1

As described below, this example assumes that Protected Benefit account value is LESS THAN the GMIB benefit base at the time of the first withdrawal.
Assuming $100,000 is invested in the Protected Benefit variable investment options, with no additional contributions, and no transfers, the GMIB benefit base and the Guaranteed minimum death benefit base for an owner age 60 would be calculated as follows:

----------------------------------------------------------------------------------------------------------------------
                                                                         GUARANTEED MINIMUM DEATH BENEFIT
                                                                         --------------------------------

                                                                              HIGHEST
                  PROTECTED                                    RETURN OF    ANNIVERSARY
END OF    ASSUMED  BENEFIT                         GMIB        PRINCIPAL       VALUE      GMDB ROLL-UP    "GREATER OF"
CONTRACT    NET    ACCOUNT             ROLL-UP    BENEFIT       BENEFIT       BENEFIT       BENEFIT         BENEFIT
 YEAR     RETURN    VALUE   WITHDRAWAL  RATE       BASE          BASE          BASE           BASE            BASE
----------------------------------------------------------------------------------------------------------------------
   0              $100,000                     $100,000/(3)/ $100,000/(1)/  $100,000/(2)/   $100,000/(3)/   $100,000
----------------------------------------------------------------------------------------------------------------------
   1       3.0%   $103,000    $   0     5.0%   $105,000/(3)/ $100,000/(1)/  $103,000/(2)/   $105,000/(3)/   $105,000
----------------------------------------------------------------------------------------------------------------------
   2       4.0%   $107,120    $   0     5.0%   $110,250/(3)/ $100,000/(1)/  $107,120/(2)/   $110,250/(3)/   $110,250
----------------------------------------------------------------------------------------------------------------------
   3       6.0%   $113,547    $   0     5.0%   $115,763/(3)/ $100,000/(1)/  $113,547/(2)/   $115,763/(3)/   $115,763
----------------------------------------------------------------------------------------------------------------------
   4       6.0%   $120,360    $   0     5.0%   $121,551/(3)/ $100,000/(1)/  $120,360/(2)/   $121,551/(3)/   $121,551
----------------------------------------------------------------------------------------------------------------------
   5       7.0%   $128,785    $   0     5.0%   $128,785/(3)/ $100,000/(1)/  $128,785/(2)/   $128,785/(3)/   $128,785
----------------------------------------------------------------------------------------------------------------------

CONTRACT YEARS 1-5:

At the end of contract years 1-5, the Guaranteed benefit bases are as follows:

(1)The RETURN OF PRINCIPAL BENEFIT BASE is equal to the initial contribution to the Protected Benefit variable investment options, or $100,000.

(2)The HIGHEST ANNIVERSARY VALUE BENEFIT BASE is equal to the greater of the
   Protected Benefit account value and the Highest Anniversary Value benefit base as of the last contract date anniversary.

For example:

  .   At the end of contract year 3, the Highest Anniversary Value benefit base is $113,547. This is because the Protected Benefit account value
      ($113,547) is greater than the Highest Anniversary Value benefit base as of the last contract date anniversary.

(3)The GMDB ROLL-UP BENEFIT BASE AND THE GMIB BENEFIT BASE (the "Roll-up
   benefit bases") are equal to the Roll-up benefit bases as of the last contract date anniversary plus the Deferral Roll-up amount (the Roll-up benefit bases as of the last contract date anniversary multiplied by the assumed Deferral Roll-up rate). Unless you decline or elect a different annual reset option, you will be enrolled in the automatic annual reset program and your Roll-up benefit bases will automatically "reset" to equal the Protected Benefit account, if higher than the prior Roll-up benefit bases, every contract year from your contract issue date, up to the contract anniversary following your 80th birthday (for the GMDB Roll-up benefit base)
   or your 95th birthday (for the GMIB benefit base). Beginning in the contract year in which you fund your Protected Benefit account, if your Lifetime GMIB payments have not begun, you can withdraw up to your Annual withdrawal amount without reducing your Roll-up benefit bases. However, those same withdrawals will reduce the Annual Roll-up amount that would otherwise be applied to the Roll-up benefit bases at the end of the contract year.
   Remember that the Roll-up amount applicable under your contract does not become part of your Roll-up benefit bases until the end of the contract year except in the year in which you die. In the event of your death, a pro-rata portion of the Roll-up amount will be added to the GMDB Roll-up benefit base.

For example:

  .   At the end of contract year 2, the Roll-up benefit bases are equal to
      $110,250. This is calculated by taking the Roll-up benefit bases as of the last contract date anniversary $105,000, and multiplying it by
      Roll-up rate of 5%. ($105,000 x 1.05 = $110,250).

                                     VII-1

APPENDIX VII: EXAMPLES OF HOW WITHDRAWALS AFFECT YOUR GUARANTEED BENEFIT BASES

For both Alternatives below, the Annual withdrawal amount in contract year 6 equals $6,439 [5% (Roll-up rate) x $128,785 (the GMIB benefit base)].

---------------------------------------------------------------------------------------------------------------------
                                                                          GUARANTEED MINIMUM DEATH BENEFIT
                                                                          --------------------------------

                                                                               HIGHEST
                   PROTECTED                                    RETURN OF    ANNIVERSARY
 END OF    ASSUMED  BENEFIT                         GMIB        PRINCIPAL       VALUE      GMDB ROLL-UP  "GREATER OF"
 CONTRACT    NET    ACCOUNT             ROLL-UP    BENEFIT       BENEFIT       BENEFIT       BENEFIT       BENEFIT
   YEAR    RETURN    VALUE   WITHDRAWAL  RATE       BASE          BASE          BASE           BASE          BASE
---------------------------------------------------------------------------------------------------------------------

Alternative #1: Owner withdraws the
  Annual withdrawal amount, which equals $6,439
 Year 6    (5.0)%  $122,346    $6,439    5.0%    $128,785/(6)/ $94,740/(4)/ $122,346/(5)/  $128,785/(6)/   $128,785
---------------------------------------------------------------------------------------------------------------------

YEAR 7 ANNUAL WITHDRAWAL AMOUNT:      $6,439/(7)/

Alternative #2: Owner withdraws $7,000, which is in excess of the Annual withdrawal amount
 Year 6    (5.0)%  $122,346    $7,000    5.0%   $128,195/(10)/ $94,279/(8)/ $121,786/(9)/ $128,195/(10)/   $128,195
---------------------------------------------------------------------------------------------------------------------

YEAR 7 ANNUAL WITHDRAWAL AMOUNT:      $6,410/(11)/

ALTERNATIVE #1: CONTRACT YEAR 6 (OWNER WITHDRAWS ANNUAL WITHDRAWAL AMOUNT)

The pro-rata calculation for the Return of Principal benefit base is as follows: Since the withdrawal amount of $6,439 equals 5.26% of the Protected
Benefit account value ($6,439 divided by $122,346 = 5.26%), each benefit base would be reduced by 5.26%.

At the end of contract year 6, the Guaranteed benefit bases are as follows:

(4)The RETURN OF PRINCIPAL BENEFIT BASE is reduced pro-rata, as follows:
   $100,000 (Return of Principal benefit base as of the last contract date anniversary)-$5,260 (5.26% x $100,000) = $94,740.

(5)The HIGHEST ANNIVERSARY VALUE BENEFIT BASE is reduced dollar-for-dollar, as follows: $128,785 (Highest Anniversary Value benefit base as of the last contract date anniversary) - $6,439 = $122,346.

(6)The GMDB ROLL-UP BENEFIT BASE AND THE GMIB BENEFIT BASE are equal to
   $128,785, (the Roll-up benefit bases as of the last contract date anniversary). Since the full Annual withdrawal amount was taken, the Roll-up benefit bases neither decrease nor increase.

(7)As a result of the withdrawal in contract year 6, the Annual withdrawal amount in contract year 7 is $6,439 [5% (Roll-up rate) x $128,785 (the
   Roll-up benefit bases as of the sixth contract anniversary)].

ALTERNATIVE #2: CONTRACT YEAR 6 (OWNER TAKES AN "EXCESS WITHDRAWAL")

The pro-rata calculation for the reduction in the Return of Principal benefit base is as follows: Since the withdrawal amount of $7,000 equals 5.721% of the
Protected Benefit account value ($7,000 divided by $122,346 = 5.721%), each benefit base would be reduced by 5.721%.

The pro-rata calculation for the reduction in the Roll-up benefit bases is as follows: $7,000 (the amount of the withdrawal) - $6,439 (the Annual withdrawal amount) = $561 (the "Excess withdrawal" amount). Since the amount of the Excess withdrawal equals 0.458% of the Protected Benefit account value ($561 divided by $122,346 = 0.458%), the Roll-up benefit bases would be reduced by 0.458%.

Please note that the Excess withdrawal in this example does not represent a RMD payment made through our automatic RMD service. For more information on RMD payments through our automatic RMD service, please see "Lifetime required minimum distribution withdrawals" in "Accessing your money" earlier in this
Prospectus.

At the end of contract year 6, the Guaranteed benefit bases are as follows:

(8)The RETURN OF PRINCIPAL BENEFIT BASE is reduced pro-rata, as follows:
   $100,000 (Return of Principal benefit base as of the last contract date anniversary) - $5,721 (5.721% x $100,000) = $94,279.

(9)The HIGHEST ANNIVERSARY VALUE BENEFIT BASE is reduced dollar-for-dollar and pro-rata, as follows: $128,785 (Highest Anniversary Value benefit base as of the last contract date anniversary) - $6,439 (Annual Withdrawal Amount) -
   $560 [($128,785 - $6,439) x 0.458%] = $121,786.

(10)The GMDB ROLL-UP BENEFIT BASE and the GMIB benefit base are reduced pro-rata, as follows: $128,785 (the Roll-up benefit bases as of the last contract date anniversary) - $590 (0.458% x $128,785) = $128,195.

(11)As a result of the Excess withdrawal in contract year 6, the Annual withdrawal amount in contract year 7 is $6,410 [5% (Roll-up rate)
    x $128,195 (the Roll-up benefit bases as of the sixth contract anniversary)].

                                     VII-2

APPENDIX VII: EXAMPLES OF HOW WITHDRAWALS AFFECT YOUR GUARANTEED BENEFIT BASES

EXAMPLE #2

As described below, this example assumes that Protected Benefit account value is GREATER THAN the GMIB benefit base at the time of the first withdrawal.
Assuming $100,000 is invested in the Protected Benefit variable investment options, with no additional contributions, and no transfers, the GMIB benefit base and the Guaranteed minimum death benefit base for an owner age 60 would be calculated as follows:

----------------------------------------------------------------------------------------------------------------------

                                                                         GUARANTEED MINIMUM DEATH BENEFIT
                                               -                         --------------------------------

                                                                              HIGHEST
                  PROTECTED                                    RETURN OF    ANNIVERSARY
END OF    ASSUMED  BENEFIT                         GMIB        PRINCIPAL       VALUE      GMDB ROLL-UP    "GREATER OF"
CONTRACT    NET    ACCOUNT             ROLL-UP    BENEFIT       BENEFIT       BENEFIT       BENEFIT         BENEFIT
 YEAR     RETURN    VALUE   WITHDRAWAL  RATE       BASE          BASE          BASE           BASE            BASE
----------------------------------------------------------------------------------------------------------------------
   0              $100,000                     $100,000/(3)/ $100,000/(1)/  $100,000/(2)/   $100,000/(3)/   $100,000
----------------------------------------------------------------------------------------------------------------------
   1         3.0% $103,000    $   0     5.0%   $105,000/(3)/ $100,000/(1)/  $103,000/(2)/   $105,000/(3)/   $105,000
----------------------------------------------------------------------------------------------------------------------
   2         4.0% $107,120    $   0     5.0%   $110,250/(3)/ $100,000/(1)/  $107,120/(2)/   $110,250/(3)/   $110,250
----------------------------------------------------------------------------------------------------------------------
   3         6.0% $113,547    $   0     5.0%   $115,763/(3)/ $100,000/(1)/  $113,547/(2)/   $115,763/(3)/   $115,763
----------------------------------------------------------------------------------------------------------------------
   4         6.0% $120,360    $   0     5.0%   $121,551/(3)/ $100,000/(1)/  $120,360/(2)/   $121,551/(3)/   $121,551
----------------------------------------------------------------------------------------------------------------------
   5         7.0% $128,785    $   0     5.0%   $128,785/(3)/ $100,000/(1)/  $128,785/(2)/   $128,785/(3)/   $128,785
----------------------------------------------------------------------------------------------------------------------

CONTRACT YEARS 1-5:

At the end of contract years 1-5, the Guaranteed benefit bases are as follows:

(1)The RETURN OF PRINCIPAL BENEFIT BASE is equal to the initial contribution to the Protected Benefit variable investment options, or $100,000.

(2)The HIGHEST ANNIVERSARY VALUE BENEFIT BASE is equal to the greater of the
   Protected Benefit account value and the Highest Anniversary Value benefit base as of the last contract date anniversary.

For example:

  .   At the end of contract year 3, the Highest Anniversary Value benefit base is $113,547. This is because the Protected Benefit account value
      ($113,547) is greater than the Highest Anniversary Value benefit base as of the last contract date anniversary ($107,120).

(3)The GMDB ROLL-UP BENEFIT BASE AND THE GMIB BENEFIT BASE (the "Roll-up
   benefit bases") are equal to the Roll-up benefit bases as of the last contract date anniversary plus the Deferral Roll-up amount (the Roll-up benefit bases as of the last contract date anniversary multiplied by Roll-up rate). Unless you decline or elect a different annual reset option, you will be enrolled in the automatic annual reset program and your Roll-up benefit bases will automatically "reset" to equal the Protected Benefit account, if higher than the prior Roll-up benefit bases, every contract year from your contract issue date, up to the contract date anniversary following your 80th birthday (for the GMDB Roll-up benefit base) or your 95th birthday (for the
   GMIB benefit base). Beginning in the contract year in which you fund your
   Protected Benefit account, if your Lifetime GMIB payments have not begun, you can withdraw up to your Annual withdrawal amount without reducing your
   Roll-up benefit bases. However, those same withdrawals will reduce the
   Annual Roll-up amount that would otherwise be applied to the Roll-up benefit bases at the end of the contract year. Remember that the Roll-up amount applicable under your contract does not become part of your Roll-up benefit bases until the end of the contract year except in the year in which you die. In the event of your death, a pro-rata portion of the Roll-up amount will be added to the GMDB Roll-up benefit base.

For example:

  .   At the end of contract year 2, the Roll-up benefit bases are equal to
      $110,250. This is calculated by taking the Roll-up benefit bases as of the last contract date anniversary $105,000, and multiplying it by
      Roll-up rate of 5%. ($105,000 x 1.05 = $110,250).

                                     VII-3

APPENDIX VII: EXAMPLES OF HOW WITHDRAWALS AFFECT YOUR GUARANTEED BENEFIT BASES

For both Alternatives below, the Annual withdrawal amount in contract year 6 equals $6,439 [5% (Roll-up rate) x $128,785 (the GMIB benefit base)].

--------------------------------------------------------------------------------------------------------------------------------

                                                                            GUARANTEED MINIMUM
                                                                              DEATH BENEFIT
                                                                              -------------

  END                                                                                     HIGHEST
   OF                  PROTECTED                               GMIB        RETURN OF    ANNIVERSARY       GMDB
CONTRACT ASSUMED NET    BENEFIT                               BENEFIT      PRINCIPAL   VALUE BENEFIT    ROLL-UP     "GREATER OF"
  YEAR     RETURN    ACCOUNT VALUE WITHDRAWAL ROLL-UP RATE     BASE       BENEFIT BASE     BASE       BENEFIT BASE  BENEFIT BASE
--------------------------------------------------------------------------------------------------------------------------------

Alternative #1: Owner withdraws the
  Annual withdrawal amount, which equals
  $6,439
Year
 6       5.0%        $135,224      $6,439     5.0%          $128,785/(6)/ $95,240/(4)/ $128,785/(5)/  $128,785/(6)/ $128,785
--------------------------------------------------------------------------------------------------------------------------------

YEAR 7 ANNUAL WITHDRAWAL AMOUNT:    $6,439/(7)/

Alternative #2: Owner withdraws $7,000, which
  is in excess of the Annual withdrawal amount
Year
 6       5.0%        $135,224      $7,000     5.0%         $128,251/(10)/ $94,823/(8)/ $128,224/(9)/ $128,251/(10)/ $128,251
--------------------------------------------------------------------------------------------------------------------------------

YEAR 7 ANNUAL WITHDRAWAL AMOUNT:   $6,413/(11)/

ALTERNATIVE #1: CONTRACT YEAR 6 (OWNER WITHDRAWS ANNUAL WITHDRAWAL AMOUNT)

The pro-rata calculation for the Return of Principal benefit base is as follows: Since the withdrawal amount of $6,439 equals 4.76% of the Protected
Benefit account value ($6,439 divided by $135,224 = 4.76%), each benefit base would be reduced by 4.76%.

At the end of contract year 6, the Guaranteed benefit bases are as follows:

(4)The RETURN OF PRINCIPAL BENEFIT BASE is reduced pro-rata, as follows:
   $100,000 (benefit base as of the last contract date anniversary)- $4,760
   (4.76% x $100,000) = $95,240.

(5)The HIGHEST ANNIVERSARY VALUE BENEFIT BASE is reduced dollar-for-dollar as follows: $128,785 (Highest Anniversary Value benefit base as of the last contract date anniversary) - $6,439 = $128,785.

(6)The GMDB ROLL-UP BENEFIT BASE AND THE GMIB BENEFIT BASE are equal to
   $128,785, (the Roll-up benefit bases as of the last contract date anniversary). Since the full Annual withdrawal amount was taken, the Roll-up benefit bases neither decrease nor increase.

(7)As a result of the withdrawal in contract year 6, the Annual withdrawal amount in contract year 7 is $6,439 [5% (Roll-up rate) x $128,785 (the
   Roll-up benefit bases as of the sixth contract anniversary)].

ALTERNATIVE #2: CONTRACT YEAR 6 (OWNER TAKES AN "EXCESS WITHDRAWAL")

The pro-rata calculation for the reduction in the Return of Principal benefit base is as follows: Since the withdrawal amount of $7,000 equals 5.177% of the
Protected Benefit account value ($7,000 divided by $135,224 = 5.177%), each benefit base would be reduced by 5.177%.

The pro-rata calculation for the reduction in the Highest Anniversary Value benefit base and the Roll-up benefit bases is as follows: $7,000 (the amount of the withdrawal) - $6,439 (the Annual withdrawal amount) = $561 (the "Excess withdrawal" amount). Since the amount of the Excess withdrawal equals 0.415% of the Protected Benefit account value ($561 divided by $135,224 = 0.415%), the
Highest Anniversary Value benefit base and the Roll-up benefit bases would be reduced by 0.415%.

Please note that the Excess withdrawal in this example does not represent a RMD payment made through our automatic RMD service. For more information on RMD payments through our automatic RMD service, please see "Lifetime required minimum distribution withdrawals" in "Accessing your money" earlier in this
Prospectus.

At the end of contract year 6, the Guaranteed benefit bases are as follows:

(8)The Return of Principal benefit base is reduced pro-rata, as follows:
   $100,000 (Return of Principal benefit base as of the last contract date anniversary) - $5,177 (5.177% x $100,000) = $94,823.

(9)The Highest Anniversary Value benefit base is reduced dollar-fordollar and pro-rata, as follows: $128,785 (Highest Anniversary Value benefit base as of the last contract date anniversary) - $6,439 (Annual Withdrawal Amount) -
   $508 [($128,785 - $6,439) x 0.415%] = $128,785.

(10)The GMDB Roll-up benefit base and the GMIB benefit base are reduced pro-rata, as follows: $128,785 (the Roll-up benefit bases as of the last contract date anniversary) - $534 (0.415% x $128,785) = $128,251.

(11)As a result of the Excess withdrawal in contract year 6, the Annual withdrawal amount in contract year 7 is $6,413 [5% (Roll-up rate)
    x $128,251 (the Roll-up benefit bases as of the sixth contract anniversary)].

                                     VII-4

APPENDIX VII: EXAMPLES OF HOW WITHDRAWALS AFFECT YOUR GUARANTEED BENEFIT BASES

EXAMPLE FOR RMD WEALTH GUARD DEATH BENEFIT

EXAMPLE #3

Assuming $100,000 is invested in the Protected Benefit variable investment options, with no additional contributions, and no transfers, the RMD Wealth
Guard death benefit base for an owner age 65 would be calculated as follows:

---------------------------------------------------------------------------------------------

                                 PROTECTED                   PROTECTED
                     ASSUMED      BENEFIT                     BENEFIT         RMD WEALTH
      END              NET     ACCOUNT VALUE               ACCOUNT VALUE     GUARD DEATH
OF CONTRACT YEAR AGE RETURN  BEFORE WITHDRAWAL WITHDRAWAL AFTER WITHDRAWAL   BENEFIT BASE
---------------------------------------------------------------------------------------------
       0         65              $100,000                     $100,000       $100,000/(1)/
---------------------------------------------------------------------------------------------
       1         66    3.0%      $103,000        $    0       $103,000       $103,000/(1)/
---------------------------------------------------------------------------------------------
       2         67    4.0%      $107,120        $    0       $107,120       $107,120/(1)/
---------------------------------------------------------------------------------------------
       3         68  (1.0)%      $106,049        $5,000       $101,049       $102,069/(1)(2)/
---------------------------------------------------------------------------------------------
       4         69    3.0%      $104,080        $    0       $104,080       $104,080/(1)/
---------------------------------------------------------------------------------------------
       5         70    4.0%      $108,243        $    0       $108,243       $108,243/(1)/
---------------------------------------------------------------------------------------------

Alternative #1: Contract Year 6 (Owner withdraws RMD withdrawal amount)
       6         71    5.0%      $113,656        $4,293       $109,363       $109,363/(3)/
---------------------------------------------------------------------------------------------
       7         72    3.0%      $112,644        $    0       $112,644       $109,363/(4)/
---------------------------------------------------------------------------------------------

Alternative #2: Contract Year 6 (Owner takes a withdrawal in excess of RMD withdrawal limit)
       6         71    5.0%      $113,656        $6,000       $107,656       $107,656/(5)/
---------------------------------------------------------------------------------------------
       7         72    3.0%      $110,885        $    0       $110,885       $107,656/(6)/
---------------------------------------------------------------------------------------------

CONTRACT YEARS 1-5:

At the end of contract years 1-5, the RMD Wealth Guard death benefit base is as follows:

(1)The RMD Wealth Guard death benefit base is equal to the greater of the
   Protected Benefit account value and the RMD Wealth Guard death benefit base as of the last contract date anniversary.

For example:

  .   At the end of contract year 2, the RMD Wealth Guard death benefit base is
      $107,120. This is because the Protected Benefit account value ($107,120)
      is greater than the RMD Wealth Guard death benefit base as of the last contract date anniversary ($103,000).

(2)The RMD Wealth Guard death benefit base would be reduced by a withdrawal on a pro rata basis because the contract owner has not yet reached the calendar year in which he or she will turn age 701/2 and is not yet eligible for
   RMDs; accordingly, all withdrawals made prior to the calendar year in which the contract owner turns age 701/2 are treated as Excess RMD withdrawals and reduce the benefit base on a pro rata basis.

For example:

  .   At the end of contract year 3, the RMD Wealth Guard death benefit base is
      $102,069. Since the withdrawal amount of $5,000 equals 4.715% of the
      Protected Benefit account value before the withdrawal ($5,000 divided by
      $106,049 = 4.715%), the RMD Wealth Guard death benefit base would be reduced by $5,051 (4.715% of $107,120) to be $102,069 (= $107,120 -
      $5,051). The RMD Wealth Guard death benefit base is greater than the
      Protected Benefit account value.

ALTERNATIVE #1: CONTRACT YEAR 6 (OWNER WITHDRAWS RMD WITHDRAWAL AMOUNT)

(3)The RMD Wealth Guard death benefit base would not be reduced by a RMD withdrawal because it is not an Excess RMD withdrawal.

For example:

  .   At the end of contract year 6, the RMD Wealth Guard death benefit base is
      $109,363. This is because the Protected Benefit account value ($109,363)
      is greater than the RMD Wealth Guard death benefit base as of the last contract date anniversary ($108,243). The RMD withdrawal ($4,293) that the owner withdraws does not reduce the RMD Wealth Guard death benefit base ($108,243).

(4)After the contract anniversary date following the first RMD withdrawal, the
   RMD Wealth Guard death benefit base stops resetting.

For example:

  .   At the end of contract year 7, the RMD Wealth Guard death benefit base is
      $109,363. This is the RMD Wealth Guard death benefit base as of the last contract date anniversary ($109,363).

                                     VII-5

APPENDIX VII: EXAMPLES OF HOW WITHDRAWALS AFFECT YOUR GUARANTEED BENEFIT BASES

ALTERNATIVE #2: CONTRACT YEAR 6 (OWNER TAKES A WITHDRAWAL IN EXCESS OF RMD
WITHDRAWAL LIMIT)

(5)The RMD Wealth Guard death benefit base would be reduced by the portion of the withdrawal amount in excess of RMD withdrawal limit on a pro rata basis.

For example:

  .   At the end of contract year 6, the RMD Wealth Guard death benefit base is
      $107,656. The withdrawal amount of $6,000 exceeds the RMD withdrawal limit ($4,293) by $1,707. The portion of the withdrawal amount in excess of RMD withdrawal limit ($1,707) equals 1.502% of the Protected Benefit account value ($1,707 divided by $113,656 = 1.502%) and RMD Wealth Guard death benefit base would be reduced by $1,626 (1.502% of $108,243) to be
      $106,618 (= $108,243 - $1,626). The RMD Wealth Guard death benefit base resets to the Protected Benefit account value ($107,656).

(6)After a withdrawal is taken in the calendar year in which the age turns
   701/2 or later year, the RMD Wealth Guard death benefit base stops resetting.

For example:

  .   At the end of contract year 7, the RMD Wealth Guard death benefit base is
      $107,656. This is the RMD Wealth Guard death benefit base as of the last contract date anniversary ($107,656).

                                     VII-6

APPENDIX VII: EXAMPLES OF HOW WITHDRAWALS AFFECT YOUR GUARANTEED BENEFIT BASES

Appendix VIII: Rules regarding contributions to your contract

--------------------------------------------------------------------------------

The following tables describes the contribution rules for all contract Series E and types. For jointly-owned contracts, the maximum contribution ages specified in this appendix refer to the age of the older joint owner.

-----------------------------------------------------------------------------------------------
 CONTRACT TYPE           NQ
-----------------------------------------------------------------------------------------------
ISSUE AGES               .   0-80
-----------------------------------------------------------------------------------------------
MINIMUM INITIAL          .   $25,000
CONTRIBUTION AMOUNT
-----------------------------------------------------------------------------------------------
MINIMUM SUBSEQUENT       .   $500
CONTRIBUTION AMOUNT
(IF PERMITTED)
-----------------------------------------------------------------------------------------------
SOURCE OF CONTRIBUTIONS  .   The only source of contributions that is permitted to be made to a contract is a 1035 exchange from a Prior Contract.
-----------------------------------------------------------------------------------------------
ADDITIONAL LIMITATIONS   .   If you elect the GMIB or GMIB with the "Greater of" death
ON CONTRIBUTIONS TO THE      benefit, you can only begin funding these benefits at age 50. For
CONTRACT/(1)/                joint owners, both owners must be at least age 50 in order to begin funding these benefits.
                         .   If you elect the GMIB with the "Greater of" GMDB, you may make subsequent contributions to your contract which are allocated to your Protected Benefit account through age 70, or if later, until the first contract date anniversary. If you do not elect the
                             "Greater of" GMDB, you may make subsequent contributions to your contract which are allocated to your Protected Benefit account through age 80, or if later, until the first contract date anniversary. However, regardless of the benefits elected, once you make a withdrawal from your Protected Benefit account, subsequent contributions will no longer be permitted to be allocated to your Protected Benefit account.
                         .   You may make subsequent contributions to your contract which are allocated to your Investment account through age 85 or, if later, until the first contract date anniversary.
-----------------------------------------------------------------------------------------------
(1)In addition to the limitations described here, we also reserve the right to refuse to accept any contribution under the contract at any time or change our contribution limits and requirements. We further reserve the right to discontinue the acceptance of, or place additional limitations on, contributions to the contract or contributions and/or transfers into your
   Protected Benefit account at any time.

                                    VIII-1

         APPENDIX VIII: RULES REGARDING CONTRIBUTIONS TO YOUR CONTRACT

-----------------------------------------------------------------------------------------------
 CONTRACT TYPE           TRADITIONAL IRA
-----------------------------------------------------------------------------------------------
ISSUE AGES               .   20-80
-----------------------------------------------------------------------------------------------
MINIMUM INITIAL          .   $25,000
CONTRIBUTION AMOUNT
-----------------------------------------------------------------------------------------------
MINIMUM SUBSEQUENT       .   $50
CONTRIBUTION AMOUNT
(IF PERMITTED)
-----------------------------------------------------------------------------------------------
SOURCE OF CONTRIBUTIONS  .   The only sources of contributions that are permitted to be made to a contract are rollovers or direct transfers from a Prior
                             Contract.
                         .   Eligible rollover distributions from 403(b) plans, qualified plans and governmental employer 457(b) plans.
                         .   Rollovers from another traditional individual retirement annuity contract issued by us, including SEP, SIMPLE or SARSEP IRAs.
                         .   Direct custodian-to-custodian transfers from another traditional individual retirement annuity contract issued by us, including
                             SEP, SIMPLE or SARSEP IRAs.
-----------------------------------------------------------------------------------------------
ADDITIONAL LIMITATIONS   .   If you elect the GMIB or GMIB with the "Greater of" death
ON CONTRIBUTIONS TO THE      benefit, you can only begin funding these benefits at age 50. For
CONTRACT/(1)/                joint owners, both owners must be at least age 50 in order to begin funding these benefits.
                         .   If you elect the GMIB with the "Greater of" GMDB, you may make subsequent contributions to your contract which are allocated to your Protected Benefit account through age 70, or if later, until the first contract date anniversary. If you do not elect the
                             "Greater of" GMDB, you may make subsequent contributions to your contract which are allocated to your Protected Benefit account through age 80, or if later, until the first contract date anniversary. However, regardless of the benefits elected, once you make a withdrawal from your Protected Benefit account, subsequent contributions will no longer be permitted to be allocated to your Protected Benefit account.
                         .   You may make subsequent contributions to your contract which are allocated to your Investment account through age 85 or, if later, until the first contract date anniversary.
                         .   Contributions made after age 701/2 must be net of required minimum distributions.
                         .   If you elect the RMD Wealth Guard death benefit, you may make subsequent contributions to your contract which are allocated to your Protected Benefit account through age 64, or if later, until your first contract date anniversary (If you were age 20-64 on your contract date); or through age 68, or if later, until 90 days after your contract date (if you were age 65-68 on your contract date). If you do not elect the RMD Wealth Guard death benefit, you may make subsequent contributions through age 80, or if later, until the first contract date anniversary. However, regardless of the benefits you elected, once you make a
                             withdrawal from your Protected Benefit account, subsequent contributions will no longer be permitted to be allocated to your
                             Protected Benefit account.
-----------------------------------------------------------------------------------------------
(1)In addition to the limitations described here, we also reserve the right to refuse to accept any contribution under the contract at any time or change our contribution limits and requirements. We further reserve the right to discontinue the acceptance of, or place additional limitations on, contributions to the contract or contributions and/or transfers into your
   Protected Benefit account at any time.

                                    VIII-2

         APPENDIX VIII: RULES REGARDING CONTRIBUTIONS TO YOUR CONTRACT

-----------------------------------------------------------------------------------------------
 CONTRACT TYPE           ROTH IRA
-----------------------------------------------------------------------------------------------
ISSUE AGES               .   20-80
-----------------------------------------------------------------------------------------------
MINIMUM INITIAL          .   $25,000
CONTRIBUTION AMOUNT
-----------------------------------------------------------------------------------------------
MINIMUM SUBSEQUENT       .   $50
CONTRIBUTION AMOUNT
(IF PERMITTED)
-----------------------------------------------------------------------------------------------
SOURCE OF CONTRIBUTIONS  .   The only sources of contributions that are permitted to be made to a contract are rollovers or direct transfers from a Prior
                             Contract.
                         .   Rollovers from another Roth IRA.
                         .   Rollovers from a "designated Roth contribution account" under specified retirement plans.
                         .   Conversion rollovers from a traditional IRA or other eligible retirement plan.
                         .   Direct custodian-to-custodian transfers from another Roth IRA.
-----------------------------------------------------------------------------------------------
ADDITIONAL LIMITATIONS   .   If you elect the GMIB or GMIB with the "Greater of" death
ON CONTRIBUTIONS TO THE      benefit, you can only begin funding these benefits at age 50. For
CONTRACT/(1)/                joint owners, both owners must be at least age 50 in order to begin funding these benefits.
                         .   If you elect the GMIB with the "Greater of" GMDB, you may make subsequent contributions to your contract which are allocated to your Protected Benefit account through age 70, or if later, until the first contract date anniversary. If you do not elect the
                             "Greater of" GMDB, you may make subsequent contributions to your contract which are allocated to your Protected Benefit account through age 80, or if later, until the first contract date anniversary. However, regardless of the benefits elected, once you make a withdrawal from your Protected Benefit account, subsequent contributions will no longer be permitted to be allocated to your Protected Benefit account.
                         .   You may make subsequent contributions to your contract which are allocated to your Investment account through age 85 or, if later, until the first contract date anniversary.
                         .   Conversion rollovers after age 701/2 must be net of required minimum distributions for the traditional IRA or other eligible retirement plan that is the source of the conversion rollover.
-----------------------------------------------------------------------------------------------
(1)In addition to the limitations described here, we also reserve the right to refuse to accept any contribution under the contract at any time or change our contribution limits and requirements. We further reserve the right to discontinue the acceptance of, or place additional limitations on, contributions to the contract or contributions and/or transfers into your
   Protected Benefit account at any time.

                                    VIII-3

         APPENDIX VIII: RULES REGARDING CONTRIBUTIONS TO YOUR CONTRACT

-----------------------------------------------------------------------------------------------
 CONTRACT TYPE           QP
-----------------------------------------------------------------------------------------------
ISSUE AGES               .   20-75
-----------------------------------------------------------------------------------------------
MINIMUM INITIAL          .   $25,000
CONTRIBUTION AMOUNT
-----------------------------------------------------------------------------------------------
MINIMUM SUBSEQUENT       .   $500
CONTRIBUTION AMOUNT (IF
SUBSEQUENT
CONTRIBUTIONS ARE
PERMITTED)
-----------------------------------------------------------------------------------------------
SOURCE OF CONTRIBUTIONS  .   The only source of contributions that is permitted to be made to a contract is a transfer from a Prior Contract. The Prior
                             Contract which is the source of the transfer must be owned by the same existing qualified plan trust.
                         .   The plan must be qualified under Section 401(a) of the Internal
                             Revenue Code.
                         .   For 401(k) plans, transferred contributions may not include any after-tax contributions, including designated Roth contributions.
-----------------------------------------------------------------------------------------------
ADDITIONAL LIMITATIONS   .   If you elect the GMIB or GMIB with the "Greater of" death
ON CONTRIBUTIONS TO THE      benefit, you can only begin funding these benefits at age 50. For
CONTRACT/(1)/                joint owners, both owners must be at least age 50 in order to begin funding these benefits.
                         .   A separate QP contract must be established for each plan
                             participant, even defined benefit plan participants.
                         .   We do not accept contributions directly from the employer.
                         .   Only one subsequent contribution can be made during a contract year.
                         .   Contributions made after the annuitant's age 70 1/2 must be net of any required minimum distributions.
                         .   If you elect the GMIB with the "Greater of" GMDB, you may make subsequent contributions to to your contract which are allocated to your Protected Benefit account through age 70, or if later, until the first contract date anniversary. If you do not elect the "Greater of" GMDB, you may make subsequent contributions to your contract, which are allocated to your Protected Benefit account through age 75, or if later, until the first contract date anniversary. However, regardless of the benefits elected, once you make a withdrawal from your Protected Benefit account, subsequent contributions to your Protected Benefit account will no longer be permitted to be allocated to your Protected Benefit account.
                         .   You may make subsequent contributions to your Investment account through age 75 or, if later, until the first contract date anniversary.
                         .   For QPDC contracts only: If you elect the RMD Wealth Guard death benefit, you may make subsequent contributions to your contract which are allocated to your Protected Benefit account through age
                             64, or if later, until your first contract date anniversary (If you were age 20-64 on your contract date); or through age 68, or if later, until 90 days after your contract date (if you were age
                             65-68 on your contract date). If you do not elect the RMD Wealth
                             Guard death benefit, you may make subsequent contributions through age 80, or if later, until the first contract date anniversary. However, regardless of the benefits you elected, once you make a withdrawal from your Protected Benefit account, subsequent contributions will no longer be permitted to your
                             Protected Benefit account.
See Appendix II earlier in this Prospectus for a discussion on purchase considerations for QP contracts.
-----------------------------------------------------------------------------------------------
(1)In addition to the limitations described here, we also reserve the right to refuse to accept any contribution under the contract at any time or change our contribution limits and requirements. We further reserve the right to discontinue the acceptance of, or place additional limitations on, contributions to the contract or contributions and/or transfers into your
   Protected Benefit account at any time.

                                    VIII-4

         APPENDIX VIII: RULES REGARDING CONTRIBUTIONS TO YOUR CONTRACT

Appendix IX: Exchange program

--------------------------------------------------------------------------------

The Retirement Cornerstone(R) Series E contract is offered only through an exchange program under which a Prior Contract may be exchanged for a Retirement
Cornerstone(R) Series E contract. This is called an "exchange" under securities law. For purposes of this Prospectus, the word "exchange" includes an exchange, rollover or transfer, as applicable, for federal income tax purposes.

The charts set forth in this Appendix provide a summary comparison of some of the important features of Prior Contracts and the Retirement Cornerstone(R)
Series E contract. It is important to note that we did not provide disclosures of guaranteed benefits that may have been available under a Prior Contract, since you would not be eligible to exchange to a Retirement Cornerstone(R)
Series E contract if you elected one or more of the guaranteed benefits. You should not rely solely on the information contained in the charts in examining the differences between your existing contract and the Retirement
Cornerstone(R) Series E contract. There may be other differences important for you to consider prior to exchanging to a Retirement Cornerstone(R) Series E contract. You should read the Prospectus and other information related to your existing contract prior to exchanging to a Retirement Cornerstone(R) Series E contract. Please note, these charts do not create or modify any existing rights or benefits, all of which are only established by your existing contract.

You should carefully consider whether an exchange is appropriate for you by considering the benefits and guarantees provided by your Prior Contract to the benefits and guarantees provided by the Retirement Cornerstone(R) Series E contract. Under this exchange program, among other conditions, the Prior
Contract cannot have elected a living or guaranteed benefit nor have any remaining or outstanding withdrawal charges. The account value attributable to your existing contract would not be subject to any withdrawal charge under a
Retirement Cornerstone(R) Series E contract, but would be subject to all other charges and fees under a Retirement Cornerstone(R) Series E contract. You should also review the fees and charges of your Prior Contract and the fees and charges of the Retirement Cornerstone(R) Series E contract, which may be higher than the fees and charges under the Prior Contract. Any such exchange program will be made available on terms and conditions determined by us and will comply with applicable law. For information of eligible Prior Contracts, see "Exchange
Program" in "Retirement Cornerstone(R) Series E at a glance -- key features"
earlier in this Prospectus. If you are considering exchanging your Prior
Contract for a Retirement Cornerstone(R) Series E contract, please contact your financial professional, who will be able to explain the benefits and features of this contract and provide you with the proper forms and application necessary to complete the transaction.

                                     IX-1

                         APPENDIX IX: EXCHANGE PROGRAM

            THE ACCUMULATOR(R) SERIES ('02/'04 THROUGH SERIES 9.0)

----------------------------------------------------------------------------------------------------
                         PRIOR CONTRACTS                                       NEW CONTRACT
----------------------------------------------------------------------------------------------------
 THE ACCUMULATOR(R) SERIES ('02/'04          THE ACCUMULATOR(R)          RETIREMENT
 THROUGH SERIES'07/'07.5) FOR:               SERIES (8.0/8.2/8.3)        CORNERSTONE(R) SERIES E
 ACCUMULATOR(R); ACCUMULATOR(R)              THROUGH SERIES 9.0) FOR:
 PLUS/SM/; ACCUMULATOR(R) ELITE/SM/; AND     ACCUMULATOR(R);
 ACCUMULATOR(R) SELECT/ SM/ SERIES/1/        ACCUMULATOR(R) PLUS/SM/;
                                             ACCUMULATOR(R)
                                             ELITE/SM/; AND
                                             ACCUMULATOR(R)
                                             SELECT/SM/ SERIES/1/
----------------------------------------------------------------------------------------------------
Annual           If your account    $30      If your account    $30      If your account    $30
Administrative   value on a                  value on a                  value on a
Charge:          contract date               contract date               contract date
                 anniversary is              anniversary is              anniversary is
                 less than                   less than                   less than
                 $50,000/2,3/.               $50,000/2,3/.               $50,000/2,3/.

                 If your account    $0       If your account    $0       If your account    $0
                 value on a                  value on a                  value on a
                 contract date               contract date               contract date
                 anniversary is              anniversary is              anniversary is
                 $50,000 or                  $50,000 or                  $50,000 or
                 more/2/.                    more/2/.                    more/2/.
----------------------------------------------------------------------------------------------------
Total Separate        1.25% - 1.70%               1.30% - 1.70%                   1.30%
Account Annual
Expenses:
----------------------------------------------------------------------------------------------------
Death Benefit:   The greater of: (i) your    The greater of: (i) your    For the purposes of
                 account value (without      account value, less any     determining the death
                 adjustment for any          outstanding loan balance    benefit under your
                 otherwise applicable        plus accrued interest,      Retirement
                 negative market value       if applicable, as of the    Cornerstone(R) Series E
                 adjustment), less any       date we receive             contract, we treat your
                 outstanding loan balance    satisfactory proof of       Investment account and
                 plus accrued interest as    death, any required         any Guaranteed minimum
                 of the date we receive      instructions,               death benefit funded by
                 satisfactory proof of       information and forms       your Protected Benefit
                 death, any required         necessary to effect         account differently.
                 instructions,               payment; and (ii) your
                 information and forms       total contributions,        The death benefit in
                 necessary to effect         adjusted for withdrawals    connection with your
                 payment; and (ii) your      and any withdrawal          Investment account is
                 total contributions,        charges and any taxes       equal to your Investment
                 adjusted for withdrawals    that may apply, less any    account value as of the
                 and any withdrawal          outstanding loan            date we receive
                 charges and any taxes       balance plus accrued        satisfactory proof of
                 that may apply, less any    interest.                   death, any required
                 outstanding loan balance                                instructions for the
                 plus accrued interest.                                  method of payment, and
                                                                         any required information
                                                                         and forms necessary to
                                                                         effect payment. The
                                                                         death benefit payable in
                                                                         connection with your
                                                                         Protected Benefit
                                                                         account will be based on
                                                                         the greater of (i) your
                                                                         Protected Benefit
                                                                         account value, and (ii)
                                                                         the benefit base of your
                                                                         Guaranteed minimum death
                                                                         benefit.
----------------------------------------------------------------------------------------------------
Return of               No Charge                   No Charge             No Additional Charge*
Principal                                                                *PLEASE BE ADVISED THAT
Death Benefit                                                            THE RETURN OF PRINCIPAL
Charge/4/:                                                               DEATH BENEFIT DOES NOT
                                                                         HAVE AN ADDITIONAL
                                                                         CHARGE, BUT THIS
                                                                         GUARANTEED BENEFIT MUST
                                                                         BE ELECTED IN
                                                                         COMBINATION WITH THE
                                                                         GUARANTEED MINIMUM
                                                                         INCOME BENEFIT, WHICH
                                                                         DOES HAVE A CHARGE.
----------------------------------------------------------------------------------------------------
Highest               Not Applicable              Not Applicable            0.35% (current and
Anniversary                                                                      maximum)
Value Death
Benefit
Charge/4/:
----------------------------------------------------------------------------------------------------
"Greater of"          Not Applicable              Not Applicable             1.15% (current)
Death Benefit                                                                2.30% (maximum)
Charge/4/:
----------------------------------------------------------------------------------------------------

                                     IX-2

                         APPENDIX IX: EXCHANGE PROGRAM

-------------------------------------------------------------------------------------------------------------------
                        PRIOR CONTRACTS                                                NEW CONTRACT
-------------------------------------------------------------------------------------------------------------------
 THE                                                              THE                 RETIREMENT
 ACCUMULATOR(R)                                                   ACCUMULATOR(R)      CORNERSTONE(R)
 SERIES ('02/'04                                                  SERIES              SERIES E
 THROUGH                                                          (8.0/8.2/8.3)
 SERIES'07/'07.5)                                                 THROUGH
 FOR:                                                             SERIES 9.0)
 ACCUMULATOR(R);                                                  FOR:
 ACCUMULATOR(R)                                                   ACCUMULATOR(R);
 PLUS/SM/;                                                        ACCUMULATOR(R)
 ACCUMULATOR(R)                                                   PLUS/SM/;
 ELITE/SM/; AND                                                   ACCUMULATOR(R)
 ACCUMULATOR(R)                                                   ELITE/SM/;
 SELECT/ SM/                                                      AND
 SERIES/1/                                                        ACCUMULATOR(R)
                                                                  SELECT/SM/
                                                                  SERIES/1/
-------------------------------------------------------------------------------------------------------------------
RMD Wealth Guard Death Benefit           Not Applicable               Not             Maximum  1.20%
Charge/4/:                                                        Applicable                   (for
                                                                                               issue
                                                                                               ages
                                                                                               20-64)
                                                                                               2.00%
                                                                                               (for
                                                                                               issue
                                                                                               ages
                                                                                               65-68)
                                                                                      Current  0.60%
                                                                                               (for
                                                                                               issue
                                                                                               ages
                                                                                               20-64)
                                                                                               1.00%
                                                                                               (for
                                                                                               issue
                                                                                               ages
                                                                                               65-68)
-------------------------------------------------------------------------------------------------------------------
Guaranteed Minimum Income                Not Applicable               Not             1.15% (current)
Benefit Charge/4/:                                                Applicable          2.30% (maximum)
-------------------------------------------------------------------------------------------------------------------
Lifetime Minimum Guaranteed                 1% - 3%                 1% - 3%                  1%
Interest Rate in the Guaranteed
Interest Option:
-------------------------------------------------------------------------------------------------------------------
Loan Features (if your                                              Yes for
employer's plan permits):                     Yes                 Accumulator(R)             No
                                                                    Series
                                                                  8.0/8.2/8.3
                                                                  --------------------
                                                                    No for
                                                                  Accumulator(R)
                                                                  Series 9.0
-                                       -                         ---------------------
Fixed Maturity Options/5/:                    Yes                     No                     No
-------------------------------------------------------------------------------------------------------------------
Variable Investment Options with         Not Applicable               Not                    13
your Protected Benefit Account/6/:                                Applicable          Various Classes
-------------------------------------------------------------------------------------------------------------------
Variable Investment Options with               37                    23-36                   98
your Investment Account/6/:             Classes B and IB           Classes B          Various Classes
                                                                    and IB
                                                                    (Series
                                                                  8.0/8.2/8.3)
                                                                   Class IB
                                                                  (Series 9.0)
-------------------------------------------------------------------------------------------------------------------
Sources of Permitted Subsequent         .   Full or               .   Full or         .   Full
Contributions                               partial                   partial             exchange,
                                            exchange,                 exchange,           rollover or
                                            rollover or               rollover            direct
                                            direct                    or                  transfer
                                            transfer                  direct              from a Prior
                                            from another              transfer            Contract
                                            annuity                   from
                                            contract or               another
                                            other                     annuity
                                            eligible                  contract
                                            investment                or
                                        .   After tax                 other
                                            check                     eligible
                                                                      investment
                                                                  .   After
                                                                      tax
                                                                      check
-------------------------------------------------------------------------------------------------------------------

/1./ If you elected a Guaranteed benefit under a Prior Contract, you would not be eligible for the exchange program. Therefore, in the column for "Prior
     Contracts", Guaranteed benefits are either not reflected or categorized as
     "Not Applicable".

/2./ If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the administrative charge for that year.

/3./ During the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your Total account value. Thereafter, the charge, if applicable, is $30 for each contract year.

/4./ The Return of Principal death benefit and the "Greater of" death benefit can only be elected in combination with the GMIB. The Highest Anniversary
     Value death benefit can be elected with or without selecting the GMIB. If you elect the GMIB and do not elect a guaranteed minimum death benefit, you will automatically receive the Return of Principal death benefit. The
     RMD Wealth Guard death benefit cannot be elected in combination with the
     GMIB. Please see "Retirement Cornerstone(R) Series E at a glance - key features" in the Retirement Cornerstone(R) Series E Prospectus for more information related to these guaranteed benefits.

/5./ Fixed Maturity Options offer a fixed rate of interest if held to maturity.
     Fixed Maturity Options generally have maturity dates that range from one to ten years. Withdrawals or transfers from a Fixed Maturity Option prior to maturity may be subject to market value adjustment, which may increase or decrease the account value. See "fixed maturity options" in your
     Prospectus for more information.

/6./ The number of investment options available under a particular contract is subject to change. Please refer to your Prospectus for more information on investment options available under your contract.

                                     IX-3

                         APPENDIX IX: EXCHANGE PROGRAM

               B. ACCUMULATOR (SERIES 1995 THROUGH SERIES 2001)

---------------------------------------------------------------------------------------------------
                          PRIOR CONTRACTS                                     NEW CONTRACT
---------------------------------------------------------------------------------------------------
 INCOME MANAGER /SM/ ACCUMULATOR;              INCOME MANAGER/ SM/      RETIREMENT
 INCOME MANAGER/ SM/ ROLLOVER IRA; INCOME      ACCUMULATOR (YEAR         CORNERSTONE(R)
 MANAGER/ SM/ ROLLOVER IRA & CHOICE INCOME     1996); INCOME MANAGER/    SERIES E
 PLAN (YEAR 1995)/1 /                          SM/ ROLLOVER IRA AND
                                               THE CHOICE INCOME PLAN
                                               (YEAR 1996);
                                               ACCUMULATOR (IRA AND
                                               NQ) (YEAR 1997);
                                               ACCUMULATOR/SM/
                                               SELECT/ /(IRA AND NQ)
                                               (YEAR 1997);
                                               ACCUMULATOR/ SM/
                                               (IRA,NQ AND QP) (YEAR
                                               1998); ACCUMULATOR/SM/
                                               SELECT/ /(IRA, NQ AND
                                               QP) (YEAR 1998)/1 /
---------------------------------------------------------------------------------------------------
Annual Contract    If the initial     $30               None            If your account    $30
Fee:               contribution is                                      value on a
                   less than                                            contract date
                   $25,000.                                             anniversary is
                                                                        less than
                                                                        $50,000/2,3/.

                   If the initial     $0                                If your account    $0
                   contribution is                                      value on a
                   more                                                 contract date
                   than $25,000.                                        anniversary is
                                                                        $50,000 or
                                                                        more/2/.
---------------------------------------------------------------------------------------------------
Total Separate              1.15%                   1.20%-1.60%                  1.30%
Account Annual
Expenses:
---------------------------------------------------------------------------------------------------
Death Benefit:     The death benefit is         The death benefit is    For the purposes of
                   equal to the return of       equal to the return     determining the death
                   your account value as of     of your account value   benefit under your
                   the date we receive          as of the date we       Retirement
                   satisfactory proof of        receive satisfactory    Cornerstone(R) Series E
                   death and all                proof of death and      contract, we treat your
                   information and forms        all information and     Investment account and
                   necessary to effect          forms necessary to      any Guaranteed minimum
                   payment.                     effect payment.         death benefit funded by
                                                                        your Protected Benefit
                                                                        account differently.

                                                                        The death benefit in
                                                                        connection with your
                                                                        Investment account is
                                                                        equal to your Investment
                                                                        account value as of the
                                                                        date we receive
                                                                        satisfactory proof of
                                                                        death, any required
                                                                        instructions for the
                                                                        method of payment, and
                                                                        any required information
                                                                        and forms necessary to
                                                                        effect payment. The
                                                                        death benefit payable in
                                                                        connection with your
                                                                        Protected Benefit
                                                                        account will be based on
                                                                        the greater of (i) your
                                                                        Protected Benefit
                                                                        account value, and (ii)
                                                                        the benefit base of your
                                                                        Guaranteed minimum death
                                                                        benefit.
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
Return of               Not Applicable             Not Applicable        No Additional Charge*
Principal Death                                                         *PLEASE BE ADVISED THAT
Benefit                                                                 THE RETURN OF PRINCIPAL
Charge/4/:                                                              DEATH BENEFIT DOES NOT
                                                                        HAVE AN ADDITIONAL
                                                                        CHARGE, BUT THIS
                                                                        GUARANTEED BENEFIT MUST
                                                                        BE ELECTED IN
                                                                        COMBINATION WITH THE
                                                                        GUARANTEED MINIMUM
                                                                        INCOME BENEFIT, WHICH
                                                                        DOES HAVE A CHARGE.
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
Highest                 Not Applicable             Not Applicable          0.35% (current and
Anniversary                                                                     maximum)
Value Death
Benefit
Charge/4/:
---------------------------------------------------------------------------------------------------

                                     IX-4

                         APPENDIX IX: EXCHANGE PROGRAM

------------------------------------------------------------------------------------------------------------------------------
                          PRIOR CONTRACTS                                               NEW CONTRACT
------------------------------------------------------------------------------------------------------------------------------
 INCOME MANAGER/SM/                         INCOME MANAGER/SM/ ACCUMULATOR         RETIREMENT
 ACCUMULATOR; INCOME                        (YEAR 1996); INCOME MANAGER/SM/        CORNERSTONE(R) SERIES E
 MANAGER/SM/ ROLLOVER IRA;                  ROLLOVER IRA AND THE CHOICE INCOME
 INCOME MANAGER/SM/ ROLLOVER                PLAN (YEAR 1996); ACCUMULATOR (IRA
 IRA & CHOICE INCOME PLAN (YEAR             AND NQ) (YEAR 1997);
 1995)/1 /                                  ACCUMULATOR/SM/ SELECT/ /(IRA AND
                                            NQ) (YEAR 1997); ACCUMULATOR/SM/
                                            (IRA,NQ AND QP) (YEAR 1998);
                                            ACCUMULATOR/SM/ SELECT/ /(IRA, NQ
                                            AND QP) (YEAR 1998)/1 /
------------------------------------------------------------------------------------------------------------------------------
"Greater of"         Not Applicable                   Not Applicable                   1.15% (current)
Death Benefit                                                                          2.30% (maximum)
Charge/4/:
------------------------------------------------------------------------------------------------------------------------------
RMD Wealth           Not Applicable                   Not Applicable               Maximum  1.20% (for
Guard Death                                                                                 issue ages
Benefit                                                                                     20-64)
Charge/4/:                                                                                  2.00% (for
                                                                                            issue ages
                                                                                            65-68)
                                                                                   Current  0.60% (for
                                                                                            issue ages
                                                                                            20-64)
                                                                                            1.00% (for
                                                                                            issue ages
                                                                                            65-68)
------------------------------------------------------------------------------------------------------------------------------
Guaranteed           Not Applicable                   Not Applicable                   1.15% (current)
Minimum Income                                                                         2.30% (maximum)
Benefit
Charge/4/:
------------------------------------------------------------------------------------------------------------------------------
Lifetime                   3%                               3%                               1%
Minimum
Guaranteed
Interest Rate
in the
Guaranteed
Interest
Option:
------------------------------------------------------------------------------------------------------------------------------
Loan Features              No                               No                               No
(if
your employer's
plan permits):
------------------------------------------------------------------------------------------------------------------------------
Fixed Maturity             No                               No                               No
Options/5/:
------------------------------------------------------------------------------------------------------------------------------
Variable             Not Applicable                   Not Applicable                         13
Investment                                                                             Various Classes
Options with
your Protected
Benefit
Account/6/:
------------------------------------------------------------------------------------------------------------------------------
Variable                   9                               6-24                              98
Investment                                                                             Various Classes
Options with
your
Investment
Account/6/:
------------------------------------------------------------------------------------------------------------------------------
Sources of          .   Full or             .   Full or partial exchange,          .   Full exchange,
Permitted               partial                 rollover or direct transfer            rollover or direct
Subsequent              exchange,               from another annuity contract          transfer from a
Contributions           rollover or             or other eligible investment           Prior Contract
                        direct              .   After tax check
                        transfer from
                        another
                        annuity
                        contract or
                        other
                        eligible
                        investment
                    .   After tax
                        check
------------------------------------------------------------------------------------------------------------------------------

/1./ If you elected a Guaranteed benefit under a Prior Contract, you would not be eligible for the exchange program. Therefore, in the column for "Prior
     Contracts", Guaranteed benefits are either not reflected or categorized as
     "Not Applicable".

/2./ If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the administrative charge for that year.

/3./ During the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your Total account value. Thereafter, the charge, if applicable, is $30 for each contract year.

/4./ The Return of Principal death benefit and the "Greater of" death benefit can only be elected in combination with the GMIB. The Highest Anniversary
     Value death benefit can be elected with or without selecting the GMIB. If you elect the GMIB and do not elect a guaranteed minimum death benefit, you will automatically receive the Return of Principal death benefit. The
     RMD Wealth Guard death benefit cannot be elected in combination with the
     GMIB. Please see "Retirement Cornerstone(R) Series E at a glance - key features" in the Retirement Cornerstone(R) Series E Prospectus for more information related to these guaranteed benefits.

/5./ Fixed Maturity Options offer a fixed rate of interest if held to maturity.
     Fixed Maturity Options generally have maturity dates that range from one to ten years. Withdrawals or transfers from a Fixed Maturity Option prior to maturity may be subject to market value adjustment, which may increase or decrease the account value. See "fixed maturity options" in your
     Prospectus for more information.

/6./ The number of investment options available under a particular contract is subject to change. Please refer to your Prospectus for more information on investment options available under your contract.

                                     IX-5

                         APPENDIX IX: EXCHANGE PROGRAM

               B. ACCUMULATOR (SERIES 1995 THROUGH SERIES 2001)

-------------------------------------------------------------------------------------------------------------------
                             PRIOR CONTRACTS                                              NEW CONTRACT
-------------------------------------------------------------------------------------------------------------------
 ACCUMULATOR/ SM/ (YEARS 1999, 2000 AND 2001)/1 /     ACCUMULATOR SELECT/SM/    RETIREMENT CORNERSTONE(R) SERIES
                                                      (YEARS 1999 AND 2000)/ 1/ E
-------------------------------------------------------------------------------------------------------------------
Annual            If the account value on    $30                None            If your account value on   $30
Contract Fee:     a contract date            $0                                 a contract date            $0
                  anniversary is less is                                        anniversary is less than
                  less than $25,000.                                            $50,000/2,3/.
                  If the account value on                                       If your account value on
                  a contract date                                               a contract date
                  anniversary is less is                                        anniversary is $50,000
                  more than $25,000.                                            or more/2/.
-------------------------------------------------------------------------------------------------------------------
Total Separate             1.35% - 1.65%                    1.60% - 170%                     1.30%
Account Annual
Expenses:
-------------------------------------------------------------------------------------------------------------------
Death Benefit:    The greater of: (i) your account    The greater of: (i) your  For the purposes of determining
                  value, less any outstanding loan    account value, less any   the death benefit under your
                  balance plus accrued interest as    outstanding loan balance  Retirement Cornerstone(R) Series
                  of the date we receive              plus accrued interest as  E contract, we treat your
                  satisfactory proof of death, any    of the date we receive    Invest-ment account and any
                  required instructions,              satisfactory proof of     Guaranteed minimum death benefit
                  information and forms necessary     death, any required       funded by your Protected Benefit
                  to effect payment; and (ii) your    instructions,             account differently.
                  total contributions, adjusted       information and forms     The death benefit in connection
                  for withdrawals and any             necessary to effect       with your Investment account is
                  withdrawal charges and any taxes    payment; and (ii) your    equal to your Investment account
                  that may apply, less any            total contributions,      value as of the date we receive
                  outstanding loan balance plus       adjusted for              satisfactory proof of death, any
                  accrued interest.                   with-drawals and any      required instructions for the
                                                      withdrawal charges and    method of payment, and any
                                                      any taxes that may        required information and forms
                                                      apply, less any           necessary to effect payment. The
                                                      outstanding loan balance  death benefit payable in
                                                      plus accrued interest.    con-nection with your Protected
                                                                                Benefit account will be based on
                                                                                the greater of (i) your
                                                                                Protected Benefit account value,
                                                                                and (ii) the benefit base of
                                                                                your Guaranteed minimum death
                                                                                benefit.
-------------------------------------------------------------------------------------------------------------------
Return of                  Not Applicable                  Not Applicable            No Additional Charge*
Principal                                                                       *PLEASE BE ADVISED THAT THE
Death Benefit                                                                   RETURN OF PRINCIPAL DEATH
Charge/4/:                                                                      BENEFIT DOES NOT HAVE AN
                                                                                ADDITIONAL CHARGE, BUT THIS
                                                                                GUARANTEED BENEFIT MUST BE
                                                                                ELECTED IN COMBINATION WITH THE
                                                                                GUARANTEED MINIMUM INCOME
                                                                                BENEFIT, WHICH DOES HAVE A
                                                                                CHARGE.
-------------------------------------------------------------------------------------------------------------------
Highest                    Not Applicable                  Not Applicable         0.35% (current and maximum)
Anniversary
Value Death
Benefit
Charge/4/:
-------------------------------------------------------------------------------------------------------------------
"Greater of"               Not Applicable                  Not Applicable               1.15% (current)
Death Benefit                                                                           2.30% (maximum)
Charge/4/:
-------------------------------------------------------------------------------------------------------------------
RMD Wealth                 Not Applicable                  Not Applicable       Maximum  1.20% (for issue ages
Guard Death                                                                              20-64)
Benefit                                                                                  2.00% (for issue ages
Charge/4/:                                                                               65-68)
                                                                                Current  0.60% (for issue ages
                                                                                         20-64)
                                                                                         1.00% (for issue ages
                                                                                         65-68)
-------------------------------------------------------------------------------------------------------------------
Guaranteed                 Not Applicable                  Not Applicable               1.15% (current)
Minimum Income                                                                          2.30% (maximum)
Benefit
Charge/4/:
-------------------------------------------------------------------------------------------------------------------

                                     IX-6

                         APPENDIX IX: EXCHANGE PROGRAM

---------------------------------------------------------------------------------------------------------------------------
                       PRIOR CONTRACTS                                                  NEW CONTRACT
---------------------------------------------------------------------------------------------------------------------------
 ACCUMULATOR/ SM/ (YEARS 1999, 2000 AND                    ACCUMULATOR              RETIREMENT
 2001)/1 /                                                 SELECT/SM/ (YEARS        CORNERSTONE(R)
                                                           1999 AND 2000)/ 1/       SERIES E
---------------------------------------------------------------------------------------------------------------------------
Lifetime Minimum                   3%                              No                        1%
Guaranteed Interest
Rate in the
Guaranteed Interest
Option:
---------------------------------------------------------------------------------------------------------------------------
Loan Features (if                  Yes                             Yes                       No
your employer's
plan permits):
---------------------------------------------------------------------------------------------------------------------------
Fixed Maturity                     Yes                             Yes                       No
Options/5/:
---------------------------------------------------------------------------------------------------------------------------
Variable Investment          Not Applicable                  Not Applicable                  13
Options with your                                                                      Various Classes
Protected Benefit
Account/6/:
---------------------------------------------------------------------------------------------------------------------------
Variable Investment              26 - 32                         22 - 31                     98
Options with your                                                                      Various Classes
Investment
Account/6/:
---------------------------------------------------------------------------------------------------------------------------
Sources of                .   Full or partial              .   Full or partial      .   Full exchange,
Permitted                     exchange,                        exchange,                rollover or
Subsequent                    rollover or                      rollover or              direct transfer
Contributions                 direct transfer                  direct transfer          from a Prior
                              from another                     from another             Contract
                              annuity contract                 annuity
                              or other eligible                contract or
                              investment                       other eligible
                          .   After tax check                  investment
                                                           .   After tax check

/1./ If you elected a Guaranteed benefit under a Prior Contract, you would not be eligible for the exchange program. Therefore, in the column for "Prior
     Contracts", Guaranteed benefits are either not reflected or categorized as
     "Not Applicable".

/2./ If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the administrative charge for that year.

/3./ During the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your Total account value. Thereafter, the charge, if applicable, is $30 for each contract year.

/4./ The Return of Principal death benefit and the "Greater of" death benefit can only be elected in combination with the GMIB. The Highest Anniversary
     Value death benefit can be elected with or without selecting the GMIB. If you elect the GMIB and do not elect a guaranteed minimum death benefit, you will automatically receive the Return of Principal death benefit. The
     RMD Wealth Guard death benefit cannot be elected in combination with the
     GMIB. Please see "Retirement Cornerstone(R) Series E at a glance - key features" in the Retirement Cornerstone(R) Series E Prospectus for more information related to these guaranteed benefits.

/5./ Fixed Maturity Options offer a fixed rate of interest if held to maturity.
     Fixed Maturity Options generally have maturity dates that range from one to ten years. Withdrawals or transfers from a Fixed Maturity Option prior to maturity may be subject to market value adjustment, which may increase or decrease the account value. See "fixed maturity options" in your
     Prospectus for more information.

/6./ The number of investment options available under a particular contract is subject to change. Please refer to your Prospectus for more information on investment options available under your contract.

                                     IX-7

                         APPENDIX IX: EXCHANGE PROGRAM

               B. ACCUMULATOR (SERIES 1995 THROUGH SERIES 2001)

------------------------------------------------------------------------------------------------------
                          PRIOR CONTRACTS                                     NEW CONTRACT
------------------------------------------------------------------------------------------------------
 ACCUMULATOR PLUS/SM/ (YEAR 1999)/1/         ACCUMULATOR PLUS/SM/    RETIREMENT CORNERSTONE(R)
                                             (YEARS 2000 AND         SERIES E
                                             2001)/1/
------------------------------------------------------------------------------------------------------
Annual Contract Fee:          None                    None            If your account value    $30
                                                                      on a contract date
                                                                      anniversary is less
                                                                      than $50,000/2,3/.

                                                                      If your account value    $0
                                                                      on a contract date
                                                                      anniversary is
                                                                      $50,000 or more/2/.
-                    ---------------------------------------------------------------------------------
Total Separate               1.60%                1.60%-1.70%                    1.30%
Account Annual
Expenses:
------------------------------------------------------------------------------------------------------
Death Benefit:       The death benefit is     The greater of: (i)     For the purposes of
                     equal to the return of   your account value,     determining the death benefit
                     your account value as    less any outstanding    under your Retirement
                     of the date we receive   loan balance plus       Cornerstone(R) Series E
                     satisfactory proof of    accrued interest as     contract, we treat your
                     death and all            of the date we          Investment account and any
                     information and forms    receive                 Guaranteed minimum death
                     necessary to effect      sat- isfactory proof    benefit funded by your
                     payment.                 of death, any           Protected Benefit account
                                              required                differently.
                                              instructions,
                                              information and forms   The death benefit in
                                              necessary to effect     connection with your
                                              payment; and (ii)       Investment account is equal
                                              your total              to your Investment account
                                              con- tributions,        value as of the date we
                                              adjusted for            receive satisfactory proof of
                                              withdrawals and any     death, any required
                                              withdrawal charges      instructions for the method
                                              and any taxes that      of payment, and any required
                                              may apply, less any     information and forms
                                              outstanding loan        necessary to effect payment.
                                              balance plus accrued    The death benefit payable in
                                              interest.               connection with your
                                                                      Protected Benefit account
                                                                      will be based on the greater
                                                                      of (i) your Protected Benefit
                                                                      account value, and (ii) the
                                                                      benefit base of your
                                                                      Guaranteed minimum death
                                                                      benefit.
------------------------------------------------------------------------------------------------------
Return of Principal      Not Applicable          Not Applicable          No Additional Charge*
Death Benefit                                                        *PLEASE BE ADVISED THAT THE
Charge/4/:                                                           RETURN OF PRINCIPAL DEATH
                                                                     BENEFIT DOES NOT HAVE AN
                                                                     ADDITIONAL CHARGE, BUT THIS
                                                                     GUARANTEED BENEFIT MUST BE
                                                                     ELECTED IN COMBINATION WITH
                                                                     THE GUARANTEED MINIMUM INCOME
                                                                     BENEFIT, WHICH DOES HAVE A
                                                                     CHARGE.
------------------------------------------------------------------------------------------------------
Highest Anniversary      Not Applicable          Not Applicable       0.35% (current and maximum)
Value Death Benefit
Charge/4/:
------------------------------------------------------------------------------------------------------
"Greater of" Death       Not Applicable          Not Applicable             1.15% (current)
Benefit Charge/4/:                                                          2.30% (maximum)

                                     IX-8

                         APPENDIX IX: EXCHANGE PROGRAM

-----------------------------------------------------------------------------------------------------------------------------
                               CONTRACTS                                           NEW CONTRACT
-----------------------------------------------------------------------------------------------------------------------------
 ACCUMULATOR PLUS/SM/ (YEAR 1999)/1/             ACCUMULATOR PLUS/SM/       RETIREMENT CORNERSTONE(R)
                                                 (YEARS 2000 AND 2001)/1/   SERIES E
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
RMD Wealth Guard           Not Applicable             Not Applicable        Maximum  1.20% (for issue
Death Benefit                                                                        ages 20-64)
Charge/4/:                                                                           2.00% (for issue
                                                                                     ages 65-68)
                                                                            Current  0.60% (for issue
                                                                                     ages 20-64)
                                                                                     1.00% (for issue
                                                                                     ages 65-68)
-----------------------------------------------------------------------------------------------------------------------------
Guaranteed Minimum         Not Applicable             Not Applicable             1.15% (current)
Income Benefit                                                                   2.30% (maximum)
Charge/4/:
-----------------------------------------------------------------------------------------------------------------------------
Lifetime Minimum                 No                         No                          1%
Guaranteed Interest
Rate in the
Guaranteed Interest
Option:
-----------------------------------------------------------------------------------------------------------------------------
Loan Features (if                No                        Yes                          No
your employer's
plan permits):
-----------------------------------------------------------------------------------------------------------------------------
Fixed Maturity                   No                         No                          No
Options/5/:
-----------------------------------------------------------------------------------------------------------------------------
Variable Investment        Not Applicable             Not Applicable                    13
Options with your                                                                Various Classes
Protected Benefit
Account/6/:
-----------------------------------------------------------------------------------------------------------------------------
Variable Investment              28                       31-32                         98
Options with your                                                                Various Classes
Investment
Account/6/:
-----------------------------------------------------------------------------------------------------------------------------
Sources of            .   Full or partial        .   Full or partial        .   Full exchange,
Permitted                 exchange, rollover         exchange, rollover         rollover or direct
Subsequent                or direct transfer         or direct transfer         transfer from a Prior
Contributions             from another annuity       from another annuity       Contract
                          contract or other          contract or other
                          eligible investment        eligible investment
                      .   After tax check        .   After tax check

/1./ If you elected a Guaranteed benefit under a Prior Contract, you would not be eligible for the exchange program. Therefore, in the column for "Prior
     Contracts", Guaranteed benefits are either not reflected or categorized as
     "Not Applicable".

/2./ If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the administrative charge for that year.

/3./ During the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your Total account value. Thereafter, the charge, if applicable, is $30 for each contract year.

/4./ The Return of Principal death benefit and the "Greater of" death benefit can only be elected in combination with the GMIB. The Highest Anniversary
     Value death benefit can be elected with or without selecting the GMIB. If you elect the GMIB and do not elect a guaranteed minimum death benefit, you will automatically receive the Return of Principal death benefit. The
     RMD Wealth Guard death benefit cannot be elected in combination with the
     GMIB. Please see "Retirement Cornerstone(R) Series E at a glance - key features" in the Retirement Cornerstone(R) Series E Prospectus for more information related to these guaranteed benefits.

/5./ Fixed Maturity Options offer a fixed rate of interest if held to maturity.
     Fixed Maturity Options generally have maturity dates that range from one to ten years. Withdrawals or transfers from a Fixed Maturity Option prior to maturity may be subject to market value adjustment, which may increase or decrease the account value. See "fixed maturity options" in your
     Prospectus for more information.

/6./ The number of investment options available under a particular contract is subject to change. Please refer to your Prospectus for more information on investment options available under your contract.

                                     IX-9

                         APPENDIX IX: EXCHANGE PROGRAM

               B. ACCUMULATOR (SERIES 1995 THROUGH SERIES 2001)

--------------------------------------------------------------------------------------------------------
                  PRIOR CONTRACTS                                   NEW CONTRACT
--------------------------------------------------------------------------------------------------------
 ACCUMULATOR(R) ELITE/SM/ (YEAR 2001)                 RETIREMENT CORNERSTONE(R) SERIES E
--------------------------------------------------------------------------------------------------------
Annual Contract Fee:                None              If your account value on a             $30
                                                      contract date anniversary is
                                                      less than $50,000/2,3/.

                                                      If your account value on a             $0
                                                      contract date anniversary is
                                                      $50,000 or more/2/.
--------------------------------------------------------------------------------------------------------
Total Separate Account             1.60%                               1.30%
Annual Expenses:
--------------------------------------------------------------------------------------------------------
Death Benefit:            The death benefit is        For the purposes of determining the
                          equal to the return of      death benefit under your Retirement
                          your account value as of    Cornerstone(R) Series E contract, we
                          the date we receive         treat your Investment account and any
                          satisfactory proof of       Guaranteed minimum death benefit funded
                          death and all information   by your Protected Benefit account
                          and forms necessary to      differently.
                          effect payment.
                                                      The death benefit in connection with
                                                      your Investment account is equal to your
                                                      Investment account value as of the date
                                                      we receive satisfactory proof of death,
                                                      any required instructions for the method
                                                      of payment, and any required information
                                                      and forms necessary to effect payment.
                                                      The death benefit payable in connection
                                                      with your Protected Benefit account will
                                                      be based on the greater of (i) your
                                                      Protected Benefit account value, and
                                                      (ii) the benefit base of your Guaranteed
                                                      minimum death benefit.
--------------------------------------------------------------------------------------------------------
Return of Principal            Not Applicable                  No Additional Charge*
Death Benefit                                         *PLEASE BE ADVISED THAT THE RETURN OF
Charge/4/:                                            PRINCIPAL DEATH BENEFIT DOES NOT HAVE AN
                                                      ADDITIONAL CHARGE, BUT THIS GUARANTEED
                                                      BENEFIT MUST BE ELECTED IN COMBINATION
                                                      WITH THE GUARANTEED MINI-MUM INCOME
                                                      BENEFIT, WHICH DOES HAVE A CHARGE.
--------------------------------------------------------------------------------------------------------
Highest Anniversary            Not Applicable               0.35% (current and maximum)
Value Death Benefit
Charge/4/:
--------------------------------------------------------------------------------------------------------
"Greater of" Death             Not Applicable                     1.15% (current)
Benefit Charge/4/:                                                2.30% (maximum)
--------------------------------------------------------------------------------------------------------
RMD Wealth Guard Death         Not Applicable                            Maximum  1.20% (for
Benefit Charge/4/:                                                                issue ages
                                                                                  20-64)
                                                                                  2.00% (for
                                                                                  issue ages
                                                                                  65-68)
                                                                         Current  0.60% (for
                                                                                  issue ages
                                                                                  20-64)
                                                                                  1.00% (for
                                                                                  issue ages
                                                                                  65-68)
--------------------------------------------------------------------------------------------------------
Guaranteed Minimum             Not Applicable                     1.15% (current)
Income Benefit                                                    2.30% (maximum)
Charge/4/:
--------------------------------------------------------------------------------------------------------
Lifetime Minimum                     No                                  1%
Guaranteed Interest
Rate in the Guaranteed
Interest Option:
--------------------------------------------------------------------------------------------------------
Loan Features (if                   Yes                                  No
your employer's plan
permits):
--------------------------------------------------------------------------------------------------------

                                     IX-10

                         APPENDIX IX: EXCHANGE PROGRAM

--------------------------------------------------------------------------------------------------------------------------------
                     PRIOR CONTRACTS                                  NEW CONTRACT
--------------------------------------------------------------------------------------------------------------------------------
 ACCUMULATOR(R) ELITE/SM/ (YEAR 2001)                      RETIREMENT CORNERSTONE(R) SERIES E
--------------------------------------------------------------------------------------------------------------------------------
Fixed Maturity                        Yes                                   No
Options/5/:
--------------------------------------------------------------------------------------------------------------------------------
Variable Investment              Not Applicable                             13
Options with your                                                    Various Classes
Protected Benefit
Account/6/:
--------------------------------------------------------------------------------------------------------------------------------
Variable Investment                    28                                   98
Options with your                                                    Various Classes
Investment Account/6/:
--------------------------------------------------------------------------------------------------------------------------------
Sources of Permitted   .   Full or partial exchange,       .   Full exchange, rollover or
Subsequent                 rollover or direct transfer         direct transfer from a Prior
Contributions              from another annuity contract       Contract
                           or other eligible investment
                       .   After tax check
--------------------------------------------------------------------------------------------------------------------------------

/1./ If you elected a Guaranteed benefit under a Prior Contract, you would not be eligible for the exchange program. Therefore, in the column for "Prior
     Contracts", Guaranteed benefits are either not reflected or categorized as
     "Not Applicable".

/2./ If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the administrative charge for that year.

/3./ During the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your Total account value. Thereafter, the charge, if applicable, is $30 for each contract year.

/4./ The Return of Principal death benefit and the "Greater of" death benefit can only be elected in combination with the GMIB. The Highest Anniversary
     Value death benefit can be elected with or without selecting the GMIB. If you elect the GMIB and do not elect a guaranteed minimum death benefit, you will automatically receive the Return of Principal death benefit. The
     RMD Wealth Guard death benefit cannot be elected in combination with the
     GMIB. Please see "Retirement Cornerstone(R) Series E at a glance - key features" in the Retirement Cornerstone(R) Series E Prospectus for more information related to these guaranteed benefits.

/5./ Fixed Maturity Options offer a fixed rate of interest if held to maturity.
     Fixed Maturity Options generally have maturity dates that range from one to ten years. Withdrawals or transfers from a Fixed Maturity Option prior to maturity may be subject to market value adjustment, which may increase or decrease the account value. See "fixed maturity options" in your
     Prospectus for more information.

/6./ The number of investment options available under a particular contract is subject to change. Please refer to your Prospectus for more information on investment options available under your contract.

                                     IX-11

                         APPENDIX IX: EXCHANGE PROGRAM

              C. EQUI-VEST(R) (SERIES 100-500 THROUGH SERIES 801)

--------------------------------------------------------------------------------------------------------------------
                              PRIOR CONTRACTS                                                NEW CONTRACT
--------------------------------------------------------------------------------------------------------------------
 EQUI-VEST(R) (SERIES 100-500)/1/                    EQUI-VEST(R) (SERIES 201)/1/    RETIREMENT CORNERSTONE(R)
                                                     EMPLOYER-SPONSORED              SERIES E
                                                     RETIREMENT PLANS
--------------------------------------------------------------------------------------------------------------------
Annual                 Series 100 and 200 The        If your total       $30         If your account     $30
Administrative Charge: Series 300, 400    lesser of  account value on    (current)   value on a
                       and 500/2/         $30 or 2%  the last day of     $65         contract date
                                          of your    your contract       (maximum)   anniversary is
                                          account    year is less than               less than
                                          value,     $25,000/3,4/.                   $50,000/3,4/.
                                          plus any
                                          amounts    If your total       $0          If your account     $0
                                          previously account value on                value on a
                                          withdrawn  the last day of                 contract date
                                          during     your contract                   anniversary is
                                          the        year is $25,000                 $50,000 or
                                          contract   or more; or if                  more/4/.
                                          year.      the total account
                                          $30        values of all
                                          (current)  EQUI-VEST(R)
                                          $65        contracts, owned
                                          (maximum)  by the same
                                                     person, when
                                                     added together,
                                                     exceeds $100,
                                                     000/4/.
--------------------------------------------------------------------------------------------------------------------
Total Separate                 1.34%-2.00%                      1.20%                           1.30%
Account Annual
Expenses:
--------------------------------------------------------------------------------------------------------------------
Death Benefit:         The death benefit is equal    The greater of: (i) your        For the purposes of
                       to the return of your         account value, less any         determining the death
                       account value as of the date  outstanding loan balance        benefit under your
                       we receive satisfactory       plus accrued interest as of     Retirement Cornerstone(R)
                       proof of death and all        the date we receive             Series E contract, we treat
                       information and forms         satisfactory proof of death,    your Investment account and
                       necessary to effect payment.  any required instructions,      any Guaranteed minimum death
                                                     information and forms           benefit funded by your
                                                     necessary to effect payment;    Protected Benefit account
                                                     and (ii) your total             differently.
                                                     contributions, adjusted for
                                                     withdrawals and any             The death benefit in
                                                     withdrawal charges and any      connection with your
                                                     taxes that may apply, less      Investment account is equal
                                                     any outstanding loan balance    to your Investment account
                                                     plus accrued interest.          value as of the date we
                                                                                     receive satisfactory proof
                                                                                     of death, any required
                                                                                     instructions for the method
                                                                                     of payment, and any required
                                                                                     information and forms
                                                                                     necessary to effect payment.
                                                                                     The death benefit payable in
                                                                                     connection with your
                                                                                     Protected Benefit account
                                                                                     will be based on the greater
                                                                                     of (i) your Protected
                                                                                     Benefit account value, and
                                                                                     (ii) the benefit base of
                                                                                     your Guaranteed minimum
                                                                                     death benefit.
--------------------------------------------------------------------------------------------------------------------
Return of                     Not Applicable                Not Applicable              No Additional Charge*
Principal                                                                            *PLEASE BE ADVISED THAT THE
Death Benefit                                                                        RETURN OF PRINCIPAL DEATH
Charge/5/:                                                                           BENEFIT DOES NOT HAVE AN
                                                                                     ADDITIONAL CHARGE, BUT THIS
                                                                                     GUARANTEED BENEFIT MUST BE
                                                                                     ELECTED IN COMBINATION WITH
                                                                                     THE GUARANTEED MINIMUM
                                                                                     INCOME BENEFIT, WHICH DOES
                                                                                     HAVE A CHARGE.
--------------------------------------------------------------------------------------------------------------------

                                     IX-12

                         APPENDIX IX: EXCHANGE PROGRAM

-------------------------------------------------------------------------------------------------------------------------
                   PRIOR CONTRACTS                                                       NEW CONTRACT
-------------------------------------------------------------------------------------------------------------------------
 EQUI-VEST(R) (SERIES 100-500)/1/                     EQUI-VEST(R)                    RETIREMENT
                                                      (SERIES 201)/1/                 CORNERSTONE(R)
                                                      EMPLOYER-SPONSORED              SERIES E
                                                      RETIREMENT PLANS
-------------------------------------------------------------------------------------------------------------------------
Highest                 Not Applicable                  Not Applicable                0.35% (current and
Anniversary                                                                                maximum)
Value Death
Benefit
Charge/5/:
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
"Greater of"            Not Applicable                  Not Applicable                  1.15% (current)
Death Benefit                                                                           2.30% (maximum)
Charge/5/:
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
RMD Wealth              Not Applicable                  Not Applicable                Maximum  1.20% (for
Guard Death                                                                                    issue ages
Benefit                                                                                        20-64)
Charge/5/:                                                                                     2.00% (for
                                                                                               issue ages
                                                                                               65-68)
                                                                                      Current  0.60% (for
                                                                                               issue ages
                                                                                               20-64)
                                                                                               1.00% (for
                                                                                               issue ages
                                                                                               65-68)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Guaranteed              Not Applicable                  Not Applicable                  1.15% (current)
Minimum Income                                                                          2.30% (maximum)
Benefit
Charge/5/:
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Lifetime                    1%-3%                           1%-1.5%                           1%
Minimum
Guaranteed
Interest Rate
in the
Guaranteed
Interest
Option:
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Fixed Maturity               Yes                              No                              No
Options/6/:
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Loan Features                 No                              Yes                             No
(if
your employer's
plan permits):
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Variable                Not Applicable                  Not Applicable                        13
Investment                                                                              Various Classes
Options with
your Protected
Benefit
Account/7/:
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Variable                      99                              98                              98
Investment             Various classes                  Various classes                 Various classes
Options with
your
Investment
Account/7/:
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Sources of            .   Full or                     .   Full or partial             .   Full exchange,
Permitted                 partial                         rollover or                     rollover or
Subsequent                exchange,                       direct transfer                 direct transfer
Contributions             rollover or                     from another                    from a Prior
                          direct                          annuity                         Contract
                          transfer from                   contract or
                          another                         other eligible
                          annuity                         investment
                          contract or                 .   Payroll
                          other eligible                  contribution
                          investment
                      .   After tax check
-------------------------------------------------------------------------------------------------------------------------

/1./ If you elected a Guaranteed benefit under a Prior Contract, you would not be eligible for the exchange program. Therefore, in the column for "Prior
     Contracts", Guaranteed benefits are either not reflected or categorized as
     "Not Applicable".

/2./ For the EQUI-VEST(R) series 300, 400 and 500 contracts, during the first two contract years this charge, if it applies, is equal to the lesser of
     $30 or 2% of your Total account value, plus any amounts previously withdrawn during the contract year. Thereafter, the charge is $30 for each contract year.

/3./ For the EQUI-VEST(R) Series 201 contract, during the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your Total account value. For the Retirement Cornerstone(R) Series E contract, during the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your Total account value.
     Thereafter, the charge, if applicable, is $30 for each contract year.

/4./ If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the charge for that year.

/5./ The Return of Principal death benefit and the "Greater of" death benefit can only be elected in combination with the GMIB. The Highest Anniversary
     Value death benefit can be elected with or without selecting the GMIB. If you elect the GMIB and do not elect a guaranteed minimum death benefit, you will automatically receive the Return of Principal death benefit. The
     RMD Wealth Guard death benefit cannot be elected in combination with the
     GMIB. Please see "Retirement Cornerstone(R) Series E at a glance - key features" in the Retirement Cornerstone(R) Series E Prospectus for more information related to these guaranteed benefits.

/6./ Fixed Maturity Options offer a fixed rate of interest if held to maturity.
     Fixed Maturity Options generally have maturity dates that range from one to ten years. Withdrawals or transfers from a Fixed Maturity Option prior to maturity may be subject to market value adjustment, which may increase or decrease the account value. See "fixed maturity options" in your
     Prospectus for more information.

/7./ The number of investment options available under a particular contract is subject to change. Please refer to your Prospectus for more information on investment options available under your contract.

                                     IX-13

                         APPENDIX IX: EXCHANGE PROGRAM

              C. EQUI-VEST(R) (SERIES 100-500 THROUGH SERIES 801)

------------------------------------------------------------------------------------------------------------------------
                                  PRIOR CONTRACTS                                               NEW CONTRACT
------------------------------------------------------------------------------------------------------------------------
 EQUI-VEST(R) EXPRESS/SM/ (SERIES 700)/1/            EQUI-VEST(R) EXPRESS/SM/          RETIREMENT CORNERSTONE(R)
                                                     (SERIES 701)/1/                   SERIES E
------------------------------------------------------------------------------------------------------------------------
Annual          If your total account  $30 (current) If your total account     $50     If your account value     $30
Administrative  value on the last day  $65 (maximum) value on the last day             on a contract date
Charge:         of your contract year                of your contract year             anniversary is less
                is less than $25,000                 is less than $100,000.            than $50,000/2,3/.
                for NQ contracts (or
                less than $20,000 for                If your total account      $0     If your account value      $0
                IRA contracts)/2/.                   value on the last day             on a contract date
                                                     of your contract year             anniversary is $50,000
                                                     is $100,000 or more.              or more/3/.

                If your total account       $0
                value on the last day
                of your contract year
                is $25,000 or more
                for NQ contracts (or
                $20,000 or more for
                IRA contracts).
------------------------------------------------------------------------------------------------------------------------
Total Separate             0.95% - 2.00%                         1.10%                             1.30%
Account Annual
Expenses:
------------------------------------------------------------------------------------------------------------------------
Death Benefit:  The death benefit is equal to the    The death benefit is equal to     For the purposes of
                return of your account value as of   the return of your account        determining the death benefit
                the date we receive satisfactory     value as of the date we           under your Retirement
                proof of the annuitant's death and   receive satisfactory proof of     Cornerstone(R) Series E
                all information and forms necessary  the annuitant's death and all     contract, we treat your
                to effect payment.                   information and forms             Investment account and any
                                                     necessary to effect payment.      Guaranteed minimum death
                                                                                       benefit funded by your
                                                                                       Protected Benefit account
                                                                                       differently.

                                                                                       The death benefit in
                                                                                       connection with your
                                                                                       Investment account is equal to
                                                                                       your Investment account value
                                                                                       as of the date we receive
                                                                                       satisfactory proof of death,
                                                                                       any required instructions for
                                                                                       the method of payment, and any
                                                                                       required information and forms
                                                                                       necessary to effect payment.
                                                                                       The death benefit payable in
                                                                                       connection with your Protected
                                                                                       Benefit account will be based
                                                                                       on the greater of (i) your
                                                                                       Protected Benefit account
                                                                                       value, and (ii) the benefit
                                                                                       base of your Guaranteed
                                                                                       minimum death benefit.
------------------------------------------------------------------------------------------------------------------------
Return of                 Not Applicable                     Not Applicable                No Additional Charge*
Principal                                                                              *PLEASE BE ADVISED THAT THE
Death Benefit                                                                          RETURN OF PRINCIPAL DEATH
Charge/4/:                                                                             BENEFIT DOES NOT HAVE AN
                                                                                       ADDITIONAL CHARGE, BUT THIS
                                                                                       GUARANTEED BENEFIT MUST BE
                                                                                       ELECTED IN COMBINATION WITH
                                                                                       THE GUARANTEED MINIMUM INCOME
                                                                                       BENEFIT, WHICH DOES HAVE A
                                                                                       CHARGE.
------------------------------------------------------------------------------------------------------------------------
Highest                   Not Applicable                     Not Applicable             0.35% (current and maximum)
Anniversary
Value Death
Benefit
Charge/4/:
------------------------------------------------------------------------------------------------------------------------

                                     IX-14

                         APPENDIX IX: EXCHANGE PROGRAM

-----------------------------------------------------------------------------------------------------
                            PRIOR CONTRACTS                                       NEW CONTRACT
-----------------------------------------------------------------------------------------------------
 EQUI-VEST(R) EXPRESS/SM/ (SERIES 700)/1/        EQUI-VEST(R) EXPRESS/SM/   RETIREMENT
                                                 (SERIES 701)/1/            CORNERSTONE(R) SERIES E
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
"Greater of" Death         Not Applicable             Not Applicable            1.15% (current)
Benefit Charge/4/:                                                              2.30% (maximum)
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
RMD Wealth Guard           Not Applicable             Not Applicable        Maximum  1.20% (for
Death Benefit                                                                        issue ages
Charge/4/:                                                                           20-64)
                                                                                     2.00% (for
                                                                                     issue ages
                                                                                     65-68)
                                                                            Current  0.60% (for
                                                                                     issue ages
                                                                                     20-64)
                                                                                     1.00% (for
                                                                                     issue ages
                                                                                     65-68)
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
Guaranteed Minimum         Not Applicable             Not Applicable            1.15% (current)
Income Benefit                                                                  2.30% (maximum)
Charge/4/:
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
Lifetime Minimum                 No                         No                         1%
Guaranteed Interest
Rate in the
Guaranteed Interest
Option:
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
Fixed Maturity                  Yes                         No                         No
Options/5/:
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
Loan Features (if                No                         No                         No
your employer's
plan permits):
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
Variable Investment        Not Applicable             Not Applicable                   13
Options with your                                                               Various Classes
Protected Benefit
Account/6/:
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
Variable Investment              99                         99                         98
Options with your         Various classes            Various classes            Various Classes
Investment
Account/6/:
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
Sources of            .   Full or partial        .   Full or partial        .   Full exchange,
Permitted                 exchange, rollover         exchange, rollover         rollover or direct
Subsequent                or direct transfer         or direct transfer         transfer from a
Contributions             from another annuity       from another annuity       Prior Contract
                          contract or other          contract or other
                          eligible investment        eligible investment
                      .   After tax check        .   After tax check
-----------------------------------------------------------------------------------------------------

/1./ If you elected a Guaranteed benefit under a Prior Contract, you would not be eligible for the exchange program. Therefore, in the column for "Prior
     Contracts", Guaranteed benefits are either not reflected or categorized as
     "Not Applicable".

/2./ For the EQUI-VEST(R) Express/SM/ Series 700 contract, during the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your Total account value plus any prior withdrawals during the contract year. For the Retirement Cornerstone(R) Series E contract, during the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your Total account value. Thereafter, the charge, if applicable, is $30 for each contract year.

/3./ If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the charge for that year.

/4./ The Return of Principal death benefit and the "Greater of" death benefit can only be elected in combination with the GMIB. The Highest Anniversary
     Value death benefit can be elected with or without selecting the GMIB. If you elect the GMIB and do not elect a guaranteed minimum death benefit, you will automatically receive the Return of Principal death benefit. The
     RMD Wealth Guard death benefit cannot be elected in combination with the
     GMIB. Please see "Retirement Cornerstone(R) Series E at a glance - key features" in the Retirement Cornerstone(R) Series E Prospectus for more information related to these guaranteed benefits.

/5./ Fixed Maturity Options offer a fixed rate of interest if held to maturity.
     Fixed Maturity Options generally have maturity dates that range from one to ten years. Withdrawals or transfers from a Fixed Maturity Option prior to maturity may be subject to market value adjustment, which may increase or decrease the account value. See "fixed maturity options" in your
     Prospectus for more information.

/6./ The number of investment options available under a particular contract is subject to change. Please refer to your Prospectus for more information on investment options available under your contract.

                                     IX-15

                         APPENDIX IX: EXCHANGE PROGRAM

              C. EQUI-VEST(R) (SERIES 100-500 THROUGH SERIES 801)

----------------------------------------------------------------------------------------------------------------------
                                  PRIOR CONTRACTS                                              NEW CONTRACT
----------------------------------------------------------------------------------------------------------------------
 EQUI-VEST(R) (SERIES 800)/1/                           EQUI-VEST(R) (SERIES 801)/1/    RETIREMENT CORNERSTONE(R)
                                                                                        SERIES E
----------------------------------------------------------------------------------------------------------------------
Annual           If your total         $30 (current)    If your total        $50        If your account       $30
Administrative   account value on      $65 (maximum)    account value on     $0         value on a contract   $0
Charge:          the last day of       $0               the last day of                 date anniversary is
                 your contract year                     your contract year              less than
                 is less than                           is less than                    $50,000/2,3/.
                 $25,000 for NQ                         $100,000.                       If your account
                 contracts (or less                     If your total                   value on a contract
                 than $20,000 for                       account value on                date anniversary is
                 IRA contracts)/2/.                     the last day of                 $50,000 or more/3/.
                 If your total                          your contract year
                 account value on                       is $100,000 or more.
                 the last day of
                 your contract year
                 is $25,000 or more
                 for NQ contracts
                 (or $20,000 or more
                 for IRA contracts).
----------------------------------------------------------------------------------------------------------------------
Total Separate               1.20%-2.00%                            1.25%                          1.30%
Account Annual
Expenses:
----------------------------------------------------------------------------------------------------------------------
Death Benefit:   The death benefit is equal to the      The death benefit is equal to   For the purposes of
                 return of your account value as of     the return of your account      determining the death
                 the date we receive satisfactory       value as of the date we         benefit under your
                 proof of the annuitant's death and     receive satisfactory proof of   Retirement Cornerstone(R)
                 all information and forms necessary    the annuitant's death and all   Series E contract, we treat
                 to effect payment.                     information and forms           your Investment account and
                                                        necessary to effect payment.    any Guaranteed minimum
                                                                                        death benefit funded by
                                                                                        your Protected Benefit
                                                                                        account differently.
                                                                                        The death benefit in
                                                                                        connection with your
                                                                                        Investment account is equal
                                                                                        to your Investment account
                                                                                        value as of the date we
                                                                                        receive satisfactory proof
                                                                                        of death, any required
                                                                                        instructions for the method
                                                                                        of payment, and any
                                                                                        required information and
                                                                                        forms necessary to effect
                                                                                        payment. The death benefit
                                                                                        payable in connection with
                                                                                        your Protected Benefit
                                                                                        account will be based on
                                                                                        the greater of (i) your
                                                                                        Protected Benefit account
                                                                                        value, and (ii) the benefit
                                                                                        base of your Guaranteed
                                                                                        minimum death benefit.
----------------------------------------------------------------------------------------------------------------------
Return of                  Not Applicable                       Not Applicable             No Additional Charge*
Principal                                                                               *PLEASE BE ADVISED THAT THE
Death Benefit                                                                           RETURN OF PRINCIPAL DEATH
Charge/4/:                                                                              BENEFIT DOES NOT HAVE AN
                                                                                        ADDITIONAL CHARGE, BUT THIS
                                                                                        GUARANTEED BENEFIT MUST BE
                                                                                        ELECTED IN COMBINATION WITH
                                                                                        THE GUARANTEED MINIMUM
                                                                                        INCOME BENEFIT, WHICH DOES
                                                                                        HAVE A CHARGE.
----------------------------------------------------------------------------------------------------------------------
Highest                    Not Applicable                       Not Applicable          0.35% (current and maximum)
Anniversary
Value Death
Benefit
Charge/4/:
----------------------------------------------------------------------------------------------------------------------

                                     IX-16

                         APPENDIX IX: EXCHANGE PROGRAM

---------------------------------------------------------------------------------------------------------------
                            PRIOR CONTRACTS                                            NEW CONTRACT
---------------------------------------------------------------------------------------------------------------
 EQUI-VEST(R) (SERIES 800)/1/               EQUI-VEST(R) (SERIES 801)/1/    RETIREMENT CORNERSTONE(R) SERIES E
---------------------------------------------------------------------------------------------------------------
"Greater of" Death      Not Applicable             Not Applicable                    1.15% (current)
Benefit Charge/4/:                                                                   2.30% (maximum)
---------------------------------------------------------------------------------------------------------------
RMD Wealth Guard        Not Applicable             Not Applicable           Maximum  1.20% (for issue ages
Death Benefit                                                                        20-64)
Charge/4/:                                                                           2.00% (for issue ages
                                                                                     65-68)
                                                                            Current  0.60% (for issue ages
                                                                                     20-64)
                                                                                     1.00% (for issue ages
                                                                                     65-68)
---------------------------------------------------------------------------------------------------------------
Guaranteed Minimum      Not Applicable             Not Applicable                    1.15% (current)
Income Benefit                                                                       2.30% (maximum)
Charge/4/:
---------------------------------------------------------------------------------------------------------------
Lifetime Minimum             1%-3%                      1%-3%                               1%
Guaranteed Interest
Rate in the
Guaranteed Interest
Option:
---------------------------------------------------------------------------------------------------------------
Fixed Maturity                Yes                        No                                 No
Options/5/:
---------------------------------------------------------------------------------------------------------------
Loan Features (if             No                         No                                 No
your employer's
plan permits):
---------------------------------------------------------------------------------------------------------------
Variable Investment     Not Applicable             Not Applicable                           13
Options with your                                                                    Various Classes
Protected Benefit
Account/6/:
---------------------------------------------------------------------------------------------------------------
Variable Investment           99                         104                                98
Options with your       Various Classes            Various Classes                   Various Classes
Investment
Account/6/:
---------------------------------------------------------------------------------------------------------------
Sources of            .   Full or partial   .   Full or partial exchange,   .   Full exchange, rollover or
Permitted                 exchange,             rollover or direct              direct transfer from a Prior
Subsequent                rollover or           transfer from another           Contract
Contributions             direct transfer       annuity contract or other
                          from another          eligible investment
                          annuity           .   After tax check
                          contract or
                          other eligible
                          investment
                      .   After tax check
---------------------------------------------------------------------------------------------------------------

/1./ If you elected a Guaranteed benefit under a Prior Contract, you would not be eligible for the exchange program. Therefore, in the column for "Prior
     Contracts", Guaranteed benefits are either not reflected or categorized as
     "Not Applicable".

/2./ For EQUI-VEST(R) Series 800 contract, during the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your
     Total account value plus any prior withdrawals during the contract year.
     For the Retirement Cornerstone(R) Series E contract, during the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your Total account value. Thereafter, the charge, if applicable, is $30 for each contract year.

/3./ If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the charge for that year.

/4./ The Return of Principal death benefit and the "Greater of" death benefit can only be elected in combination with the GMIB. The Highest Anniversary
     Value death benefit can be elected with or without selecting the GMIB. If you elect the GMIB and do not elect a guaranteed minimum death benefit, you will automatically receive the Return of Principal death benefit. The
     RMD Wealth Guard death benefit cannot be elected in combination with the
     GMIB. Please see "Retirement Cornerstone(R) Series E at a glance - key features" in the Retirement Cornerstone(R) Series E Prospectus for more information related to these guaranteed benefits.

/5./ Fixed Maturity Options offer a fixed rate of interest if held to maturity.
     Fixed Maturity Options generally have maturity dates that range from one to ten years. Withdrawals or transfers from a Fixed Maturity Option prior to maturity may be subject to market value adjustment, which may increase or decrease the account value. See "fixed maturity options" in your
     Prospectus for more information.

/6./ The number of investment options available under a particular contract is subject to change. Please refer to your Prospectus for more information on investment options available under your contract.

                                     IX-17

                         APPENDIX IX: EXCHANGE PROGRAM

              C. EQUI-VEST(R) (SERIES 100-500 THROUGH SERIES 801)

------------------------------------------------------------------------------------------------------------------------------
                               PRIOR CONTRACTS                                                   NEW CONTRACT
------------------------------------------------------------------------------------------------------------------------------
 EQUI-VEST(R) TSA ADVANTAGE/SM/             EQUI-VEST(R) (SERIES 100-400)/1/       RETIREMENT CORNERSTONE(R) SERIES E
 (SERIES 600)/1/                            EMPLOYER-SPONSORED RETIREMENT PLANS
------------------------------------------------------------------------------------------------------------------------------
Annual           The lesser of a current    Series 100 and        The lesser of    If your account value on   $30
Administrative   charge of $30 (maximum     200/2/                $30 or 2% of     a contract date
Charge:          charge $65) or 2% of                             your account     anniversary is less than
                 your account value, less                         value, plus      $50,000/3,4/.
                 any amount previously                            any prior
                 withdrawn during the                             withdrawals      If your account value on
                 contract year.                                   during the       a contract date
                                                                  contract year.   anniversary is $50,000
                                                                                   or more/4/.
                                            Series 300 and        $30 (current)                               $0
                                            400/2,3/              $65 (maximum)
------------------------------------------------------------------------------------------------------------------------------
Total Separate        1.20% - 2.00%                    1.34% - 2.00%                                1.30%
Account Annual
Expenses:
------------------------------------------------------------------------------------------------------------------------------
Death Benefit:   The greater of: (i) your   The greater of: (i) your account       For the purposes of determining the
                 account value, less any    value, less any outstanding loan       death benefit under your Retirement
                 outstanding loan balance   balance plus accrued interest as of    Cornerstone(R) Series E contract, we
                 plus accrued interest as   the date we receive satisfactory       treat your Investment account and any
                 of the date we receive     proof of death, any required           Guaranteed minimum death benefit funded
                 satisfactory proof of      instructions, information and forms    by your Protected Benefit account
                 death, any required        necessary to effect payment; and       differently.
                 instructions,              (ii) your total contributions,
                 information and forms      adjusted for withdrawals and any       The death benefit in connection with
                 necessary to effect        withdrawal charges and any taxes       your Investment account is equal to your
                 payment; and (ii) your     that may apply, less any               Investment account value as of the date
                 total contributions,       outstanding loan balance plus          we receive satisfactory proof of death,
                 adjusted for withdrawals   accrued interest.                      any required instructions for the method
                 and any withdrawal                                                of payment, and any required information
                 charges and any taxes                                             and forms necessary to effect payment.
                 that may apply, less any                                          The death benefit payable in connection
                 outstanding loan balance                                          with your Protected Benefit account will
                 plus accrued interest.                                            be based on the greater of (i) your
                                                                                   Protected Benefit account value, and
                                                                                   (ii) the benefit base of your Guaranteed
                                                                                   minimum death benefit.
------------------------------------------------------------------------------------------------------------------------------
Return of             Not Applicable                  Not Applicable                        No Additional Charge*
Principal                                                                          *PLEASE BE ADVISED THAT THE RETURN OF
Death Benefit                                                                      PRINCIPAL DEATH BENEFIT DOES NOT HAVE AN
Charge/5/:                                                                         ADDITIONAL CHARGE, BUT THIS GUARANTEED
                                                                                   BENEFIT MUST BE ELECTED IN COMBINATION
                                                                                   WITH THE GUARANTEED MINIMUM INCOME
                                                                                   BENEFIT, WHICH DOES HAVE A CHARGE.
------------------------------------------------------------------------------------------------------------------------------
Highest               Not Applicable                  Not Applicable                     0.35% (current and maximum)
Anniversary
Value Death
Benefit
Charge/5/:
------------------------------------------------------------------------------------------------------------------------------
"Greater of"          Not Applicable                  Not Applicable                           1.15% (current)
Death Benefit                                                                                  2.30% (maximum)
Charge/5/:
------------------------------------------------------------------------------------------------------------------------------
RMD Wealth            Not Applicable                  Not Applicable               Maximum  1.20% (for issue ages 20-64)
Guard Death                                                                                 2.00% (for issue ages 65-68)
Bene-fit                                                                           Current  0.60% (for issue ages 20-64)
Charge/5/:                                                                                  1.00% (for issue ages 65-68)
------------------------------------------------------------------------------------------------------------------------------
Guaranteed            Not Applicable                  Not Applicable                           1.15% (current)
Minimum Income                                                                                 2.30% (maximum)
Benefit
Charge/5/:
------------------------------------------------------------------------------------------------------------------------------

                                     IX-18

                         APPENDIX IX: EXCHANGE PROGRAM

------------------------------------------------------------------------------------------------------------------
                                 PRIOR CONTRACTS                                           NEW CONTRACT
------------------------------------------------------------------------------------------------------------------
 EQUI-VEST(R) TSA ADVANTAGE/SM/ (SERIES 600)/1/  EQUI-VEST(R) (SERIES             RETIREMENT CORNERSTONE(R)
                                                 100-400)/1/ EMPLOYER-SPONSORED   SERIES E
                                                 RETIREMENT PLANS
------------------------------------------------------------------------------------------------------------------
Lifetime Minimum               1% - 3%                       1% - 4%                            1%
Guaranteed Interest
Rate in the
Guaranteed Interest
Option:
------------------------------------------------------------------------------------------------------------------
Fixed Maturity                   Yes                           Yes                              No
Options/6/:
------------------------------------------------------------------------------------------------------------------
Loan Features (if                Yes                           Yes                              No
your employer's plan
permits):
------------------------------------------------------------------------------------------------------------------
Variable Investment         Not Applicable               Not Applicable                         13
Options with your                                                                         Various Classes
Protected Benefit
Account/7/:
------------------------------------------------------------------------------------------------------------------
Variable Investment               99                           99                               98
Options with your          Various Classes               Various Classes                  Various Classes
Investment Account/7/:
------------------------------------------------------------------------------------------------------------------
Sources of Permitted   .   Full or partial       .   Full or partial rollover or  .   Full exchange, rollover or
Subsequent                 rollover or direct        direct transfer from             direct transfer from a
Contributions              transfer from             another annuity contract or      Prior Contract
                           another annuity           other eligible investment
                           contract or other     .   Payroll contribution
                           eligible investment
                       .   Payroll contribution
------------------------------------------------------------------------------------------------------------------

/1./ If you elected a Guaranteed benefit under a Prior Contract, you would not be eligible for the exchange program. Therefore, in the column for "Prior
     Contracts", Guaranteed benefits are either not reflected or categorized as
     "Not Applicable".

/2./ Depending on your Employer's plan, we may be instructed to withdraw a plan operating expense charge from your account value for administrative and record-keeping services related to the contract. The charge is determined through an arrangement between your Employer and a third party. We will remit the amount withdrawn to either your Employer or your Employer's designee. Please refer to your contract for more information.

/3./ For EQUI-VEST(R) Employer Sponsored Plans Series 300-400 contracts, during the first two contract years, this charge, if it applies, is equal to the lesser of $30 or 2% of your Total account value plus any amount previously withdrawn during the contract year. Thereafter, the charge is $30 for each contract year. For the Retirement Cornerstone(R) Series E contract, during the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your Total account value. Thereafter, the charge, if applicable, is $30 for each contract year.

/4./ If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the charge for that year.

/5./ The Return of Principal death benefit and the "Greater of" death benefit can only be elected in combination with the GMIB. The Highest Anniversary
     Value death benefit can be elected with or without selecting the GMIB. If you elect the GMIB and do not elect a guaranteed minimum death benefit, you will automatically receive the Return of Principal death benefit. The
     RMD Wealth Guard death benefit cannot be elected in combination with the
     GMIB. Please see "Retirement Cornerstone(R) Series E at a glance - key features" in the Retirement Cornerstone(R) Series E Prospectus for more information related to these guaranteed benefits.

/6./ Fixed Maturity Options offer a fixed rate of interest if held to maturity.
     Fixed Maturity Options generally have maturity dates that range from one to ten years. Withdrawals or transfers from a Fixed Maturity Option prior to maturity may be subject to market value adjustment, which may increase or decrease the account value. See "fixed maturity options" in your
     Prospectus for more information.

/7./ The number of investment options available under a particular contract is subject to change. Please refer to your Prospectus for more information on investment options available under your contract.

                                     IX-19

                         APPENDIX IX: EXCHANGE PROGRAM

                      D. STRUCTURED CAPITAL STRATEGIES(R)

--------------------------------------------------------------------------------------------------------
                  PRIOR CONTRACTS                                   NEW CONTRACT
--------------------------------------------------------------------------------------------------------
 STRUCTURED CAPITAL STRATEGIES(R) SERIES B, C AND     RETIREMENT CORNERSTONE(R) SERIES E
 ADV/8/
--------------------------------------------------------------------------------------------------------
Annual Contract Fee:                None              If your account value on a             $30
                                                      contract date anniversary is
                                                      less than $50,000/1,2/.

                                                      If your account value on a             $0
                                                      contract date anniversary is
                                                      $50,000 or more/1/.
--------------------------------------------------------------------------------------------------------
Total Separate Account         0.65%-1.65%/3/                          1.30%
Annual Expenses:
--------------------------------------------------------------------------------------------------------
Death Benefit:            The death benefit is        For the purposes of determining the
                          equal to the return of      death benefit under your Retirement
                          your account value as of    Cornerstone(R) Series E contract, we
                          the date we receive         treat your Investment account and any
                          satisfactory proof of       Guaranteed minimum death benefit funded
                          death and all information   by your Protected Benefit account
                          and forms necessary to      differently.
                          effect payment.
                                                      The death benefit in connection with
                                                      your Investment account is equal to your
                                                      Investment account value as of the date
                                                      we receive satisfactory proof of death,
                                                      any required instructions for the method
                                                      of payment, and any required information
                                                      and forms necessary to effect payment.
                                                      The death benefit payable in connection
                                                      with your Protected Benefit account will
                                                      be based on the greater of (i) your
                                                      Protected Benefit account value, and
                                                      (ii) the benefit base of your Guaranteed
                                                      minimum death benefit.
--------------------------------------------------------------------------------------------------------
Return of Principal            Not Applicable                  No Additional Charge*
Death Benefit                                         *PLEASE BE ADVISED THAT THE RETURN OF
Charge/4/:                                            PRINCIPAL DEATH BENEFIT DOES NOT HAVE AN
                                                      ADDITIONAL CHARGE, BUT THIS GUARANTEED
                                                      BENEFIT MUST BE ELECTED IN COMBINATION
                                                      WITH THE GUARANTEED MINI-MUM INCOME
                                                      BENEFIT, WHICH DOES HAVE A CHARGE.
--------------------------------------------------------------------------------------------------------
Highest Anniversary            Not Applicable               0.35% (current and maximum)
Value Death Benefit
Charge/4/:
--------------------------------------------------------------------------------------------------------
"Greater of" Death             Not Applicable                     1.15% (current)
Benefit Charge/4/:                                                2.30% (maximum)
--------------------------------------------------------------------------------------------------------
RMD Wealth Guard Death         Not Applicable                            Maximum  1.20% (for
Benefit Charge/4/:                                                                issue ages
                                                                                  20-64)
                                                                                  2.00% (for
                                                                                  issue ages
                                                                                  65-68)
                                                                         Current  0.60% (for
                                                                                  issue ages
                                                                                  20-64)
                                                                                  1.00% (for
                                                                                  issue ages
                                                                                  65-68)
--------------------------------------------------------------------------------------------------------
Guaranteed Minimum             Not Applicable                     1.15% (current)
Income Benefit                                                    2.30% (maximum)
Charge/4/:
--------------------------------------------------------------------------------------------------------
Choice Cost/5/                    Up to 5%                               No
--------------------------------------------------------------------------------------------------------
Lifetime Minimum                     No                                  1%
Guaranteed Interest
Rate in the Guaranteed
Interest Option:
--------------------------------------------------------------------------------------------------------
Loan Features (if                    No                                  No
your employer's plan
permits):
--------------------------------------------------------------------------------------------------------
Variable Investment            Not Applicable                            13
Options with your                                                 Various Classes
Protected Benefit
Account/6/:
--------------------------------------------------------------------------------------------------------
Variable Investment                  3                                   98
Options with your                 Class IB                        Various Classes
Investment Account/6/:
--------------------------------------------------------------------------------------------------------
Structured Investment             Up to 28                               No
Options/6,7/:
--------------------------------------------------------------------------------------------------------

                                     IX-20

                         APPENDIX IX: EXCHANGE PROGRAM

-----------------------------------------------------------------------------------------------------------------------------------
                  PRIOR CONTRACTS                                   NEW CONTRACT
-----------------------------------------------------------------------------------------------------------------------------------
 STRUCTURED CAPITAL STRATEGIES(R) SERIES B AND ADV    RETIREMENT CORNERSTONE(R) SERIES E
-----------------------------------------------------------------------------------------------------------------------------------
Sources of Permitted     .   Full or partial          .   Full or partial exchange, rollover
Subsequent                   exchange, rollover or        or direct transfer from a Structured
Contributions:               direct transfer from         Capital Strategies(R) contract. The
                             another annuity              source of the contribution must be
                             contract or other            for the entire account value
                             eligible investment          invested in the variable investment
                                                          options at the time of the
                                                          transaction.
                                                      .   Account value invested in a segment
                                                          is not an eligible source of
                                                          contribution.
-----------------------------------------------------------------------------------------------------------------------------------

/1./ If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the administrative charge for that year.

/2./ During the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your Total account value. Thereafter, the charge, if applicable, is $30 for each contract year.

/3./ On a non-guaranteed basis, we may waive any portion of the contract fee as it applies to the EQ/Money Market variable investment option (including any amounts in the dollar cap averaging accounts) to the extent that the fee exceeds the income distributed by the underlying EQ/Money Market
     Portfolio. This waiver is limited to the contract fee, and it is not a fee waiver or performance guarantee for the underlying EQ/Money Market
     Portfolio. For more information, please refer to your Structured Capital
     Strategies(R) Prospectus.

/4./ The Return of Principal death benefit and the "Greater of" death benefit can only be elected in combination with the GMIB. The Highest Anniversary
     Value death benefit can be elected with or without selecting the GMIB. If you elect the GMIB and do not elect a guaranteed minimum death benefit, you will automatically receive the Return of Principal death benefit. The
     RMD Wealth Guard death benefit cannot be elected in combination with the
     GMIB. Please see "Retirement Cornerstone(R) Series E at a glance - key features" in the Retirement Cornerstone(R) Series E Prospectus for more information related to these guaranteed benefits.

/5./ Choice cost is a charge, which is only applicable if a contract owner elects to invest in Choice Segments under a Structured Capital
     Strategies(R) contract. For more information on Choice costs, please refer to Structured Capital Strategies(R) Prospectus.

/6./ The number of investment options available under a particular contract is subject to change. Please refer to your Prospectus for more information on investment options available under your contract.

/7./ Contract owners have the ability to invest in various types of structured investment options that permit you to invest in one or more segments referred to as "Standard Segments" or "Choice Segments", each of which provides performance tied to the performance of a securities or commodities indexed for a set period of time. As discussed above in footnote 5, amounts invested in Choice Segments are subject to a "Choice cost" charge. For more information on structured investment options and
     Choice costs, please refer to your Structured Capital Strategies(R)
     Prospectus.

/8. /Your contract must be in force for at least four years for you to be eligible to exchange to a Retirement Cornerstone(R) Series E contract.

                                     IX-21

                         APPENDIX IX: EXCHANGE PROGRAM

Appendix X: Historical Initial Deferral Roll-up rates and Annual Roll-up rates

--------------------------------------------------------------------------------

Below are the historical initial Deferral Roll-up rates and Annual Roll-up rates applicable to the Guaranteed minimum income benefit and "Greater of"
death benefit for the first seven years of a contract as described in this
Prospectus. You may contact us at 1-800-789-7771 for the Deferral Roll-up rate and Annual Roll-up rate applicable to your contract. A complete description of the Guaranteed minimum income benefit and "Greater of" death benefit can be found in the "Contract features and benefits" section.

--------------------------------------------------------------------------------------------
  CONTRACT APPLICATION DATE    INITIAL DEFERRAL ROLL-UP RATE   INITIAL ANNUAL ROLL-UP RATE
--------------------------------------------------------------------------------------------
  On or after June 17, 2019%                              %
--------------------------------------------------------------------------------------------

                                      X-1

APPENDIX X: HISTORICAL INITIAL DEFERRAL ROLL-UP RATES AND ANNUAL ROLL-UP RATES

Appendix XI: GMIB annuity purchase factors

--------------------------------------------------------------------------------

Lifetime GMIB payments are calculated using the GMIB annuity purchase factors listed in the table below.

   -------------------------------------------------------------------------
   GMIB EXERCISE SINGLE LIFE JOINT LIFE GMIB EXERCISE SINGLE LIFE JOINT LIFE
        AGE          (%)        (%)*         AGE          (%)        (%)*
   -------------------------------------------------------------------------
        60**        2.790      2.232         78          4.090      3.272
   -------------------------------------------------------------------------
        61          2.840      2.272         79          4.200      3.360
   -------------------------------------------------------------------------
        62          2.890      2.312         80          4.315      3.452
   -------------------------------------------------------------------------
        63          2.940      2.352         81          4.440      3.552
   -------------------------------------------------------------------------
        64          3.000      2.400         82          4.570      3.656
   -------------------------------------------------------------------------
        65          3.050      2.440         83          4.705      3.764
   -------------------------------------------------------------------------
        66          3.110      2.488         84          4.845      3.876
   -------------------------------------------------------------------------
        67          3.175      2.540         85          5.000      4.000
   -------------------------------------------------------------------------
        68          3.235      2.588         86          5.155      4.124
   -------------------------------------------------------------------------
        69          3.305      2.644         87          5.320      4.256
   -------------------------------------------------------------------------
        70          3.375      2.700         88          5.490      4.392
   -------------------------------------------------------------------------
        71          3.450      2.760         89          5.675      4.540
   -------------------------------------------------------------------------
        72          3.530      2.824         90          5.860      4.688
   -------------------------------------------------------------------------
        73          3.610      2.888         91          6.055      4.844
   -------------------------------------------------------------------------
        74          3.700      2.960         92          6.260      5.008
   -------------------------------------------------------------------------
        75          3.790      3.032         93          6.475      5.180
   -------------------------------------------------------------------------
        76          3.885      3.108         94          6.695      5.356
   -------------------------------------------------------------------------
        77          3.985      3.188         95          6.925      5.540
   -------------------------------------------------------------------------
*  Based on age of younger joint owner
** Exercise of the GMIB is not permitted prior to age 60, except under the circumstances described in "Exercise of the GMIB in the event of a GMIB fee increase" in the "Charges and expenses" section.

                                     XI-1

                  APPENDIX XI: GMIB ANNUITY PURCHASE FACTORS

Appendix XII: Condensed financial information

--------------------------------------------------------------------------------

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 70 with the same daily asset charges of
1.30%.

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018.

-------------------------------------------------------------------------
                                         FOR THE YEAR ENDING DECEMBER 31,
                                         --------------------------------
                                          2018             2017
-------------------------------------------------------------------------
1290 VT DOUBLELINE DYNAMIC ALLOCATION
-------------------------------------------------------------------------
   Unit value                            $11.24           $11.88
-------------------------------------------------------------------------
   Number of units outstanding (000's)    1,096            1,157
-------------------------------------------------------------------------
1290 VT DOUBLELINE OPPORTUNISTIC BOND
-------------------------------------------------------------------------
   Unit value                            $10.12           $10.35
-------------------------------------------------------------------------
   Number of units outstanding (000's)      451              382
-------------------------------------------------------------------------
1290 VT EQUITY INCOME
-------------------------------------------------------------------------
   Unit value                            $20.01           $22.96
-------------------------------------------------------------------------
   Number of units outstanding (000's)      679              718
-------------------------------------------------------------------------
1290 VT GAMCO MERGERS & ACQUISITIONS
-------------------------------------------------------------------------
   Unit value                            $13.39           $14.27
-------------------------------------------------------------------------
   Number of units outstanding (000's)      497              506
-------------------------------------------------------------------------
1290 VT GAMCO SMALL COMPANY VALUE
-------------------------------------------------------------------------
   Unit value                            $23.31           $27.98
-------------------------------------------------------------------------
   Number of units outstanding (000's)    6,189            6,351
-------------------------------------------------------------------------
1290 VT HIGH YIELD BOND
-------------------------------------------------------------------------
   Unit value                            $11.33           $11.74
-------------------------------------------------------------------------
   Number of units outstanding (000's)      585              535
-------------------------------------------------------------------------
1290 VT LOW VOLATILITY GLOBAL EQUITY
-------------------------------------------------------------------------
   Unit value                            $ 9.76               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)        4               --
-------------------------------------------------------------------------
1290 VT MICRO CAP
-------------------------------------------------------------------------
   Unit value                            $ 8.75               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)        3               --
-------------------------------------------------------------------------
1290 VT NATURAL RESOURCES
-------------------------------------------------------------------------
   Unit value                            $ 7.81           $ 9.21
-------------------------------------------------------------------------
   Number of units outstanding (000's)      332              306
-------------------------------------------------------------------------
1290 VT REAL ESTATE
-------------------------------------------------------------------------
   Unit value                            $11.31           $12.12
-------------------------------------------------------------------------
   Number of units outstanding (000's)      586              597
-------------------------------------------------------------------------
1290 VT SMALL CAP VALUE
-------------------------------------------------------------------------
   Unit value                            $ 8.13               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)        3               --
-------------------------------------------------------------------------

                                     XII-1

                 APPENDIX XII: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

---------------------------------------------------------------------------------------------------------
                                                                         FOR THE YEAR ENDING DECEMBER 31,
                                                                         --------------------------------
                                                                           2018             2017
---------------------------------------------------------------------------------------------------------
1290 VT SMARTBETA EQUITY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $   9.52               --
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                          1               --
---------------------------------------------------------------------------------------------------------
ALL ASSET GROWTH-ALT 20
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  14.89         $  16.32
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                      1,392            1,433
---------------------------------------------------------------------------------------------------------
AMERICAN FUNDS INSURANCE SERIES(R) BOND FUND/SM/
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  10.05         $  10.28
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                      2,338            2,537
---------------------------------------------------------------------------------------------------------
AMERICAN FUNDS INSURANCE SERIES(R) GLOBAL SMALL CAPITALIZATION FUND/SM/
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  12.72         $  14.45
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                        751              670
---------------------------------------------------------------------------------------------------------
AMERICAN FUNDS INSURANCE SERIES(R) NEW WORLD FUND(R)
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  10.47         $  12.37
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                      2,487            2,282
---------------------------------------------------------------------------------------------------------
AXA AGGRESSIVE STRATEGY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  14.74         $  16.07
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                    182,618          166,037
---------------------------------------------------------------------------------------------------------
AXA BALANCED STRATEGY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  13.75         $  14.54
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                    129,078          131,075
---------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE GROWTH STRATEGY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  12.92         $  13.53
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                     65,805           68,930
---------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE STRATEGY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  11.33         $  11.64
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                     36,191           40,547
---------------------------------------------------------------------------------------------------------
AXA GROWTH STRATEGY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  15.57         $  16.79
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                    172,934          164,626
---------------------------------------------------------------------------------------------------------
AXA INTERNATIONAL CORE MANAGED VOLATILITY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  10.78         $  12.83
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                        328              322
---------------------------------------------------------------------------------------------------------
AXA LARGE CAP VALUE MANAGED VOLATILITY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  19.13         $  21.52
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                        365              363
---------------------------------------------------------------------------------------------------------
AXA MID CAP VALUE MANAGED VOLATILITY
---------------------------------------------------------------------------------------------------------
   Unit value                                                            $  20.13         $  23.52
---------------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                                        181              167
---------------------------------------------------------------------------------------------------------

                                     XII-2

                 APPENDIX XII: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

-------------------------------------------------------------------------
                                         FOR THE YEAR ENDING DECEMBER 31,
                                         --------------------------------
                                           2018             2017
-------------------------------------------------------------------------
AXA MODERATE ALLOCATION
-------------------------------------------------------------------------
   Unit value                            $  13.55         $  14.42
-------------------------------------------------------------------------
   Number of units outstanding (000's)      5,547            5,349
-------------------------------------------------------------------------
AXA MODERATE GROWTH STRATEGY
-------------------------------------------------------------------------
   Unit value                            $  14.65         $  15.65
-------------------------------------------------------------------------
   Number of units outstanding (000's)    250,952          258,076
-------------------------------------------------------------------------
AXA/AB DYNAMIC AGGRESSIVE GROWTH
-------------------------------------------------------------------------
   Unit value                            $   9.31               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)      8,629               --
-------------------------------------------------------------------------
AXA/AB DYNAMIC GROWTH
-------------------------------------------------------------------------
   Unit value                            $  10.08         $  10.98
-------------------------------------------------------------------------
   Number of units outstanding (000's)     52,067           41,035
-------------------------------------------------------------------------
AXA/AB DYNAMIC MODERATE GROWTH
-------------------------------------------------------------------------
   Unit value                            $  12.48         $  13.43
-------------------------------------------------------------------------
   Number of units outstanding (000's)    131,809          138,077
-------------------------------------------------------------------------
AXA/AB SMALL CAP GROWTH
-------------------------------------------------------------------------
   Unit value                            $  25.92         $  28.51
-------------------------------------------------------------------------
   Number of units outstanding (000's)      1,068              971
-------------------------------------------------------------------------
AXA/CLEARBRIDGE LARGE CAP GROWTH
-------------------------------------------------------------------------
   Unit value                            $   9.39               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)          9               --
-------------------------------------------------------------------------
AXA/GOLDMAN SACHS STRATEGIC ALLOCATION
-------------------------------------------------------------------------
   Unit value                            $  10.25         $  10.94
-------------------------------------------------------------------------
   Number of units outstanding (000's)     43,454           35,573
-------------------------------------------------------------------------
AXA/INVESCO STRATEGIC ALLOCATION
-------------------------------------------------------------------------
   Unit value                            $   9.83         $  10.49
-------------------------------------------------------------------------
   Number of units outstanding (000's)     22,940           19,337
-------------------------------------------------------------------------
AXA/JANUS ENTERPRISE
-------------------------------------------------------------------------
   Unit value                            $  18.92         $  19.52
-------------------------------------------------------------------------
   Number of units outstanding (000's)      1,233            1,211
-------------------------------------------------------------------------
AXA/JPMORGAN STRATEGIC ALLOCATION
-------------------------------------------------------------------------
   Unit value                            $   9.54               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)      7,082               --
-------------------------------------------------------------------------
AXA/LEGG MASON STRATEGIC ALLOCATION
-------------------------------------------------------------------------
   Unit value                            $  10.72         $  11.56
-------------------------------------------------------------------------
   Number of units outstanding (000's)     14,178            9,659
-------------------------------------------------------------------------
AXA/LOOMIS SAYLES GROWTH
-------------------------------------------------------------------------
   Unit value                            $  24.56         $  25.65
-------------------------------------------------------------------------
   Number of units outstanding (000's)      1,561            1,454
-------------------------------------------------------------------------

                                     XII-3

                 APPENDIX XII: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

----------------------------------------------------------------------------------
                                                  FOR THE YEAR ENDING DECEMBER 31,
                                                  --------------------------------
                                                   2018             2017
----------------------------------------------------------------------------------
BLACKROCK GLOBAL ALLOCATION V.I. FUND
----------------------------------------------------------------------------------
   Unit value                                     $13.20           $14.47
----------------------------------------------------------------------------------
   Number of units outstanding (000's)             3,846            3,985
----------------------------------------------------------------------------------
BLACKROCK LARGE CAP FOCUS GROWTH V.I. FUND
----------------------------------------------------------------------------------
   Unit value                                     $27.51           $27.12
----------------------------------------------------------------------------------
   Number of units outstanding (000's)             1,313            1,171
----------------------------------------------------------------------------------
CHARTER/SM/ MODERATE
----------------------------------------------------------------------------------
   Unit value                                     $10.22           $10.88
----------------------------------------------------------------------------------
   Number of units outstanding (000's)               241              225
----------------------------------------------------------------------------------
CHARTER/SM/ MODERATE GROWTH
----------------------------------------------------------------------------------
   Unit value                                     $10.25           $11.07
----------------------------------------------------------------------------------
   Number of units outstanding (000's)               244              158
----------------------------------------------------------------------------------
CHARTER/SM/ SMALL CAP VALUE
----------------------------------------------------------------------------------
   Unit value                                     $17.06           $19.86
----------------------------------------------------------------------------------
   Number of units outstanding (000's)               303              302
----------------------------------------------------------------------------------
CLEARBRIDGE VARIABLE AGGRESSIVE GROWTH PORTFOLIO
----------------------------------------------------------------------------------
   Unit value                                     $10.59           $11.73
----------------------------------------------------------------------------------
   Number of units outstanding (000's)             2,613            2,706
----------------------------------------------------------------------------------
CLEARBRIDGE VARIABLE APPRECIATION PORTFOLIO
----------------------------------------------------------------------------------
   Unit value                                     $12.18           $12.59
----------------------------------------------------------------------------------
   Number of units outstanding (000's)             1,048              933
----------------------------------------------------------------------------------
CLEARBRIDGE VARIABLE DIVIDEND STRATEGY PORTFOLIO
----------------------------------------------------------------------------------
   Unit value                                     $12.46           $13.29
----------------------------------------------------------------------------------
   Number of units outstanding (000's)             1,199            1,163
----------------------------------------------------------------------------------
CLEARBRIDGE VARIABLE MID CAP PORTFOLIO
----------------------------------------------------------------------------------
   Unit value                                     $10.15           $11.80
----------------------------------------------------------------------------------
   Number of units outstanding (000's)               354              325
----------------------------------------------------------------------------------
EATON VANCE VT FLOATING-RATE INCOME FUND
----------------------------------------------------------------------------------
   Unit value                                     $10.52           $10.67
----------------------------------------------------------------------------------
   Number of units outstanding (000's)               992              534
----------------------------------------------------------------------------------
EQ/AMERICAN CENTURY MID CAP VALUE
----------------------------------------------------------------------------------
   Unit value                                     $22.65               --
----------------------------------------------------------------------------------
   Number of units outstanding (000's)             3,041               --
----------------------------------------------------------------------------------
EQ/BLACKROCK BASIC VALUE EQUITY
----------------------------------------------------------------------------------
   Unit value                                     $19.04           $20.97
----------------------------------------------------------------------------------
   Number of units outstanding (000's)             3,980            4,343
----------------------------------------------------------------------------------
EQ/CLEARBRIDGE SELECT EQUITY MANAGED VOLATILITY
----------------------------------------------------------------------------------
   Unit value                                     $ 9.10               --
----------------------------------------------------------------------------------
   Number of units outstanding (000's)                 1               --
----------------------------------------------------------------------------------

                                     XII-4

                 APPENDIX XII: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

----------------------------------------------------------------------------
                                            FOR THE YEAR ENDING DECEMBER 31,
                                            --------------------------------
                                             2018             2017
----------------------------------------------------------------------------
EQ/COMMON STOCK INDEX
----------------------------------------------------------------------------
   Unit value                               $ 23.35          $ 25.12
----------------------------------------------------------------------------
   Number of units outstanding (000's)        1,351            1,213
----------------------------------------------------------------------------
EQ/CORE BOND INDEX
----------------------------------------------------------------------------
   Unit value                               $ 10.52          $ 10.63
----------------------------------------------------------------------------
   Number of units outstanding (000's)       11,732           13,658
----------------------------------------------------------------------------
EQ/EMERGING MARKETS EQUITY PLUS
----------------------------------------------------------------------------
   Unit value                               $  8.64          $ 10.33
----------------------------------------------------------------------------
   Number of units outstanding (000's)          394              358
----------------------------------------------------------------------------
EQ/EQUITY 500 INDEX
----------------------------------------------------------------------------
   Unit value                               $ 23.51          $ 25.06
----------------------------------------------------------------------------
   Number of units outstanding (000's)        6,217            5,842
----------------------------------------------------------------------------
EQ/FIDELITY INSTITUTIONAL AM/SM/ LARGE CAP
----------------------------------------------------------------------------
   Unit value                               $ 21.40               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)        4,202               --
----------------------------------------------------------------------------
EQ/FRANKLIN RISING DIVIDENDS
----------------------------------------------------------------------------
   Unit value                               $ 15.60               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)        2,582               --
----------------------------------------------------------------------------
EQ/FRANKLIN STRATEGIC INCOME
----------------------------------------------------------------------------
   Unit value                               $ 12.95               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)        3,004               --
----------------------------------------------------------------------------
EQ/GOLDMAN SACHS MID CAP VALUE
----------------------------------------------------------------------------
   Unit value                               $ 19.54               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)          848               --
----------------------------------------------------------------------------
EQ/INTERMEDIATE GOVERNMENT BOND
----------------------------------------------------------------------------
   Unit value                               $  9.93          $  9.98
----------------------------------------------------------------------------
   Number of units outstanding (000's)        5,317            5,978
----------------------------------------------------------------------------
EQ/INTERNATIONAL EQUITY INDEX
----------------------------------------------------------------------------
   Unit value                               $ 11.34          $ 13.55
----------------------------------------------------------------------------
   Number of units outstanding (000's)        1,472            1,389
----------------------------------------------------------------------------
EQ/INVESCO COMSTOCK
----------------------------------------------------------------------------
   Unit value                               $ 20.43          $ 23.63
----------------------------------------------------------------------------
   Number of units outstanding (000's)        1,277              968
----------------------------------------------------------------------------
EQ/INVESCO GLOBAL REAL ESTATE
----------------------------------------------------------------------------
   Unit value                               $ 15.73               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)        2,355               --
----------------------------------------------------------------------------
EQ/INVESCO INTERNATIONAL GROWTH
----------------------------------------------------------------------------
   Unit value                               $ 13.21               --
----------------------------------------------------------------------------
   Number of units outstanding (000's)        1,869               --
----------------------------------------------------------------------------

                                     XII-5

                 APPENDIX XII: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

-------------------------------------------------------------------------
                                         FOR THE YEAR ENDING DECEMBER 31,
                                         --------------------------------
                                          2018             2017
-------------------------------------------------------------------------
EQ/IVY ENERGY
-------------------------------------------------------------------------
   Unit value                            $ 7.10               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)    1,717               --
-------------------------------------------------------------------------
EQ/IVY MID CAP GROWTH
-------------------------------------------------------------------------
   Unit value                            $24.46               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)    1,690               --
-------------------------------------------------------------------------
EQ/IVY SCIENCE AND TECHNOLOGY
-------------------------------------------------------------------------
   Unit value                            $25.52               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)    1,741               --
-------------------------------------------------------------------------
EQ/JPMORGAN VALUE OPPORTUNITIES
-------------------------------------------------------------------------
   Unit value                            $ 8.84               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)        9               --
-------------------------------------------------------------------------
EQ/LARGE CAP GROWTH INDEX
-------------------------------------------------------------------------
   Unit value                            $26.47           $27.44
-------------------------------------------------------------------------
   Number of units outstanding (000's)    1,340            1,295
-------------------------------------------------------------------------
EQ/LARGE CAP VALUE INDEX
-------------------------------------------------------------------------
   Unit value                            $20.70           $23.02
-------------------------------------------------------------------------
   Number of units outstanding (000's)      891              906
-------------------------------------------------------------------------
EQ/LAZARD EMERGING MARKETS EQUITY
-------------------------------------------------------------------------
   Unit value                            $10.58               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)    4,318               --
-------------------------------------------------------------------------
EQ/MFS INTERNATIONAL GROWTH
-------------------------------------------------------------------------
   Unit value                            $14.75           $16.50
-------------------------------------------------------------------------
   Number of units outstanding (000's)    1,596            1,255
-------------------------------------------------------------------------
EQ/MFS INTERNATIONAL VALUE
-------------------------------------------------------------------------
   Unit value                            $18.11               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)    6,074               --
-------------------------------------------------------------------------
EQ/MFS TECHNOLOGY
-------------------------------------------------------------------------
   Unit value                            $31.80               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)      661               --
-------------------------------------------------------------------------
EQ/MFS UTILITIES SERIES
-------------------------------------------------------------------------
   Unit value                            $18.95               --
-------------------------------------------------------------------------
   Number of units outstanding (000's)    1,552               --
-------------------------------------------------------------------------
EQ/MID CAP INDEX
-------------------------------------------------------------------------
   Unit value                            $23.15           $26.56
-------------------------------------------------------------------------
   Number of units outstanding (000's)    1,637            1,585
-------------------------------------------------------------------------
EQ/MONEY MARKET
-------------------------------------------------------------------------
   Unit value                            $ 9.03           $ 9.04
-------------------------------------------------------------------------
   Number of units outstanding (000's)    4,132            4,616
-------------------------------------------------------------------------

                                     XII-6

                 APPENDIX XII: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

----------------------------------------------------------------------------------------------
                                                              FOR THE YEAR ENDING DECEMBER 31,
                                                              --------------------------------
                                                               2018             2017
----------------------------------------------------------------------------------------------
EQ/OPPENHEIMER GLOBAL
----------------------------------------------------------------------------------------------
   Unit value                                                 $17.96           $21.03
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         1,951            1,739
----------------------------------------------------------------------------------------------
EQ/PIMCO GLOBAL REAL RETURN
----------------------------------------------------------------------------------------------
   Unit value                                                 $10.33           $10.61
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           985              897
----------------------------------------------------------------------------------------------
EQ/PIMCO REAL RETURN
----------------------------------------------------------------------------------------------
   Unit value                                                 $11.23               --
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         2,748               --
----------------------------------------------------------------------------------------------
EQ/PIMCO TOTAL RETURN
----------------------------------------------------------------------------------------------
   Unit value                                                 $11.90               --
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         7,146               --
----------------------------------------------------------------------------------------------
EQ/PIMCO ULTRA SHORT BOND
----------------------------------------------------------------------------------------------
   Unit value                                                 $ 9.53           $ 9.56
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         1,963            1,700
----------------------------------------------------------------------------------------------
EQ/SMALL COMPANY INDEX
----------------------------------------------------------------------------------------------
   Unit value                                                 $22.49           $25.70
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         1,156            1,092
----------------------------------------------------------------------------------------------
EQ/T. ROWE PRICE GROWTH STOCK
----------------------------------------------------------------------------------------------
   Unit value                                                 $27.56           $28.39
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         3,847            3,557
----------------------------------------------------------------------------------------------
EQ/T. ROWE PRICE HEALTH SCIENCES
----------------------------------------------------------------------------------------------
   Unit value                                                 $39.66               --
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         2,095               --
----------------------------------------------------------------------------------------------
FIDELITY(R) VIP MID CAP PORTFOLIO
----------------------------------------------------------------------------------------------
   Unit value                                                 $19.35           $23.00
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         2,169            2,212
----------------------------------------------------------------------------------------------
FIDELITY(R) VIP STRATEGIC INCOME PORTFOLIO
----------------------------------------------------------------------------------------------
   Unit value                                                 $12.94           $13.50
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         4,365            4,155
----------------------------------------------------------------------------------------------
FIRST TRUST MULTI INCOME ALLOCATION PORTFOLIO
----------------------------------------------------------------------------------------------
   Unit value                                                 $10.33           $10.95
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           164              112
----------------------------------------------------------------------------------------------
FIRST TRUST/DOW JONES DIVIDEND & INCOME ALLOCATION PORTFOLIO
----------------------------------------------------------------------------------------------
   Unit value                                                 $14.32           $15.26
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                         1,609            1,496
----------------------------------------------------------------------------------------------
FRANKLIN FOUNDING FUNDS ALLOCATION VIP FUND
----------------------------------------------------------------------------------------------
   Unit value                                                 $14.85           $16.65
----------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           664              673
----------------------------------------------------------------------------------------------

                                     XII-7

                 APPENDIX XII: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

---------------------------------------------------------------------------------------
                                                       FOR THE YEAR ENDING DECEMBER 31,
                                                       --------------------------------
                                                        2018             2017
---------------------------------------------------------------------------------------
FRANKLIN INCOME VIP FUND
---------------------------------------------------------------------------------------
   Unit value                                          $14.97           $15.85
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                  2,287            2,360
---------------------------------------------------------------------------------------
HARTFORD GROWTH OPPORTUNITIES HLS FUND
---------------------------------------------------------------------------------------
   Unit value                                          $14.64           $14.83
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                  1,194            1,151
---------------------------------------------------------------------------------------
INVESCO V.I. DIVERSIFIED DIVIDEND FUND
---------------------------------------------------------------------------------------
   Unit value                                          $19.43           $21.36
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                  2,337            2,569
---------------------------------------------------------------------------------------
INVESCO V.I. EQUITY AND INCOME FUND
---------------------------------------------------------------------------------------
   Unit value                                          $10.57           $11.86
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                  1,322            1,164
---------------------------------------------------------------------------------------
INVESCO V.I. HIGH YIELD FUND
---------------------------------------------------------------------------------------
   Unit value                                          $12.29           $12.92
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                  1,535            1,503
---------------------------------------------------------------------------------------
INVESCO V.I. MID CAP CORE EQUITY FUND
---------------------------------------------------------------------------------------
   Unit value                                          $15.97           $18.30
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                    566              584
---------------------------------------------------------------------------------------
INVESCO V.I. SMALL CAP EQUITY FUND
---------------------------------------------------------------------------------------
   Unit value                                          $19.45           $23.26
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                    530              512
---------------------------------------------------------------------------------------
IVY VIP HIGH INCOME
---------------------------------------------------------------------------------------
   Unit value                                          $16.77           $17.36
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                  4,951            4,983
---------------------------------------------------------------------------------------
LORD ABBETT SERIES FUND -- BOND DEBENTURE PORTFOLIO
---------------------------------------------------------------------------------------
   Unit value                                          $13.49           $14.24
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                  3,997            3,695
---------------------------------------------------------------------------------------
MFS(R) INVESTORS TRUST SERIES
---------------------------------------------------------------------------------------
   Unit value                                          $21.59           $23.20
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                    283              303
---------------------------------------------------------------------------------------
MFS(R) MASSACHUSETTS INVESTORS GROWTH STOCK PORTFOLIO
---------------------------------------------------------------------------------------
   Unit value                                          $23.92           $24.10
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                    390              420
---------------------------------------------------------------------------------------
MULTIMANAGER AGGRESSIVE EQUITY
---------------------------------------------------------------------------------------
   Unit value                                          $24.14           $24.52
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                    398              376
---------------------------------------------------------------------------------------
MULTIMANAGER MID CAP GROWTH
---------------------------------------------------------------------------------------
   Unit value                                          $25.59           $27.52
---------------------------------------------------------------------------------------
   Number of units outstanding (000's)                    469              445
---------------------------------------------------------------------------------------

                                     XII-8

                 APPENDIX XII: CONDENSED FINANCIAL INFORMATION

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME
AFTER DECEMBER 31, 2018. (CONTINUED)

------------------------------------------------------------------------------------------------
                                                                FOR THE YEAR ENDING DECEMBER 31,
                                                                --------------------------------
                                                                 2018             2017
------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP VALUE
------------------------------------------------------------------------------------------------
   Unit value                                                   $22.57           $26.22
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                             249              257
------------------------------------------------------------------------------------------------
MULTIMANAGER TECHNOLOGY
------------------------------------------------------------------------------------------------
   Unit value                                                   $15.33           $15.18
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                             949              611
------------------------------------------------------------------------------------------------
NEUBERGER BERMAN INTERNATIONAL EQUITY PORTFOLIO
------------------------------------------------------------------------------------------------
   Unit value                                                   $ 9.30           $11.35
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                             183              165
------------------------------------------------------------------------------------------------
NEUBERGER BERMAN U.S. EQUITY INDEX PUTWRITE STRATEGY PORTFOLIO
------------------------------------------------------------------------------------------------
   Unit value                                                   $ 8.76           $ 9.52
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                             105               87
------------------------------------------------------------------------------------------------
PIMCO COMMODITYREALRETURN(R) STRATEGY PORTFOLIO
------------------------------------------------------------------------------------------------
   Unit value                                                   $ 5.88           $ 6.94
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           1,290            1,309
------------------------------------------------------------------------------------------------
PROFUND VP BIOTECHNOLOGY
------------------------------------------------------------------------------------------------
   Unit value                                                   $30.81           $33.47
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                             938              994
------------------------------------------------------------------------------------------------
PUTNAM VT DIVERSIFIED INCOME FUND
------------------------------------------------------------------------------------------------
   Unit value                                                   $ 9.96           $10.19
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                             771              326
------------------------------------------------------------------------------------------------
QS LEGG MASON DYNAMIC MULTI-STRATEGY VIT PORTFOLIO
------------------------------------------------------------------------------------------------
   Unit value                                                   $ 9.47           $10.35
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                             213              222
------------------------------------------------------------------------------------------------
TEMPLETON DEVELOPING MARKETS VIP FUND
------------------------------------------------------------------------------------------------
   Unit value                                                   $10.38           $12.50
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                             774              768
------------------------------------------------------------------------------------------------
TEMPLETON GLOBAL BOND VIP FUND
------------------------------------------------------------------------------------------------
   Unit value                                                   $12.36           $12.28
------------------------------------------------------------------------------------------------
   Number of units outstanding (000's)                           5,563            5,899
------------------------------------------------------------------------------------------------

                                     XII-9

                 APPENDIX XII: CONDENSED FINANCIAL INFORMATION

Statement of additional information

--------------------------------------------------------------------------------

                                                                            PAGE

Who is AXA Equitable?                                                        2

Unit Values                                                                  2

Custodian                                                                    2

Independent Registered Public Accounting Firm                                2

Distribution of the Contracts                                                2

Financial Statements                                                         2

HOW TO OBTAIN A RETIREMENT CORNERSTONE(R) 19 SERIES E STATEMENT OF ADDITIONAL
INFORMATION FOR SEPARATE ACCOUNT NO. 70

Send this request form to:
  Retirement Service Solutions
  P.O. Box 1547
  Secaucus, NJ 07096-1547

------------------------------------------------------------------------------------------------------
Please send me a Retirement Cornerstone(R) 19 Series E SAI for SEPARATE ACCOUNT NO. 70
dated June 17, 2019.
------------------------------------------------------------------------------------------------------
Name
------------------------------------------------------------------------------------------------------
Address
------------------------------------------------------------------------------------------------------
City                                                                                       State  Zip

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